     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 5, 1997


                                                      REGISTRATION NO. 333-32259

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                               AMENDMENT NO. 1 TO

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                   EVERGREEN MEDIA CORPORATION OF LOS ANGELES
             (Exact name of registrant as specified in its charter)
                             ---------------------

             DELAWARE                             4832                            75-2451687
   (State or other jurisdiction       (Primary Standard Industrial              (IRS Employer
of incorporation or organization)     Classification Code Number)           Identification Number)

                             ---------------------

                                                                     SCOTT K. GINSBURG
                                                           CHAIRMAN AND CHIEF EXECUTIVE OFFICER
          433 EAST LAS COLINAS BOULEVARD                      433 EAST LAS COLINAS BOULEVARD
                IRVING, TEXAS 75039                                 IRVING, TEXAS 75039
                  (972) 869-9020                                      (972) 869-9020
(Address, including zip code, and telephone number,    (Name, address, including zip code, telephone
  including area code, of registrant's principal
                 executive offices)                 number, including area code, of agent for service)

                             ---------------------
                                   Copies to

             JOHN D. WATSON, JR., ESQ.                            JEREMY W. DICKENS, ESQ.
                 LATHAM & WATKINS                               WEIL, GOTSHAL & MANGES LLP
          1001 PENNSYLVANIA AVENUE, N.W.                      100 CRESCENT COURT, SUITE 1300
            WASHINGTON, D.C. 20004-2505                             DALLAS, TEXAS 75201
                  (202) 637-2200                                      (214) 746-7720

                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement and all other conditions to the Merger (as defined herein) of Chancellor Broadcasting Corporation with and into Evergreen Mezzanine Holdings Corporation and Chancellor Radio Broadcasting Company with and into Evergreen Media Corporation of Los Angeles pursuant to the Merger Agreement (as defined herein), described in the accompanying Prospectus have been satisfied or waived.


     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]



                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                                                  PROPOSED MAXIMUM     PROPOSED MAXIMUM
TITLE OF SECURITIES                             AMOUNT TO BE       OFFERING PRICE         AGGREGATE          AMOUNT OF
TO BE REGISTERED                              REGISTERED(1)(2)      PER SHARE(1)      OFFERING PRICE(1)   REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------
12% Exchangeable Preferred Stock, $.01 par
  value......................................     2,117,638           $100.00            $211,763,800      $64,170.85(3)
--------------------------------------------------------------------------------------------------------------------------
12 1/4% Series A Senior Cumulative
  Exchangeable Preferred Stock, $.01 par
  value......................................     1,000,000           $115.90            $115,900,000      $35,121.20(3)
--------------------------------------------------------------------------------------------------------------------------
12% Subordinated Exchange Debentures due
  2009.......................................        --                  --              $211,763,800          $--(3)
--------------------------------------------------------------------------------------------------------------------------
12 1/4% Subordinated Exchange Debentures due
  2008.......................................        --                  --              $115,900,000          $--(3)
==========================================================================================================================



(1) Estimated solely for purposes of computing the registration fee. The proposed maximum offering price per share for the 12% Exchangeable Preferred Stock, calculated in accordance with Rule 457(f)(2), is $100.00, which represents the liquidation preference for each such share. The proposed maximum offering price per share for the 12 1/4% Series A Senior Cumulative Exchangeable Preferred Stock, calculated in accordance with Rule 457(f)(2) is $115.90, which represents the liquidation preference for each such share. The proposed maximum offering price for the 12% Subordinated Exchange Debentures due 2009 represents the maximum aggregate principal amount of the 12% Subordinated Exchange Debentures due 2009 that may, as of the date hereof, be issued by the registrant in exchange for the 12% Exchangeable Preferred Stock, and the proposed maximum offering price for the 12 1/4% Subordinated Exchange Debentures due 2008 represents the maximum aggregate principal amount of the 12 1/4% Subordinated Exchange Debentures due 2008 that may, as of the date hereof, be issued by the registrant in exchange for the 12 1/4% Series A Senior Cumulative Exchangeable Preferred Stock.


(2) This registration statement also relates to (i) such additional shares of 12% Exchangeable Preferred Stock that may be issued from time to time at the option of the registrant in lieu of payment of cash dividends on the 12% Exchangeable Preferred Stock and (ii) such additional 12% Subordinated Exchange Debentures due 2009 and 12 1/4% Subordinated Exchange Debentures due 2008 that may be issued from time to time at the option of the registrant in lieu of payment of cash interest on the 12% Subordinated Exchange Debentures due 2009 or the 12 1/4% Subordinated Exchange Debentures due 2008, as the case may be.


(3) Fees in the amount of $64,170.85 and $35,121.20 have previously been paid for the 12% Exchangeable Preferred Stock and the 12 1/4% Series A Senior Cumulative Exchangeable Preferred Stock, respectively. Pursuant to Rule 457(i) of the Securities Act, no registration fee is required with respect to the 12% Subordinated Exchange Debentures due 2009 or the 12 1/4% Subordinated Exchange Debentures due 2008 because no separate consideration will be received in the event that the 12% Subordinated Exchange Debentures due 2009 are issued by the registrant in exchange for the 12% Exchangeable Preferred Stock and because no separate consideration will be received in the event that the 12 1/4% Exchange Debentures due 2008 are issued by the registrant in exchange for the 12 1/4% Series A Senior Cumulative Exchangeable Preferred Stock.


                             ---------------------

================================================================================

                   EVERGREEN MEDIA CORPORATION OF LOS ANGELES

           (TO BE RENAMED CHANCELLOR MEDIA CORPORATION OF LOS ANGELES PURSUANT TO THE CONSUMMATION OF THE SUBSIDIARY MERGER (AS DEFINED HEREIN))
                                   PROSPECTUS
              2,117,638 SHARES OF 12% EXCHANGEABLE PREFERRED STOCK

 1,000,000 SHARES OF 12 1/4% SERIES A SENIOR CUMULATIVE EXCHANGEABLE PREFERRED
                                     STOCK


                             ---------------------


     This Prospectus relates to the proposed merger (the "Parent Merger") of Chancellor Broadcasting Corporation, a Delaware corporation ("Chancellor"), with and into Evergreen Mezzanine Holdings Corporation, a Delaware corporation ("EMHC") and a direct, wholly owned subsidiary of Evergreen Media Corporation, a Delaware corporation ("Evergreen"), and the related proposed merger (the "Subsidiary Merger" and, together with the Parent Merger, the "Merger") of Chancellor Radio Broadcasting Company, a Delaware corporation and a direct subsidiary of Chancellor ("CRBC"), with and into Evergreen Media Corporation of Los Angeles, a Delaware corporation and a direct, wholly owned subsidiary of EMHC ("EMCLA"), pursuant to the Agreement and Plan of Merger dated as of February 19, 1997, as amended and restated (the "Merger Agreement"), among Chancellor, CRBC, Evergreen, EMHC and EMCLA. This Prospectus is being delivered to holders of shares of 12% Exchangeable Preferred Stock and 12 1/4% Series A Senior Cumulative Exchangeable Preferred Stock of CRBC in connection with each such holder's decision whether to exercise appraisal rights pursuant to Section 262 of the Delaware General Corporation Law in connection with the Subsidiary Merger. Following the Merger, Evergreen will be renamed Chancellor Media Corporation, EMHC will be renamed Chancellor Mezzanine Holdings Corporation and EMCLA will be renamed Chancellor Media Corporation of Los Angeles. Evergreen is also referred to herein as the "Surviving Corporation," EMHC, as the corporation surviving the Parent Merger, is also referred to herein as the "Surviving Mezzanine Corporation" and EMCLA, as the corporation surviving the Subsidiary Merger, is also referred to herein as the "Surviving Subsidiary Corporation." If the Merger is consummated, (i) each share of Evergreen Class A Common Stock and Evergreen Class B Common Stock (collectively, "Evergreen Common Stock") outstanding immediately prior to the Effective Time (as defined in the Merger Agreement) will be reclassified, changed and converted into one share of Common Stock of the Surviving Corporation ("Surviving Corporation Common Stock"), (ii) each share of $3.00 Convertible Exchangeable Preferred Stock of Evergreen ("Evergreen $3.00 Convertible Preferred Stock") will remain outstanding as one share of $3.00 Convertible Exchangeable Preferred Stock of the Surviving Corporation, (iii) each share (other than treasury shares, which will be cancelled as a result of the Merger) of Chancellor Class A Common Stock and Chancellor Class B Common Stock outstanding immediately prior to the Effective Time (collectively, "Chancellor Common Stock") will be converted into the right to receive 0.9091 shares (the "Exchange Ratio") of Surviving Corporation Common Stock, (iv) each share of 7% Convertible Preferred Stock of Chancellor outstanding immediately prior to the Effective Time ("Chancellor Parent Convertible Preferred Stock"), other than shares of the Chancellor Parent Convertible Preferred Stock for which appraisal rights have been exercised pursuant to Section 262 ("Section 262") of the Delaware General Corporation Law (the "DGCL"), will be converted into the right to receive one share of preferred stock of the Surviving Corporation having substantially identical powers, preferences and relative rights as the Chancellor Parent Convertible Preferred Stock (the "Surviving Corporation 7% Convertible Preferred Stock"), (v) each share of EMHC Common Stock outstanding immediately prior to the Effective Time will remain outstanding as one share of Common Stock of the Surviving Mezzanine Corporation, (vi) each share of EMCLA Common Stock outstanding immediately prior to the Subsidiary Merger Effective Time (as defined in the Merger Agreement) will remain outstanding as one share of Common Stock of the Subsidiary Surviving Corporation, (vii) each share of CRBC Common Stock outstanding immediately prior to the Subsidiary Merger Effective Time will be cancelled, (viii) each share of 12 1/4% Series A Senior Cumulative Exchangeable Preferred Stock of CRBC outstanding immediately prior to the Subsidiary Merger Effective Time (the "CRBC Series A Preferred Stock"), other than shares of CRBC Series A Preferred Stock for which appraisal rights have been exercised pursuant to Section 262, will be converted into the right to receive one share of preferred stock of the

                                                        (Continued on next page)


     SEE "RISK FACTORS" BEGINNING ON PAGE 17 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH THE MERGER.


     This Prospectus and the other enclosed documents are first being mailed to preferred stockholders of CRBC on or about August 6, 1997.



 THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE SUBSIDIARY MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
  ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                             ---------------------


                 The date of this Prospectus is August 5, 1997.

Subsidiary Surviving Corporation having substantially identical powers, preferences and relative rights as the CRBC Series A Preferred Stock (the "Surviving Subsidiary Series A Preferred Stock") and (ix) each share of 12% Exchangeable Preferred Stock of CRBC outstanding immediately prior to the Subsidiary Merger Effective Time (the "CRBC Junior Preferred Stock"), other than shares of CRBC Junior Preferred Stock for which appraisal rights have been exercised pursuant to Section 262, will be converted into the right to receive one share of preferred stock of the Subsidiary Surviving Corporation having substantially identical powers, preferences and relative rights as the CRBC Junior Preferred Stock (the "Surviving Subsidiary Junior Preferred Stock"). The transaction is subject to various conditions, including approval by the stockholders of Chancellor at their Special Meeting (the "Chancellor Special Meeting") to be held on or about September 3, 1997 and approval by the stockholders of Evergreen at their Annual Meeting (the "Evergreen Annual Meeting") to be held on or about September 3, 1997, described herein. In connection with the execution of the Merger Agreement, certain stockholders of Chancellor and Evergreen entered into a stockholders agreement (the "Stockholders Agreement") pursuant to which such stockholders agreed, among other things, to vote all shares of capital stock of Chancellor and Evergreen held by such parties in favor of the transactions contemplated by the Merger Agreement. Such stockholders control approximately 90.3% of the combined voting power of the Chancellor Common Stock and approximately 44.3% of the combined voting power of the Evergreen Common Stock.

     UNDER THE CERTIFICATES OF DESIGNATION GOVERNING THE CRBC SERIES A PREFERRED STOCK AND CRBC JUNIOR PREFERRED STOCK, HOLDERS OF THE CRBC SERIES A PREFERRED STOCK AND THE CRBC JUNIOR PREFERRED STOCK ARE NOT ENTITLED TO VOTE ON THE PARENT MERGER, THE SUBSIDIARY MERGER OR ANY OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT. THE SOLE INVESTMENT DECISION ARISING FROM THE MERGER FOR HOLDERS OF CRBC SERIES A PREFERRED STOCK AND CRBC JUNIOR PREFERRED STOCK IS WHETHER TO EXERCISE APPRAISAL RIGHTS UNDER SECTION 262 OF THE DGCL. SEE "THE MERGER -- APPRAISAL AND DISSENTERS' RIGHTS." UNLESS A HOLDER OF SHARES OF CRBC SERIES A PREFERRED STOCK OR CRBC JUNIOR PREFERRED STOCK TIMELY SUBMITS A WRITTEN DEMAND FOR APPRAISAL AND OTHERWISE COMPLIES WITH SECTION 262 OF THE DGCL WITH RESPECT TO SUCH SHARES, EACH SUCH SHARE OUTSTANDING AT THE SUBSIDIARY MERGER EFFECTIVE TIME WILL BE CONVERTED INTO ONE SHARE OF PREFERRED STOCK OF THE SURVIVING SUBSIDIARY CORPORATION HAVING SUBSTANTIALLY IDENTICAL POWERS, PREFERENCE AND RELATIVE RIGHTS AS THE CRBC SERIES A PREFERRED STOCK OR CRBC JUNIOR PREFERRED STOCK, AS THE CASE MAY BE. NEITHER THE BOARD OF DIRECTORS OF CRBC NOR THE BOARD OF DIRECTORS OF EMCLA IS MAKING ANY RECOMMENDATION TO HOLDERS OF CRBC SERIES A PREFERRED STOCK OR CRBC JUNIOR PREFERRED STOCK AS TO WHETHER TO EXERCISE THEIR APPRAISAL RIGHTS.


     This Prospectus constitutes a prospectus of the Surviving Subsidiary Corporation with respect to (i) the shares of Surviving Subsidiary Series A Preferred Stock which may be issued to holders of CRBC Series A Preferred Stock in the Merger and (ii) the shares of Surviving Subsidiary Junior Preferred Stock which may be issued to holders of the CRBC Junior Preferred Stock in the Merger, together with additional shares of Surviving Subsidiary Junior Preferred Stock which may be issued as dividends on such Surviving Subsidiary Junior Preferred Stock in accordance with its terms. For a description of the Surviving Subsidiary Series A Preferred Stock and the Surviving Subsidiary Junior Preferred Stock to be issued in the Merger, see "Description of Surviving Subsidiary Corporation Capital Stock," "Description of Surviving Subsidiary Series A Preferred Stock and 12 1/4% Exchange Debentures" and "Description of Surviving Subsidiary Junior Preferred Stock and 12% Exchange Debentures."


     All information concerning Evergreen, EMHC and EMCLA contained in this Prospectus has been furnished by EMCLA, and all information herein concerning Chancellor and CRBC has been furnished by CRBC.

                             AVAILABLE INFORMATION

     CRBC is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by CRBC with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and should be available at the Commission's Regional Offices in New York (7 World Trade Center, 13th Floor, New York, New York 10048); Los Angeles (Suite 500 East, Tishman Building, 5757 Wilshire Boulevard, Los Angeles, California 90036); and Chicago (500 West Madison Avenue, Suite 1400, Chicago, Illinois 60661). Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web Site at http://www.sec.gov which contains reports and other information regarding registrants that file electronically with the Commission.

     EMCLA has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the shares of the Surviving Subsidiary Series A Preferred Stock and shares of Surviving Subsidiary Junior Preferred Stock to be issued pursuant to the Merger Agreement. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto filed by EMCLA, certain portions of which have been omitted pursuant to the rules and regulations of the Commission and to which portions reference is hereby made for further information with respect to EMCLA, CRBC and the securities offered hereby. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement and the exhibits thereto may be inspected without charge at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies may be obtained from the Commission at prescribed rates.

     No person has been authorized to give any information or to make any representation other than those contained in this Prospectus in connection with the offering of securities made hereby and, if given or made, such information or representation must not be relied upon as having been authorized by EMCLA or CRBC. Neither the delivery of this Prospectus nor any distribution of the securities offered hereby shall under any circumstances create an implication that there has not been any change in the affairs of EMCLA or CRBC since the date hereof or that the information set forth or incorporated by reference herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, any securities, in any jurisdiction in which, or to any person to whom, it is unlawful to make such offer or solicitation of an offer.

                                    SUMMARY

     The following is a summary of certain information contained in this Prospectus. It is qualified in its entirety by reference to the more detailed information contained elsewhere in this Prospectus or incorporated by reference herein, in the accompanying annexes and in the documents referred to herein. Stockholders are urged to read this Prospectus in its entirety. Certain capitalized terms used in this Prospectus are defined under the caption "Glossary of Certain Terms and Market and Industry Data." As used herein, unless the context otherwise clearly requires, "EMCLA" refers to Evergreen Media Corporation of Los Angeles and its consolidated subsidiaries, "CRBC" refers to Chancellor Radio Broadcasting Company and its consolidated subsidiaries, "Surviving Subsidiary Corporation" refers to the Surviving Subsidiary Corporation and its consolidated subsidiaries, "Evergreen" refers to Evergreen Media Corporation and "Chancellor" refers to Chancellor Broadcasting Company.

                                 THE COMPANIES


Evergreen Media Corporation
of Los Angeles.............  EMCLA, an operating subsidiary of Evergreen, currently owns and operates radio stations across the United States, including stations in 11 of the nation's 12 largest radio markets (Los Angeles, New York, Chicago, Dallas, San Francisco, Washington, D.C., Philadelphia, Houston, Boston, Detroit and Miami). EMCLA's strategy is to secure the leading clusters of radio stations in each of the markets in which it operates. At August 4, 1997, without giving effect to the Pending Transactions (as defined) EMCLA's portfolio of stations consisted of 41 radio stations (27 FM and 14 AM) in 11 of the 12 largest radio revenue markets, including clusters of between three and five FM stations ("superduopolies") in six of the nation's 12 largest radio revenue markets (New York, Chicago, San Francisco, Philadelphia, Washington, D.C. and Detroit). EMCLA's portfolio is diversified in terms of format, target demographics, geographic location and phase of development. Because of the size and geographic breadth of its portfolio, EMCLA believes that it is not unduly reliant on the performance of any one station or market. EMCLA also believes that the diversity of its portfolio of radio stations helps to insulate EMCLA from downturns in specific markets and changes in musical tastes.



Chancellor Radio
Broadcasting Company.......  CRBC, an operating subsidiary of Chancellor, currently owns and operates radio stations in 17 large markets across the United States (Los Angeles, New York, Chicago, San Francisco, Washington, D.C., Atlanta, Detroit, Denver, Minneapolis/St. Paul, Phoenix, Cincinnati, Pittsburgh, Sacramento, Orlando, Nassau/Suffolk (Long Island), Jacksonville and Riverside/San Bernardino). CRBC's strategy is to focus on owning and operating ratio stations in the top 40 United States markets, which account for a disproportionately large percentage of radio advertising revenue. At August 4, 1997, without giving effect to the Pending Transactions, CRBC's portfolio of stations consists of 53 radio stations (37 FM and 16 AM) in 17 large markets, including superduopolies in five of its 17 markets (Los Angeles, Denver, Minneapolis/ St. Paul, Phoenix and Orlando). CRBC employs a wide variety of programming formats, including country, oldies, news/talk, adult contemporary, progressive album rock, contemporary hit radio, sports and classical.

Pending Evergreen
  Transactions.............  On April 4, 1997, EMCLA entered into three separate asset purchase agreements (the "Gannett
                             Agreements") with Pacific and Southern Company, Inc., a subsidiary of Gannett Co., Inc. ("P&S"), under which EMCLA will acquire one FM station and one AM station in Chicago, one FM station and one AM station in Houston, and one FM station in Dallas (the "Gannett Stations"), for an aggregate purchase price of $340.0 million in cash, subject to an upward adjustment of up to $10.0 million depending on the timing of the consummation of the transactions (the "Gannett Acquisition"). Although there can be no assurances, EMCLA expects that the Gannett Acquisition will be completed subsequent to the Merger. EMCLA has also entered into an agreement to acquire one FM station in Philadelphia for an aggregate purchase price of $37.8 million and two FM stations in Dallas for an aggregate purchase price of $83.5 million and has entered into an agreement to sell the station to be acquired in Philadelphia, as well as four additional stations (in Chicago, San Francisco and Washington, D.C.), for an aggregate sales price of $67.3 million. EMCLA must complete certain of these dispositions prior to the consummation of the Merger in order for the Surviving Subsidiary Corporation to remain in compliance with the multiple ownership limitations established by the Federal Communications Commission (the "FCC") pursuant to the Telecommunications Act of 1996 (the "1996 Act"). The foregoing transactions are collectively referred to as the "Pending Evergreen Transactions."



Pending Chancellor
  Transactions.............  CRBC has entered into an agreement to sell one FM station in Detroit for $37.0 million in cash. CRBC has also entered into an agreement to acquire one FM station in Denver for $26.0 million in cash. CRBC must complete the disposition of the Detroit station prior to consummation of the Merger in order for the Surviving Subsidiary Corporation to comply with the multiple ownership limitations established by the FCC pursuant to the 1996 Act. The foregoing transactions are collectively referred to as the "Pending Chancellor Transactions."


Evergreen Financing
  Transactions.............  EMCLA has financed the Evergreen Viacom Acquisition
                             (as defined) and certain of its other recently completed transactions, and anticipates that it will finance the Pending Evergreen Transactions, with the proceeds of the following transactions:
                             (i) the issuance and sale in June 1997 by Evergreen (the "Evergreen Convertible Preferred Stock Offering") of 5,990,000 shares of $3.00 Convertible Exchangeable Preferred Stock of Evergreen (the "Evergreen $3.00 Convertible Preferred Stock") which generated gross proceeds of $299.5 million, the net proceeds of which were contributed to EMCLA as capital; (ii) the amendment and restatement of EMCLA's senior credit facility (the "EMCLA Senior Credit Facility") among EMCLA and a syndicate of commercial lenders on April 25, 1997, as amended on June 26, 1997, to, among other things, provide for a total current commitment of $1.75 billion, consisting of a $1.25 billion reducing revolving credit facility and a $500.0 million term loan facility (EMCLA expects that the revolving credit facility and the term loan facility will be increased to $1.60 billion and $900.0 million, respectively, upon consummation of the Merger);

                             (iii) the cash proceeds of EMCLA's pending dispositions (excluding the Douglas AM Dispositions (as defined), of $49.3 million; and (iv) deposits previously made by EMCLA of $8.4 million related to the Bonneville Acquisition (as defined).


Chancellor Financing
  Transactions.............  CRBC has financed certain of its recently financed transactions and anticipates that it will finance the Pending Chancellor Transactions, with the proceeds of the following transactions: (i) the issuance and sale on June 24, 1997 by CRBC (the "CRBC 8 3/4% Notes Offering") of its 8 3/4% Subordinated Notes Due 2007 (the "CRBC 8 3/4% Notes"); (ii) the amendment and restatement of CRBC's senior credit facility (the "CRBC Restated Credit Facility") among CRBC and a syndicate of commercial lenders on July 2, 1997 to, among other things, provide for a total current commitment of $750.0 million; (iii) borrowings under an interim loan of $170.0 million that Chancellor closed on July 2, 1997 (the "Chancellor Interim Financing," the net borrowings of which were contributed to CRBC as capital); (iv) the cash proceeds of CRBC's pending dispositions of $37.0 million and (v) deposits previously made by CRBC of $1.7 million related to the Denver Acquisition. Upon consummation of the Merger, all borrowings under the CRBC Restated Credit Facility and the Chancellor Interim Financing will be repaid by EMCLA, which is expected to borrow funds under the EMCLA Senior Credit Facility for such purpose.



Combined Companies.........  After giving effect to the Merger, the Pending
                             Evergreen Transactions and the Pending Chancellor Transactions (collectively, the "Pending Transactions"), the Surviving Subsidiary Corporation will own and operate a radio station portfolio consisting of 97 radio stations (69 FM and 28 AM) in 22 large markets, including each of the nation's 12 largest radio revenue markets. The Surviving Subsidiary Corporation's radio station portfolio will include the first or second ranked station cluster in terms of revenue share in 14 of its 22 markets, and the Surviving Subsidiary Corporation will have assembled superduopolies of four or more FM stations in 11 markets (Los Angeles, New York, Chicago, San Francisco, Philadelphia, Washington, D.C., Detroit, Denver, Minneapolis/St. Paul, Phoenix and Orlando). See "Business -- The Combined Companies."


                                   THE MERGER


General....................  Pursuant to the Merger Agreement, Chancellor will merge with and into EMHC, a direct wholly owned subsidiary of Evergreen, and thereafter CRBC will merge with and into EMCLA, a direct, wholly owned subsidiary of EMHC. Upon consummation of the Merger, Evergreen will be renamed Chancellor Media Corporation, EMHC will be renamed Chancellor Mezzanine Holdings Corporation, and EMCLA will be renamed Chancellor Media Corporation of Los Angeles.



                             As of the close of business on July 25, 1997, directors and executive officers of Evergreen and their affiliates were the beneficial owners of 818,063 shares of Evergreen Class A Common Stock (including all currently exercisable stock options and options exercisable within 60 days of July 25, 1997 owned by certain executive officers of Evergreen) and 3,114,066 shares of Evergreen Class B Common Stock (all of which are owned by Scott K. Ginsburg, Evergreen's Chairman of the Board and Chief Executive Officer). The 3,114,066 shares of Evergreen Class B Common Stock owned by Mr. Ginsburg represent 7.4% of all outstanding shares of Evergreen Common Stock and 44.3% of all voting power (assuming exercise of all currently exercisable stock options and options exercisable within 60 days after July 25, 1997). Mr. Ginsburg, Thomas O. Hicks, Chairman of the Chancellor Board, and certain holders of Chancellor Common Stock that are affiliates of Mr. Hicks (together with Mr. Hicks, the "Hicks Stockholders") have entered into a Stockholders Agreement (the "Stockholders Agreement") dated as of February 19, 1997, pursuant to which (i) Mr. Ginsburg has agreed, subject to certain conditions, to vote all shares of Evergreen Common Stock held by him in favor of approval of the Merger Agreement and the transactions contemplated thereby and (ii) the Hicks Stockholders have agreed, subject to certain conditions, to vote all shares of Chancellor Common Stock held by such holders in favor of approval of the Merger Agreement and the transactions contemplated thereby. Such stockholders control approximately 90.3% of the combined voting power of the Chancellor Common Stock and approximately 44.3% of the combined voting power of the Evergreen Common Stock.


Sole Required Stockholder
  Votes....................  Under the General Corporation Law of the State of
                             Delaware (the "DGCL"), the sole stockholder votes required to approve the Subsidiary Merger are written consents approving the Subsidiary Merger from each of the sole common stockholders of CRBC and EMCLA, and such consents have already been obtained. Under the certificates of designation governing the CRBC Series A Preferred Stock and the CRBC Junior Preferred Stock, holders of CRBC Series A Preferred Stock and the CRBC Junior Preferred Stock are not entitled to vote on the Parent Merger, the Subsidiary Merger or any other transactions contemplated by the Merger Agreement. The sole investment decision arising from the Merger for holders of CRBC Series A Preferred Stock and CRBC Junior Preferred Stock is whether to exercise appraisal rights under Section 262 ("Section 262") of the DGCL. See "The Merger -- Appraisal and Dissenters' Rights." Unless a holder of shares of CRBC Series A Preferred Stock or CRBC Junior Preferred Stock timely submits a written demand for appraisal and otherwise complies with
                             Section 262 of the DGCL with respect to such shares, each such share outstanding at the Subsidiary Merger Effective Time will be converted into one share of preferred stock of the Surviving Subsidiary Corporation having substantially identical powers, preferences and relative rights as the CRBC Series A Preferred Stock or CRBC Junior Preferred Stock, as the case may be. Neither the Board of Directors of CRBC nor the Board of Directors of EMCLA is making any recommendation to holders of CRBC Series A Preferred Stock or CRBC Junior Preferred Stock as to whether to exercise their appraisal rights.

Appraisal Rights...........  Under Section 262 of the DGCL, holders of CRBC
                             Series A Preferred Stock or CRBC Junior Preferred Stock who (i) hold shares of CRBC Series A Preferred Stock or CRBC Junior Preferred Stock on the date of making a demand for appraisal, (ii) continuously hold such shares through the Subsidiary Merger Effective Time, (iii) deliver a properly executed written demand for appraisal to CRBC (or, if such a demand is timely following the Subsidiary Merger Effective Time, to the Surviving Subsidiary Corporation) within 20 days of the date of the mailing date of this Prospectus, (iv) file any necessary petition in the Delaware Court of Chancery within 120 days after the Subsidiary Merger Effective Time and (v) otherwise satisfy all procedural requirements set forth in Section 262, are entitled, if the Subsidiary Merger is consummated, to receive payment of the fair value of their shares of CRBC Series A Preferred Stock or CRBC Junior Preferred Stock, as appraised by the Delaware Court of Chancery. See "The Merger -- Appraisal and Dissenters' Rights."


Interests of Certain
Persons in the Merger......  Certain directors, officers and stockholders of
                             Evergreen have interests in the Merger that are different from, or in addition to, the interests of Evergreen's stockholders generally. Among other things, (i) Mr. Ginsburg has entered the Stockholders Agreement and (ii) Mr. Ginsburg has entered into a memorandum of agreement with Evergreen, Chancellor and CRBC regarding Mr. Ginsburg's continued employment by the Surviving Corporation and its subsidiaries following consummation of the Merger. See "The
                             Merger -- Interests of Certain Persons in the Merger -- Evergreen."


                             Certain directors, officers, stockholders and affiliates of Chancellor have interests in the Merger that are different from, or in addition to, the interests of Chancellor's stockholders generally. Among other things, (i) the Hicks Stockholders have entered into the Stockholders Agreement, (ii) Hicks, Muse & Co. Partners, L.P. ("Hicks Muse Partners"), an affiliate of Hicks Muse that provides certain services to Chancellor, has entered into an amendment to its Financial Monitoring and Oversight Agreement with Chancellor and CRBC that would increase the annual fee to be paid to Hicks Muse Partners upon consummation of the Merger and (iii) HM2/Management Partners, L.P. ("HM2/Management"), an affiliate of Hicks Muse that provides financial advisory services to Chancellor and CRBC, agreed to terminate its financial advisory agreement with Chancellor and CRBC upon consummation of the Merger in return for a fee of $10.0 million to be paid upon consummation of the Merger. See "The Merger -- Interests of Certain Persons in the Merger -- Chancellor."

Anticipated Accounting
  Treatment................  The Subsidiary Merger will be accounted for as a purchase of CRBC by EMCLA, in accordance with generally accepted accounting principles. After the Subsidiary Merger Effective Time, the results of operations of CRBC and EMCLA will be included in the consolidated financial statements of the Surviving Subsidiary Corporation.

Certain Federal Income Tax
  Consequences to Holders
  of CRBC Series A
  Preferred Stock and CRBC
  Junior
  Preferred Stock..........  The Parent Merger and the Subsidiary Merger are
                             each intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). The obligation of each of Evergreen, EMHC, EMCLA Chancellor and CRBC to consummate the Merger is subject to the condition that it shall have received an opinion of its counsel, dated the closing date of the Merger, to the effect that the Parent Merger and the Subsidiary Merger will each be treated for tax purposes as a reorganization within the meaning of Section 368(a) of the Code. Assuming that each of the Parent Merger and the Subsidiary Merger is so treated, for Federal income tax purposes, neither the Parent Merger nor the Subsidiary Merger will result in the recognition of gain or loss to Evergreen, EMHC, EMCLA, Chancellor, CRBC, or the holders of CRBC Series A Preferred Stock or CRBC Junior Preferred Stock, except with respect to cash received in respect of shares of CRBC Series A Preferred Stock or CRBC Junior Preferred Stock as to which appraisal rights are perfected. See "The Merger -- Certain Federal Income Tax Consequences."


Resale of Surviving
Subsidiary Series A
  Preferred Stock and
  Surviving Subsidiary
  Junior Preferred Stock...  The shares of Surviving Subsidiary Series A
                             Preferred Stock and the Surviving Subsidiary Junior Preferred Stock issued in the Subsidiary Merger will be registered under the Securities Act pursuant to the Registration Statement, of which this Prospectus is a part. All shares of Surviving Subsidiary Series A Preferred Stock and Surviving Subsidiary Junior Preferred Stock issued to stockholders of CRBC in the Subsidiary Merger will be freely transferable.


Regulatory
Considerations.............  Consummation of the Merger Agreement is subject to certain regulatory approvals, including: (i) FCC consent to the transfer of control of the FCC licenses and authorizations held by Evergreen and Chancellor and their respective subsidiaries (the "FCC Consent") and (ii) expiration or termination of the applicable waiting period under the HSR Act. The applicable waiting period under the HSR Act was terminated on May 21, 1997. As of August 1, 1997, the FCC has not yet granted its consent to the transfer of control of the FCC licenses and authorizations held by Evergreen and its licensee subsidiaries and Chancellor and its licensee subsidiaries to the public stockholders of the Surviving Corporation as a group. Although there can be no assurances, Evergreen and Chancellor expect that the FCC will grant its consent to the transfer of control prior to the Evergreen Annual Meeting and the Chancellor Special Meeting. Assuming that such consent is received prior to such time, Evergreen and Chancellor expect that they will waive the condition to consummate the Merger that such consent be a final, nonappealable order. See "Risk Factors -- FCC Consent for the Merger" and "The Merger -- Regulatory Concerns."


                              THE MERGER AGREEMENT

General....................  Pursuant to the Merger Agreement, (i) Chancellor
                             will merge with and into EMHC, a direct, wholly owned subsidiary of Evergreen, with EMHC remaining as the Surviving Mezzanine Corporation and (ii) thereafter, CRBC will merge with and into EMCLA, with EMCLA remaining as the Surviving Subsidiary Corporation. Following the Merger, Evergreen will be renamed Chancellor Media Corporation, EMHC will be renamed Chancellor Mezzanine Holdings Corporation and EMCLA will be renamed Chancellor Media Corporation of Los Angeles.

Conversion of Shares.......  If the Merger is consummated, (i) each share of
                             Evergreen Class A Common Stock and Evergreen Class B Common Stock outstanding immediately prior to the Effective Time will be reclassified, changed and converted into one share of Surviving Corporation Common Stock, (ii) each share of Evergreen $3.00 Convertible Exchangeable Preferred Stock outstanding immediately prior to the Effective Time will remain outstanding as one share of $3.00 Convertible Exchangeable Preferred Stock of the Surviving Corporation, (iii) each share (other than treasury shares, which will be cancelled as a result of the Merger) of Chancellor Common Stock outstanding immediately prior to the Effective Time will be converted into the right to receive 0.9091 shares of Surviving Corporation Common Stock, (iv) each share of Chancellor Parent Convertible Preferred Stock, other than shares of Chancellor Parent Convertible Preferred Stock for which appraisal rights have been exercised pursuant to
                             Section 262, will be converted into the right to receive one share of Surviving Corporation 7% Convertible Preferred Stock, (v) each share of EMHC Common Stock outstanding immediately prior to the Effective Time shall remain outstanding as one share of Common Stock of the Surviving Mezzanine Corporation, (vi) each share of EMCLA Common Stock outstanding immediately prior to the Subsidiary Merger Effective Time will remain outstanding as one share of Common Stock of the Surviving Subsidiary Corporation, (vii) each share of CRBC Common Stock outstanding immediately prior to the Subsidiary Merger Effective Time will be cancelled,
                             (viii) each share of CRBC Series A Preferred Stock outstanding immediately prior to the Subsidiary Merger Effective Time, other than shares of CRBC Series A Preferred Stock for which appraisal rights have been exercised pursuant to Section 262, will be converted into the right to receive one share of Surviving Subsidiary Series A Preferred Stock and
                             (ix) each share of CRBC Junior Preferred Stock outstanding immediately prior to the Subsidiary Merger Effective Time, other than shares of CRBC Junior Preferred Stock for which appraisal rights have been exercised pursuant to Section 262, will be converted into the right to receive one share of Surviving Subsidiary Junior Preferred Stock.


Effective Time of the
Merger.....................  Each of the Parent Merger and the Subsidiary Merger
                             will become effective upon the filing of an appropriate certificate of merger for the Parent Merger and the Subsidiary Merger, respectively, with the Secretary of State of the State of Delaware upon the satisfaction or waiver of the conditions to the Merger (the "Effective Time" and the "Subsidiary Merger Effective Time," respectively). The Parent Merger will be consummated prior to, but on the same day, as the Subsidiary Merger.

Representations and
  Warranties...............  The Merger Agreement contains various customary representations and warranties made by each of the parties relating to, among other things: (i) the organization, standing and similar corporate matters of each party; (ii) the capital structure of each party; (iii) the authorization, execution, delivery, performance and enforceability of the Merger Agreement with respect to each party; (iv) documents filed by Evergreen, Chancellor and their respective subsidiaries with the Commission and the accuracy of information contained therein; (v) the absence of conflicts with the organizational and certain other documents of the parties as a result of the execution and delivery of the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement; (vi) the absence of violation of any law, rule or regulation or any order, writ, judgment, injunction, decree, determination or award currently in effect applicable to the parties as a result of the execution and delivery of the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement; (vii) the absence of material changes since the date of the most recent audited financial statements filed with the Commission by Evergreen, Chancellor or their respective subsidiaries with respect to the business of Evergreen, Chancellor or any of their respective subsidiaries, except as otherwise provided in the Merger Agreement; (viii) the validity of all authorizations issued by the FCC for the operation of radio stations ("FCC Licenses") held by Evergreen, Chancellor and their respective subsidiaries; (ix) the compliance in all material respects with the terms of the FCC Licenses issued to Evergreen, Chancellor and their respective subsidiaries and the timely filing with the FCC of all applications, reports and other disclosures with the FCC required to be made by Evergreen, Chancellor and their respective subsidiaries; (x) overall compliance in all material respects with all applicable laws; and
                             (xi) the absence of undisclosed liabilities.

Certain Covenants..........  The Merger Agreement contains various customary covenants, including covenants of each of Evergreen and Chancellor that, during the period from the date of the Merger Agreement until the Effective Time, except as permitted by or contemplated in the Merger Agreement, each of Evergreen and Chancellor (and each of their respective subsidiaries), will, among other things, (i) conduct its operations in the ordinary course of business and (ii) use its reasonable best efforts to preserve intact its business organizations and goodwill in all material respects and keep available the services of its respective officers and employees as a group. Further, each of Evergreen and Chancellor has agreed that, among other things and subject to certain conditions and exceptions, it will not (and will cause its subsidiaries not to), without the prior consent of the other, (i) declare, set aside or pay any dividends on or make other distributions in respect of its or its subsidiaries outstanding capital stock; (ii) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any securities in lieu of or in substitution for its outstanding capital stock; (iii) purchase, redeem or otherwise acquire any shares of outstanding capital stock or any rights, warrants or options to acquire any such shares; (iv) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock, any other equity securities or any securities convertible into, or any rights, warrants or options to acquire any such shares, equity securities or convertible securities; (v) amend its certificate of incorporation, bylaws or other such documents; (vi) acquire any business or any corporation, partnership, joint venture, association or other business organization; (vii) sell, mortgage or otherwise encumber or subject to any lien or encumbrance or otherwise dispose of any of its properties or assets that are material to Evergreen or Chancellor and their respective subsidiaries, (viii) other than working capital borrowing in the ordinary course of business and consistent with past practice, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person; and (ix) make any tax election or settle or compromise any income tax liability that could reasonably be expected to be material to Chancellor or Evergreen and their respective subsidiaries.


Conditions to the Merger...  The respective obligations of Evergreen,
                             Chancellor, EMHC, EMCLA and CRBC to consummate the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of a number of conditions, including: (i) the Merger Agreement shall have been duly approved and adopted by the stockholders of Evergreen and Chancellor in accordance with applicable law; (ii) any applicable waiting periods under the HSR Act, relating to the Merger shall have expired or been terminated; (iii) the consent of the FCC to the transfer of control of the FCC licenses and authorization held by Evergreen and Chancellor and their respective subsidiaries shall have been received and such consent shall have become final and nonappealable;
                             (iv) the absence of any injunction prohibiting consummation of the Merger; (v) the Registration Statement and the Registration Statement containing a Joint Proxy Statement/Prospectus of Evergreen and Chancellor (the "Parent Registration Statement") shall each have been declared effective by the Commission and shall not be subject to any stop order; and (vi) the shares of Surviving Corporation Common Stock to be issued pursuant to the Merger Agreement shall have been approved for quotation on The Nasdaq Stock Market, subject to official notice of issuance. Evergreen and Chancellor currently expect that they will waive the condition that the consent of the FCC to the transfer of control of the FCC licenses and authorizations held by Evergreen and Chancellor and their respective subsidiaries, once received, shall have become final and nonappealable.


Additional Agreements......  Each of Evergreen and Chancellor has also agreed to, among other things and subject to certain conditions and exceptions: (i) as soon as practicable following the date of the Merger Agreement, prepare and file with the Commission the Prospectus, the Registration Statement and the Parent Registration Statement and to use its best efforts to have each of the Registration Statement and the Parent Registration Statement declared effective under the Securities Act of 1933, as amended (the "Securities Act"), as promptly as practicable after such filing; (ii) take all action necessary to convene a meeting of its stockholders to submit the Merger Agreement for approval and to use its best efforts to hold such stockholders' meeting as soon as practicable after the date of the Merger Agreement; and (iii) make, and cause its respective subsidiaries and its other affiliates to make, all necessary filings as soon as practicable, including, without limitation, those required under the HSR Act, the Securities Act, the Exchange Act and the Communications Act (including filing an application with the FCC for the transfer of control of Chancellor's FCC Licenses and Evergreen's FCC Licenses), in order to facilitate prompt consummation of the Merger and the other transactions contemplated by the Merger Agreement.

                             Evergreen and Chancellor have also further agreed not to, and not to permit their subsidiaries to, permit any of their or their respective subsidiaries' officers, directors or employees, investment bankers, attorneys or other advisors or representatives to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal (as defined in the Merger Agreement) or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposals that constitutes, or may be reasonably be expected to lead to, any Acquisition Proposal.

Termination................  The Merger Agreement may be terminated at any time prior to the Effective Time by, among other things:
                             (i) the mutual written consent of Evergreen and Chancellor; (ii) by either Evergreen or Chancellor if, upon a vote at a duly held meeting of the stockholders of Chancellor or Evergreen, the required approval of the stockholders of Evergreen or Chancellor has not been obtained; or (iii) by either Evergreen or Chancellor if the Merger Agreement has not been consummated on or before February 19, 1998.

                    SUMMARY PRO FORMA FINANCIAL INFORMATION

    The unaudited pro forma condensed combined financial statements, a complete set of which are included on pages P-1 through P-27 of this Prospectus, are presented using the purchase method of accounting for all acquisitions and reflect (i) the combination of consolidated historical financial data of EMCLA, CRBC, each of the stations acquired in the Completed Evergreen Transactions and the Completed Chancellor Transactions and each of the stations to be acquired by EMCLA in the Pending Evergreen Acquisitions and by CRBC in the Pending Chancellor Acquisitions and (ii) the elimination of the consolidated historical data of the stations sold by EMCLA and CRBC in the Completed Evergreen Transactions and the Completed Chancellor Transactions and stations to be sold or swapped by EMCLA or CRBC, as the case may be, in the Pending Evergreen Dispositions and the Pending Chancellor Dispositions.


    The summary pro forma financial information set forth below under Company Pro Forma Combined presents adjustments for (i) in the case of the Operating Data and Other Data, the Completed Transactions, the 1996 Evergreen Equity Offering, the 1996 Evergreen Preferred Stock Conversion, the Chancellor Offerings, all of the Pending Transactions (including the Merger and the Pending Chancellor Transactions) and the Financing Transactions as if such transactions had occurred on January 1, 1996 and (ii) in the case of the Balance Sheet Data, for the Completed Transactions consummated after March 31, 1997, the Pending Transactions and the Financing Transactions as if such transactions had occurred on March 31, 1997. No adjustments are presented to the unaudited pro forma condensed combined balance sheet data or the unaudited pro forma condensed combined statement of operations data in respect of (i) the Bonneville Acquisition and the Denver Acquisition, because such transactions have not yet been completed and do not constitute the acquisition of a significant business, either individually or in the aggregate, and are unrelated for purposes of Rule 3-05 and Rule 11-01 of Regulation S-X of the Commission's rules and (ii) the Douglas AM Dispositions, because such transaction does not constitute the disposition of a significant business for purposes of Rule 11-01 of Regulation S-X of the Commission's rules. In addition, certain transactions identified as "Pending Transactions" in the pro forma financial statements have been completed since the preparation of such pro forma financial statements. Finally, the pro forma financial information reflects a transaction previously proposed by Chancellor to exchange its two Jacksonville stations for four stations in Nassau/Suffolk (Long Island) (the "SFX Exchange"); however, there is substantial uncertainty as to whether the SFX Exchange will be consummated. See "Business -- CRBC --Recent Developments -- Pending Chancellor Transactions -- SFX Exchange." In the opinion of EMCLA's and CRBC's management, any differences in the pro forma financial statements that would result from the completion of such previously pending transactions or from the non-consummation of the SFX Exchange are not material to such presentations either individually or in the aggregate.



                                                YEAR ENDED           THREE MONTHS ENDED
                                            DECEMBER 31, 1996          MARCH 31, 1997
                                          ----------------------   -----------------------
                                                        COMPANY                  COMPANY
                                                       PRO FORMA                PRO FORMA
                                          HISTORICAL   COMBINED    HISTORICAL    COMBINED
                                          ----------   ---------   ----------   ----------
                                          (IN THOUSANDS EXCEPT MARGIN AND PER SHARE DATA)
OPERATING DATA:
Net revenues............................  $  293,850   $ 703,373   $   81,897   $  170,014
Station operating expenses excluding
  depreciation and amortization.........     174,344     402,284       52,984      104,550
Operating income (loss).................      17,960     (46,782)         568      (21,148)
Interest expense........................      37,527     159,912        8,053       39,978
Net loss................................     (16,194)   (147,859)      (6,011)     (42,028)
Preferred stock dividends...............          --      38,400           --        9,639
Net loss attributable to common stock...     (16,194)   (186,259)      (6,011)     (51,667)
OTHER DATA:
Broadcast cash flow(1)..................  $  119,506   $ 301,089   $   28,913   $   65,464
Broadcast cash flow margin..............          41%         43%          35%          39%
EBITDA(1)...............................  $  111,709   $ 287,919   $   26,583   $   61,532
Ratio of earnings to combined fixed
  charges and preferred stock
  dividends(2)..........................          --          --           --           --
BALANCE SHEET DATA (END OF PERIOD):
Working capital, excluding current
  portion of long-term debt.............  $   67,921         N/A   $   68,183   $  120,517
Intangible assets, net..................     853,643         N/A      928,440    4,134,058
Total assets............................   1,020,959         N/A    1,186,655    4,482,774
Long-term debt (including current
  portion)..............................     358,000         N/A      535,375    2,166,600
Redeemable preferred stock..............          --         N/A           --      319,203
Stockholder's equity....................     549,411         N/A      543,524    1,557,744

---------------
(1) Broadcast cash flow consists of station operating income excluding depreciation and amortization, and corporate general and administrative expense and non-cash stock option compensation expense. EBITDA consists of operating income before depreciation, amortization and non-cash stock option compensation expense. Although broadcast cash flow and EBITDA are not calculated in accordance with generally accepted accounting principles, EMCLA believes that broadcast cash flow and EBITDA are widely used in the broadcast industry as a measure of a station group's operating performance. Nevertheless, these measures should not be considered in isolation or as a substitute for operating income, cash flows from operating activities or any other measure for determining EMCLA's operating performance or liquidity that is calculated in accordance with generally accepted accounting principles. Broadcast cash flow and EBITDA do not take into account EMCLA's debt service requirements and other commitments and, accordingly, broadcast cash flow and EBITDA are not necessarily indications of amounts that may be available for reinvestment in EMCLA's business or other discretionary uses.


(2) For purposes of this calculation, "earnings" consist of income (loss) before income taxes and fixed charges. "Fixed charges" consist of interest, amortization of debt issuance costs and the component of rental expense believed by management to be representative of the interest factor thereon. Earnings were insufficient to cover combined fixed charges and preferred stock dividends by $19,090 for the year ended December 31, 1996, and by $7,320 for the three months ended March 31, 1997. On a pro forma basis after giving effect to the Completed Transactions, the 1996 Evergreen Equity Offering, the 1996 Evergreen Preferred Stock Conversion, the Chancellor Offerings, the Pending Transactions (other than the Bonneville Acquisition, the Denver Acquisition and the Douglas AM Dispositions, but including the SFX Exchange which, as described above, may not be consummated) and the Financing Transactions, earnings were insufficient to cover combined fixed charges and preferred stock dividends by $265,464 and $74,215 for the year ended December 31, 1996 and the three months ended March 31, 1997, respectively.

                   EVERGREEN MEDIA CORPORATION OF LOS ANGELES

                SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

     The selected consolidated historical financial data presented below as of and for each of the five years in the period ended December 31, 1996 have been derived from the annual audited consolidated financial statements of EMCLA, which consolidated financial statements have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The selected consolidated historical financial data as of March 31, 1996 and 1997 and for the three months ended March 31, 1996 and 1997 have been derived from the unaudited historical consolidated financial statements of EMCLA. In the opinion of management of EMCLA, the unaudited consolidated financial data reflect all adjustments, which are of a normal recurring nature, necessary for a fair presentation of the financial position and results of operations for the unaudited periods. The historical results of operations for the three months ended March 31, 1997, are not necessarily indicative of the results to be expected for the full year. The consolidated historical financial results of EMCLA are not comparable from period to period because of the acquisition and disposition of various radio stations by EMCLA during the periods covered (See "Pro Forma Financial Statements"). The following data should be read in conjunction with the historical consolidated financial statements of EMCLA and the related notes thereto, the unaudited pro forma condensed consolidated financial statements of EMCLA and the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere in this Prospectus.

                                                                                                        THREE MONTHS
                                                          YEAR ENDED DECEMBER 31,                      ENDED MARCH 31,
                                          -------------------------------------------------------   ---------------------
                                            1992        1993       1994       1995        1996        1996        1997
                                          ---------   --------   --------   ---------   ---------   ---------   ---------
                                                      (IN THOUSANDS, EXCEPT RATIO, MARGIN AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Gross Revenues..........................  $  61,935   $106,813   $125,478   $ 186,365   $ 337,405   $  60,782   $  93,812
Net Revenues............................     53,969     93,504    109,516     162,931     293,850      53,371      81,897
Station operating expenses excluding
  depreciation and amortization.........     34,968     60,656     68,852      97,674     174,344      37,426      52,984
Depreciation and amortization...........     11,596     33,524     30,596      47,005      93,749      22,676      26,015
Corporate general and administrative
  expenses..............................      1,717      2,378      2,672       4,475       7,797       1,492       2,330
Other nonrecurring costs(1).............         --      7,002         --          --          --          --          --
                                          ---------   --------   --------   ---------   ---------   ---------   ---------
Operating income (loss).................      5,688    (10,056)     7,396      13,777      17,960      (8,223)        568
Interest expense........................     10,112     13,878     13,809      19,199      37,527       8,973       8,053
Other (income) expense, net(2)..........        565     (3,185)    (6,452)        236        (477)         --        (165)
                                          ---------   --------   --------   ---------   ---------   ---------   ---------
Income (loss) before income taxes and
  extraordinary income..................     (4,989)   (20,749)        39      (5,658)    (19,090)    (17,196)     (7,320)
Income tax expense (benefit)............         --         --         --         192      (2,896)     (2,923)     (1,309)
                                          ---------   --------   --------   ---------   ---------   ---------   ---------
Income (loss) before extraordinary
  item..................................     (4,989)   (20,749)        39      (5,850)    (16,194)    (14,273)     (6,011)
Extraordinary loss on early
  extinguishment of debt(3).............      1,798         --      3,585          --          --          --          --
                                          ---------   --------   --------   ---------   ---------   ---------   ---------
Net loss attributable to common stock...  $  (6,787)  $(20,749)  $ (3,546)  $  (5,850)  $ (16,194)  $ (14,273)  $  (6,011)
                                          =========   ========   ========   =========   =========   =========   =========
OTHER DATA:
Broadcast cash flow(4)..................  $  19,001   $ 32,848   $ 40,664   $  65,257   $ 119,506   $  15,945   $  28,913
Broadcast cash flow margin..............         35%        35%        37%         40%         41%         30%         35%
EBITDA(4)...............................  $  17,284   $ 23,468   $ 37,992   $  60,782   $ 111,709   $  14,453   $  26,583
Capital expenditures....................        867      1,735      5,227       2,642       6,543         344         672
Ratio of earnings to fixed charges(5)...         --         --       1.0x          --          --          --          --

                                                                                                        THREE MONTHS
                                                          YEAR ENDED DECEMBER 31,                      ENDED MARCH 31,
                                          -------------------------------------------------------   ---------------------
                                            1992        1993       1994       1995        1996        1996        1997
                                          ---------   --------   --------   ---------   ---------   ---------   ---------
                                                      (IN THOUSANDS, EXCEPT RATIO, MARGIN AND PER SHARE DATA)
BALANCE SHEET DATA (END OF PERIOD):
Working capital, excluding current
  portion of long-term debt.............  $  13,456   $ 18,498   $ 19,952   $  34,556   $  67,921   $  39,871   $  68,183
Intangible assets, net..................    181,022    212,517    233,494     458,787     853,643     762,874     928,440
Total assets............................    234,852    283,505    297,990     552,347   1,020,959     908,900   1,186,655
Long-term debt (including current
  portion)..............................    165,000    152,000    174,000     201,000     358,000     510,000     535,375
Stockholders' equity....................      2,905    120,968    112,353     304,577     549,411     289,416     543,524
CASH FLOW DATA:
Net cash provided by operating
  activities............................  $   5,379   $ 14,959   $ 19,880   $  40,387   $  48,050   $  14,860   $  19,241
Net cash used in investing activities...   (101,248)   (76,163)   (32,928)   (192,112)   (461,938)   (315,506)   (194,383)
Net cash provided by financing
  activities............................     97,329     62,043     11,683     153,939     413,518     304,432     177,351

---------------
(1) Consists of a non-cash charge resulting from the grant of employee stock options prior to Evergreen's initial public offering.

(2) Includes gain on dispositions of assets of $3,392 and $6,991 in 1993 and 1994, respectively.

(3) In connection with its debt refinancing in 1992 and 1994, EMCLA wrote off the unamortized balance of deferred debt issuance costs of $1,798 and $3,585, respectively, as an extraordinary charge.

(4) Broadcast cash flow consists of station operating income excluding depreciation and amortization, and corporate general and administrative expense and non-cash stock option compensation expense. EBITDA consists of operating income before depreciation, amortization and non-cash stock option compensation expense. Although broadcast cash flow and EBITDA are not calculated in accordance with generally accepted accounting principles, EMCLA believes that broadcast cash flow and EBITDA are widely used in the broadcast industry as a measure of a station group's operating performance. Nevertheless, these measures should not be considered in isolation or as a substitute for operating income, cash flows from operating activities or any other measure for determining EMCLA's operating performance or liquidity that is calculated in accordance with generally accepted accounting principles. Broadcast cash flow and EBITDA do not take into account EMCLA's debt service requirements and other commitments and, accordingly, broadcast cash flow and EBITDA are not necessary indications of amounts that may be available for reinvestment in EMCLA's business or other discretionary uses.

(5) For purposes of this calculation, "earnings" consist of income (loss) before income taxes and fixed charges. "Fixed charges" consist of interest, amortization of debt issuance costs and the component of rental expense believed by management to be representative of the interest factor thereon. Earnings were insufficient to cover fixed charges by $4,989, $20,749, $5,658 and $19,090 for the years ended December 31, 1992, 1993, 1995, and 1996, respectively and by $17,196 and $7,320 for the three months ended March 31, 1996 and 1997, respectively.

                       CHANCELLOR RADIO BROADCASTING COMPANY

                  SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

    The selected consolidated historical financial data presented below as of and for each of the five years in the period ended December 31, 1996 have been derived from the annual audited consolidated financial statements of CRBC, which consolidated financial statements have been audited by Coopers & Lybrand LLP, independent certified public accountants. The selected consolidated historical financial data as of March 31, 1996 and 1997 and for the three months ended March 31, 1996 and 1997 have been derived from the unaudited historical consolidated financial statements of CRBC. The selected consolidated financial data for CRBC in the following table reflects (i) the results of Old Chancellor Communications for the years ended December 31, 1992 and 1993 and (ii) the results of operations of CRBC from January 10, 1994. In the opinion of management of CRBC, the unaudited consolidated financial data reflect all adjustments, which are of a normal recurring nature, necessary for a fair presentation of the financial position and results of operations for the unaudited periods. The historical results of operations for the three months ended March 31, 1997, are not necessarily indicative of the results to be expected for the full year. The consolidated historical financial results of CRBC are not comparable from period to period because of the acquisition and disposition of various radio stations by CRBC during the periods covered (See "Pro Forma Financial Statements"). The following data should be read in conjunction with the historical consolidated financial statements of CRBC and the related notes thereto, the unaudited pro forma condensed consolidated financial statements of CRBC and the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere herein.

                                  OLD CHANCELLOR                CHANCELLOR RADIO BROADCASTING COMPANY
                                  COMMUNICATIONS      ---------------------------------------------------------
                                 -----------------                                        THREE MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,                         MARCH 31,
                                 ---------------------------------------------------    -----------------------
                                  1992      1993        1994       1995       1996        1996         1997
                                 -------   -------    --------   --------   --------    ---------   -----------
                                                (IN THOUSANDS EXCEPT MARGIN AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Gross revenues.................  $14,310   $17,478    $ 30,080   $ 73,279   $203,188    $  29,089   $    63,477
Net revenues...................   12,121    14,717      26,317     64,322    178,401       25,642        55,854
Station operating expenses
  excluding depreciation and
  amortization.................    8,738     9,738      15,660     37,464    111,210       16,492        38,187
Depreciation and
  amortization.................    1,102     1,014       2,954      8,256     20,877        4,525         8,109
Corporate general and
  administrative expenses......      544       568         600      1,816      4,845        1,008         1,712
Merger expense(1)..............       --        --          --         --         --           --         2,056
Stock option compensation(2)...       --        --          --      6,360      3,800          950           950
                                 -------   -------    --------   --------   --------    ---------   -----------
Operating income (loss)........    1,737     3,397       7,103     10,426     37,669        2,667         4,840
Interest expense...............      724       700       5,247     18,115     35,704        7,647        11,420
Other (income) expense(3)......       93        (2)        (20)        42         68            6        (1,632)
                                 -------   -------    --------   --------   --------    ---------   -----------
Income (loss) before income
  taxes and extraordinary
  item.........................      920     2,699       1,876     (7,731)     1,897       (4,986)       (4,948)
Income tax expense (benefit)...      521     1,235       1,164      3,800      4,612          939          (400)
                                 -------   -------    --------   --------   --------    ---------   -----------
Net income (loss) before
  extraordinary item...........      399     1,464         712    (11,531)    (2,715)      (5,925)       (4,548)
Extraordinary loss on early
  extinguishment
  of debt......................       --        --         818         --      4,177        4,646         2,749
                                 -------   -------    --------   --------   --------    ---------   -----------
Net income (loss)..............      399     1,464        (106)   (11,531)    (6,892)     (10,571)       (7,297)
Preferred stock dividends......       --        --          --         --     11,557        1,660         8,135
Loss on repurchase of preferred
  stock........................       --        --          --         --     16,570       16,570            --
                                 -------   -------    --------   --------   --------    ---------   -----------
Net income (loss) attributable
  to common stock..............      399     1,464        (106)   (11,531)   (35,019)     (28,801)      (15,432)
                                 =======   =======    ========   ========   ========    =========   ===========

                                        OLD CHANCELLOR               CHANCELLOR RADIO BROADCASTING COMPANY
                                                           ---------------------------------------------------------
                                        COMMUNICATIONS
                                     --------------------
                                                                                               THREE MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,                        MARCH 31,
                                     -----------------------------------------------------  ------------------------
                                       1992       1993       1994       1995       1996        1996         1997
                                     ---------  ---------  ---------  ---------  ---------  ----------  ------------
                                                     (IN THOUSANDS EXCEPT MARGIN AND PER SHARE DATA)
DATA:Broadcast cash flow(4)........  $   3,383  $   4,979  $  10,657  $  26,858  $  67,191  $    9,150  $     17,667
Broadcast cash flow margin.........         28%        34%        41%        42%        38%         36%           32%
EBITDA(4)..........................  $   2,839  $   4,411  $  10,057  $  25,042  $  62,346  $    8,142  $     13,899
Capital expenditures...............         86          8        239      1,710      3,209         820         1,564
Ratio of earnings to combined fixed
  charges and preferred stock
  dividends(5).....................       2.17x      4.51x      1.35x        --         --          --            --
BALANCE SHEET DATA (END OF PERIOD):
Working capital, excluding current
  portion of long-term debt........  $   2,304  $   1,739  $   6,178  $   5,826  $  29,319  $   14,169  $     37,586
Intangibles and other, net and
  deferred financing costs, net....     13,056     12,679    189,982    208,093    568,129     573,716       992,514
Total assets.......................     20,542     19,275    219,576    241,123    690,743     673,287     1,175,723
Long-term debt (including current
  portion).........................         --         --    151,664    172,170    355,313     357,128       536,621
Redeemable preferred stock.........         --         --         --         --    107,222      97,652       307,174
Stockholders' equity...............     19,084     17,145     59,894     54,723    200,991     181,719       307,076
CASH FLOW DATA:
Net cash provided by operating
  activities.......................  $   2,022  $   3,606  $     691  $   5,471  $  24,047  $    8,785  $      6,045
Net cash used in investing
  activities.......................        (86)        (8)  (204,748)   (26,061)  (442,742)   (406,386)     (480,632)
Net cash provided by (used in)
  financing activities.............     (2,018)    (3,402)   205,574     20,388    421,169     398,802       475,780


---------------

(1) Consists of costs incurred by CRBC during the three months ended March 31, 1997 in connection with the Merger.

(2) Consists of a non-cash charge resulting from the grant of employee stock options.

(3) Includes gain on disposition of assets of $1,513 during the three months ended March 31, 1997.


(4) Broadcast cash flow consists of station operating income excluding depreciation and amortization, and corporate general and administrative expense, merger expense and non-cash stock option compensation expense. EBITDA consists of operating income before depreciation, amortization and non-cash stock option compensation expense. Although broadcast cash flow and EBITDA are not calculated in accordance with generally accepted accounting principles, CRBC believes that broadcast cash flow and EBITDA are widely used in the broadcast industry as a measure of a stations group's operating performance. Nevertheless, these measures should not be considered in isolation or as a substitute for operating income, cash flows from operating activities or any other measure for determining CRBC's operating performance or liquidity that is calculated in accordance with generally accepted accounting principles. Broadcast cash flow and EBITDA do not take into account CRBC's debt service requirements and other commitments and, accordingly, broadcast cash flow and EBITDA are not necessary indications of amounts that may be available for reinvestment in CRBC's business or other discretionary uses.


(5) For purposes of this calculation, "earnings" consist of income (loss) before income taxes and fixed charges. "Fixed charges" consist of interest, amortization of debt issuance costs and the component of rental expense believed by management to be representative of the interest factor thereon. Earnings were insufficient to cover combined fixed charges and preferred stock dividends by $7,731 and $17,365 for the years ended December 31, 1995 and 1996, respectively and by $7,753 and $18,506 for the three months ended March 31, 1996 and 1997, respectively.

                                  RISK FACTORS

     In considering whether to exercise appraisal rights pursuant to Section 262 of the DGCL, holders of CRBC Series A Preferred Stock and CRBC Junior Preferred Stock should carefully consider the following factors.

SUBSTANTIAL LEVERAGE; HISTORY OF NET LOSSES AND INSUFFICIENCY OF EARNINGS TO COVER COMBINED FIXED CHANGES AND PREFERRED STOCK DIVIDENDS


     Each of EMCLA and CRBC has, and following the Merger the Surviving Subsidiary Corporation will continue to have, consolidated indebtedness that is substantial in relation to its stockholder's equity. Upon consummation of the Merger, the Surviving Subsidiary Corporation will be subject to the terms of the EMCLA Senior Credit Facility, the indenture (the "CRBC 9 3/8% Indenture") governing the $200.0 million principal amount of 9 3/8% Senior Subordinated Notes due 2004 of CRBC (the "CRBC 9 3/8% Notes") being assumed by EMCLA in connection with the Subsidiary Merger, the indenture (the "CRBC 8 3/4% Indenture") governing the $200.0 million principal amount of 8 3/4% Senior Subordinated Notes due 2007 of CRBC (the "CRBC 8 3/4% Notes") being assumed by EMCLA in connection with the Subsidiary Merger and the certificates of designation for the Surviving Subsidiary Series A Preferred Stock and the Surviving Subsidiary Junior Preferred Stock, each of which will limit the incurrence of additional indebtedness by the Surviving Corporation. As of March 31, 1997, EMCLA's outstanding long-term indebtedness (including current portion) was approximately $535.4 million, and CRBC's long-term indebtedness (including current portion) was approximately $536.6 million. Consummation of the Pending Transactions and the Financing Transactions will cause the Surviving Subsidiary Corporation's indebtedness to significantly exceed the amount of EMCLA's or CRBC's individual and combined outstanding indebtedness. As of March 31, 1997, on a pro forma basis after giving effect to those Completed Transactions consummated after such date, the Pending Transactions (including the SFX Exchange which, as described above, may not be consummated) and the Financing Transactions, but without giving effect to the Bonneville Acquisition, the Denver Acquisition or the Douglas AM Dispositions, the Surviving Subsidiary Corporation would have had outstanding long-term indebtedness (including current portion) of approximately $2.17 billion, redeemable preferred stock with an aggregate liquidation preference of $319.2 million, an accumulated deficit of $77.5 million and stockholder's equity of $1.56 billion. In addition to the foregoing long-term indebtedness, it is expected that the Surviving Subsidiary Corporation will finance the Bonneville Acquisition and the Denver Acquisition through the incurrence of approximately $109.5 million in additional long-term indebtedness. Moreover, EMCLA expects to borrow up to $144.0 million under the EMCLA Senior Credit Facility, and CRBC expects to borrow up to $36.0 million under the CRBC Restated Credit Facility to be distributed to Evergreen and Chancellor, respectively, and to be used by Evergreen and Chancellor as the equity capital required to finance their respective shares of the Katz Acquisitions. See "-- Katz Acquisition."



     The degree to which the Surviving Subsidiary Corporation will be leveraged could have material consequences, including, but not limited to, the following:
(i) the Surviving Subsidiary Corporation's ability to obtain additional financing in the future for acquisitions, working capital, capital expenditures, and general corporate or other purposes may be impaired; (ii) a substantial portion of the Surviving Subsidiary Corporation's cash flow will be required for debt service under the EMCLA Senior Credit Facility, the CRBC 9 3/8% Senior Notes and the CRBC 8 3/4% Senior Notes, and payment of cash dividends to the Surviving Mezzanine Corporation, which will, in turn, distribute dividends paid to it to the Surviving Corporation to enable the Surviving Corporation to pay cash dividends on the Surviving Corporation 7% Convertible Preferred Stock and the Evergreen $3.00 Convertible Preferred Stock; (iii) commencing in February 2001, the Surviving Subsidiary Corporation will have substantial cash dividend requirements on the Surviving Subsidiary Series A Preferred Stock and, commencing in January 2002, on the Surviving Subsidiary Junior Preferred Stock;
(iv) the Surviving Subsidiary Corporation's level of indebtedness could make it more vulnerable to economic downturns, limit its ability to withstand competitive pressures and reduce its flexibility in responding to changing business and economic conditions; and (v) the agreements governing the Surviving Subsidiary Corporation's consolidated long term debt (and, to a lesser extent, the certificates of designation for the Surviving Subsidiary Series A Preferred Stock and the Surviving Subsidiary Junior Preferred Stock) contain numerous restrictive operating and financial covenants with which the Surviving Subsidiary Corporation must comply, and the failure by the Surviving Subsidiary Corporation to comply with such covenants in such instruments could result in an event of default, which could permit acceleration of the debt under such instruments and in some cases acceleration of debt under other instruments that contain cross-default or cross-acceleration provisions.

     The ability of the Surviving Subsidiary Corporation to pay interest and principal on its debt obligations and to pay cash dividends on the Surviving Subsidiary Series A Preferred Stock and Surviving Subsidiary Junior Preferred Stock will depend upon its future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond its control. The Surviving Subsidiary Corporation anticipates that its operating cash flow, together with borrowings under the EMCLA Senior Credit Facility, will be sufficient to meet its operating expenses, to service its debt requirements and to pay cash dividends on the Surviving Subsidiary Series A Preferred Stock and Surviving Subsidiary Junior Preferred Stock as they become due. However, if the Surviving Subsidiary Corporation is unable to meet such requirements, it will be forced to pursue one or more alternative strategies such as selling assets, restructuring or refinancing its indebtedness, or seeking additional equity capital. There can be no assurance that any of these strategies could be effected on satisfactory terms, if at all, or that the approval of the FCC could be obtained on a timely basis or at all, for the transfer of any of the stations' licenses in connection with a proposed sale of assets.


     Each of EMCLA and CRBC has historically experienced, on a consolidated basis, net losses, as a result of various factors, including significant interest charges, certain non-recurring expenses and depreciation and amortization charges relating to the acquisition of radio broadcasting stations. EMCLA's net loss attributable to common stock for the years ended December 31, 1994, 1995 and 1996 and for the three months ended March 31, 1997 was $3.5 million, $5.9 million, $16.2 million and $6.0 million, respectively. CRBC's net loss attributable to common stock for the years ended December 31, 1994, 1995 and 1996 and for the three months ended March 31, 1997 was $0.1 million, $11.5 million, $35.0 million and $15.4 million respectively. On a pro forma basis, after giving effect to the Completed Transactions, the Pending Transactions (including the SFX Exchange which, as described above, may not be consummated), the Financing Transactions, the 1996 Evergreen Equity Offerings, the 1996 Preferred Stock Conversion and the Chancellor Offerings as though such transactions had occurred on January 1, 1996, but without giving effect to the Bonneville Acquisition, the Denver Acquisition or the Douglas AM Dispositions, the Surviving Subsidiary Corporation would have had a net loss attributable to common stock of $186.3 million and $51.7 million for the year ended December 31, 1996 and for the three months ended March 31, 1997, respectively. Consequently, on that pro forma basis, the Surviving Subsidiary Corporation's earnings would have been insufficient to cover combined fixed charges and preferred stock dividends by $265.5 million and $74.2 million for the year ended December 31, 1996 and the three months ended March 31, 1997, respectively. The acquisition of radio broadcasting stations has been and will continue to be an important part of the Surviving Subsidiary Corporation's operating strategy and EMCLA and CRBC expect that amortization charges and interest expenses relating to past and possible future acquisitions of radio broadcasting stations will continue to have a significant adverse effect on the Surviving Subsidiary Corporation's reported results.


NECESSITY OF GOVERNMENTAL REVIEWS AND APPROVALS PRIOR TO CONSUMMATION OF THE PENDING TRANSACTIONS; REQUIRED DISPOSITIONS


     Approval of the FCC is required for the issuance, renewal or transfer of radio broadcast station operating licenses. In addition, the consummation of each of the Pending Transactions is conditioned upon the expiration or termination of the applicable waiting period under the HSR Act. To date, (i) the FCC has approved the Gannett Acquisition, the Secret/Philadelphia Acquisition, the Greater Media Disposition, the Douglas Chicago Disposition, the Douglas AM Dispositions and the ABC/Detroit Disposition, (ii) the waiting periods required under the HSR Act for the Merger, the Gannett Acquisition, the Secret/Philadelphia Acquisition, the Greater Media Disposition, the ABC/Detroit Disposition and the Bonneville Acquisition have expired or been terminated, and
(iii) no waiting period under the HSR Act was required for the Douglas Chicago Disposition or the Douglas AM Dispositions. EMCLA and CRBC will be required to divest certain radio stations, including stations in the San Francisco, Washington, D.C. and Detroit markets, in order to obtain the necessary FCC authorizations and approvals of the Merger. In order to comply with the FCC's ownership limitations, EMCLA or CRBC has each entered into one or more contracts to sell stations and/or FCC authorizations in the Chicago, San Francisco, Philadelphia, Washington, D.C. and Detroit markets. There can be no assurance that the necessary dispositions will be consummated and, if any such dispositions are not consummated, there can be no assurance that other buyers for the stations required to be disposed of will be found or that any such dispositions could be effected acceptable prices. If any of these dispositions are not consummated on a timely basis, it is possible that the consummation of the Merger or other Pending Transactions would be delayed. There can be no assurance that any governmental agency will approve or take any other required action with respect to the Pending Transactions, and, if approvals are received or actions are taken, that such approvals or actions will not require further divestitures or be conditioned upon matters that would cause EMCLA or CRBC to abandon one or more of the Pending Transactions or that no action will be brought challenging such approvals or actions, or, if such challenge is made, as to the result thereof. See "The Merger -- Regulatory Concerns." The nonconsummation of any of the Pending Dispositions could have a material adverse effect on EMCLA's or CRBC's ability to consummate the Subsidiary Merger.



FCC CONSENT FOR MERGER



     Consummation of the Merger is subject to the conditions that the FCC grant its consent to the transfer of control of the FCC licenses and authorizations held by Evergreen and Chancellor and their respective subsidiaries to the public stockholders of the Surviving Corporation as a group (the "FCC Consent"), and that the FCC Consent become a final and nonappealable order. See "The Merger Agreement -- Conditions to the Merger" and "The Merger -- Regulatory Concerns." As of August 4 , 1997, the FCC had not yet granted the FCC Consent. Evergreen and Chancellor expect that the FCC will grant the FCC Consent prior to the Evergreen Annual Meeting and the Chancellor Special Meeting, although it is not possible to predict the timing, or even the outcome, of such expected actions with certainty. No petitions to deny or similar applications against the requests seeking the FCC Consent are pending as of August 4, 1997. Upon grant of the FCC Consent, interested parties would have until 30 days after such consent is released to seek review thereof by filing a petition for reconsideration, or application for review, with the full FCC, or to file an appeal in federal court. Moreover, within 40 days of release of such consent, the FCC could, on its own motion, reconsider its consent. Should the FCC Consent be granted prior to the Evergreen Annual Meeting and the Chancellor Special Meeting, Evergreen and Chancellor expect that they will waive the condition to consummate the Merger that such consent be a final, nonappealable order. Prior to the expiration of such 30-or 40-day reconsideration period, there can be no assurance that any consent granted would become a final and nonappealable order, and if the consent were to be subsequently reversed or otherwise vacated, there could be a material adverse effect on the Surviving Corporation.


CONDITIONS TO CONSUMMATION OF MERGER

     Consummation of the Merger is subject to a number of conditions, including approval by the stockholders of each of Evergreen and Chancellor, various governmental approvals, the prior or simultaneous consummation of the Required Dispositions (as defined) and the increase in the commitments under the EMCLA Senior Credit Facility from $1.75 billion to $2.50 billion. Furthermore, under the terms of the CRBC 9 3/8% Indenture, the CRBC 8 3/4% Indenture and the certificates of designation for the CRBC Series A Preferred Stock and CRBC Junior Preferred Stock, the Merger may not be consummated unless, after giving effect thereto, leverage is less than a specified multiple of the EBITDA of CRBC and EMCLA and their respective subsidiaries on a combined basis. There can be no assurance that any of these conditions will be satisfied.

INTEGRATION OF ACQUISITIONS

     Upon consummation of the Pending Transactions, the Surviving Subsidiary Corporation will hold a significantly larger portfolio of radio stations than either EMCLA or CRBC has held in the past. In addition, management of both EMCLA and CRBC are regularly involved in discussions with third parties regarding potential acquisitions, and the Surviving Subsidiary Corporation may pursue an active acquisition strategy that could result in significant additional expansion in the future. Assuming the consummation of all Pending Transactions, the Surviving Subsidiary Corporation's future operations and earnings will be largely dependent on the Surviving Subsidiary Corporation's ability to integrate the stations proposed to be acquired thereunder. The Surviving Subsidiary Corporation must, among other things, integrate management and employee personnel and combine certain administrative procedures. The integration of the stations proposed to be acquired involve numerous other risks, including the potential loss of key employees of acquired stations. There can be no assurance that the Surviving Subsidiary Corporation will successfully integrate the stations proposed to be acquired, and the failure to do so could have a material adverse effect on its results of operations and financial condition. In addition, the need to focus management's attention on the integration of these stations may limit the ability of the Surviving Subsidiary Corporation to successfully pursue other opportunities for a period of time.


     The acquisition strategy of EMCLA, CRBC and, following the consummation of the Subsidiary Merger, the Surviving Subsidiary Corporation, involves numerous other risks, including increasing leverage and debt service requirements, the diversion of management's attention from other business concerns and the potential loss of key employees of acquired stations. The availability of additional acquisition financing cannot be assured, and depending on the terms of the proposed acquisitions and financings, could be restricted by the terms of the EMCLA Senior Credit Facility, the CRBC 9 3/8% Indenture, the CRBC 8 3/4% Indenture or the certificates of designation for the Surviving Corporation 7% Convertible Preferred Stock, the Evergreen $3.00 Convertible Preferred Stock, the Surviving Subsidiary Series A Preferred Stock and the Surviving Subsidiary Junior Preferred Stock. There can be no assurance that or any future acquisitions will not have a material adverse effect on the financial condition and results of operations of the Surviving Subsidiary Corporation.


KATZ ACQUISITION


     On July 14, 1997, Evergreen, Chancellor and Katz Media Group Inc. ("Katz") entered into an agreement pursuant to which a jointly-owned affiliate of Evergreen and Chancellor would acquire Katz, a full-service media representation firm, in a tender offer transaction valued at approximately $373 million (the "Katz Acquisition"). Upon consummation of the Katz Acquisition, which is expected to occur shortly before the Merger, Evergreen and Chancellor intend, at least in the near term, to operate Katz as a separate, stand-alone subsidiary of Evergreen and Chancellor and not as a subsidiary of EMHC, EMCLA or CRBC. Accordingly, neither the assets nor the results of operations of Katz will be reflected in the consolidated financial statements of EMCLA, CRBC or the Surviving Subsidiary Corporation. Holders of Surviving Subsidiary Series A Preferred Stock and Surviving Subsidiary Junior Preferred Stock should not assume that following the Subsidiary Merger the Surviving Subsidiary Corporation will have any interest in the business or operations of Katz. Evergreen and Chancellor are presently exploring whether, following the Subsidiary Merger and assuming the consummation of the Katz Acquisition, Katz should be combined with the Surviving Subsidiary Corporation. However, at this time, no definitive decision has been made whether to pursue such a combination.


COMPETITIVE NATURE OF RADIO BROADCASTING

     The radio broadcasting industry is a highly competitive business. The success of each of the Surviving Subsidiary Corporation's stations will be dependent, to a significant degree, upon its audience ratings and share of the overall advertising revenue within its market. The Surviving Subsidiary Corporation's stations will compete for listeners and advertising revenue directly with other radio stations, as well as with other media, within their respective markets. The Surviving Subsidiary Corporation will also compete with other broadcasting operators for acquisition opportunities, and prices for radio stations in major markets have increased significantly in recent periods. To the extent the rapid pace of consolidation in the radio broadcasting industry continues, certain competitors may emerge with larger portfolios of major market radio stations, greater ability to deliver large audiences to advertisers and more access to capital resources than the Surviving Subsidiary Corporation. The Surviving Subsidiary Corporation's audience ratings and market share will be subject to change and any adverse change in a particular market could have a material and adverse effect on the revenue of the Surviving Subsidiary Corporation's stations located in that market. There can be no assurance that any one of the Surviving Subsidiary Corporation's stations will be able to maintain or increase its current audience ratings or advertising revenue market share.

     The radio broadcasting industry is also subject to competition from new media technologies that are being developed or introduced, such as the delivery of audio programming by cable television systems, direct broadcast satellite ("DBS") systems and other digital audio broadcasting formats to local and national audiences. In addition, the FCC has auctioned spectrum for a new satellite-delivered Digital Audio Radio Service ("DARS"). These actions may result in the introduction of several new national or regional multi-channel and multi-format satellite radio services with sound quality equivalent to compact discs. Another possible competitor to traditional radio is In Band On Channel ("IBOC") digital radio. IBOC could provide multi-channel, multi-format digital radio services in the same band width currently occupied by traditional AM and FM radio services. EMCLA and CRBC cannot predict at this time the effect, if any, that any such new technologies may have on the radio broadcasting industry.

ANTITRUST MATTERS


     As a result of the recent consolidation of ownership in the radio broadcast industry, the Antitrust Division of the United States Department of Justice ("DOJ") has been giving closer scrutiny to acquisitions in the industry, including certain transactions involving EMCLA and CRBC. The consummation of certain Pending Transactions is subject to notification filing requirements, applicable waiting periods and possible review by the DOJ or the United States Federal Trade Commission (the "FTC") under the HSR Act and to date, the waiting periods for only certain of the Pending Transactions has expired or been terminated. See "-- Necessity of Governmental Reviews and Approvals Prior to Consummation of the Pending Transactions; Required Dispositions" and "The
Merger -- Regulatory Concerns." DOJ review of certain transactions has caused, and may continue to cause, delays in anticipated consummations of certain transactions and, in some cases, may result in attempts by DOJ to enjoin such transactions or negotiated modifications of the proposed transactions. Such delays, injunctions and modifications could have an adverse effect on EMCLA, CRBC and the Surviving Subsidiary Corporation and, although unlikely, may result in the abandonment of some of these otherwise attractive transactions.


     The DOJ has stated publicly that it has established certain revenue and audience share concentration benchmarks with respect to radio station acquisitions, above which a transaction may receive additional antitrust scrutiny. However, to date, the DOJ has also investigated transactions that do not meet or exceed these benchmarks and has cleared transactions that do exceed the benchmarks. Although each of EMCLA and CRBC do not believe that the acquisition strategy of the Surviving Subsidiary Corporation as a whole will be adversely affected in any material respect by antitrust review (including review under the HSR Act) or by additional divestitures that may have to occur as a result of the antitrust review, there can be no assurance that this will be the case.

RADIO BROADCASTING INDUSTRY SUBJECT TO FEDERAL REGULATION

     The radio broadcasting industry is subject to extensive regulation by the FCC under the Communications Act of 1934, as amended (as amended by the Telecommunications Act of 1996 (the "1996 Act"), the "Communications Act"). Approval of the FCC is required for the issuance, renewal or transfer of radio broadcast station operating licenses. See "-- Necessity of Governmental Reviews and Approvals Prior to Consummation of the Pending Transaction; Required Dispositions." In particular, the Surviving Subsidiary Corporation's business will be dependent upon its continuing to hold radio broadcasting licenses from the FCC that are issued for terms of up to eight years. While in the vast majority of cases such licenses are renewed by the FCC, there can be no assurance that any of the stations' licenses will be renewed at their expiration dates, or that renewals, if granted, will not include conditions or qualifications that could adversely affect the Surviving Subsidiary Corporation's operations. In addition, the Communications Act and the FCC rules restrict alien ownership and voting of capital stock of, and participation in affairs of, CRBC and EMCLA and, following the Subsidiary Merger, the Surviving Subsidiary Corporation. Moreover, laws, regulations and policies may be changed significantly over time and there can be no assurance that such changes will not have a material adverse affect on the Surviving Subsidiary Corporation's business, financial condition and results of operations.

     The 1996 Act, which amended the Communications Act in a number of important respects, has created significant new opportunities for radio broadcasters, but also has created uncertainties as to how the FCC and the courts will enforce and interpret the 1996 Act. Although the 1996 Act eliminated the national ownership ceiling previously applicable to radio broadcasters and also loosened restrictions previously applicable to ownership within single markets, significant restrictions remain on permitted levels of local ownership. In markets with 45 or more stations, ownership is limited to eight stations, no more than five of which can be FM or AM; in markets with 30-44 stations, ownership is limited to seven stations, no more than four of which can be FM or AM; in markets with 15-29 stations, ownership is limited to six stations, no more than four of which can be FM or AM; and in markets with 14 or fewer stations, ownership is limited to no more than 50.0% of the market's total and no more than three AM or FM. In order to comply with these limitations, EMCLA has sold three FM stations in the Chicago market, one FM station in the Washington, D.C. market and two FM stations in the San Francisco market, has additionally agreed to sell one AM radio station in the Chicago market, one AM station in the San Francisco market, two AM stations in the Washington, D.C. market and one FM station in the Philadelphia market, and CRBC has agreed to sell one FM station in the Detroit market. The consummation of those transactions are subject to the same contingencies applicable to the other Pending Transactions. See "-- Necessity of Governmental Reviews and Approvals Prior to Consummation of the Pending Transactions; Required Dispositions." Compliance with the FCC's multiple ownership rules is expected to cause the Surviving Subsidiary Corporation and other radio broadcasters to forego acquisition opportunities that they might otherwise wish to pursue. Compliance with these rules by third parties may also have a significant impact on the Surviving Subsidiary Corporation as, for example, in precluding the consummation of swap transactions that would cause such third parties to violate multiple ownership rules.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Holders of CRBC Series A Preferred Stock and CRBC Junior Preferred Stock should be aware that certain directors and executive officers of Evergreen and Chancellor have certain interests in the Merger that are different from, or in addition to, the interests of stockholders of Evergreen and Chancellor generally. See "The Merger -- Interests of Certain Persons in the Merger."

DEPENDENCE ON KEY PERSONNEL

     The Surviving Subsidiary Corporation's business will be dependent upon the performance of certain key individuals, including Thomas O. Hicks, its Chairman of the Board; Scott K. Ginsburg, its President and Chief Executive Officer; James de Castro, its Co-Chief Operating Officer; Steven Dinetz, its Co-Chief Operating Officer; and Matthew E. Devine, its Chief Financial Officer. The loss of the services of Mr. Hicks, Mr. Ginsburg, Mr. de Castro, Mr. Dinetz or Mr. Devine could have a material and adverse effect on the Surviving Subsidiary Corporation.

RESTRICTIONS IMPOSED BY TERMS OF INDEBTEDNESS AND PREFERRED STOCK

     The EMCLA Senior Credit Facility, the CRBC 9 3/8% Indenture and the CRBC
8 3/4% Indenture contain certain covenants that restrict, among other things, the ability of EMCLA and CRBC and, upon consummation of the Merger, will restrict the ability of the Surviving Subsidiary Corporation, to incur additional indebtedness, incur liens, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, impose restrictions on the ability of a subsidiary to pay dividends or make certain payments, enter into sale and leaseback transactions, conduct business other than the ownership and operation of radio broadcast stations, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets. The certificates of designation for the Surviving Subsidiary Series A Preferred Stock and the Surviving Subsidiary Junior Preferred Stock will contain certain similar covenants. In addition, the EMCLA Senior Credit Facility contains other restrictive covenants and prohibits EMCLA from prepaying its indebtedness. The EMCLA Senior Credit Facility also requires EMCLA to maintain specified financial ratios and to satisfy certain financial condition tests. EMCLA's or, following the consummation of the Subsidiary Merger, the Surviving Subsidiary Corporation's, ability to meet those financial ratios and financial condition tests can be affected by events beyond its control, and there can be no assurance that EMCLA or, following the consummation of the Subsidiary Merger, the Surviving Subsidiary Corporation, will meet those tests. A breach of any of these covenants could result in a default under the EMCLA Senior Credit Facility, the CRBC 9 3/8% Indenture or the CRBC 8 3/4% Indenture. In the event of an event of default under the EMCLA Senior Credit Facility, the CRBC 9 3/8% Indenture or the CRBC 8 3/4% Indenture, the lenders thereunder could elect to declare all amounts outstanding thereunder, together with accrued interest, to be immediately due and payable. In the case of the EMCLA Senior Credit Facility, if EMCLA were unable to repay these amounts, the lenders thereunder could, subject to compliance with the FCC's rules, seek to foreclose on the stock of EMCLA and its subsidiaries, which has been pledged to secure that indebtedness.

LIMITATIONS ON ABILITY TO PAY DIVIDENDS

     The EMCLA Senior Credit Facility limits, and upon the consummation of the Merger, the CRBC 9 3/8% Indenture, the CRBC 8 3/4% Indenture and the certificates of designation governing the Surviving Subsidiary Series A Preferred Stock and the Surviving Subsidiary Junior Preferred Stock will limit, but do not prohibit, the payment of dividends by EMCLA or, following the consummation of the Merger, the Surviving Subsidiary Corporation.

     In addition to these restrictions, under Delaware law the Surviving Subsidiary Corporation will be permitted to pay dividends on its capital stock, including the Surviving Subsidiary Corporation Series A Preferred Stock and the Surviving Subsidiary Junior Preferred Stock, only out of its surplus or, in the event that it has no surplus, out of its net profits for the year in which a dividend is declared or for the immediately preceding fiscal year. Surplus is defined as the excess of a company's total assets over the sum of its total liabilities plus the par value of its outstanding capital stock. In order to pay dividends in cash, the Surviving Subsidiary Corporation must have surplus or net profits equal to the full amount of the cash dividend at the time such dividend is declared. In determining the Surviving Subsidiary Corporation's ability to pay dividends, Delaware law permits the board of directors of the Surviving Subsidiary Corporation to revalue the Surviving Subsidiary Corporation's assets and liabilities from time to time to their fair market values in order to create surplus. The Surviving Subsidiary Corporation cannot predict what the value of its assets or the amount of its liabilities will be in the future and, accordingly, there can be no assurance that the Surviving Subsidiary Corporation will be able to pay dividends on the Surviving Subsidiary Series A Preferred Stock and the Surviving Subsidiary Junior Preferred Stock.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

EMCLA

  GENERAL


     Since the acquisition in May 1995 of Broadcasting Partners, Inc. ("BPI"), an eleven-station radio broadcasting group owning eight stations in the nation's ten largest radio markets (the "BPI Acquisition"), EMCLA has engaged in an acquisition strategy concentrating on expanding EMCLA's presence in the nation's largest radio markets. Implementation of this acquisition strategy was significantly accelerated in 1996 and to date in 1997 due to passage of the 1996 Act and the associated relaxation of national and local ownership limits. For a discussion of the various transactions completed and agreements entered into since January 1, 1996 as part of EMCLA's acquisition strategy, see "Pro Forma Financial Information" and "Business -- EMCLA -- Recent Developments." Consummation of the Pending Transactions (including the Merger and the Gannett Acquisition) will add 19 stations (15 FM and 4 AM) in EMCLA's current markets, and 40 stations in 10 markets not currently served by EMCLA.


     EMCLA's results of operations from period to period have not historically been comparable because of the impact of the various station acquisitions and dispositions that EMCLA has completed. The chart below summarizes the acquisitions and dispositions that EMCLA has completed from January 1, 1994 through March 31, 1997:

                       DATE OF       NUMBER OF                                               COST (PROCEEDS)
    TRANSACTION      TRANSACTION      STATIONS                    MARKET(S)                  (IN THOUSANDS)
    -----------      -----------   --------------                 ---------                  ---------------
Exchange                 4/94      2 FM in return  Exchanged Jacksonville for San Francisco     $ 25,421
                                      for 1 FM
BPI Acquisition          5/95        7 FM/4 AM     New York, Chicago, Dallas, Detroit,           258,634
                                                     Charlotte
Pyramid Acquisition      1/96        9 FM/3 AM     Chicago, Philadelphia, Boston,                316,343
                                                     Charlotte, Buffalo
Acquisition              5/96           1 FM       Boston                                         34,000
Disposition              7/96        1 FM/1 AM     Buffalo                                       (19,500)
Disposition              8/96           1 FM       Buffalo                                       (12,500)
Acquisition              8/96           1 FM       San Francisco                                  44,000
Acquisition             10/96           1 FM       Miami                                          65,000
Exchange                11/96      1 FM in return  Exchanged Boston for Washington, D.C.             N/A
                                      for 1 FM
Acquisition              1/97        1 FM/1 AM     Detroit                                        30,000
Acquisition              1/97        2 FM/1 AM     San Francisco                                 115,000

     In the following analysis, management discusses the broadcast cash flow of its radio station group. The performance of a radio station group is customarily measured by its ability to generate broadcast cash flow. The two components of broadcast cash flow are gross revenues (net of agency commissions) and operating expenses (excluding depreciation and amortization, corporate general and administrative expense and non-cash stock option compensation expense). The primary source of revenues is the sale of broadcasting time for advertising. EMCLA's most significant operating expenses for purposes of the computation of broadcast cash flow are employee salaries and commissions, programming expenses, and advertising and promotion expenses. EMCLA strives to control these expenses by working closely with local station management. EMCLA's revenues vary throughout the year. As is typical in the radio broadcasting industry, EMCLA's first calendar quarter generally produces the lowest revenues, and the fourth quarter generally produces the highest revenues.

     Data on broadcast cash flow, although not calculated in accordance with generally accepted accounting principles, is widely used in the broadcast industry as a measure of a company's operating performance. Nevertheless, this measure should not be considered in isolation or as a substitute for operating income, cash flows from operating activities or any other measure for determining EMCLA's operating performance or liquidity that is calculated in accordance with generally accepted accounting principles. Broadcast cash flow does not take into account EMCLA's debt service requirements and other commitments and, accordingly, broadcast cash flow is not necessarily indicative of amounts that may be available for dividends, reinvestment in EMCLA's business or other discretionary uses.

  THREE MONTHS ENDED MARCH 31, 1997 COMPARED TO THREE MONTHS ENDED MARCH 31,
1996

     EMCLA's results of operations for the three months ended March 31, 1997 are not comparable to the results of operations for the three months ended March 31, 1996 due to the impact of the various station acquisitions and dispositions discussed elsewhere in this Prospectus and reflected in the table above.

     Net revenues for the three months ended March 31, 1997 increased 53.4% to $81.9 million compared to $53.4 million for the three months ended March 31, 1997. Station operating expenses excluding depreciation and amortization for the first quarter of 1997 increased 41.6% to $53.0 million compared to $37.4 million for the same quarter in 1996. Station operating income excluding depreciation and amortization and corporate, general and administrative expense (broadcast cash flow) for the first quarter of 1997 increased 81.3% to $28.9 million compared to $15.9 million for the same quarter in 1996. The increase in net revenues, station operating expenses, and broadcast cash flow was primarily attributable to the impact of the various station acquisitions and dispositions described elsewhere in this Prospectus and time brokerage agreements, in addition to the overall net operational improvements realized by EMCLA's radio stations.

     Depreciation and amortization for the first quarter of 1997 increased 14.7% to $26.0 million compared to $22.7 million for the same period in 1996. The increase represents additional depreciation and amortization due to the impact of the recent acquisitions, offset by decreases due to certain intangibles which became fully amortized in 1996 and 1997.

     Corporate general and administrative expenses for the first quarter of 1997 increased 56.2% to $2.3 million compared to $1.5 million for the same period in 1996. The increase is due to the growth of EMCLA, and related increase in properties and staff, primarily due to the recent acquisitions.

     As a result of the above factors, EMCLA realized $0.6 million of operating income for the first quarter of 1997 compared to an operating loss of $8.2 million for the first quarter of 1996.

     Interest expense for the first quarter of 1997 decreased 10.3% to $8.1 million compared to $9.0 million for the same period in 1996. The net decrease in interest expense was primarily due to the repayment of borrowings under the revolving portion of EMCLA's, prior senior credit facility from the net proceeds of $264.2 million from Evergreen's public offering of 9,000,000 shares of its Class A Common Stock on October 17, 1996 that were contributed to EMCLA, and an overall decrease in EMCLA's borrowings rates, offset by additional bank borrowings of approximately $254.5 million which, together with the net proceeds of $19.5 million from the sale of WHTT-FM/AM in Buffalo on July 19, 1996 and $12.5 million from the sale of WSJZ-FM in Buffalo on August 1, 1996, were used to finance the acquisitions of WKLB-FM, KYLD-FM, WEDR-FM, WWWW-FM, WDFN-AM, KKSF-FM and KDFC-FM/AM during 1996 and the first quarter of 1997.

     The income tax benefit for the three months ended March 31, 1997 is comprised of current federal and state income tax expense and a deferred federal income tax benefit.

     Dividends paid to Evergreen to enable Evergreen to pay dividends on its preferred stock were $1.2 million for the first quarter of 1996. There were no dividends paid to Evergreen for the three months ended March 31, 1997 due to the conversion by Evergreen of a total of 1,608,297 shares of Evergreen's formerly outstanding convertible exchangeable preferred stock into a total of 5,025,916 shares of Evergreen's Class A Common Stock and the redemption of the remaining 1,703 shares of formerly outstanding convertible exchangeable preferred stock during 1996.

     As a result of the above factors, EMCLA incurred a $6.0 million net loss attributable to common stock for the first quarter of 1997 compared to a $15.5 million net loss for the same period in 1996.

  YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

     EMCLA's results of operations for the year ended December 31, 1996 are not comparable to the results of operations for the year ended December 31, 1995 due to the impact of the various station acquisitions and dispositions discussed elsewhere in this Prospectus and reflected in the table above.

     Net revenues for the year ended December 31, 1996 increased 80.4% to $293.9 million compared to $162.9 million for the year ended December 31, 1995. Station operating expenses excluding depreciation and amortization for 1996 increased 78.5% to $174.3 million compared to $97.7 million in 1995. Station operating income excluding depreciation and amortization and corporate general and administrative expense (broadcast cash flow) for 1996 increased 83.1% or $54.2 million to $119.5 million compared to $65.3 million in 1995. The increase in net revenues, station operating expenses, and broadcast cash flow was primarily attributable to the impact of the various station acquisitions and dispositions described elsewhere in this Prospectus, in addition to the overall net operational improvements realized by EMCLA's radio stations.

     Depreciation and amortization for 1996 increased 99.4% to $93.7 million compared to $47.0 million in 1995. The increase represents additional depreciation and amortization expenses due to the impact of recent acquisitions, offset by decreases due to certain intangibles which became fully amortized in 1995 and 1996.

     Corporate general and administrative expenses for 1996 increased 74.2% to $7.8 million compared to $4.5 million in 1995. The increase is due to the growth of EMCLA, and related increase in properties and staff, primarily due to recent acquisitions.

     As a result of the above factors, operating income for 1996 increased 30.4% to $18.0 million compared to $13.8 million in 1995.

     Interest expense for 1996 increased 95.5% to $37.5 million compared to $19.2 million in 1995. The net increase in interest expense was primarily due to additional bank borrowings required to finance the acquisition of Pyramid Communications, Inc. (the "Pyramid Acquisition"), a radio broadcasting company with nine FM and three AM radio stations in five radio markets, as well as the other station acquisitions referred to above, offset by repayment of borrowings under the revolving credit portion of EMCLA's prior senior credit agreement from the net proceeds of approximately $264.2 million from Evergreen's public offering of Class A Common Stock in October 1996, contributed to EMCLA in an equity contribution, and an overall decrease in the EMCLA's borrowing rates.

     The provision for income tax expense for the year ended December 31, 1996 is comprised of current federal and state taxes of $.5 million and $1.0 million, respectively, and a deferred federal income tax benefit of $4.4 million. EMCLA from time to time seeks to defer recognition of taxable gains upon the disposition of radio properties by structuring dispositions as like-kind exchanges under Section 1031 of the Internal Revenue Code of 1986, as amended, under appropriate circumstances.

     Dividends paid to Evergreen to enable Evergreen to pay dividends on its preferred stock decreased $1.0 million to $3.8 million in 1996 compared to $4.8 million in 1995. The decrease in dividends is due to the conversion by Evergreen of a total of 1,608,297 shares of Evergreen's formerly outstanding convertible exchangeable preferred stock into a total of 5,025,916 shares of Evergreen's Class A Common Stock and the redemption of the remaining 1,703 shares of Evergreen's formerly outstanding convertible exchangeable preferred stock during 1996.

     As a result of the above factors, EMCLA incurred a $20.0 million net loss attributable to common stock in 1996 compared to a $10.7 million net loss in 1995.

  YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

     EMCLA's results of operations for the year ended December 31, 1995 are not comparable to the results of operations for the year ended December 31, 1994 due to the impact of the BPI Acquisition. The BPI Acquisition resulted in the addition of seven FM and four AM radio stations, eight of which are in the nation's ten largest radio markets.

     Net revenues for the year ended December 31, 1995 increased 48.8% to $162.9 million compared to $109.5 million for the year ended December 31, 1994. Station operating expenses excluding depreciation and amortization for 1995 increased 41.9% to $97.7 million compared to $68.9 million in 1994. Station operating income excluding depreciation and amortization (broadcast cash flow) for 1995 increased 60.5% or $24.6 million to $65.3 million compared to $40.7 million in 1994. The increase in net revenues, station operating expenses, and broadcast cash flow was attributable to the overall net operational improvements realized by EMCLA's radio stations, in addition to the impact of the consolidation of the results of operations of BPI since the consummation of the BPI Acquisition on May 12, 1995.

     Depreciation and amortization for 1995 increased 53.6% to $47.0 million compared to $30.6 million in 1994. The net increase represents additional depreciation and amortization expenses due to the impact of the BPI Acquisition on May 12, 1995, offset by decreases due to certain intangible assets which became fully amortized in 1995 and 1994.

     Corporate general and administrative expenses for 1995 increased 67.5% to $4.5 million compared to $2.7 million in 1994. The increase is due to the growth of EMCLA primarily related to the BPI Acquisition.

     As a result of the above factors, operating income for 1995 increased 86.3% to $13.8 million compared to $7.4 million in 1994.

     Interest expense for 1995 increased 39.0% to $19.2 million compared to $13.8 million in 1994. The net increase in interest expense was due to additional bank borrowings of approximately $186.0 million required to finance the BPI Acquisition in May 1995, offset by the application of net proceeds of approximately $132.7 million from Evergreen's public offering of Class A Common Stock in July 1995, contributed to EMCLA in an equity contribution, and overall decline in EMCLA's borrowing rates. The net proceeds from the public offering were used to repay borrowings under the revolving credit portion of EMCLA's prior senior credit agreement, which borrowings had been incurred to finance the BPI Acquisition.

     Other income (expense) comprised of interest income, gain on disposition of assets and other expense, net was a $.2 million charge in 1995 compared to $6.5 million in income in 1994. Other income (expense) for the year ended December 31, 1994 includes a gain of approximately $7.3 million on the disposition of WAPE-FM and WFYV-FM in Jacksonville, Florida, which closed in April 1994.

     The provision for income tax expense for the year ended December 31, 1995 is comprised of current federal and state taxes of $.3 million and $.4 million, respectively, and a deferred federal income tax benefit of $.5 million.

     In connection with the restructuring of EMCLA's senior credit agreement on November 29, 1994, EMCLA recorded an extraordinary charge of $3.6 million, consisting of a write-off of the unamortized balance of deferred debt issuance costs related to the debt retirement.

     Dividends paid to Evergreen to enable Evergreen to pay dividends on its preferred stock were $4.8 million in 1995 and 1994.

     As a result of the above factors, EMCLA incurred a $10.7 million net loss attributable to common stock in 1995 compared to an $8.4 million net loss in 1994.

  LIQUIDITY AND CAPITAL RESOURCES

     EMCLA historically has generated sufficient cash flow from operations to finance its existing operational requirements and debt service requirements, and EMCLA anticipates that this will continue to be the case. EMCLA historically has used the proceeds of bank debt and public equity offerings, supplemented by cash flow from operations not required to fund operational requirements and debt service, to fund implementation of EMCLA's acquisition strategy.

     The total cash financing required to consummate the Pending Transactions (other than the Merger and the Pending Chancellor Transactions) is expected to be $461.3 million (excluding a possible upward adjustment of $10.0 million for the Gannett Acquisition). Of this amount, approximately $8.4 million has already been advanced by EMCLA in the form of escrow deposits. In addition, EMCLA expects to receive $49.3 million in cash and $18.0 million evidenced by a promissory note from the completion of the Pending Evergreen Dispositions. Accordingly, EMCLA will require at least $403.6 million in additional financing (without taking into account the $18.0 million promissory note) to consummate the Pending Transactions (other than the Merger and the Pending Chancellor Transactions). EMCLA anticipates that it will obtain this additional financing through borrowings under the EMCLA Senior Credit Facility. In addition to the foregoing long-term indebtedness, EMCLA expects to borrow up to $144.0 million under the EMCLA Senior Credit Facility, and CRBC expects to borrow up to $36.0 million under the CRBC Restated Credit Facility to be distributed to Evergreen and Chancellor and to be used by Evergreen and Chancellor as the equity capital required to finance their respective shares of the Katz Acquisition. See "Risk Factors -- Katz Acquisition." Moreover, the Surviving Subsidiary Corporation is expected to incur $109.5 million in long-term indebtedness to finance the Bonneville Acquisition and the Denver Acquisition.


     On April 25, 1997, EMCLA entered into the EMCLA Senior Credit Facility which amended and restated its prior senior credit facility. Under the amended agreement, EMCLA established a $1.25 billion revolving facility (the "Revolving Loan Facility") and a $500.0 million term loan facility (the "Term Loan Facility"). Upon consummation of the Merger, EMCLA expects that the revolving credit facility and the term loan facility will be increased to $1.60 billion and $900.0 million, respectively and, as discussed below, EMCLA will borrow an amount sufficient to repay the Chancellor Interim Financing and outstanding borrowings of CRBC under the CRBC Restated Credit Agreement. The capital stock of EMCLA and its subsidiaries are pledged to secure performance of EMCLA's obligations under the EMCLA Senior Credit Facility and a guarantee by EMHC of EMCLA's obligations thereunder. At July 28, 1997, EMCLA had drawn $500.0 million of the Term Loan Facility and $410.0 million of the Revolving Loan Facility. Required repayments of principal amounts outstanding under the Term Loan Facility and commitment reductions under the Revolving Loan Facility commence on September 30, 2000. EMCLA's ability to make additional borrowings under the EMCLA Senior Credit Facility is subject to compliance with certain financial ratios and other conditions set forth in the EMCLA Senior Credit Facility. EMCLA from time to time may explore other financing alternatives to supplement the financing available under the EMCLA Senior Credit Facility, including the public or private issuance of debt, common equity or preferred equity securities.


     Upon consummation of the Merger, Evergreen and EMCLA will be required to assume or refinance existing debt and preferred stock of Chancellor and CRBC, and, at or prior to the consummation of the Merger, EMCLA expects all amounts outstanding under the Chancellor Interim Financing will be repaid. After giving pro forma effect to those Completed Transactions consummated after March 31, 1997, the Pending Transactions (including the SFX Exchange which, as described above, may not be consummated) and the Financing Transactions, but without giving effect to the Bonneville Acquisition, the Denver Acquisition or the Douglas AM Dispositions or borrowings expected to be incurred to finance the equity capital for the Katz Acquisition, at March 31, 1997, EMCLA would have had $2.17 billion in long term debt outstanding, of which $1.77 billion would have consisted of EMCLA's borrowings under the EMCLA Senior Credit Facility. In addition to debt service requirements under the EMCLA Senior Credit Facility, EMCLA will be required to pay interest on the CRBC 9 3/8% Notes and the CRBC
8 3/4% Notes. The Surviving Subsidiary Series A Preferred Stock and the Surviving Subsidiary Junior Preferred Stock will not require the payment of cash dividends through February 14, 2001 and January 14, 2002, respectively, although the Surviving Subsidiary Corporation (i.e., EMCLA) will issue additional shares of such preferred stock, or incur accretion in lieu of cash dividends. Cash dividend requirements on the Surviving Corporation $3.00 Convertible Preferred Stock, and the Surviving Corporation 7% Convertible Preferred Stock will require cash dividends by the Surviving Corporation (i.e., Evergreen) of $16.5 million and $7.7 million, respectively, per year, which dividends are expected to be funded at least in substantial part by dividends from the Surviving Subsidiary Corporation. The EMCLA Senior Credit Facility limits, and following consummation of the Merger, the CRBC 9 3/8% Indenture, the CRBC 8 3/4% Indenture and the certificates of designation for the CRBC Junior Preferred Stock and the CRBC Series A Preferred Stock will limit, but not prohibit, EMCLA from paying such dividends to EMHC, which will in turn distribute such dividends to Evergreen.

     Pursuant to the EMCLA Senior Credit Facility, EMCLA is required to enter into interest hedging agreements that result in the fixing or placing a cap on EMCLA's floating rate debt so that not less than 50% of the principal amount of total debt outstanding has a fixed or capped rate.

  RECENTLY ISSUED ACCOUNTING PRINCIPLES

     In June 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 125, "Transfers of Financial Assets and Extinguishments of Liabilities" ("SFAS No. 125"). SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. The provisions of SFAS No. 125 are generally effective for transactions occurring after December 31, 1996. The adoption of SFAS No. 125 is not expected to have a material impact on EMCLA's financial statements.

CRBC

  GENERAL

     The following discussion and analysis of results of operations and financial condition of CRBC should be read in conjunction with the Consolidated Financial Statements of Chancellor Radio Broadcasting Company and Subsidiaries and related notes thereto included elsewhere in this Prospectus.


     CRBC has grown largely through acquisitions, as well as through internally generated growth. Upon completion of the Pending Chancellor Transactions, CRBC will own and operate 53 radio stations serving the following large markets: New York, New York; Nassau/Suffolk (Long Island), New York; Los Angeles, California; Chicago, Illinois; San Francisco, California; Washington, D.C.; Atlanta, Georgia; Detroit, Michigan; Riverside/San Bernardino, California; Minneapolis/St. Paul, Minnesota; Phoenix, Arizona; Pittsburgh, Pennsylvania; Denver, Colorado; Cincinnati, Ohio; Sacramento, California; Orlando, Florida; and Jacksonville, Florida. CRBC anticipates that it will be able to consummate all of its pending transactions; however, the closing of each of such transactions is subject to FCC approval and other governmental approvals which are beyond CRBC's control, and there can be no assurance when those transactions will be competed or that they will be completed on the terms described herein, or at all.


     In the following analysis, management discusses the "broadcast cash flow" of its combined station group. Broadcast cash flow consists of station operating income excluding depreciation and amortization, corporate general and administrative, merger expense and non-cash stock option compensation expense. Although broadcast cash flow is not a measure of performance calculated in accordance with generally accepted accounting principles ("GAAP"), management believes that it is useful to an investor in evaluating CRBC because it is a measure widely used in the broadcast industry to evaluate a radio company's operating performance. However, broadcast cash flow should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with GAAP or as a measure of liquidity or profitability. The discussion of broadcast cash flow appears as the last paragraph in the discussion of the results of operations.

     A radio broadcast company's revenues come primarily from the sale of time to local and national advertisers. Those revenues are affected by the advertising rates that a radio station is able to charge and the number of advertisements that can be broadcast without jeopardizing listener levels (and the resulting ratings). Advertising rates tend to be based upon a station's demand for its inventory and its ability to attract audiences in targeted demographic groups, as measured principally by Arbitron. Radio stations attempt to maximize revenues by adjusting advertising rates based upon local market conditions, controlling inventory and creating demand and audience ratings.

     Seasonal revenue fluctuations are common in the radio broadcasting industry and are due primarily to fluctuations in advertising expenditures by local and national advertisers, with revenues typically being lowest in the first quarter and highest in the second and fourth quarters of each year. A radio station's operating results in any period also may be affected by the occurrence of advertising and promotional expenditures that do not produce commensurate revenues in the period in which the expenditures are made. Because Arbitron reports audience ratings on a quarterly basis, a radio station's ability to realize revenues as a result of increased advertising and promotional expenses and any resulting audience ratings improvements may be delayed for several months.

     Because CRBC incurred substantial indebtedness for its acquisitions for which it has significant debt service requirements, and because CRBC has significant charges for stock option compensation, dividends and accretion on preferred stock and depreciation and amortization expense related to the fixed assets and intangibles acquired in its acquisitions, CRBC expects that it will report net losses attributable to common stock for the foreseeable future, which losses may be greater than those historically experienced by CRBC.

  RESULTS OF OPERATIONS

     CRBC's acquisitions, including the Shamrock Acquisition in February 1996, the Houston/Denver Exchange in July 1996, the acquisition of WKYN-AM in November 1996, the Colfax Acquisition, the Omni Acquisition in February 1997, and the West Palm Beach Exchange in March 1997, have all been accounted for using the purchase method of accounting. In addition, pursuant to local marketing agreements CRBC began providing sales and programming services to stations WBAB-FM, WBLI-FM, WGBB-AM and WHFM-FM in Nassau/Suffolk, New York and stations WOMX-FM, WXXL-FM and WJHM-FM in Orlando, Florida effective July 1, 1996, and station KSTE-AM in Rancho Cordova, California effective August 1, 1996. As a result of the acquisition, disposition and exchange activity and the local marketing agreements, CRBC's results of operations are not directly comparable from period to period.

     Three Months Ended March 31, 1997 Compared to Three Months Ended March 31, 1996

     Net revenues increased 117.8% to $55.9 million for the three months ended March 31, 1997 from $25.6 million for the same period in 1996. Station operating expenses (operating expenses exclusive of depreciation, amortization, corporate and stock option compensation expenses) increased 131.5% to $38.2 million for the three months ended March 31, 1997 from $16.5 million for the same period in 1996. The majority of these increases were due to the Shamrock Acquisition, the Colfax Acquisition, the Omni Acquisition, the Houston/Denver Exchange, and various operating agreements with Secret, SFX Broadcasting, Inc. ("SFX") and American Radio Systems Corporation.

     Depreciation and amortization increased 79.2% to $8.1 million for the first quarter of 1997 from $4.5 million for the same period in 1996. Corporate expenses increased to $1.7 million for the first quarter of 1997 from $1.0 million for the same period in 1996, as a result of additional personnel and overhead costs associated with the Shamrock Acquisition, the Colfax Acquisition, the Omni Acquisition, the Houston/Denver Exchange, and various operating agreements with Secret, SFX and American Radio Systems Corporation. Interest expense increased 49.3% to $11.4 million from $7.6 million for the same period in 1996. These increases were primarily attributable to the acquisitions mentioned above and the resulting change in the capital structure from their financing.

     During the second quarter of 1995, CRBC developed an estimate of the fair value of its outstanding stock options in the amount of $19.0 million. Based upon this estimate and the applicable vesting periods, CRBC recognized approximately $1.0 million of non-cash stock option compensation expense during the first quarter of both years.

     Dividends and accretion on preferred stock increased substantially to $8.1 million for the first quarter of 1997 from $1.7 million for the same period in 1996. The majority of this increase is the result of the CRBC Series A Preferred Stock being outstanding for the entire first quarter of 1997 and the issuance of $200.0 million of the CRBC Junior Preferred Stock in January 1997. During the first quarter of 1996, CRBC incurred a one-time loss of $16.6 million on the repurchase of preferred stock.

     As a result of the foregoing, income from operations increased 81.5% to $4.8 million, including $2.1 million of merger expense, for the first quarter of 1997 from $2.7 million for the same period in 1996. CRBC had a net loss of $7.3 million compared with a net loss of $10.6 million for the same period in 1996.

     Broadcast cash flow increased 93.1% to $17.7 million for the three months ended March 31, 1997 from $9.2 million for the same period in 1996. Broadcast cash flow as a percentage of net revenue decreased to 31.6% for the 1997 period from 35.7% for the 1996 period. These changes were primarily the result of the acquisition and exchange activity discussed above.

     Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     Net revenues increased 177.4% to $178.4 million for the year ended December 31, 1996 from $64.3 million for the year ended December 31, 1995. Station operating expenses increased 196.8% to $111.2 million for the year ended December 31, 1996 from $37.5 million for the year ended December 31, 1995. The majority of these increases were due to the Shamrock Acquisition and the Houston/Denver Exchange, and the various operating agreements with Omni, Secret, SFX and American Radio Systems Corporation entered into in 1996.

     Depreciation and amortization increased 152.9% to $20.9 million for the year ended December 31, 1996 from $8.3 million for the same prior year period. Interest expense increased 97.1% to $35.7 million for 1996 from $18.1 million for the 1995 period. These increases, and the extraordinary loss on early extinguishment of debt of $4.2 million in 1996, were primarily attributable to the acquisition of Shamrock and the change in capital structure of CRBC related to the financing of such acquisition. Corporate expenses increased 166.9% to $4.8 million for the year ended December 31, 1996 from $1.8 million for the same period in 1995, as a result of additional personnel and overhead costs associated with the Shamrock Acquisition and the Houston/Denver Exchange, and the various operating agreements with Omni, Secret, SFX and American Radio Systems Corporation entered into in 1996.

     During the second quarter of 1995, CRBC developed an estimate of the fair value of its outstanding stock options in the amount of $19.0 million. Based upon this estimate and the applicable vesting periods, CRBC recognized $4.5 million of non-cash stock option compensation expense during that quarter, with the remaining amount being amortized over an approximate four year period. During 1996, CRBC recognized non-cash stock option compensation expense of $3.8 million and non-cash charges for dividends and accretion on its preferred stock of $11.6 million.

     The deferred tax valuation allowance was originally established due to the uncertainty surrounding the realizability of CRBC's deferred tax assets using the "more likely than not" criteria. During the fourth quarter of 1996, CRBC revised its estimate of the likelihood that it will realize the majority of its deferred tax assets and adjusted its valuation allowance accordingly. This revised estimate was the direct result of the Shamrock Acquisition. Reversal of the valuation allowance related to deferred tax assets which existed on the date of acquisition or which were acquired as a result of the Shamrock Acquisition were credited against the original purchase accounting allocation to goodwill. The reversal of the valuation allowance related to deferred tax assets generated subsequent to the acquisition were credited as a reduction of income tax expense and extraordinary losses as appropriate.

     Income from operations increased 261.3% to $37.7 million for the year ended December 31, 1996 from $10.4 million for the same 1995 period primarily as a result of the effect of the completed acquisitions. CRBC had a net loss of $6.9 million compared with a net loss of $11.5 million for the prior year.

     Broadcast cash flow increased 150.2% to $67.2 million for the year ended December 31, 1996 from $26.9 million for 1995. Broadcast cash flow as a percentage of net revenues decreased to 37.7% for 1996 from 41.8% for 1995.

     Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

     Net revenues increased 144.4% to $64.3 million for the year ended December 31, 1995 from $26.3 million for the year ended December 31, 1994. Station operating expenses increased 139.2% to $37.5 million for the year ended December 31, 1995 from $15.7 million for the year ended December 31, 1994. The majority of these increases were due to the acquisition of the American Media stations in October 1994 and the acquisition/LMA for KDWB-FM beginning February 1, 1995.

     In 1995, there was a $6.4 million non-cash stock option compensation expense related to compensatory stock options of Chancellor granted in 1994.

     Depreciation and amortization increased 179.5% to $8.3 million for the year ended December 31, 1995 from $3.0 million for the same period in the prior year. Interest expense increased 245.2% to $18.1 million for 1995 from $5.2 million for the 1994 period. These increases, and the extraordinary loss on early extinguishment of debt of $817,819 in 1994, were primarily attributable to the acquisition of the American Media stations and the resulting change in capital structure from its financing. Corporate expenses increased 202.8% to $1.8 million for the year ended December 31, 1995 from approximately $600,000 for the same period in 1994, as a result of additional personnel and overhead costs associated with the acquisition of the American Media stations and the LMA for KDWB-FM.

     As a result of the foregoing, income from operations increased 46.8% to $10.4 million for the year ended December 31, 1995 from $7.1 million for the same 1994 period. CRBC had a net loss of $11.5 million compared with a net loss of $106,000 for the prior year.

     Broadcast cash flow increased 152.0% to $26.9 million for the year ended December 31, 1995 from $10.7 million for 1994. Broadcast cash flow as a percentage of net revenues increased to 41.8% for 1995 from 40.5% for 1994.

  LIQUIDITY AND CAPITAL RESOURCES

     The pursuit by CRBC of its acquisition strategy has required a significant portion of CRBC's capital resources. CRBC has financed its past acquisitions through bank financing and subordinated notes, the sale of preferred stock and common equity and with proceeds from asset sales.

     As a result of the financing of its acquisitions, CRBC has a substantial amount of long-term indebtedness, and for the foreseeable future, principal and interest payments under the CRBC Restated Credit Agreement and interest payments under the CRBC 9 3/8% Notes and CRBC 8 3/4% Notes will be CRBC's principal uses of cash. In addition to debt service requirements under the CRBC Restated Credit Agreement, CRBC will require $36.3 million per annum to pay interest on the CRBC 9 3/8% Notes and CRBC 8 3/4% Notes. The CRBC Series A Preferred Stock does not require the payment of cash dividends through May 14, 2001. Similarly, the CRBC Junior Preferred Stock does not require cash dividends through April 14, 2002, although CRBC will issue additional shares of CRBC Junior Preferred Stock in lieu of cash dividends. The Chancellor Parent Convertible Preferred Stock requires cash dividends of $7.7 million per year. Because Chancellor is a holding company with no assets other than the common stock of CRBC, Chancellor will rely solely on dividends from CRBC to satisfy its dividend payment obligations on the Chancellor Parent Convertible Preferred Stock. The CRBC Restated Credit Agreement, the CRBC 9 3/8% Indenture, the CRBC 8 3/4% Indenture, and the certificates of designations for the CRBC Series A Preferred Stock and CRBC Junior Preferred Stock generally will limit but will not prohibit CRBC from making funds available to Chancellor for such dividends.


     In addition to debt service and dividends on the Chancellor Parent Convertible Preferred Stock, CRBC's principal liquidity requirements will be for working capital and general corporate purposes, including capital expenditures, which are not expected to be material in amount. CRBC used the $74.3 million in net cash proceeds from the Milwaukee Disposition and the West Palm Beach Exchange to retire a portion of the indebtedness incurred under the CRBC Restated Credit Agreement to fund the Colfax Acquisition and Omni Acquisition. CRBC subsequently incurred new borrowings of $53.8 million to fund the deposit for the Chancellor Viacom Acquisition. On June 6, 1997, CRBC consummated its tender offer for all $60.0 million of its then outstanding 12 1/2% Senior Subordinated Notes (the "Debt Tender Offer") for an aggregate purchase price of $70.1 million. CRBC financed the Debt Tender Offer with additional borrowings under its prior senior credit agreement.


     On June 24, 1997, CRBC consummated the sale of $200 million aggregate principal amount of its 8 3/4% Notes. The net proceeds from the sale of the 8 3/4% Notes were used to repay borrowings under its senior credit facility.

     In order to finance the Chancellor Viacom Acquisition, on July 2, 1997, CRBC entered into an amended and restated senior credit agreement (the "CRBC Restated Credit Agreement") with certain commercial banks and other institutional lenders. The Restated Credit Agreement provides for total loans of up to $750.0 million, consisting of a $400.0 million term loan facility (the "Term Loan Facility") and a $350.0 million revolving loan facility (the "Revolving Loan Facility", and, together with the Term Loan Facility, the "Credit Facility"). The Term Loan Facility provides for a term loan that matures 7 years after July 2, 1997, subject to scheduled annual principal payments, payable quarterly, along with provisions for both voluntary and mandatory prepayments based upon the occurrence of specified events. The Revolving Loan Facility provides for revolving credit loans that mature 7 years after July 2, 1997, with the entire outstanding amount of the Revolving Loan Facility to be repaid on that date. As of July 31, 1997, there was approximately $22.0 million outstanding under the Revolving Loan Facility and $400.0 million outstanding under the Term Loan Facility.


     In addition, on July 2, 1997, Chancellor contributed to the capital of CRBC the net proceeds of the $170 million Chancellor Interim Financing, which were used to partially fund the Chancellor Viacom Acquisition. The Chancellor Interim Financing matures at the Effective Time of the Merger, and it is anticipated that it will be repaid in connection with the refinancing of the Subsidiary Surviving Corporation's senior credit facility.

     Management believes that cash from operating activities and the Revolving Loan Facility under CRBC's Restated Credit Agreement should be sufficient to permit CRBC to meet its financial obligations and fund its operations. Changes in interest rates affect CRBC to the extent that it has borrowings under its term and revolving credit facilities or it makes additional borrowings under new agreements.

     Net cash provided by operating activities was $6.0 million and $8.8 million for the three months ended March 31, 1997 and 1996, respectively. Changes in CRBC's net cash provided by operating activities are primarily the result of CRBC's acquisitions completed and station operating agreements entered into during the periods.

     Net cash used in investing activities was $480.6 million and $406.4 million for the three months ended March 31, 1997 and 1996, respectively. Net cash provided by financing activities was $475.8 million and $398.8 million for the three months ended March 31, 1997 and 1996, respectively. These cash flows primarily reflect the borrowings, capital contributions and expenditures for station acquisitions, dispositions and swaps.

     Net cash provided by operating activities was $24.0 million, $5.5 million and $0.7 million for the year ended December 31, 1996, 1995 and 1994, respectively. Changes in CRBC's net cash provided by operating activities are primarily the result of CRBC's acquisitions completed and station operating agreements entered into during the periods.


     Net cash used in investing activities was $442.7 million, $26.1 million and $204.7 million for the year ended December 31, 1996, 1995 and 1994, respectively. Net cash provided by financing activities was $421.2 million, $20.4 million and $205.6 million for the year ended December 31, 1996, 1995 and 1994, respectively. These cash flows primarily reflect the borrowings, capital contributions and expenditures for station acquisitions, dispositions and swaps. Subsequent to December 31, 1996, CRBC refinanced its bank indebtedness and issued approximately $200.0 million of preferred stock in connection with the consummation of the Colfax Acquisition and the Omni Acquisition. As a result of this refinancing, CRBC incurred an extraordinary charge to write-off deferred financing costs of approximately $4.5 million in January 1997.

                                    BUSINESS

EMCLA

  GENERAL


     EMCLA owns and operates radio stations across the United States, including stations in 11 of the nation's 12 largest radio markets (Los Angeles, New York, Chicago, Dallas, San Francisco, Washington, D.C., Philadelphia, Houston, Boston, Detroit and Miami). EMCLA currently owns and operates 41 radio stations (27 FM and 14 AM) including superduopolies in six of the nation's 12 largest radio revenue markets (New York, Chicago, San Francisco, Philadelphia, Washington, D.C. and Detroit). Consummation of the Pending Transactions (including the Merger and the Gannett Acquisition) will add 19 stations (15 FM and 4 AM) in EMCLA's current markets and 40 stations in 10 markets not currently served by EMCLA.


     EMCLA's portfolio is geographically diversified and employs a wide variety of programming formats, including adult contemporary, contemporary hit radio, urban, jazz, country, oldies, news/talk, rock and sports. Each of EMCLA's stations targets a specific demographic audience within a market, with the majority of the stations appealing primarily to 18 to 34 or 25 to 54 year old men and/or women, the demographic groups most sought after by advertisers. Management believes that, because of the size and diversity of its station portfolio, EMCLA is not unduly reliant on the performance of any one station or market.

     Strategy

     EMCLA's senior management team, led by Scott K. Ginsburg and James de Castro, has extensive experience in acquiring and operating large market radio station groups. EMCLA's business strategy is to assemble and operate radio station clusters in order to maximize broadcast cash flow generated in each market. This strategy relies on the following six key elements:

     Create Large Market Superduopolies. EMCLA seeks to be the owner and operator of the leading superduopoly in the largest markets in the United States. Management believes that the large revenue base in these markets, in conjunction with operating synergies achievable through the operation of multiple stations, will enable it to appeal to a wider universe of national and local advertisers and to achieve a greater degree of profitability than that of operators and broadcasters in smaller markets. The stations to be acquired in the Pending Transactions (including the Merger and the Gannett Acquisition) will complement EMCLA's existing stations in the Los Angeles, New York, Chicago, San Francisco, Dallas, Houston and Washington, D.C. markets and will increase the number of EMCLA's superduopolies in the 12 largest United States markets from six to eight. These transactions will also create new superduopolies for EMCLA in five additional large markets. EMCLA expects to continue to selectively pursue acquisition opportunities in the major markets in which it will compete as well as in other markets.

     Maximize Superduopoly Revenue and Expense Synergies. EMCLA seeks to capitalize on the revenue and expense opportunities created by the recently assembled superduopolies and those which will be created as a result of the Merger, the Gannett Acquisition and the Bonneville Acquisition. Superduopolies have only been permissible since the passage of the 1996 Act. Management believes that substantial benefits can be derived from the successful integration of the station cluster groups. Management also believes that radio station clusters can attract increased revenues in a market by delivering larger combined audiences to advertisers and by engaging in joint marketing and promotional activities. In addition, management expects to realize significant expense savings through the consolidation of facilities and through the economies of scale created in areas such as national representation commissions, employee benefits, insurance premiums and other operating costs.

     Establish Strong Listener Loyalty. Management believe that strong listener familiarity with a given radio station produces listener loyalty. Management seeks to establish this familiarity through a variety of programming and marketing techniques, including the development of high-profile on-air personalities and creative station-sponsored promotional events, all of which are designed to secure heightened listener awareness. EMCLA also conducts extensive market research to help identify programming format opportunities and attract new listeners, as has been the case with WKTU-FM in New York. After operating

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WKTU-FM for nine months under the call letters and country music format inherited from a prior operator, in February 1996 EMCLA began to operate WKTU-FM as a rhythmic contemporary hits station. According to Arbitron, WKTU-FM was ranked eleventh in its target demographic group as a country station, and was ranked first in several key demographic groups (including its target demographic group) in the first full ranking period after the station changed its format. The station has continued to rank among the top five stations in its demographic group in subsequent periods. Management believes that the institutionalization of its radio stations through programming, marketing and research ensures steady long-term audience share ratings.

     Maintain Strict Cost Controls. Management maintains a company-wide focus on cost controls in an effort to maximize broadcast cash flow margins. Management reviews station spending on a monthly basis. In addition, corporate level employees maintain weekly sales reporting systems designed to enable management to evaluate station performance on a current basis. EMCLA's focus on maximizing superduopoly revenues and maintaining cost controls is reflected by the fact that, for the last two years, EMCLA has achieved broadcast cash flow margins of 40% or more. EMCLA also carefully monitors capital expenditures.

     Develop Experienced, Incentivized Management Team. EMCLA believes that management depth is critical to achieving superior operating performance in a portfolio as large as EMCLA's. EMCLA's senior management team of Scott Ginsburg and James de Castro are or will be supported by an experienced team of veteran group operators and station general managers who are currently working for EMCLA or for stations being acquired or who will be hired from Chancellor, Viacom and Gannett. At the station level, EMCLA seeks to incentivize its individual radio station managers and sales forces to outperform revenue and broadcast cash flow budget expectations by granting quarterly and annual performance measurement-based bonuses. Evergreen believes that the incentives it offers to its employees, as well as its stature in the radio industry, will enable it to continue to be successful in recruiting top industry employees.

     Maximize Free Cash Flow. By emphasizing the revenue and expense synergies achievable through the assembly and operation of superduopolies and by carefully monitoring operating costs and capital expenditures, EMCLA seeks to maximize broadcast cash flow and, ultimately, free cash flow (broadcast cash flow less corporate general and administrative expenses, debt service, tax payments, dividend requirements and capital expenditures). This focus on free cash flow should facilitate reduction of leverage without undue dependence on capital markets, and position EMCLA to pursue attractive acquisitions.

  RECENT DEVELOPMENTS

     Completed Evergreen Transactions

     Since January 1, 1997, EMCLA has completed (i) the acquisition of 17 radio stations for a net purchase price of approximately $1.13 billion, (ii) the exchange of five stations for two stations and $9.5 million in cash and (iii) the sale or other disposition of seven radio stations for $341.8 million.

     On January 31, 1997, EMCLA acquired WWWW-FM and WDFN-AM in Detroit from CRBC for $30.0 million in cash plus various other direct acquisition costs (the "WWWW/WDFN Acquisition"). EMCLA had previously provided certain sales and promotional functions to WWWW-FM and WDFN-AM under a joint sales agreement since February 14, 1996 and subsequently operated the stations under a time brokerage agreement since April 1, 1996. The acquisition of WWWW-FM created an FM superduopoly of three FM stations for EMCLA in the Detroit market.

     On January 31, 1997, EMCLA acquired KKSF-FM and KDFC-FM/AM in San Francisco from affiliates of The Brown Organization for $115.0 million in cash plus various other direct acquisition costs (the "KKSF/KDFC Acquisition"). EMCLA had previously been operating KKSF-FM and KDFC-FM/AM under a time brokerage agreement since November 1, 1996. The acquisition of KKSF-FM and KDFC-FM created an FM superduopoly of five FM stations for EMCLA in the San Francisco market.

     On April 1, 1997, EMCLA acquired WJLB-FM and WMXD-FM in Detroit from Secret for $168.0 million in cash plus various other direct acquisition costs (the "Secret/Detroit Acquisition"). EMCLA had previously been operating WJLB-FM and WMXD-FM under time brokerage agreements since September 1,

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

1996. The Secret/Detroit Acquisition created an FM superduopoly of five FM stations for EMCLA in the Detroit market.

     On April 3, 1997, EMCLA exchanged WQRS-FM in Detroit (which EMCLA acquired on April 3, 1997 from Secret for $32.0 million in cash plus various other direct acquisition costs) to affiliates of Greater Media Radio, Inc. ("Greater Media") in return for WWRC-AM in Washington, D.C. and $9.5 million in cash (the "Greater Media Exchange"). EMCLA had previously been operating WWRC-AM under a time brokerage agreement since June 17, 1996.

     On May 1, 1997, EMCLA acquired WDAS-FM/AM in Philadelphia from affiliates of Beasley FM Acquisition Corp. ("Beasley") for $103.0 million in cash plus various other direct acquisition costs (the "Beasley Acquisition"). The Beasley Acquisition created an FM superduopoly of three FM stations for EMCLA in the Philadelphia market.

     On May 15, 1997, EMCLA exchanged its five of its six stations in Charlotte, North Carolina (WPEG-FM, WBAV-FM/AM, WRFX-FM and WFNZ-AM) for two FM stations (WIOQ-FM and WUSL-FM) owned by EZ Communications, Inc. ("EZ") in Philadelphia, (the "EZ Exchange"), and also sold EMCLA's sixth radio station in Charlotte, WNKS-FM, to EZ for $10.0 million in cash (the "EZ Sale" and, collectively with the EZ Exchange, the "EZ Transaction").

     On May 30, 1997, EMCLA acquired WPNT-FM in Chicago from affiliates of Century Broadcasting Company ("Century") for $73.8 million in cash plus various other direct acquisition costs (the "Century Acquisition").

     On June 3, 1997, EMCLA sold WEJM-FM in Chicago to Crawford Broadcasting ("Crawford") for $14.8 million in cash (the "Crawford Disposition").

     On June 19, 1997, EMCLA sold WPNT-FM in Chicago to Bonneville International Corporation ("Bonneville") for $75.0 million in cash (the "Bonneville/WPNT Disposition").

     On July 2, 1997, EMCLA acquired WLTW-FM and WAXQ-FM in New York and WMZQ-FM, WJZW-FM, WZHF-AM and WBZS-AM in Washington, D.C. from Viacom International, Inc. ("Viacom") for approximately $607.7 million plus various other direct acquisition costs (the "EMCLA Viacom Acquisition").

     On July 7, 1997, EMCLA sold WJZW-FM in Washington, D.C. to affiliates of Capital Cities/ABC Radio ("ABC") for $68.0 million in cash (the "ABC/Washington Disposition").

     On July 7, 1997, EMCLA sold the FCC authorizations and certain transmission equipment previously used in the operation of KYLD-FM in San Francisco to Susquehanna Radio Corp. ("Susquehanna") for $44.0 million in cash (the "San Francisco Frequency Disposition"). Simultaneously therewith, CRBC sold the call letters "KSAN-FM" (which CRBC previously used in San Francisco) to Susquehanna. On July 7, 1997, EMCLA and CRBC entered a time brokerage agreement to enable EMCLA to operate KYLD-FM on the frequency previously assigned to KSAN-FM, which has an improved broadcast signal in the San Francisco market, and upon consummation of the Merger, the Surviving Subsidiary Corporation will continue to operate KYLD-FM on that frequency.

     On July 14, 1997, EMCLA completed the disposition of WLUP-FM in Chicago to Bonneville (the "Bonneville/WLUP Disposition") and it is expected that this transaction will result in a deferred exchange for one or more radio stations within 180 days after July 14, 1997. In the event that such exchange does not take place, EMCLA will receive gross proceeds from the disposition of WLUP-FM of $80.0 million in cash.

     On July 21, 1997, EMCLA sold KDFC-FM in San Francisco to Bonneville for $50.0 million in cash (the "Bonneville/KDFC Disposition" and, together with the Bonneville/WPNT Disposition and the Bonneville/WLUP Disposition, the "Bonneville Dispositions").

     The foregoing transactions, together with (i) the acquisition by EMCLA on January 17, 1996 of Pyramid Communications, Inc. for approximately $316.3 million; (ii) the acquisition by EMCLA on May 3, 1996 of WKLB-FM in Boston for $34.0 million in cash; (iii) the acquisition by EMCLA on August 14, 1996 of

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

KYLD-FM in San Francisco for $44.0 million in cash; (iv) the acquisition by EMCLA on October 18, 1996 of WEDR-FM in Miami for $65.0 million in cash; (v) the exchange by EMCLA on November 26, 1996 of WKLB-FM in Boston for WGAY-FM in Washington, D.C.; and (vi) the dispositions on July 19, 1996 and August 1, 1996 of WHTT-FM/AM and WSJZ-FM in Buffalo for $32.0 million are referred to as the "Completed Evergreen Transactions."

     Pending Evergreen Transactions

     Gannett Acquisition

     On April 4, 1997, EMCLA entered into the Gannett Agreements with P&S, pursuant to which Evergreen will acquire WGCI-AM and WGCI-FM in Chicago, KKBQ-AM and KKBQ-FM in Houston, and KHKS-FM in Dallas for an aggregate purchase price of $340.0 million in cash (allocated $140.0 million for WGCI-AM and WGCI-FM, $110.0 million for KKBQ-AM and KKBQ-FM and $90.0 million for KHKS-FM), subject to an upward adjustment of up to $10.0 million depending on the timing of the closings. The Gannett Agreements are independent with respect to each market and may be consummated at different times. Each of the Gannett Agreements contained a condition precedent to its effectiveness that EMCLA present to P&S satisfactory evidence of its ability to finance the acquisitions. EMCLA satisfied these conditions, and each of the Gannett Agreements became effective as of April 10, 1997. On April 10, 1997, EMCLA issued letters of credit for the benefit of P&S in the aggregate amount of $34.0 million to secure EMCLA's obligations under the Gannett Agreements.

     EMCLA expects that it will ultimately borrow the funds necessary to complete the Gannett Acquisition from the EMCLA Senior Credit Facility. However, if EMCLA does not have sufficient borrowing capacity under the EMCLA Senior Credit Facility or otherwise to consummate the Gannett Acquisition within the time period specified in the Gannett Agreements, EMCLA has agreed, pursuant to an alternative financing facility with certain lenders, to issue common equity securities for the account of those lenders if the alternative facility is drawn. EMCLA presently expects that it will be able to consummate the Gannett Acquisition by drawing on the EMCLA Senior Credit Facility and that, as a result, EMCLA will not be required to make any draw under an alternative facility.

     Although there can be no assurances, EMCLA expects that the Gannett Acquisition will be completed in the third or fourth quarter of 1997. See "Risk Factors -- Necessity of Governmental Reviews and Approvals Prior to Consummation of the Pending Transactions; Required Dispositions."

     Secret/Philadelphia Acquisition


     On August 12, 1996, EMCLA entered into an agreement to acquire WFLN-FM in Philadelphia from Secret Communications, L.P. ("Secret") for $37.8 million in cash (the "Secret/Philadelphia Acquisition"). EMCLA also entered into an agreement to operate WFLN-FM under a time brokerage agreement effective September 1, 1996. EMCLA has also entered into an agreement to sell this station to Greater Media for $41.8 million. See "-- Pending Evergreen
Dispositions -- Greater Media Disposition." EMCLA has received a communication from Secret purporting to terminate the Secret/Philadelphia Acquisition. EMCLA believes that this purported termination is without merit, and is pursuing legal remedies in order to consummate the transaction. Any inability to consummate the Secret/Philadelphia Acquisition is not expected to have a material adverse effect on EMCLA or the Surviving Subsidiary Corporation. See "Risk
Factors -- Necessity of Governmental Reviews and Approvals Prior to Consummation of the Pending Transactions; Required Dispositions."


     Bonneville Acquisition


     On June 24, 1997, EMCLA entered into an agreement to acquire KZPS-FM and KDGE-FM in Dallas from Bonneville for $83.5 million in cash (the "Bonneville Acquisition"). EMCLA also entered into an agreement to operate KZPS-FM and KDGE-FM under a time brokerage agreement effective on August 1, 1997. Although there can be no assurance, EMCLA expects that the Bonneville Acquisition will be completed


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

in the third or fourth quarter of 1997. See "Risk Factors -- Necessity of Governmental Reviews and Approvals Prior to Consummation of the Pending Transactions; Required Dispositions."

     The Gannett Acquisition, the Secret/Philadelphia Acquisition and the Bonneville Acquisition are referred to collectively herein as the "Pending Evergreen Acquisitions."

     Required Dispositions

     The following describes the transactions contemplated by the Pending Evergreen Dispositions (as defined) which, together with the ABC/Detroit Disposition (as defined) to be effected by CRBC, are collectively referred to herein as the "Required Dispositions".

     Under currently applicable rules of the FCC, EMCLA, like other radio broadcasters, may not own or control more than eight stations, of which no more than five may be FM or AM, in a single large market. As a result of the consummation of the Merger, the Gannett Acquisition and the Secret/Philadelphia Acquisition, the Surviving Subsidiary Corporation would own stations in excess of the maximum number of FM stations under common ownership permitted by the FCC's multiple ownership rules in San Francisco/Sacramento, Washington, D.C., Philadelphia and Detroit. Accordingly, EMCLA has sold certain stations and/or FCC authorizations in the Crawford Disposition, the ABC/Washington Disposition, the San Francisco Frequency Disposition and the Bonneville Dispositions, and has entered into agreements to divest additional stations in the markets where it would have stations in excess of the FCC's multiple ownership limitations. Moreover, CRBC has entered into an agreement to divest a station in Detroit. There can be no assurance that EMCLA or CRBC will be able to consummate the foregoing dispositions. See "Risk Factors -- Necessity of Governmental Reviews and Approvals Prior to Consummation of Pending Transactions; Required Divestitures."

     Douglas Chicago Disposition. On March 19, 1997, EMCLA entered into an agreement to sell WEJM-AM in Chicago to Douglas Broadcasting ("Douglas") for $7.5 million in cash (including $0.5 million paid by Douglas in escrow) (the "Douglas Chicago Disposition"). EMCLA expects that the Douglas Chicago Disposition will be completed in the third quarter of 1997.


     Greater Media Disposition. On April 4, 1997, EMCLA entered into an agreement to sell WFLN-FM in Philadelphia, which EMCLA will acquire in the Secret/Philadelphia Acquisition, to Greater Media for $41.8 million in cash (the "Greater Media Disposition"). Consummation of the Greater Media Disposition is subject to the prior or concurrent consummation of the Secret/Philadelphia Acquisition, as to which no assurances can be given. See "-- Pending Evergreen Acquisitions -- Secret/Philadelphia Acquisition" above. Any inability to consummate the Greater Media Disposition is not expected to have a material adverse effect on EMCLA or the Surviving Subsidiary Corporation.


     Douglas AM Dispositions. On May 14, 1997, EMCLA entered into an agreement to sell KDFC-AM in San Francisco and WBZS-AM and WZHF-AM in Washington, D.C. to Douglas for $18.0 million in the form of a promissory note to be delivered at closing (the "Douglas AM Dispositions"). The promissory note will bear interest at 7 3/4%, with a balloon principal payment due four years after closing. At closing, Douglas will be required to post a $1.0 million letter of credit for the benefit of EMCLA that will remain outstanding until all amounts due under the promissory note are paid. Although there can be no assurance, EMCLA expects that the Douglas AM Dispositions will be completed during the third quarter of 1997.

     The Douglas Chicago Disposition, the Greater Media Disposition and the Douglas AM Dispositions are referred to collectively herein as the "Pending Evergreen Dispositions." The Pending Evergreen Acquisitions and the Pending Evergreen Dispositions are referred to collectively herein as the "Pending Evergreen Transactions."

     The Required Dispositions reflect the number of stations that must be disposed of by EMCLA and CRBC in order to comply with the FCC's multiple ownership limits if the Pending Evergreen Acquisitions and the Merger are to be consummated. The Surviving Subsidiary Corporation may also be required to dispose of one or more of its stations as a result of federal or state antitrust laws. See "Risk Factors -- Antitrust Matters".

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

     Evergreen Financing Transactions

     To finance the Pending Evergreen Acquisitions and the Evergreen Viacom Acquisition, on April 25, 1997, EMCLA entered into the EMCLA Senior Credit Facility with certain lenders and Toronto Dominion (Texas), Inc. as Administrative Agent for such lenders. Pursuant to the EMCLA Senior Credit Facility, EMCLA's credit facility was increased to a total commitment of $1.75 billion and, upon consummation of the Merger, such total commitment is expected to be increased to at least $2.50 billion.

     On June 16, 1997 Evergreen completed its private offering of 5,500,000 shares of Evergreen $3.00 Convertible Preferred Stock for aggregate gross proceeds of $275.0 million and on June 20, 1997, the initial purchasers of the Evergreen $3.00 Convertible Preferred Stock exercised an over-allotment option granted by Evergreen to acquire an additional 490,000 shares of the Evergreen $3.00 Convertible Preferred Stock for additional gross proceeds of $24.5 million, (collectively, the "Evergreen Convertible Preferred Stock Offering"). The net proceeds of the Evergreen Convertible Preferred Stock Offering were contributed to EMCLA as capital and used to repay borrowings under the EMCLA Senior Credit Facility and subsequently were reborrowed as part of the financing of the Evergreen Viacom Acquisition.

CRBC

  GENERAL

     CRBC is one of the largest companies in the United States exclusively devoted to radio broadcasting. CRBC focuses on owning and operating radio stations in the top 40 U.S. markets, which account for a disproportionately large percentage of radio advertising revenue. CRBC believes that the large revenue base in these markets generally enables operators to achieve a greater degree of profitability than operators in smaller markets. CRBC employs a variety of programming formats, including country, oldies, news/talk, adult contemporary, progressive album rock, contemporary hit radio, sports and classical, which CRBC believes makes it less susceptible to changes in listening preferences and reduces its dependence upon any local economy or advertiser category.

     Strategy

     CRBC's senior management team, led by Steven Dinetz, its President and Chief Executive Officer, has extensive experience in acquiring radio stations and enhancing their broadcast cash flow. CRBC's business strategy relies upon five key elements:

     Revenue Maximization through Large Local Sales Forces and Effective Inventory Management. CRBC seeks to maximize its share of local advertising revenue in each of its markets by developing large, well-trained sales forces that can be employed to efficiently target available advertising sources. Management believes that large sales forces enable it to compete effectively against other radio station operators and position it to obtain additional advertising dollars that otherwise would be spent on other local media, such as television and newspapers. In addition, CRBC aggressively manages its stations' inventory position to ensure that revenue is maximized.

     Emphasis on Margin Enhancement Through Strict Cost Controls. Management maintains tight control of operating expenses to ensure a focus on profitability throughout CRBC. Management requires each station to prepare daily reports that track station-level revenues, collections and expenses. These reports enable management to monitor station performance on a real-time basis and promote greater accountability on the part of station management.

     Targeted Programming and Marketing Efforts. Management focuses on increasing both audience share and audience time spent listening by researching each station's core audience and targeting its programming format to that audience's preferences. CRBC reinforces its programming efforts through active marketing and promotional activities that target the same core audiences.

     Decentralized Management Structure. CRBC emphasizes the development of skilled local management and staff with support from CRBC's regional managers. CRBC seeks to decentralize decision-making so that

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

local managers have the flexibility to develop policies that they consider to be the most effective in improving station performance in their respective markets. To further motivate senior management, CRBC has established incentive plans that link compensation directly to station operating performance.

     Optimize Station Portfolio. CRBC seeks to acquire radio stations or radio station groups operating in top 40 markets that possess programming, demographic, technical and operating attributes that management believes it can exploit. CRBC's goal is to be a leading radio station operator in each of its markets. However, in markets where management does not believe that it will be able to achieve this goal, CRBC may explore the exchange of its stations for radio stations in other markets where CRBC can increase its presence or will consider the sale of stations to raise funds for future acquisitions.

  RECENT DEVELOPMENTS

     Completed Chancellor Transactions

     Since January 1, 1997, CRBC has completed (i) the acquisition of 24 radio stations for a net purchase price of approximately $1.05 billion, (ii) the exchange of three stations for one station and $33.0 million in cash and (iii) the sale of four stations for $71.3 million.

     On January 23, 1997, CRBC acquired Colfax Communications, a radio broadcasting company with eight FM stations and four AM stations located in four markets (Minneapolis/St. Paul, Phoenix, Washington, D.C. and Milwaukee) (the "Colfax Acquisition") for $383.7 million in cash (including acquisition costs).

     On January 31, 1997, CRBC sold WWWW-FM and WDFN-AM in Detroit to Evergreen for $30.0 million in cash plus various other direct transaction costs (the "WWWW/WDFN Disposition").

     On February 13, 1997, CRBC acquired three FM stations in Orlando, two FM stations and one AM station in West Palm Beach and two FM stations in Jacksonville from OmniAmerica Group for $166.0 million in cash (including acquisition costs) and common stock of CRBC valued at $15.0 million (the "Omni Acquisition"). CRBC had previously been operating the Orlando stations acquired in the Omni Acquisition pursuant to a time brokerage agreement since July 1, 1996.

     On March 24, 1997, CRBC exchanged WEAT-FM/AM and WOLL-FM in West Palm Beach, which were acquired as part of the Omni Acquisition, for KSTE-FM in Sacramento and $33.0 million in cash (the "West Palm Beach Exchange"). CRBC had previously been operating KSTE-FM under a time brokerage agreement since August 1, 1996. Prior to consummating the West Palm Beach Exchange, CRBC had sold all of the broadcast time on WEAT-FM/AM and WOLL-FM pursuant to a time brokerage agreement since July 1, 1996.

     On March 31, 1997, CRBC sold WMIL-FM and WOKY-AM in Milwaukee, which were acquired as part of the Colfax Acquisition, for $41.3 million in cash (the "Milwaukee Disposition").

     On July 2, 1997, CRBC acquired KIBB-FM and KYSR-FM in Los Angeles, WLIT-FM in Chicago and WDRQ-FM in Detroit from Viacom for approximately $489.8 million plus various other direct acquisition costs (the "Chancellor Viacom Acquisition").

     In addition, on February 14, 1996, CRBC acquired Trefoil Communications, Inc. and its wholly owned subsidiary, Shamrock Broadcasting, Inc. (collectively, "Shamrock Broadcasting"), a radio broadcasting company with 11 FM stations and 8 AM stations in 10 markets for $408.0 million in cash (including acquisition costs) (the "Shamrock Acquisition"), on July 31, 1996 CRBC exchanged KTBZ-FM in Houston (which was acquired as part of the Shamrock Acquisition) and $5.6 million in cash for KIMN-FM and KALC-FM in Denver (the "Houston/Denver Exchange") and on November 22, 1996 acquired WKYN-AM in Cincinnati for $1.4 million in cash.

     The foregoing transactions are referred to as the "Completed Chancellor Transactions." The Completed Evergreen Transactions and the Completed Chancellor Transactions are collectively referred to as the "Completed Transactions."

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

     Pending Chancellor Transactions


     The following transactions (other than the SFX Exchange) are collectively referred to herein as the "Pending Chancellor Transactions":


     ABC/Detroit Disposition. In connection with Evergreen's ABC/Washington Disposition, on April 11, 1997, CRBC entered into an agreement to sell WDRQ-FM in Detroit to ABC for $37.0 million in cash (including $3.7 million paid by ABC in escrow) (the "ABC/Detroit Disposition" and, together with the ABC/Washington Disposition, the "ABC Dispositions"). CRBC expects that the ABC/Detroit Disposition will be completed in the third quarter of 1997.


     Denver Acquisition. On July 30, 1997, CRBC entered into an agreement to acquire KXPK-FM in Denver from Ever Green Wireless LLC (which is unrelated to Evergreen) for $26.0 million in cash (including $1.7 million paid by CRBC in escrow) (the "Denver Acquisition"). CRBC also entered into an agreement to operate KXPK-FM under a time brokerage agreement to be effective upon receipt of HSR Act approval. Although there can be no assurance, CRBC expects that the Denver Acquisition will be completed in the first quarter of 1998, after completion of the Merger. See "Risk Factors -- Necessity of Governmental Reviews and Approvals Prior to Consummation of the Pending Transactions; Required Dispositions."



     SFX Exchange. On July 1, 1996, CRBC entered into an agreement with SFX pursuant to which CRBC agreed to exchange WAPE-FM and WFYV-FM in Jacksonville and $11.0 million in cash in return for WBAB-FM, WBLI-FM, WHFM-FM and WGBB-AM in Nassau/Suffolk (Long Island). CRBC has been operating WBAB-FM, WBLI-FM, WHFM-FM and WGBB-FM pursuant to a time brokerage agreement effective July 1, 1996 and SFX has been operating WAPE-FM and WFYV-FM pursuant to time brokerage agreements each effective July 1, 1996. CRBC is unable to predict whether or when it will consummate the SFX Exchange, as it is pending review by the DOJ under the HSR Act. CRBC and SFX have entered into an amendment to the agreement extending the time for which the transactions are to be consummated to July 31, 1997, after which either party may terminate the agreement. CRBC cannot currently predict whether the agreement will be further extended, whether the SFX Exchange will be consummated as previously planned or whether the terms thereof will be modified. In light of the uncertainty as to the terms, if any, on which the SFX Exchange may ultimately be consummated, the information set forth under "-- The Combined Companies" and under "Summary -- The Companies -- Combined Companies" does not give effect to the SFX Exchange, and the term "Pending Chancellor Transactions" does not include the SFX Exchange.


     The dispositions contemplated by the SFX Exchange and the ABC/Detroit Disposition are referred to collectively herein as the "Pending Chancellor Dispositions" The Pending Evergreen Dispositions and the Pending Chancellor Dispositions are referred to collectively herein as the "Pending Dispositions".

     For a discussion of certain factors that could affect the consummation of the Pending Transactions, see "Risk Factors -- Necessity of Governmental Reviews and Approvals Prior to Consummation of the Pending Transactions; Required Divestitures."

     Chancellor Financing Transactions


     On June 24, 1997, CRBC completed its private offering of the CRBC 8 3/4% Notes (the "CRBC 8 3/4% Notes Offering"). The proceeds of the CRBC Notes were used to repay borrowings under CRBC's previous senior credit agreement.



     On July 2, 1997, CRBC entered into the CRBC Restated Credit Agreement with certain lenders and Bankers Trust Company as Managing Agent for such lenders. Pursuant to the CRBC Restated Credit Agreement, CRBC's credit facility was refinanced and increased to a total commitment of $750.0 million. Additionally, on July 2, 1997 CRBC received an interim loan of $170.0 million (the "Chancellor Interim Financing"). These financing transactions were used to finance the Chancellor Viacom Acquisition. Upon consummation of the Merger, all borrowings under the CRBC Restated Credit Agreement and the Chancellor Interim Financing will be repaid by EMCLA, which is expected to borrow funds under the EMCLA Senior Credit Facility for such purpose.

THE COMBINED COMPANIES


     After giving effect to the Pending Transactions, the Surviving Subsidiary Corporation will own and operate 97 radio stations (69 FM and 28 AM) in 22 markets, including 58 stations serving the 12 largest radio markets in the United States. The Surviving Subsidiary Corporation's station portfolio will include a total of 12 superduopolies, with eight in the 12 largest radio markets -- Los Angeles, New York, Chicago, San Francisco, Dallas, Philadelphia, Washington, D.C. and Detroit -- and four in other large markets -- Denver, Minneapolis/St. Paul, Phoenix and Orlando. The following tables set forth certain information about EMCLA's and CRBC's radio stations and their markets:



     Evergreen Stations. The following table sets forth selected information with respect to the portfolio of radio stations owned by EMCLA at August 4, 1997, without giving effect to the Pending Transactions.

                      RANKING OF
                      STATION'S
                      MARKET BY                 AUDIENCE                                       TARGET
      MARKET(1)       REVENUE(2)   STATION     SHARE(%)(3)          STATION FORMAT           DEMOGRAPHIC
      ---------       ----------   -------     -----------          --------------           -----------
 ----------------
Los Angeles, CA            1       KKBT-FM         4.5       Urban Contemporary             Women 18-34
New York, NY               2       WKTU-FM         4.7       Rhythmic Contemporary Hits     Persons 25-54
                                   WLTW-FM         6.0       Soft Adult Contemporary        Persons 25-54
                                   WAXQ-FM         2.0       Classic Rock                   Persons 25-54
Chicago, IL                3       WMVP-AM         1.4       Personality/Sports             Men 25-54
                                   WRCX-FM         3.2       Mainstream Rock                Men 18-34
                                   WVAZ-FM         4.2       Black Adult                    Women 25-54
                                   WEJM-AM+        N/M       Hip Hop                        Persons 18-34
                                   WNUA-FM         3.9       Contemporary Jazz              Persons 25-54
San Francisco, CA          4       KIOI-FM         3.2       Adult Contemporary             Women 25-54
                                   KMEL-FM         3.9       Contemporary Hits              Persons 18-34
                                   KKSF-FM         3.6       Contemporary Jazz              Persons 25-54
                                   KDFC-AM+(5)     N/M       Classical                      Persons 35-64
Dallas, TX                 5       KSKY-AM         0.1       Inspirational                  N/M
Philadelphia, PA           6       WYXR-FM         3.5       Adult Contemporary             Women 18-49
                                   WJJZ-FM         3.9       Contemporary Jazz              Persons 35-54
                                   WDAS-FM         4.9       Urban Contemporary             Persons 25-54
                                   WDAS-AM         1.2       Gospel                         N/M
                                   WUSL-FM         5.0       Urban Contemporary             Women 18-34
                                   WIOQ-FM         3.6       Contemporary Hit Radio/Dance   Women 18-34
Houston, TX                7       KTRH-AM         4.5       News/Sports                    Men 25-54
                                   KLOL-FM         3.2       Album Rock                     Men 18-34
Washington, D.C.           8       WTOP-AM         2.9       News/Sports                    Men 25-54
                                   WASH-FM         4.6       Adult Contemporary             Women 25-54
                                   WGAY-FM         3.9       Adult Contemporary             Persons 35-64
                                   WWRC-AM         0.9       News/Talk                      Persons 35-64
                                   WMZQ-FM         5.0       Country                        Persons 25-54
                                   WBZS-AM+        N/M       Business News                  N/M
                                   WZHF-AM+        N/M       Health and Fitness             N/M
Boston, MA                 9       WJMN-FM         6.3       Contemporary Hits              Women 18-24
                                   WXKS-FM         6.2       Contemporary Hits              Women 25-34
                                   WXKS-AM         1.7       Nostalgia                      Women 45-54
Detroit, MI               11       WKQI-FM         4.7       Adult Contemporary             Women 25-54
                                   WNIC-FM         7.2       Adult Contemporary             Women 25-54
                                   WDOZ-AM(6)      N/M       Adult Contemporary             Women 25-54
                                   WWWW-FM         3.6       Country                        Women 25-54
                                   WDFN-AM         1.3       Sports/Talk                    Men 25-49
                                   WJLB-FM         8.1       Urban Contemporary             Persons 18-34
                                   WMXD-FM         4.3       Black Adult                    Persons 25-54
Miami/ Ft Lauderdale,     12       WVCG-AM         0.6       Brokered(7)                    N/M
 FL                                WEDR-FM         4.9       Urban Contemporary             Persons 25-54

                                            TARGET
                       STATION RANKING   DEMOGRAPHICS
                          IN TARGET        AUDIENCE
      MARKET(1)        DEMOGRAPHIC(4)    SHARE(%)(4)
      ---------        ---------------   ------------
 ----------------
Los Angeles, CA            2                 7.2
New York, NY               5                 5.0
                           1                 7.1
                           12                3.1
Chicago, IL                18                2.5
                           1                11.8
                           3                 6.7
                          N/M                N/M
                           5                 4.8
San Francisco, CA          2                 5.3
                           1                 7.2
                           4                 4.4
                          N/M                N/M
Dallas, TX                N/M                N/M
Philadelphia, PA           3                 7.2
                           4                 6.4
                           2                 6.8
                          N/M                N/M
                           1                 9.9
                           3                 7.4
Houston, TX                3                 5.6
                           2                 7.6
Washington, D.C.           10                3.6
                           2                 7.3
                           6                 5.1
                           24                0.9
                           5                 5.0
                          N/M                N/M
                          N/M                N/M
Boston, MA                 2                19.0
                           1                 5.1
                           12                0.9
Detroit, MI                4                 7.0
                           1                14.3
                          N/M                N/M
                           9                 3.2
                           11                3.9
                           1                12.3
                           4                 5.6
Miami/ Ft Lauderdale,     N/M                N/M
 FL                        6                 4.7

---------------

 +  Indicates station to be disposed in a Pending Evergreen Disposition.

(1) Actual city of license may differ from metropolitan market served in certain cases.

(2) Ranking of principal radio market served by the station among all U.S. radio broadcast markets by aggregate 1996 gross radio broadcasting revenue as reported by James H. Duncan, Duncan's Radio Market Guide (1997 ed.).

(3) Information derived from The Arbitron Company, Spring 1997, Local Market Reports in the specified markets for listeners age 12+, Monday to Sunday, 6:00 a.m. to Midnight. Copyright, The Arbitron Company.

(4) Information derived from The Arbitron Company, Spring 1997. Local Market Reports in the specified markets for the Target Demographics specified for listening Monday to Sunday, 6:00 a.m. to Midnight. Copyright, The Arbitron Company.

(5) EMCLA has historically brokered KDFC-AM to third parties.

(6) EMCLA has historically brokered WDOZ-AM to third parties.

(7) EMCLA sells airtime to third parties for broadcast of programming on a variety of topics.

N/M: Not meaningful


     CRBC Stations. The following table sets forth selected information with respect to the portfolio of stations owned by CRBC at August 4, 1997, without giving effect to the Pending Chancellor Transactions:

                      RANKING OF
                      STATION'S
                      MARKET BY                 AUDIENCE                                       TARGET
      MARKET(1)       REVENUE(2)   STATION     SHARE(%)(3)          STATION FORMAT          DEMOGRAPHICS
      ---------       ----------   -------     -----------          --------------          ------------
Los Angeles, CA            1       KLAC-AM         2.2       Adult Standards/Sports         Persons 35-64
                                   KZLA-FM         2.5       Country                        Persons 25-54
                                   KYSR-FM         2.8       Hot Adult Contemporary         Persons 25-54
                                   KIBB-FM         1.6       Rhythmic Adult Contemporary    Persons 25-54
New York, NY               2       WHTZ-FM         3.5       Contemporary Hit Radio         Persons 18-34
Chicago, IL                3       WLIT-FM         4.8       Soft Adult Contemporary        Persons 25-54
San Francisco, CA          4       KNEW-AM         1.0       Country/Sports                 Persons 25-54
                                   KYLD-FM         4.2       Brokered(5)                    Persons 25-54
                                   KABL-AM         2.5       Adult Standards                Persons 35-64
                                   KBGG-FM         2.7       70's Oldies                    Persons 25-54
Washington, D.C.           8       WBIG-FM         4.7       Oldies                         Persons 25-54
                                   WGMS-FM         4.1       Classical                      Persons 35-64
                                   WTEM-AM         1.0       Sports/Talk                    Men 18-49
Atlanta, GA               10       WFOX-FM         4.3       Oldies                         Persons 25-54
Detroit, MI               11       WDRQ-FM+        3.8       Rhythmic Hit Radio             Persons 18-34
Denver, CO                15       KRRF-AM         0.6       Talk                           Men 25-54
                                   KXKL-FM         4.2       Oldies                         Persons 25-54
                                   KVOD-FM         1.8       Classical                      Persons 25-54
                                   KIMN-FM         2.7       70's Oldies                    Persons 25-54
                                   KALC-FM         4.8       Hot Adult Contemporary         Persons 18-34
Minneapolis/
 St. Paul, MN             16       KTCZ-FM         4.4       Progressive Album Rock         Men 25-49
                                   KTCJ-AM(6)      0.2       Progressive Album Rock         Men 25-49
                                   KDWB-FM         6.9       Contemporary Hit Radio         Persons 18-34
                                   KFAN-AM         1.8       Sports                         Men 18-49
                                   KEEY-FM         6.9       Country                        Persons 25-54
                                   KQQL-FM         5.0       Oldies                         Persons 25-54
                                   WBOB-FM(7)      4.5       Young Country                  Persons 18-49
Phoenix, AZ               17       KMLE-FM         6.0       Country                        Persons 25-54
                                   KISO-AM         0.8       Urban Adult Contemporary       Persons 25-54
                                   KOOL-FM         6.0       Oldies                         Persons 25-54
                                   KOY-AM          5.1       Adult Standards                Persons 35-64
                                   KYOT-FM         3.1       Contemporary Jazz              Persons 25-54
                                   KZON-FM         3.7       Alternative Rock               Persons 18-34
Cincinnati, OH            20       WUBE-FM(8)      8.6       Country                        Persons 25-54
                                   WUBE-AM         0.4       Nostalgia                      Persons 35-64
                                   WYGY-FM(8)      3.3       Young Country                  Men 18-34
                                   WKYN-AM         0.7       Sports/Talk                    Men 18-49
Pittsburgh, PA            24       WWSW-AM(9)      0.3       Oldies                         Persons 25-54
                                   WWSW-FM         5.6       Oldies                         Persons 25-54
Sacramento, CA            25       KGBY-FM         3.8       Adult Contemporary             Women 25-54
                                   KHYL-FM         4.1       Oldies                         Persons 25-54
                                   KFBK-AM        10.5       News/Talk                      Persons 25-54
                                   KSTE-AM         2.9       Talk                           Persons 25-54

                                            TARGET
                       STATION RANKING   DEMOGRAPHICS
                          IN TARGET        AUDIENCE
      MARKET(1)        DEMOGRAPHICS(4)   SHARE(%)(4)
      ---------        ---------------   ------------
Los Angeles, CA            21                1.7
                           14                2.9
                           10                3.3
                           18                1.9
New York, NY               6                 5.7
Chicago, IL                1                 5.9
San Francisco, CA          34                0.7
                           13                2.3
                           13                2.2
                           8                 3.9
Washington, D.C.           2                 5.5
                           3                 5.8
                           18                2.2
Atlanta, GA                10                5.2
Detroit, MI                4                 6.6
Denver, CO                 18                1.2
                           7                 5.2
                           19                1.1
                           13                3.5
                           1                 9.6
Minneapolis/
 St. Paul, MN              2                 7.7
                           20                0.2
                           2                 9.6
                           11                4.1
                           3                 7.1
                           4                 6.8
                           7                 5.0
Phoenix, AZ                3                 6.7
                           25                0.7
                           2                 7.6
                           10                3.8
                           13                3.5
                           4                 7.1
Cincinnati, OH             1                 9.5
                           24                0.3
                           8                 3.5
                           15                1.3
Pittsburgh, PA             24                0.2
                           4                 7.2
Sacramento, CA             2                 8.4
                           6                 5.3
                           2                 8.1
                           15                2.8

                      RANKING OF
                      STATION'S
                      MARKET BY                 AUDIENCE                                       TARGET
      MARKET(1)       REVENUE(2)   STATION     SHARE(%)(3)          STATION FORMAT          DEMOGRAPHICS
      ---------       ----------   -------     -----------          --------------          ------------
Orlando, FL               26       WOCL-FM         4.4       Oldies                         Persons 25-54
                                   WOMX-FM         7.2       Adult Contemporary             Persons 25-54
                                   WJHM-FM         8.2       Urban Contemporary             Persons 18-34
                                   WXXL-FM         6.9       Contemporary Hit Radio         Persons 18-34
Nassau/Suffolk (Long
 Island), NY(10)          44       WALK-FM         6.2       Adult Contemporary             Persons 25-54
                                   WALK-AM         0.3       Adult Contemporary             Persons 35-64
Jacksonville, FL          47       WAPE-FM         8.1       Contemporary Hit Radio         Women 18-34
                                   WFYV-FM         8.6       Album Oriented Rock            Men 25-54
Riverside/San
 Bernardino, CA           64       KGGI-FM         6.1       Contemporary Hit Radio         Persons 18-34
                                   KMEN-AM         0.4       Oldies                         Men 25-54

                                            TARGET
                       STATION RANKING   DEMOGRAPHICS
                          IN TARGET        AUDIENCE
      MARKET(1)        DEMOGRAPHICS(4)   SHARE(%)(4)
      ---------        ---------------   ------------
Orlando, FL                10                5.1
                           1                 9.9
                           1                11.8
                           2                10.2
Nassau/Suffolk (Long
 Island), NY(10)           1                 7.3
                           38                0.3
Jacksonville, FL           1                15.7
                           1                15.8
Riverside/San
 Bernardino, CA            1                 9.4
                           32                 .6


---------------


  +  Indicates station to be disposed in the ABC/Detroit Disposition.


 (1) Actual city of license may differ from metropolitan market served in certain cases.

 (2) Ranking of principal radio market served by the station among all U.S. radio broadcast markets by aggregate 1996 gross radio broadcasting revenue as reported by James H. Duncan, Duncan's Radio Market Guide (1997 ed.).

 (3) Information derived from The Arbitron Company, Spring 1997, Local Market Reports in the specified markets for listeners age 12+, Monday to Sunday, 6:00 a.m. to Midnight. Copyright, The Arbitron Company.

 (4) Information derived from The Arbitron Company, Spring 1997, Local Market Reports in the specified markets for the Target Demographics specified for listening Monday to Sunday, 6:00 a.m. to Midnight. Copyright, The Arbitron Company.

 (5) In the San Francisco Frequency Disposition, EMCLA sold the FCC authorizations related to the frequency previously utilized in the operation of KYLD-FM. Upon consummation of this disposition, EMCLA began operating KYLD-FM and its Contemporary Hits format, which was ranked first in its Target Demographics according to Arbitron for the most recent period, on the frequency previously used by CRBC in the operation of KSAN-FM pursuant to a time brokerage agreement. On July 8, 1997, CRBC changed the call letters of this frequency to "KYLD-FM."

 (6) Programming provided to KTCJ-AM via simulcast of programming broadcast on KTCZ-FM. The format of KTCJ-AM was changed to Classic Country with a target demographic of Persons 35-64 effective April 25, 1997.

 (7) The format of WBOB-FM was changed to Album Rock with a target demographic of Men 18-34 effective April 15, 1997.

 (8) WUBE-FM and WYGY-FM are sold in combination.

 (9) Programming provided to WWSW-AM via simulcast of programming broadcast on WWSW-FM.


(10) Nassau/Suffolk (Long Island) may also be considered part of the greater New York market, although it is reported separately as a matter of convention.


N/M: Not meaningful.

     Gannett Stations. The following table sets forth selected information with respect to the stations to be acquired following consummation of the Gannett
Acquisition:

                       RANKING OF                                                                   STATION          TARGET
                       STATION'S                                                                    RANKING       DEMOGRAPHICS
                       MARKET BY                AUDIENCE                            TARGET         IN TARGET        AUDIENCE
      MARKET(1)        REVENUE(2)   STATION    SHARE(%)(3)    STATION FORMAT     DEMOGRAPHICS   DEMOGRAPHICS(4)   SHARE(%)(4)
      ---------        ----------   -------    -----------    --------------     ------------   ---------------   ------------
                                                                                  Persons
Chicago, IL                 3       WGCI-AM        1.4       Urban/R&B            18-34            25                  0.7
                                                                                  Persons
                                    WGCI-FM        5.6       Urban Oldies         25-54             2                  5.6
Dallas, TX                  5       KHKS-FM        7.0       Contemporary Hits    Women 18-34       1                 14.4
                                                                                  Persons
Houston, TX                 7       KKBQ-AM        0.2       Country              25-54            34                  0.2
                                                                                  Persons
                                    KKBQ-FM        4.3       Fresh Country        25-54             6                  5.0

---------------

(1) Actual city of license may differ from metropolitan market served in certain cases.

(2) Ranking of principal radio market served by the station among all U.S. radio broadcast markets by aggregate 1996 gross radio broadcasting revenue as reported by James H. Duncan, Duncan's Radio Market Guide (1997 ed.).

(3) Information derived from The Arbitron Company, Spring 1997, Local Market Reports in the specified markets for listeners age 12+, Monday to Sunday, 6:00 a.m. to Midnight. Copyright, The Arbitron Company.

(4) Information derived from The Arbitron Company, Spring 1997, Local Market Reports for the Target Demographics in the specified markets specified for listening Monday to Sunday, 6:00 a.m. to Midnight. Copyright, The Arbitron Company.


     Other Pending Evergreen and Chancellor Acquisitions. The following table sets forth selected information with respect to the stations to be acquired by EMCLA following consummation of the Secret/Philadelphia Acquisition and the Bonneville Acquisition and by CRBC following consummation of the Denver
Acquisition:



                    RANKING OF
                    STATION'S                                                                 STATION RANKING        TARGET
                    MARKET BY                 AUDIENCE                           TARGET          IN TARGET        DEMOGRAPHICS
    MARKET(1)       REVENUE(2)    STATION    SHARE(%)(3)    STATION FORMAT    DEMOGRAPHICS    DEMOGRAPHICS(4)   AUDIENCE SHARE(4)
------------------  ----------   ---------   -----------   ----------------   -------------   ---------------   -----------------
Dallas, TX               5       KZPS-FM         3.8       Classic Rock       Persons 25-54          4                 5.2
                                 KDGE-FM         3.0       Alternative Rock   Persons 18-34          5                 5.3
Philadelphia, PA         6       WFLN-FM+        2.6       Classical          Persons 35-74         10                 3.8
Denver, CO              15       KXPK-FM         3.1       Alternative        Persons 18-49         11                 4.1


---------------

 +  Indicates station to be disposed in a Pending Disposition.

(1) Actual city of license may differ from metropolitan market served in certain cases.

(2) Ranking of principal radio market served by the station among all U.S. radio broadcast markets by aggregate 1996 gross radio broadcasting revenue as reported by James H. Duncan, Duncan's Radio Market Guide (1997 ed.).

(3) Information derived from The Arbitron Company, Spring 1997, Local Market Reports in the specified markets for listeners age 12+, Monday to Sunday, 6:00 a.m. to Midnight. Copyright, The Arbitron Company.

(4) Information derived from The Arbitron Company, Spring 1997, Local Market Reports for the Target Demographics in the specified markets specified for listening Monday to Sunday, 6:00 a.m. to Midnight. Copyright, The Arbitron Company.

ADVERTISING

     The primary source of each of EMCLA's and CRBC's revenues is the sale of broadcasting time for local, regional and national advertising. Approximately 69% of EMCLA's gross revenues was generated from the sale of local advertising in 1995 and 1996; on a pro forma basis approximately 71% of the Surviving Subsidiary Corporation's gross revenues would have been generated from the sale of local advertising in 1996. EMCLA and CRBC each believes that radio is one of the most efficient, cost-effective means for advertisers to reach specific demographic groups. The advertising rates charged by EMCLA's and CRBC's radio stations are based primarily on (i) a station's ability to attract audiences in the demographic groups targeted by its advertisers (as measured principally by quarterly Arbitron rating surveys that quantify the number of listeners tuned to the station at various times) and (ii) the supply of and demand for radio advertising time. Advertising rates generally are the highest during morning and evening drive-time hours.

     Depending on the format of a particular station, there are predetermined numbers of advertisements that are broadcast each hour. EMCLA and CRBC each determines the number of advertisements broadcast hourly that can maximize available revenue dollars without jeopardizing listening levels. Although the number of advertisements broadcast during a given time period may vary, the total number of advertisements broadcast on a particular station generally does not vary significantly from year to year.

     A station's sales staff generates most of its local and regional advertising sales. To generate national advertising sales, EMCLA and CRBC each engages an advertising representative for each of its stations that specializes in national sales and is compensated on a commission-only basis. Most advertising contracts are short-term and generally run only for a few weeks.

COMPETITION

     The radio broadcasting industry is a highly competitive business. The success of each of EMCLA's and CRBC's stations is dependent, to a significant degree, upon its audience ratings and share of the overall advertising revenue within its market. EMCLA's and CRBC's radio stations compete for listeners and advertising revenues directly with other radio stations, as well as with other media, within their respective markets. Radio stations compete for listeners primarily on the basis of program content and by hiring on-air talent that appeals to a particular demographic group. By building a strong listener base comprised of a specific demographic group in each of its markets, EMCLA and CRBC are able to attract advertisers who seek to reach those listeners. Other media, including broadcast television, cable television, newspapers, magazines, direct mail coupons and billboard advertising also compete with EMCLA's and CRBC's stations for advertising revenues. EMCLA and CRBC also compete with other broadcasting operators for acquisition opportunities, and prices for radio stations in major markets have increased significantly in recent periods. To the extent that the rapid pace of consolidation in the radio broadcasting industry continues, certain competitors may emerge with larger portfolios of major market radio stations, greater ability to deliver large audiences to advertisers and more access to capital resources than do EMCLA and CRBC. The audience ratings and market share for EMCLA and CRBC are and will be subject to change and any adverse change in a particular market could have a material and adverse effect on the revenue of its stations located in that market. There can be no assurance that any one of EMCLA's and CRBC's stations will be able to maintain or increase its current audience ratings or advertising revenue market share.

     The radio broadcasting industry is also subject to competition from new media technologies that are being developed or introduced, such as the delivery of audio programming by cable television systems, direct broadcast satellite ("DBS") systems and other digital audio broadcasting formats to local and national audiences. In addition, the FCC has auctioned spectrum for a new satellite-delivered Digital Audio Radio Service ("DARS"). These actions may result in the introduction of several new national or regional satellite radio services with sound quality equivalent to compact discs. Another possible competitor to traditional radio is In Band On Channel ("IBOC") digital radio. IBOC could provide multi-channel, multi-format digital radio services in the same band width currently occupied by traditional AM and FM radio services. EMCLA and CRBC cannot predict at this time the effect, if any, that any such new technologies may have on the radio broadcasting industry.

FEDERAL REGULATION OF RADIO BROADCASTING INDUSTRY

     Introduction. The radio broadcasting industry is subject to extensive and changing regulation over, among other things, program content, technical operations and business and employment practices. Unless otherwise specified below or indicated by the context, the discussion below also applies to the Surviving Subsidiary Corporation after the consummation of the Pending Transactions.

     The ownership, operation and sale of radio broadcast stations (including those licensed to EMCLA and CRBC) are subject to the jurisdiction of the FCC, which acts under authority granted by the Communications Act. The Communications Act prohibits the assignment of an FCC license, and the transfer of control of an FCC licensee, without the prior consent of the FCC. In determining whether to grant requests for consent to such assignments or transfers, and in determining whether to grant or renew a radio broadcast license, the FCC considers a number of factors pertaining to the licensee (and proposed licensee), including: limitations on alien ownership and the common ownership of television broadcast, radio broadcast and daily newspaper properties, the "character" of the licensee (and proposed licensee) and those persons or entities that have "attributable" interests, and compliance with the Anti-Drug Abuse Act of 1988. Among other things, the FCC assigns frequency bands for radio broadcasting; determines the particular frequencies, locations and operating power of radio broadcast stations; issues, renews, revokes and modifies radio broadcast station licenses; regulates equipment used by radio broadcast stations; adopts and implements regulations and policies that directly or indirectly affect the ownership, operation, program content and employment and business practices of radio broadcast stations; and has the power to impose penalties for violations of its rules and the Communications Act.

     The following is a brief summary of certain provisions of the Communications Act and specific FCC rules and policies. Reference should be made to the Communications Act, FCC rules, and the public notices and rulings of the FCC for further information concerning the nature and extent of federal regulation of radio broadcast stations.

     Failure to observe these or other FCC rules and policies may result in the imposition of various sanctions, including admonishment, monetary forfeitures, the grant of "short" (less than the maximum eight-year term) renewal terms or, for particularly egregious violations, the denial of a license renewal application, the revocation of FCC licenses, or the denial of FCC consent to acquire additional broadcast properties.

     License Renewal. Radio broadcast licenses are granted for maximum terms of up to eight years. They may be renewed through an application to the FCC, and, in certain instances, licensees are entitled to renewal expectancies. During certain periods when a renewal application is pending, competing applicants may file for the radio frequency being used by the renewal applicant, although the FCC is prohibited from considering such competing applications if the existing license has satisfied certain obligations. Petitions to deny license renewals can be filed by interested parties, including members of the public. The FCC is required to hold hearings on a renewal application in certain circumstances.

     The following table sets forth, for the portfolio of stations that would be owned by the Surviving Subsidiary Corporation, (i) the frequency of each station and (ii) the date of expiration of each station's main FCC broadcast license:

                                                               EXPIRATION DATE
      STATION                 MARKET(1)            FREQUENCY    OF FCC LICENSE
      -------                 ---------            ----------  ----------------
KKBT-FM              Los Angeles, CA                 92.3 MHz       12/97
KYSR-FM              Los Angeles, CA                 98.7 MHz       12/97
KIBB-FM              Los Angeles, CA                100.3 MHz       12/97
KLAC-AM              Los Angeles, CA                  570 kHz       12/97
KZLA-FM              Los Angeles, CA                 93.9 MHz       12/97

WKTU-FM              New York, NY                   103.5 MHz        6/98
WLTW-FM              New York, NY                   106.7 MHz        6/98
WAXQ-FM              New York, NY                   104.3 MHz        6/98
WHTZ-FM              New York, NY                   100.3 MHz        6/98

                                                               EXPIRATION DATE
      STATION                 MARKET(1)            FREQUENCY    OF FCC LICENSE
      -------                 ---------            ----------  ----------------
WMVP-AM              Chicago, IL                     1000 kHz       12/03
WRCX-FM              Chicago, IL                    103.5 MHz       12/96*
WVAZ-FM              Chicago, IL                    102.7 MHz       12/03
WNUA-FM              Chicago, IL                     95.5 MHz       12/03
WLIT-FM              Chicago, IL                     93.9 MHz       12/03
WGCI-FM              Chicago, IL                    107.5 MHz       12/03
WGCI-AM              Chicago, IL                     1390 kHz       12/03
KIOI-FM              San Francisco, CA              101.3 MHz       12/97
KMEL-FM              San Francisco, CA              106.1 MHz       12/97
KKSF-FM              San Francisco, CA              103.7 MHz       12/97
KNEW-AM              San Francisco, CA                910 kHz       12/97
KYLD-FM              San Francisco, CA               94.9 MHz       12/97
KABL-AM              San Francisco, CA                960 kHz       12/97
KBGG-FM              San Francisco, CA               98.1 MHz       12/97
KSKY-AM              Dallas, TX                       660 kHz        8/05
KHKS-FM              Dallas, TX                     106.1 MHz        8/05
KZPS-FM              Dallas, TX                      92.5 MHz        8/97*
KDGE-FM              Dallas, TX                      94.5 MHz        8/05
WYXR-FM              Philadelphia, PA               104.5 MHz        8/98
WJJZ-FM              Philadelphia, PA               106.1 MHz        8/98
WDAS-AM              Philadelphia, PA                1480 kHz        8/98
WDAS-FM              Philadelphia, PA               105.3 MHz        8/98
WIOQ-FM              Philadelphia, PA               102.1 MHz        8/98
WUSL-FM              Philadelphia, PA                98.9 MHz        8/98
KTRH-AM              Houston, TX                      740 kHz        8/05
KLOL-FM              Houston, TX                    101.1 MHz        8/97*
KKBQ-FM              Houston, TX                     92.9 MHz        8/05
KKBQ-AM              Houston, TX                      790 kHz        8/05
WTOP-AM              Washington, D.C.                1500 kHz       10/02
WASH-FM              Washington, D.C.                97.1 MHz       10/02
WGAY-FM              Washington, D.C.                99.5 MHz       10/02
WWRC-AM              Washington, D.C.                 980 kHz       10/02
WMZQ-FM              Washington, D.C.                98.7 MHz       10/02
WBIG-FM              Washington, D.C.               100.3 MHz       10/03
WGMS-FM              Washington, D.C.               103.5 MHz       10/03
WTEM-AM              Washington, D.C.                 570 kHz       10/03
WJMN-FM              Boston, MA                      94.5 MHz        4/98
WXKS-FM              Boston, MA                     107.9 MHz        4/98
WXKS-AM              Boston, MA                      1430 kHz        4/98
WFOX-FM              Atlanta, GA                     97.1 MHz        4/03
WKQI-FM              Detroit, MI                     95.5 MHz       10/03
WNIC-FM              Detroit, MI                    100.3 MHz       10/03
WDOZ-AM              Detroit, MI                     1310 kHz       10/03
WWWW-FM              Detroit, MI                    106.7 MHz       10/03
WDFN-AM              Detroit, MI                     1130 kHz       10/03
WJLB-FM              Detroit, MI                     97.9 MHz       10/03
WMXD-FM              Detroit, MI                     92.3 MHz       10/03
WVCG-AM              Miami/Ft. Lauderdale, FL        1080 kHz        2/03
WEDR-FM              Miami/Ft. Lauderdale, FL        99.1 MHz        2/03

                                                               EXPIRATION DATE
      STATION                 MARKET(1)            FREQUENCY    OF FCC LICENSE
      -------                 ---------            ----------  ----------------
KRRF-AM              Denver, CO                      1280 kHz        4/05
KXKL-FM              Denver, CO                     105.1 MHz        4/05
KVOD-FM              Denver, CO                      92.5 MHz        4/05
KIMN-FM              Denver, CO                     100.3 MHz        4/05
KALC-FM              Denver, CO                     105.9 MHz        4/97*
KXPK-FM              Denver, CO                      96.5 MHz        4/05
KTCZ-FM              Minneapolis/St. Paul, MN        97.1 MHz        4/05
KTCJ-AM              Minneapolis/St. Paul, MN         690 kHz        4/05
KDWB-FM              Minneapolis/St. Paul, MN       101.3 MHz        4/05
KFAN-AM              Minneapolis/St. Paul, MN        1130 kHz        4/97*
KEEY-FM              Minneapolis/St. Paul, MN       102.1 MHz        4/97*
KQQL-FM              Minneapolis/St. Paul, MN       107.9 MHz        4/05
WBOB-FM              Minneapolis/St. Paul, MN       100.3 MHz        4/05
KMLE-FM              Phoenix, AZ                    107.9 MHz       10/97
KISO-AM              Phoenix, AZ                     1230 kHz       10/97
KOOL-FM              Phoenix, AZ                     94.5 MHz       10/97
KOY-AM               Phoenix, AZ                      550 kHz       10/97
KYOT-FM              Phoenix, AZ                     95.5 MHz       10/97
KZON-FM              Phoenix, AZ                    101.5 MHz       10/97
WUBE-FM              Cincinnati, OH                 105.1 MHz       10/03
WUBE-AM              Cincinnati, OH                  1230 kHz       10/03
WYGY-FM              Cincinnati, OH                  96.5 MHz       10/03
WKYN-AM              Cincinnati, OH                  1160 kHz       10/03
WWSW-AM              Pittsburgh, PA                   970 kHz        8/98
WWSW-FM              Pittsburgh, PA                  94.5 MHz        8/98
KGBY-FM              Sacramento, CA                  92.5 MHz       12/97
KHYL-FM              Sacramento, CA                 101.1 MHz       12/97
KFBK-AM              Sacramento, CA                  1530 kHz       12/97
KSTE-AM              Sacramento, CA                   650 kHz       12/97
WOCL-FM              Orlando, FL                    105.9 MHz        2/03
WOMX-FM              Orlando, FL                    105.1 MHz        2/03
WJHM-FM              Orlando, FL                    101.9 MHz        2/03
WXXL-FM              Orlando, FL                    106.7 MHz        2/03
WALK-FM              Nassau/Suffolk
                     (Long Island), NY               97.5 MHz        6/98
WALK-AM              Nassau/Suffolk
                     (Long Island), NY               1370 kHz        6/98
WAPE-FM              Jacksonville, FL                95.1 MHz        2/03
WFYV-FM              Jacksonville, FL               104.5 MHz        2/03
KGGI-FM              Riverside/San Bernardino, CA    99.1 MHz       12/97
KMEN-AM              Riverside/San-Bernardino, CA    1290 kHz       12/97


---------------
 *  Indicates pending renewal application.

(1) Actual city of license may differ from metropolitan market served in certain cases.

     The following table sets forth, for the stations that will be disposed by EMCLA or CRBC pursuant to a Pending Disposition, (i) the frequency of each station and (ii) the date of expiration of each station's main FCC broadcast license:

                                                   EXPIRATION DATE
      STATION            MARKET(1)      FREQUENCY   OF FCC LICENSE
      -------            ---------      ---------  ----------------
WEJM-AM              Chicago, IL          950 kHz       12/03
KDFC-AM              San Francisco, CA   1220 kHz       12/97
WFLN-FM              Philadelphia, PA    95.7 MHz        8/98
WBZS-AM              Washington, D.C.     730 kHz       10/02
WZHF-AM              Washington, D.C.    1390 kHz       10/02
WDRQ-FM              Detroit, MI         93.1 MHz       10/03

---------------
(1) Actual city of license may differ from metropolitan market served in certain cases.


     Ownership Matters. Under the Communications Act, a broadcast license may not be granted to or held by any corporation that has more than one-fifth of its capital stock owned or voted by aliens or their representatives, by foreign governments or their representatives, or by non-U.S. corporations. Under the Communications Act, a broadcast license also may not be granted to or held by any corporation that is controlled, directly or indirectly, by any other corporation more than one-fourth of whose capital stock is owned or voted by aliens or their representatives, by foreign governments or their representatives, or by non-U.S. corporations, if the FCC finds that the public interest will be served by the refusal or revocation of such license. EMCLA has been advised that the FCC staff has interpreted this provision of the Communications Act to require an affirmative public interest finding before a broadcast license may be granted to or held by any such corporation and that the FCC has made such an affirmative finding only in limited circumstances. These restrictions apply in modified form to other forms of business organizations, including partnerships. Evergreen and Chancellor, each of which serves as a holding company for its direct and indirect radio station subsidiaries, therefore may be restricted from having more than one-fourth of its stock owned or voted by aliens, foreign governments or non-U.S. corporations. The Certificate of Incorporation of Evergreen and Chancellor each contains, and the Certificate of Incorporation of each of the Surviving Corporation, the Surviving Mezzanine Corporation and the Surviving Subsidiary Corporation will contain, prohibitions on alien ownership and control that are intended to facilitate compliance with the provisions of the Communications Act applicable to alien ownership. EMCLA and CRBC believe that in light of current levels of alien ownership of Evergreen's, Chancellor's and CRBC's capital stock, the foregoing restrictions are not likely to have a material impact on Evergreen, EMCLA, EMHC, Chancellor, CRBC, the Surviving Corporation, the Surviving Mezzanine Corporation and the Surviving Subsidiary Corporation.


     The Communications Act and FCC rules also generally prohibit the common ownership, operation or control of a radio broadcast station and a television broadcast station serving the same local market, and of a radio broadcast station and a daily newspaper serving the same local market. Under these "cross-ownership" rules, absent waivers, the Surviving Corporation and its subsidiaries would not be permitted to acquire any daily newspaper or television broadcast station (other than low-power television) in a local market where it then owned any radio broadcast station. In October 1996, the Commission issued a Notice of Inquiry to explore possible changes in the newspaper/broadcast cross-ownership waiver policy with respect to newspaper/radio combinations, including the possibility of adopting a waiver policy based on market size or on the number of independently owned media in a market.

     The 1996 Act eliminated national ownership caps on ownership of AM and FM radio stations. Prior to the 1996 Act, radio groups were limited to ownership of 20 FM stations and 20 AM stations on a national basis. Additionally, the 1996 Act increased local ownership limits. Prior to the 1996 Act, a single owner was limited to owning two FMs and two AMs in a single large radio market with common ownership of three stations, including two in the same service, permitted in smaller markets. After the 1996 Act, local ownership limits were increased as follows: in markets with 45 or more stations, ownership is limited to eight stations, no more than five of which can be FMs or AMs; in markets with 30-44 stations, ownership is limited to seven stations, no more than four of which can be FMs or AMs; in markets with 15-29 stations, ownership is limited to six stations, no more than four of which can be FMs or AMs; and in markets with 14 or fewer stations, ownership is limited to no more than 50% of the market's total and no more than three AMs or FMs.

     Because of these multiple ownership rules and the cross-interest policy described below, a purchaser of EMCLA's or CRBC's common stock who acquires an attributable interest in EMCLA or CRBC may violate the FCC's rules if it also has an "attributable" interest in other television or radio stations, or in daily newspapers, depending on the number and location of those radio or television stations or daily newspapers. Such a purchaser also may be restricted in the companies in which it may invest, to the extent that those investments give rise to an attributable interest. If an attributable stockholder of EMCLA or CRBC violates any of these ownership rules, EMCLA or CRBC may be unable to obtain from the FCC one or more authorizations needed to conduct its radio station business and may be unable to obtain FCC consents for certain future acquisitions.

     The FCC generally applies its television/radio/newspaper cross-ownership rules, and its broadcast multiple ownership rules, by considering the "attributable," or cognizable, interests held by a person or entity. A person or entity can have an interest in a radio station, television station or daily newspaper by being an officer, director, partner or stockholder of a company that owns that station or newspaper. Whether that interest is cognizable under the FCC's ownership rules is determined by the FCC's attribution rules. If an interest is attributable, the FCC treats the person or entity who holds that interest as the "owner" of the radio station, television station or daily newspaper in question, and therefore subject to the FCC's ownership rules.

     In the case of corporations, the interest of officers, directors and persons or entities that directly or indirectly have the right to vote 5% or more of the corporation's voting stock (or 10% or more of such stock in the case of insurance companies, investment companies, bank trust departments and certain other "passive investors" that hold such stock for investment purposes only) are generally attributed with ownership of whatever radio stations, television stations, and daily newspapers the corporation owns. Likewise, the interest of an officer or a director of a corporate parent (as well as the corporate parent) is generally attributed with ownership of whatever the subsidiary owns.

     In the case of a partnership, the interest of a general partner is attributable, as is the interest of any limited partner who is "materially involved" in the media-related activities of the partnership. Debt instruments, non-voting stock, options and warrants for voting stock that have not yet been exercised, limited partnership interests where the limited partner is not "materially involved" in the media-related activities of the partnership, and minority voting stock interests in corporations where there is a single holder of more than 50% of the outstanding voting stock, generally do not subject their holders to attribution.

     The FCC has issued a Notice of Proposed Rulemaking (the "NPRM") that contemplates tightening attribution standards where parties have multiple nonattributable interests in and relationships with stations that would be prohibited by the FCC's cross-interest rules, if the interests/relationships were attributable. The NPRM contemplates that this change in attribution will apply only to persons holding debt or equity interests that exceed certain benchmarks.

     In addition, the FCC has a "cross-interest" policy that under certain circumstances could prohibit a person or entity with an attributable interest in a broadcast station or daily newspaper from having a "meaningful" nonattributable interest in another broadcast station or daily newspaper in the same local market. Among other things, "meaningful" interests could include significant equity interests (including non-voting stock, voting stock, and limited partnership interests) and significant employment positions. This policy may limit the permissible investments that an equity investor in EMCLA, CRBC or the Surviving Subsidiary Corporation may make or hold. If the FCC determines that a stockholder of EMCLA, CRBC or the Surviving Subsidiary Corporation has violated this cross-interest policy, EMCLA, CRBC or the Surviving Subsidiary Corporation may be unable to obtain from the FCC one or more authorizations needed to conduct its radio station business and may be unable to obtain FCC consents for certain future acquisitions.

     Programming and Operation. The Communications Act requires broadcasters to serve the "public interest." The FCC has gradually relaxed or eliminated many of the more formalized procedures it had developed in the past to promote the broadcast of certain types of programming responsive to the needs of a station's community of license. A licensee continues to be required, however, to present programming that is responsive to community problems, needs and interests and to maintain certain records demonstrating such responsiveness. Complaints from listeners concerning a station's programming often will be considered by the FCC when it evaluates the licensee's renewal application, but such complaints may be filed and considered at any time. Stations also must follow various FCC rules that regulate, among other things, political advertising, sponsorship identification, and technical operations (including limits on radio frequency radiation). In addition, licensees must develop and implement programs designed to promote equal employment opportunities. The broadcast of obscene and indecent material and the advertisement of contests and lotteries are regulated by FCC rules, as well as by state and other federal laws.

     Time Brokerage Agreements. Over the past three years, a number of radio stations, including certain of EMCLA's and CRBC's stations, have entered into what commonly are referred to as "Time Brokerage Agreements," or "TBAs" (certain types of these agreements also are known as "Local Marketing Agreements," or "LMAs"). These agreements may take various forms. Separately-owned and licensed stations may agree to function cooperatively in terms of programming, advertising sales, and other matters, subject to the licensee of each station maintaining independent control over the programming and other operations of its own station and compliance with the requirements of antitrust laws. One typical type of TBA is a programming agreement between two separately-owned radio stations that serve a common service area, whereby the licensee of one station programs substantial portions of the broadcast day on the other licensee's station (subject to ultimate editorial and other controls being exercised by the latter licensee), and sells advertising time during those program segments. The FCC staff has held that such agreements do not violate the Communications Act as long as the licensee of the station that is being substantially programmed by another entity maintains complete responsibility for, and control over, operations of its broadcast station and otherwise ensures compliance with applicable FCC rules and policies.

     A station that brokers more than 15% of the broadcast time, on a weekly basis, on another station in the same market will be considered to have an attributable ownership interest in the brokered station for purposes of the FCC's ownership rules, discussed above. As a result, a broadcast station may not enter into a TBA that allows it to program more than 15% of the broadcast time, on a weekly basis, of another local station that it could not own under the FCC's local multiple ownership rules. FCC rules also prohibit a broadcast licensee from simulcasting more than 25% of its programming on another station in the same broadcast service (i.e., AM-AM or FM-FM) where the two stations serve substantially the same geographic area, whether the licensee owns the stations or owns and programs the other through a TBA arrangement.

     Proposed Changes. The FCC is considering various proposals to modify its broadcast "attribution" rules. Among the proposals are (i) raising the basic benchmark for attributing ownership from 5% to 10% of the licensee's voting stock, (ii) raising the attribution benchmark for certain institutional investors from 10% to 20%, (iii) limiting the applicability of the single majority shareholder rule (discussed above) to treat as attributable large stock interests coupled with other debt or securities and (iv) treating non-voting stock as attributable in certain circumstances. The FCC is also considering changes to its multiple ownership rules to encourage minority ownership of radio and television broadcast stations.

     The FCC has under consideration, and may in the future consider and adopt, new laws, regulations and policies regarding a wide variety of matters that could, directly or indirectly, affect the operation, ownership and financial performance of EMCLA's or CRBC's radio broadcast stations, result in the loss of audience share and advertising revenues for EMCLA's or CRBC's radio broadcast stations, and affect the ability of EMCLA or CRBC to acquire additional radio broadcast stations or finance such acquisitions. Such matters include: changes to the license renewal process; the FCC's equal employment opportunity rules and other matters relating to minority and female involvement in the broadcasting industry; proposals to change rules relating to political broadcasting; technical and frequency allocation matters; AM stereo broadcasting; proposals to permit expanded use of FM translator stations; proposals to restrict or prohibit the advertising of beer, wine and other alcoholic beverages on radio; changes in the FCC's cross-interest, multiple ownership and cross-ownership policies; changes to broadcast technical requirements; proposals to allow telephone companies to deliver audio and video programming to the home through existing phone lines; proposals to limit the tax deductibility of advertising expenses by advertisers; proposals to auction to the highest bidder the right to use the radio broadcast spectrum, instead of granting FCC licenses and subsequent license renewals; and proposals to reinstate the "Fairness Doctrine" which requires a station to present coverage of opposing views in certain circumstances. It is also possible that Congress may enact additional legislation that could have a material impact on the operation, ownership and financial performance of EMCLA's or CRBC's radio stations over and above the already substantial impact of the 1996 Act.

     The FCC has taken initial steps to authorize the use of a new technology, DARS, to deliver audio programming by satellite. The FCC is also considering various proposals for terrestrial DARS. DARS may provide a medium for the delivery of multiple new audio programming formats to local and national audiences. It is not known at this time whether this technology also may be used in the future by existing radio broadcast stations either on existing or alternate broadcasting frequencies.

     EMCLA and CRBC cannot predict what other matters might be considered in the future, nor can it judge in advance what impact, if any, the implementation of any of these proposals or changes might have on its business.

     Federal Antitrust Laws. The FTC and the DOJ evaluate transactions requiring a pre-acquisition filing under the HSR Act to determine whether those transactions should be challenged under the federal antitrust laws. These agencies (particularly the DOJ) recently have been increasingly active in their review of radio station acquisitions where an operator proposes to acquire new stations in its existing markets.

     As part of its increased scrutiny of radio station acquisitions, the DOJ has stated publicly that it believes that TBAs and other similar agreements customarily entered into in connection with radio station transfers prior to the expiration of the waiting period under the HSR Act could violate the HSR Act. Since then, the DOJ has stated publicly that it will apply its new policy prohibiting TBAs in connection with purchase agreements until the expiration or termination of the HSR waiting period on a prospective basis.

     The DOJ has stated publicly that it has established certain revenue and audience share concentration benchmarks with respect to radio station acquisitions, above which a transaction may receive additional antitrust scrutiny. However, to date, the DOJ has also investigated transactions that do not meet or exceed these benchmarks and has cleared transactions that do exceed the benchmarks. Given this uncertainty, EMCLA and CRBC cannot predict whether it will be required by the DOJ or the FTC to dispose of certain stations to be acquired as a result of the Pending Evergreen Acquisitions, the Merger or the Pending Chancellor Transactions in addition to the Required Dispositions that will be effected in order to comply with the FCC's multiple ownership limits. Although EMCLA and CRBC do not believe that their acquisition strategy as a whole will be adversely affected in any material respect by antitrust review (including review under the HSR Act) or by additional divestitures that EMCLA or CRBC may have to make as a result of antitrust review, there can be no assurance that this will be the case.

EMPLOYEES


     As of May 1, 1997, EMCLA had approximately 1,800 employees and CRBC had approximately 1,500 employees. The Surviving Corporation will have approximately 3,900 employees. Certain employees at EMCLA's stations in Los Angeles, Chicago, Washington, D.C. and Philadelphia (approximately 180 employees), and certain employees of CRBC's stations in San Francisco, Cincinnati, Los Angeles, Detroit and New York (approximately 120 employees) are represented by unions. EMCLA and CRBC each believes that its relations with its employees and these unions are generally good.


     EMCLA and CRBC each employs several high-profile on-air personalities who have large, loyal audiences in their respective markets. EMCLA and CRBC each believes that its relationships with its on-air talent are valuable, and each generally enters into employment agreements with these individuals.

PROPERTIES AND FACILITIES

     EMCLA's corporate headquarters is in Irving, Texas, and CRBC's corporate headquarters is in Dallas, Texas. The types of properties required to support each of EMCLA's and CRBC's existing or to be acquired radio stations include offices, studios, transmitter sites and antenna sites. A station's studio is generally housed with its office in a downtown or business district. A station's transmitter sites and antenna sites generally are located in a manner that provides maximum market coverage.

     The studios and offices of EMCLA's and CRBC's stations and its corporate headquarters are located in leased or owned facilities. The terms of these leases expire in one to ten years. EMCLA or CRBC either owns or leases its transmitter and antenna sites. These leases have expiration dates that range from one to eight years.

     Each of EMCLA and CRBC does not anticipate any difficulties in renewing those leases that expire within the next several years or in leasing other space, if required.

     No one property is material to EMCLA's or CRBC's overall operations. Each of EMCLA and CRBC believes that its properties are in good condition and suitable for its operations. Each of EMCLA and CRBC owns substantially all of the equipment used in its radio broadcasting business.

     The principal executive offices of EMCLA are located at 433 East Las Colinas Boulevard, Suite 1130, Irving, Texas 75039. The telephone number of EMCLA at that address is (972) 869-9020. The principal executive offices of CRBC are located at 12655 N. Central Expressway, Suite 405, Dallas, Texas 75243. The telephone number of CRBC at that address is (972) 239-6220.

LEGAL PROCEEDINGS


     In August 1993, Evergreen terminated an agreement with Sagittarius Broadcasting Company (an affiliate of Infinity Broadcasting Corporation) and One Twelve, Inc. (collectively, the "Claimants") pursuant to which programming featuring radio personality Howard Stern was broadcast on radio station WLUP-AM (now WMVP-AM) in Chicago. The Claimants allege that termination of the agreement was wrongful and have sued Evergreen in the Supreme Court of the State of New York, County of New York (the "Court"). The agreement required payments to the Claimants in the amount of $2.6 million plus five percent of advertising revenues generated by the programming over the three-year term of the agreement. A total of approximately $680,000 was paid to the Claimants pursuant to the agreement prior to termination. Claimants' complaint alleged claims for breach of contract, indemnification, breach of fiduciary duty and fraud. Claimants' aggregate prayer for relief totaled $45.0 million. On July 12, 1994, the Court granted Evergreen's motion to dismiss Claimants' claims for fraud and breach of fiduciary duty. On June 6, 1995, the Court denied the Claimants' motion for summary judgment on their contract and indemnification claims and this order has been affirmed on appeal. On May 17, 1996, after the close of discovery, Evergreen filed a motion for summary judgment, seeking the dismissal of the remaining claims in the original complaint. On July 1, 1996, Claimants moved for leave to amend their complaint in order to add claims for breach of the covenant of good faith and fair dealing, tortious interference with business advantage and prima facie tort. In the proposed amended complaint, Claimants seek compensatory and punitive damages in excess of $25.0 million. On March 13, 1997, the Court denied Evergreen's motion for summary judgment, allowed Claimants' request to amend the complaint to add a claim for breach of the covenant of good faith and fair dealing and denied Claimants' request to amend the complaint to add claims for tortious interference with business advantage and prima facia tort. On April 25, 1997, Evergreen filed a notice of appeal of the denial of Evergreen's motion for summary judgment. Evergreen believes that it acted within its rights in terminating the agreement.


     Each of Evergreen, EMCLA, Chancellor and CRBC is also involved in various other claims and lawsuits which are generally incidental to its business. Each of Evergreen, EMCLA, Chancellor and CRBC believes that the litigation in which it is currently involved, individually or in the aggregate, will not have a material adverse effect on its consolidated financial position or results of operations.

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

                                   THE MERGER


BACKGROUND AND REASONS FOR THE MERGER: EVERGREEN


     Evergreen was incorporated in 1988. It initially owned and operated six radio stations. From its formation through 1994, Evergreen expanded principally through internal growth and through the acquisition of individual radio stations or pairs of stations.

     In 1994, the Evergreen Board conducted a broad-ranging review of Evergreen's strategic alternatives in light of the ongoing consolidation in the radio broadcasting industry. As a result of Evergreen's review of its strategic alternatives, the Evergreen Board determined to pursue a strategy of substantial expansion of Evergreen's ownership of major market radio stations through acquisitions of, or mergers with, other radio station groups and, to a lesser extent, through opportunistic acquisitions of individual major market stations where appropriate. In 1995 and 1996, Evergreen aggressively pursued this acquisition strategy, acquiring, on a net basis, 11 radio stations in 1995 (seven FM and four AM) and 12 radio stations in 1996 (ten FM and two AM), including the acquisition of seven FM and four AM stations through Evergreen's May 1995 acquisition of Broadcasting Partners Inc. and the acquisition of nine FM and three AM radio stations through Evergreen's January 1996 acquisition of Pyramid Communications, Inc.

     Following the enactment of the 1996 Act, which eliminated the aggregate limit on the total number of stations that any broadcaster could own and relaxed restrictions previously applicable to the ownership of stations within a single market, Evergreen determined to accelerate implementation of its acquisition strategy, focusing particularly on major markets where Evergreen had the opportunity to develop superduopolies, or clusters of between three and five FM radio stations.

     In furtherance of Evergreen's expansion strategy, Evergreen's management routinely analyzes the potential acquisition of broadcast properties and holds discussions with other broadcasters concerning potential business combinations or the potential acquisition of individual stations or groups of stations, and in this connection, has consummated, on a net basis, the acquisition of 17 radio stations (eleven FM and six AM) to date in 1997. See "Business -- EMCLA." In 1996 and early 1997, Evergreen's senior management and advisors held preliminary discussions with a number of major market radio operators, including Chancellor and Viacom, concerning possible acquisitions of radio groups by Evergreen and other potential transactions. During the fourth quarter of 1996, Evergreen was informed that Chancellor's management and principal stockholder were considering a potential sale of Chancellor, and Evergreen held preliminary discussions with Chancellor concerning the possible acquisition of Chancellor by Evergreen for cash. After brief preliminary discussions, however, the parties determined that it was unlikely that they would be able to reach an agreement concerning the fundamental economic terms of such a transaction in light of numerous factors, including the then current market valuations of Evergreen and Chancellor.

     In December 1996 and early January 1997, Evergreen's management engaged in preliminary discussions with Viacom concerning a possible acquisition of the Viacom Stations. Although Evergreen's management considered the Viacom Stations to be attractive acquisition candidates given such stations' presence in key major markets, the preliminary discussions between Evergreen and Viacom concerning such a potential transaction were terminated in early January 1997 due to the inability of Evergreen and Viacom to reach an agreement concerning the purchase price to be paid by Evergreen for the entire Viacom radio portfolio. Early in January 1997, subsequent to the termination of these discussions with Viacom, Evergreen was informed that Viacom had retained Credit Suisse First Boston Corporation ("Credit Suisse First Boston") to solicit offers to purchase the Viacom Stations and to conduct an auction for the sale of such properties.

     Also in January 1997, Evergreen's management contacted Chancellor's representative, William Steding of Star Media Group, Inc., to inquire whether Mr. Steding believed that it was an appropriate time to pursue possible merger discussions with Chancellor. Mr. Steding agreed to contact Thomas O. Hicks, Chairman of the Chancellor Board and Chairman of the Board and Chief Executive Officer of Hicks, Muse, Tate & Furst Incorporated, an affiliate of Chancellor's principal stockholders ("Hicks Muse"), to initiate discussions. On January 15, 1997 and January 21, 1997, Scott Ginsburg, Chairman of the Evergreen Board and Chief Executive Officer of Evergreen, Mr. Hicks and Mr. Steding held preliminary discussions to determine whether

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

the parties would be interested in pursuing a potential business combination. After a detailed discussion concerning the possibility of such a transaction, Messrs. Ginsburg and Hicks determined that they should arrange further meetings of members of the senior management of Chancellor and Evergreen to discuss the matter in more detail.

     During the next several weeks, Evergreen consulted with its legal counsel concerning matters relating to such a potential transaction and held several discussions with members of Chancellor's senior management. Mr. Ginsburg met with Steven Dinetz, President and Chief Executive Officer of Chancellor, on January 24, 1997 to discuss the potential for such a transaction, and on January 30, 1997, Messrs. Ginsburg, Hicks and Steding, as well as Eric C. Neuman, Senior Vice President of Hicks Muse, met and discussed the potential terms of such a transaction in more detail. On February 3, 1997, Messrs. Ginsburg, Steding, Neuman, Dinetz, Jacques Kerrest, Chief Financial Officer of Chancellor, Matthew Devine, Chief Financial Officer of Evergreen, and Eric W. Neumann, Senior Vice President-Finance of Chancellor, met to discuss the historical and prospective financial performance of Evergreen and Chancellor, certain recent and pending acquisitions and dispositions of broadcast properties by Evergreen and Chancellor and certain potential synergies that could result from a business combination involving Evergreen and Chancellor. At that meeting, Evergreen and Chancellor exchanged certain non-public financial information and other information concerning recent acquisitions and future financial performance.

     During the weeks of February 2 and February 9 representatives of Evergreen also held discussions with Viacom and Credit Suisse First Boston, financial advisor to Viacom, concerning the auction of the Viacom Stations being conducted by Viacom and Credit Suisse First Boston. During this period, Evergreen learned that Viacom intended to solicit offers to purchase the individual Viacom Stations, as well as offers to purchase all of the Viacom Stations as a group. As a result of Evergreen's discussions with Credit Suisse First Boston, Evergreen's management determined that, notwithstanding the failure of Evergreen and Viacom to come to terms concerning a possible acquisition of the Viacom Stations during the discussions that had taken place directly between the parties in December of 1996 and early January of 1997, Evergreen remained interested in acquiring all of the Viacom Stations or certain individual Viacom Stations and was willing to submit an acquisition proposal in connection with Viacom's auction process. Accordingly, during this period, Evergreen conducted confirmatory due diligence and financial analysis concerning the Viacom Stations and, in consultation with its legal advisors, prepared to submit a proposal to acquire the Viacom Stations.

     On February 12, 1997, Scott Ginsburg, Steven Dinetz and James de Castro, Evergreen's President and Chief Operating Officer, met to further discuss the terms of the possible transaction involving Chancellor and Evergreen, the financial performance of Chancellor and Evergreen broadcast properties and certain other matters concerning the operations of Evergreen's and Chancellor's respective stations. At that time, management of Evergreen and Chancellor determined that it would be appropriate for Chancellor's and Evergreen's legal advisors to commence discussions concerning the terms of a written merger agreement, so that the parties would be in a position to proceed quickly in the event that they reached an understanding concerning the basic terms of such a transaction. On February 15, 1997, Chancellor's legal advisors provided to Evergreen and its outside legal counsel an initial draft of a form of agreement and plan of merger.

     On February 13, 1997, the Evergreen Board met to discuss and consider the submission of a proposal to acquire the Viacom Stations and the status of the discussions between Evergreen and Chancellor concerning a potential business combination. At that meeting, the Evergreen Board discussed in detail the timing of the sale process being conducted by Viacom and Credit Suisse First Boston and the terms on which Evergreen would be willing to acquire some or all of the Viacom Stations. After further discussion, the Evergreen Board determined that Evergreen should submit a proposal to purchase all of the Viacom Stations, as well as an alternative proposal to acquire the Viacom Stations located in the Los Angeles, New York and Washington, D.C. markets. Mr. Ginsburg then reported to the Evergreen Board concerning the status of discussions with Chancellor. After a detailed discussion of the possible terms of such a transaction, the Evergreen Board authorized Mr. Ginsburg and the other members of Evergreen's senior management to continue discussions with Chancellor concerning the terms of a potential merger.

     On February 14, Evergreen submitted to Viacom a written proposal to acquire all of the Viacom Stations, as well as an alternative proposal to acquire the Viacom Stations located in the Los Angeles, New York and Washington, D.C. markets, and from February 14 to February 16 Evergreen and its legal advisors held discussions with representatives of Viacom concerning the terms of a stock purchase agreement that would govern the terms of such a transaction if Evergreen's acquisition proposal were accepted by Viacom.

     Messrs. Ginsburg and Hicks met on February 14, 1997 to continue discussions concerning the terms of the proposed Evergreen/Chancellor transaction and met again on February 15 in the company of Mr. Steding. At these meetings, Mr. Ginsburg and Mr. Hicks continued negotiations concerning the principal terms of the proposed business combination involving Chancellor and Evergreen and also discussed the fact that each of Chancellor and Evergreen was separately pursuing an acquisition of Viacom Stations and the fact that Viacom had informed the participants in Viacom's auction process that it desired to conclude the process on February 16, 1997. In the course of these discussion, Mr. Ginsburg and Mr. Hicks considered the possibility that a public announcement that either Chancellor or Evergreen had signed a definitive agreement to acquire the Viacom Stations could significantly complicate their discussions concerning a merger of Chancellor and Evergreen due to the potential impact of such an announcement on the market price of the common stock of Chancellor or Evergreen, as relevant. Accordingly, the parties determined that, if possible, it would be desirable to reach an understanding concerning the principle economic terms of the proposed Evergreen/ Chancellor transaction prior to any public announcement regarding the sale of the Viacom Stations.

     Following the meeting on February 15, Mr. Ginsburg consulted with Evergreen's legal advisors concerning matters relating to discussions with Chancellor and the status of negotiations with Viacom concerning Evergreen's proposal to acquire the Viacom Stations.

     Messrs. Ginsburg and Hicks met again on February 16, and, following further discussions, Mr. Ginsburg and Mr. Hicks reached a tentative understanding as to the principal terms of a merger between Chancellor and Evergreen that they would be willing to present and recommend to their respective boards of directors. This preliminary understanding contemplated (i) the merger of Chancellor and CRBC with and into Evergreen, with Evergreen continuing as the surviving corporation following the merger, (ii) the conversion of each share of Chancellor Class A Common Stock and Chancellor Class B Common Stock into 0.9091 shares of the Surviving Corporation Common Stock, (iii) the conversion of each share of Evergreen Class A Common Stock and Class B Common Stock into one share of Surviving Corporation Common Stock, (iv) that each share of the Surviving Corporation Common Stock would entitle the holder thereof to one vote, (v) that following the merger, Mr. Hicks would serve as Chairman of the Board of Directors of the Surviving Corporation and Mr. Ginsburg would serve as the Chief Executive Officer of the Surviving Corporation and (vi) that the board of directors of the Surviving Corporation would consist of eleven directors, three of whom (including Mr. Hicks) would be designated by Chancellor's principal stockholders, three of whom (including Mr. Ginsburg) would be members of the Surviving Corporation's senior management team and five of whom would be independent directors. Evergreen and Chancellor also concluded that Chancellor should withdraw its proposal to acquire the Viacom Stations and that Evergreen would submit a revised proposal to acquire the entire Viacom radio portfolio. The parties determined that, if the Evergreen proposal to acquire the Viacom Stations were accepted by Viacom, the parties would reach an agreement to provide for (i) the acquisition of certain of the Viacom Stations by Chancellor and certain of the Viacom Stations by Evergreen, such that the Viacom Acquisition could be consummated jointly by Evergreen and Chancellor prior to a merger of Chancellor and Evergreen and (ii) the allocation, as between Chancellor and Evergreen, of the benefits and liabilities under the purchase agreement entered into in connection with the proposal to purchase the Viacom Stations in the event that the parties failed to reach an agreement concerning the proposed merger of Chancellor and Evergreen or in the event that any such agreement failed to be consummated.

     Following these discussions and communication to Viacom of Evergreen's revised acquisition proposal, Viacom indicated that it was willing to accept Evergreen's acquisition proposal, subject to immediate completion of negotiations concerning the definitive stock purchase agreement that had been negotiated by the parties. Accordingly, on the evening of February 16, the Evergreen Board met to consider the revised proposal for the acquisition of the Viacom Stations and the terms of the stock purchase agreement providing for the acquisition of the Viacom Stations. At that meeting, Mr. Ginsburg also reported to the Evergreen Board concerning the proposed terms of a merger with Chancellor that had been discussed with Chancellor's management. Following a detailed discussion by the Evergreen Board concerning the terms of the Viacom Transaction, the Evergreen Board approved the Viacom Acquisition and authorized management to complete and enter into a definitive stock purchase agreement on the terms considered by the Evergreen Board. The Evergreen Board then discussed at length the proposed terms of the merger with Chancellor and determined that Evergreen should continue negotiations with Chancellor concerning such a transaction, with the goal of completing such negotiations promptly. The Evergreen Board also determined to reconvene on Monday, February 17 to discuss the status of negotiations with Chancellor and the proposed terms of the transaction in more detail.

     Following the February 16 meeting of the Evergreen Board, EMCLA and Viacom entered into the Viacom Stock Purchase Agreement, and Evergreen and Chancellor and their respective legal advisors continued negotiations concerning the terms of an agreement and plan of merger and certain related agreements providing for the merger of Chancellor and Evergreen.

     Following further negotiations between the parties and their respective legal advisors concerning the terms of the draft agreement and plan of merger, the Evergreen Board reconvened on the evening of February 17 to discuss the progress of negotiations with Chancellor concerning the potential transaction. Evergreen's management reported on the status of the negotiations, and Evergreen's legal advisors described the terms of the draft agreement and plan of merger which had been distributed to the members of the Evergreen Board. Evergreen's legal advisors also described the terms of the draft stockholders agreement proposed to be entered into by Mr. Ginsburg and the Hicks Stockholders, pursuant to which the parties would agree to vote their shares of Evergreen Class B Common Stock and Chancellor Common Stock, respectively, in favor of the merger, and the terms of the joint purchase agreement providing for
(i) the acquisition of certain of the Viacom Stations by Chancellor and certain of the Viacom Stations by Evergreen, such that the Viacom Acquisition could be consummated jointly by Evergreen and Chancellor prior to the consummation of a merger of Chancellor and Evergreen and (ii) the allocation between Chancellor and Evergreen of the benefits and liabilities under the Viacom Stock Purchase Agreement in the event that Chancellor and Evergreen failed to reach agreement concerning the proposed merger or in the event that any such agreement failed to be consummated. At that meeting, the Evergreen Board also discussed the anticipated continued participation of current management of Evergreen in the management of the Surviving Corporation in the event that the proposed transaction were consummated, as well as the potential terms of an employment agreement that would be entered into with Mr. Ginsburg if the transaction were to proceed in order to provide for Mr. Ginsburg's continued participation in the management of the Surviving Corporation following the Merger. After detailed discussion, the Evergreen Board determined that, although the parties had not completed negotiation of all of the terms of a definitive agreement and plan of merger and the related documents, the parties had reached tentative agreement on the fundamental economic and legal terms of the transaction and would likely be in a position to complete negotiations concerning a definitive agreement and plan of merger within the next several days. Following further deliberation, the Evergreen Board determined that, based on the progress of negotiations, it would be appropriate for Evergreen and Chancellor to enter into a non-binding memorandum of understanding (the "Memorandum of Understanding") providing for the merger of Chancellor with Evergreen, subject to, among other things, completion of negotiations concerning a definitive agreement and plan of merger and approval of the transaction by the Evergreen Board, and to publicly announce the terms of the Memorandum of Understanding.

     On the morning of February 18, the parties entered into the Memorandum of Understanding and publicly announced the terms of the proposed
Evergreen/Chancellor transaction simultaneously with the public announcement of the Viacom Transaction by Evergreen and Viacom. Following that public announcement, Chancellor, Evergreen and their respective legal advisors continued negotiations concerning the form of agreement and plan of merger and the related agreements.

     The Evergreen Board met again on the evening of February 18. At that meeting, Evergreen's management reported that the parties had completed negotiation of all material terms of the agreement and plan of merger and related agreements, and legal counsel reviewed the terms of the agreement and plan of merger and the related agreements in detail for the Evergreen Board. The Evergreen Board also discussed the

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

terms of a memorandum of understanding that would be entered into by Evergreen and Mr. Ginsburg which would set forth the general terms of an employment agreement relating to Mr. Ginsburg's employment by the Surviving Corporation following the Merger that would be entered into by Evergreen and Mr. Ginsburg contingent upon consummation of the proposed transaction. The meeting of the Evergreen Board was adjourned at this time so that the members of the Compensation Committee of the Evergreen Board, Perry Lewis, Thomas Hodson and Joseph Sitrick, together with Eric Bernthal, the remaining outside director on the Evergreen Board, could discuss the terms of the memorandum of agreement for the employment of Mr. Ginsburg following consummation of the Merger. After the meeting of the Compensation Committee, the meeting of the Evergreen Board was reconvened, and the Compensation Committee reported that it had reached an agreement concerning the basic terms of a new employment agreement for Mr. Ginsburg following consummation of the Merger, to be embodied in a memorandum of agreement between Evergreen, Chancellor, CRBC and Mr. Ginsburg. The Compensation Committee recommended that the Evergreen Board approve the terms of the memorandum of agreement, and the Evergreen Board voted unanimously (other than Mr. Ginsburg, who abstained from such vote) to approve the memorandum of agreement.

     Following further deliberation, the Evergreen Board, by unanimous vote of all directors, determined that the Merger was in the best interests of Evergreen and its stockholders, authorized the execution of the Merger Agreement, the Stockholders Agreement and the Viacom Joint Purchase Agreement and determined to recommend that the stockholders of Evergreen approve and adopt the Merger Agreement and the Merger. Following that meeting, the Merger Agreement and related documents were finalized, and the parties entered into the Merger Agreement and the related documents on February 19, 1997.


     On July 31, 1997, the Merger Agreement was amended and restated for the purpose of modifying the legal structure of the transaction in order to, among other things, enhance flexibility in connection with future debt or equity financings by the Surviving Corporation. The amended and restated merger agreement provides for the merger of Chancellor with and into EMHC and the merger of CRBC with and into EMCLA, as opposed to the merger of Chancellor and CRBC with and into Evergreen, but did not otherwise modify the material terms of the Merger, as approved by the Evergreen Board on February 18, 1997.


BACKGROUND AND REASONS FOR THE MERGER: CHANCELLOR

     Chancellor was incorporated in late 1994 to acquire 11 radio stations from affiliates of American Media, Inc. and to acquire Chancellor Communications Corporation, which owned and operated two radio stations in Sacramento, California. Since its formation, Chancellor has grown largely through acquisitions of radio station groups. The pace of Chancellor's acquisitions accelerated in 1996 after the passage of the 1996 Act.

     As part of its growth strategy, Chancellor routinely analyzes acquisition opportunities. In addition, in late 1996, the Chancellor Board of Directors briefly considered the possible sale of Chancellor in light of the intensifying consolidation among large radio station groups. Chancellor's management met with Evergreen during that process to discuss a possible sale of Chancellor to Evergreen, but the parties concluded after brief preliminary discussions that they would be unlikely to reach an agreement on mutually acceptable valuations. After further preliminary conversations with other radio station operators, the Chancellor Board determined that it would be in the best interests of Chancellor's stockholders for Chancellor to continue to pursue its strategy of growth through strategic acquisitions.

     In late 1996 and early 1997, Chancellor's management engaged in preliminary discussions with Viacom concerning a possible acquisition of the Viacom Stations and engaged in a preliminary due diligence review of the performance of the Viacom Stations. Although Chancellor's management considered the Viacom Stations to be attractive properties, Chancellor and Viacom were unable to reach agreement on a mutually acceptable purchase price for the Viacom Stations. Subsequently, Credit Suisse First Boston advised Chancellor that it had been engaged to conduct an auction for the Viacom Stations and invited Chancellor to participate in that process.

     In January 1997, William Steding of Star Media contacted Thomas O. Hicks, the Chairman of Chancellor's Board of Directors, to inform him of Evergreen's interest in discussing a possible stock-for-stock business combination between Chancellor and Evergreen. Messrs. Hicks, Ginsburg and Steding held

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

preliminary discussions on January 15, 1997 and January 21, 1997 to gauge the interest of the parties in pursuing a possible transaction. After these meetings, Messrs. Hicks and Ginsburg agreed that they should arrange meetings between the respective members of their senior management teams. Subsequent meetings were held on January 24, 1997 between Mr. Ginsburg and Steven Dinetz, Chancellor's President and Chief Executive Officer, and on January 30, 1997 among Messrs. Hicks, Ginsburg, Steding and Eric C. Neuman, a director of Chancellor and a Senior Vice President of Hicks Muse.

     On January 31, 1997 Mr. Hicks advised the Chancellor Board of Directors that he had held preliminary meetings with Mr. Ginsburg to discuss a potential business combination including Chancellor and Evergreen. Mr. Dinetz also reported to the directors about his initial meeting with Mr. Ginsburg. The Chancellor directors encouraged Mr. Hicks to continue the dialogue with Evergreen. Mr. Hicks advised the Chancellor Board that he expected further discussions between Chancellor's and Evergreen's respective senior management groups to take place during the following week. At the same meeting of the Chancellor Board, Messrs. Dinetz and Neuman reported to the directors that Chancellor had been invited to participate in the auction for the Viacom Stations. The directors discussed the various markets in which the Viacom Stations are located and reviewed with Mr. Dinetz and Jacques Kerrest, Chancellor's Chief Financial Officer, management's analyses of these stations. After discussion, the directors authorized management to prepare a bid for all or a part of the Viacom Stations.

     During the next two weeks, Chancellor's management conducted further due diligence relating to the Viacom Stations and worked with Hicks Muse and Chancellor's legal advisors to formulate a bid for those properties. In addition, on February 6, 1997, Messrs. Dinetz, Kerrest, Neuman, Steding and Matthew Devine, Evergreen's Chief Financial Officer, met to discuss the respective companies' 1997 budgets and related matters and, on February 12, 1997, Messrs. Ginsburg, Dinetz and James E. de Castro, Evergreen's President and Chief Operating Officer, met to continue their discussions about a possible transaction between the two companies. Subsequent to that meeting, Chancellor authorized its legal counsel to prepare a draft merger agreement to facilitate further discussions and negotiations, if the parties elected to proceed with a transaction.

     At a special meeting of the Chancellor Board held on February 14, 1997, the Chancellor directors authorized management to submit a bid for all the Viacom Stations as a whole, and an alternative bid for the Viacom Stations serving Los Angeles, New York, Chicago and Washington, D.C., after having discussed in detail the structure and timing of the auction process being conducted by Credit Suisse First Boston and reviewing with Chancellor its analysis of the financial implications of, and the anticipated sources of financing for, the proposed acquisition. In addition, Mr. Hicks informed the Chancellor directors that he expected to meet with Mr. Ginsburg that afternoon to resume their discussions about a possible Chancellor/Evergreen combination.

     Chancellor submitted its initial bid for the Viacom Stations during the early afternoon of February 14, 1997. Shortly thereafter, Credit Suisse First Boston contacted Chancellor to advise it that several other bids had been submitted that were comparable or better than the bid initially submitted by Chancellor. Chancellor and Credit Suisse First Boston exchanged several telephone calls, during the course of which Chancellor increased its offer for the Viacom Stations. That evening, Viacom's negotiating team contacted Chancellor to begin discussing Chancellor's initial comments to the form of stock purchase agreement circulated by Credit Suisse First Boston to prospective bidders in the auction process. Chancellor submitted revised comments to the purchase agreement to Viacom during the morning of February 15, 1997 and continued negotiations with Viacom later that day and into the evening of February 15.

     On February 14, 1997, Messrs. Hicks and Ginsburg met to continue their discussions about the possible merger. Because of the progress made between Messrs. Hicks and Ginsburg in defining the outlines of a possible transaction, Chancellor instructed its legal counsel to deliver a draft merger agreement to Evergreen's counsel on the morning of February 15. On February 15, 1997, Messrs. Hicks and Ginsburg, joined by Mr. Steding, reconvened their discussions.

     Messrs. Hicks and Ginsburg met again on February 16, 1997. Those meetings led to a tentative understanding of the principal terms of a merger between Chancellor and Evergreen, which generally is as described under "Background and Reasons for the Merger: Evergreen" (although the Chancellor Board

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

anticipated that the Surviving Corporation's board would consist of eight directors nominated by Chancellor, Messrs. Ginsburg and de Castro from the Evergreen Board, and one other director mutually acceptable to Chancellor and Evergreen). That evening, the Chancellor Board convened a special meeting at which management reported to the directors on the history of Chancellor's bid for the Viacom Stations, the proposed terms of the Chancellor/Evergreen merger, including anticipated sources of financing and the financial implications of the transaction, and Chancellor's agreement to withdraw from the bidding for the Viacom Stations, subject to the agreement of Evergreen to negotiate a legally binding understanding of the allocation between Chancellor and Evergreen of the benefits and burdens of the Viacom stock purchase agreement if Evergreen's bid for the Viacom Stations were to be accepted by Viacom. The Chancellor Board also discussed the proposed composition of the Surviving Corporation's senior management team, which they agreed should include Mr. Hicks as Chairman of the Board, Mr. Ginsburg as President and Chief Executive Officer, and Messrs. Dinetz and de Castro as Co-Chief Operating Officers, and related employment matters. After discussion, the Chancellor Board authorized management to pursue further negotiations with Evergreen to finalize the terms of the merger on substantially the terms described to it. The Chancellor Board agreed to reconvene on February 17, 1997 to consider the status of the negotiations with Evergreen on the terms of the merger.

     On February 17, 1997, Chancellor, Evergreen and their representatives continued their negotiations of the terms of the draft merger agreement and of the definitive joint purchase agreement relating to the allocation of the Viacom Stations between the parties in the event that Chancellor and Evergreen failed to reach an agreement concerning the proposed merger or in the event that any such agreement failed to be consummated. The Chancellor Board met telephonically during the evening of February 17, 1997 and discussed the status of the merger negotiations and reviewed the terms of the draft joint purchase agreement for the Viacom Stations, the draft merger agreement and the draft stockholders agreement circulated to it. Mr. Hicks then invited Mr. Ginsburg, who had been meeting with Mr. Hicks at Mr. Hicks' residence, to join the Chancellor Board's meeting to answer questions about the status of deliberations by the Evergreen Board and to state his personal views about the proposed transactions. Mr. Ginsburg explained that the Evergreen Board anticipated that the Surviving Corporation's board would consist of three members of the Surviving Corporation's senior management, three representatives of Hicks Muse and five other directors mutually acceptable to Chancellor and Evergreen. Based on the outcome of this meeting, the Chancellor Board authorized Chancellor to enter into the non-binding Memorandum of Understanding described under "Background and Reason for the Merger: Evergreen."

     On the morning of February 18, 1997, the parties entered into the Memorandum of Understanding and publicly announced the terms of the proposed merger and of Evergreen's purchase of the Viacom Stations. Following the announcement, the parties continued their negotiations on the terms of the definitive merger agreement and related documents.

     The Chancellor Board met again on the morning of February 19, 1997 to discuss the final terms of the merger agreement and the terms of Mr. Ginsburg's proposed employment agreement with the Surviving Corporation. Mr. Hicks advised the Chancellor Board of the composition of the Surviving Corporation's board of directors, which the Chancellor Board concurred was an appropriate resolution of this point of discussion in the completion of the terms of the Merger. At the conclusion of the meeting, the Chancellor Board (other than John Massey, who was not present at the meeting) unanimously approved the Merger and the Merger Agreement and authorized the execution and delivery of the Merger Agreement and related documents, which the parties subsequently signed that day.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  EVERGREEN

     Stockholders Agreement. On February 19, 1997, Chancellor, Evergreen, the Hicks Stockholders and Scott K. Ginsburg entered into the Stockholders Agreement, pursuant to the which the Hicks Stockholders and Mr. Ginsburg agreed, among other things, to vote all shares of capital stock of Chancellor and Evergreen held by such parties at any meeting of the stockholders of the respective companies in favor of the transactions

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


contemplated by the Merger Agreement. In order to effect the intention of the parties in entering into the Stockholders Agreement, the Hicks Stockholders appointed certain officers of Evergreen as their proxy and attorney-in-fact to vote any and all shares of the Chancellor Common Stock held by the Hicks Stockholders at the Chancellor Special Meeting, and Mr. Ginsburg appointed certain officers of Chancellor as his proxy and attorney-in-fact to vote any and all shares of Evergreen Common Stock held by Mr. Ginsburg at the Evergreen Annual Meeting. The Hicks Stockholders control approximately 90.3% of the combined voting power of the Chancellor Common Stock (assuming exercise of all presently outstanding options and options exercisable within 60 days after July 28, 1997). Mr. Ginsburg controls approximately 44.3% of the combined voting power of the outstanding Evergreen Common Stock (assuming exercise of all presently outstanding options and options exercisable within 60 days after July 25, 1997).


     Indemnification; Directors' and Officers' Liability Insurance. Under the Merger Agreement, all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time existing as of the Effective Time of the Merger Agreement in favor of the current or former directors and officers of Evergreen and its subsidiaries provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, each as amended and restated in connection with the Merger, will survive the Merger and continue in full force and effect in accordance with their terms for not less than six years from the Effective Time. In addition, subject to certain conditions, for six years after the Effective Time, Evergreen has agreed to maintain Chancellor's current directors' and officers' insurance and indemnification policy, to the extent that such policy provides coverage for events occurring prior to the Effective Time, for all persons who were directors and officers of Chancellor or Evergreen on the date of the Merger Agreement.

     Legal Counsel. Eric L. Bernthal, a director of Evergreen, is a senior partner in the law firm of Latham & Watkins, Washington, D.C., regular counsel to Evergreen. Latham & Watkins has represented Evergreen in connection with the Merger, the Merger Agreement and certain transactions contemplated thereby.

     Employment Agreement. Evergreen has entered into a memorandum of agreement (the "Memorandum of Agreement") with Mr. Ginsburg in connection with Evergreen's entering into the Merger Agreement. The Memorandum of Agreement was entered in connection with the execution of the Merger Agreement because Evergreen and Chancellor concluded that it was desirable to extend Mr. Ginsburg's term of employment with Evergreen in order to provide for continuity and stability of management of Evergreen following consummation of the Merger. The Memorandum of Agreement is intended to be replaced by a definitive employment contract prior to consummation of the Merger; should the Merger not be consummated, the employment agreement contemplated by the Memorandum of Agreement will not be entered into. The Memorandum of Agreement provides that the term of Mr. Ginsburg's employment with Evergreen will be extended through the fifth anniversary of the consummation of the Merger, which Mr. Ginsburg may extend for an additional five years, and provides for an initial base salary of $1,000,000 in the first year following the consummation of the Merger, to be increased each year by a percentage equal to the percentage change in the consumer price index during the preceding year. In addition, the Memorandum of Agreement provides for an annual bonus of up to $3,000,000 based upon a percentage of the amount by which Evergreen exceeds certain annual performance targets which are defined in the Memorandum of Agreement. The Memorandum of Agreement also provides that Mr. Ginsburg is eligible to receive options to purchase 100,000 shares per year of the Surviving Corporation Common Stock. The Memorandum of Agreement provides that if Mr. Ginsburg's employment is terminated prior to the fifth annual anniversary of the consummation of the Merger, except termination for "cause" or termination by Mr. Ginsburg for other than "good reason," Mr. Ginsburg will receive on such termination date options to purchase the number of shares of Surviving Corporation Common Stock that is equal to 500,000 minus the number of shares of Surviving Corporation Common Stock subject to options received by Mr. Ginsburg pursuant to the Memorandum of Agreement (or any definitive agreement executed by Mr. Ginsburg and Evergreen) prior to such date. The Memorandum of Agreement provides that all options granted to Mr. Ginsburg will be exercisable for ten years from the date of grant of the option, at a price equal to the market price for Evergreen's common stock on the date of grant of the option. The Memorandum of Agreement provides that, in the event of termination of Mr. Ginsburg's employment following the Merger, except termination for "cause" or termination by Mr. Ginsburg for other than "good reason," Mr. Ginsburg will be entitled to a one-time cash payment in an amount (after payment by the Surviving Corporation of any

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


excise tax imposed by Section 4999 of the Code) equal to $20,000,000. The Memorandum of Agreement provides that Mr. Ginsburg will have registration rights with respect to all Surviving Corporation Common Stock owned by Mr. Ginsburg upon the consummation of the Merger and any such stock acquired thereafter. The Memorandum of Agreement provides that Evergreen, Chancellor and Mr. Ginsburg will work together in good faith to prepare and execute a definitive employment agreement containing the terms of the Memorandum of Agreement, including definitions of "cause" and "good reason", at or prior to consummation of the Merger. As of July 30, 1997, a definitive employment agreement had not been executed.


     Financial Advisory Fee. Evergreen has agreed to pay an investment banking firm fees totalling $4,000,000 for financial advisory services rendered in connection with the Merger and the Viacom Acquisition.

  CHANCELLOR

     Indemnification; Directors' and Officer's Liability Insurance. Under the Merger Agreement, all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time existing as of the Effective Time in favor of the current or former directors and officers of Chancellor and its subsidiaries provided in the Surviving Corporation Certificate and Surviving Corporation Bylaws, each and amended and restated in connection with the Merger, will survive the Merger and continue in full force and effect in accordance with their terms for not less than six years from the Effective Time. In addition, subject to certain conditions, for six years after the Effective Time. Evergreen has agreed to maintain Chancellor's current directors and officers' insurance and indemnification policy, to the extent that such policy provides coverage for events occurring prior to the Effective Time, for all persons who were directors and officers of Chancellor or Evergreen on the date of the Merger Agreement.

     Financial Monitoring and Oversight Agreement. Chancellor and CRBC are parties to a financial monitoring and oversight agreement (the "Financial Monitoring and Oversight Agreement") with Hicks, Muse & Co. Partners, L.P. ("Hicks Muse Partners"), an affiliate of Hicks Muse. Pursuant thereto, Chancellor and CRBC pay to Hicks Muse Partners an annual fee adjustable upward or downward at the end of each fiscal year to a fee equal to 0.25% of the budgeted consolidated annual net sales of Chancellor, provided that such fee shall at no time be less than $500,000 per year. In the event that Chancellor or any of its subsidiaries acquires another entity or business during the term of the Financial Monitoring and Oversight Agreement, the annual fee for the calendar year in which such acquisition occurs shall be adjusted prospectively as of the closing of such acquisition to an annual amount equal to 0.25% of the pro forma combined budgeted consolidated annual net sales of Chancellor (including the sales of the acquired entity or business for such entire fiscal year on a pro forma basis). Hicks Muse Partners is also entitled to reimbursement for any out-of-pocket expenses incurred by it in connection with rendering services under the Financial Monitoring and Oversight Agreement. In addition, Chancellor and CRBC have agreed to indemnify Hicks Muse Partners, its affiliates and shareholders, and their respective directors, officers, agents, employees and affiliates from and against all claims, actions, proceedings, demands, liabilities, damages, judgments, assessments, losses and costs, including fees and expenses, arising out of or in connection with the services rendered by Hicks Muse Partners in connection with the Financial Monitoring and Oversight Agreement.

     On February 17, 1997, in connection with the transactions contemplated by the Merger Agreement, the Chancellor Board authorized an amendment to the Financial Monitoring and Oversight Agreement to provide that, upon the consummation of the Merger, the annual fee to be paid by the Surviving Corporation shall be increased to an amount not less than $1 million, subject to increase, but not decrease, based upon changes in the Consumer Price Index. The amended Financial Monitoring and Oversight Agreement will provide that the agreement will terminate at such time as Thomas O. Hicks and his affiliates collectively cease to beneficially own at least two-thirds of the number of shares of Surviving Corporation Common Stock beneficially owned by them, collectively, immediately following the Effective Time.

     Registration Rights. Chancellor is a party to that certain Amended and Restated Stockholders Agreement, dated as of February 14, 1996 (the "Chancellor Stockholders Agreement"), among Chancellor and certain holders of the Chancellor Common Stock, which provides for certain registration rights for the shares of Chancellor Common Stock held by such holders. In addition, Chancellor is also party to two additional

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

registration rights agreements relating to the Chancellor Common Stock (collectively with the Chancellor Stockholders Agreement, the "Registration Rights Agreements"). Each of the Registration Rights Agreements relates to shares of Chancellor Common Stock held by certain affiliates of Hicks Muse.

     In Connection with Merger, Chancellor is amending the Registration Rights Agreements as of the Effective Time in order to clarify that such Registration Rights Agreements shall be assumed by and apply to the Surviving Corporation and shares of Surviving Corporation Common Stock received by the parties to such Registration Rights Agreements in the Merger.

     Termination of Financial Advisory Agreement. Chancellor and CRBC are parties to an agreement (the "Financial Advisory Agreement") with HM2/Management Partners, L.P. ("HM2/Management"), an affiliate of Hicks Muse. Pursuant to the Financial Advisory Agreement, HM2/Management is entitled to receive a fee equal to 1.5% of the transaction value (as defined) for each add-on transaction (as defined) in which Chancellor, CRBC or any of their respective subsidiaries is involved. The term "transaction value" means the total value of any add-on transaction, including without limitation, the aggregate amount of the funds required to complete the add-on transaction (excluding any fees payable pursuant to the Financial Advisory Agreement, but including the amount of any indebtedness, preferred stock or similar items assumed or remaining outstanding). The term "add-on transaction" means any future proposal for a tender offer, acquisition, sale, merger, exchange offer, recapitalization, restructuring or similar transaction directly or indirectly involving Chancellor, CRBC or any of their respective subsidiaries and any other person or entity. In addition, Chancellor and CRBC have agreed to indemnify HM2/Management, its affiliates and shareholders, and their respective directors, officers, agents employees and affiliates from and against all claims, actions, proceedings, demands, liabilities, damages, judgments, assessments, losses and costs, including fees and expenses, arising out of or in connection with the services rendered by HM2/Management in connection with the Financial Advisory Agreement.

     In connection with the execution and delivery of the Merger Agreement, HM2/Management agreed to terminate the Financial Advisory Agreement upon the consummation of the Merger (subject to the right to receive the fee related to the Viacom Acquisition in the event that the Viacom Acquisition were to occur after the consummation of the Merger), and in consideration thereof, in lieu of any payments required to be made under the Financial Advisory Agreement in respect of the transactions contemplated by the Merger Agreement, the Chancellor Board authorized the payment of a fee to HM2/Management in the amount of $5.0 million upon consummation for the Viacom Acquisition and a fee of $10.0 million upon consummation of the Merger.

     Brokerage Fees. CRBC is a party to a brokerage agreement (the "Brokerage Agreement") with Star Media, pursuant to which Star Media may have been entitled to a fee equal to 1.0% of the transaction value of the transactions contemplated by the Merger. In lieu of any payments otherwise required to be made pursuant to the Brokerage Agreement, Star Media has agreed to accept, and on February 17, 1997 the Chancellor Board agreed to pay to Star Media, a fee in the amount of $7.0 million upon the consummation of the Merger. In addition, Chancellor and Star Media have agreed to enter into an agreement (which shall become an obligation of the Surviving Corporation following the Merger) pursuant to which Star Media will be engaged to act as broker with respect to the sale of certain radio stations in Chicago and San Francisco for a fee equal to 1.0% of the transaction value achieved in any such dispositions.

     Other Financial Advisory Fees. In connection with the Merger, Chancellor agreed to pay two investment banking firms fees totalling $5,000,000 for services rendered in connection with the Merger and the Viacom Acquisition.

APPRAISAL AND DISSENTERS' RIGHTS

     UNDER THE CERTIFICATES OF DESIGNATION GOVERNING THE CRBC SERIES A PREFERRED STOCK AND THE CRBC JUNIOR PREFERRED STOCK, THE HOLDERS OF CRBC SERIES A PREFERRED STOCK AND THE CRBC JUNIOR PREFERRED STOCK ARE NOT ENTITLED TO VOTE ON THE PARENT MERGER, THE SUBSIDIARY MERGER OR ANY OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT. THE SOLE INVESTMENT DECISION ARISING FROM THE MERGER FOR HOLDERS OF CRBC SERIES A PREFERRED STOCK AND CRBC JUNIOR PREFERRED STOCK IS WHETHER TO EXERCISE APPRAISAL RIGHTS

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

UNDER SECTION 262 OF THE DGCL. UNLESS A HOLDER OF SHARES OF CRBC SERIES A PREFERRED STOCK OR CRBC JUNIOR PREFERRED STOCK TIMELY SUBMITS A WRITTEN DEMAND FOR APPRAISAL AND OTHERWISE COMPLIES WITH SECTION 262 OF THE DGCL WITH RESPECT TO SUCH SHARES, EACH SUCH SHARE OUTSTANDING AT THE SUBSIDIARY MERGER EFFECTIVE TIME WILL BE CONVERTED INTO ONE SHARE OF PREFERRED STOCK OF THE SURVIVING SUBSIDIARY CORPORATION HAVING SUBSTANTIALLY IDENTICAL POWERS, PREFERENCES AND RELATIVE RIGHTS AS THE CRBC SERIES A PREFERRED STOCK OR CRBC JUNIOR PREFERRED STOCK, AS THE CASE MAY BE. NEITHER THE BOARD OF DIRECTORS OF CRBC NOR THE BOARD OF DIRECTORS OF EMCLA IS MAKING ANY RECOMMENDATION TO HOLDERS OF CRBC SERIES A PREFERRED STOCK OR CRBC JUNIOR PREFERRED STOCK AS TO WHETHER TO EXERCISE THEIR APPRAISAL RIGHTS. STOCKHOLDERS CONSIDERING SEEKING APPRAISAL SHOULD RECOGNIZE THAT THE FAIR VALUE OF THEIR SHARES AS DETERMINED UNDER SECTION 262 COULD BE MORE THAN, THE SAME AS OR LESS THAN THE SHARES OF SURVIVING SUBSIDIARY SERIES A PREFERRED STOCK OR SURVIVING SUBSIDIARY JUNIOR PREFERRED STOCK TO BE ISSUED PURSUANT TO THE SUBSIDIARY MERGER.

     Although holders of shares of CRBC Series A Preferred Stock and CRBC Junior Preferred Stock are not entitled to vote on the approval and adoption of the Merger Agreement or the transactions contemplated thereby, such holders are entitled to appraisal rights under Section 262 of the DGCL, provided that they comply with the conditions established by Section 262. Section 262 is reprinted in its entirety as Annex B to this Prospectus. The following discussion does not purport to be a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Annex B. This discussion and Annex B should be reviewed carefully by any holder of CRBC Series A Preferred Stock or CRBC Junior Preferred Stock who wishes to exercise statutory appraisal rights or who wishes to preserve the right to do so, as failure to comply with the procedures set forth herein or therein may result in the loss of appraisal rights. A holder of record of shares of CRBC Series A Preferred Stock or CRBC Junior Preferred Stock who desires to exercise appraisal rights must: (i) hold shares of CRBC Series A Preferred Stock or CRBC Junior Preferred Stock on the date of the making of a demand for appraisal; (ii) continuously hold such shares through the Subsidiary Merger Effective Time, (iii) deliver a properly executed written demand for appraisal to CRBC (or following the Subsidiary Merger Effective Time, to the Surviving Subsidiary Corporation) within 20 days of the date of the mailing date of this Prospectus; (iv) file any necessary petition in the Delaware Court of Chancery (the "Delaware Court"), as more fully described below, within 120 days after the Effective Time; and (v) otherwise satisfy all of the conditions described more fully below and in Annex B.

     A record holder of shares of CRBC Series A Preferred Stock or CRBC Junior Preferred Stock who makes the demand described below with respect to such shares, who continuously is the record holder of such shares through the Effective Time and who otherwise complies with the statutory requirements of
Section 262 will be entitled, if the Subsidiary Merger is consummated, to receive payment of the fair value of his shares of CRBC Series A Preferred Stock or CRBC Junior Preferred Stock as appraised by the Delaware Court. All references in Section 262 and in this summary of appraisal rights to a "stockholder" or "holders of shares of CRBC Series A Preferred Stock or CRBC Junior Preferred Stock" are to the record holder or holders of shares of CRBC Series A Preferred Stock or CRBC Junior Preferred Stock.

     Under Section 262, CRBC and EMCLA are required before the Subsidiary Merger Effective Time or within 10 days thereafter to notify its stockholders eligible for appraisal rights of the availability of such appraisal rights. This Prospectus constitutes notice to holders of CRBC Series A Preferred Stock and CRBC Junior Preferred Stock that appraisal rights are available to them. Stockholders of record who desire to exercise their appraisal rights must satisfy all of the conditions set forth herein. Each CRBC stockholder electing to demand the appraisal of his or her shares must file with CRBC or, following the Subsidiary Merger Effective Time, the Surviving Subsidiary Corporation a written demand for appraisal of any shares of CRBC Series A Preferred Stock or CRBC Junior Preferred Stock within 20 days of the date of the mailing date of this Prospectus. Such written demand must reasonably inform CRBC or, following the Subsidiary Merger Effective Time, the Surviving Subsidiary Corporation of the identity of the stockholder of record and of such stockholder's intention to demand appraisal of the CRBC Series A Preferred Stock and CRBC Junior Preferred Stock held by such stockholder.

     STOCKHOLDERS WHO DESIRE TO EXERCISE APPRAISAL RIGHTS MUST TIMELY SUBMIT A WRITTEN DEMAND FOR APPRAISAL AND OTHERWISE COMPLY WITH SECTION 262. FAILURE TO DO SO MAY CONSTITUTE A WAIVER OF THE STOCKHOLDER'S RIGHT OF APPRAISAL.

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

     A demand for appraisal must be executed by or on behalf of the stockholder of record, fully and correctly, as such stockholder's name appears on the certificate or certificates representing the shares of CRBC Series A Preferred Stock or CRBC Junior Preferred Stock. A person having a beneficial interest in shares of CRBC Series A Preferred Stock or CRBC Junior Preferred Stock that are held of record in the name of another person, such as a broker, fiduciary or other nominee, must act promptly to cause the record holder to follow the steps summarized herein properly and in a timely manner to perfect any appraisal rights. If the shares of CRBC Series A Preferred Stock or CRBC Junior Preferred Stock are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian) or other nominee, such demand must be executed by or for the record owner. If the shares of CRBC Series A Preferred Stock or CRBC Junior Preferred Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all such joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner. A record owner, such as a broker, fiduciary or other nominee, who holds shares of CRBC Series A Preferred Stock or CRBC Junior Preferred Stock as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of CRBC Series A Preferred Stock or CRBC Junior Preferred Stock outstanding in the name of such record owner. A stockholder who elects to exercise appraisal rights should mail or deliver his or her written demand to:
Chancellor Radio Broadcasting Company, 12655 N. Central Expressway, Suite 405, Dallas, Texas 75243, Attention: Corporate Secretary, with a copy to Weil, Gotshal & Manges LLP, 100 Crescent Court, Suite 1300, Dallas, Texas 75201,
Attention: Jeremy W. Dickens, Esq. (or, following the Subsidiary Merger Effective Time, to Chancellor Media Corporation of Los Angeles, 433 East Las Colinas Boulevard, Suite 1130, Dallas, Texas 75039, Attention: Corporate Secretary, with a copy to Latham & Watkins, 1001 Pennsylvania Avenue, N.W., Suite 1300, Washington, D.C. 20004, Attention: John D. Watson, Jr., Esq.). The written demand for appraisal should specify the stockholder's name and mailing address, the number of shares of CRBC Series A Preferred Stock or CRBC Junior Preferred Stock owned, and that the stockholder is thereby demanding appraisal of his or her shares.

     Within ten days after the Subsidiary Merger Effective Time, the Surviving Subsidiary Corporation must provide notice of the Subsidiary Merger Effective Time to each of its stockholders who have complied with Section 262. Within 120 days after the Subsidiary Merger Effective Time, the Surviving Subsidiary Corporation or any stockholder who has complied with the required conditions of
Section 262 may file a petition in the Delaware Court, with a copy served on the Surviving Subsidiary Corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of the dissenting stockholders of the Surviving Subsidiary Corporation. The Surviving Subsidiary Corporation does not currently intend to file an appraisal petition and stockholders seeking to exercise appraisal rights should not assume that the Surviving Subsidiary Corporation will file such a petition or that the Surviving Subsidiary Corporation will initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section
262. Within 120 days after the Subsidiary Merger Effective Time, any stockholder who has theretofore complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from the Surviving Subsidiary Corporation a statement setting forth the aggregate number of shares of CRBC Series A Preferred Stock or CRBC Junior Preferred Stock with respect to which demands for appraisal were received by CRBC (or, following the Subsidiary Merger Effective Time, by the Surviving Subsidiary Corporation) and the number of holders of such shares. Such written statement must be mailed within 10 days after the written request therefor has been received by the Surviving Corporation Subsidiary or within 10 days after expiration of the time for delivery of demands for appraisal under Section 262, whichever is later.

     If a petition for an appraisal is timely filed, at the hearing on such petition, the Delaware Court will determine which stockholders are entitled to appraisal rights and will appraise the shares of CRBC Series A Preferred Stock or CRBC Junior Preferred Stock owned by such stockholders, determining the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court is to take into account all relevant factors. In Weinberger
v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which are known or which can be ascertained as of the date of the merger and which throw any light on future prospects of the merged corporation. In Weinberger, the Delaware Supreme Court stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." Section 262, however, provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger."

     Stockholders considering seeking appraisal should recognize that the fair value of their shares as determined under Section 262 could be more than, the same as or less than the shares of Surviving Subsidiary Series A Preferred Stock or Surviving Subsidiary Junior Preferred Stock to be issued pursuant to the Subsidiary Merger to holders of CRBC Series A Preferred Stock, respectively, or CRBC Junior Preferred Stock if they do not seek appraisal of their shares. The cost of the appraisal proceeding may be determined by the Delaware Court and taxed against the parties as the Delaware Court deems equitable in the circumstances. Upon application of a dissenting stockholder of CRBC, the Delaware Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including without limitation, reasonable attorney's fees and the fees and expenses of experts, be charged pro rata against the value of all shares of stock entitled to appraisal.

     Any holder of shares of CRBC Series A Preferred Stock or CRBC Junior Preferred Stock who has duly demanded appraisal in compliance with Section 262 will not, after the Subsidiary Merger Effective Time, be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the Subsidiary Merger Effective Time.

     At any time within 60 days after the Subsidiary Merger Effective Time, any holder of CRBC Series A Preferred Stock or CRBC Junior Preferred Stock will have the right to withdraw such demand for appraisal and to accept the terms offered in the Merger; after this period, such holder may withdraw such demand for appraisal only with the written consent of the Surviving Subsidiary Corporation. If no petition for appraisal is filed with the Delaware Court within 120 days after the Subsidiary Merger Effective Time, stockholders' rights to appraisal will cease, and all holders of shares of CRBC Series A Preferred Stock or CRBC Junior Preferred Stock will be entitled to receive the Merger Consideration. Inasmuch as the Surviving Subsidiary Corporation has no obligation to file such a petition, and has no present intention to do so, any holder of shares of CRBC Series A Preferred Stock or CRBC Junior Preferred Stock who desires such a petition to be filed is advised to file it on a timely basis.

     FAILURE TO TAKE ANY REQUIRED STEP IN CONNECTION WITH THE EXERCISE OF APPRAISAL RIGHTS MAY RESULT IN TERMINATION OF SUCH RIGHTS. IN VIEW OF THE COMPLEXITY OF THESE PROVISIONS OF THE DGCL, STOCKHOLDERS WHO ARE CONSIDERING EXERCISING THEIR RIGHTS UNDER SECTION 262 OF THE DGCL SHOULD CONSULT WITH THEIR LEGAL ADVISORS.

RESALE OF SURVIVING SUBSIDIARY SERIES A PREFERRED STOCK AND SURVIVING SUBSIDIARY JUNIOR PREFERRED STOCK


     All shares of Surviving Subsidiary Series A Preferred Stock and shares of Surviving Subsidiary Junior Preferred Stock issued to stockholders of CRBC in connection with the Merger will be registered under the Securities Act. The CRBC Junior Preferred Stock for which the Surviving Subsidiary Junior Preferred Stock will be issued is subject to a Registration Rights Agreement, dated January 23, 1997, among CRBC and the initial purchasers of the CRBC Junior Preferred Stock (the "CRBC Registration Rights Agreement").

Pursuant to the CRBC Registration Rights Agreement, CRBC agreed (i) to use its reasonable best efforts to file a registration statement with respect to an offer to exchange the CRBC Junior Preferred Stock (the "Exchange Offer") for another series of exchangeable preferred stock with substantially identical terms to the CRBC Junior Preferred Stock (the "Exchange Preferred Stock") (except that the Exchange Preferred Stock would not contain terms with respect to transfer restrictions) within 90 days of January 23, 1997, the issue date of the CRBC Junior Preferred Stock (the "Issue Date") and (ii) to use its reasonable best efforts to cause such registration statement to become effective under the Securities Act within 180 days after the Issue Date. In the event that applicable law or interpretations of the staff of the Commission would not permit CRBC to effect the Exchange Offer, or if certain holders of the Exchangeable Preferred Stock were not permitted to participate in the Exchange Offer, CRBC agreed to use its reasonable best efforts to cause to become effective a shelf registration statement with respect to the resale of the CRBC Junior Preferred Stock and to keep such shelf registration statement effective until three years after the Issue Date or such shorter period ending when all the CRBC Junior Preferred Stock had been sold thereunder or ceased to be subject to restrictions on transfer. The dividend rate on the CRBC Junior Preferred Stock is subject to increase under certain circumstances if CRBC is not in compliance with its obligations under the CRBC Registration Rights Agreement. As of the date hereof, CRBC has not timely fulfilled its obligations under the CRBC Registration Rights Agreement, and accordingly has accrued and will continue to accrue additional dividends on the CRBC Junior Preferred Stock to the extent provided for in the certificate of designation governing the CRBC Junior Preferred Stock and the CRBC Registration Rights Agreement ("Additional Dividends"). CRBC does not currently intend to file a registration statement relating to the Exchange Offer for the CRBC Junior Preferred Stock or a shelf registration statement relating to resales of CRBC Junior Preferred Stock with the Commission. In lieu thereof, EMCLA and CRBC are registering the Surviving Subsidiary Junior Preferred Stock that will be issued to holders of CRBC Junior Preferred Stock under the Securities Act on this Registration Statement. Such registration will allow for the free transfer of shares of Surviving Subsidiary Junior Preferred Stock by holders of such shares. Accordingly, upon the declaration by the Commission of the effectiveness of this Registration Statement and the issuance of the Surviving Subsidiary Junior Preferred Stock at the Subsidiary Merger Effective Time, CRBC believes that its obligations under the CRBC Registration Rights Agreement, other than CRBC's obligation to pay appropriate holders of the CRBC Junior Preferred Stock amounts owing as Additional Dividends through the Subsidiary Merger Effective Time, will be satisfied.


     All shares of Surviving Subsidiary Series A Preferred Stock and Surviving Subsidiary Junior Preferred Stock issued to stockholders of CRBC in the Merger will be freely transferable.

ANTICIPATED ACCOUNTING TREATMENT

     The Subsidiary Merger will be accounted for as a purchase of CRBC by EMCLA, in accordance with generally accepted accounting principles. The results of operations of the Surviving Subsidiary Corporation will consist of the results of operations of EMCLA combined with the results of operations of CRBC from and after the Effective Time of the Subsidiary Merger. The aggregate cost of CRBC, as determined, shall be allocated to the assets acquired and liabilities assumed by the Surviving Subsidiary Corporation based upon their respective fair values.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is a general summary of the material United States Federal income tax consequences of the Merger. This discussion is based upon the Code, regulations, proposed or promulgated thereunder, judicial precedent relating thereto, and current rulings and administrative practice of the Internal Revenue Service (the "Service"), in each case as in effect as of the date hereof and all of which are subject to change at any time, possibly with retroactive effect. It is assumed that shares of CRBC Series A Preferred Stock and CRBC Junior Preferred Stock are held as "capital assets" within the meaning of Section 1221 of the Code (i.e., property held for investment). This discussion does not address all aspects of Federal income taxation that might be relevant to particular holders of CRBC Series A Preferred Stock or CRBC Junior Preferred Stock in light of their status or personal investment circumstances; nor does it discuss the consequences to such holders who are subject to special treatment under the Federal income tax laws, such as foreign persons, dealers in securities, regulated investment companies, life insurance companies, other financial institutions, tax-exempt organizations, pass-through entities, taxpayers who hold CRBC Series A Preferred Stock or CRBC Junior Preferred Stock as part of a "straddle," "hedge" or "conversion transaction" or who have a "functional currency" other than the United States dollar. In addition, this discussion does not address the tax consequences to holders who exercise appraisal rights pursuant to Section 262 of the DGCL. Neither EMCLA nor CRBC has requested or will receive a ruling from the Service as to the tax consequences of the Merger.

     HOLDERS OF CRBC SERIES A PREFERRED STOCK AND CRBC JUNIOR PREFERRED STOCK SHOULD CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.


     The Parent Merger and the Subsidiary Merger are each intended to quality as a reorganization under Section 368(a) of the Code. It is a condition to the obligation of Evergreen, EMHC and EMCLA to consummate the Merger that Evergreen shall have received an opinion from Latham & Watkins, dated as of the same date as the Effective Time and the Subsidiary Merger Effective Time, to the effect that (i) the Parent Merger and the Subsidiary Merger will each be treated as a reorganization within the meaning of Section 368(a) of the Code, (ii) no gain or loss will be recognized by Evergreen, EMHC or Chancellor as a result of the Parent Merger, (iii) no gain or loss will be recognized by EMCLA or CRBC as a result of the Subsidiary Merger, (iv) each of Chancellor, Evergreen and EMHC will be a party to the Parent Merger within the meaning of Section 368(b) of the Code, (v) each of CRBC and EMCLA will be a party to the Subsidiary Merger within the meaning of Section 386(b) of the Code, (vi) no gain or loss will be recognized by the holders of the Evergreen Common Stock on the reclassification, change and conversion of such shares into shares of Surviving Corporation Common Stock pursuant to the Merger Agreement and (vii) no gain or loss will be recognized by holders of Evergreen $3.00 Convertible Preferred Stock as a result of the Merger. It is a condition to the obligation of Chancellor and CRBC to consummate the Merger that Chancellor shall have received an opinion from Weil, Gotshal & Manges LLP, dated as of the same date as the Effective Time and the Subsidiary Merger Effective Time, to the effect that, except with respect to cash received in lieu of fractional shares and except with respect to cash received by holders exercising appraisal rights pursuant to Section 262 of the DGCL, (i) the Parent Merger and the Subsidiary Merger will each be treated as a reorganization within the meaning of Section 368(a) of the Code; (ii) no gain or loss will be recognized by a holder of Chancellor Common Stock or Chancellor Parent Convertible Preferred Stock as a result of the Parent Merger, and (iii) no gain or loss will be recognized by any holders of the CRBC Series A Preferred Stock and CRBC Junior Preferred Stock as a result of the Subsidiary Merger. In rendering such opinions, counsel to each of Chancellor and Evergreen will rely upon certain representations made by Chancellor, CRBC, Evergreen, EMHC, EMCLA, and certain stockholders of Chancellor and of CRBC.



     Assuming the Merger is treated as a reorganization within the meaning of
Section 368(a) of the Code, no gain or loss will be recognized for Federal income tax purposes by Evergreen, EMHC, EMCLA, Chancellor or CRBC as a result of the Merger. Except as described below with respect to cash received in lieu of fractional shares of Chancellor Common Stock, (i) a holder of Evergreen Common Stock will not recognize gain or loss on the reclassification, change and conversion of such shares into Surviving Corporation Common Stock pursuant to the Merger Agreement, (ii) a holder of Chancellor Common Stock will not recognize gain or loss on the exchange of such shares for Surviving Corporation Common Stock, (iii) a holder of Chancellor Parent Convertible Preferred Stock (other than such holders exercising appraisal rights pursuant to Section 262 of the DGCL) will not recognize any gain or loss on the exchange of such shares for shares of Surviving Corporation 7% Convertible Preferred Stock, (iv) a holder of CRBC Series A Preferred Stock (other than holders exercising appraisal rights pursuant to Section 262) will not recognize any gain or loss on the exchange of such shares for shares of Surviving Subsidiary Series A Preferred Stock and (v) a holder of CRBC Junior Preferred Stock (other than holders exercising appraisal rights pursuant to Section 262) will not recognize any gain or loss on the exchange of such shares for shares of Surviving Subsidiary Junior Preferred Stock. The aggregate tax basis of the Surviving Corporation Common Stock received by holders of Chancellor Common Stock will be the same as the aggregate tax basis of the Chancellor Common Stock surrendered therefor (reduced by the amount of such tax basis allocable to fractional shares for which cash is received), the aggregate tax basis of the Surviving Corporation 7% Convertible Preferred Stock received by holders of Chancellor Parent Convertible Preferred Stock will be the same as the aggregate tax basis of the Chancellor Parent Preferred Stock surrendered therefor, the aggregate tax basis of the Surviving Corporation Common Stock received by holders of Evergreen Common Stock will be the same as the aggregate tax basis of the Evergreen Common Stock reclassified, changed and converted therefor, the aggregate tax basis of the Surviving Subsidiary Series A Preferred Stock received by holders of CRBC Series A Preferred Stock will be the same as the aggregate tax basis of the CRBC Series A Preferred Stock exchanged therefor and the aggregate tax basis of the Surviving Subsidiary Junior Preferred Stock received by holders of CRBC Junior Preferred Stock will be the same as the aggregate tax basis of the CRBC Junior Preferred Stock exchanged therefor. The holding period of the Surviving Corporation Common Stock will include the holding period of the Chancellor Common Stock surrendered therefor, the holding period of the Surviving Corporation 7% Convertible Preferred Stock will include the holding period of the Chancellor Parent Convertible Preferred Stock surrendered therefor, the holding period of the Surviving Corporation Common Stock will include the holding period of the Evergreen Common Stock surrendered therefor, the holding period of the Surviving Subsidiary Series A Preferred Stock will include the holding period of CRBC Series A Preferred Stock surrendered therefor and the holding period of the CRBC Junior Preferred Stock will include the holding period of CRBC Junior Preferred Stock surrendered therefor.


REGULATORY CONCERNS

  Federal Communications Commission

     Approval Process. The ownership, operation and sale of radio broadcast stations (including those licensed to EMCLA and CRBC) are subject to the jurisdiction of the FCC, which acts under authority granted by the Communications Act. The Communications Act prohibits the assignment of an FCC license, and the transfer of control of an FCC licensee, without the prior consent of the FCC. For purposes of the Communications Act, Chancellor is controlled by HM2/Chancellor, L.P. ("HM2/Chancellor"), an affiliate of Hicks Muse, as a result of the ownership by HM2/Chancellor of shares of Chancellor Common Stock that, in the aggregate, represent approximately 90.3% of the combined voting power of Chancellor's outstanding voting stock. Additionally, for purposes of the Communications Act, Evergreen is controlled by Scott K. Ginsburg, as a result of the ownership by Mr. Ginsburg of shares of Evergreen Common Stock that, in the aggregate, represent approximately 44.3% of the combined voting power of Evergreen's outstanding voting stock. As a result of the Merger and the conversion of Chancellor Common Stock and Evergreen Common Stock into Surviving Corporation Common Stock, no individual shareholder will control a block of voting stock sufficient to "control" the Surviving Corporation for purposes of the Communications Act, and control, for the purposes of the Communications Act, of EMCLA and CRBC after the Merger will pass to the public stockholders of the Surviving Corporation as a group. Accordingly, the Merger will result in the transfer of control of (i) the radio stations owned and operated by Chancellor and its subsidiaries from HM2/Chancellor to the public stockholders of the Surviving Corporation (the "Chancellor Transfer") and
(ii) the radio stations owned and operated by Evergreen from Mr. Ginsburg to the public stockholders of the Surviving Corporation (the "Evergreen Transfer"). Because of these transfers of control, the prior approval of the FCC is necessary before the Merger may be consummated.


     Upon the filing of an application for consent to the transfer of control of a broadcast station licensee, the FCC will issue an official public notice of the filing of the application. Interested parties have a period of 30 days following issuance of the public notice in which to petition to deny such application. Applications for FCC consent to the Chancellor Transfer and the Evergreen Transfer were filed with the FCC on April 30, 1997. Public notice of the filing was released on May 8, 1997. Accordingly, any petitions to deny the applications were required to be filed on or before June 9, 1997. Although one such petition was filed, it has been settled and withdrawn. As of August 1, 1997, the consent of the FCC to the Evergreen Transfer and the Chancellor Transfer had not yet been granted. Although there can be no assurance, Evergreen and Chancellor expect that such consent will be granted prior to the Evergreen Annual Meeting and the Chancellor Special Meeting. See "Risk Factors -- FCC Consent for Merger."

     Within thirty days following FCC public notice of any grant of consent to the Chancellor Transfer and the Evergreen Transfer, parties in interest may file a petition for reconsideration requesting that the FCC reconsider its action. Alternatively, in the case of a staff grant, parties in interest may within the same thirty-day period file an "Application for Review" requesting that the FCC review and set aside the staff grant. In the event of a staff grant, a party in interest could take both actions, by first filing a petition for reconsideration with the staff and later, within thirty days following public notice of denial of that petition, filing an Application for Review. In the case of a staff grant, the FCC may also review the staff action on its own motion within forty days following public notice of the staff's action. The FCC may review any of its own actions on its own motion within thirty days following public notice of the action.


     If the FCC does not, on its own motion, or upon a request by an interested party for reconsideration or review, review a staff grant or its own action within the time periods set forth above, any action by the FCC or its staff granting the Chancellor Transfer and the Evergreen Transfer would become final. The Merger Agreement provides that the parties are not obligated to consummate the Merger upon the issuance of an FCC grant of consent to the Chancellor Transfer and the Evergreen Transfer until such grants have become final. However, Evergreen and Chancellor presently expect that they will waive the condition to consummation of the Merger that such grants have become final. See "Risk Factors -- FCC Consent for Merger."


     In determining whether to grant requests for consent to such transfers, the FCC considers a number of factors pertaining to the licensee (and proposed licensee), including: limitations on alien ownership and the common ownership of television broadcast, radio broadcast and daily newspaper properties, the "character" of the licensee (and proposed licensee) and those persons or entities that have "attributable" interests, and compliance with the Anti-Drug Abuse Act of 1988.

     Although the Merger is considered to constitute a "transfer of control" of Chancellor from HM2/Chancellor to the public stockholders of the Surviving Corporation as a group for the purposes of the Communications Act, the Surviving Corporation will be deemed, as of the date of the Merger, to be an affiliate of Hicks Muse, and certain affiliated entities for the purposes of certain contracts applicable to Chancellor and the Surviving Corporation and its subsidiaries and for the purposes of the federal securities laws and these entities will be deemed to "control" the Surviving Corporation for such purposes. This distinction arises from the use of definitions of "control" that vary from the definition of "control" established by the FCC.

     Ownership Restrictions. Pursuant to its authority under the Communications Act, the FCC has promulgated rules that limit the ability of individuals or entities to own or have "attributable" ownership interests in broadcast stations, as well as in certain other mass media entities. The 1996 Act eliminated national ownership caps on ownership of AM and FM radio stations. Additionally, the 1996 Act increased local ownership limits. Prior to the enactment of the 1996 Act, a single owner was limited to owning two FM and two AM radio stations in a single large radio market with common ownership of three stations, including two in the same service, permitted in smaller markets. After the enactment of the 1996 Act, local ownership limits were increased as follows: in markets with 45 or more stations, ownership is limited to eight stations, no more than five of which can be FM or AM; in markets with 30-44 stations, ownership is limited to seven stations, no more than four of which can be FM or AM; in markets with 15-29 stations, ownership is limited to six stations, no more than four of which can be FM or AM; and in markets with 14 or fewer stations, ownership is limited to no more than 50% of the market's total and no more than three AM or FM.

     Planned Station Dispositions and Requests for Waivers of Multiple Ownership Rules. If an acquisition will result in an acquiror having media holdings that conflict with applicable ownership limits, the FCC may, in certain cases, grant a permanent waiver of the relevant rule. Alternatively, the FCC may grant temporary waivers in order to afford the acquiror a reasonable period of time following the consummation of the transaction to come into compliance with applicable law and regulations through the disposition of certain properties or otherwise.

     Because EMCLA owns or controls a number of radio stations in the same markets as radio stations owned by CRBC, EMCLA and CRBC have advised the FCC in the application for FCC approval of the Evergreen Transfer and the Chancellor Transfer of the parties' intention to dispose of radio properties in certain markets to achieve compliance with the multiple ownership limits. In this connection, EMCLA has recently completed the sale of three FM stations in the Chicago market, one FM station in the Washington, D.C. market and two FM stations in the San Francisco market. See "The Companies -- EMCLA -- Completed Evergreen Transactions." Furthermore, assuming completion of each of the Merger, the Pending Chancellor Acquisitions and the Pending Evergreen Acquisitions, the Surviving Subsidiary Corporation would own: (i) seven stations in the Philadelphia market, of which six would be FM and one would be AM; (ii) ten stations in the Washington, D.C. market, of which five would be FM and five would be AM; and (iii) eight stations in the Detroit market, of which six would be FM and two would be AM. In addition, the overlap of certain of the Surviving Subsidiary Corporation's stations in the San Francisco and Sacramento markets would be such that one AM station considered by the Surviving Subsidiary Corporation to be located in the Sacramento market would, for the purpose of the FCC rules, be considered to broadcast in the San Francisco market. As a result solely of the FCC's multiple ownership rules (see "-- Antitrust" below), the Surviving Subsidiary Corporation will be required to dispose of the following additional stations in order to comply with the FCC's multiple ownership rules:
(i) one AM station in the San Francisco or Sacramento market; (ii) one FM station in the Philadelphia market; (iii) two AM stations in the Washington, D.C. market; and (iv) one FM station in the Detroit market. Although binding agreements have been entered into by EMCLA and CRBC to dispose of such stations, there can be no assurances that such transactions will be consummated. The nonconsummation of any of such transactions could have a material adverse effect on EMCLA's or CRBC's ability to consummate the Merger.


     License and Renewals. Radio broadcast licenses are granted for maximum terms of up to eight years. At the time an application is made for renewal of a radio station license, parties in interest may file petitions to deny the application, and such parties, including members of the public, may comment upon the service the station has provided during the preceding license term. Under the Telecommunications Act, broadcast licenses are required to be renewed by the FCC if it finds that: (i) the station has served the public interest, convenience and necessity; (ii) there have been no serious violations of either the Communications Act or the FCC's rules and regulations by the licensee; and
(iii) there have been no other violations which, taken together, constitute a pattern of abuse. If a station's application for license renewal is denied, other parties may thereafter file applications for FCC authorization to operate a new station on the same frequency.


     Applications for renewal of the licenses to operate WRCX(FM), Chicago, Illinois, and KLOL-FM, Houston, Texas, each currently owned and operated by EMCLA, are pending before the FCC. Applications for renewal of the licenses to operate KALC-FM, Denver, Colorado, KFAN-AM, Minneapolis/St. Paul, Minnesota, and KEEY-FM, Minneapolis/St. Paul, Minnesota, each currently owned and operated by CRBC, are pending before the FCC. An application for renewal of the license to operate KZPS-FM, Dallas, Texas, which is proposed to be acquired by Evergreen in the Bonneville Acquisition, is pending before the FCC.


     Under normal procedures, the FCC will not grant its consent to the transfer of control of a licensee that is in the process of obtaining a renewal of its license. However, under certain circumstances, the FCC may permit a multi-station transaction, such as the proposed Merger, to proceed while a renewal application remains pending, provided the parties agree to accept the consequences of any action the FCC may take on the renewal application. EMCLA and CRBC have requested, in the application for FCC approval of the Evergreen Transfer and the Chancellor Transfer, that the proposed transaction be approved on this basis, notwithstanding the dependency of one or more applications for renewal of licenses held by EMCLA and CRBC subsidiaries.

  Antitrust Matters

     The FTC and the Antitrust Division of the DOJ, which evaluate transactions requiring a pre-acquisition filing under the HSR Act to determine whether those transactions should be challenged under the federal antitrust laws, have been increasingly active recently in their review of radio station acquisitions where an operator proposes to acquire new stations in its existing markets.

     Under the HSR Act and the rules promulgated thereunder, the Merger may not be consummated until notifications have been given and certain information has been furnished to the DOJ and the FTC and specified waiting period requirements have been satisfied. EMCLA and CRBC each filed with the DOJ and the FTC a Notification and Report Form with respect to the Merger on April 29, 1997, and the waiting period applicable to the Merger expired on May 21, 1997.

     At any time before or after the consummation of the Merger, the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the Merger or seeking the divestiture of substantial assets of EMCLA or CRBC.

     In addition, state antitrust authorities may also bring legal action under the antitrust laws. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of certain assets of EMCLA or CRBC. No state authorities have indicated that they will undertake an investigation of the Merger. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, what the result of such challenge may be.

                              THE MERGER AGREEMENT

     THE FOLLOWING IS A BRIEF SUMMARY OF CERTAIN PROVISIONS OF THE MERGER AGREEMENT, WHICH IS ATTACHED AS ANNEX A TO THIS PROSPECTUS AND INCORPORATED HEREIN BY REFERENCE. SUCH SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT. ALL STOCKHOLDERS ARE URGED TO READ THE MERGER AGREEMENT IN ITS ENTIRETY.

GENERAL


     The Merger Agreement provides that, following the approval and adoption of the Merger Agreement by the stockholders of Evergreen and Chancellor and the satisfaction or waiver of the other conditions to the Merger, (i) Chancellor will merge with and into EMHC, and EMHC shall continue as the surviving corporation following such merger and (ii) CRBC will merge with and into EMCLA, and EMCLA shall continue as the surviving corporation following such merger. As a result of the Merger, as of the Effective Time (as defined), Chancellor shall cease to exist, and the Surviving Mezzanine Corporation shall succeed to and assume all rights and obligations of Chancellor, and as of the Subsidiary Merger Effective Time (as defined), CRBC shall cease to exist, and the Surviving Subsidiary Corporation shall succeed to and assume all rights and obligations of CRBC, in each case, in accordance with the DGCL.


EFFECTIVE TIME


     The Merger Agreement provides that, subject to the requisite approval of the stockholders of Chancellor and Evergreen, and subject to the satisfaction or waiver of certain other conditions, each of the Parent Merger and the Subsidiary Merger will be consummated by the filing of an appropriate certificate of merger for the Parent Merger and the Subsidiary Merger, respectively, in accordance with the relevant provisions of the DGCL, with the Secretary of State of the State of Delaware. The filing of the certificate of merger for the Parent Merger is referred to as the Effective Time, and the filing of the certificate of merger for the Subsidiary Merger as referred to as the Subsidiary Merger Effective Time. The Parent Merger will be consummated prior to, but on the same day as, the Subsidiary Merger. From and after the Effective Time, the name of the Surviving Corporation will be "Chancellor Media Corporation" and the name of the Surviving Mezzanine Corporation will be "Chancellor Mezzanine Holdings Corporation." From and after the Subsidiary Merger Effective Time, the name of the Surviving Subsidiary Corporation will be "Chancellor Media Corporation of Los Angeles."


CONVERSION OF SHARES

     Upon the consummation of the Parent Merger or the Subsidiary Merger, as applicable:

          (i) Each share of Evergreen Class A Common Stock and Evergreen Class B Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Evergreen Common Stock held as treasury shares by Evergreen) will be reclassified, changed and converted into one (1) share of Surviving Corporation Common Stock;

          (ii) Each share of the Evergreen $3.00 Convertible Exchangeable Preferred Stock issued and outstanding immediately prior to the Effective Time will remain outstanding as one (1) share of $3.00 Convertible Exchangeable Preferred Stock of the Surviving Corporation;


          (iii) Each share of the Chancellor Class A Common Stock and Chancellor Class B Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Chancellor Common Stock held as treasury shares by Chancellor) will be converted into the right to receive
     0.9091 shares of Surviving Corporation Common Stock;

          (iv) Each share of Chancellor Parent Convertible Preferred Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive one (1) share of the Surviving Corporation 7% Convertible Preferred Stock;

          (v) Each share of EMHC will remain outstanding as one (1) share of the Common Stock of the Surviving Mezzanine Corporation;

          (vi) Each share of EMCLA Common Stock outstanding will remain outstanding as one (1) share of the Common Stock of the Surviving Subsidiary Corporation;

          (vii) Each share of common stock of CRBC issued and outstanding immediately prior to the Subsidiary Merger Effective Time will be cancelled and no consideration will be delivered in exchange therefor;

          (viii) Each share of CRBC Series A Preferred Stock issued and outstanding immediately prior to the Subsidiary Merger Effective Time will be converted into the right to receive one (1) share of the Surviving Subsidiary Series A Preferred Stock; and

          (ix) Each share of CRBC Junior Preferred Stock issued and outstanding immediately prior to the Subsidiary Merger Effective Time will be converted into the right to receive one (1) share of the Surviving Subsidiary Junior Preferred Stock.

EXCHANGE PROCEDURES


     Promptly after the Subsidiary Merger Effective Time, a form of letter of transmittal and instructions will be mailed to each holder of record of certificates that, immediately prior to the Subsidiary Merger Effective Time, represented shares of CRBC Series A Preferred Stock or CRBC Junior Preferred Stock. After receipt of such transmittal form, each holder of such certificates should surrender the certificates to the Bank of New York (the "Exchange Agent"), together with such letter of transmittal duly executed and completed in accordance with the instructions thereto. By executing such letter of transmittal, holders of CRBC Junior Preferred Stock will be deemed to have acknowledged that, upon issuance of all shares of Surviving Subsidiary Junior Preferred Stock in the Subsidiary Merger and the subsequent issuance of shares of Surviving Subsidiary Junior Preferred Stock owing as Additional Dividends to appropriate holders of CRBC Junior Preferred Stock, CRBC's obligations under the CRBC Registration Rights Agreement will have been satisfied. Upon surrender of such certificates to and acceptance thereof by the Exchange Agent, each such holder will be entitled to receive certificates of Surviving Subsidiary Series A Preferred Stock or Surviving Subsidiary Junior Preferred Stock, evidencing the whole number of shares of Surviving Subsidiary Series A Preferred Stock or Surviving Subsidiary Junior Preferred Stock to which such holder is entitled (the "Merger Consideration").


     If any shares of Surviving Subsidiary Series A Preferred Stock or Surviving Subsidiary Junior Preferred Stock are to be issued in a name other than that in which the certificate(s) representing CRBC Series A Preferred Stock or CRBC Junior Preferred Stock surrendered in exchange therefor is registered, the certificates so surrendered must be properly endorsed or otherwise be in proper form for transfer and the person requesting such exchange must pay to the Exchange Agent any applicable stock transfer taxes or must establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not applicable. No interest will be paid on the Merger Consideration.

     After the Subsidiary Merger Effective Time, no holder of a certificate which, immediately prior to the Subsidiary Merger Effective Time, represented shares of CRBC Series A Preferred Stock or CRBC Junior Preferred Stock will be entitled to receive any dividend or other distribution from the Surviving Subsidiary Corporation until the holder surrenders the certificate for a certificate representing shares of Surviving Subsidiary Series A Preferred Stock or Surviving Subsidiary Junior Preferred Stock. Upon such surrender, there will be paid to the holder the amount of any dividends or other distributions which after the Subsidiary Merger Effective Time theretofore became payable with respect to the number of whole shares of Surviving Subsidiary Series A Preferred Stock or Surviving Subsidiary Junior Preferred Stock into which such shares of CRBC Series A Preferred Stock or CRBC Junior Preferred Stock are converted. Until such surrender, the certificates shall be deemed to evidence only the right to receive the appropriate Merger Consideration. No interest will be paid on such dividends or other distributions.

     Any portion of the Merger Consideration or any dividends or distributions with respect to shares of CRBC Series A Preferred Stock or CRBC Junior Preferred Stock that has not been distributed to the holders of the certificates representing shares of Surviving Subsidiary Series A Preferred Stock or Surviving Subsidiary Junior Preferred Stock within 120 days after the Subsidiary Merger Effective Time will be delivered to the Surviving Subsidiary Corporation. Any such holders who have not theretofore surrendered their certificates pursuant to the relevant provisions of the Merger Agreement may look to the Surviving Subsidiary Corporation only as a general creditor thereof for payment of their claims for any Merger Consideration and any dividends or distributions with respect to shares of Surviving Subsidiary Series A Preferred Stock or Surviving Subsidiary Junior Preferred Stock.

     None of Evergreen, EMHC, EMCLA, Chancellor, CRBC, the Surviving Corporation, the Surviving Mezzanine Corporation, the Surviving Subsidiary Corporation or the Exchange Agent will be liable in respect of any cash, shares, dividends or distributions payable from the Merger Consideration or any dividends or distributions with respect to shares of CRBC Series A Preferred Stock or CRBC Junior Preferred Stock, delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificate or certificates representing shares of CRBC Series A Preferred Stock or CRBC Junior Preferred Stock are not surrendered prior to five (5) years after the Subsidiary Merger Effective Time (or immediately prior to such earlier date on which any Merger Consideration in respect of such certificate would otherwise escheat to or become the property of any governmental agency or regulatory authority (a "Governmental Entity")), any such cash, shares, dividends or distributions payable in respect of such certificate or certificates will become the property of the Surviving Subsidiary Corporation.


CERTIFICATES FOR SHARES OF CRBC SERIES A PREFERRED STOCK OR CRBC JUNIOR PREFERRED STOCK WILL BE EXCHANGED FOR CERTIFICATES FOR SHARES OF SURVIVING SUBSIDIARY SERIES A PREFERRED STOCK OR SURVIVING SUBSIDIARY JUNIOR PREFERRED STOCK FOLLOWING CONSUMMATION OF THE SUBSIDIARY MERGER IN ACCORDANCE WITH INSTRUCTIONS WHICH THE SURVIVING SUBSIDIARY CORPORATION WILL SEND TO HOLDERS OF CRBC SERIES A PREFERRED STOCK OR CRBC JUNIOR PREFERRED STOCK AFTER THE MERGER.


     Shares of CRBC Series A Preferred Stock or CRBC Junior Preferred Stock, outstanding immediately prior to the Subsidiary Merger Effective Time and held by a holder who properly demands in writing appraisal of such shares of CRBC Series A Preferred Stock or CRBC Junior Preferred Stock, in accordance with
Section 262 and who shall not have withdrawn such demand or otherwise have forfeited appraisal rights, shall not be converted into or represent the right to receive the Merger Consideration therefor ("Dissenting Shares"). Such stockholders shall be entitled to receive payment of the appraised value of such shares of CRBC Series A Preferred Stock or CRBC Junior Preferred Stock, held by them in accordance with the provisions of Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such securities under Section 262 shall thereupon be deemed to have been converted into, as of the Subsidiary Merger Effective Time, the right to receive, without any interest thereon, the applicable Merger Consideration, upon surrender, as provided by the Merger Agreement, of the certificate or certificates that formerly represented such securities. See "The Merger -- Appraisal Rights."

DIRECTORS AND OFFICERS

     The Merger Agreement provides that the Board of Directors of the Surviving Subsidiary Corporation immediately after the Subsidiary Merger Effective Time will consist of the following individuals:

         James E. de Castro
         Steven Dinetz
         Scott K. Ginsburg
         Thomas O. Hicks
         Thomas J. Hodson
         Perry J. Lewis
         Jeffrey A. Marcus
         John E. Massey
         Eric C. Neuman
         Lawrence D. Stuart, Jr.

     It is anticipated that one additional director mutually acceptable to EMCLA and CRBC will serve on the Board of Directors of the Surviving Subsidiary Corporation.

     The Merger Agreement further provides that the following individuals will become officers of the Surviving Subsidiary Corporation at the Subsidiary Merger Effective Time:

Thomas O. Hicks.........................  Chairman of the Board
Scott K. Ginsburg.......................  President and Chief Executive Officer
Steven Dinetz...........................  Co-Chief Operating Officer
James E. de Castro......................  Co-Chief Operating Officer
Matthew E. Devine.......................  Chief Financial Officer

     Each such officer will hold office from the Subsidiary Merger Effective Time until his respective successor is duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation or Bylaws of the Surviving Subsidiary Corporation, or as otherwise provided by applicable law. The names, titles and officerships of other individuals who will initially hold other officerships in the Surviving Subsidiary Corporation will be determined by EMCLA and CRBC prior to the Subsidiary Merger Effective Time, and election of these persons will be considered by the Board of Directors of the Surviving Subsidiary Corporation immediately after the Subsidiary Merger Effective Time.

CERTIFICATE OF INCORPORATION AND BYLAWS


     The Merger Agreement provides that (i) the Certificate of Incorporation of EMCLA will, at the Subsidiary Merger Effective Time, be amended pursuant to the amendment attached to the Merger Agreement (as amended, the "Surviving Subsidiary Corporation Certificate") and (ii) the Bylaws of EMCLA immediately prior to the Subsidiary Merger Effective Time will be the bylaws of the Surviving Subsidiary Corporation.


REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various customary representations and warranties relating to, among other things: (i) the organization, standing and similar corporate matters of Evergreen, Chancellor, EMHC, EMCLA and CRBC; (ii) the capital structure of Evergreen, Chancellor, EMHC, EMCLA and CRBC; (iii) the authorization, execution, delivery, performance and enforceability of the Merger Agreement with respect to Evergreen, Chancellor, EMHC, EMCLA and CRBC; (iv) documents filed by Evergreen, Chancellor and their respective subsidiaries with the Commission and the accuracy of information contained therein; (v) the absence of conflicts with the organizational and certain other documents of Evergreen, Chancellor and their respective subsidiaries as a result of the execution and delivery of the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement; (vi) except as otherwise provided in the Merger Agreement, the absence of violation of any law, rule or regulation of any state or of the United States or any order, writ, judgment, injunction, decree, determination or award currently in effect applicable to Evergreen, Chancellor or their respective subsidiaries, in each case, as a result of the execution and delivery of the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement; (vii) that, except as otherwise provided in the Merger Agreement, no consent of or filing with any governmental agency or regulatory authority is required by Evergreen, Chancellor, EMHC, EMCLA or CRBC in connection with the execution or delivery of the Merger Agreement or the consummation of the transactions contemplated thereby; (viii) the absence of material changes since the date of the most recent audited financial statements filed with the Commission by Evergreen, Chancellor or their respective subsidiaries with respect to the business of Evergreen, Chancellor or any of their respective subsidiaries, except as otherwise provided in the Merger Agreement; (ix) the validity of all authorizations issued by the FCC for the operation of radio stations ("FCC Licenses") held by Evergreen, Chancellor and their respective subsidiaries; (x) the compliance in all material respects with the terms of the FCC Licenses issued to Evergreen, Chancellor and their respective subsidiaries and the timely filing with the FCC of all applications, reports and other disclosures with the FCC required to be made by Evergreen, Chancellor and their respective subsidiaries; (xi) overall compliance in all material respects with all applicable laws; (xii) the absence of any material indebtedness, obligations or liabilities of any kind, required by GAAP to be reflected in a consolidated balance sheet or that would have a Material Adverse Effect (as defined in the Merger Agreement), except as otherwise provided in the Merger Agreement; and (xii) the absence of any pending or threatened litigation against Evergreen, Chancellor or any of the respective subsidiaries, except as otherwise disclosed pursuant to the Merger Agreement, that would have a Material Adverse Effect or prevent or significantly delay the consummation of the transactions contemplated by the Merger Agreement.

CERTAIN COVENANTS

     The Merger Agreement contains various customary covenants, including covenants of each of Evergreen and Chancellor that, during the period from the date of the Merger Agreement until the Effective Time, except as permitted by or contemplated in the Merger Agreement, each of Evergreen and Chancellor (and each of their respective subsidiaries), will, among other things: (i) conduct its operations in the ordinary course of business and (ii) use its reasonable best efforts to preserve intact its business organizations and goodwill in all material respects and keep available the services of its respective officers and employees as a group.

     Further, each of Evergreen and Chancellor has agreed that, among other things and subject to certain conditions and exceptions, it will not (and will cause its subsidiaries not to), without the prior consent of the other, (i) declare, set aside or pay any dividends on or make other distributions in respect of its or its subsidiaries outstanding capital stock, other than as provided in the Merger Agreement; (ii) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any securities in lieu of or in substitution for its outstanding capital stock; (iii) purchase, redeem or otherwise acquire any shares of outstanding capital stock or any rights, warrants or options to acquire any such shares, other than as provided in the Merger Agreement; (iv) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock, any other equity securities or any securities convertible into, or any rights, warrants or options to acquire any such shares, equity securities or convertible securities, other than as provided in the Merger Agreement; (v) amend its certificate of incorporation, bylaws or other such documents other than as provided in the Merger Agreement; (vi) acquire any business or any corporation, partnership, joint venture, association or other business organization; (vii) sell, mortgage or otherwise encumber or subject to any lien or encumbrance or otherwise dispose of any of its properties or assets that are material to Evergreen or Chancellor and their respective subsidiaries taken as a whole; (viii) other than working capital borrowing in the ordinary course of business and consistent with past practice, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, other than as provided in the Merger Agreement, or make any material loans or advances to any other person, other than Chancellor or Evergreen or any of their respective direct or indirect wholly owned subsidiaries and other than routine advances to employees; (ix) make any tax election or settle or compromise any income tax liability that could reasonably be expected to be material to Chancellor or Evergreen and their respective subsidiaries taken as a whole; (x) pay, discharge, settle or satisfy any material claims, liabilities or obligations other than the payment, discharge or satisfaction of certain liabilities as provided in the Merger Agreement; (xi) make any material commitments or agreements for capital expenditures or capital additions or betterments except as materially consistent with the budget for capital expenditures as of the date of the Merger Agreement and consistent with past practices; (xii) except as may be required by law (a) other than in the ordinary course of business and consistent with past practice, make any representation or promise to any employee or former director, officer or employee of Evergreen, Chancellor or any of their respective subsidiaries which is inconsistent with the terms of any agreement relating to employment, severance, change of control, termination, stock options, stock purchases, compensation, fringe benefits or other employee benefits of Evergreen or Chancellor (each, an "Evergreen Benefit Plan" and "Chancellor Benefit Plan," respectively); (b) other than in the ordinary course of business and consistent with past practice, make any change to, or amend in any way, the contracts, salaries, wages, or other compensation of any director, employee or any agent or consultant of Evergreen, Chancellor or any of their respective subsidiaries other than routine changes or amendments that are required under existing contracts; (c) adopt, enter into, amend, alter or terminate, partially or completely, any Evergreen Benefit Plan or Chancellor Benefit Plan or any election made pursuant to the provisions of any Evergreen Benefit Plan or Chancellor Benefit Plan, to accelerate any payments, obligations or vesting schedules thereunder; (d) other than in the ordinary course of business and consistent with past practice, approve any general or company-wide pay increases for employees; (xiii) except in the ordinary course of business, modify, amend or terminate any material agreement, permit, concession, franchise, license or similar instrument to which Chancellor, Evergreen or any of their respective subsidiaries is a party or waive, release or assign any material rights or claims thereunder; or (xiv) authorize any of, or commit or agree to take any of the foregoing actions.

     Evergreen and Chancellor have further agreed not to, and not to permit any of their respective subsidiaries to, take any action that would or could reasonably be expected to result in any of the conditions to the Merger as provided in the Merger Agreement not being satisfied.


     Notwithstanding the foregoing, the Merger Agreement provides that nothing therein will prevent Evergreen or Chancellor from selling or acquiring (or agreeing to sell or acquire) all or substantially all of the assets of one or more radio broadcast stations and entering into financing transactions in connection therewith, provided that the value of the consideration to be paid or received in such transactions does not exceed $100.0 million in the aggregate for all such radio stations. On April 9, Chancellor consented to the proposed acquisition by Evergreen of certain stations from a subsidiary of Gannett Company, Inc. for an aggregate purchase price of approximately $340.0 million in cash. On April 24, Chancellor consented to the EMCLA Senior Credit Facility. On May 1, Evergreen consented to the Chancellor Debt Tender Offer. On June 10, Chancellor consented to the Evergreen Convertible Preferred Stock Offering. On June 18, Evergreen consented to the CRBC 8 3/4% Notes Offering. On July 1, Evergreen consented to the CRBC Restated Credit Facility. On July 14, Evergreen and Chancellor each consented to the Katz Acquisition.


CONDITIONS TO THE MERGER


     The respective obligations of Evergreen, Chancellor, EMHC, EMCLA and CRBC to consummate the Merger are subject to the satisfaction or waiver of certain conditions, including that: (i) the Merger Agreement shall have been approved by the stockholders of Evergreen and Chancellor; (ii) the FCC shall have issued an order, which order has not been reversed, stayed, enjoined, set aside or suspended and with respect to which no timely request for stay, motion for reconsideration or appeal has been filed, approving the transfer of Chancellor's FCC Licenses without any material conditions or restrictions (see "Risk
Factors -- FCC Consent for Merger" and "The Merger -- Regulatory
Considerations -- Federal Communications Commission" above); (iii) all required consents, approvals, permits and authorizations to the consummation of the transactions contemplated by the Merger Agreement by Evergreen, Chancellor, EMHC, EMCLA and CRBC shall have been obtained from any Governmental Entity (other than the FCC) whose consent, approval, permission or authorization is required by reason of a change in law after the date of the Merger Agreement, except as provided in the Merger Agreement; (iv) any applicable waiting period under the HSR Act shall have been terminated or shall have otherwise expired;
(v) there shall be in effect no temporary restraining order, preliminary or permanent injunction or other order of any court or other legal restraint or prohibition preventing the consummation of the Merger; (vi) the Registration Statement shall have been declared effective by the Commission and shall not be the subject of a stop order or proceeding seeking a stop order; and (vii) the shares of Surviving Corporation Common Stock to be issued pursuant to the Merger Agreement shall have been approved for quotation on The Nasdaq Stock Market.


     The obligations of Evergreen to effect the Merger are further subject to satisfaction of the following conditions: (i) the representations and warranties of Chancellor and of CRBC shall have been true and correct on the date that the Merger Agreement was entered, except as provided in the Merger Agreement; (ii) Chancellor and CRBC shall have performed, in all material respects, all requisite obligations required to be performed by them at or prior to the Closing Date; and (iii) Evergreen shall have received an opinion from Latham & Watkins on the Closing Date to the effect that, among other things and subject to certain conditions, each of the Parent Merger and the Subsidiary Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of Code.



     The obligations of Chancellor and CRBC to effect the Merger are further subject to satisfaction of the following conditions: (i) the representations and warranties of Evergreen, EMHC and EMCLA shall have been true and correct on the date that the Merger Agreement was entered, except as provided in the Merger Agreement; (ii) Evergreen, EMHC and EMCLA shall have performed, in all material respects, all requisite obligations required to be performed by it at or prior to the Closing Date; and (iii) Chancellor shall have received an opinion from Weil, Gotshal & Manges LLP on the Closing Date to the effect that, among other things and subject to certain conditions, each of the Parent Merger and the Subsidiary Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.


ADDITIONAL AGREEMENTS

     Each of Evergreen and Chancellor has also agreed to, among other things, and subject to certain conditions and exceptions: (i) as soon as practicable following the date of the Merger Agreement, prepare and file with the Commission a Joint Proxy Statement/Prospectus relating to the Parent Merger (the "Parent Registration Statement") and a registration statement on Form S-4 relating to the Subsidiary Merger, (the "Subsidiary Registration Statement") and to use its best efforts to have the Parent Registration Statement and the Subsidiary Registration Statement declared effective under the Securities Act of 1933, as amended (the "Securities Act"), as promptly as practicable after such filing;
(ii) take all action necessary to convene a meeting of its stockholders to submit the Merger Agreement for approval and to use its best efforts to hold such stockholders' meeting as soon as practicable after the date of the Merger Agreement; (iii) make, and cause its respective subsidiaries and its other affiliates to make, all necessary filings as soon as practicable, including, without limitation, those required under the HSR Act, the Securities Act, the Exchange Act, and the Communications Act (including filing an application with the FCC for the transfer of control of Chancellor's FCC Licenses and Evergreen's FCC Licenses, which the parties must file as soon as practicable after the date of the Merger Agreement), in order to facilitate prompt consummation of the Merger and the other transactions contemplated by the Merger Agreement; and (iv) give the other party the opportunity to participate in the defense or settlement of any stockholder litigation against it and its directors relating to the transactions contemplated by the Merger Agreement.

     Evergreen and Chancellor have also further agreed not to, and not to permit their subsidiaries to, permit any of their or their respective subsidiaries' officers, directors or employees, investment bankers, attorneys or other advisors or representatives to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may be reasonably be expected to lead to, any Acquisition Proposal.

     "Acquisition Proposal" is defined in the Merger Agreement to include any proposal with respect to a merger, consolidation, share exchange or similar transaction involving Evergreen or Chancellor or any "Significant Subsidiary" (as defined in Regulation S-X of the Commission's rules) of Evergreen or Chancellor, or any purchase of all or any significant portion of the assets of Evergreen or Chancellor or any Significant Subsidiary of Evergreen or Chancellor, or any equity interest in Evergreen or Chancellor or any Significant Subsidiary of Evergreen or Chancellor, other than the transactions contemplated by the Merger

Agreement, provided, however, that any currently planned acquisition or disposition of broadcast properties disclosed in writing prior to execution and delivery of the Merger Agreement by either Evergreen or Chancellor to the other shall not constitute an Acquisition Proposal.

     Evergreen has also agreed to, among other things, and subject to certain exceptions and conditions: (i) prepare and file with the Commission the Parent Registration Statement and the Subsidiary Registration Statement and take certain actions required to be taken under applicable state securities laws in connection with the issuance of Surviving Corporation Common Stock in the Merger; and (ii) use its best efforts to cause the shares of Surviving Corporation Common Stock to be issued in the Merger to be approved for quotation on The Nasdaq Stock Market, subject to official notice of issuance, prior to the Closing Date.

     Chancellor has also agreed to, among other things, and subject to certain exceptions and conditions, deliver to Evergreen a letter identifying all persons who may be, at the time the Merger is submitted for approval to the stockholders of Chancellor, "affiliates" of Chancellor for purposes of Rule 145 under the Securities Act, and to use its best efforts to cause each such person to deliver to Evergreen on or prior to the Closing Date a written agreement in the form attached to the Merger Agreement.

INDEMNIFICATION AND INSURANCE

     The Certificate of Incorporation and Bylaws of the Surviving Subsidiary Corporation will contain provisions indemnifying any person who was or is threatened to be made a party to a proceeding by reason of the fact that he or she (i) is or was a director, officer, employee or agent of the Surviving Subsidiary Corporation or (ii) is or was serving at the request of the Surviving Subsidiary Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, to the fullest extent permitted under the DGCL, and such provisions shall not be amended, repeated or otherwise modified for a period of six years after the Subsidiary Merger Effective Time in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Subsidiary Merger Effective Time were directors or officers of Evergreen or Chancellor or any of their respective subsidiaries in respect of actions or omissions occurring at or prior to the Subsidiary Merger Effective Time unless such modification is required by law.

     For a period of at least six (6) years after the Subsidiary Merger Effective Time, the Surviving Subsidiary Corporation will maintain CRBC's current directors' and officers' insurance and indemnification policies (the "D&O Insurance") to the extent that such policies provide coverage for events occurring prior to the Subsidiary Merger Effective Time, so long as the annual premium therefor would not be in excess of 250% of the last annual premium paid prior to the date of the Merger Agreement; provided, however, that the Surviving Subsidiary Corporation may, in lieu of maintaining such existing D&O Insurance, cause coverage to be provided under any policy maintained for the benefit of the Surviving Subsidiary Corporation or its subsidiaries so long as the terms thereof are not less advantageous to the beneficiaries thereof than the existing D&O Insurance.

TERMINATION

     The Merger Agreement may be terminated at any time prior to the Effective
Time: (i) by mutual written consent of Evergreen and Chancellor or (ii) by either Evergreen or Chancellor if (a) any required approval of the stockholders of Evergreen or Chancellor has not been obtained; (b) the Merger has not been consummated on or before February 19, 1998 (other than as the result of the willful and material breach of the Merger Agreement by the party seeking to terminate it); (c) any Governmental Entity shall have issued an order, decree or ruling or take any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such action has become final and non-appealable; or
(d) the other party has breached the requirements of the Merger Agreement regarding stockholder approvals or Acquisition Proposals, unless the party seeking to terminate is in material breach of the Merger Agreement.

AMENDMENT AND MODIFICATION

     Subject to the applicable provisions of the DGCL, at any time prior to the Effective Time, the parties may modify or amend the Merger Agreement by written agreement; provided, however, that after the approval of the stockholders of both Evergreen and Chancellor has been obtained, no amendment may reduce the Merger Consideration or adversely affect the rights of the Evergreen or Chancellor stockholders without their approval.

FEES AND EXPENSES

     The Merger Agreement provides that, whether or not the Merger is consummated, each of Evergreen and Chancellor will pay its own costs and expenses incurred by it in connection with the Merger Agreement and the consummation of the transactions contemplated thereby; provided, however, that all fees and expenses incurred in connection with filings pursuant to the HSR Act, filings with the FCC under the Communications Act, and the preparation, filing, printing, mailing and distribution of the Parent Registration Statement and the Subsidiary Registration Statement will be split equally between Evergreen and Chancellor.

         DESCRIPTION OF SURVIVING SUBSIDIARY CORPORATION CAPITAL STOCK

GENERAL

     Assuming approval of the Merger Agreement, at the Effective Time, the Certificate of Incorporation of the Surviving Subsidiary Corporation will be the Surviving Subsidiary Corporation Certificate and the Bylaws of the Surviving Corporation will be the bylaws of EMCLA immediately prior to the Subsidiary Merger Effective Time (the "Surviving Subsidiary Corporation Bylaws"). Pursuant to the Surviving Subsidiary Corporation Certificate, the authorized capital stock of the Surviving Subsidiary Corporation at the Subsidiary Merger Effective Time will consist of 1,000 shares of Surviving Subsidiary Common Stock, and 10,000,000 shares of preferred stock, par value $0.01 per share, of the Surviving Subsidiary Corporation, of which (i) 1,000,000 shares will be designated Surviving Subsidiary Series A Preferred Stock and (ii) 3,600,000 shares will be designated Surviving Subsidiary Junior Preferred Stock.

COMMON STOCK

     All issued and outstanding shares of Surviving Subsidiary Common Stock will be held by the Surviving Mezzanine Corporation immediately after the Subsidiary Merger Effective Time. Holders of the Surviving Subsidiary Common Stock will be entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of Surviving Subsidiary Common Stock will not have cumulative voting rights, and therefore holders of a majority of the shares voting for the election of directors can elect all of the directors standing for election.

     Holders of the Surviving Subsidiary Common Stock will have no preemptive, conversion or redemption rights and will not be subject to further calls or assessments by the Surviving Subsidiary Corporation. All of the outstanding shares of Surviving Subsidiary Common Stock immediately after the Subsidiary Merger Effective Time will be validly issued, fully paid and nonassessable.

PREFERRED STOCK

     The Surviving Subsidiary Certificate will provide that preferred stock of the Surviving Subsidiary Corporation may be issued from time to time in one or more series. The Board of Directors of the Surviving Subsidiary Corporation has authority to fix or alter the dividend rights, dividend rates, conversion rights, voting rights and terms of redemption (including sinking fund provisions), redemption prices and liquidation preferences of any wholly unissued series of preferred stock of the Surviving Subsidiary Corporation, as well as the number of shares constituting any such unissued series and the designation thereof, and to increase or decrease the number of shares of any outstanding series (but not below the number of shares of such series then outstanding), without any further vote or action by stockholders of the Surviving Subsidiary Corporation.

CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK

     Upon consummation of the Merger and the transactions contemplated thereby, there will be 5,400,000 shares of preferred stock of the Surviving Subsidiary Corporation authorized but not designated as to any series or class, for future issuance without additional stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future offerings to raise additional capital or to facilitate corporate acquisitions.

     One of the effects of the existence of unissued preferred stock of the Surviving Subsidiary Corporation may be to enable the Board of Directors of the Surviving Subsidiary Corporation to issue shares to persons friendly to current management which could render more difficult or discourage an attempt to obtain control of the Surviving Subsidiary Corporation by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of management. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of the Surviving Subsidiary Corporation.

TRANSFER AGENT

     The Bank of New York will serve as the Exchange Agent and Registrar for the Surviving Subsidiary Series A Preferred Stock and the Surviving Subsidiary Junior Preferred Stock.

          DESCRIPTION OF SURVIVING SUBSIDIARY SERIES A PREFERRED STOCK

                        AND 12 1/4% EXCHANGE DEBENTURES



     The following summary description of the Surviving Subsidiary Series A Preferred Stock to be issued in the Merger does not purport to be complete and is subject to, and is qualified in its entirety by reference to the proposed form of certificate of designation that will govern the Surviving Subsidiary Series A Preferred Stock, a copy of which is attached to this Prospectus as Annex C, and to the indenture governing the 12 1/4% Exchange Debentures (as defined below), a copy of which indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.


GENERAL


     The Surviving Subsidiary Certificate authorizes the Surviving Subsidiary Corporation to issue an aggregate of 10,000,000 shares of preferred stock, $.01 par value. The Surviving Subsidiary Corporation's Board of Directors has authority to divide the preferred stock of the Surviving Subsidiary Corporation into one or more series and has broad authority to determine the relative rights and preferences of the shares within each series, including voting rights. At the Subsidiary Merger Effective Time, the Surviving Subsidiary Corporation will have authorized the issuance of 1,000,000 shares of Surviving Subsidiary Series A Preferred Stock with an initial liquidation value of $119.444944 per share (subject to increase in the event that the Surviving Subsidiary Series A Preferred Stock is issued on or after November 15, 1997) and up to 3,600,000 shares of Surviving Subsidiary Junior Preferred Stock with a stated liquidation value of $100.00 per share.



DIVIDENDS



     Holders of the Surviving Subsidiary Series A Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors of the Surviving Subsidiary Corporation, out of funds legally available therefor, dividends on each share of Surviving Subsidiary Series A Preferred Stock at a rate per annum equal to 12 1/4% of the then effective liquidation preference per share of the Surviving Subsidiary Series A Preferred Stock, payable quarterly. If any dividend payable on any dividend payment date on or before February 15, 2001 is not declared or paid in full in cash on such dividend payment date, the amount not paid on such dividend payment date will be added to the liquidation preference of the Surviving Subsidiary Series A Preferred Stock on such dividend payment date and will be deemed paid in full and will not accumulate. After February 15, 2001, dividends may be paid only in cash out of funds legally available therefor.

RANKING



     The Surviving Subsidiary Series A Preferred Stock ranks, with respect to dividend rights and distribution rights on liquidation, winding-up and dissolution (a) senior to the common stock of the Surviving Subsidiary Corporation, to the Surviving Subsidiary Junior Preferred Stock and to each other class of capital stock or series of preferred stock that may in the future be established by the Board of Directors of the Surviving Subsidiary Corporation the terms of which do not expressly provide that it ranks senior to or on a parity with the Surviving Subsidiary Series A Preferred Stock, (b) on a parity with each other class of capital stock or series of preferred stock that may in the future be established by the Board of Directors of the Surviving Subsidiary Corporation the terms of which expressly provide that such class or series will rank on a parity with the Surviving Subsidiary Series A Preferred Stock and (c) junior to each class of capital stock or series of preferred stock that may in the future be established by the Board of Directors of the Surviving Subsidiary Corporation the terms of which expressly provide that such class or series will rank senior to the Surviving Subsidiary Series A Preferred Stock.



OPTIONAL REDEMPTION



     The Surviving Subsidiary Series A Preferred Stock is redeemable (subject to contractual and other restrictions with respect thereto, including limitations under the EMCLA Senior Credit Facility, the CRBC 9 3/8% Indenture and the CRBC
8 3/4% Indenture, and to the legal availability of funds therefor), in whole or in part at any time on and after February 15, 2001 at the option of the Board of Directors of the Surviving Subsidiary Corporation, at the redemption prices (expressed as percentages of the then effective liquidation preference thereof) set forth below, if redeemed during the twelve-month period commencing on February 15 of each of the years set forth below, plus accumulated and unpaid dividends to the date of redemption:


                            YEAR                              DIVIDEND
                            ----                              --------
2001........................................................  106.125%
2002........................................................  104.900
2003........................................................  103.675
2004........................................................  102.450
2005........................................................  101.225
2006 and thereafter.........................................  100.000


     In addition, on or prior to February 15, 1999, the Surviving Subsidiary Corporation may, at its option, use the net cash proceeds of any Public Equity Offering (as defined in the certificate of designation for the Surviving Subsidiary Series A Preferred Stock) to redeem the Surviving Subsidiary Series A Preferred Stock, in part, at a redemption price equal to 111.025% of the then effective liquidation preference if redeemed during the twelve-month period commencing on February 15, 1997 and 109.8% of the then effective liquidation preference if redeemed during the twelve-month period commencing on February 15, 1998, plus, in each case, accumulated and unpaid dividends to the date of redemption; provided, however, that after any such redemption from the proceeds of a Public Equity Offering, the shares of Surviving Subsidiary Series A Preferred Stock outstanding must equal at least 75% of the aggregate number of shares of CRBC Series A Preferred Stock originally issued by CRBC; provided further, that any such redemption must occur on or prior to 60 days after receipt by Surviving Subsidiary Corporation of the proceeds of the Public Equity Offering.



MANDATORY REDEMPTION



     The Surviving Subsidiary Series A Preferred Stock is subject to mandatory redemption (subject to contractual and other restrictions with respect thereto and to the legal availability of funds therefor) in whole on February 15, 2008, at a price equal to the then effective liquidation preference thereof, plus all accumulated and unpaid dividends to the date of redemption.

EXCHANGE



     The Surviving Subsidiary Corporation may, at its option, subject to certain conditions, including its ability to incur additional indebtedness under the CRBC 9 3/8% Indenture, and the EMCLA Senior Credit Facility, on any scheduled dividend payment date, exchange the Surviving Subsidiary Series A Preferred Stock, in whole but not in part, for its 12 1/4% Subordinated Exchange Debentures due 2008 (the "12 1/4% Exchange Debentures"). Holders of the Surviving Subsidiary Series A Preferred Stock will be entitled to receive $1.00 principal amount of 12 1/4% Exchange Debentures for each $1.00 in liquidation preference of Surviving Subsidiary Series A Preferred Stock including, to the extent necessary, 12 1/4% Exchange Debentures in principal amounts of less than $1,000.



     The 12 1/4% Exchange Debentures, if issued, will be issued under an indenture (the "12 1/4% Exchange Indenture") between CRBC and U.S. Trust Company of Texas, N.A., as Trustee (the "12 1/4% Exchange Debenture Trustee"), which indenture will be assumed by the Surviving Subsidiary Corporation upon consummation of the Subsidiary Merger. The 12 1/4% Exchange Debentures will be unsecured obligations of the Surviving Subsidiary Corporation, ranking subordinate in right of payment to all senior indebtedness of the Surviving Subsidiary Corporation, including the CRBC 9 3/8% Notes, the CRBC 8 3/4% Notes and the indebtedness under the EMCLA Senior Credit Facility. Interest on the 12 1/4% Exchange Debentures will accrue at the same rate per annum as the stated dividend rate on the Surviving Subsidiary Series A Preferred Stock. The 12 1/4% Exchange Debentures will be redeemable, at the Surviving Subsidiary Corporation's option, in whole at any time or in part from time to time, after an initial period, at redemption prices equivalent to those relating to the optional redemption of the Surviving Subsidiary Series A Preferred Stock. The
12 1/4% Exchange Indenture provides that upon the occurrence of a change of control of the Surviving Subsidiary Corporation (as defined therein), each holder will have the right to require that the Surviving Subsidiary Corporation repurchase all or a portion of such holder's 12 1/4% Exchange Debentures at a purchase price equal to 101% of the principal amount thereof plus accrued interest, if any, to the date of repurchase. The 12 1/4% Exchange Indenture contains certain customary covenants for securities comparable to the 12 1/4% Exchange Debentures, including covenants restricting the incurrence of additional indebtedness, the issuance of subsidiary preferred stock, the making of certain restricted payments, the creation of dividend and other payment restrictions affecting subsidiaries, certain transactions with affiliates, and the lines of business in which the Surviving Subsidiary Corporation and its subsidiaries may be engaged.



VOTING RIGHTS



     Holders of the Surviving Subsidiary Series A Preferred Stock have no voting rights except as otherwise required by law; provided that Surviving Subsidiary Corporation may not authorize any class of capital stock that ranks senior to or on a parity with the Surviving Subsidiary Series A Preferred Stock and may not, subject to certain exceptions, effect a merger or sale of substantially all of its assets, without the affirmative vote of holders of at least a majority of the shares of Surviving Subsidiary Series A Preferred Stock then outstanding voting or consenting, as the case may be, as one class and, provided further, that the holders of Surviving Subsidiary Series A Preferred Stock, voting together as a single class, shall have the right to elect the lesser of two directors and that number of directors constituting 25% of the Board of Directors of Surviving Subsidiary Corporation upon the occurrence of certain events including, but not limited to, the failure by Surviving Subsidiary Corporation on or after February 15, 2001 to pay cash dividends in full on the Surviving Subsidiary Series A Preferred Stock for six or more quarterly dividend periods, whether or not consecutive, the failure by Surviving Subsidiary Corporation to discharge any mandatory redemption or repayment obligation with respect to the Surviving Subsidiary Series A Preferred Stock, the failure by Surviving Subsidiary Corporation to make a Change of Control Offer (as defined in the Certificate of Designation for the Surviving Subsidiary Series A Preferred Stock), the breach or violation of one or more of the covenants contained in the certificate of designation for the Surviving Subsidiary Series A Preferred Stock or the failure Surviving Subsidiary Corporation to repay at final stated maturity, or the acceleration of the final stated maturity of certain indebtedness of the Company (including indebtedness under the EMCLA Senior Credit Facility, the CRBC 9 3/8% Notes and the CRBC 8 3/4% Notes).

CHANGE OF CONTROL



     The certificate of designation for the Surviving Subsidiary Series A Preferred Stock provides that, upon the occurrence of a Change of Control (as defined below), each holder will have the right to require that Surviving Subsidiary Corporation repurchase all or a portion of such holder's Surviving Subsidiary Series A Preferred Stock in cash at a purchase price equal to 101% of the then current effective liquidation preference thereof, plus an amount in cash equal to all accumulated and unpaid dividends per share to the date of repurchase. If the repurchase of the Surviving Subsidiary Series A Preferred Stock would violate or constitute a default under the EMCLA Senior Credit Facility, the CRBC 9 3/8% Indenture, or other indebtedness of Surviving Subsidiary Corporation, then pursuant to the certificate of designation for the Surviving Subsidiary Series A Preferred Stock, the Surviving Subsidiary Corporation will either (A) repay in full all such indebtedness and terminate all commitments outstanding under the EMCLA Senior Credit Facility or (B) obtain the requisite consents, if any, under the EMCLA Senior Credit Facility, the CRBC 9 3/8% Indenture, or such other indebtedness required to permit the repurchase of Surviving Subsidiary Series A Preferred Stock. Consummation of the Subsidiary Merger will not constitute a Change of Control for purposes of the foregoing. In an offer by the Surviving Subsidiary Corporation to repurchase the Surviving Subsidiary Series A Preferred Stock at the holder's option upon a Change of Control, the Surviving Subsidiary Corporation will comply with Section 14(e) of the Exchange Act and the rules and regulations promulgated thereunder, as then in effect.



     "Change of Control" means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or series of related transactions) of all or substantially all of the assets of the Surviving Subsidiary Corporation to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group"), other than to Hicks Muse or any of its affiliates, officers and directors or to Steven Dinetz (the "Permitted Holders"); or (ii) a majority of the Board of Directors of the Surviving Corporation, the Surviving Mezzanine Corporation or the Surviving Subsidiary Corporation shall consist of Persons who are not Continuing Directors (as defined below); or (iii) the acquisition by any Person or Group (other than the Permitted Holders) of the power, directly or indirectly, to vote or direct the voting of securities having more than 50% of the ordinary voting power for the election of directors of the Surviving Corporation, the Surviving Mezzanine Corporation or the Surviving Subsidiary Corporation.


     "Continuing Director" means, as of the date of determination, any Person who (i) was a member of the Board of Directors of CRBC on the date of initial issuance of the CRBC Series A Preferred Stock, (ii) was nominated for election or elected to the Board of Directors of the Surviving Subsidiary Corporation with the affirmative vote of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election, or (iii) is a representative of a Permitted Holder.


     With respect to the sale of "all or substantially all" of the assets of the Surviving Subsidiary Corporation, which would constitute a Change of Control for purposes of the certificate of designation for the Surviving Subsidiary Series A Preferred Stock, the meaning of the phrase "all or substantially all" varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under relevant law and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Surviving Subsidiary Corporation and, therefore, it may be unclear whether a Change of Control has occurred and whether the Surviving Subsidiary Series A Preferred Stock is subject to a Change of Control Offer.



CERTAIN COVENANTS



     The certificate of designation for the Surviving Subsidiary Series A Preferred Stock contains covenants customary for securities comparable to the Surviving Subsidiary Series A Preferred Stock, including covenants that restrict the ability of Surviving Subsidiary Corporation and its subsidiaries to incur additional indebtedness, pay dividends and make certain other restricted payments, and merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially of the assets of Surviving Subsidiary Corporation.

  DESCRIPTION OF SURVIVING SUBSIDIARY JUNIOR PREFERRED STOCK AND 12% EXCHANGE
                                   DEBENTURES



     The following summary description of the Surviving Subsidiary Junior Preferred Stock to be issued in the Merger does not purport to be complete and is subject to, and is qualified in its entirety by reference to the proposed form of certificate of designation that will govern the Surviving Subsidiary Junior Preferred Stock, a copy of which is attached to the Prospectus as Annex D and to the indenture governing the 12% Exchange Debentures (as defined below), a copy of which indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.


GENERAL


     At the Subsidiary Merger Effective Time, the Surviving Subsidiary Corporation will have authorized the issuance of 1,000,000 shares of Surviving Subsidiary Series A Preferred Stock with an initial liquidation value of $119.444944 per share, and up to 3,600,000 shares of Surviving Subsidiary Junior Preferred Stock with stated liquidation value of $100.00 per share.



DIVIDENDS



     Holders of the Surviving Subsidiary Junior Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors of the Surviving Subsidiary Corporation, out of funds legally available therefor, dividends on each share of Surviving Subsidiary Junior Preferred Stock at a rate per annum equal to 12% of the then effective liquidation preference per share of the Surviving Subsidiary Junior Preferred Stock, payable semi-annually. Dividends payable on January 15, 1998 (the first dividend payment date following the Merger) will also include Additional Dividends owed by CRBC in connection with its obligations under the CRBC Registration Rights Agreement. See "The
Merger -- Resale of Surviving Subsidiary Series A Preferred Stock and Surviving Subsidiary Junior Preferred Stock." All dividends on the Surviving Subsidiary Junior Preferred Stock are cumulative. The Surviving Subsidiary Corporation, at its option, may pay dividends on any dividend payment date occurring on or before January 15, 2002 either in cash or in additional shares of Surviving Subsidiary Junior Preferred Stock. After January 15, 2002, dividends may be paid only in cash out of funds legally available therefor.



RANKING



     The Surviving Subsidiary Junior Preferred Stock ranks with respect to dividend rights and rights on liquidation, winding-up and dissolution, (a) senior to the common stock of the Surviving Subsidiary Corporation and to each other class of capital stock or series of preferred stock that may in the future be established by the Board of Directors of the Surviving Subsidiary Corporation the terms of which expressly provide that it ranks junior to or on a parity with the Surviving Subsidiary Junior Preferred Stock, (b) on a parity with each other class of capital stock or series of preferred stock that may in the future be established by the Board of Directors of the Surviving Subsidiary Corporation the terms of which expressly provide that such class or series will rank on a parity with the Surviving Subsidiary Junior Preferred Stock and (c) junior to the Surviving Corporation Series A Preferred Stock and to each class of capital stock or series of preferred stock that may in the future be established by the Board of Directors of the Surviving Subsidiary Corporation the terms of which do not expressly provide that such class or series will rank junior to the Surviving Corporation Series A Preferred Stock.



OPTIONAL REDEMPTION



     The Surviving Subsidiary Junior Preferred Stock is redeemable (subject to contractual and other restrictions with respect thereto, including limitations under the EMCLA Senior Credit Facility and the CRBC 9 3/8% Indenture, the CRBC 8 3/4% Indenture and to the legal availability of funds therefor), in whole or in part at any time on or after January 15, 2002 at the option of the Surviving Subsidiary Corporation, at the redemption prices (expressed as percentages of the then effective liquidation preference thereof) set forth below, if redeemed during the twelve-month period commencing on January 15 of each of the years set forth below, plus accumulated and unpaid dividends to the date of redemption:

                            YEAR                              DIVIDEND
                            ----                              --------
2002........................................................   106.00%
2003........................................................   104.80%
2004........................................................   103.60%
2005........................................................   102.40%
2006........................................................   101.20%
2007 and thereafter.........................................   100.00%

In addition, on or prior to January 15, 2000, the Surviving Subsidiary Corporation may, at its option, use the net cash proceeds of any Public Equity Offering (as defined in the certificate of designation for the Surviving Subsidiary Junior Preferred Stock) to redeem the Surviving Subsidiary Junior Preferred Stock, in part, at a redemption price equal to 112% of the then effective liquidation preference, plus, in each case, accumulated and unpaid dividends to the date of redemption; provided, however, that after any such redemption from the proceeds of a Public Equity Offering, there must be at least $150.0 million aggregate liquidation preference of Surviving Subsidiary Junior Preferred Stock outstanding; provided further, that any such redemption must occur on or prior to 60 days after receipt by the Surviving Subsidiary Corporation of the proceeds of the Public Equity Offering.


     The Surviving Subsidiary Corporation may, at its option upon the occurrence of a Change of Control (as defined below), redeem the Surviving Subsidiary Junior Preferred Stock in whole but not in part at a redemption price equal to 112% of the liquidation preference thereof, together with accrued and unpaid dividends to the date of redemption. See "-- Change of Control."



MANDATORY REDEMPTION


     The Surviving Subsidiary Junior Preferred Stock is also be subject to mandatory redemption (subject to contractual and other restrictions with respect thereto and to the legal availability of funds therefor) in whole on January 15, 2009 at a price equal to the then effective liquidation preference thereof, plus all accumulated and unpaid dividends to the date of redemption.


EXCHANGE



     The Surviving Subsidiary Corporation may, at its option, subject to certain conditions, including its ability to incur additional indebtedness under the CRBC 9 3/8% Indenture, and the EMCLA Senior Credit Facility, on any scheduled dividend payment date, exchange the Surviving Subsidiary Junior Preferred Stock, in whole but not in part, for its 12% Subordinated Exchange Debentures due 2009 (the "12% Exchange Debentures"). Holders of the Surviving Subsidiary Junior Preferred Stock will be entitled to receive $1.00 principal amount of 12% Exchange Debentures for each $1.00 in liquidation preference of Surviving Subsidiary Junior Preferred Stock including, to the extent necessary, Surviving Subsidiary 12% Exchange Debentures in principal amounts of less than $1,000.



     The 12% Exchange Debentures, if issued, will be issued under an indenture (the "12% Exchange Indenture") between CRBC and U.S. Trust Company of Texas, N.A., as Trustee (the "12% Exchange Debenture Trustee"), which indenture will be assumed by the Surviving Subsidiary Corporation upon consummation of the Subsidiary Merger. The 12% Exchange Debentures will be unsecured obligations of the Surviving Subsidiary Corporation, ranking subordinate in right of payment to all senior indebtedness of the Surviving Subsidiary Corporation, including the CRBC 9 3/8% Notes, the CRBC 8 3/4% Notes and the indebtedness under the EMCLA Senior Credit Facility. Interest on the 12% Exchange Debentures will accrue at the same rate per annum as the stated dividend rate on the Surviving Subsidiary Junior Preferred Stock. The 12% Exchange Debentures will be redeemable, at the Surviving Subsidiary Corporation's option, in whole at any time or in part from time to time, after an initial period, at redemption prices equivalent to those relating to the optional redemption of the Surviving Subsidiary Junior Preferred Stock. The 12% Exchange

Indenture provides that upon the occurrence of a change of control (as defined therein) of the Surviving Subsidiary Corporation, each holder will have the right to require that the Surviving Subsidiary Corporation repurchase all or a portion of such holder's 12% Exchange Debentures at a purchase price equal to 101% of the principal amount thereof plus accrued interest, if any, to the date of repurchase. The 12% Exchange Indenture contains certain customary covenants for securities comparable to the 12% Exchange Debentures, including covenants restricting the incurrence of additional indebtedness, the issuance of subsidiary preferred stock, the making of certain restricted payment, the creation of dividend and other repayment restrictions affecting subsidiaries, certain transactions with affiliates, and the lines of business in which the Surviving Subsidiary Corporation and its subsidiaries may be engaged.



VOTING RIGHTS



     Holders of the Surviving Subsidiary Junior Preferred Stock will have no voting rights except as otherwise required by law; provided that the Surviving Subsidiary Corporation may not authorize any class of capital stock that is senior to or on a parity with the Surviving Subsidiary Junior Preferred Stock (subject to an exception for the authorization of up to $50.0 million initial liquidation preference of Parity Stock) and may not, subject to certain exceptions, effect a merger or sale of substantially all of its assets, without the affirmative vote of holders of at least a majority of the shares of Surviving Subsidiary Junior Preferred Stock then outstanding voting or consenting, as the case may be, as one class and, provided further, that the holders of Surviving Subsidiary Junior Preferred Stock, voting together as a single class, shall have the right to elect the lesser of two directors or that number of directors constituting 25% of the members of the Board of Directors of the Surviving Subsidiary Corporation upon the occurrence of certain events including, but not limited to, the failure by the Surviving Subsidiary Corporation on or after January 15, 2002 to pay cash dividends in full on the Surviving Subsidiary Junior Preferred Stock for three or more quarterly dividend periods, whether or not consecutive, the failure by the Surviving Subsidiary Corporation to discharge any mandatory redemption or repayment obligation with respect to the Surviving Subsidiary Junior Preferred Stock, the failure by the Company to make a Change of Control Offer (as defined in the certificate of designation for the Surviving Subsidiary Junior Preferred Stock), the breach or violation of one or more of the covenants contained in the certificate of designation for the Surviving Subsidiary Junior Preferred Stock or the failure by the Surviving Subsidiary Corporation to repay at final stated maturity, or the acceleration of the first stated maturity of certain indebtedness of the Surviving Subsidiary Corporation, whether or not consecutive, (including indebtedness under the EMCLA Senior Credit Facility, the CRBC 9 3/8% Notes and the CRBC 8 3/4% Notes).



CHANGE OF CONTROL



     The certificate for designation for the Surviving Subsidiary Junior Preferred Stock will provide that, upon the occurrence of a Change of Control (which is defined identically to the definition of "Change of Control" applicable to the Surviving Subsidiary Series A Preferred Stock), each holder will have the right to require that the Surviving Subsidiary Corporation repurchase all or a portion of such holder's Surviving Subsidiary Junior Preferred Stock in cash at a purchase price equal to 101% of the then current effective liquidation preference thereof, plus an amount in cash equal to all accumulated and unpaid dividends per share to the date of repurchase. If the repurchase of the Surviving Subsidiary Junior Preferred Stock would violate or constitute a default under the certificate of designation for the Surviving Subsidiary Series A Preferred Stock, the EMCLA Senior Credit Facility, the CRBC 9 3/8% Indenture, or other indebtedness of the Surviving Subsidiary Corporation, then pursuant to the certificate of designation for the Surviving Subsidiary Junior Preferred Stock, the Surviving Subsidiary Corporation will either (A) repay in full all such indebtedness and terminate all commitments outstanding under the EMCLA Senior Credit Facility or (B) obtain the requisite consents, if any, under the EMCLA Senior Credit Facility, the CRBC 9 3/8% Indenture, or such other indebtedness required to permit the repurchase of the Surviving Subsidiary Corporation Preferred Stock. Consummation of the Subsidiary Merger will not constitute a Change of Control for purposes of the foregoing. In an offer by the Surviving Subsidiary Corporation to repurchase the Surviving Subsidiary Junior Preferred Stock at the holder's option upon a Change of Control, the Surviving Subsidiary Corporation will comply with Section 14(e) of the Exchange Act and the rules and regulations promulgated thereunder, as then in effect.

CERTAIN COVENANTS



     The certificate of designation of the Surviving Subsidiary Junior Preferred Stock contains covenants customary for securities comparable to the Surviving Subsidiary Junior Preferred Stock, including covenants that restrict the ability of the Surviving Subsidiary Corporation and its subsidiaries to incur additional indebtedness, pay dividends and make certain other restricted payments, and merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially of the assets of the Surviving Subsidiary Corporation.

                          MANAGEMENT AFTER THE MERGER

BOARD OF DIRECTORS

     At the Subsidiary Merger Effective Time, the Board of Directors of the Surviving Subsidiary Corporation shall comprise eleven directors. The directors of the Surviving Subsidiary Corporation at the Subsidiary Merger Effective Time will be as set forth above in "-- The Merger Agreement -- Directors and Officers." Each Surviving Subsidiary Corporation director will hold office from the Subsidiary Merger Effective Time until the following annual meeting of shareholders of the Surviving Subsidiary Corporation.

EXECUTIVE OFFICERS

     The initial executive officers of the Surviving Subsidiary Corporation at the Subsidiary Merger Effective Time will be as set forth above in "-- The Merger Agreement -- Directors and Officers."

  SURVIVING SUBSIDIARY CORPORATION BOARD OF DIRECTORS

Thomas O. Hicks                                 Mr. Hicks was elected Chairman of the Board and a
Chairman of the Board                           director of Chancellor and CRBC in April 1996. Mr.
Age: 51                                         Hicks is Chairman of the Board and Chief Executive
                                                Officer of Hicks Muse, a private investment firm
                                                located in Dallas, St. Louis, New York and Mexico
                                                City specializing in strategic investments, leveraged
                                                acquisitions and recapitalizations. From 1984 to May
                                                1989, Mr. Hicks was Co-Chairman of the Board and Co-
                                                Chief Executive Officer of Hicks & Haas,
                                                Incorporated, a Dallas based private investment firm.
                                                Mr. Hicks serves as a director of Sybron
                                                International Corporation, Inc., Berg Electronics
                                                Corp., Neodata Corporation, D.A.C. Vision, Inc. and
                                                Olympus Real Estate Corporation.

Scott K. Ginsburg                               Mr. Ginsburg has been Chairman of the Board of
Chief Executive Officer                         Evergreen since 1990. He has been Chief Executive
Age: 44                                         Officer and a director of Evergreen since 1988. Mr.
                                                Ginsburg was President of Evergreen from 1988 to 1993
                                                and held various positions with H&G Communications,
                                                Inc. from 1987 to 1988. Mr. Ginsburg entered the
                                                radio broadcasting business in 1983.

James E. de Castro                              Mr. de Castro has been President of Evergreen since
Co-Chief Operating Officer                      1993 and Chief Operating Officer and a director since
Age: 44                                         1989. From 1987 to 1988, Mr. de Castro held various
                                                positions with H&G Communications, Inc. and
                                                predecessor entities. From 1981 to 1989 Mr. de Castro
                                                was general manager of radio stations WLUP-FM and
                                                WLUP-AM (now known as WMVP-AM) in Chicago, and from
                                                1989 to 1992 Mr. de Castro was general manager of
                                                radio station KKBT-FM in Los Angeles.

Steven Dinetz                                   Mr. Dinetz has served as President, Chief Executive
Co-Chief Operating Officer                      Officer and a Director of Chancellor and CRBC since
Age: 50                                         its formation and prior thereto was the President and
                                                Chief Executive Officer and a Director of Chancellor
                                                Communications, a predecessor entity of Chancellor.
                                                Prior to joining Chancellor Communications, Mr.
                                                Dinetz served as a radio broadcasting consultant and,
                                                from October 1988 to January 1993, as the President
                                                and Chief Executive Officer of D&D Broadcasting,
                                                which Mr. Dinetz formed to acquire KOSI-FM and
                                                KEZW-AM in Denver, Colorado from Group W
                                                Broadcasting, Inc. in a leveraged acquisition. Mr.
                                                Dinetz has more than 20 years experience in the radio
                                                broadcasting industry and has previously managed 14
                                                radio stations throughout the United States,
                                                including stations in top 40 radio markets such as
                                                New York City, Miami-Fort Lauderdale, Dallas-Fort
                                                Worth, and Denver.

Thomas J. Hodson                                In 1994, Mr. Hodson became President of Columbia
Age: 53                                         Falls Aluminum Company. He had been a Vice President
                                                of Stephens Inc. from 1986 through 1993. Mr. Hodson
                                                has been a director of Evergreen since 1992.

Perry J. Lewis                                  Mr. Lewis was the Chairman of Broadcasting Partners,
Age: 59                                         Inc. ("BPI") from its inception in 1988 until its
                                                merger with Evergreen in 1995 and was Chief Executive
                                                Officer of BPI from 1993 to 1995. Mr. Lewis has been
                                                a director of Evergreen since Evergreen acquired BPI
                                                in 1995. Mr. Lewis is a founder of Morgan, Lewis,
                                                Githens & Ahn, an investment banking and leveraged
                                                buyout firm which was established in 1982. Mr. Lewis
                                                serves as a director of Aon Corporation, ITI
                                                Technologies, Inc., Gradall Industries, Inc. and
                                                Stuart Entertainment, Inc.

Jeffrey A. Marcus                               Mr. Marcus currently serves as the Chairman and Chief
Age: 50                                         Executive Officer of Marcus Cable Company, the ninth
                                                largest cable television multiple system operator
                                                (MSO) in the United States which serves over 1.2
                                                million customers and which Mr. Marcus formed in
                                                1990. Until November 1988, Mr. Marcus served as
                                                Chairman and Chief Executive Officer of WestMarc
                                                Communications, Inc., an MSO formed through the
                                                merger in 1987 of Marcus Communications, Inc. and
                                                Western TeleCommunications, Inc. Mr. Marcus has more
                                                than 29 years experience in the cable television
                                                business. Mr. Marcus is a co-owner of the Texas
                                                Rangers Baseball Club and serves as a director or
                                                trustee of several charitable and civic
                                                organizations.

John H. Massey                                  Until August 2, 1996, Mr. Massey served as the
Age: 57                                         Chairman of the Board and Chief Executive Officer of
                                                Life Partners Group, Inc., an insurance holding
                                                company, having assumed those offices in October
                                                1994. Prior to joining Life Partners, he served,
                                                since 1992, as the Chairman of the Board of, and
                                                currently serves as a director of, FSW Holdings,
                                                Inc., a regional investment banking firm. Since 1986,
                                                Mr. Massey has served as a director of Gulf-
                                                California Broadcast Company, a private holding
                                                company that was sold in May 1996. From 1986 to 1992,
                                                he also was President of Gulf-California Broadcast
                                                Company. From 1976 to 1986, Mr. Massey was President
                                                of Gulf Broadcast Company, which owned and operated 6
                                                television stations and 11 radio stations in major
                                                markets in the United States. Mr. Massey currently
                                                serves as a director of Central Texas Bankshare
                                                Holdings, Inc., Hill Bank and Trust Co., Hill
                                                Bancshares Holdings, Inc., Bank of The Southwest of
                                                Dallas, Texas, Columbus State Bank, Columbine JDS
                                                Systems, Inc. and The Paragon Group, Inc.

Eric. C. Neuman                                 Mr. Neuman became a director of Chancellor and CRBC
Age: 52                                         in April 1996. Since May 1993, Mr. Neuman has been an
                                                officer of Hicks Muse and is currently serving as
                                                Senior Vice President. From 1985 to 1993, Mr. Neuman
                                                was a Managing General Partner of Communications
                                                Partners, Ltd., a private investment firm
                                                specializing in media and communications businesses.

Lawrence D. Stuart, Jr.                         Mr. Stuart became a director of Chancellor and CRBC
Age: 52                                         in January 1997. Since October 1995, Mr. Stuart has
                                                served as a Managing Director and Principal of Hicks
                                                Muse. Prior to joining Hicks Muse, from 1990 to 1995
                                                he served as the managing partner of the Dallas
                                                office of the law firm Weil, Gotshal & Manges LLP.

  COMPENSATION OF DIRECTORS

     EMCLA

     Directors of EMCLA who are also directors of Evergreen receive no separate compensation for their services as directors of EMCLA. Directors of Evergreen who are also officers of Evergreen receive no additional compensation for their services as directors. Effective for the 1997 fiscal year, directors of Evergreen who are not officers will receive (i) a fee of $12,000 per annum, (ii) a $1,000 fee for attendance at meetings or, if applicable, a $500 fee for attendance at meetings by telephone, (iii) a $500 fee for attendance at a committee meeting held on the same day as a regularly scheduled meeting and (iv) a $750 fee for attendance at a committee meeting held on a day other than a regularly scheduled meeting day. Directors of Evergreen are also reimbursed for travel expenses and other out-of-pocket costs incurred in connection with such meetings. Additionally, all non-employee directors of Evergreen in office on the day of Evergreen's Annual Meeting are entitled to an award of options to purchase 7,500 shares of Evergreen Class A Common Stock at an exercise price equal to the fair market value of such shares on the date of grant.

     CRBC

     Beginning in 1997, the non-employee directors of Chancellor (other than Messrs. Hicks, Stuart and Neuman) receive an annual retainer of $25,000 for serving as directors of Chancellor and its subsidiaries. Non-employee directors also receive attendance fees of $1,000 ($500 in the case of telephonic meetings) for each meeting which they attend. Directors who are officers or employees of Chancellor or the Company are not presently expected to receive compensation for their services as directors. Directors of Chancellor are entitled to reimbursement of their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of the Board of Directors or committees thereof.

     Each of Messrs. Marcus and Massey has been granted fully vested options to purchase up to 13,333 shares of Chancellor Class A Common Stock at an exercise price of $7.50 per share. These options will expire on October 12, 2004, unless exercised prior to that date.

  COMPENSATION OF EXECUTIVE OFFICERS

     EMCLA

     The services of EMCLA's executive officers are rendered by individuals who are also executive officers of Evergreen, and such individuals receive no additional compensation for the services rendered to EMCLA. The following table sets forth all compensation, including bonuses, stock option awards and other payments, paid or accrued by Evergreen for the three fiscal years ending December 31, 1996, to the individuals serving as Evergreen's Chief Executive Officer and each of Evergreen's other executive officers serving in such capacity at the end of the last completed fiscal year whose total annual salary and bonus exceeded $100,000 during the fiscal year ended December 31, 1996. Each of these individuals has been and continues to be an employee of Evergreen, and the compensation amounts in the following tables represent all compensation paid to each such individual in connection with his or her position with Evergreen and its subsidiaries taken as a whole.

                           SUMMARY COMPENSATION TABLE

                                                                              LONG TERM COMPENSATION
                                      ANNUAL COMPENSATION             --------------------------------------
                             --------------------------------------                    SECURITIES
      NAME AND                                       OTHER ANNUAL      RESTRICTED      UNDERLYING     LTIP      ALL OTHER
 PRINCIPAL POSITION    YEAR   SALARY      BONUS     COMPENSATION(1)   STOCK AWARDS      OPTIONS      PAYOUTS   COMPENSATION
 ------------------    ----  --------    --------   ---------------   -------------   ------------   -------   ------------
Scott K. Ginsburg....  1996  $750,000    $956,000      --                   --          187,500         --        $9,776(2)
Chairman and Chief     1995   650,000          --      --                   --               --         --         7,663(2)
Executive Officer      1994   574,000      50,000      --                   --               --                   11,020(2)
James E. de Castro...  1996  $750,000    $704,000      --                   --           37,500         --        $2,455(2)
President and Chief    1995   650,000     125,000      --                   --          150,000         --         2,455(2)
Operating Officer      1994   500,000      50,000      --                   --           75,000         --        27,455(3)
Matthew E. Devine....  1996  $300,000    $352,000      --                   --           18,750         --            --
Executive Vice         1995   275,000      63,000      --                   --           75,000         --            --
President, Chief       1994   194,000      25,000      --                   --           75,000         --            --
Financial Officer,
  and
Treasurer
Kenneth J. O'Keefe...  1996  $250,000(4) $210,000      --                   --          150,000         --            --
Executive Vice         1995        --          --      --                   --               --         --            --
President Operations   1994        --          --      --                   --               --         --            --

---------------

(1) The aggregate annual amount of prerequisites and other personal benefits, securities or property does not exceed $50,000 or 10% of the total of the annual salary and bonus for the named officer.

(2) Payment of term life insurance policy.

(3) Includes payment of a term life insurance policy and payments to Mr. de Castro as compensation to offset increased costs and other expenses associated with Mr. de Castro's temporary relocation to Los Angeles, California, undertaken at the request of Evergreen. These amounts were $2,455 and $25,000, respectively.

(4) Represents compensation for the period beginning March 1, 1996, when Mr. O'Keefe joined Evergreen.

     CRBC

     The following table sets forth all compensation, including bonuses, stock option awards and other payments, paid or accrued by CRBC for the fiscal years ended December 31, 1996, 1995 and 1994, to or for the CRBC's Chief Executive Officer and CRBC's other four most highly compensated executive officers (the "CRBC Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM
                                                   ANNUAL COMPENSATION             COMPENSATION
                                          --------------------------------------      AWARDS
      NAME AND PRINCIPAL POSITION         YEAR   SALARY($)   BONUS($)   OTHER($)   OPTIONS(#)(1)
      ---------------------------         ----   ---------   --------   --------   -------------
Steven Dinetz...........................  1996    470,283    500,000      4,235        75,000
  President, Chief Executive Officer and
     Director                             1995    250,000     90,000      3,785            --
                                          1994    218,117     90,000         --       863,319(2)
George C. Toulas........................  1996    360,070    187,500      5,718        50,000
  Senior Executive Vice President and     1995    250,000     55,000      5,518            --
     Regional Manager(3)                  1994     54,167     15,109         --            --
Rick Eytcheson..........................  1996    337,736    162,500      5,207        30,000
  Executive Vice President and            1995    243,000     95,616      3,547            --
     Regional Manager                     1994    195,000     64,739         --            --
Samuel L. Weller........................  1996    294,003    320,320     64,732        30,000
  Executive Vice President and
     Regional Manager(4)
Jacques Kerrest.........................  1996    225,000    175,000      8,598        35,000
  Senior Vice President and
     Chief Financial Officer(5)

---------------

(1) Represents stock options to purchase shares of the Class A Common Stock of Chancellor.


(2) Gives effect to the reclassification of Chancellor's Class A Common Stock on a 1-for-6 basis immediately prior to the consummation of Chancellor's initial public offering (the "Chancellor Initial Public Offering").


(3) For 1994, represents compensation for the period beginning October 12, 1994, when Mr. Toulas joined CRBC, to December 31, 1994.

(4) Represents compensation for the period beginning February 1, 1996, when Mr. Weller joined CRBC.

(5) Mr. Kerrest resigned his position with Chancellor and CRBC in July 1997.

     Option Grants in Last Fiscal Year. The following table sets forth information regarding options to purchase Evergreen Class A Common Stock granted by Evergreen to its Chief Executive Officer and the other executive officers named in the Summary Compensation Table during the 1996 fiscal year.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                         INDIVIDUAL GRANTS                           GRANT DATE VALUE
                           ----------------------------------------------    --------------------------------
                           NUMBER OF
                           SECURITIES     % OF TOTAL
                           UNDERLYING      OPTIONS
                            OPTIONS       GRANTED TO                                             GRANT DATE
                            GRANTED      EMPLOYEES IN    EXERCISE OR BASE                       PRESENT VALUE
          NAME             (#)(1)(2)     FISCAL YEAR     PRICE ($/SHARE)     EXPIRATION DATE       ($)(4)
          ----             ----------    ------------    ----------------    ---------------    -------------
Scott K. Ginsburg........   150,000         25.5%           $21.33(2)           12/31/05         $1,792,500
                             37,500          6.4%            24.50(3)           12/31/05            478,125
James E. de Castro.......    37,500          6.4%            24.50(3)           12/31/04            436,875
Matthew E. Devine........    18,750          3.2%            24.50(3)           12/31/04            218,438
Kenneth J. O'Keefe.......   150,000         25.5%            21.33(2)           03/01/06          1,545,000

---------------
(1) Represents options to purchase shares of Evergreen Class A Common Stock granted under Evergreen's 1995 Stock Option Plan for Executive Officers and Key Employees (the "1995 Stock Option Plan"). The options awarded to Mr. Ginsburg are exercisable in whole or part beginning on January 1, 2001, and expire on December 31, 2005. The options awarded to Mr. de Castro and Mr. Devine are exercisable in whole or part beginning January 1, 2000, and expire on December 31, 2004. The options awarded to Mr. O'Keefe are exercisable in whole or part beginning February 28, 1999, and expire on March 1, 2006. The Compensation Committee of Evergreen under certain circumstances has the discretion to accelerate the exercisability of the options in connection with the occurrence of a change in control of Evergreen. The options may expire earlier upon the occurrence of certain merger or consolidation transactions involving Evergreen. Evergreen is not required to issue and deliver any certificate for shares of Evergreen Class A Common Stock purchased upon exercise of the option or any portion thereof prior to fulfillment of certain conditions, including the completion of registration or qualification of such shares of Evergreen Class A Common Stock under federal or state securities laws and the payment to Evergreen of all amounts required to be withheld upon exercise of the options under any federal, state or local tax law. The holder of an option has no rights or privileges of a stockholder in respect of any shares of Evergreen Class A Common Stock purchasable upon exercise of the options unless and until certificates representing such shares shall have been issued by Evergreen to such holder. Once exercisable, the options are exercisable by the holder or, upon the death of such holder, by his personal representatives or by any person empowered to do so under such holder's will or under the applicable laws of descent and distribution. The options are not transferable except by will or by the applicable laws of descent and distribution.

(2) Represents the estimated fair value of Evergreen Class A Common Stock on December 29, 1995, the last trading day before December 31, 1995, the date of the grant.

(3) Represents the estimated fair value of Evergreen Class A Common Stock on December 30, 1996, the last trading day before December 31, 1996, the date of the grant.

(4) The present value of each grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions: dividend yield of 0% for all years; expected volatility of 44.5%; risk-free interest rate of 6.0% and expected life of seven years.

     The following table shows individual grants of stock options of Chancellor issued to its Chief Executive Officer and other CRBC Named Executive Officers during the fiscal year ended December 31, 1996.

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                  POTENTIAL REALIZABLE
                                                            INDIVIDUAL GRANTS                       VALUE AT ASSUMED
                                          -----------------------------------------------------     ANNUAL RATES OF
                                          NUMBER OF      PERCENT OF                                   STOCK PRICE
                                          SECURITIES   TOTAL OPTIONS     EXERCISE                   APPRECIATION FOR
                                          UNDERLYING     GRANTED TO      OR BASE                      OPTION TERM
                                           OPTIONS      EMPLOYEES IN      PRICE      EXPIRATION   --------------------
                  NAME                    GRANTED(#)   FISCAL YEAR(%)     ($/SH)        DATE       5%($)      10%($)
                  ----                    ----------   --------------   ----------   ----------   -------    ---------
Steven Dinetz...........................    75,000          10.6          $20.00        2/9/06    943,342    2,390,614
George C. Toulas........................    40,000           5.7          $20.00        2/9/06    503,116    1,274,994
                                            10,000           1.4          $36.75      10/22/06    231,119      585,700
Rick Eytcheson..........................    25,000           3.5          $20.00        2/9/06    314,447      796,871
                                             5,000           0.7          $36.75      10/22/06    115,559      292,850
Samuel L. Weller........................    15,000           2.1          $20.00        2/9/06    188,668      478,123
                                             7,500           1.1          $31.00       7/23/06    146,218      370,545
                                             7,500           1.1          $36.75      10/22/06    173,339      439,275
Jacques Kerrest.........................    25,000           3.5          $20.00        2/9/06    314,447      796,871
                                             5,000           0.7          $31.00       7/23/06     97,479      247,030
                                             5,000           0.7          $36.75      10/22/06    115,559      292,850

     Aggregated Option Exercises in Last Fiscal Year and Year-End Values The following table sets forth information concerning option exercises in the year ended December 31, 1996 by Evergreen's Chief Executive Officer and the other executive officers named in the Summary Compensation Table, and the value of each such executive officer's unexercised options at December 31, 1996.

                                                                  NUMBER OF
                                                            SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                                             UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                               SHARES                       AT FISCAL YEAR-END(#)       AT FISCAL YEAR-END($)(1)
                             ACQUIRED ON      VALUE      ---------------------------   ---------------------------
                             EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                             -----------   -----------   -----------   -------------   -----------   -------------
Scott K. Ginsburg..........        --             --            --        187,500              --       475,500
James E. de Castro.........    15,000        418,050       547,500        187,500      12,608,775       475,500
Matthew E. Devine..........        --             --       150,000         93,750       2,874,000       237,750
Kenneth J. O'Keefe.........        --             --            --        150,000              --       475,500

---------------

(1) Based upon a per share price for Evergreen Class A Common Stock of $24.50. This price represents the closing price for the Evergreen Class A Common Stock on The Nasdaq Stock Market on December 30, 1996.

     The following table shows the value, as of December 31, 1996 of stock options of Chancellor held by its Chief Executive Officer and other CRBC Named Executive Officers. No stock options were exercised during the year ended December 31, 1996.

                     1996 FISCAL YEAR END OPTION VALUES(1)

                                            NUMBER OF SECURITIES
                                           UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                                 OPTIONS AT             IN-THE-MONEY OPTIONS
                                               FISCAL YEAR-END           AT FISCAL YEAR-END
                                                      #                          ($)
                  NAME                    EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
                  ----                    -------------------------   -------------------------
Steven Dinetz...........................    345,326/592,992            5,476,274/8,495,707
George C. Toulas........................        0/50,000                    0/150,000
Rick Eytcheson..........................        0/30,000                     0/93,750
Samuel L. Weller........................        0/30,000                     0/56,250
Jacques Kerrest.........................        0/35,000                     0/93,750

---------------

(1) Assuming a fair market value of $23.75 per share, which was the closing price per share of the Chancellor Class A Common Stock on December 31, 1996.

  EMPLOYMENT AGREEMENTS

     Evergreen

     On November 27, 1995, Evergreen entered into a new employment agreement with Mr. de Castro that has a term through December 31, 1999 and provides for an annual base salary beginning at $650,000 in 1995 and increasing incrementally to $900,000 in 1999. In addition, the agreement provides for Mr. de Castro to receive an annual incentive bonus based upon a percentage of the amount by which Evergreen exceeds certain annual performance targets as defined in the agreement. The agreement also provides that Mr. de Castro is eligible for certain options to purchase Class A Common Stock. Upon execution of the agreement, Mr. de Castro was awarded options to purchase 150,000 shares of Class A Common Stock. Mr. de Castro is eligible to receive over the term of the agreement options to purchase up to an additional 150,000 shares of Class A Common Stock, subject to continued employment and satisfaction of other conditions. The agreement terminates upon the death of Mr. de Castro and may be terminated by Evergreen upon the disability of Mr. de Castro, for or without "cause" or upon a "change in control" of Evergreen (as defined in the agreement). The agreement may be terminated by Mr. de Castro in the event of a change in control of Evergreen, in which event Mr. de Castro is entitled to receive (i) an accelerated grant of all options to which he otherwise would have been entitled over the term of the agreement, (ii) immediate payment of the base salary which he otherwise would have earned over the term of the agreement,
(iii) a pro-rated annual incentive bonus and (iv) $1,250,000. During the term of the agreement, Mr. de Castro is prohibited from engaging in certain activities competitive with the business of Evergreen. However, with the approval of Evergreen, Mr. de Castro may engage in activities not directly competitive with the business of Evergreen as long as such activities do not unreasonably interfere with Mr. de Castro's employment obligations.

     On November 28, 1995, Evergreen entered into a new employment agreement with Mr. Devine that has a term through December 31, 1999 and provides for an annual base salary beginning at $275,000 in 1995 and increasing incrementally to $375,000 in 1999. In addition, the agreement provides for Mr. Devine to receive an annual incentive bonus based upon a percentage of the amount by which Evergreen exceeds certain annual performance targets as defined in the agreement. The agreement also provides that Mr. Devine is eligible for certain options to purchase Class A Common Stock. Upon execution of the agreement, Mr. Devine was awarded options to purchase 75,000 shares of Class A Common Stock. Mr. Devine is eligible to receive over the term of the agreement options to purchase up to an additional 75,000 shares of Class A Common Stock, subject to continued employment and satisfaction of other conditions. The agreement terminates upon the death of Mr. Devine and may be terminated by Evergreen upon the disability of Mr. Devine, for or without "cause" or upon a "change in control" of Evergreen (as defined in the agreement). The agreement may be terminated by Mr. Devine in the event of a change in control of Evergreen, in which event Mr. Devine is entitled to receive (i) an accelerated grant of all options to which he otherwise would have been entitled over the term of the agreement, (ii) immediate payment of the base salary which he otherwise would have earned over the term of the agreement, (iii) a pro-rated annual incentive bonus and (iv) $750,000. During the term of the agreement, Mr. Devine is prohibited from engaging in certain activities competitive with the business of Evergreen. However, with the approval of Evergreen, Mr. Devine may engage in activities not directly competitive with the business of Evergreen as long as such activities do not unreasonably interfere with Mr. Devine's employment obligations.

     In February of 1996, Evergreen entered into an employment agreement with Mr. O'Keefe that has a term through February 28, 1999 and provides for an annual base salary beginning at $300,000 in 1996 and increasing incrementally to $350,000 in 1998. Mr. O'Keefe was nominated for election to the Board of Directors of Evergreen pursuant to the terms of his employment agreement. In addition, the agreement provides for Mr. O'Keefe to receive an annual incentive bonus based upon a percentage of the amount by which Evergreen exceeds certain annual performance targets as defined in the agreement. The agreement also provides that Mr. O'Keefe is eligible for certain options to purchase Class A Common Stock. Pursuant to the agreement, Mr. O'Keefe was awarded options to purchase 150,000 shares of Class A Common Stock. The stock options vest and become exercisable subject to Mr. O'Keefe's continued employment by Evergreen through February 28, 1999. However, Mr. O'Keefe may be eligible to exercise the options on a pro rata basis in the event he is terminated prior to February 28, 1999 upon certain events specified in his employment agreement, including Mr. O'Keefe's death or disability, a change in control of Evergreen, termination without cause and a material breach of the employment agreement by Evergreen leading to the resignation of Mr. O'Keefe. The agreement terminates upon the death of Mr. O'Keefe and may be terminated by Evergreen upon the disability of Mr. O'Keefe or for or without "cause" (as defined in the agreement). During the term of the agreement, Mr. O'Keefe is prohibited from engaging in certain activities competitive with the business of Evergreen. However, with the approval of Evergreen, Mr. O'Keefe may engage in activities not directly competitive with the business of Evergreen as long as such activities do not materially interfere with Mr. O'Keefe's employment obligations. On January 29, 1997, the Compensation Committee of the Board of Directors of Evergreen authorized the negotiation, execution and delivery of an amended employment agreement for Mr. O'Keefe in order to make certain provisions of Mr. O'Keefe's employment agreement comparable to those of Mr. de Castro and Mr. Devine, and this amendment is currently being finalized.

     On April 15, 1996, Evergreen entered into a new employment agreement with Mr. Ginsburg, Chairman of the Board and Chief Executive Officer of Evergreen, that has a term that extends through December 31, 2000 and provides for an initial annual base salary of $750,000 in 1996 which increases incrementally each year to $950,000 in 2000. In addition, the agreement provides for Mr. Ginsburg to receive an annual incentive bonus based upon a percentage of the amount by which Evergreen exceeds certain annual performance targets which are defined in the agreement. The agreement also provides that Mr. Ginsburg is eligible to receive options to purchase Class A Common Stock. Upon execution of the Agreement, Mr. Ginsburg was awarded an option to purchase 150,000 shares of Class A Common Stock at an exercise price of $21.33 per share (representing the last sale price of the Class A Common Stock on the Nasdaq National Market on December 29, 1995). Mr. Ginsburg is eligible to receive, over the term of the agreement, options to purchase up to an additional 187,500 shares of Class A Common Stock, subject to continued employment and satisfaction of other conditions specified in the agreement. Upon execution of the agreement, Mr. Ginsburg also received a one time bonus in the amount of $1,000,000 in consideration of his extraordinary services to Evergreen including Evergreen's strong operating performance, broadcast properties acquisition program and Mr. Ginsburg's other activities on behalf of Evergreen. Under the agreement, Evergreen also agreed to make to Mr. Ginsburg a ten-year unsecured loan in the amount of $3,500,000 bearing interest at a fixed rate equal to the applicable Federal long-term rate in effect on the date on which the loan is made. The terms of the loan will require Mr. Ginsburg to repay principal of the loan in five equal annual installments, commencing on the sixth anniversary of the date on which the loan is made. As of March 1, 1997, Mr. Ginsburg has borrowed approximately $824,000 under the loan. The agreement may be terminated by Mr. Ginsburg in the event of a "change in control" of Evergreen, in which event Mr. Ginsburg is entitled to receive (i) an accelerated grant of all options to which he otherwise would have been entitled over the term of the agreement, (ii) immediate payment of the base salary which he otherwise would have earned over the term of the agreement and (iii) a pro-rated annual incentive bonus. The agreement may be terminated by Evergreen upon the permanent disability of Mr. Ginsburg, in which event, Mr. Ginsburg shall receive (i) base salary for one year (payable in installments) from the date of termination at the level in effect on the date of termination and (ii) a pro-rated annual incentive bonus. The agreement may also be terminated by Evergreen for or without cause, provided that, in the event such termination is without cause, Mr. Ginsburg shall receive (i) grants of options on the same schedule and under the same terms as if such termination had occurred on December 31, 2000, (ii) base salary, payable in installments through December 31, 2000, in the amounts to which Mr. Ginsburg would have been entitled if such termination had occurred on December 31, 2000, and (iii) a pro-rated annual incentive bonus. The agreement terminates upon the death of Mr. Ginsburg, in which event, Mr. Ginsburg's estate or legal representative shall receive the amounts that would have been payable to Mr. Ginsburg in the event of termination for reason of his permanent disability (set forth above). During the term of this agreement, Mr. Ginsburg is prohibited from engaging in certain activities competitive with the business of Evergreen.

     On February 19, 1997, Evergreen entered into a memorandum of agreement with Mr. Ginsburg in connection with Evergreen's entering into the Chancellor Merger Agreement. For a description of the terms of the Memorandum of Agreement, see "The Merger -- Interests of Certain Persons in the Merger --
Evergreen -- Employment Agreement."

     Chancellor

     Mr. Dinetz has entered into an employment agreement with Chancellor and CRBC pursuant to which he serves as President and Chief Executive Officer of Chancellor and CRBC. The employment agreement is currently scheduled to expire on December 31, 2000, unless earlier terminated, and provides for a base salary of $500,000 per year plus an annual bonus of up to $200,000 based on performance criteria established by Chancellor's Board of Directors at the beginning of each fiscal year. Each December 31 during the term of the employment agreement, Mr. Dinetz's base salary for the next succeeding year shall be adjusted based upon the Consumer Price Index, provided that his annual base salary shall never be less than $500,000. Unless either party gives written notice to the contrary prior to December 31 of each year the employment agreement is in effect the employment agreement will automatically be extended for an additional year so that, as of each December 31, the remaining term of the employment agreement will be five years. The employment agreement also provides for participation by Mr. Dinetz in all benefit programs maintained by Chancellor or its subsidiaries and provides for certain life, health and disability insurance coverage for Mr. Dinetz.

     The employment agreement may be terminated by Chancellor and CRBC at any time prior to the completion of the five year stated term. If Chancellor and CRBC terminate Mr. Dinetz's employment agreement other than for cause (as defined in the employment agreement), or if Mr. Dinetz voluntarily terminates the employment agreement for good reason (as defined in the employment agreement), Chancellor and CRBC must pay Mr. Dinetz severance compensation equal to two years of Mr. Dinetz's base salary; provided, however, that if the decision to terminate the employment agreement results from the failure of Chancellor or CRBC to meet certain specified financial performance criteria, Mr. Dinetz will be entitled to receive severance compensation equal to one year of Mr. Dinetz's base salary.

     In 1994, pursuant to his former employment agreement Mr. Dinetz was granted options (the "Dinetz Options") to purchase 5,976,415 shares of nonvoting stock, including (i) options vesting equally over five years (from January 10, 1994) to purchase up to 3,307,722 shares at an exercise price of $1.00 per share and (ii) options vesting equally over five years (from October 12, 1994) to purchase up to 2,668,582 shares at an exercise price of $1.25 per share, in each case with such exercise price to increase at a compound rate of 9% per annum. Of the options granted, options for 1,062,004 shares contained a feature which conditioned their exercise upon CRBC's attaining certain rates of return ("IRR Options"). In September 1995, CRBC agreed with Mr. Dinetz to amend the IRR Options to remove the rate of return feature. CRBC further agreed to amend the exercise price for the Dinetz Options to provide that all options previously exercisable at $1.00 per share will be exercisable at $1.25 per share and that all options previously exercisable at $1.25 per share will be exercisable at $1.40 per share. The Dinetz Options were also amended to remove the annual compounding of the exercise price. In accordance with their terms, the Dinetz Options were adjusted in connection with the recapitalization of Chancellor's common stock immediately prior to the consummation of the initial public offering of Chancellor's Class A Common Stock (the "Chancellor Initial Public Offering"). Accordingly, Mr. Dinetz owns, on an adjusted basis, options for 487,555 shares having an option exercise price of $7.50 per share and options for 375,764 shares having an option exercise price of $8.40 per share. In addition, on February 9, 1996, Mr. Dinetz was granted options to purchase 75,000 shares of Chancellor Class A Common Stock pursuant to Chancellor's Stock Award Plan.


     Mr. Toulas is a party to an employment agreement with Chancellor and CRBC pursuant to which he serves as Regional Manager of WUBE-AM, WUBE-FM, WYGY-FM and WKYN-AM in Cincinnati, KTCJ-FM, KTCZ-AM, KDWB-FM, KEEY-FM, KFAN-AM, WBOB-FM and KQQL-FM in Minneapolis-St. Paul, WOCL-FM, WXXL-FM, WOMX-FM and WJHM-FM in Orlando, WGMS-FM, WBIG-FM and WTEM-AM in Washington, D.C., WHTZ-FM in New York and WFOX-FM in Atlanta. Mr. Toulas is also a Senior Executive Vice President of Chancellor and CRBC. Mr. Toulas's employment agreement is for a term commencing on February 14, 1996 and ending upon December 31, 2000, unless otherwise terminated as allowed in the agreement. The agreement provides for an initial base salary of $375,000, with an annual increase of between three and five percent as determined by the board of directors. Mr. Toulas is also entitled to receive an annual bonus of up to 50% of his then base salary for each fiscal year, beginning in fiscal year ending December 31, 1996, based on achievement of broadcast cash flow projections established by the board of directors. The broadcast cash flow projections will be adjusted based upon acquisitions or disposition of stations under the supervision of Mr. Toulas. Mr. Toulas is also entitled to the use and paid expenses of an automobile, allowance for a fitness or similar club, and participation in all employee benefit plans maintained by Chancellor or any of its subsidiaries. Mr. Toulas's employment agreement also contains a noncompetition provision pursuant to which Mr. Toulas has agreed that during the term of his employment contract and for six months thereafter he will not engage in the broadcasting business within any community or Arbitron MSA served by those stations managed or overseen by him. On February 14, 1996, concurrently with the consummation of the Chancellor Initial Public Offering, CRBC paid to Mr. Toulas $100,000 in satisfaction of a provision of his former employment agreement providing for a possible cash payment to Mr. Toulas based on the value of CRBC's Cincinnati stations at a specified future date. In June 1997, Mr. Toulas entered into a severance agreement with Chancellor and CRBC, pursuant to which, in the event that Mr. Toulas' employment is terminated prior to the first anniversary of the Merger for any reason other than Cause (as defined in the employment agreement) or terminated by Mr. Toulas for Good Reason (as defined in the severance agreement), in lieu of the amounts he would otherwise be entitled under his employment agreement, Mr. Toulas will receive a lump sum amount equal to three times his base salary as in effect immediately prior to the Merger, and all unvested stock options held by him shall become fully vested and immediately exercisable. Effectiveness of Mr. Toulas' severance agreement is, pursuant to the Merger Agreement, subject to the consent of Evergreen.


     Mr. Eytcheson is a party to an employment agreement with Chancellor and CRBC pursuant to which he serves as Regional Manager of KZLA-FM and KLAC-AM in Los Angeles, KSAN-FM, KNEW-AM, KBGG-FM and KABL-AM in San Francisco, KGGI-FM and KMEN-AM in Riverside-San Bernardino, and KFBK-AM, KGBY-FM and KHYL-FM in Sacramento. Mr. Eytcheson is also an Executive Vice President of Chancellor and CRBC. Mr. Eytcheson's employment agreement is for a two year term commencing on February 14, 1996, and is subject to automatic successive one-year renewal terms that take effect unless notice of non-renewal is given by CRBC to Mr. Eytcheson within 30 days prior to the expiration of the then-current term. Mr. Eytcheson's current base salary is $325,000 per year. Mr. Eytcheson is also entitled to receive an annual bonus of up to 50% of his then base salary for each fiscal year, beginning in fiscal year ending December 31, 1996, based on achievement of broadcast cash flow projections established by the board of directors. The broadcast cash flow projections will be adjusted based upon acquisitions or disposition of stations under the supervision of Mr. Eytcheson. Mr. Eytcheson is also entitled to the use and paid expenses of an automobile, allowance for a fitness or similar club, and participation in all employee benefit plans maintained by Chancellor or any of its subsidiaries. Mr. Eytcheson's employment agreement also contains a noncompetition provision pursuant to which Mr. Eytcheson has agreed that during the term of his employment contract and for one year thereafter he will not engage in the radio broadcasting business within a specified geographic location surrounding CRBC's stations under Mr. Eytcheson's supervision pursuant to the employment agreement. On February 14, 1996, concurrently with the consummation of the Chancellor Initial

Public Offering, CRBC lent $200,000 to Mr. Eytcheson to enable him to purchase shares of Chancellor's Class A Common Stock in the Chancellor Initial Public Offering. The loan will be an unsecured, non-interest bearing loan, which will be forgiven during the next three years. CRBC made this loan to Mr. Eytcheson in satisfaction of a provision of his former employment agreement providing for a possible cash payment to Mr. Eytcheson based on the value of CRBC's Sacramento stations at a specified future date. In June 1997, Mr. Eytcheson entered into a severance agreement with Chancellor and CRBC, pursuant to which, in the event that Mr. Eytcheson's employment is terminated prior to the first anniversary of the Merger for any reason other than Cause (as defined in the employment agreement) or terminated by Mr. Eytcheson for Good Reason (as defined in the severance agreement), in lieu of the amounts he would otherwise be entitled under his employment agreement, Mr. Eytcheson will receive a lump sum amount equal to three times his base salary as in effect immediately prior to the Merger, and all unvested stock options held by him shall become fully vested and immediately exercisable. Effectiveness of Mr. Eytcheson's severance agreement is, pursuant to the Merger Agreement, subject to the consent of Evergreen.



     Mr. Weller is a party to an employment agreement with Chancellor and CRBC pursuant to which he serves as Regional Manager of KMLE-FM, KOOL-FM, KYOT-FM, KZON-FM, KISO-AM and KOY-AM in Phoenix, KXKL-FM, KVOD-FM, KRRF-AM, KIMN-FM and KALC-FM in Denver, WWSW-AM and WWSW-FM in Pittsburgh, and WALK-FM, WALK-AM, WBAB-FM, WBLI-FM, WHFM-FM and WGBB-AM in Nassau-Suffolk (Long Island). Mr. Weller is also an Executive Vice President of Chancellor and CRBC. The initial term of the employment agreement commenced on February 1, 1996 and continues for twenty three months. The employment agreement provides for an annual base salary of $340,000 and $360,000 in the fiscal years ended December 31, 1997 and 1998, respectively. Mr. Weller is also entitled to receive a quarterly bonus based on the percentage of the annual budgeted broadcast cash flow achieved by the stations for which Mr. Weller has responsibility. The employment agreement also provides that CRBC will supply Mr. Weller with other customary benefits, including the use of a car and insurance, disability and medical benefits. The employment agreement also contains a noncompetition provision pursuant to which Mr. Weller has agreed, subject to certain exceptions, that during the term of his employment contract and for six months thereafter he will not engage in the broadcasting business within any community or Arbitron MSA served by those stations managed or overseen by him. In June 1997, Mr. Weller entered into a severance agreement with Chancellor and CRBC, pursuant to which, in the event that Mr. Weller's employment is terminated prior to the first anniversary of the Merger for any reason other than Cause (as defined in the employment agreement) or terminated by Mr. Weller for Good Reason (as defined in the severance agreement), in lieu of the amounts he would otherwise be entitled under his employment agreement, Mr. Weller will receive a lump sum amount equal to three times his base salary as in effect immediately prior to the Merger, and all unvested stock options held by him shall become fully vested and immediately exercisable. Effectiveness of Mr. Weller's severance agreement is, pursuant to the Merger Agreement, subject to the consent of Evergreen.



     During 1996, Mr. Kerrest was a party to an employment agreement with Chancellor and CRBC pursuant to which he served as Senior Vice President and Chief Financial Officer. Mr. Kerrest's employment agreement was for a two year term commencing on February 14, 1996, and subject to automatic successive one-year renewal terms that would take effect unless notice of non-renewal was given by CRBC to Mr. Kerrest within 30 days prior to the expiration of the then-current term. The agreement provided for an initial base salary of $225,000, with an annual increase of not less than five percent as determined by the board of directors. Mr. Kerrest was also entitled to receive an annual bonus, beginning in fiscal year ending December 31, 1996, based on achievement of broadcast cash flow projections established by the board of directors. The employment agreement also provided that CRBC supply Mr. Kerrest with other customary benefits, including the use of a car and insurance, disability and medical benefits. In July 1997, Mr. Kerrest resigned as Senior Vice President and Chief Financial Officer of Chancellor and CRBC. In connection therewith, Chancellor and CRBC entered into a severance agreement with Mr. Kerrest, pursuant to which Mr. Kerrest received a lump sum payment in lieu of the severance amounts he would have otherwise been entitled to under his employment agreement, and all unvested stock options held by him at the time of such resignation became fully vested and immediately exercisable. Effectiveness of Mr. Kerrest's severance agreement is, pursuant to the Merger Agreement, subject to the consent of Evergreen. In addition,

Mr. Kerrest also entered into a consulting and non-competition agreement with Chancellor and CRBC, pursuant to which (and subject to the consent of Evergreen) he has agreed to provide certain financial consulting services and not to compete in the radio broadcasting business for a period of four years from the date of such agreement in exchange for a lump sum payment.


  COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     EMCLA

     The Compensation Committee of Evergreen comprises Messrs. Sitrick, Lewis and Hodson. No director serving as a member of the Compensation Committee is a current or former officer or employee of Evergreen or its subsidiaries. EMCLA does not have a Compensation Committee.

     CRBC

     During 1996, Messrs. Marcus and Massey served as members of the Compensation Committee of the Board of Directors, of which Mr. Marcus acted as chairman. Mr. Marcus is the President and Chief Executive Officer of Marcus Cable Company, a cable television multiple system operator. An affiliate of Hicks Muse has invested approximately $115.0 million in limited partnership interests in Marcus Cable Company and is one of its largest limited partners.

  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     EMCLA

     All of the issued and outstanding common stock of EMCLA is currently held beneficially and of record by Evergreen, and following the Contribution Transaction, will be held by EMHC. The following table lists information concerning the beneficial ownership of Evergreen's Common Stock on March 1, 1997 by (i) each person known to Evergreen to own beneficially more than 5% of any class of the Evergreen Common Stock, (ii) each director and executive officer of Evergreen and (iii) all directors and executive officers as a group.

                                  CLASS A COMMON STOCK        CLASS B COMMON STOCK
                                ------------------------    ------------------------    PERCENT OF TOTAL
                                               PERCENT                     PERCENT      VOTING POWER AS
     NAME OF STOCKHOLDER        SHARES(1)    OF CLASS(1)    SHARES(1)    OF CLASS(1)      ADJUSTED(1)
     -------------------        ---------    -----------    ---------    -----------    ----------------
Scott K. Ginsburg(2)(3).......     --             --%       3,114,066       100.0%            44.3%
James E. de Castro(2).........    497,500(4)     1.3%              --          --           *
Matthew E. Devine(2)..........    150,000(4)    *                  --          --           *
Joseph M. Sitrick(5)..........     99,289(6)    *                  --          --           *
Perry J. Lewis(7).............     59,274(8)    *                  --          --           *
Thomas J. Hodson(9)...........      7,500(4)    *                  --          --           *
Kenneth J. O'Keefe(10)........      2,000       *                  --          --           *
Eric L. Bernthal(11)..........      2,500(4)    *                  --          --           *
J. & W. Seligman & Co.,
  Incorporated(12)............  2,655,449        6.8%              --          --              3.8%
FMR Corp.(13).................  2,581,012        6.6%              --          --              3.7%
American Century
  Companies(14)...............  2,102,500        5.4%              --          --              3.0%
Putnam Investments,
  Inc.(15)....................  5,159,251       13.2%              --          --              7.3%
The Equitable Companies,
  Incorporated(16)............  3,769,800        9.6%              --          --              5.4%
All directors and executive
  officers as a group (8
  persons)....................    818,063        2.1%       3,114,066       100.0%            45.5%

---------------
  *  Less than one percent (1%).

 (1) The information as to beneficial ownership is based on statements furnished to the Company by the beneficial owners. As used in this table, "beneficial ownership" means the sole or shared power to vote, or direct the voting of a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or direct the disposition of). A person is deemed as of any date to have

     "beneficial ownership" of any security that such person has the right to acquire within 60 days after such date. "Beneficial ownership" does not include the number of shares of Evergreen Class A Common Stock issuable upon conversion of shares of Evergreen Class B Common Stock, although shares of Evergreen Class B Common Stock are freely convertible into shares of Evergreen Class A Common Stock. For purposes of computing the percentage of outstanding shares held by each person named above, any security that such person has the right to acquire within 60 days of the date of calculation is deemed to be outstanding, but is not deemed to be outstanding for purposes of computing the percentage ownership of any other person.

 (2) The address of Mr. Ginsburg, Mr. Devine and Mr. de Castro is Evergreen Media Corporation, 433 E. Las Colinas Boulevard, Irving, Texas 75039.

 (3) The 3,114,066 shares of Evergreen Class B Common Stock held by Mr. Ginsburg includes 7,220 shares of Evergreen Class B Common Stock held by Mr. Ginsburg as custodian for his children.

 (4) Consists of outstanding options to purchase Evergreen Class A Common Stock awarded pursuant to Evergreen's various stock option plans.

 (5) The address of Mr. Sitrick is Blackburn & Company, Incorporated, 201 N. Union Street, Suite 340, Alexandria, Virginia, 22314.

 (6) Includes 91,789 shares of Evergreen Class A Common Stock owned by Mr. Sitrick and 7,500 options to purchase Evergreen Class A Common Stock awarded pursuant to Evergreen's Non-Employee Director Stock Option Plan.

 (7) The address of Mr. Lewis is MLGAL Partners, L.P., Two Greenwich Plaza, Greenwich, Connecticut, 06830.

 (8) Includes 51,774 shares of Evergreen Class A Common Stock owned by Mr. Lewis and 7,500 options to purchase Evergreen Class A Common Stock awarded pursuant to Evergreen's Non-Employee Director Stock Option Plan.

 (9) The address of Mr. Hodson is Columbia Falls Aluminum Company, 12115 Hinson Road, Little Rock, Arkansas, 72212.

(10) The address of Mr. O'Keefe is Evergreen Media Corporation, 99 Revere Beach Parkway, Medford, Massachusetts, 02155.

(11) The address of Mr. Bernthal is Latham & Watkins, 1001 Pennsylvania Avenue, N.W., Washington, D.C., 20004.

(12) The address of J. & W. Seligman & Co., Incorporated is 100 Park Avenue, New York, New York, 10017. Share ownership for J. & W. Seligman & Co., Incorporated is based on the Schedule 13D filed by such person with the Securities and Exchange Commission on February 12, 1997.

(13) The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts, 02109. Share ownership for FMR Corp. is based on the Schedule 13G filed by such person with the Securities and Exchange Commission on February 11, 1997.

(14) The address of American Century Companies is 4500 Main Street, P.O. Box 418210, Kansas City, Missouri, 64141-9210. Share ownership for American Century Companies, Inc. is based on the Schedule 13G filed by such person with the Securities and Exchange Commission on February 5, 1997.

(15) The address of Putnam Investments, Inc. is One Post Office Square, Boston, Massachusetts, 02109. Share ownership for Putnam Investments, Inc. is based on the Schedule 13G, Amendment No. 1, filed by such person with the Securities and Exchange Commission on January 29, 1997.

(16) The address of The Equitable Companies, Incorporated is 787 Seventh Avenue, New York, New York 10019. Share ownership for The Equitable Companies, Incorporated is based on the Schedule 13G, Amendment No. 1, filed by such person with the Securities and Exchange Commission on January 10, 1997.

     CRBC

     All of the issued and outstanding common stock of CRBC is currently held beneficially and of record by Chancellor. As of June 12, 1997, (i) the number and percentage of outstanding shares of each class of the capital stock of Chancellor that are beneficially owned by (a) each person or group known by the Company to own beneficially more than 5% of any class of the capital stock of Chancellor, (b) each director of Chancellor; (c) each CRBC Named Executive Officer and (d) all directors and executive officers of Chancellor as a group and (ii) the combined percentage of all classes of the capital stock of Chancellor that is beneficially owned by each of such persons or group of persons. Except as noted below, each individual or entity named below is believed to have sole investment and voting power with respect to all the shares of capital stock reflected below.

                                                  CHANCELLOR CLASS A     CHANCELLOR CLASS B
                                                   COMMON STOCK(1)        COMMON STOCK(2)
                                                 --------------------   --------------------                  PERCENT OF
                                                  NUMBER     PERCENT     NUMBER     PERCENT     PERCENT OF     ECONOMIC
                                                 OF SHARES   OF CLASS   OF SHARES   OF CLASS   VOTING POWER    INTEREST
                                                 ---------   --------   ---------   --------   ------------   ----------
5% STOCKHOLDERS
Thomas O. Hicks(3).............................  1,815,365    17.4%     8,484,410    99.3%        90.3%         54.2%
  c/o Hicks Muse,
  200 Crescent Court
  Suite 1600
  Dallas, Texas 75201
Hicks Muse Parties(4)..........................  1,277,625    12.2%     8,484,410    99.3%        89.8%         51.4%
  c/o Hicks Muse,
  200 Crescent Court
  Suite 1600
  Dallas, Texas 75201
Putnam Investments, Inc.(5)....................  1,915,365    18.3%           --        --         2.0%         10.1%
  One Post Office Square
  Boston, Massachusetts 02109
AIM Management Group Inc.(6)...................   818,000      7.8%           --        --            *          4.3%
  11 Greenway Plaza, Suite 1919
  Houston, Texas 77046
OFFICERS AND DIRECTORS
Thomas O. Hicks(3).............................  1,815,365    17.4%     8,484,410    99.3%        90.3%         54.2%
Steven Dinetz(7)...............................   474,488      4.4%       63,500         *         1.2%          2.8%
George C. Toulas(8)............................    30,333         *           --        --            *             *
Rick Eytcheson(9)..............................    30,833         *           --        --            *             *
Samuel L. Weller(10)...........................    13,500         *           --        --            *             *
Jeffrey A. Marcus(11)..........................    35,000         *           --        --            *             *
John Massey(11)................................    23,333         *           --        --            *             *
Eric C. Neuman.................................     1,000         *           --        --            *             *
Lawrence D. Stuart, Jr.........................     5,451         *           --        --            *             *
All directors and executive officers of
  Chancellor as a group(3)(12).................  2,475,586    22.7%     8,547,910     100%        91.2%         56.5%

---------------

  *  Less than one percent.

 (1) The holders of Chancellor Class A Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders of Chancellor. In addition, the holders of the Chancellor Class A Common Stock are entitled as a class to elect two members of the Board of Directors of Chancellor.

 (2) The holders of the Chancellor Class B Common Stock are entitled to vote with the holders of the Chancellor Class A Common Stock on all mattes submitted to a vote of stockholders of Chancellor, except with respect to the election of the Class A directors, certain "going private" transactions and as otherwise required by law. Each share of Chancellor Class B Common Stock is entitled to ten votes per share on all matters submitted to a vote of stockholders.

 (3) Includes 343,672 shares owned of record by Thomas O. Hicks, 190,712 shares owned of record by Mr. Hicks as the trustee for certain trusts of which his children are beneficiaries and 3,356 shares owned of record by Mr. Hicks as the co-trustee of a trust for the benefit of unrelated parties. Also includes 1,346,801 shares of Chancellor Class B Common Stock owned of record by the Chancellor Business

     Trust (as defined) and 1,277,625 shares of Chancellor Class A Common Stock and 7,137,609 shares of Chancellor Class B Common Stock owned by five limited partnerships of which the ultimate general partners are entities controlled by Mr. Hicks or Hicks Muse. Thomas O. Hicks is the controlling stockholder of Hicks Muse and serves as Chairman of the Board, President, Chief Executive Officer, Chief Operating Officer and Secretary of Hicks Muse. Accordingly, Mr. Hicks may be deemed to be the beneficial owner of all or a portion of the stock owned of record by such limited partnerships. Mr. Hicks disclaims beneficial ownership of the shares of Chancellor Class A Common Stock and Chancellor Class B Common Stock not owned by him of record.

 (4) Includes 1,346,801 shares of Chancellor Class B Common Stock owned of record by the Chancellor Business Trust, 1,277,625 shares of Chancellor Class A Common Stock and 7,137,609 shares of Chancellor Class B Common Stock owned by five limited partnerships of which the ultimate general partners are entities controlled by Mr. Hicks or Hicks Muse. Thomas O. Hicks is the controlling stockholder of Hicks Muse and serves as Chairman of the Board, President, Chief Executive Officer, Chief Operating Officer and Secretary of Hicks Muse. Accordingly, Mr. Hicks may be deemed to be the beneficial owner of all or a portion of the stock owned of record by such limited partnerships. John R. Muse, Charles W. Tate, Jack D. Furst, Lawrence D. Stuart, Jr., Michael J. Levitt and Alan B. Menkes are officers, directors and minority stockholders of Hicks Muse and as such may be deemed to share with Mr. Hicks the power to vote or dispose of shares of stock held by such partnerships. Messrs. Hicks, Muse, Tate, Furst, Stuart, Levitt and Menkes disclaim the existence of a group and each of them disclaim beneficial ownership of shares of stock not owned of record by him. See "Certain Transactions -- Chancellor Business Trust and Related Registration Rights Agreement."

 (5) Includes shares of Chancellor Class A Common Stock which may be deemed to be beneficially owned by Putnam Investment Management, Inc. and the Putnam Advisory Company, Inc. ("PAC"), each wholly-owned subsidiaries of such person and registered investment advisors to certain investment companies which hold shares of Chancellor Class A Common Stock. Except for the power to vote, 100,596 of such shares that is shared by PAC with respect to those shares owned by its institutional clients, each mutual fund's trustees retain the power to vote the shares of Chancellor Class A Common Stock held by such fund.

 (6) Includes shares held by two wholly-owned subsidiaries of such person that are registered investment advisors.

 (7) Includes (i) options presently exercisable and exercisable within 60 days of the date of this document to purchase up to 465,338 shares of Chancellor Class A Common Stock, (ii) 600 shares held in an individual retirement account for the benefit of Mr. Dinetz and (ii) 550 shares held by Mr. Dinetz's daughter. Mr. Dinetz disclaims beneficial ownership of the shares of Chancellor Class A Common Stock not owned by him of record.

 (8) Includes options presently exercisable and exercisable within 60 days of the date of this document to purchase up to 12,000 shares of Chancellor Class A Common Stock.

 (9) Includes (i) options presently exercisable within 60 days of the date of this document to purchase up to 7,500 shares of Chancellor Class A Common Stock and (ii) 6,667 shares held in an individual retirement account for the benefit of Mr. Eytcheson.

(10) Includes options presently exercisable and exercisable within 60 days of the date of this document to purchase up to 6,000 shares of Chancellor Class A Common Stock.

(11) Includes options presently exercisable and exercisable within 60 days of the date of this document by each of Messrs. Marcus and Massey to purchase up to 13,333 shares of Chancellor Class A Common Stock, and (ii) in the case of Mr. Massey, 10,000 shares of Chancellor Class A Common Stock held by his wife as her separate property.

(12) Includes rights and options presently exercisable and exercisable within 60 days of the date of this document to purchase up to 562,004 shares of Chancellor Class A Common Stock.

  Surviving Subsidiary Corporation

     The following table lists information regarding anticipated beneficial ownership of Surviving Corporation Common Stock immediately following consummation of the Merger by directors and executive officers of the Surviving Corporation and their affiliates, as well as all directors and executive officers as a group.


                    NAME OF STOCKHOLDER                        SHARES        PERCENT(1)
                    -------------------                        ------        ----------
Thomas O. Hicks............................................   9,363,525(2)     15.7%
Scott K. Ginsburg..........................................   3,114,066(3)      5.2%
James E. de Castro.........................................     497,500(4)      *
Steven Dinetz..............................................     432,493(5)      *
Matthew E. Devine..........................................     150,000(6)      *
Perry J. Lewis.............................................      59,274(7)      *
Thomas J. Hodson...........................................       7,500(8)      *
Eric C. Neuman.............................................         909         *
John H. Massey.............................................      21,212(9)      *
Jeffrey A. Marcus..........................................      43,939(10)     *
Lawrence D. Stuart, Jr. ...................................       4,955         *
Hicks Muse Affiliates......................................   9,363,525(11)    15.7%
All directors and executive officers as a group............  13,695,373(12)    22.6%


---------------

  *  Less than one percent.

 (1) Assumes that 59,507,371 primary shares of Surviving Corporation Common Stock would be issued and outstanding immediately after consummation of the Merger.

 (2) Includes 312,423 shares to be owned of record by Mr. Hicks, 173,376 shares to be owned of record by Mr. Hicks as trustee for certain trusts of which his children are beneficiaries and 3,050 shares to be owned of record by Mr. Hicks as co-trustee of a trust for the benefit of unrelated parties. Also includes 1,224,376 shares to be owned of record by the Chancellor Business Trust and 7,650,289 shares to be owned by five limited partnerships of which the ultimate general partners are entities controlled by Mr. Hicks or Hicks Muse. Mr. Hicks is the controlling stockholder of Hicks Muse and serves as Chairman of the Board, President, Chief Executive Officer, Chief Operating Officer and Secretary of Hicks Muse. Accordingly, Mr. Hicks may be deemed to be the beneficial owner of all or a portion of the stock owned of record by such limited partnerships. Mr. Hicks intends to disclaim beneficial ownership of shares of stock that will not be owned of record by him.

 (3) Includes 7,200 shares that would be held by Mr. Ginsburg as custodian for his children.

 (4) Consists of options to purchase 497,500 shares.


 (5) Includes (i) options to purchase 424,175 shares, (ii) 545 shares to be held by an individual retirement account for the benefit of Mr. Dinetz and (iii) 500 shares to be held by Mr. Dinetz's daughter. Mr. Dinetz intends to disclaim beneficial ownership of the shares of Surviving Corporation Common Stock that would not be owned by him of record.


 (6) Consists of options to purchase 150,000 shares.

 (7) Consists of 51,774 shares to be owned of record by Mr. Lewis and options to purchase 7,500 shares.

 (8) Consists of options to purchase 7,500 shares.

 (9) Consists of options to purchase 12,121 shares and 9,091 shares to be held by Mr. Massey's wife as her separate property.

(10) Includes options to purchase 12,121 shares.


(11) Includes 312,423 shares to be owned of record by Thomas O. Hicks, 173,376 shares to be owned by Mr. Hicks as trustee for certain trusts of which his children are beneficiaries, 3,050 shares to be owned of record by Mr. Hicks as co-trustee of a trust for the benefit of unrelated parties, 1,224,376 shares to be owned of record by the Chancellor Business Trust and 7,650,289 shares to be owned of record by five limited partnerships of which the ultimate general partners are entities controlled by Mr. Hicks or Hicks

     Muse. Mr. Hicks is the controlling stockholder of Hicks Muse and serves as Chairman of the Board, President, Chief Executive Officer, Chief Operating Officer and Secretary of Hicks Muse. Accordingly, Mr. Hicks may be deemed to be the beneficial owner of all or a portion of the stock owned of record by such limited partnerships. John R. Muse, Charles W. Tate, Jack D. Furst, Lawrence D. Stuart, Jr., Michael J. Levitt and Alan B. Menkes are officers, directors and minority stockholders of Hicks Muse and as such may be deemed to share with Mr. Hicks the power to vote or dispose of shares of stock to be held by such partnerships. Messrs. Hicks, Muse, Tate, Furst, Stuart, Levitt and Menkes disclaim the existence of a group and each of them intend to disclaim beneficial ownership of shares of stock that will not be owned of record by him.


(12) Includes options to purchase 1,110,917 shares.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  EMCLA

     Eric L. Bernthal, who serves on the Board of Directors of Evergreen, is a partner in the law firm of Latham & Watkins, regular legal counsel to Evergreen.

     Under the terms of Evergreen's employment agreement with Mr. Ginsburg, dated April 15, 1996, Evergreen has agreed to make to Mr. Ginsburg a ten-year unsecured loan. For a discussion of the terms of the loan, see "Management After the Merger -- Employment Agreements -- Evergreen."

  CRBC

  Financial Monitoring and Oversight Agreement

     Chancellor and CRBC have entered into the Financial Monitoring and Oversight Agreement with Hicks Muse Partners, an affiliate of Hicks Muse. For a discussion of the terms of the Financial Monitoring and Oversight Agreement as well as the amendment thereto that has been authorized in connection with the transactions contemplated by the Merger Agreement, see "The Merger -- Interests of Certain Persons -- Chancellor."

  Financial Advisory Agreement

     Chancellor and CRBC are parties to the Financial Advisory Agreement with HM2/Management. For a discussion of the terms of the Financial Advisory Agreement as well as the proposed termination thereof authorized in connection with the transactions contemplated by the Merger Agreement, see "The Merger -- Interests of Certain Persons -- Chancellor."

  Chancellor Stockholders Agreement

     Certain stockholders of Chancellor have entered into the Chancellor Stockholders Agreement with Chancellor. For a discussion of the terms of the Chancellor Stockholders Agreement, as well as the proposed amendment thereof authorized in connection with the Merger, see "The Merger -- Interests of Certain Persons -- Chancellor."

  Chancellor Business Trust and Related Registration Rights Agreement

     At the time of the acquisition of the American Media Station Group, affiliates of Hicks Muse and certain investment funds operated by Fidelity Investments formed a business trust (the "Chancellor Business Trust") to hold shares of the capital stock of Chancellor. The Chancellor Business Trust currently holds 15.8% of the Chancellor Class B Common Stock. HM2/Management/GP Partners, L.P., an affiliate of Hicks Muse (the "Hicks Muse Manager"), acts as manager for, and has a beneficial interest in, the Chancellor Business Trust. Prior to its dissolution, the Chancellor Business Trust is entitled to registration rights under the Stockholders Agreement for the shares of Chancellor Common Stock held by it. Upon dissolution of the Chancellor Business Trust and the distribution to the beneficiaries thereof (other than the Hicks Muse Manager) of the Chancellor Class B Common Stock held by the Chancellor Business Trust, such stock will automatically convert into Chancellor Class A Common Stock. Such beneficiaries, including the Hicks Muse Manager, will be entitled to certain registration rights set forth in a Registration Rights Agreement between Chancellor and the trust unitholders. Under that agreement, the trust unitholders, subject to certain limitations, are entitled to require Chancellor to effect a "shelf" registration under the Securities Act and to keep effective the registration statement for such offering for a period of 36 months for the purpose of allowing such trust unitholders to dispose of the shares of Chancellor Common Stock held by them. In addition, after the dissolution of the Chancellor Business Trust and the distribution of the Common Stock held thereby, the trust unitholders are entitled to participate, subject to certain limitations, in any offering registered under the Securities Act effected by Chancellor for its own account. The Chancellor Business Trust may be dissolved at any time by the Hicks Muse Manager. The Chancellor Business Trust dissolves by its terms on February 9, 1998.

  Hicks Muse Equity Investment

     In August, 1996, an affiliate of Hicks Muse purchased 1,185,521 shares of the Chancellor Class A Common Stock for approximately $23.0 million in accordance with an agreement entered into between Hicks Muse and Chancellor in February 1996. The proceeds of this equity investment were contributed by Chancellor to the capital of CRBC and were used to repay borrowings under CRBC's previous credit agreement.

  Purchase of Exchangeable Preferred Stock

     In connection with the funding of the Shamrock Acquisition, affiliates of Hicks Muse purchased $12.5 million initial liquidation preference of CRBC's 14% Senior Exchangeable Preferred Stock for a purchase price of approximately $11.9 million (or 95% of the initial liquidation preference of such shares) and received in connection therewith an aggregate of 92,774 shares of Chancellor Class A Common Stock. The net proceeds of the sale of the 12 1/4% Preferred Stock were used to retire CRBC's 14% Senior Exchangeable Preferred Stock at a redemption price of 96.5% of the initial liquidation preference thereof, plus accumulated and unpaid dividends to the redemption date. The Hicks Muse purchasers, along with the other purchasers of the 14% Senior Exchangeable Preferred Stock, are entitled to registration rights for the sale of the shares of Chancellor Class A Common Stock issued in connection with the sale of such preferred stock.

                                    EXPERTS

     The consolidated financial statements of Evergreen Media Corporation of Los Angeles and subsidiaries, the combined financial statements of WMZQ Inc. and Viacom Broadcasting East Inc., the financial statements of WDRQ Inc., the combined financial statements of Riverside Broadcasting Co., Inc. and WAXQ Inc., the financial statements of WLIT Inc., the combined financial statements of KYSR Inc. and KIBB Inc., the financial statements of WDRQ Inc., the financial statements of WDAS-AM/FM (station owned and operated by Beasley FM Acquisition Corp.), and the financial statements of KKSF-FM/KDFC-FM and AM (stations owned and operated by The Brown Organization) included in this Prospectus have been audited by KPMG Peat Marwick LLP, independent certified public accountants, to the extent and for the periods indicated in their reports thereon. Such financial statements have been included in this Prospectus in reliance upon the authority of said firm as experts in accounting and auditing.

     The financial statements of Century Chicago Broadcasting, L.P. as of and for the year ended December 31, 1996, included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The combined balance sheet of WJLB/WMXD, Detroit as of December 31, 1996 and the related combined statements of operations and cash flows for the year then ended, and the combined balance sheets of the Colfax Communications, Inc. Radio Group as of December 31, 1996, 1995 and 1994 and the related combined statements of income (loss), changes in partners' equity and cash flows for each of the three years in the period ended December 31, 1996, included in this Prospectus, have been audited by Arthur Andersen

LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

     The consolidated balance sheets as of December 31, 1996 and 1995 and the consolidated statements of operations, changes in common stockholder's equity and cash flows for each of the three years ended December 31, 1996, of Chancellor Radio Broadcasting Company and Subsidiaries, the consolidated statements of operations, changes in common stockholders' equity, and cash flows of Trefoil Communications, Inc. and subsidiaries for the period January 1, 1996 through February 13, 1996, included in this Prospectus have been included in this Prospectus in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The financial statements of Trefoil Communications, Inc. as of and for the years ended December 31, 1995 and 1994 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                 LEGAL MATTERS


     The validity of the shares of Surviving Subsidiary Series A Preferred Stock and Surviving Subsidiary Junior Preferred Stock to be issued in the Merger will be passed upon by, and an opinion with respect to certain tax consequences of the Merger to Evergreen, EMHC and EMCLA will be rendered to Evergreen, EMHC and EMCLA by Latham & Watkins, Washington, D.C. Eric L. Bernthal, a director of Evergreen, is a partner of Latham & Watkins and owns options to purchase 7,500 shares of Evergreen Class A Common Stock.



     An opinion with respect to certain tax consequences of the Merger to Chancellor and CRBC will be rendered to Chancellor and CRBC by Weil, Gotshal & Manges LLP, Dallas, Texas and New York, New York. A partner of Weil, Gotshal & Manges LLP owns 2,166 shares of Chancellor Class A Common Stock.

             GLOSSARY OF CERTAIN TERMS AND MARKET AND INDUSTRY DATA


     "12% Exchange Debentures" refers to the 12% Subordinated Exchange Debentures due 2009 of the Surviving Subsidiary Corporation that may be issued to holders of Surviving Subsidiary Junior Preferred Stock in exchange therefor.



     "12% Exchange Indenture" refers to the indenture between CRBC and U.S. Trust Company of Texas, N.A. governing the 12% Exchange Debentures.



     "12% Exchange Debenture Trustee" refers to U.S. Trust Company of Texas, N.A., as trustee under the 12% Exchange Indenture.



     "12 1/4% Exchange Debentures" refers to the 12 1/4% Subordinated Exchange Debentures due 2008 of the Surviving Subsidiary Corporation that may be issued to holders of Surviving Subsidiary Series A Preferred Stock in exchange therefor.



     "12 1/4% Exchange Indenture" refers to the indenture between CRBC and U.S. Trust Company of Texas, N.A. governing the 12 1/4% Exchange Debentures.



     "12 1/4% Exchange Debenture Trustee" refers to U.S. Trust Company of Texas, N.A., as trustee under the 12 1/4% Exchange Indenture.


     "1996 Evergreen Equity Offering" refers to the sale on October 17, 1996 of 9,000,000 shares of Evergreen Class A Common Stock in a public offering.

     "1996 Evergreen Preferred Stock Conversion" refers to the conversion of 1,608,297 shares of formerly outstanding Evergreen $3.00 convertible exchangeable preferred stock into 5,025,916 shares of Evergreen Class A Common Stock and the redemption of the remaining 1,703 shares of formerly outstanding $3.00 convertible exchangeable preferred stock.

     "ABC" refers to affiliates of Capital Cities/ABC Radio.

     "ABC/Detroit Disposition" refers to the pending sale by Chancellor of WDRQ-FM in Detroit to ABC for $37.0 million in cash.

     "ABC/Washington Disposition" refers to the sale by Evergreen on July 7, 1997 of WJZW-FM in Washington, D.C. to ABC for $68.0 million in cash.

     "BCF" or "Broadcast Cash Flow" consists of station operating income excluding depreciation and amortization, corporate general and administrative expense. Although not calculated in accordance with generally accepted accounting principles, broadcast cash flow is widely used in the broadcast industry as a measure of a company's operating performance. Nevertheless, this measure should not be considered in isolation or as a substitute for operating income, cash flows from operating activities or any other measure for determining operating performance or liquidity that is calculated in accordance with generally accepted accounting principles. Broadcast cash flow does not take into account debt service requirements and other commitments and, accordingly, broadcast cash flow is not necessarily indicative of amounts that may be available for reinvestment in business or other discretionary uses.

     "Beasley" refers to Beasley FM Acquisition Corp.

     "Beasley Acquisition" refers to the acquisition by Evergreen on May 1, 1997 from Beasley of WDAS-FM/AM in Philadelphia for $103.0 million in cash.

     "Bonneville" refers to Bonneville International Corporation and its affiliates.

     "Bonneville Acquisition" refers to the pending acquisition by Evergreen of KZPS-FM and KDGE-FM in Dallas from Bonneville for $83.5 million in cash.

     "Bonneville Dispositions" refers to the Bonneville/WPNT Disposition, the Bonneville/WLUP Disposition and the Bonneville/KDFC Disposition.

     "Bonneville/KDFC Disposition" refers to the sale by Evergreen on July 21, 1997 of KDFC-FM in San Francisco to Bonneville for $50.0 million in cash.

     "Bonneville/WLUP Disposition" refers to the disposition by Evergreen on July 14, 1997 of WLUP-FM in Chicago to Bonneville that is expected to result in a deferred exchange for one or more radio stations within 180 days after July 14, 1997. In the event that such exchange does not take place, Evergreen will receive gross proceeds from the disposition of WLUP-FM of $80.0 million in cash.

     "Bonneville/WPNT Disposition" refers to the sale by Evergreen on June 19, 1997 to Bonneville of WPNT-FM in Chicago for $75.0 million in cash.

     "Century Acquisition" refers to the acquisition by Evergreen on May 30, 1997 from Century of WPNT-FM in Chicago for $73.75 million.

     "Chancellor" refers to Chancellor Broadcasting Company.

     "Chancellor Special Meeting" refers to the 1997 Special Meeting of stockholders of Chancellor.

     "Chancellor Board" refers to the Board of Directors of Chancellor.

     "Chancellor Common Stock" refers to Chancellor Class A Common Stock and Chancellor Class B Common Stock, collectively.

     "Chancellor Interim Financing" refers to the $170.0 million interim loan that Chancellor received on July 2, 1997 in connection with the Chancellor Viacom Acquisition.

     "Chancellor Media Corporation" refers to the name of the Surviving Corporation and the new name of Evergreen following the Merger.

     "Chancellor Mezzanine Holdings Corporation" refers to the name of the Surviving Mezzanine Corporation following the Merger.

     "Chancellor Offerings" refers to various equity offerings of Chancellor and CRBC during 1996 and 1997.

     "Chancellor Parent Convertible Preferred Stock" refers to the 7% Convertible Preferred Stock of Chancellor, which will be converted into Surviving Corporation Convertible Preferred Stock with substantially identical rights and preferences upon consummation of the Merger.

     "Chancellor Transfer" refers to the transfer of control of the radio stations owned and operated by Chancellor and its subsidiaries from HM2/Chancellor to the public stockholders of the Surviving Corporation.

     "Chancellor Viacom Acquisition" refers to the acquisition by CRBC on July 2, 1997 from Viacom of the subsidiaries of Viacom that own and operate KYSR-FM and KIBB-FM in Los Angeles, WLIT-FM in Chicago and WDRQ-FM in Detroit for approximately $489.8 million plus various other direct acquisition costs.

     "Colfax Acquisition" refers to the acquisition by CRBC on January 23, 1997 of Colfax Communications for approximately $383.7 million.

     "Completed Chancellor Transactions" refers to (i) the Shamrock Acquisition,
(ii) the Houston/Denver Exchange, (iii) the Colfax Acquisition, (iv) the Omni Acquisition, (v) the WWWW/WDFN Disposition, (vi) the Milwaukee Disposition,
(vii) the West Palm Beach Exchange and (viii) the Chancellor Viacom Acquisition.

     "Completed Evergreen Transactions" refers to (i) the acquisition by EMCLA on January 17, 1996 of Pyramid Communications, Inc. for approximately $316.3 million, (ii) the acquisition by EMCLA on August 14, 1996 of KYLD-FM in San Francisco for $44.0 million in cash, (iii) the exchange by EMCLA on November 26, 1996 of WKLB-FM for WGAY-FM, (iv) the acquisition by EMCLA on October 18, 1996 of WEDR-FM in Miami for $65.0 million in cash, (v) the dispositions on July 19, 1996 and August 1, 1996 of WHTT-FM/AM and WSJZ-FM in Buffalo, respectively, (vi) the WWWW/WDFN Acquisition, (vii) the

KKSF/KDFC Acquisition, (viii) the Secret/Detroit Acquisition, (ix) the Greater Media Exchange, (x) the Beasley Acquisition, (xi) the EZ Transaction, (xii) the Century Acquisition, (xiii) the Crawford Disposition, (xiv) the Evergreen Viacom Acquisition, (xv) the San Francisco Frequency Disposition, (xvi) the ABC/Washington Disposition and (xvii) the Bonneville Dispositions.

     "Completed Transactions" refers to the Completed Evergreen Transactions and the Completed Chancellor Transactions.

     "Crawford Disposition" refers to the sale on June 3, 1997 by Evergreen of WEJM-FM in Chicago to affiliates of Crawford Broadcasting for $14.75 million in cash.

     "CRBC" refers to Chancellor Radio Broadcasting Company, a direct subsidiary of Chancellor, and its consolidated subsidiaries.

     "CRBC 8 3/4% Indenture" refers to the indenture governing the $200.0 million principal amount of 8 3/4% Senior Subordinated Notes due 2007 of CRBC.

     "CRBC 8 3/4% Notes" refers to the 8 3/4% Senior Subordinated Notes due 2007 of CRBC, which will be assumed by the Surviving Subsidiary Corporation upon consummation of the Merger.

     "CRBC 8 3/4% Notes Offering" refers to the private offering and resale pursuant to Rule 144A under the Securities Act of 1933, as amended, of CRBC's 8 3/4% Senior Subordinated Notes due 2007, which generated gross proceeds of $200 million.

     "CRBC 9 3/8% Indenture" refers to the indenture governing the $200.0 million principal amount of 9 3/8% Senior Subordinated Notes due 2004 of CRBC.

     "CRBC 9 3/8% Notes" refers to the 9 3/8% Senior Subordinated Notes due 2004 of CRBC, which will be assumed by the Surviving Subsidiary Corporation upon consummation of the Merger.

     "CRBC Junior Preferred Stock" refers to the 12% Exchangeable Preferred Stock of CRBC, which will be converted into preferred stock of the Surviving Subsidiary Corporation with substantially identical rights and preferences upon consummation of the Merger.

     "CRBC Restated Credit Agreement" refers to the senior credit facility among CRBC and certain lenders and Bankers Trust Company, as Managing Agent for such lenders, dated as of July 2, 1997, pursuant to which CRBC's credit facility was increased to a total commitment of $750.0 million.

     "CRBC Series A Preferred Stock" refers to the 12 1/4% Senior Cumulative Exchangeable Preferred Stock of CRBC, which will be converted into preferred stock of the Surviving Subsidiary Corporation with substantially identical rights and preferences upon consummation of the Merger.


     "Denver Acquisition" refers to the pending acquisition by CRBC of KXPK-FM in Denver from Ever Green Wireless LLC for $26.0 million in cash.


     "Dissenting Shares" refers to those shares held by a holder of Chancellor Parent Convertible Preferred Stock, who properly demands appraisal in accordance with Section 262 of the Delaware General Corporate Law.

     "Dividend Payment Date" refers to those dates on which the holders of Surviving Corporation Convertible Preferred Stock will be entitled to receive cash dividends, when, as and if declared by the Board of Directors of the Surviving Corporation.

     "Douglas" refers to affiliates of Douglas Broadcasting.

     "Douglas Chicago Disposition" refers to the pending sale by EMCLA of WEJM-AM in Chicago to Douglas for $7.5 million in cash.

     "Douglas AM Dispositions" refers to the pending sale by EMCLA of KDFC-AM in San Francisco and WBZS-AM and WZHF-AM in Washington, D.C. to Douglas for $18.0 million, payable in the form of a promissory note.

     "Effective Time" refers to the time at which the Parent Merger will become effective. As defined in the Merger Agreement, the Parent Merger will become effective at the time of filing of the Certificate of Merger for the Parent Merger.

     "EMCLA" refers to Evergreen Media Corporation of Los Angeles, a direct, wholly owned subsidiary of EMHC, and its consolidated subsidiaries.

     "EMCLA Senior Credit Facility" refers to the senior credit facility among EMCLA and certain lenders and Toronto Dominion (Texas), Inc., as Administrative Agent for such lenders, dated as of April 25, 1997, as amended on June 26, 1997, pursuant to which EMCLA's credit facility was increased to a total commitment of $1.75 billion and which, upon consummation of the Merger, shall increase to at least $2.50 billion.

     "EMHC" refers to Evergreen Mezzanine Holdings Corporation, a direct, wholly owned subsidiary of Evergreen.

     "Evergreen Annual Meeting" refers to the 1997 Annual Meeting of stockholders of Evergreen.

     "Evergreen" refers to Evergreen Media Corporation.

     "Evergreen Board" refers to the Board of Directors of Evergreen.

     "Evergreen Common Stock" refers to Evergreen Class A Common Stock and Evergreen Class B Common Stock, collectively

     "Evergreen Convertible Preferred Stock Offering" refers to the offering pursuant to Rule 144A under the Securities Act of 1933, as amended, of Evergreen's $3.00 convertible exchangeable preferred stock, which generated aggregate gross proceeds of $299.5 million.

     "Evergreen Transfer" refers to the transfer of the radio stations owned and operated by Evergreen from Mr. Ginsburg to the public stockholders of the Surviving Corporation.

     "Evergreen Viacom Acquisition" refers to the acquisition by EMCLA on July 2, 1997 from Viacom of the subsidiaries of Viacom that own and operate WLTW-FM and WAXQ-FM in New York and WMZQ-FM, WJZW-FM, WZHF-AM and WBZS-AM in Washington, D.C. for approximately $607.7 million plus various other direct acquisition costs.

     "Exchange Agent" refers to the Bank of New York.

     "Exchange Ratio" refers to the number of shares of the Surviving Corporation Common Stock to be received upon conversion of one share of Chancellor Class A Common Stock or Chancellor Class B Common Stock.

     "EZ" refers to EZ Communications, Inc.

     "EZ Exchange" refers to the exchange on May 15, 1997 by EMCLA of WPEG-FM, WBAV-FM/AM, WRFX-FM and WFNZ-AM in Charlotte to EZ in return for WIOQ-FM and WUSL-FM in Philadelphia.

     "EZ Sale" refers to the sale on May 15, 1997 by EMCLA of WNKS-FM in Charlotte to EZ for $10.0 million in cash.

     "EZ Transaction" refers to the EZ Sale and EZ Exchange.

     "FCC Consent" refers to FCC approval for the transfer of control from Evergreen and Chancellor to the Surviving Corporation of the FCC licenses and authorizations held by Evergreen and its licensee subsidiaries and by Chancellor and its licensee subsidiaries.

     "Financing Transactions" refers to the Evergreen Convertible Preferred Stock Offering and borrowings by EMCLA under the EMCLA Senior Credit Facility.

     "Gannett" refers to Gannett Co., Inc.

     "Gannett Agreements" refers to the three separate Asset Purchase Agreements dated April 4, 1997 between Evergreen and Pacific and Southern Company, Inc., a subsidiary of Gannett.

     "Gannett Acquisition" refers to the pending acquisition by Evergreen from a subsidiary of Gannett of WGCI-FM/AM in Chicago, KKBQ-FM/AM in Houston and KHKS-FM in Dallas, for an aggregate purchase price of $340.0 million in cash.

     "Greater Media" refers to affiliates of Greater Media Radio, Inc.

     "Greater Media Exchange" refers to the exchange on April 3, 1997 by EMCLA of WQRS-FM in Detroit to Greater Media in return for WWRC-AM in Washington, D.C. and $9.5 million in cash.

     "Greater Media Disposition" refers to the pending sale by Evergreen of WFLN-FM in Philadelphia to Greater Media for $41.8 million in cash.


     "Hicks Muse" refers to Hicks, Muse, Tate & Furst Incorporated.


     "Hicks Stockholders" refers to Thomas O. Hicks and certain stockholders of Chancellor that are affiliated with Hicks that are party to the Stockholders Agreement.

     "HM2/Chancellor" refers to HM2/Chancellor, L.P. an affiliate of Hicks Muse.

     "Houston/Denver Exchange" refers to the exchange by Chancellor on July 31, 1996 of KTBZ-FM and $5.6 million in cash for KIMN-FM and KALC-FM in Denver.

     "Katz Acquisition" refers to the pending acquisition of Katz Media Group, Inc., a full-service media representation firm, by a jointly-owned affiliate of Evergreen and Chancellor in a tender offer transaction valued at approximately $373 million.

     "KKSF/KDFC Acquisition" refers to the acquisition by Evergreen on January 31, 1997 of KKSF-FM and KDFC-FM/AM in San Francisco from The Brown Organization for $115.0 million in cash.

     "Memorandum of Agreement" refers to the memorandum of agreement dated February 19, 1997, between Evergreen and Scott K. Ginsburg, as agreed and acknowledged by Chancellor and CRBC.

     "Merger" refers to the Parent Merger and the Subsidiary Merger.

     "Merger Agreement" refers to the Agreement and Plan of Merger dated as of February 19, 1997, as amended and restated, among Chancellor, CRBC, Evergreen, EMHC and EMCLA.

     "Milwaukee Disposition" refers to the disposition on March 31, 1997 by CRBC of WMIL-FM and WOKY-AM in Milwaukee for $41.3 million in cash.

     "OCF" refers to operating cash flow.

     "Old Chancellor Communications" refers to KFBK-AM/KGBY-FM, a division of Group W Radio, Inc. (Cal.), which Chancellor Communications acquired in January 1994.

     "Omni Acquisition" refers to the acquisition by CRBC on February 13, 1997 of three FM stations in Orlando, two FM stations and one AM station in West Palm Beach and two FM stations in Jacksonville from OmniAmerica Group for $166.0 million in cash and common stock of Chancellor valued at $15.0 million.

     "Parent Merger" refers to the merger of Chancellor with and into EMHC


     "Pending Chancellor Acquisitions" refers to the Denver Acquisition.



     "Pending Chancellor Transactions" refers to the Pending Chancellor Acquisitions and the ABC/Detroit Disposition.



     "Pending Dispositions" refers to the Pending Evergreen Dispositions and the ABC/Detroit Disposition.


     "Pending Evergreen Acquisitions" refers to the Gannett Acquisition, the Secret/Philadelphia Acquisition and the Bonneville Acquisition.

     "Pending Evergreen Dispositions" refers to the Douglas Chicago Disposition, the Greater Media Disposition and the Douglas AM Dispositions.

     "Pending Evergreen Transactions" refers to the Pending Evergreen Dispositions and the Pending Evergreen Acquisitions.

     "Pending Transactions" refers to the Pending Evergreen Transactions, the Pending Chancellor Transactions and the Merger.

     "Permitted Holders" refers to Hicks Muse or any of its affiliates, officers and directors or Steven Dinetz.

     "Required Dispositions" refers to the Douglas Chicago Disposition and the Douglas AM Dispositions.

     "San Francisco Frequency Disposition" refers to the sale by Evergreen on July 7, 1997 to Susquehanna Radio Corp. of the FCC authorizations and certain transmission equipment currently used in the operation of KYLD-FM for $44.0 million in cash.

     "Secret" refers to Secret Communications, L.P.

     "Secret/Detroit Acquisition" refers to the acquisition by EMCLA on April 1, 1997 of WMXD-FM and WJLB-FM in Detroit from Secret for $168.0 million in cash.

     "Secret/Philadelphia Acquisition" refers to the pending acquisition by EMCLA of WFLN-FM in Philadelphia from Secret for $37.75 million in cash.

     "SFX" refers to SFX Broadcasting Inc.


     "SFX Exchange" refers to the exchange agreement, which by its terms has expired and consummation of which is uncertain, pursuant to which CRBC would exchange WAPE-FM and WFYV-FM in Jacksonville and $11.0 million to SFX for WBAB-FM, WBLI-FM, WHFM-FM and WGBB-AM in Nassau/Suffolk (Long Island).


     "Shamrock Acquisition" refers to the acquisition by CRBC on February 14, 1996 of Trefoil Communications, Inc. and its wholly owned subsidiary, Shamrock Broadcasting, Inc., for approximately $408.0 million.

     "Subsidiary Merger" refers to the merger of CRBC into EMCLA.


     "Subsidiary Merger Effective Time" refers to the time at which the Subsidiary Merger will become effective. As defined in the Merger Agreement, the Subsidiary Merger will become effective at the time of filing of the Certificate of Merger for the Subsidiary Merger.


     "Surviving Corporation" refers to Chancellor Media Corporation, the new name of Evergreen, following the Merger.


     "Surviving Corporation 7% Convertible Preferred Stock" refers to the 7% Convertible Preferred Stock of the Surviving Corporation to be issued in the Parent Merger, which will have substantially identical powers, preferences and relative rights as the Chancellor Parent Convertible Preferred Stock.



     "Surviving Corporation Common Stock" refers to the Common Stock, par value $.01 per share, of the Surviving Corporation to be issued in the Merger.


     "Surviving Mezzanine Corporation" refers to the corporation which will survive the merger of Chancellor with and into EMHC.

     "Surviving Subsidiary Corporation" refers to the corporation which will survive the merger of CRBC with and into EMCLA.


     "Surviving Subsidiary Series A Preferred Stock" refers to the 12 1/4% Senior Cumulative Exchangeable Preferred Stock of the Surviving Subsidiary Corporation to be issued in the Subsidiary Merger, which will have substantially identical powers, preferences and relative rights as the CRBC Series A Preferred Stock.



     "Surviving Subsidiary Junior Preferred Stock" refers to the 12% Exchangeable Preferred Stock of the Surviving Subsidiary Corporation to be issued in the Subsidiary Merger, which will have substantially identical powers, preferences and relative rights as the CRBC Junior Preferred Stock.

     "Stockholders Agreement" refers to the Agreement, dated February 19, 1997, among Scott K. Ginsburg and the Hicks Stockholders pursuant to which Mr. Ginsburg and the Hicks Stockholders have agreed to vote the shares of capital stock of Evergreen and Chancellor, respectively, in favor of the Merger Agreement and the transactions contemplated thereby.

     "Viacom" refers to Viacom International, Inc.

     "Viacom Acquisition" refers to the acquisition by EMCLA and CRBC on July 2, 1997 of the Viacom Subsidiaries pursuant to the Viacom Stock Purchase Agreement and the Viacom Joint Purchase Agreement.

     "Viacom Joint Purchase Agreement" refers to the Agreement dated February 19, 1997 among Evergreen, EMCLA, Chancellor and CRBC and which governed certain aspects of the Viacom Acquisition as among those parties.

     "Viacom Stock Purchase Agreement" refers to the Agreement dated February 16, 1997 between Evergreen and Viacom International, Inc. pursuant to which EMCLA agreed to acquire from Viacom all of the issued and outstanding capital stock of certain subsidiaries of Viacom.

     "Viacom Stations" refers to radio stations WLTW-FM and WAXQ-FM in New York, KYSR-FM and KIBB-FM in Los Angeles, WMZQ-FM, WJZW-FM, WZHF-AM and WBZS-AM in Washington, D.C., WLIT-AM in Chicago and WDRQ-FM in Detroit.

     "West Palm Beach Exchange" refers to the exchange by CRBC on March 28, 1997 of WEAT-FM/AM and WOLL-FM in West Palm Beach for KSTE-FM in Sacramento and $33.0 million in cash.

     "WWWW/WDFN Acquisition" refers to the acquisition by EMCLA on January 31, 1997 from Chancellor of WWWW-FM and WDFN-AM in Detroit for $30.0 million in cash.

     "WWWW/WDFN Disposition" refers to the sale by CRBC on January 31, 1997 of WWWW-FM and WDFN-AM in Detroit for $30.0 million in cash.

     Unless otherwise indicated herein, (i) market ranking by radio advertising revenue and market radio advertising revenue have been obtained from Duncan's Radio Market Guide (1997 ed.) and (ii) all audience share data and audience rankings, except where specifically stated to the contrary, have been derived from Arbitron Radio Market Reports, Metro Audience Trends, Spring 1997. The Arbitron Company (Copyright 1997).

                        PRO FORMA FINANCIAL INFORMATION


     The unaudited pro forma condensed combined financial statements are presented using the purchase method of accounting for all acquisitions and reflect (i) the combination of consolidated historical financial data of EMCLA, CRBC, each of the stations acquired in the Completed Evergreen Transactions and the Completed Chancellor Transactions and each of the stations to be acquired by EMCLA in the Pending Evergreen Acquisitions or CRBC in the Pending Chancellor Acquisitions and (ii) the elimination of the consolidated historical data of the stations sold by EMCLA and CRBC in the Completed Evergreen Dispositions and the Completed Chancellor Dispositions and stations to be sold or swapped by EMCLA or CRBC in the Pending Evergreen Dispositions and the Pending Chancellor Dispositions. The unaudited pro forma condensed combined balance sheet data at March 31, 1997 presents adjustments for those Completed Transactions consummated since such date, the Pending Transactions and the Financing Transactions as if each such transaction had occurred at March 31, 1997. The unaudited pro forma condensed combined statement of operations data for the twelve months ended December 31, 1996 and the three months ended March 31, 1997 present adjustments for the following transactions as if each had occurred on January 1, 1996: (i) the Completed Transactions, (ii) the 1996 Equity Offering, (iii) the 1996 Preferred Stock Conversion (as defined), (iv) the Chancellor Offerings, (v) the Pending Transactions and (vi) the Financing Transactions. No adjustments are presented to the unaudited pro forma condensed combined balance sheet data or the unaudited pro forma condensed combined statement of operations data in respect of (i) the Bonneville Acquisition and the Denver Acquisition, because such transactions have not been completed and do not constitute the acquisition of a significant business, either individually or in the aggregate, and are unrelated for purposes of Rule 3-05 and Rule 11-01 of Regulation S-X of the Commission's rules and (ii) the Douglas AM Dispositions, because such transaction does not constitute the disposition of a significant business for purposes of Rule 11-01 of Regulation S-X of the Commission's rules. In addition, the following transactions, which were completed after the preparation of the pro forma financial statements, are identified herein as "Pending Transactions":
(i) the Crawford Disposition; (ii) the Bonneville/WPNT Disposition; (iii) the Evergreen Viacom Acquisition; (iv) the Chancellor Viacom Acquisition; (v) the ABC/Washington Disposition; (vi) the San Francisco Frequency Disposition; (vii) the Bonneville/WLUP Disposition and (viii) the Bonneville/KDFC Disposition. Finally, the pro forma financial information reflects CRBC's previously pending SFX Exchange; however, there is substantial uncertainty as to whether the SFX Exchange will be consummated. See "Business -- CRBC -- Recent
Developments -- Pending Chancellor Transactions -- SFX Exchange." In the opinion of EMCLA's and CRBC's management, any differences in the pro forma financial statements that would result from the completion of such previously pending transactions or from the non-consummation of the SFX Exchange are not material to such presentations either individually or in the aggregate.


     The purchase method of accounting has been used in the preparation of the unaudited pro forma condensed combined financial statements. Under this method of accounting, the aggregate purchase price is allocated to assets acquired and liabilities assumed based on their estimated fair values. For purposes of the unaudited pro forma condensed combined financial statements, the purchase prices of the stations acquired and to be acquired in the Completed Transactions and the Pending Transactions have been allocated based primarily on information furnished by management of the acquired stations. The final allocation of the respective purchase prices of the stations acquired and to be acquired in the Completed Transactions and the Merger are determined a reasonable time after consummation of such transactions and are based on a complete evaluation of the assets acquired and liabilities assumed. Accordingly, the information presented herein may differ from the final purchase price allocation.

     In the opinion of EMCLA's management, all adjustments have been made that are necessary to present fairly the pro forma data.

     The unaudited pro forma condensed combined financial statements should be read in conjunction with the respective financial statements and related notes thereto of CRBC and EMCLA which are included elsewhere in this Prospectus. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the results of operations or financial position that would have been achieved had the transactions reflected therein been consummated as of the dates indicated, or of the results of operations or financial positions for any future periods or dates.

     UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AT MARCH 31, 1997
                                 (IN THOUSANDS)

                                                        PRO FORMA      EMCLA PRO                   PRO FORMA
                                        EMCLA AS       ADJUSTMENTS      FORMA AS                  ADJUSTMENTS       CRBC AS
                                      ADJUSTED FOR       FOR THE      ADJUSTED FOR                  FOR THE      ADJUSTED FOR
                                     1997 COMPLETED      PENDING      THE PENDING                   PENDING       THE PENDING
                                        EVERGREEN       EVERGREEN      EVERGREEN        CRBC       CHANCELLOR     CHANCELLOR
                                     TRANSACTIONS(1)   TRANSACTIONS   TRANSACTIONS   HISTORICAL   TRANSACTIONS   TRANSACTIONS
                                     ---------------   ------------   ------------   ----------   ------------   -------------
  ASSETS:
  Current assets...................    $   90,327        $ 12,841(2)   $  103,168    $  61,279      $ 11,412(3)   $   70,991
                                                                                                      (1,700)(4)
  Property and equipment, net......        61,493           8,720(2)       70,213       68,180         6,030(3)       74,210
  Assets held for sale.............        50,000         (50,000)(2)          --           --            --              --
  Intangible assets, net...........     1,275,952         710,449(2)    1,986,401      978,094       461,290(3)    1,439,384
  Other assets.....................        64,241         (53,750)(2)      10,491       68,170       (53,750)(3)      19,643
                                                                                                        (777)(7)
                                                                                                       6,000(8)
                                       ----------        --------      ----------    ----------     --------      ----------
    Total assets...................    $1,542,013        $628,260      $2,170,273    $1,175,723     $428,505      $1,604,228
                                       ==========        ========      ==========    ==========     ========      ==========
  LIABILITIES AND STOCKHOLDER'S
    EQUITY:
  Liabilities
  Current portion of long-term
    debt...........................    $       --        $     --      $       --    $  12,500      $(12,500)(5)  $       --
  Other current liabilities........        22,144           3,620(2)       25,764       23,693         4,185(3)       27,878
                                       ----------        --------      ----------    ----------     --------      ----------
    Total current liabilities......        22,144           3,620          25,764       36,193        (8,315)         27,878
  Long-term debt, excluding current
    portion........................       882,375         280,307(2)    1,162,682      524,121       250,797(3)      805,918
                                                                                                      12,500(5)
                                                                                                      69,000(6)
                                                                                                     (60,000)(6)
                                                                                                       3,500(7)
                                                                                                     200,000(8)
                                                                                                    (194,000)(8)
  Deferred tax liabilities
    (assets).......................        87,714          19,710(2)      107,424          373        (3,600)(6)      (4,938)
                                                                                                      (1,711)(7)
  Other liabilities................           823              --             823          786            --             786
                                       ----------        --------      ----------    ----------     --------      ----------
        Total liabilities..........       993,056         303,637       1,296,693      561,473       268,171         829,644
  Redeemable preferred stock.......            --              --              --      307,174            --         307,174
  STOCKHOLDER'S EQUITY:
  Preferred stock..................            --              --              --           --            --              --
  Common stock.....................             1              --               1            1            --               1
  Additional paid in capital.......       663,046         288,018(2)      951,064      332,901       170,000(3)      502,901
  Accumulated deficit..............      (114,090)         36,605(2)      (77,485)     (25,826)       (5,400)(6)     (35,492)
                                                                                                      (2,566)(7)
                                                                                                      (1,700)(4)
                                       ----------        --------      ----------    ----------     --------      ----------
    Total stockholder's equity.....       548,957         324,623         873,580      307,076       160,334         467,410
                                       ----------        --------      ----------    ----------     --------      ----------
    Total liabilities and
      stockholder's equity.........    $1,542,013        $628,260      $2,170,273    $1,175,723     $428,505      $1,604,228
                                       ==========        ========      ==========    ==========     ========      ==========


                                      PRO FORMA
                                     ADJUSTMENTS      COMPANY
                                       FOR THE       PRO FORMA
                                       MERGER         COMBINED
                                     -----------     ----------
  ASSETS:
  Current assets...................   $     --       $  174,159

  Property and equipment, net......         --          144,423
  Assets held for sale.............         --               --
  Intangible assets, net...........    426,783(9)     4,134,058(11)
                                       281,490(10)
  Other assets.....................         --           30,134

                                      --------       ----------
    Total assets...................   $708,273       $4,482,774
                                      ========       ==========
  LIABILITIES AND STOCKHOLDER'S
    EQUITY:
  Liabilities
  Current portion of long-term
    debt...........................   $     --       $       --
  Other current liabilities........         --           53,642
                                      --------       ----------
    Total current liabilities......         --           53,642
  Long-term debt, excluding current
    portion........................    198,000(9)     2,166,600

  Deferred tax liabilities
    (assets).......................    281,490(10)      383,976

  Other liabilities................         --            1,609
                                      --------       ----------
        Total liabilities..........    479,490        2,605,827
  Redeemable preferred stock.......     12,029(9)       319,203
  STOCKHOLDER'S EQUITY:
  Preferred stock..................         --               --
  Common stock.....................         (1)(9)            1
  Additional paid in capital.......    181,263(9)     1,635,228
  Accumulated deficit..............     35,492(9)       (77,485)

                                      --------       ----------
    Total stockholder's equity.....    216,754        1,557,744
                                      --------       ----------
    Total liabilities and
      stockholder's equity.........   $708,273       $4,482,774
                                      ========       ==========

   See accompanying notes to Unaudited Pro Forma Condensed Combined Financial
                                   Statements

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                         EMCLA AS                           PRO FORMA                        CRBC AS
                                       ADJUSTED FOR        PENDING       ADJUSTMENTS FOR                   ADJUSTED FOR
                                        COMPLETED         EVERGREEN          PENDING          EMCLA         COMPLETED
                                        EVERGREEN        TRANSACTIONS       EVERGREEN       PRO FORMA       CHANCELLOR
   YEAR ENDED DECEMBER 31, 1996      TRANSACTIONS(12)   HISTORICAL(13)    TRANSACTIONS     AS ADJUSTED   TRANSACTIONS(18)
-----------------------------------  ----------------   --------------   ---------------   -----------   ----------------
Gross revenues.....................      $393,904          $84,351          $     --        $478,255         $276,459
Less: agency commissions...........       (50,574)         (12,421)               --         (62,995)         (35,020)
                                         --------          -------          --------        --------         --------
Net revenues.......................       343,330           71,930                --         415,260          241,439
Station operating expenses
  excluding depreciation and
  amortization.....................       200,794           29,085                --         229,879          151,843
Depreciation and amortization......       127,659             (142)           50,620(14)     178,137           35,432
Corporate general and
  administrative expenses..........         7,797            1,411            (1,100)(15)      8,108            5,354
Stock option compensation..........            --               --                --              --            3,800
                                         --------          -------          --------        --------         --------
Operating income (loss)............         7,080           41,576           (49,520)           (864)          45,010
Interest expense...................        64,120               --            23,384(16)      87,504           47,159
Other (income) expense.............          (618)             459                --            (159)            (148)
                                         --------          -------          --------        --------         --------
Income (loss) before income
  taxes............................       (56,422)          41,117           (72,904)        (88,209)          (2,001)
Income tax expense (benefit).......       (14,142)           9,699           (19,825)(17)    (24,268)           3,200
                                         --------          -------          --------        --------         --------
Net income (loss)..................       (42,280)          31,418           (53,079)        (63,941)          (5,201)
Preferred stock dividends..........            --               --                --              --           38,400
                                         --------          -------          --------        --------         --------
Income (loss) attributable to
  common stock.....................      $(42,280)         $31,418          $(53,079)       $(63,941)        $(43,601)
                                         ========          =======          ========        ========         ========
OTHER FINANCIAL DATA:
Broadcast cash flow................      $142,536          $42,845          $     --        $185,381         $ 89,596

                                                         PRO FORMA
                                        PENDING       ADJUSTMENTS FOR
                                       CHANCELLOR         PENDING          CRBC          PRO FORMA       COMPANY
                                      TRANSACTIONS      CHANCELLOR       PRO FORMA    ADJUSTMENTS FOR   PRO FORMA
   YEAR ENDED DECEMBER 31, 1996      HISTORICAL(19)    TRANSACTIONS     AS ADJUSTED     THE MERGER      COMBINED
-----------------------------------  --------------   ---------------   -----------   ---------------   ---------
Gross revenues.....................     $57,789          $ (1,963)(20)   $332,285        $      --      $ 810,540
Less: agency commissions...........      (9,152)               --         (44,172)              --       (107,167)
                                        -------          --------        --------        ---------      ---------
Net revenues.......................      48,637            (1,963)        288,113               --        703,373
Station operating expenses
  excluding depreciation and
  amortization.....................      24,562            (4,000)(20)    172,405               --        402,284
Depreciation and amortization......       6,427             5,803(21)      47,662          105,102(25)    330,901
Corporate general and
  administrative expenses..........       2,347            (1,807)(22)      5,894             (832)(26)    13,170
Stock option compensation..........          --                --           3,800               --          3,800
                                        -------          --------        --------        ---------      ---------
Operating income (loss)............      15,301            (1,959)         58,352         (104,270)       (46,782)
Interest expense...................       6,374            17,355(23)      70,888            1,520(28)    159,912
Other (income) expense.............          --                --            (148)              --           (307)
                                        -------          --------        --------        ---------      ---------
Income (loss) before income
  taxes............................       8,927           (19,314)        (12,388)        (105,790)      (206,387)
Income tax expense (benefit).......       4,422            (8,577)(24)       (955)         (33,305)(29)   (58,528)
                                        -------          --------        --------        ---------      ---------
Net income (loss)..................       4,505           (10,737)        (11,433)         (72,485)      (147,859)
Preferred stock dividends..........          --                --          38,400               --         38,400
                                        -------          --------        --------        ---------      ---------
Income (loss) attributable to
  common stock.....................     $ 4,505          $(10,737)       $(49,833)       $ (72,485)     $(186,259)
                                        =======          ========        ========        =========      =========
OTHER FINANCIAL DATA:
Broadcast cash flow................     $24,075          $  2,037        $115,708        $      --      $ 301,089

   See accompanying notes to Unaudited Pro Forma Condensed Combined Financial
                                   Statements

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                   EMCLA AS                         PRO FORMA                        CRBC AS
                                 ADJUSTED FOR        PENDING       ADJUSTMENTS                     ADJUSTED FOR        PENDING
                                  COMPLETED         EVERGREEN          FOR            EMCLA         COMPLETED         CHANCELLOR
                                  EVERGREEN        TRANSACTIONS    THE PENDING      PRO FORMA       CHANCELLOR       TRANSACTIONS
                               TRANSACTIONS(12)   HISTORICAL(13)   TRANSACTIONS    AS ADJUSTED   TRANSACTIONS(18)   HISTORICAL(19)
                               ----------------   --------------   ------------    -----------   ----------------   --------------
THREE MONTHS ENDED MARCH 31, 1997
Gross revenues...............      $ 95,520          $22,998         $     --       $118,518         $ 65,832          $11,867
Less: agency commissions.....       (12,155)          (3,011)              --        (15,166)          (8,007)          (1,960)
                                   --------          -------         --------       --------         --------          -------
Net revenues.................        83,365           19,987               --        103,352           57,825            9,907
Station operating expenses
  excluding depreciation and
  amortization...............        53,935            8,217               --         62,152           38,828            5,111
Depreciation and
  amortization...............        30,958             (606)          13,266(14)     43,618            8,862            1,078
Corporate general and
  administrative expenses....         2,330              306             (232)(15)     2,404            1,712              239
Merger expense...............            --               --               --             --            2,056               --
Stock option compensation....            --               --               --             --              950               --
                                   --------          -------         --------       --------         --------          -------
Operating income (loss)......        (3,858)          12,070          (13,034)        (4,822)           5,417            3,479
Interest expense, net........        14,905               --            5,417(16)     20,322           11,740            1,594
Other (income) expense.......          (108)              --               --           (108)          (1,632)              --
                                   --------          -------         --------       --------         --------          -------
Income (loss) before income
  taxes......................       (18,655)          12,070          (18,451)       (25,036)          (4,691)           1,885
Income tax expense
  (benefit)..................        (5,128)           2,816           (4,799)(17)    (7,111)            (876)             788
                                   --------          -------         --------       --------         --------          -------
Net income (loss)............       (13,527)           9,254          (13,652)       (17,925)          (3,815)           1,097
Preferred stock dividends....            --               --               --             --            9,639               --
                                   --------          -------         --------       --------         --------          -------
Income (loss) attributable to
  common stock...............      $(13,527)         $ 9,254         $(13,652)      $(17,925)        $(13,454)         $ 1,097
                                   ========          =======         ========       ========         ========          =======
OTHER FINANCIAL DATA:
Broadcast cash flow..........      $ 29,430          $11,770         $     --       $ 41,200         $ 18,997          $ 4,796

                                  PRO FORMA
                               ADJUSTMENTS FOR
                                   PENDING            CRBC          PRO FORMA         COMPANY
                                 CHANCELLOR         PRO FORMA    ADJUSTMENTS FOR     PRO FORMA
                                TRANSACTIONS       AS ADJUSTED     THE MERGER        COMBINED
                               ---------------     -----------   ---------------     ---------
THREE MONTHS ENDED MARCH 31,
Gross revenues...............     $ (1,070)(20)     $ 76,629        $     --         $195,147
Less: agency commissions.....           --            (9,967)             --          (25,133)
                                  --------          --------        --------         --------
Net revenues.................       (1,070)           66,662              --          170,014
Station operating expenses
  excluding depreciation and
  amortization...............       (1,541)(20)       42,398              --          104,550
Depreciation and
  amortization...............        1,526(21)        11,466          26,646(25)       81,730
Corporate general and
  administrative expenses....         (176)(22)        1,775            (247)(26)       3,932
Merger expense...............           --             2,056          (2,056)(27)          --
Stock option compensation....           --               950              --              950
                                  --------          --------        --------         --------
Operating income (loss)......         (879)            8,017         (24,343)         (21,148)
Interest expense, net........        4,338(23)        17,672           1,984(28)       39,978
Other (income) expense.......           --            (1,632)             --           (1,740)
                                  --------          --------        --------         --------
Income (loss) before income
  taxes......................       (5,217)           (8,023)        (26,327)         (59,386)
Income tax expense
  (benefit)..................       (2,121)(24)       (2,209)         (8,038)(29)     (17,358)
                                  --------          --------        --------         --------
Net income (loss)............       (3,096)           (5,814)        (18,289)         (42,028)
Preferred stock dividends....           --             9,639              --            9,639
                                  --------          --------        --------         --------
Income (loss) attributable to
  common stock...............     $ (3,096)         $(15,453)       $(18,289)        $(51,667)
                                  ========          ========        ========         ========
OTHER FINANCIAL DATA:
Broadcast cash flow..........     $    471          $ 24,264        $     --         $ 65,464

   See accompanying notes to Unaudited Pro Forma Condensed Combined Financial
                                   Statements

ADJUSTMENTS TO EMCLA'S HISTORICAL CONDENSED COMBINED BALANCE SHEET RELATED TO THE 1997 COMPLETED EVERGREEN TRANSACTIONS COMPLETED AFTER MARCH 31, 1997

(1) The historical balance sheet of EMCLA at March 31, 1997 and the pro forma adjustments related to the 1997 Completed Evergreen Transactions that were completed after March 31, 1997 is summarized below:

                                                               ADJUSTMENTS        EMCLA AS
                                                                   FOR          ADJUSTED FOR
                                                   EMCLA      1997 COMPLETED   1997 COMPLETED
                                                 HISTORICAL     EVERGREEN        EVERGREEN
                                                 AT 3/31/97    TRANSACTIONS     TRANSACTIONS
                                                 ----------   --------------   --------------
ASSETS:
  Current assets...............................  $   90,327      $     --       $    90,327
  Property and equipment, net..................      51,356        10,137(a)         61,493
  Assets held for sale.........................      50,000                          50,000
  Intangible assets, net.......................     928,440       347,512(a)      1,275,952
  Other assets.................................      66,532        (5,500)(a)        64,241
                                                                    3,209(b)
                                                 ----------      --------       -----------
     Total assets..............................  $1,186,655      $355,358       $ 1,542,013
                                                 ==========      ========       ===========
LIABILITIES AND STOCKHOLDER'S EQUITY:
Liabilities:
  Current portion of long-term debt............  $       --      $     --       $        --
  Other current liabilities....................      22,144            --            22,144
                                                 ----------      --------       -----------
     Total current liabilities.................      22,144            --            22,144
Long-term debt, excluding current portion......     535,375       337,000(a)        882,375
                                                                   10,000(b)
Deferred tax liabilities.......................      84,789         5,302(a)         87,714
                                                                   (2,377)(b)
Other liabilities..............................         823            --               823
                                                 ----------      --------       -----------
     Total liabilities.........................     643,131       349,925           993,056
Stockholder's equity:
  Common stock.................................           1            --                 1
  Additional paid-in capital...................     663,046            --           663,046
  Accumulated deficit..........................    (119,523)        9,847(a)       (114,090)
                                                                   (4,414)(b)
                                                 ----------      --------       -----------
     Total stockholder's equity................     543,524         5,433           548,957
                                                 ----------      --------       -----------
     Total liabilities and stockholder's
       equity..................................  $1,186,655      $355,358       $ 1,542,013
                                                 ==========      ========       ===========

     (a) Reflects the 1997 Completed Evergreen Transactions that were completed after March 31, 1997 as follows:

                                           PROPERTY AND                     DEFERRED                    (INCREASE)    INCREASE IN
            1997 COMPLETED      PURCHASE    EQUIPMENT,      INTANGIBLE         TAX       ACCUMULATED   DECREASE IN     LONG-TERM
        EVERGREEN TRANSACTIONS   PRICE        NET(I)      ASSETS, NET(I)   LIABILITIES     DEFICIT     OTHER ASSETS      DEBT
        ----------------------  --------   ------------   --------------   -----------   -----------   ------------   -----------
        WJLB-FM/WMXD-FM(ii)...  $168,000     $ 2,441         $165,559        $    --       $    --             --       $168,000
        WWRC-AM(iii)..........   22,500        5,692           16,808             --            --             --         22,500
        WDAS-FM/AM(iv)........  103,000        3,000          100,000             --            --             --        103,000
        WNKS-FM(v)............  (10,000)        (694)          (4,488)        (1,686)       (3,132)            --        (10,000)
        WUSL-FM/WIOQ-FM(vi)...       --           --               --             --            --             --             --
        WPNT-FM(vii)..........   73,750          626           73,124             --            --          5,500         68,250
        WEJM-FM(viii).........  (14,750)        (928)          (3,491)        (3,616)       (6,715)            --        (14,750)
                                --------     -------         --------        -------       -------       --------       --------
        Total                   $342,500     $10,137         $347,512        $(5,302)      $(9,847)      $  5,500       $337,000
                                ========     =======         ========        =======       =======       ========       ========

---------------

        (i) The amounts allocated to net property and equipment and net intangible assets (consisting of broadcast licenses, goodwill and other identifiable intangible assets) are based upon preliminary appraisals of the assets acquired.

        (ii) On April 1, 1997, EMCLA acquired, in the Secret/Detroit Acquisition, WJLB-FM and WMXD-FM in Detroit for $168,000 in cash.

        (iii) On April 3, 1997, EMCLA swapped, in the Greater Media Exchange, WQRS-FM in Detroit (which EMCLA acquired on April 3, 1997 for $32,000 in cash) in exchange for WWRC-AM in Washington, D.C. and $9,500 in cash. The net purchase price to EMCLA of WWRC-AM was therefore $22,500.

        (iv) On May 1, 1997, EMCLA acquired, in the Beasley Acquisition, WDAS-FM/AM in Philadelphia for $103,000 in cash.

        (v) On May 15, 1997, EMCLA sold, in the EZ Sale, WNKS-FM in Charlotte for $10,000 in cash and recognized a gain of $3,132, net of taxes of $1,686.

        (vi) On May 15, 1997, EMCLA exchanged, in the EZ Exchange, 5 of its 6 stations in the Charlotte market (WPEG-FM, WBAV-FM/AM, WRFX-FM and WFNZ-AM) for WUSL-FM and WIOQ-FM in Philadelphia.

        (vii) On May 30, 1997, EMCLA acquired, in the Century Acquisition, WPNT-FM in Chicago for $73,750 in cash. The $5,500 decrease in other assets represents $5,000 in funds paid to the seller in exchange for the option to purchase the station and $500 in escrow funds which were classified as other assets at March 31, 1997.

        (viii) On June 3, 1997, EMCLA sold, in the Crawford Disposition, WEJM-FM in Chicago for $14,750 in cash.

        (b) On April 25, 1997, EMCLA entered into the EMCLA Senior Credit Facility, which amended and restated its prior senior credit facility. The EMCLA Senior Credit Facility provides for a $500,000 term loan facility and a revolving loan facility of up to $1,250,000. Reflects (i) the adjustment to write-off the unamortized balance of deferred loan fees of $4,414 (net of a tax benefit of $2,377) at March 31, 1997 as an extraordinary item and
             (ii) the adjustment to record estimated new loan fees of $10,000 to be incurred in connection with the refinancing of EMCLA's prior senior credit facility and financed through additional bank borrowings under the EMCLA Senior Credit Facility. The deferred loan fees will be amortized ratably over the term of the EMCLA Senior Credit Facility.

ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET RELATED TO THE PENDING EVERGREEN TRANSACTIONS

     (2) Reflects the Pending Evergreen Transactions as follows:

                                                       PROPERTY
                                PURCHASE/                AND        ASSETS
PENDING EVERGREEN TRANSACTIONS   (SALES)    CURRENT   EQUIPMENT,     HELD       INTANGIBLE       CURRENT      DEFERRED TAX
      AT MARCH 31, 1997           PRICE     ASSETS      NET(A)     FOR SALE   ASSETS, NET(A)   LIABILITIES   LIABILITIES(B)
------------------------------  ---------   -------   ----------   --------   --------------   -----------   --------------
WFLN-FM(d)....................  $ 37,750    $    --    $   660     $     --      $ 37,090        $    --        $     --
WFLN-FM(d)....................   (41,800)        --       (660)          --       (37,090)            --          (1,417)
WEJM-AM(e)....................    (7,500)        --       (759)          --        (2,857)            --          (1,359)
WPNT-FM(f)....................   (75,000)        --       (626)          --       (73,124)            --            (438)
WLUP-FM(g)....................   (80,000)        --       (483)          --       (33,597)            --         (16,072)
KDFC-FM(h)....................   (50,000)        --         --      (50,000)           --             --              --
San Francisco Frequency(i)....   (44,000)        --       (989)          --       (41,800)            --            (424)
Evergreen Viacom
  Acquisition(j)..............   610,625     12,841      6,092       68,000       527,312         (3,620)             --
WJZW-FM(k)....................   (68,000)        --         --      (68,000)           --             --              --
Gannett(l)....................   340,000         --      5,485           --       334,515             --              --
                                --------    -------    -------     --------      --------        -------        --------
                                $622,075    $12,841    $ 8,720     $(50,000)     $710,449        $(3,620)       $(19,710)
                                ========    =======    =======     ========      ========        =======        ========

                                              (INCREASE)     INCREASE      INCREASE IN
                                               DECREASE    (DECREASE) IN   ADDITIONAL
PENDING EVERGREEN TRANSACTIONS  ACCUMULATED    IN OTHER      LONG-TERM       PAID-IN
      AT MARCH 31, 1997         DEFICIT(C)      ASSETS         DEBT          CAPITAL
------------------------------  -----------   ----------   -------------   -----------
WFLN-FM(d)....................   $     --      $    --       $ 37,750       $     --
WFLN-FM(d)....................     (2,633)          --        (41,800)            --
WEJM-AM(e)....................     (2,525)          --         (7,500)            --
WPNT-FM(f)....................       (812)          --        (75,000)            --
WLUP-FM(g)....................    (29,848)          --        (80,000)            --
KDFC-FM(h)....................         --           --        (50,000)            --
San Francisco Frequency(i)....       (787)          --        (44,000)            --
Evergreen Viacom
  Acquisition(j)..............         --       53,750        268,857        288,018
WJZW-FM(k)....................         --           --        (68,000)            --
Gannett(l)....................         --           --        340,000             --
                                 --------      -------       --------       --------
                                 $(36,605)     $53,750       $280,307       $288,018
                                 ========      =======       ========       ========

(a) EMCLA has assumed that historical balances of net property and equipment to be acquired approximate fair value for the preliminary allocation of the purchase price. Such amounts are based primarily on information provided by management of the respective stations to be acquired in the Pending Evergreen Transactions. EMCLA, on a preliminary basis, has allocated the $527,312 of intangible assets related to the Evergreen Viacom Acquisition and $334,515 of intangible assets related to the Gannett Acquisition to broadcast licenses, goodwill and other identifiable intangible assets. This preliminary allocation is based on historical information from prior acquisitions.

(b) Represents the tax effect upon consummation of the transaction.

(c) Represents the gain on sale, net of tax, upon consummation of the transaction.

(d) On August 12, 1996, EMCLA entered into an agreement to acquire, in the Secret/Philadelphia Acquisition, WFLN-FM in Philadelphia for $37,750 in cash. On April 4, 1997, EMCLA entered into an agreement to sell, in the Greater Media Disposition, WFLN-FM in Philadelphia for $41,800 in cash.

(e) On March 19, 1997, EMCLA entered into an agreement to sell, in the Douglas Chicago Disposition, WEJM-AM in Chicago for $7,500 in cash.

(f) On April 10, 1997, EMCLA entered into an agreement to sell, in the Bonneville Dispositions, WPNT-FM in Chicago for $75,000 in cash.

(g) On April 10, 1997, EMCLA entered into an agreement to sell, in the Bonneville Dispositions, WLUP-FM in Chicago for $80,000 in cash.

(h) On April 10, 1997, EMCLA entered into an agreement to sell, in the Bonneville Dispositions, KDFC-FM in San Francisco for $50,000 in cash. The assets of KDFC-FM are classified as assets held for sale at March 31, 1997 in connection with the purchase price allocation of the acquisition of KKSF-FM/KDFC-FM/AM on January 31, 1997 and no gain or loss will be recognized by EMCLA upon consummation of the KDFC-FM sale.

(i) On April 8, 1997, EMCLA entered into an agreement to sell, in the San Francisco Frequency Disposition, the San Francisco 107.7 MHz FM dial position and transmission facility and the call letters from CRBC's KSAN-FM in San Francisco for $44,000 in cash.

(j) On February 19, 1997, EMCLA and CRBC entered into the Viacom Joint Purchase Agreement whereby in the event the Viacom Acquisition occurs prior to the consummation of the Chancellor Merger, EMCLA will purchase 6 of the 10 Viacom stations in the Evergreen Viacom Acquisition for $595,000 plus working capital ($10,125 at March 31, 1997) and estimated acquisition costs of $5,500 for an aggregate purchase price of $610,625. The stations to be acquired by EMCLA in the Evergreen Viacom Acquisition include WAXQ-FM and WLTW-FM in New York and WMZQ-FM, WZHF-AM, WJZW-FM and WBZS-AM in Washington, D.C. The assets of WJZW-FM in Washington, D.C. are classified as assets held for sale in connection with the purchase price allocation of the Evergreen Viacom Acquisition (see (k) below). The Evergreen Viacom Acquisition will be financed with (i) the contribution to EMCLA by Evergreen of the estimated net proceeds of $288,018 from the private placement of $299,500 liquidation amount of Evergreen $3.00 Convertible Preferred Stock; (ii) additional bank borrowings under the EMCLA Senior Credit Facility of $268,857 and (iii) $53,750 in escrow funds paid by EMCLA on February 19, 1997 and classified as other assets at March 31, 1997.

(k) On April 11, 1997, EMCLA entered into an agreement to sell, in the ABC/Washington Disposition, WJZW-FM in Washington (to be acquired as part of the Evergreen Viacom Acquisition) for $68,000 in cash. The assets of WJZW-FM are classified as assets held for sale in connection with the purchase price allocation of the Evergreen Viacom Acquisition and no gain or loss will be recognized by EMCLA upon consummation of the sale.

(l) On April 4, 1997, EMCLA entered into an agreement to acquire, in the Gannett Acquisition, 5 radio stations in 3 major markets from P&S, including WGCI-FM/AM in Chicago, KHKS-FM in Dallas, and KKBQ-FM/AM in Houston for $340,000. The pro forma combined financial statements assume that the transaction will close by December 26, 1997 and that no upward adjustment in the purchase price will occur.

ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET RELATED TO THE PENDING CHANCELLOR TRANSACTIONS

(3) Reflects the Pending Chancellor Transactions as follows:

                                                                                                    DECREASE     INCREASE
                        PURCHASE/             PROPERTY AND    ASSETS                                   IN      (DECREASE) IN
  PENDING CHANCELLOR     (SALES)    CURRENT    EQUIPMENT,      HELD     INTANGIBLE      CURRENT      OTHER       LONG-TERM
     TRANSACTIONS         PRICE     ASSETS        NET        FOR SALE   ASSETS, NET   LIABILITIES    ASSETS        DEBT
  ------------------    ---------   -------   ------------   --------   -----------   -----------   --------   -------------
WBAB-FM, WBLI-FM,
  WBGG-AM, WHFM-
  FM(a)...............   $11,000    $   --       $1,494      $     --    $  9,506       $    --     $    --      $ 11,000
Chancellor Viacom
  Acquisition(b)......   500,547    11,412        4,536        37,000     451,784        (4,185)     53,750       276,797
WDRQ-FM(c)............   (37,000)       --           --       (37,000)         --            --          --       (37,000)
                         --------   -------      ------      --------    --------       -------     -------      --------
        Total.........   $474,547   $11,412      $6,030      $     --    $461,290       $(4,185)    $53,750      $250,797
                         ========   =======      ======      ========    ========       =======     =======      ========

                         INCREASE
                            IN
                        ADDITIONAL
  PENDING CHANCELLOR     PAID-IN
     TRANSACTIONS        CAPITAL
  ------------------    ----------
WBAB-FM, WBLI-FM,
  WBGG-AM, WHFM-
  FM(a)...............   $     --
Chancellor Viacom
  Acquisition(b)......    170,000
WDRQ-FM(c)............         --
                         --------
        Total.........   $170,000
                         ========

---------------

(a) On July 1, 1996, CRBC entered into an agreement to exchange, in the SFX Exchange, WAPE-FM and WFYV-FM in Jacksonville, Florida (which were acquired as part of the Omni Acquisition on February 13, 1997, see 16(e) below), and $11,000 in cash for WBAB-FM, WBLI-FM, WGBB-AM, and WHFM-FM in Long Island. See "Risk Factors -- Antitrust Matters." The amounts allocated to net property and equipment and net intangible assets (consisting of broadcast licenses, goodwill and other identifiable intangibles) are based upon preliminary appraisals of the assets to be acquired.

(b) On February 19, 1997, CRBC and EMCLA entered into the Viacom Joint Purchase Agreement whereby in the event the Viacom Acquisition occurs prior to the consummation of the Merger, CRBC will be required to purchase 4 of the 10 Viacom stations in the Chancellor Viacom Acquisition for $480,000 plus working capital ($7,547 at March 31, 1997) and estimated acquisition costs of $13,000 for an aggregate purchase price of $500,547. The stations to be acquired by CRBC include KYSR-FM and KIBB-FM in Los Angeles, WLIT-FM in Chicago and WDRQ-FM in Detroit. The assets of WDRQ-FM are classified as assets held for sale in connection with the purchase price allocation of the Chancellor Viacom Acquisition (see (c) below). The Chancellor Viacom Acquisition will be financed through (i) additional bank borrowings of $276,797 under the CRBC Restated Credit Agreement (see (4) below); (ii) escrow funds of $53,750 paid by CRBC on February 19, 1997 and classified as other assets at March 31, 1997 and (iii) Chancellor's borrowings under the Chancellor Interim Financing for estimated net proceeds of $170,000 which will be contributed to CRBC by Chancellor. CRBC has assumed that historical balances of net property and equipment approximate fair value for the preliminary allocation of the purchase price. Such amounts are based primarily on information provided by the management of Viacom. The intangible assets of $451,784 have been allocated to broadcast licenses, goodwill and other identifiable intangibles on a preliminary basis. This preliminary allocation is based on historical information from prior acquisitions.

(c) On April 11, 1997, CRBC entered into an agreement to sell, in the ABC/Detroit Disposition, WDRQ-FM in Detroit (to be acquired as part of the Chancellor Viacom Acquisition) for $37,000 in cash. The assets of WDRQ-FM are classified as assets held for sale in connection with the purchase price allocation of the Chancellor Viacom Acquisition and no gain or loss will be recognized by CRBC upon consummation of the sale.

(4) Reflects funds of $1,700 distributed to Chancellor by CRBC for payment of costs incurred by Chancellor in connection with the Chancellor Interim Financing.

(5) In connection with the Chancellor Viacom Acquisition, CRBC expects to refinance its senior credit agreement (when and as amended, the "CRBC Restated Credit Agreement"). The CRBC Restated Credit Agreement is expected to provide for a $400,000 term loan facility and a $350,000 revolving loan facility. Reflects the $12,500 adjustment to decrease current maturities of long-term debt under the CRBC Restated Credit Agreement to $0.

(6) Reflects an extraordinary charge of $5,400 for estimated early call premiums and fees of $9,000 (less a tax benefit of $3,600) to be incurred in connection with the redemption of CRBC's 12.5% Senior Subordinated Notes ($60,000 principal amount). The redemption will be financed through additional borrowings of $69,000 under CRBC's senior credit agreement.

(7) Reflects (i) the adjustment to write-off the unamortized balance of deferred loan fees of $2,566 (net of a tax benefit of $1,711) at March 31, 1997 related to the CRBC 12.5% Senior Subordinated Notes and the CRBC's previous senior credit agreement as an extraordinary item and (ii) the adjustment to record estimated new loan fees of $3,500 to be incurred in connection with the CRBC Restated Credit Agreement and financed through additional bank borrowings under such agreement.

(8) Reflects the estimated net proceeds of $194,000 from CRBC's issuance of $200,000 of its 8 3/4% Senior Subordinated Notes. The net proceeds will be used to reduce bank borrowings under the CRBC Restated Credit Agreement.

ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET RELATED TO THE CHANCELLOR MERGER

(9) Merger Purchase Price Information. In connection with the Merger, each outstanding share of Chancellor Common Stock will be converted into the right to receive 0.9091 shares of Surviving Corporation Common Stock. For purposes of the unaudited pro forma condensed combined financial statements, the fair market value of Common Stock is calculated by using $31.00 per share which is based on the market price of the Evergreen Class A Common Stock on and around the announcement date of the Merger on February 19, 1997. The aggregate purchase price is summarized below:

EXCHANGE OF CHANCELLOR COMMON STOCK:
Shares of Chancellor Common Stock outstanding...............  18,985,122
Exchange ratio..............................................       .9091
                                                              ----------
Shares of Surviving Corporation Common Stock to be issued in connection with the Merger................................  17,259,374
                                                              ==========

AGGREGATE PURCHASE PRICE:
Chancellor debt and equity assumed at fair values:
Estimated fair value of Surviving Corporation Common Stock
  to be issued in connection with the Merger (17,259,374
  shares @ $31.00 per share)................................  $  535,041
Chancellor Parent Convertible Preferred Stock...............     111,454
Stock options issued by Chancellor..........................      37,669
Chancellor Interim Financing................................     170,000
CRBC debt and equity assumed at fair values:
  Long-term debt outstanding:
     Revolving Loan.........................................   5,918
     Term Loan.............................................. 400,000
     CRBC 9 3/8% Senior Notes............................... 200,000
     CRBC 8 3/4% Senior Notes............................... 200,000
                                                             -------
  Total long-term debt outstanding..........................     805,918
  CRBC Series A Preferred Stock.............................     114,670
  CRBC Junior Preferred Stock...............................     204,533
Financial advisors, legal, accounting and other professional
  fees......................................................      28,000
                                                              ----------
Aggregate purchase price....................................  $2,007,285
                                                              ==========

     To record the aggregate purchase price of the Merger and eliminate certain CRBC historical balances as follows:

                                                     ELIMINATION
                                                       OF CRBC
                                         PURCHASE    HISTORICAL
                                          PRICE       BALANCES          MERGER            NET
                                        ALLOCATION   AS ADJUSTED       FINANCING       ADJUSTMENT
                                        ----------   -----------      -----------      ----------
Current assets........................  $   70,991   $   (70,991)     $        --      $      --
Property and equipment, net(a)........      74,210       (74,210)              --             --
Intangible assets(a)..................   1,866,167    (1,439,384)              --        426,783
Other assets..........................      19,643       (19,643)              --             --
Current liabilities...................     (27,878)       27,878               --             --
Long-term debt........................          --       805,918       (1,003,918)(b)   (198,000)
Deferred tax liabilities (assets).....       4,938        (4,938)              --             --
Other liabilities.....................        (786)          786               --             --
Redeemable preferred stock............          --       307,174         (319,203)(c)    (12,029)
Common stock..........................          --             1               --              1
Additional paid-in capital............          --       502,901         (684,164)(d)   (181,263)
Accumulated deficit...................          --       (35,492)              --        (35,492)
                                        ----------   -----------      -----------      ---------
Aggregate Purchase Price..............  $2,007,285   $        --      $(2,007,285)     $      --
                                        ==========   ===========      ===========      =========

---------------

(a) EMCLA has assumed that historical balances of net property and equipment to be acquired approximate fair value for the preliminary allocation of the purchase price. EMCLA, on a preliminary basis, has allocated the $1,866,167 of intangible assets to broadcast licenses, goodwill and other intangible assets. This preliminary allocation is based upon historical information from prior acquisitions and appraisals provided by the management of CRBC.

(b) Reflects the adjustment to record debt assumed or incurred by the Surviving Corporation including (i) CRBC's long-term debt of $805,918; (ii) the Chancellor Interim Financing of $170,000 (without giving effect to any paid-in-kind interest thereon) assumed by Evergreen and retired by EMCLA through bank borrowings under the Senior Credit Facility distributed to Evergreen and (iii) additional bank borrowings of $28,000 required to finance estimated financial advisors, legal, accounting and other professional fees.

(c) Reflects the adjustment to record the estimated fair value of redeemable preferred stock to be issued by EMCLA in exchange for (i) the CRBC Series A Preferred Stock of $114,670 (including accrued and unpaid dividends of $14,670) and (ii) the CRBC Junior Preferred Stock of $204,533 (including accrued and unpaid dividends of $4,533).

(d) Reflects the portion of the Aggregate Purchase Price contributed by Evergreen on behalf of EMCLA to consummate the Merger, including (i) additional paid-in capital of $535,041 related to 17,259,374 shares of the Surviving Corporation Common Stock to be issued in connection with the Merger; (ii) Chancellor's 7% Convertible Preferred Stock of $111,454 (including accrued and unpaid dividends of $1,454) and (iii) the fair value of stock options assumed by the Surviving Corporation of $37,669. The $37,669 fair value of the Chancellor Stock Options was estimated using the Black-Scholes option pricing model and the Merger exchange ratio of .9091 applied to Chancellor's outstanding options and exercise prices. At March 31, 1997, Chancellor had 1,928,900 options outstanding with exercise prices ranging from $7.50 to $36.75.

(10) To record a $281,490 deferred tax liability related to the difference between the financial statement carrying amount and the tax basis of CRBC acquired assets.

(11) The Company Pro Forma Combined intangible assets of $4,134,058 consist of the following at March 31, 1997:

                                                              ESTIMATED
                                                             USEFUL LIFE
                                                             -----------
Broadcast licenses.........................................     15-40       $3,429,606
Goodwill...................................................     15-40          513,271
Other intangibles..........................................      1-40          399,556
                                                                            ----------
                                                                            $4,342,433
Less: accumulated amortization.............................                   (208,375)
                                                                            ----------
Net intangible assets......................................                 $4,134,058
                                                                            ==========

     Evergreen discloses broadcast license value separately from goodwill and amortizes such intangible assets over an estimated average life of 15 years, whereas, Chancellor groups all broadcast license value with goodwill and amortizes such intangibles assets over an estimated average life of 40 years. In connection with the application of purchase accounting for the Merger, broadcast license value and goodwill have been separately identified and disclosed and amortized over an estimated average life of 15 years in accordance with Evergreen's policies and procedures. The intangible assets have been treated in a consistent manner for the Combined Company in the Unaudited Combined Condensed Pro Forma Financial Statements and, following the consummation of the Merger, will be accounted for similarly in the Surviving Corporation's financial statements.

     EMCLA amortizes such intangible assets using the straight-line method over estimated useful lives ranging from 1 to 40 years. EMCLA continually evaluates the propriety of the carrying amount of goodwill and other intangible assets as well as the amortization period to determine whether current events or circumstances warrant adjustments to the carrying value and/or revised estimates of useful lives. This evaluation consists of the projection of undiscounted operating income before depreciation, amortization, nonrecurring charges and interest for each of EMCLA's radio stations over the remaining amortization periods of the related intangible assets. The projections are based on a historical trend line of actual results since the acquisitions of the respective stations adjusted for expected changes in operating results. To the extent such projections indicate that undiscounted operating income is not expected to be adequate to recover the carrying amounts of the related intangible assets, such carrying amounts are written down by charges to expense.

EMCLA'S HISTORICAL CONDENSED COMBINED STATEMENTS OF OPERATIONS AND ADJUSTMENTS RELATED TO THE COMPLETED EVERGREEN TRANSACTIONS

(12) EMCLA's historical condensed combined statement of operations for the year ended December 31, 1996 and the three months ended March 31, 1997 and pro forma adjustments related to the Completed Evergreen Transactions are summarized below:

                                                                              ACQUISITIONS
                                                  --------------------------------------------------------------------

                                                                                WWRC-AM                     WWWW-FM/
                                                    PYRAMID       KYLD-FM       WGAY-FM       WEDR-FM        WDFN-AM
                                       EMCLA      HISTORICAL    HISTORICAL    HISTORICAL     HISTORICAL    HISTORICAL
COMPLETED EVERGREEN TRANSACTIONS(A)  HISTORICAL   1-1/1-17(B)   1/1-4/30(C)   1/1-6/17(D)   1/1-10/18(E)   1/1-2/14(F)
-----------------------------------  ----------   -----------   -----------   -----------   ------------   -----------
YEAR ENDED DECEMBER 31, 1996
Gross revenues.....................   $337,405      $2,144        $ 2,308        $ 3,264      $ 7,933          $ 839
Less: agency commissions...........    (43,555)       (216)          (363)          (409)      (1,066)          (102)
                                      --------      ------        -------        -------      -------          -----
Net revenues.......................    293,850       1,928          1,945          2,855        6,867            737
Station operating expenses
  excluding depreciation and
  amortization.....................    174,344       1,489          1,885          3,493        2,933            815
Depreciation and amortization......     93,749         502            749            314           29             45
Corporate general and
  administrative expenses..........      7,797         123            256            477        1,401             --
                                      --------      ------        -------        -------      -------          -----
Operating income (loss)............     17,960        (186)          (945)        (1,429)       2,504           (123)
Interest expense...................     37,527         343          1,094             --           --             --
Other (income) expense.............       (477)         (5)           (97)             5          (15)            --
                                      --------      ------        -------        -------      -------          -----
Income (loss) before income taxes..    (19,090)       (524)        (1,942)        (1,434)       2,519           (123)
Income tax expense (benefit).......     (2,896)         --             --           (453)          --             --
                                      --------      ------        -------        -------      -------          -----
Income (loss) attributable to
  common stock.....................   $(16,194)     $ (524)       $(1,942)       $  (981)     $ 2,519          $(123)
                                      ========      ======        =======        =======      =======          =====
OTHER FINANCIAL DATA:
Broadcast Cash Flow................   $119,506      $  439        $    60        $  (638)     $ 3,934          $ (78)

                                                           ACQUISITIONS
                                     --------------------------------------------------------

                                       KKSF-FM/      WJLB-FM/                      WUSL-FM
                                      KDFC-FM/AM      WMXD-FM      WDAS-FM/AM      WIOQ-FM
                                      HISTORICAL    HISTORICAL     HISTORICAL     HISTORICAL
COMPLETED EVERGREEN TRANSACTIONS(A)  1/1-10/31(G)   1/1-8/31(H)   1/1-12/31(I)   1/1-12/31(J)
-----------------------------------  ------------   -----------   ------------   ------------
YEAR ENDED DECEMBER 31, 1996
Gross revenues.....................     $13,646         $15,408      $16,809       $20,152
Less: agency commissions...........      (1,746)        (1,881)       (2,142)       (2,369)
                                        -------         -------      -------       -------
Net revenues.......................      11,900         13,527        14,667        17,783
Station operating expenses
  excluding depreciation and
  amortization.....................       6,358          5,721         7,759         9,519
Depreciation and amortization......       2,351          2,415         2,763            --
Corporate general and
  administrative expenses..........          --          1,005           620           533
                                        -------         -------      -------       -------
Operating income (loss)............       3,191          4,386         3,525         7,731
Interest expense...................         429          1,406            79         3,001
Other (income) expense.............         (48)            --           (39)           58
                                        -------         -------      -------       -------
Income (loss) before income taxes..       2,810          2,980         3,485         4,672
Income tax expense (benefit).......          --            180            --            --
                                        -------         -------      -------       -------
Income (loss) attributable to
  common stock.....................     $ 2,810         $2,800       $ 3,485       $ 4,672
                                        =======         =======      =======       =======
OTHER FINANCIAL DATA:
Broadcast Cash Flow................     $ 5,542         $7,806       $ 6,908       $ 8,264

                                                    DISPOSITIONS
                                     ------------------------------------------
                                       WPEG-FM
                                      WBAV-FM/AM                                                   EMCLA AS
                                       WRFX-FM                                                   ADJUSTED FOR
                                       WFNZ-FM        WNKS-FM        WEJM-FM                      COMPLETED
                                      HISTORICAL     HISTORICAL     HISTORICAL     PRO FORMA      EVERGREEN
COMPLETED EVERGREEN TRANSACTIONS(A)  1/1-12/31(J)   1/1-12/31(K)   1/1-12/31(L)   ADJUSTMENTS    TRANSACTIONS
-----------------------------------  ------------   ------------   ------------   -----------    ------------
YEAR ENDED DECEMBER 31, 1996
Gross revenues.....................     $(20,818)     $ (3,303)      $(1,883)      $     --        $393,904
Less: agency commissions...........        2,733           337           205             --         (50,574)
                                        --------      --------       -------       --------        --------
Net revenues.......................      (18,085)       (2,966)       (1,678)            --         343,330
Station operating expenses
  excluding depreciation and
  amortization.....................       (9,509)       (2,461)       (1,552)            --         200,794
Depreciation and amortization......           --          (548)       (1,203)        26,493(m)      127,659
Corporate general and
  administrative expenses..........           --            --            --         (4,415)(n)       7,797
                                        --------      --------       -------       --------        --------
Operating income (loss)............       (8,576)           43         1,077        (22,078)          7,080
Interest expense...................           --            --            --         20,241(o)       64,120
Other (income) expense.............           --            --            --             --            (618)
                                        --------      --------       -------       --------        --------
Income (loss) before income taxes..       (8,576)           43         1,077        (42,319)        (56,422)
Income tax expense (benefit).......           --            --            --        (10,973)(p)     (14,142)
                                        --------      --------       -------       --------        --------
Income (loss) attributable to
  common stock.....................     $ (8,576)     $     43       $ 1,077       $(31,346)       $(42,280)
                                        ========      ========       =======       ========        ========
OTHER FINANCIAL DATA:
Broadcast Cash Flow................     $ (8,576)     $   (505)      $  (126)      $     --        $142,536

                                                          ACQUISITIONS                       DISPOSITIONS
                                                    -------------------------   ---------------------------------------
                                                                                  WPEG-FM
                                                                    WUSL-FM     WBAV-FM/AM
                                                                    WIOQ-FM       WRFX-FM       WNKS-FM
                                                    WDAS-FM/AM    HISTORICAL      WFNZ-FM     HISTORICAL      WEJM-FM
                                         EMCLA      HISTORICAL       1/1-       HISTORICAL       1/1-       HISTORICAL
 COMPLETED EVERGREEN TRANSACTIONS(A)   HISTORICAL   1/1-3/31(I)     3/31(J)     1/1-3/31(J)     3/31(K)     1/1-3/31(L)
 -----------------------------------   ----------   -----------   -----------   -----------   -----------   -----------
THREE MONTHS ENDED MARCH 31, 1997
Gross revenues.......................   $93,812        $3,471       $4,376        $(4,932)       $(807)        $(400)
Less: agency commissions.............   (11,915)         (471)        (530)           638           83            40
                                        -------        ------       ------        -------        -----         -----
Net revenues.........................    81,897         3,000        3,846         (4,294)        (724)         (360)
Station operating expenses excluding
  depreciation and amortization......    52,984         1,931        2,367         (2,346)        (634)         (367)
Depreciation and amortization........    26,015           657           --             --         (141)         (165)
Corporate general and administrative
  expenses...........................     2,330           128           94             --           --            --
                                        -------        ------       ------        -------        -----         -----
Operating income (loss)..............       568           284        1,385         (1,948)          51           172
Interest expense.....................     8,053            14          660             --           --            --
Other (income) expense...............      (165)           57           --             --           --            --
                                        -------        ------       ------        -------        -----         -----
Income (loss) before income taxes....    (7,320)          213          725         (1,948)          51           172
Income tax expense (benefit).........    (1,309)           --           --             --           --            --
                                        -------        ------       ------        -------        -----         -----
Income (loss) attributable to common
  stock..............................   $(6,011)       $  213       $  725        $(1,948)       $  51         $ 172
                                        =======        ======       ======        =======        =====         =====
OTHER FINANCIAL DATA:
Broadcast cash flow..................   $28,913        $1,069       $1,479        $(1,948)       $ (90)        $   7
                                        =======        ======       ======        =======        =====         =====


                                                       EMCLA AS
                                                     ADJUSTED FOR
                                                      COMPLETED
                                        PRO FORMA     EVERGREEN
 COMPLETED EVERGREEN TRANSACTIONS(A)   ADJUSTMENTS   TRANSACTIONS
 -----------------------------------   -----------   ------------
THREE MONTHS ENDED MARCH 31, 1997
Gross revenues.......................    $    --       $ 95,520
Less: agency commissions.............         --        (12,155)
                                         -------       --------
Net revenues.........................         --         83,365
Station operating expenses excluding
  depreciation and amortization......         --         53,935
Depreciation and amortization........      4,592(m)      30,958
Corporate general and administrative
  expenses...........................       (222)(n)      2,330
                                         -------       --------
Operating income (loss)..............     (4,370)        (3,858)
Interest expense.....................      6,178(o)      14,905
Other (income) expense...............         --           (108)
                                         -------       --------
Income (loss) before income taxes....    (10,548)       (18,655)
Income tax expense (benefit).........     (3,819)(p)     (5,128)
                                         -------       --------
Income (loss) attributable to common
  stock..............................    $(6,729)      $(13,527)
                                         =======       ========
OTHER FINANCIAL DATA:
Broadcast cash flow..................    $    --       $ 29,430
                                         =======       ========

---------------

(a) On May 30, 1997, EMCLA acquired, in the Century Acquisition, WPNT-FM in Chicago for $73,750 in cash of which $5,500 was paid as escrow funds in July 1996. On April 10, 1997, EMCLA entered into an agreement to sell, in the Bonneville Dispositions, WPNT-FM in Chicago for $75,000 in cash. The results of operations of WPNT are excluded as the acquisition and disposition is deemed to have occurred on January 1, 1996.

(b) On January 17, 1996, EMCLA acquired Pyramid Communications, Inc. ("Pyramid"), a radio broadcasting company with 12 radio stations (9 FM and 3
    AM) in five markets (Chicago, Philadelphia, Boston, Charlotte, and Buffalo) (the "Pyramid Acquisition"). The total purchase price, including acquisition costs, allocated to net assets acquired was approximately $316,343 of which $315,000 was financed through additional borrowings under EMCLA's prior senior credit facility. The historical financial data of Pyramid for the period of January 1, 1996 to January 17, 1996 excludes the combined net losses of approximately $60 for WHTT-FM, WHTT-AM and WSJZ-FM in Buffalo (the "Buffalo Transactions") which were sold in 1996 for $32,000 in cash.

(c) On August 14, 1996, EMCLA acquired KYLD-FM in San Francisco for $44,000 in cash. EMCLA had previously been operating KYLD-FM under a time brokerage agreement since May 1, 1996.

(d) On November 26, 1996, EMCLA exchanged WKLB-FM in Boston (which EMCLA acquired on May 3, 1996 for $34,000 in cash) for WGAY-FM in Washington, D.C. On April 3, 1997, EMCLA exchanged, in the Greater Media Exchange, WQRS-FM in Detroit (which EMCLA acquired on April 3, 1997 for $32,000 in cash) for WWRC-AM in Washington, D.C. and $9,500 in cash. EMCLA had previously been operating WGAY-FM and WWRC-AM under time brokerage agreements since June 17, 1996.

(e) On October 18, 1996, EMCLA acquired WEDR-FM in Miami for $65,000 in cash.

(f) On January 31, 1997, EMCLA acquired, in the WWWW/WDFN Acquisition, WWWW-FM and WDFN-AM in Detroit from CRBC for $30,000 in cash (of which $1,500 was paid as escrow funds in January 1996). EMCLA had previously provided certain sales and promotional functions to WWWW-FM and WDFN-AM under a joint sales agreement since February 14, 1996 and subsequently operated the stations under a time brokerage agreement since April 1, 1996.

(g) On January 31, 1997, EMCLA acquired, in the KKSF/KDFC Acquisition, KKSF-FM and KDFC-FM/AM in San Francisco for $115,000 in cash (of which $10,000 was paid as escrow funds in November 1996). EMCLA had previously been operating the stations under a time brokerage agreement since November 1, 1996.

(h) On April 1, 1997, EMCLA acquired, in the Secret/Detroit Acquisition, WJLB-FM and WMXD-FM in Detroit for $168,000 in cash. EMCLA had previously been operating the stations under a time brokerage agreement since September 1, 1996.

(i) On May 1, 1997, EMCLA acquired, in the Beasley Acquisition, WDAS-FM/AM in Philadelphia for $103,000 in cash.

(j) On May 15, 1997, EMCLA exchanged, in the EZ Exchange, 5 of its 6 stations in the Charlotte market (WPEG-FM, WBAV-FM/AM, WRFX-FM and WFNZ-AM) for WUSL-FM and WIOQ-FM in Philadelphia.

(k) On May 15, 1997, EMCLA sold, in the EZ Sale, WNKS-FM in Charlotte for $10,000 in cash.

(l) On June 3, 1997, EMCLA sold, in the Crawford Disposition, WEJM-FM in Chicago for $14,750 in cash.

(m) Reflects incremental amortization related to the Completed Evergreen Transactions and is based on the following allocation to intangible assets:

                                        INCREMENTAL    INTANGIBLE                   HISTORICAL    ADJUSTMENT
     COMPLETED EVERGREEN TRANSACTIONS   AMORTIZATION    ASSETS,     AMORTIZATION   AMORTIZATION    FOR NET
       YEAR ENDED DECEMBER 31, 1996      PERIOD(I)        NET        EXPENSE(I)      EXPENSE       INCREASE
     --------------------------------   ------------   ----------   ------------   ------------   ----------
     Pyramid Acquisition (ii).........     1/1-1/17     $325,871      $ 1,026         $  409       $   617
     KYLD-FM..........................     1/1-8/14       43,659        1,811            640         1,171
     WEDR-FM..........................    1/1-10/18       63,757        3,400             --         3,400
     WGAY-FM..........................    1/1-11/26       32,538        1,964             --         1,964
     WWWW-FM/WDFN-AM..................    1/1-12/31       26,590        1,773              7         1,766
     KKSF-FM/KDFC-AM (iii)............    1/1-12/31       63,500        4,233            868         3,365
     WJLB-FM/WMXD-FM..................    1/1-12/31      165,559       11,037          2,145         8,892
     WWRC-AM..........................    1/1-12/31       16,808        1,121             --         1,121
     WDAS-FM/AM.......................    1/1-12/31      100,000        6,667          2,470         4,197
                                                        --------      -------         ------       -------
               Total..................                  $838,282      $33,032         $6,539       $26,493
                                                        ========      =======         ======       =======

                                        INCREMENTAL    INTANGIBLE                   HISTORICAL    ADJUSTMENT
     COMPLETED EVERGREEN TRANSACTIONS   AMORTIZATION    ASSETS,     AMORTIZATION   AMORTIZATION    FOR NET
     THREE MONTHS ENDED MARCH 31, 1997   PERIOD(I)        NET        EXPENSE(I)      EXPENSE       INCREASE
     ---------------------------------  ------------   ----------   ------------   ------------   ----------
     WWWW-FM/WDFN-AM..................     1/1-1/31     $ 26,590      $   148         $   --       $   148
     KKSF-FM/KDFC-AM (iii)............     1/1-1/31       63,500          353             --           353
     WJLB-FM/WMXD-FM..................     1/1-3/31      165,559        2,759             --         2,759
     WWRC-AM..........................     1/1-3/31       16,808          280             --           280
     WDAS-FM/AM.......................     1/1-3/31      100,000        1,667            615         1,052
                                                        --------      -------         ------       -------
               Total..................                  $372,457      $ 5,207         $  615       $ 4,592
                                                        ========      =======         ======       =======

     (i) Intangible assets are amortized on a straight-line basis over an estimated average 15 year life. The incremental amortization period represents the period of the year that the station was not owned by EMCLA.

     (ii) Intangible assets for the Pyramid Acquisition of $325,871 includes $61,218 resulting from the recognition of deferred tax liabilities and excludes approximately $29,915 of the purchase price allocated to the Buffalo Stations which were sold during the year ended December 31, 1996.

     (iii) Intangible assets for KKSF-FM and KDFC-AM excludes approximately $50,000 of the purchase price allocated to KDFC-FM which has been classified as assets held for sale.

     Historical depreciation expense of the Completed Evergreen Transactions is assumed to approximate depreciation expense on a pro forma basis. Actual depreciation and amortization may differ based upon final purchase price allocations.

(n) Reflects the elimination of duplicate corporate expenses of $4,415 for the year ended December 31, 1996 and $222 for the three months ended March 31, 1997 related to the Completed Evergreen Transactions.

(o) Reflects the adjustment to interest expense in connection with the consummation of the Completed Evergreen Transactions, the 1996 Evergreen Equity Offering and the amendment and restatement of EMCLA's senior credit agreement:

                                                                            THREE MONTHS
                                                         YEAR ENDED            ENDED
                                                      DECEMBER 31, 1996    MARCH 31, 1997
                                                      -----------------    --------------
Additional bank borrowings related to:
  Completed Acquisitions............................      $969,250            $495,250
  Completed Dispositions............................       (56,750)            (24,750)
  New Loan Fees.....................................        10,000              10,000
                                                          --------            --------
Total additional bank borrowings....................      $922,500            $480,500
                                                          ========            ========

Interest expense at 7.0%............................      $ 41,596            $  6,852
Less: historical interest expense...................        (6,352)               (674)
                                                          --------            --------
Net increase in interest expense....................        35,244               6,178
Reduction in interest expense on bank debt related
  to the application of net proceeds of the 1996
  Evergreen Equity Offering contributed to EMCLA of
  $264,236 at 7.0% for the period January 1, 1996 to
  October 22, 1996..................................       (15,003)                 --
                                                          --------            --------
Total adjustment for net increase in interest
  expense...........................................      $ 20,241            $  6,178
                                                          ========            ========

(p) Reflects the income tax benefit related to pro forma adjustments. The adjustment to income taxes reflects the application of the estimated effective tax rate on a pro forma basis to income (loss) before income taxes for historical and pro forma adjustment amounts.

ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS RELATED TO THE PENDING EVERGREEN TRANSACTIONS

    (13) The detail of the historical financial data of the stations to be acquired or disposed of in the Pending Evergreen Transactions for the year ended December 31, 1996 and the three months ended March 31, 1997 has been obtained from the historical financial statements of the respective stations and is summarized below:

                                               ACQUISITIONS                                 DISPOSITIONS
                                        ---------------------------   ---------------------------------------------------------
                                         EVERGREEN
                                           VIACOM
                                        ACQUISITION      GANNETT        WFLN-FM        WEJM-AM        WLUP-FM        KDFC-FM
    EVERGREEN PENDING TRANSACTIONS       HISTORICAL     HISTORICAL     HISTORICAL     HISTORICAL     HISTORICAL     HISTORICAL
   YEAR ENDED DECEMBER 31, 1996(A)      1/1-12/31(b)   1/1-12/31(c)   9/1-12/31(d)   1/1-12/31(e)   1/1-12/31(f)   1/1-12/31(g)
   -------------------------------      ------------   ------------   ------------   ------------   ------------   ------------
Gross revenues........................    $ 67,926       $52,028        $(1,455)        $(807)        $(17,024)      $(5,138)
Less: agency commissions..............     (10,493)       (6,819)           159            88            2,332           643
                                          --------       -------        -------         -----         --------       -------
Net revenues..........................      57,433        45,209         (1,296)         (719)         (14,692)       (4,495)
Station operating expenses excluding
  depreciation and amortization.......      26,598        25,031           (725)         (665)         (11,697)       (2,300)
Depreciation and amortization.........       6,267         1,760           (800)         (516)          (1,585)         (853)
Corporate general and administrative
  expenses............................       1,617            --             --            --               --            --
                                          --------       -------        -------         -----         --------       -------
Operating income (loss)...............      22,951        18,418            229           462           (1,410)       (1,342)
Interest expense......................          --            --             --            --               --            --
Other (income) expense................  459.......            --             --            --               --            --
                                          --------       -------        -------         -----         --------       -------
Income (loss) before income taxes.....      22,492        18,418            229           462           (1,410)       (1,342)
Income tax expense (benefit)..........  10,612....            --             --            --               --            --
                                          --------       -------        -------         -----         --------       -------
Net income (loss).....................    $ 11,880       $18,418        $   229         $ 462         $ (1,410)      $(1,342)
                                          ========       =======        =======         =====         ========       =======
OTHER FINANCIAL DATA:
Broadcast Cash Flow...................    $ 30,835       $20,178        $  (571)        $ (54)        $ (2,995)      $(2,195)

                                                       DISPOSITIONS
                                        -------------------------------------------
                                                                          TOTAL
                                        SAN FRANCISCO                    PENDING
                                          FREQUENCY       WJZW-FM       EVERGREEN
    EVERGREEN PENDING TRANSACTIONS       HISTORICAL      HISTORICAL    TRANSACTIONS
   YEAR ENDED DECEMBER 31, 1996(A)      1/1-12/31(h)    1/1-12/31(i)    HISTORICAL
   -------------------------------      -------------   ------------   ------------
Gross revenues........................     $(2,736)       $(8,443)       $ 84,351
Less: agency commissions..............         358          1,311         (12,421)
                                           -------        -------        --------
Net revenues..........................      (2,378)        (7,132)         71,930
Station operating expenses excluding
  depreciation and amortization.......      (3,159)        (3,998)         29,085
Depreciation and amortization.........      (3,826)          (589)           (142)
Corporate general and administrative
  expenses............................          --           (206)          1,411
                                           -------        -------        --------
Operating income (loss)...............       4,607         (2,339)         41,576
Interest expense......................          --             --              --
Other (income) expense................          --             --             459
                                           -------        -------        --------
Income (loss) before income taxes.....       4,607         (2,339)         41,117
Income tax expense (benefit)..........          --           (913)          9,699
                                           -------        -------        --------
Net income (loss).....................     $ 4,607        $(1,426)       $ 31,418
                                           =======        =======        ========
OTHER FINANCIAL DATA:
Broadcast Cash Flow...................     $   781        $(3,134)       $ 42,845

                                               ACQUISITIONS                              DISPOSITIONS
                                         -------------------------   -----------------------------------------------------
                                          EVERGREEN
                                           VIACOM
                                         ACQUISITION     GANNETT       WFLN-FM       WEJM-AM       WLUP-FM       KDFC-FM
    EVERGREEN PENDING TRANSACTIONS       HISTORICAL    HISTORICAL    HISTORICAL    HISTORICAL    HISTORICAL    HISTORICAL
 THREE MONTHS ENDED MARCH 31, 1997(A)    1/1-3/31(b)   1/1-3/31(c)   1/1-3/31(d)   1/1-3/31(e)   1/1-3/31(f)   1/1-3/31(g)
 ------------------------------------    -----------   -----------   -----------   -----------   -----------   -----------
Gross revenues.........................   $ 17,027      $ 12,392       $ (908)        $(172)       $(2,762)       $(278)
Less: agency commissions...............     (2,788)       (1,082)          93            17            355           26
                                          --------      --------       ------         -----        -------        -----
Net revenues...........................     14,239        11,310         (815)         (155)        (2,407)        (252)
Station operating expenses excluding
  depreciation and amortization........      6,917         6,908         (539)         (157)        (2,894)        (224)
Depreciation and amortization..........      1,101           435         (600)          (70)          (385)          --
Corporate general and administrative
  expenses.............................        341            --           --            --             --           --
                                          --------      --------       ------         -----        -------        -----
Operating income (loss)................      5,880         3,967          324            72            872          (28)
Interest expense.......................         --            --           --            --             --           --
Other (income) expense.................         --            --           --            --             --           --
                                          --------      --------       ------         -----        -------        -----
Net income (loss)......................      5,880         3,967          324            72            872          (28)
Income tax expense.....................      2,946            --           --            --             --           --
                                          --------      --------       ------         -----        -------        -----
Net income (loss)......................   $  2,934      $  3,967       $  324         $  72        $   872        $ (28)
                                          ========      ========       ======         =====        =======        =====
OTHER FINANCIAL DATA
Broadcast Cash Flow....................   $  7,322      $  4,402       $ (276)        $   2        $   487        $ (28)

                                                DISPOSITIONS
                                         ---------------------------
                                                                          TOTAL
                                         SAN FRANCISCO                   PENDING
                                           FREQUENCY       WJZW-FM      EVERGREEN
    EVERGREEN PENDING TRANSACTIONS        HISTORICAL     HISTORICAL    TRANSACTIONS
 THREE MONTHS ENDED MARCH 31, 1997(A)     1/1-3/31(h)    1/1-3/31(i)    HISTORICAL
 ------------------------------------    -------------   -----------   ------------
Gross revenues.........................     $ (574)         ($1,727)     $22,998
Less: agency commissions...............         72             296        (3,011)
                                            ------           -------     -------
Net revenues...........................       (502)         (1,431)       19,987
Station operating expenses excluding
  depreciation and amortization........       (868)           (926)        8,217
Depreciation and amortization..........       (949)           (138)         (606)
Corporate general and administrative
  expenses.............................         --             (35)          306
                                            ------           -------     -------
Operating income (loss)................      1,315            (332)       12,070
Interest expense.......................         --              --            --
Other (income) expense.................         --              --            --
                                            ------           -------     -------
Net income (loss)......................      1,315            (332)       12,070
Income tax expense.....................         --            (130)        2,816
                                            ------           -------     -------
Net income (loss)......................     $1,315           $(202)      $ 9,254
                                            ======           =======     =======
OTHER FINANCIAL DATA
Broadcast Cash Flow....................     $  366           $(505)      $11,770

---------------

(a) On May 30, 1997, EMCLA acquired, in the Century Acquisition, WPNT-FM in Chicago for $73,750 in cash of which $5,500 was paid as escrow funds in July 1996. On April 10, 1997, EMCLA entered into an agreement to sell, in the Bonneville Dispositions, WPNT-FM in Chicago for $75,000 in cash. The results of operations of WPNT are excluded as the acquisition and disposition is deemed to have occurred on January 1, 1996.

(b) On February 19, 1997, EMCLA and CRBC entered into the Viacom Joint Purchase Agreement whereby in the event the Viacom Acquisition occurs prior to the consummation of the Merger, EMCLA will purchase 6 of the 10 Viacom stations in the Evergreen Viacom Acquisition for $595,000 plus working capital ($10,125 at March 31, 1997) and estimated acquisition costs of $5,500 for an aggregate purchase price of $610,625. The stations to be acquired by EMCLA in the Evergreen Viacom Acquisition include WAXQ-FM and WLTW-FM in New York and WMZQ-FM, WZHF-AM, WJZW-FM and WBZS-AM in Washington, D.C. The Viacom results of operations reflect the financial performance of WAXQ-FM for six months of the year that the station was operated by Viacom (July 1, 1996 to December 31, 1996) combined with net income of $851 for the first half of the year when the station was under prior ownership.

(c) On April 4, 1997, EMCLA entered into an agreement to acquire, in the Gannett Acquisition, 5 radio stations in 3 major markets from P&S including WGCI-FM/AM in Chicago, KHKS-FM in Dallas, and KKBQ-FM/AM in Houston ("Gannett") for $340,000 in cash.

(d) On August 12, 1996, EMCLA entered into an agreement to acquire, in the Secret/Philadelphia Acquisition, WFLN-FM in Philadelphia for $37,750 in cash. On April 8, 1997, EMCLA entered into an agreement to sell, in the Greater Media Disposition, WFLN-FM in Philadelphia for $41,800 in cash. EMCLA has been operating WFLN-FM under a time brokerage agreement since September 1, 1996.

(e) On March 19, 1997, EMCLA entered into an agreement to sell, in the Douglas Chicago Disposition, WEJM-AM in Chicago for $7,500 in cash.

(f) On April 10, 1997, EMCLA entered into an agreement to sell, in the Bonneville Dispositions, WLUP-FM in Chicago for $80,000 in cash.

(g) On January 31, 1997, EMCLA acquired, in the KKSF/KDFC Acquisition, KKSF-FM and KDFC-FM/AM in San Francisco for $115,000 in cash. EMCLA had previously been operating KKSF-FM and KDFC-FM/AM under a time brokerage agreement since November 1, 1996. On April 10, 1997, EMCLA entered into an agreement to sell KDFC-FM in San Francisco for $50,000 in cash. The assets of KDFC-FM are classified as assets held for sale in connection with the purchase price allocation of the acquisition of KKSF-FM/KDFC-FM/AM. Accordingly, KDFC-FM net income of approximately $304 for the period February 1, 1997 through March 31, 1997 has been excluded from EMCLA's historical condensed statement of operations. Therefore, the KDFC-FM condensed statement of operations includes results of operations for January 1, 1997 through January 31, 1997 (the time brokerage agreement holding period in 1997) for the three months ended March 31, 1997.

(h) On April 8,1997, EMCLA entered into an agreement to sell, in the San Francisco Frequency Disposition, the San Francisco 107.7 MHz FM dial position and transmission facility and the call letters from CRBC's KSAN-FM in San Francisco for $44,000 in cash.

(i) On April 11, 1997, EMCLA entered into an agreement to sell, in the ABC/Washington Disposition, WJZW-FM in Washington (to be acquired as part of the Evergreen Viacom Acquisition) for $68,000 in cash.

(14) Reflects incremental amortization related to the assets acquired in the Pending Evergreen Transactions (see notes 2(j) and 2(l)) and is based on the allocation of the total consideration as follows:

                                                                              THREE MONTHS
                                                           YEAR ENDED            ENDED
                                                        DECEMBER 31, 1996    MARCH 31, 1997
                                                        -----------------    --------------
 Amortization expense on $861,827 additional
   intangible assets amortized on a straight-line
   basis over a 15 year period........................       $57,455            $14,364
 Less: historical amortization expense................        (6,835)            (1,098)
                                                             -------            -------
 Adjustment for net increase in amortization
   expense............................................       $50,620            $13,266
                                                             =======            =======

     Historical depreciation expense of the Pending Evergreen Transactions is assumed to approximate depreciation expense on a pro forma basis. Actual depreciation and amortization may differ based upon final purchase price allocations.

(15) Reflects the elimination of duplicate corporate expenses of $1,100 for the year ended December 31, 1996 and $232 for the three months ended March 31, 1997 related to the Pending Evergreen Transactions.

(16) Reflects the adjustment to interest expense in connection with the consummation of the Pending Evergreen Transactions:

                                                                              THREE MONTHS
                                                           YEAR ENDED            ENDED
                                                        DECEMBER 31, 1996    MARCH 31, 1997
                                                        -----------------    --------------
 Additional bank borrowings related to:
   Pending Acquisitions...............................      $ 700,357          $ 700,357
   Pending Dispositions...............................       (366,300)          (366,300)
                                                            ---------          ---------
 Total additional bank borrowings.....................      $ 334,057          $ 334,057
                                                            =========          =========
 Interest expense on additional bank borrowings at
   7.0%...............................................      $  23,384          $   5,417
                                                            =========          =========

(17) Reflects the income tax benefit related to pro forma adjustments. The adjustment to income taxes reflects the application of the estimated effective tax rate on a pro forma basis to income (loss) before income taxes for historical and pro forma adjustment amounts.

ADJUSTMENTS TO CRBC'S HISTORICAL CONDENSED COMBINED STATEMENT OF OPERATIONS RELATED TO THE COMPLETED CHANCELLOR TRANSACTIONS

(18) CRBC's historical condensed combined statement of operations for the year ended December 31, 1996 and the three months ended March 31, 1997 and pro forma adjustments related to the Completed Chancellor Transactions is summarized below:

                                                                      ACQUISITIONS
                                   -----------------------------------------------------------------------------------
                                                                    KIMN-
                                                                     FM/
                                                                   KALC-FM                     KOOL-FM
                                                    SHAMROCK     HISTORICAL       COLFAX      HISTORICAL    SUNDANCE
COMPLETED CHANCELLOR TRANSACTIONS      CRBC        HISTORICAL       1/1-        HISTORICAL       1/1-      HISTORICAL
  YEAR ENDED DECEMBER 31, 1996     HISTORICAL(a)   1/1-2/14(b)     3/31(c)     1/1-12/31(d)    3/31(d)     1/1-9/12(d)
---------------------------------  -------------   -----------   -----------   ------------   ----------   -----------
Gross revenues...................    $203,188        $ 9,698       $2,010        $51,745         $1,665      $13,844
Less: agency commissions.........     (24,787)        (1,234)        (259)        (6,626)          (234)      (1,740)
                                     --------        -------       ------        -------         -------     -------
Net revenues.....................     178,401          8,464        1,751         45,119          1,431       12,104
Station operating expenses
  excluding depreciation and
  amortization...................     111,210          7,762        1,523         28,584            852        7,678
Depreciation and amortization....      20,877            595          511          4,494            229        1,242
Corporate general and
  administrative expenses........       4,845          2,215           --             --             --           --
Stock option compensation........       3,800             --           --             --             --           --
                                     --------        -------       ------        -------         -------     -------
Operating income (loss)..........      37,669         (2,108)        (283)        12,041            350        3,184
Interest expense.................      35,704          1,380           --          4,369            299           --
Other (income) expense...........          68             49          312           (179)            --           25
                                     --------        -------       ------        -------         -------     -------
Income (loss) before income
  taxes..........................       1,897         (3,537)        (595)         7,851             51        3,159
Income tax expense (benefit).....       4,612             --           --             --             --           --
                                     --------        -------       ------        -------         -------     -------
Net income (loss)................      (2,715)        (3,537)        (595)         7,851             51        3,159
Preferred stock dividends........      11,557             --           --             --             --           --
                                     --------        -------       ------        -------         -------     -------
Income (loss) attributable to
  common stock...................    $(14,272)       $(3,537)      $ (595)       $ 7,851         $   51      $ 3,159
                                     ========        =======       ======        =======         =======     =======
OTHER FINANCIAL DATA:
Broadcast Cash Flow..............    $ 67,191        $   702       $  228        $16,535         $  579      $ 4,426

                                         ACQUISITIONS                       DISPOSITIONS
                                   ------------------------   ----------------------------------------
                                                                                                          PRO FORMA
                                                                                            WMIL-FM/     ADJUSTMENTS
                                      OMNI        KSTE-FM      WWWW-FM/       KTBZ-FM       WOKY-AM        FOR THE
                                   HISTORICAL    HISTORICAL     WDFN-AM     HISTORICAL     HISTORICAL     COMPLETED
COMPLETED CHANCELLOR TRANSACTIONS     1/1-          1/1-      HISTORICAL       1/1-           1/1-        CHANCELLOR
  YEAR ENDED DECEMBER 31, 1996       6/30(e)      7/31(f)     1/1-2/14(g)     2/14(c)       12/31(h)     TRANSACTIONS
---------------------------------  -----------   ----------   -----------   -----------   ------------   ------------
Gross revenues...................    $8,710         $1,411        $(839)      $  (399)      $(9,552)       $ (5,022)(i)
Less: agency commissions.........    (1,211)          (149)         102            48         1,070              --
                                     ------         ------        -----       -------       -------        --------
Net revenues.....................     7,499          1,262         (737)         (351)       (8,482)         (5,022)
Station operating expenses
  excluding depreciation and
  amortization...................     4,985          1,244         (815)         (521)       (4,896)         (5,763)(i)
Depreciation and amortization....     1,458            375          (45)          (42)         (539)          7,831(j)
                                                                                                             (1,554)(k)
Corporate general and
  administrative expenses........        --             --           --            --            --          (1,706)(l)
Stock option compensation........        --             --           --            --            --              --
                                     ------         ------        -----       -------       -------        --------
Operating income (loss)..........     1,056           (357)         123           212        (3,047)         (3,830)
Interest expense.................        --             --           --            --            --           5,407(m)
Other (income) expense...........      (404)            --           --            --           (19)             --
                                     ------         ------        -----       -------       -------        --------
Income (loss) before income
  taxes..........................     1,460           (357)         123           212        (3,028)         (9,237)
Income tax expense (benefit).....        --             --           --            --            --          (1,412)(n)
                                     ------         ------        -----       -------       -------        --------
Net income (loss)................     1,460           (357)         123           212        (3,028)         (7,825)
Preferred stock dividends........        --             --           --            --            --          26,843(o)
                                     ------         ------        -----       -------       -------        --------
Income (loss) attributable to
  common stock...................    $1,460         $ (357)       $ 123       $   212       $(3,028)       $(34,668)
                                     ======         ======        =====       =======       =======        ========
OTHER FINANCIAL DATA:
Broadcast Cash Flow..............    $2,514         $   18        $  78       $   170       $(3,586)       $    741


                                     CRBC AS
                                   ADJUSTED FOR
                                    COMPLETED
COMPLETED CHANCELLOR TRANSACTIONS   CHANCELLOR
  YEAR ENDED DECEMBER 31, 1996     TRANSACTIONS
---------------------------------  ------------
Gross revenues...................    $276,459
Less: agency commissions.........     (35,020)
                                     --------
Net revenues.....................     241,439
Station operating expenses
  excluding depreciation and
  amortization...................     151,843
Depreciation and amortization....      35,432

Corporate general and
  administrative expenses........       5,354
Stock option compensation........       3,800
                                     --------
Operating income (loss)..........      45,010
Interest expense.................      47,159
Other (income) expense...........        (148)
                                     --------
Income (loss) before income
  taxes..........................      (2,001)
Income tax expense (benefit).....       3,200
                                     --------
Net income (loss)................      (5,201)
Preferred stock dividends........      38,400
                                     --------
Income (loss) attributable to
  common stock...................    $(43,601)
                                     ========
OTHER FINANCIAL DATA:
Broadcast Cash Flow..............    $ 89,596

                                                                              PRO FORMA
                                                                             ADJUSTMENTS        CRBC AS
                                                                               FOR THE       ADJUSTED FOR
                                                              COLFAX          COMPLETED        COMPLETED
    COMPLETED CHANCELLOR TRANSACTIONS          CRBC         HISTORICAL        CHANCELLOR      CHANCELLOR
   THREE MONTHS ENDED MARCH 31, 1997(A)     HISTORICAL     1/1 - 1/23(d)     TRANSACTIONS    TRANSACTIONS
   ------------------------------------     ----------    ---------------    ------------    -------------
Gross revenues............................   $ 63,477         $3,183            $  (828)(i)    $ 65,832
Less: agency commissions..................     (7,623)          (384)                --          (8,007)
                                             --------         ------            -------        --------
Net revenues..............................     55,854          2,799               (828)         57,825
Station operating expenses excluding
  depreciation and amortization...........     38,187          1,872             (1,231)(i)      38,828
Depreciation and amortization.............      8,109             --                835(j)        8,862
                                                                                    (82)(k)
Corporate general and administrative
  expenses................................      1,712             --                 --           1,712
Merger expense............................      2,056                                --           2,056
Stock option compensation.................        950             --                 --             950
                                             --------         ------            -------        --------
Operating income (loss)...................      4,840            927               (350)          5,417
Interest expense..........................     11,420                               320(m)       11,740
Other (income) expense....................     (1,632)                               --          (1,632)
                                             --------         ------            -------        --------
Income (loss) before income taxes.........     (4,948)           927               (670)         (4,691)
Income tax expense (benefit)..............       (400)                             (476)(n)        (876)
                                             --------         ------            -------        --------
Net income (loss).........................     (4,548)           927               (194)         (3,815)
Preferred stock dividends.................      8,135             --              1,504(o)        9,639
                                             --------         ------            -------        --------
Income (loss) attributable to common
  stock...................................   $(12,683)        $  927            $(1,698)       $(13,454)
                                             ========         ======            =======        ========
OTHER FINANCIAL DATA:
Broadcast Cash Flow.......................   $ 17,667         $  927            $   403        $ 18,997

---------------

(a) On November 22, 1996, CRBC acquired WKYN-AM in Cincinnati for $1,400 in cash. CRBC had been previously operating WKYN-AM under a time brokerage agreement since January 1, 1996. Therefore, CRBC's historical results of operations for the year ended December 31, 1996 and the three months ended March 31, 1997 include the results of operations of WKYN-AM.

(b) On February 14, 1996, CRBC acquired Shamrock Broadcasting, Inc., a radio broadcasting company with 19 radio stations (11 FM and 8 AM) located in 10 markets (Los Angeles, New York, San Francisco, Houston, Atlanta, Detroit, Denver, Minneapolis-St. Paul, Phoenix and Pittsburgh). The total purchase price, including acquisition costs, allocated to net assets acquired was approximately $408,000.

(c) On July 31, 1996, CRBC exchanged KTBZ-FM in Houston (which was acquired on February 14, 1996 as part of the Shamrock Acquisition) and $5,600 in cash for KIMN-FM and KALC-FM in Denver. CRBC had previously entered into a time brokerage agreement to sell substantially all of the broadcast time of KTBZ-FM effective February 14, 1996. In addition, CRBC had been previously operating KIMN-FM and KALC-FM under a time brokerage agreement since April 1, 1996.

(d) On January 23, 1997, CRBC acquired Colfax Communications, a radio broadcasting company, with 12 radio stations (8 FM and 4 AM) located in 4 markets (Minneapolis-St. Paul, Phoenix, Washington, D.C. and Milwaukee markets). The total purchase price, including acquisition costs, allocated to net assets acquired was approximately $383,700. The Colfax Acquisition was financed through (i) a private placement by CRBC of the CRBC Series A Preferred Stock for net proceeds of $191,817; (ii) a private placement by Chancellor of $110,000 of Chancellor Parent Convertible Preferred Stock for net proceeds of $105,546; (iii) additional bank borrowings under CRBC's previous senior credit agreement of $65,937 and (iv) $20,400 in escrow funds. The historical financial data of Colfax for the year ended December 31, 1996 excludes the combined net income of approximately $224 for KLTB-FM, KARO-FM and KIDO-AM in Boise, Idaho which CRBC did not acquire as part of the Colfax Acquisition. The Colfax historical condensed statement of operations for the year ended December 31, 1996, does not include the results of operations of the following: (i) KOOL-FM for the period January 1, 1996 to March 31, 1996 and (ii) WMIL-FM and WOKY-AM in Milwaukee and KZON-FM, KISO-AM, KYOT-FM and KOY-AM in Phoenix which were owned and operated by Sundance Broadcasting, Inc. ("Sundance") for the period January 1, 1996 to September 12, 1996. On March 31, 1997, CRBC sold WMIL-FM and WOKY-AM in Milwaukee for $41,253 in cash. The assets of WMIL-FM and WOKY-AM are classified as assets held for sale in connection with the purchase price allocation of the Colfax Acquisition. Accordingly, WMIL-FM and WOKY-AM net income of approximately $41 for the period January 23, 1997 through March 31, 1997 has been excluded from the Colfax historical condensed statement of operations for the three months ended March 31, 1997.

(e) On February 13, 1997, CRBC acquired substantially all of the assets and assumed certain liabilities of the OmniAmerica Group including 8 radio stations (7 FM and 1 AM) located in 3 markets (Orlando, West Palm Beach and Jacksonville). The total purchase price, including acquisition costs, allocated to net assets acquired was approximately $181,046. The Omni Acquisition was financed through (i) additional bank borrowings under CRBC's previous senior credit agreement of $166,046 and (ii) the issuance of 555,556 shares of the Chancellor Class A Common Stock valued at $15,000 or $27.00 per share which was contributed to CRBC by Chancellor. Prior to the consummation of the Omni Acquisition, CRBC had entered into an agreement to operate the stations under a time brokerage agreement effective July 1, 1996. Additionally, prior to consummation of the West Palm Beach Exchange (see (f) below) on March 28, 1997 and the SFX Exchange (see note 18(a)), CRBC entered into time brokerage agreements to sell substantially all of the broadcast time of WEAT-FM/AM and WOLL-FM in West Palm Beach and WAPE-FM and WFYV-FM in Jacksonville effective July 1, 1996. The historical financial data of Omni for the period January 1, 1996 to June 30, 1996 represents the results of operations for the Orlando stations (WOMX-FM, WXXL-FM and WJHM-FM). The results of operations for WEAT-FM/AM and WOLL-FM in West Palm Beach and WAPE-FM and WFYV-FM in Jacksonville are not included as the acquisition and disposition of these stations is deemed to have occurred on January 1, 1996.

(f) On March 28, 1997, CRBC exchanged, in the West Palm Beach Exchange, WEAT-FM/AM and WOLL-FM in West Palm Beach, Florida, which were acquired as part of the Omni Acquisition, for KSTE-FM in Sacramento and $33,000 in cash. CRBC had previously been operating KSTE-FM under a time brokerage agreement since August 1, 1996.

(g) On January 31, 1997, CRBC sold, in the WWWW/WDFN Disposition, WWWW-FM and WDFN-AM in Detroit, which were acquired on February 14, 1996 as part of the Shamrock Acquisition, to Evergreen for $30,000 in cash. Prior to the completion of the sale, CRBC had entered into a joint sales agreement effective February 14, 1996 and a time brokerage agreement effective April 1, 1996 to sell substantially all of the broadcast time of WWWW-FM and WDFN-AM to EMCLA pending the completion of the sale.

(h) On March 31, 1997, CRBC sold, in the Milwaukee Disposition, WMIL-FM and WOKY-AM in Milwaukee, which were acquired as part of the Colfax Acquisition on January 23, 1997, for $41,253 in cash.

(i) Reflects the elimination of time brokerage agreement fees received and paid by CRBC as follows:

        COMPLETED CHANCELLOR TRANSACTIONS
           YEAR ENDED DECEMBER 31, 1996             MARKET         PERIOD    REVENUE   EXPENSE
        ---------------------------------       ---------------  ----------  -------   -------
    WWWW-FM/WDFN-AM...........................      Detroit      2/14-12/31  $(2,937)  $  (598)
    KTBZ-FM...................................      Houston      2/14-7/31    (1,113)     (265)
    WOMX-FM, WXXL-FM, WJHM-FM.................      Orlando      7/1-12/31        --    (3,900)
    WEAT-FM/AM, WOLL-FM.......................  West Palm Beach  7/1-12/31      (972)   (1,000)
                                                                             -------   -------
    Total adjustment for decrease in gross revenues and expenses...........  $(5,022)  $(5,763)
                                                                             =======   =======

          COMPLETED CHANCELLOR TRANSACTIONS
          THREE MONTHS ENDED MARCH 31, 1997            MARKET        PERIOD   REVENUE   EXPENSE
          ---------------------------------        ---------------  --------  -------   -------
    WWWW-FM/WDFN-AM..............................      Detroit      1/1-1/31   $(235)   $   (16)
    WOMX-FM, WXXL-FM, WJHM-FM....................      Orlando      1/1-2/13      --       (911)
    WEAT-FM/AM, WOLL-FM..........................  West Palm Beach  1/1-3/28    (593)      (304)
                                                                               -----    -------
    Total adjustment for decrease in gross revenues and expenses............   $(828)   $(1,231)
                                                                               =====    =======

     Gross revenues of the Completed Chancellor Transactions exclude any time brokerage agreement payments received from CRBC.

(j) Reflects incremental amortization related to the Completed Chancellor Transactions and is based on the following allocation to intangible assets:

                                          INCREMENTAL                                  HISTORICAL    ADJUSTMENT
     COMPLETED CHANCELLOR TRANSACTIONS    AMORTIZATION   INTANGIBLE    AMORTIZATION   AMORTIZATION    FOR NET
        YEAR ENDED DECEMBER 31, 1996         PERIOD      ASSETS, NET    EXPENSE(i)      EXPENSE       INCREASE
     ---------------------------------    ------------   -----------   ------------   ------------   ----------
    Shamrock............................    1/1-2/14      $361,425       $ 1,104         $  393        $  711
    KIMN-FM/KALC-FM.....................    1/1-3/31         8,285            52            341          (289)
    Omni................................   1/1-12/31       171,837         4,296            161         4,135
    Colfax..............................   1/1-12/31       317,894         7,947          3,861         4,086
    KSTE-FM.............................   1/1-12/31       (32,475)         (812)            --          (812)
                                                          --------       -------         ------        ------
    Total.............................................    $826,966       $12,587         $4,756        $7,831
                                                          ========       =======         ======        ======

                                          INCREMENTAL                                  HISTORICAL    ADJUSTMENT
     COMPLETED CHANCELLOR TRANSACTIONS    AMORTIZATION   INTANGIBLE    AMORTIZATION   AMORTIZATION    FOR NET
     THREE MONTHS ENDED MARCH 31, 1997       PERIOD      ASSETS, NET    EXPENSE(i)      EXPENSE       INCREASE
     ---------------------------------    ------------   -----------   ------------   ------------   ----------
    Omni................................    1/1-2/13      $171,837        $ 525          $   --        $ 525
    Colfax..............................    1/1-1/23       317,894          508              --          508
    KSTE-FM.............................    1/1-3/28       (32,475)        (198)             --         (198)
                                                          --------        -----          ------        -----
    Total...............................                  $457,256        $ 835          $   --        $ 835
                                                          ========        =====          ======        =====

---------------

     (i) Intangible assets are amortized on a straight-line basis over an estimated average 40 year life by CRBC. In connection with purchase accounting for the Merger, intangible assets will be amortized over an estimated average life of 15 years in accordance with EMCLA's accounting policies and procedures.

     Historical depreciation expense of the Completed Chancellor Transactions is assumed to approximate depreciation expense on a pro forma basis. Actual depreciation and amortization may differ based upon final purchase price allocations.

(k) Reflects the elimination of disposed stations' historical depreciation and amortization expense of $1,554 for the year ended December 31, 1996 (KTBZ-FM of $642 and WWWW-FM/WDFN-AM of $912 for the period of February 14, 1996 to December 31, 1996) and $82 for the three months ended March 31, 1997 (WWWW-FM/WDFN-AM for the period of January 1, 1997 to January 31, 1997) recognized by CRBC during the time brokerage agreement holding period.

(l) Reflects the elimination of duplicate corporate expenses of $1,706 for the year ended December 31, 1996 related to the Completed Chancellor Transactions.

(m) Reflects the adjustment to interest expense in connection with the consummation of the Completed Chancellor Transactions, the February 1996 and August 1996 equity offerings of Chancellor, the issuance of the CRBC Series A Preferred Stock, and the refinancing of the CRBC's previous senior credit agreement on January 23, 1997:

                                                                              THREE MONTHS
                                                           YEAR ENDED            ENDED
                                                        DECEMBER 31, 1996    MARCH 31, 1997
                                                        -----------------    --------------
Additional bank borrowings related to:
  Completed Acquisitions..............................      $ 667,383          $ 231,983
  Completed Dispositions..............................       (104,253)          (104,253)
  New Loan Fees.......................................          2,874              2,874
                                                            ---------          ---------
Total additional bank borrowings......................      $ 566,004          $ 130,604
                                                            =========          =========
Interest expense at 7.5%..............................      $  14,834          $     320
Less: historical interest expense.....................         (6,048)                --
                                                            ---------          ---------
Net increase in interest expense......................          8,786                320
Reduction in interest expense on bank debt related to
  the application of net proceeds of the following:
  February 1996 Offering proceeds contributed to CRBC
     of $155,475 for the period January 1, 1996 to
     February 14, 1996 at 7.5%........................         (1,425)                --
  August 1996 Offering proceeds contributed to CRBC of
     $23,050 for the period January 1, 1996 to August
     9, 1996 at 7.5%..................................         (1,052)                --
  CRBC Series A Preferred Stock proceeds of $96,171
     for the period January 1, 1996 to February 14,
     1996 at 7.5%.....................................           (902)                --
                                                            ---------          ---------
Total decrease in interest expense....................         (3,379)                --
                                                            ---------          ---------
Total adjustment for net increase in interest
  expense.............................................      $   5,407          $     320
                                                            =========          =========

(n) Reflects the income tax benefit related to pro forma adjustments. The adjustment to income taxes reflects the application of the estimated effective tax rate on a pro forma basis to income (loss) before income taxes for historical and pro forma adjustment amounts.

(o) Reflects incremental dividends and accretion on preferred stock as follows:

                                                                                       THREE MONTHS
                                                   DATE OF           YEAR ENDED           ENDED
                                                  ISSUANCE        DECEMBER 31, 1996   MARCH 31, 1997
                                              -----------------   -----------------   --------------
    CRBC Series A Preferred Stock...........  February 26, 1996        $ 1,441            $   --
    CRBC Junior Preferred Stock.............  January 23, 1997          25,402             1,504
                                                                       -------            ------
    Total dividends and accretion...........                           $26,843            $1,504
                                                                       =======            ======

ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS RELATED TO THE PENDING CHANCELLOR TRANSACTIONS

(19) The detail of the historical financial data of the stations to be acquired in the Pending Chancellor Transactions for the year ended December 31, 1996 and the three months ended March 31, 1997 has been obtained from the historical financial statements of the respective companies and is summarized below:

                                               YEAR ENDED DECEMBER 31, 1996           THREE MONTHS ENDED
                                         -----------------------------------------      MARCH 31, 1997
                                           WBAB-FM                                    ------------------
                                           WBLI-FM      CHANCELLOR                        CHANCELLOR
                                           WGBB-AM        VIACOM        PENDING             VIACOM
                                           WHFM-FM     ACQUISITION     CHANCELLOR        ACQUISITION
                                         HISTORICAL     HISTORICAL    TRANSACTIONS        HISTORICAL
    PENDING CHANCELLOR TRANSACTIONS      1/1-6/30(a)   1/1-12/31(b)    HISTORICAL        1/1-3/31(b)
---------------------------------------  -----------   ------------   ------------    ------------------
Gross revenues.........................      $5,726      $52,063        $57,789            $11,867
Less: agency commissions...............        (619)      (8,533)        (9,152)            (1,960)
                                             -------     -------        -------            -------
Net revenues...........................       5,107       43,530         48,637              9,907
Station operating expenses excluding
  depreciation and amortization........       3,676       20,886         24,562              5,111
Depreciation and amortization..........       2,141        4,286          6,427              1,078
Corporate general and administrative
  expenses.............................       1,024        1,323          2,347                239
                                             -------     -------        -------            -------
Operating income (loss)................      (1,734)      17,035         15,301              3,479
Interest expense.......................          --        6,374          6,374              1,594
                                             -------     -------        -------            -------
Net income (loss)......................      (1,734)      10,661          8,927              1,885
Income tax expense.....................          --        4,422          4,422                788
                                             -------     -------        -------            -------
Income (loss) attributable to common
  stock................................      $(1,734)    $ 6,239        $ 4,505            $ 1,097
                                             =======     =======        =======            =======
OTHER FINANCIAL DATA:..................
Broadcast Cash Flow....................      $1,431      $22,644        $24,075            $ 4,796

---------------

(a) On July 1, 1996, CRBC entered into an agreement to exchange, in the SFX Exchange, WAPE-FM and WFYV-FM in Jacksonville, Florida (which were acquired as part of the Omni Acquisition) (see note 16(e)), and $11,000 in cash for WBAB-FM, WBLI-FM, WGBB-AM, and WHFM-FM in Long Island.

(b) On February 19, 1997, CRBC and EMCLA entered into the Viacom Joint Purchase Agreement whereby in the event the Viacom Acquisition occurs prior to the consummation of the Chancellor Merger, CRBC will be required to purchase 4 of the 10 Viacom stations in the Chancellor Viacom Acquisition for $480,000 plus working capital ($7,547 at March 31, 1997) and estimated acquisition costs of $13,000 for an aggregate purchase price of $500,547. The stations to be acquired by CRBC in the Chancellor Viacom Acquisition include KYSR-FM and KIBB-FM in Los Angeles, WLIT-FM in Chicago and WDRQ-FM in Detroit. On April 14, 1997, CRBC entered into an agreement to sell WDRQ-FM in Detroit (to be acquired as part of the Chancellor Viacom Acquisition) for $37,000 in cash; consequently, only the results of operations of the Viacom Stations in Los Angeles and Chicago have been given effect in the Pro Forma Financial Statements.

(20) Reflects the elimination of time brokerage agreement fees received and paid by CRBC as follows:

              PENDING CHANCELLOR TRANSACTIONS
                YEAR ENDED DECEMBER 31, 1996                    MARKET      PERIOD     REVENUE   EXPENSE
              -------------------------------                 -----------  ---------   -------   -------
WAPE-FM, WFYV-FM............................................  Jacksonville 7/1-12/31   $(1,963)  $(2,000)
WBAB-FM, WBLI-FM, WGBB-AM, WHFM-FM..........................  Long Island  7/1-12/31       --     (2,000)
                                                                                       -------   -------
Total adjustment for decrease in gross revenues and expenses........................   $(1,963)  $(4,000)
                                                                                       =======   =======

              PENDING CHANCELLOR TRANSACTIONS
             THREE MONTHS ENDED MARCH 31, 1997                  MARKET      PERIOD    REVENUE   EXPENSE
             ---------------------------------                -----------  ---------  -------   -------
WAPE-FM, WFYV-FM............................................  Jacksonville 1/1-3/31   $(1,070)  $  (541)
WBAB-FM, WBLI-FM, WGBB-AM, WHFM-FM..........................  Long Island  1/1-3/31       --     (1,000)
                                                                                      -------   -------
Total adjustment for decrease in gross revenues and expenses........................  $(1,070)  $(1,541)
                                                                                      =======   =======

     (21) Reflects incremental amortization related to the Pending Chancellor Transactions (see note 3) and is based on the allocation of the total consideration as follows:

                                             YEAR ENDED        THREE MONTHS ENDED
                                          DECEMBER 31, 1996      MARCH 31, 1997
                                          -----------------    ------------------
Amortization expense on $461,290
  additional intangible assets amortized
  on a straight-line basis over a period
  of 40 years...........................       $11,533              $ 2,883
Less: Historical amortization expense...        (5,730)              (1,357)
                                               -------              -------
Adjustment for net increase in
  amortization expense..................       $ 5,803              $ 1,526
                                               =======              =======

        Historical depreciation expense, of the Pending Chancellor Transactions, is assumed to approximate depreciation expense on a pro forma basis. Actual depreciation and amortization may differ based upon final purchase price allocations.

     (22) Reflects the elimination of duplicate corporate expenses of $1,807 for the year ended December 31, 1996 and $176 for the three months ended March 31, 1997 related to the Pending Chancellor Transactions.

     (23) Reflects the adjustment to interest expense in connection with the consummation of the Pending Chancellor Transactions and the refinancing of CRBC's bank borrowings under the CRBC Restated Credit
          Agreement:

                                                           YEAR ENDED        THREE MONTHS ENDED
                                                        DECEMBER 31, 1996      MARCH 31, 1997
                                                        -----------------    ------------------
         Additional bank borrowings related to:
           Pending Acquisitions.......................      $341,547              $341,547
           Pending Dispositions.......................       (37,000)              (37,000)
           Loan Fees..................................         3,500                 3,500
                                                            --------              --------
         Total additional bank borrowings.............      $308,047              $308,047
                                                            ========              ========
         Interest expense on additional bank
           borrowings at 7.5%.........................      $ 23,104              $  5,776
         Less: historical interest expense of the
           stations being acquired in the Pending
           Chancellor Transactions....................        (6,374)               (1,594)
                                                            --------              --------
         Net increase in interest expense.............        16,730                 4,182
         Reduction in interest expense resulting from
           the redemption of CRBC's 12.5% Subordinated
           Notes of $60,000...........................        (7,500)               (1,875)
         Interest expense on $69,000 additional bank
           borrowings at 7.5% related to the
           redemption of CRBC's 12.5% Subordinated
           Notes......................................         5,175                 1,294
         Interest expense on $200,000 8 3/4% Senior
           Subordinated Notes related to the CRBC
           8 3/4% Notes Offering......................        17,500                 4,375
         Reduction in interest expense resulting from
           the $194,000 decrease in bank borrowings at
           7.5% related to the CRBC 8 3/4% Notes
           Offering...................................       (14,550)               (3,638)
                                                            --------              --------
         Total adjustment for net increase in interest
           expense....................................      $ 17,355              $  4,338
                                                            ========              ========

(24) Reflects the income tax benefit related to pro forma adjustments. The adjustment to income taxes reflects the application of the estimated effective tax rate on a pro forma basis to income (loss) before income taxes for historical and pro forma adjustment amounts.

ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS RELATED TO THE MERGER

(25) Reflects incremental amortization related to the Merger and is based on the allocation of the total consideration as follows:

                                                                            THREE MONTHS
                                                         YEAR ENDED            ENDED
                                                      DECEMBER 31, 1996    MARCH 31, 1997
                                                      -----------------    --------------
Amortization expense on $2,147,657 intangible assets
  (representing all intangible assets being acquired
  in or arising from the Merger), which consists of
  $1,866,167 of intangible assets being acquired
  from CRBC (see note 9(a)) and $281,490 resulting
  from the recognition of deferred tax liabilities
  (see note 10), amortized in each case on a
  straight-line basis over a period of 15 years.....      $143,177            $35,794
Less: Historical amortization expense...............       (38,075)            (9,148)
                                                          --------            -------
Adjustment for net increase in amortization
  expense...........................................      $105,102            $26,646
                                                          ========            =======

     Historical depreciation expense, of Chancellor, is assumed to approximate depreciation expense on a pro forma basis. Actual depreciation and amortization may differ based upon final purchase price allocations.

(26) Reflects the elimination of duplicate corporate expenses of $832 for the year ended December 31, 1996 and $247 for the three months ended March 31, 1997 related to the Merger.

(27) Reflects the elimination of merger expenses of $2,056 for the three months ended March 31, 1997 incurred by CRBC in connection with the Merger.

(28) Reflects the adjustment to interest expense in connection with the consummation of the Merger:

                                                                            THREE MONTHS
                                                         YEAR ENDED            ENDED
                                                      DECEMBER 31, 1996    MARCH 31, 1997
                                                      -----------------    --------------
Interest expense on $198,000 additional bank
  borrowings related to (i) the retirement of
  Chancellor Interim Financing of $170,000 and (ii)
  estimated financial advisors, legal, accounting
  and other professional fees of $28,000 at 7.0%....      $ 13,860            $ 3,465

Reduction in interest expense related to the
  application of the 7.0% interest rate to
  Evergreen's bank debt prior to the refinancing of
  the EMCLA Senior Credit Facility and to CRBC's
  bank debt prior to consummation of the
  Merger............................................       (12,340)            (1,481)
                                                          --------            -------
Net increase in interest expense....................      $  1,520            $ 1,984
                                                          ========            =======

(29) Reflects the income tax benefit related to pro forma adjustments. The adjustment to income taxes reflects the application of the estimated effective tax rate on a pro forma basis to income (loss) before income taxes for historical and pro forma adjustment amounts.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
EVERGREEN MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES
  Independent Auditors' Report..............................    F-4
  Consolidated Balance Sheets as of December 31, 1995 and
     1996 and March 31, 1997 (unaudited)....................    F-5
  Consolidated Statements of Operations for the years ended
     December 31, 1994, 1995 and 1996 and for the three
     months ended March 31, 1996 and 1997 (unaudited).......    F-6
  Consolidated Statements of Stockholder's Equity for the
     years ended December 31, 1994, 1995 and 1996 and for
     the three months ended March 31, 1997 (unaudited)......    F-7
  Consolidated Statements of Cash Flows for the years ended
     December 31, 1994, 1995 and 1996 and for the three
     months ended March 31, 1996 and 1997 (unaudited).......    F-8
  Notes to Consolidated Financial Statements................    F-9

CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES
  Report of Independent Accountants.........................   F-23
  Consolidated Balance Sheets as of December 31, 1995 and
     1996...................................................   F-24
  Consolidated Statements of Operations for the years ended
     December 31, 1994, 1995 and 1996.......................   F-25
  Consolidated Statements of Changes in Common Stockholder's
     Equity for the years ended December 31, 1994, 1995 and
     1996...................................................   F-26
  Consolidated Statements of Cash Flows for the years ended
     December 31, 1994, 1995 and 1996.......................   F-27
  Notes to Consolidated Financial Statements................   F-28
  Unaudited Consolidated Balance Sheets as of December 31,
     1996 and March 31, 1997................................   F-44
  Unaudited Consolidated Statements of Operations for the
     three months ended March 31, 1996 and 1997.............   F-45
  Unaudited Consolidated Statements of Changes in
     Stockholder's Equity for the three months ended March
     31, 1997...............................................   F-46
  Unaudited Consolidated Statements of Cash Flows for the
     three months ended March 31, 1996 and 1997.............   F-47
  Notes to Unaudited Consolidated Financial Statements......   F-48

RIVERSIDE BROADCASTING CO., INC. AND WAXQ INC.
  Independent Auditors' Report..............................   F-53
  Combined Balance Sheets as of December 31, 1995 and 1996
     and March 31, 1997 (unaudited).........................   F-54
  Combined Statements of Earnings for the years ended
     December 31, 1994, 1995 and 1996 and the three months
     ended March 31, 1996 and 1997 (unaudited)..............   F-55
  Combined Statements of Cash Flows for the years ended
     December 31, 1994, 1995 and 1996 and the three months
     ended March 31, 1996 and 1997 (unaudited)..............   F-56
  Notes to Combined Financial Statements....................   F-57

                                                              PAGE
                                                              ----
WMZQ INC. AND VIACOM BROADCASTING EAST INC.:
  Independent Auditors' Report..............................   F-62
  Combined Balance Sheets as of December 31, 1995 and 1996
     and March 31, 1997
     (unaudited)............................................   F-63
  Combined Statements of Earnings for the years ended
     December 31, 1994, 1995 and 1996 and the three months
     ended March 31, 1996 and 1997 (unaudited)..............   F-64
  Combined Statements of Cash Flows for the years ended
     December 31, 1994, 1995 and 1996 and the three months
     ended March 31, 1996 and 1997 (unaudited)..............   F-65
  Notes to Combined Financial Statements....................   F-66

KKSF-FM/KDFC-FM AND AM (A DIVISION OF THE BROWN
  ORGANIZATION):
  Independent Auditors' Report..............................   F-71
  Balance Sheets as of December 31, 1995 and 1996...........   F-72
  Statements of Earnings and Division Equity for the years
     ended December 31, 1995 and 1996.......................   F-73
  Statements of Cash Flows for the years ended December 31,
     1995 and 1996..........................................   F-74
  Notes to Financial Statements.............................   F-75

WDAS-AM/FM (STATION OWNED AND OPERATED BY BEASLEY FM
  ACQUISITION CORP.):
  Independent Auditors' Report..............................   F-80
  Balance Sheets as of December 31, 1996 and March 31, 1997
     (unaudited)............................................   F-81
  Statements of Earnings and Station Equity for the year
     ended December 31, 1996 and the three months ended
     March 31, 1996 and 1997 (unaudited)....................   F-82
  Statements of Cash Flows for the year ended December 31,
     1996 and the three months ended March 31, 1996 and 1997
     (unaudited)............................................   F-83
  Notes to Financial Statements.............................   F-84

CENTURY CHICAGO BROADCASTING, L.P.:
  Report of Independent Accountants.........................   F-88
  Balance Sheets as of December 31, 1996 and March 31, 1997
     (unaudited)............................................   F-89
  Statements of Operations and Partners' Deficit for the
     year ended December 31, 1996 and the three months ended
     March 31, 1996 and 1997 (unaudited)....................   F-90
  Statements of Cash Flows for the year ended December 31,
     1996 and the three months ended March 31, 1996 and 1997
     (unaudited)............................................   F-91
  Notes to Financial Statements.............................   F-92

WJLB/WMXD, DETROIT:
  Report of Independent Public Accountants..................   F-97
  Combined Balance Sheets as of December 31, 1996 and March
     31, 1997 (unaudited)...................................   F-98
  Combined Statements of Operations for the year ended
     December 31, 1996 and for the three months ended March
     31, 1996 and 1997 (unaudited)..........................   F-99
  Combined Statements of Cash Flows for the year ended
     December 31, 1996 and for the three months ended March
     31, 1996 and 1997 (unaudited)..........................  F-100
  Notes to Combined Financial Statements....................  F-101

KYSR INC. AND KIBB INC.:
  Independent Auditors' Report..............................  F-106
  Combined Balance Sheets as of December 31, 1995 and 1996
     and March 31, 1997
     (unaudited)............................................  F-107
  Combined Statements of Operations for the years ended
     December 31, 1994, 1995 and 1996 and the three months
     ended March 31, 1996 and 1997 (unaudited)..............  F-108
  Combined Statements of Cash Flows for the years ended
     December 31, 1994, 1995 and 1996 and the three months
     ended March 31, 1996 and 1997 (unaudited)..............  F-109
  Notes to Combined Financial Statements....................  F-110

                                                              PAGE
                                                              ----
WLIT INC.:
  Independent Auditors' Report..............................  F-115
  Balance Sheets as of December 31, 1995 and 1996 and March
     31, 1997 (unaudited)...................................  F-116
  Statements of Earnings for the years ended December 31,
     1994, 1995 and 1996 and the three months ended March
     31, 1996 and 1997 (unaudited)..........................  F-117
  Statements of Cash Flows for the years ended December 31,
     1994, 1995 and 1996 and the three months ended March
     31, 1996 and 1997 (unaudited)..........................  F-118
  Notes to Financial Statements.............................  F-119

WDRQ INC.:
  Independent Auditors' Report..............................  F-124
  Balance Sheets as of December 31, 1995 and 1996 and March
     31, 1997 (unaudited)...................................  F-125
  Statements of Earnings for the years ended December 31,
     1994, 1995 and 1996 and the three months ended March
     31, 1996 and 1997 (unaudited)..........................  F-126
  Statements of Cash Flows for the years ended December 31,
     1994, 1995 and 1996 and the three months ended March
     31, 1996 and 1997 (unaudited)..........................  F-127
  Notes to Financial Statements.............................  F-128

TREFOIL COMMUNICATIONS, INC. AND SUBSIDIARIES
  Report of Independent Accountants.........................  F-133
  Report of Independent Accountants.........................  F-134
  Consolidated Balance Sheets as of December 31, 1994 and
     1995...................................................  F-135
  Consolidated Statements of Operations for the years ended
     December 31, 1994 and 1995 and the period ended
     February 13, 1996......................................  F-136
  Consolidated Statements of Stockholders' Equity for the
     years ended December 31, 1994 and 1995 and for the
     period ended February 13, 1996.........................  F-137
  Consolidated Statements of Cash Flows for the years ended
     December 31, 1994 and 1995 and for the period ended
     February 13, 1996......................................  F-138
  Notes to Consolidated Financial Statements................  F-139

COLFAX COMMUNICATIONS, INC. RADIO GROUP
  Report of Independent Public Accountants..................  F-148
  Combined Balance Sheets as of December 31, 1996, 1995, and
     1994...................................................  F-149
  Combined Statements of Income for the years ended December
     31, 1996, 1995, and 1994...............................  F-150
  Combined Statements of Changes in Partners' Equity for the
     years ended December 31, 1996, 1995, and 1994..........  F-151
  Combined Statements of Cash Flows for the years ended
     December 31, 1996, 1995, and 1994......................  F-152
  Notes to Consolidated Financial Statements................  F-153

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Evergreen Media Corporation of Los Angeles:

     We have audited the accompanying consolidated balance sheets of Evergreen Media Corporation of Los Angeles and subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of operations, stockholder's equity and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Evergreen Media Corporation of Los Angeles and subsidiaries as of December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                     KPMG Peat Marwick LLP

Dallas, Texas
January 31, 1997, except for note 2(c),
which is as of February 19, 1997

          EVERGREEN MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                     DECEMBER 31               MARCH 31,
                                                            -----------------------------   ---------------
                                                                1995            1996             1997
                                                            ------------   --------------   ---------------
                                                                                              (UNAUDITED)
                                                             (DOLLARS IN THOUSANDS, EXCEPT FOR SHARE DATA)
Current assets:
  Cash and cash equivalents...............................      $  3,430       $    3,060        $    5,269
  Accounts receivable, less allowance for doubtful
     accounts of $2,000 in 1995, $2,292 in 1996 and $3,469
     in 1997..............................................        45,413           85,159            79,139
  Prepaid expenses and other..............................         2,146            6,352             5,919
                                                                --------       ----------        ----------
          Total current assets............................        50,989           94,571            90,327
Property and equipment, net (note 3)......................        37,839           48,193            51,356
Intangible assets, net (note 4)...........................       458,787          853,643           928,440
Assets held for sale......................................            --               --            50,000
Other assets, net.........................................         4,732           24,552            66,532
                                                                --------       ----------        ----------
                                                                $552,347       $1,020,959        $1,186,655
                                                                ========       ==========        ==========

                                   LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities:
  Accounts payable and accrued expenses (note 5)..........      $ 15,892       $   26,366        $   21,992
  Current portion of long-term debt (note 6)..............         4,000           26,500                --
  Other current liabilities...............................           541              284               152
                                                                --------       ----------        ----------
          Total current liabilities.......................        20,433           53,150            22,144
Long-term debt, excluding current portion (note 6)........       197,000          331,500           535,375
Deferred tax liabilities (note 8).........................        29,233           86,098            84,789
Other liabilities.........................................         1,104              800               823
                                                                --------       ----------        ----------
          Total liabilities...............................       247,770          471,548           643,131
                                                                --------       ----------        ----------
Stockholder's equity (notes 2 and 7):
  Common stock, $.01 par value. Authorized shares 1,000;
     issued and outstanding 1,000 shares..................             1                1                 1
  Paid-in capital.........................................       398,074          662,922           663,046
  Accumulated deficit.....................................       (93,498)        (113,512)         (119,523)
                                                                --------       ----------        ----------
          Total stockholder's equity......................       304,577          549,411           543,524
Commitments and contingencies (notes 2, 6 and 10).........
                                                                --------       ----------        ----------
                                                                $552,347       $1,020,959        $1,186,655
                                                                ========       ==========        ==========

          See accompanying notes to consolidated financial statements

          EVERGREEN MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                            THREE MONTHS ENDED
                                              YEARS ENDED DECEMBER 31,          MARCH 31,
                                           ------------------------------   ------------------
                                             1994       1995       1996       1996      1997
                                           --------   --------   --------   --------   -------
                                                                               (UNAUDITED)
                                                                                (IN THOUSANDS)
Gross revenues...........................  $125,478   $186,365   $337,405   $ 60,782   $93,812
  Less agency commissions................    15,962     23,434     43,555      7,411    11,915
                                           --------   --------   --------   --------   -------
          Net revenues...................   109,516    162,931    293,850     53,371    81,897
                                           --------   --------   --------   --------   -------
Operating expenses:
  Station operating expenses excluding
     depreciation and amortization.......    68,852     97,674    174,344     37,426    52,984
  Depreciation and amortization..........    30,596     47,005     93,749     22,676    26,015
  Corporate general and administrative...     2,672      4,475      7,797      1,492     2,330
                                           --------   --------   --------   --------   -------
          Operating expenses.............   102,120    149,154    275,890     61,594    81,329
                                           --------   --------   --------   --------   -------
          Operating income (loss)........     7,396     13,777     17,960     (8,223)      568
                                           --------   --------   --------   --------   -------
Nonoperating income (expenses):
  Interest expense.......................   (13,809)   (19,199)   (37,527)     8,973     7,888
  Gain on disposition of assets (note
     2)..................................     6,991         --         --         --        --
  Other income (expense), net............      (539)      (236)       477         --        --
                                           --------   --------   --------   --------   -------
          Nonoperating expenses, net.....    (7,357)   (19,435)   (37,050)     8,973     7,888
                                           --------   --------   --------   --------   -------
          Income (loss) before income
            taxes and extraordinary
            item.........................        39     (5,658)   (19,090)   (17,196)   (7,320)
Income tax expense (benefit) (note 8)....        --        192     (2,896)    (2,923)   (1,309)
                                           --------   --------   --------   --------   -------
          Income (loss) before
            extraordinary item...........        39     (5,850)   (16,194)   (14,273)   (6,011)
Extraordinary item -- loss on
  extinguishment of debt (note 6)........    (3,585)        --         --         --        --
                                           --------   --------   --------   --------   -------
          Net loss.......................  $ (3,546)  $ (5,850)  $(16,194)  $(14,273)  $(6,011)
                                           ========   ========   ========   ========   =======

          See accompanying notes to consolidated financial statements.

          EVERGREEN MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

                                             COMMON STOCK                                 TOTAL
                                            ---------------   PAID-IN   ACCUMULATED   STOCKHOLDER'S
                                            AMOUNT   SHARES   CAPITAL     DEFICIT        EQUITY
                                            ------   ------   -------   -----------   -------------
                                                            (DOLLARS IN THOUSANDS)
Balances at December 31, 1993.............    $1      1,000   195,409     (74,442)       120,968
  Distribution to Parent..................    --         --      (239)         --           (239)
  Dividend to Parent......................    --         --        --      (4,830)        (4,830)
          Net loss........................    --         --        --      (3,546)        (3,546)
                                              --     ------   -------    --------        -------
Balances at December 31, 1994.............     1      1,000   195,170     (82,818)       112,353
  Net capital contributed by Parent.......    --         --   202,904          --        202,904
  Dividend to Parent......................    --         --        --      (4,830)        (4,830)
          Net loss........................    --         --        --      (5,850)        (5,850)
                                              --     ------   -------    --------        -------
Balances at December 31, 1995.............     1      1,000   398,074     (93,498)       304,577
  Net capital contributed by Parent.......    --         --   264,848          --        264,848
  Dividend to Parent......................    --         --        --      (3,820)        (3,820)
          Net loss........................    --         --        --     (16,194)       (16,194)
                                              --     ------   -------    --------        -------
Balances at December 31, 1996.............     1      1,000   662,922    (113,512)       549,411
  Net capital contributed by Parent.......    --         --       124          --            124
          Net loss........................    --         --        --      (6,011)        (6,011)
                                              --     ------   -------    --------        -------
Balances at March 31, 1997 (unaudited)....    $1      1,000   663,046    (119,523)       543,524
                                              ==     ======   =======    ========        =======

          See accompanying notes to consolidated financial statements.

          EVERGREEN MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                 THREE MONTHS
                                              YEARS ENDED DECEMBER 31,          ENDED MARCH 31,
                                          --------------------------------   ---------------------
                                            1994       1995        1996        1996        1997
                                          --------   ---------   ---------   ---------   ---------
                                                                                  (UNAUDITED)
                                                           (DOLLARS IN THOUSANDS)
Cash flows from operating activities:
  Net loss..............................  $ (3,546)  $  (5,850)  $ (16,194)  $ (14,273)  $  (6,011)
  Adjustments to reconcile net loss to
     net cash provided by operating
     activities:
     Depreciation.......................     4,528       5,508       7,707       1,784       2,419
     Amortization of goodwill,
       intangible assets and other
       assets...........................    26,068      41,497      86,042      20,892      23,596
     Provision for doubtful accounts....       754         904       2,179         677       1,254
     Deferred income tax benefit........         -        (479)     (4,353)     (2,923)     (1,309)
     Gain on disposition of assets......    (6,991)          -           -           -           -
     Loss on extinguishment of debt.....     3,585           -           -           -           -
     Changes in certain assets and
       liabilities, net of effects of
       acquisitions:
       Accounts receivable..............    (5,051)     (6,628)    (28,146)      9,771       4,766
       Prepaid expenses and other
          current assets................        84         724      (2,804)       (713)        433
       Accounts payable and accrued
          expenses......................     1,194       4,405       4,560        (383)     (5,911)
       Other assets.....................      (724)       (184)       (354)        (80)        (19)
       Other liabilities................       (21)        490        (587)        108          23
                                          --------   ---------   ---------   ---------   ---------
          Net cash provided by operating
            activities..................    19,880      40,387      48,050      14,860      19,241
                                          --------   ---------   ---------   ---------   ---------
Cash flows from investing activities:
  Acquisitions, net of cash acquired....   (44,921)   (188,004)   (457,764)   (314,826)    (83,500)
  Escrow deposits on pending
     acquisitions.......................        --          --     (17,000)         --     (53,750)
  Assets held for sale..................    19,101          --      32,000          --     (50,000)
  Capital expenditures..................    (5,227)     (2,642)     (6,543)       (344)       (672)
  Other.................................    (1,881)     (1,466)    (12,631)       (336)     (6,461)
                                          --------   ---------   ---------   ---------   ---------
          Net cash used by investing
            activities..................   (32,928)   (192,112)   (461,938)   (315,506)   (194,383)
                                          --------   ---------   ---------   ---------   ---------
Cash flows from financing activities:
  Proceeds from issuance of long-term
     debt...............................    36,000     186,000     447,750     319,750     192,250
  Principal payments on long-term
     debt...............................   (14,000)   (159,000)   (290,750)    (10,750)    (14,875)
  Payments on other long-term
     liabilities........................      (646)       (694)       (569)        (95)       (132)
  Cash contributed by Parent............        --     132,766     264,848         320         124
  Cash distributed to Parent............      (239)         --          --          --          --
  Dividend to Parent....................    (4,830)     (4,830)     (3,820)     (1,208)         --
  Payments for debt issuance costs......    (4,602)       (303)     (3,941)     (3,585)        (16)
                                          --------   ---------   ---------   ---------   ---------
          Net cash provided by financing
            activities..................    11,683     153,939     413,518     304,432     177,351
                                          --------   ---------   ---------   ---------   ---------
Increase (decrease) in cash and cash
  equivalents...........................    (1,365)      2,214        (370)      3,786       2,209
Cash and cash equivalents at beginning
  of period.............................     2,581       1,216       3,430       3,430       3,060
                                          --------   ---------   ---------   ---------   ---------
Cash and cash equivalents at end of
  period................................  $  1,216   $   3,430   $   3,060   $   7,216   $   5,269
                                          ========   =========   =========   =========   =========

          See accompanying notes to consolidated financial statements.

          EVERGREEN MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        (TABLES IN THOUSANDS OF DOLLARS)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Description of Business

     Evergreen Media Corporation of Los Angeles and subsidiaries, (a wholly-owned subsidiary of Evergreen Media Corporation ("Evergreen" or "Parent")), own and operate commercial radio stations in various geographical regions across the United States, primarily in the top ten radio revenue markets.

  (b) Principles of Consolidation

     The consolidated financial statements include the accounts of Evergreen Media Corporation of Los Angeles and its subsidiaries (collectively, the "Company") all of which are wholly owned. Significant intercompany balances and transactions have been eliminated in consolidation.

  (c) Property and Equipment

     Property and equipment are stated at cost. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the assets. Repair and maintenance costs are charged to expense when incurred.

  (d) Intangible Assets

     Intangible assets consist primarily of broadcast licenses, goodwill and other identifiable intangible assets. The Company amortizes such intangible assets using the straight-line method over estimated useful lives ranging from 1 to 40 years. The Company continually evaluates the propriety of the carrying amount of goodwill and other intangible assets as well as the amortization period to determine whether current events or circumstances warrant adjustments to the carrying value and/or revised estimates of useful lives. This evaluation consists of the projection of undiscounted operating income before depreciation, amortization, nonrecurring charges and interest for each of the Company's radio stations over the remaining amortization periods of the related intangible assets. The projections are based on a historical trend line of actual results since the acquisitions of the respective stations adjusted for expected changes in operating results. To the extent such projections indicate that undiscounted operating income is not expected to be adequate to recover the carrying amounts of the related intangible assets, such carrying amounts are written down by charges to expense. At this time, the Company believes that no significant impairment of goodwill and other intangible assets has occurred and that no reduction of the estimated useful lives is warranted.

  (e) Debt Issuance Costs

     The costs related to the issuance of debt are capitalized and amortized to expense over the lives of the related debt. During the years ended December 31, 1994, 1995 and 1996, the Company recognized amortization of debt issuance costs of $712,000, $631,000 and $1,113,000, respectively, which amounts are included in amortization expense in the accompanying consolidated statements of operations.

  (f) Barter Transactions

     The Company trades commercial air time for goods and services used principally for promotional, sales and other business activities. An asset and liability is recorded at the fair market value of the goods or services received. Barter revenue is recorded and the liability relieved when commercials are broadcast and barter expense is recorded and the asset relieved when goods or services are received or used. Barter amounts are not significant to the Company's consolidated financial statements.

          EVERGREEN MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES

  (g) Income Taxes

     Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable earnings. Valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not to be realized. Income tax expense is the total of tax payable for the period and the change during the period in deferred tax assets and liabilities.

     The Company is included in the consolidated federal income tax returns filed by Evergreen. Federal taxes are calculated on a separate return basis in the accompanying consolidated financial statements.

  (h) Revenue Recognition

     Revenue is derived primarily from the sale of commercial announcements to local and national advertisers. Revenue is recognized as commercials are broadcast.

     Fees received or paid pursuant to various time brokerage agreements are recognized as gross revenues or amortized to expense, respectively, over the term of the agreement using the straight-line method.

  (i) Statements of Cash Flows

     For purposes of the statements of cash flows, the Company considers temporary cash investments purchased with original maturities of three months or less to be cash equivalents.

     The Company paid approximately $12,852,000, $19,134,000 and $37,042,000 for interest in 1994, 1995 and 1996, respectively. The Company paid approximately $733,000 for income taxes in 1996.

  (j) Derivative Financial Instruments

     The Company has only limited involvement with derivative financial instruments and does not use them for trading purposes. They are used to manage well-defined interest rate risks related to interest on the Company's outstanding debt.

     As interest rates change under interest rate swap and cap agreements, the differential to be paid or received is recognized as an adjustment to interest expense. The Company is not exposed to credit loss as its interest rate swap agreements are with the participating banks under the Company's senior credit facility.

  (k) Omission of Per Share Information

     Net loss per share is not presented as such information is not meaningful. All 1,000 issued and outstanding shares of the Company's common stock are owned by Evergreen during the three-year period ended December 31, 1996.

  (l) Disclosure of Certain Significant Risks and Uncertainties

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     In the opinion of management, credit risk with respect to trade receivables is limited due to the large number of diversified customers and the geographic diversification of the Company's customer base. The Company performs ongoing credit evaluations of its customers and believes that adequate allowances for any

          EVERGREEN MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES uncollectible trade receivables are maintained. At December 31, 1995 and 1996, no receivable from any customer exceeded 5% of stockholder's equity and no customer accounted for more than 10% of net revenues in 1994, 1995 or 1996.

  (m) Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

     The Company adopted the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, on January 1, 1996. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. The adoption of this Statement did not have a material impact on the Company's financial position, results of operations, or liquidity.

  (n) Stock-Based Compensation

     The Company does not have any stock compensation plans under which it grants stock awards to employees. Evergreen grants stock options to the Company's officers and other key employees on behalf of the Company.

     Prior to January 1, 1996, Evergreen accounted for its' stock option plans in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On January 1, 1996, Evergreen adopted SFAS No. 123, Accounting for Stock-Based Compensation, which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. Evergreen has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosures of SFAS No. 123.

  (o) Unaudited Interim Financial Information

     In the opinion of management, the unaudited interim consolidated financial statements as of and for the three months ended March 31, 1996 and 1997, reflect all adjustments, consisting of only normal and recurring items, which are necessary for a fair presentation of the results for the interim periods presented. The results for the interim periods ended March 31, 1996 and 1997 are not necessarily indicative of results to be expected for any other interim period or for the full year.

(2) ACQUISITIONS AND DISPOSITIONS

  (a) Completed Transactions

     In April 1994, the Company acquired radio station KIOI-FM in San Francisco, California for cash consideration of approximately $44,921,000. This acquisition was funded with proceeds received from the sale of stations WAPE-FM and WFYV-FM in Jacksonville (which sale closed in April 1994) and additional borrowings under the Company's senior credit facility. The Company received proceeds of $19,500,000 less closing costs from the sale of WAPE-FM and WFYV-FM and recognized a gain of $7,328,000 on such sale.

          EVERGREEN MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES

     In May 1995, the Company and Evergreen acquired Broadcasting Partners, Inc. ("BPI"), a publicly traded radio broadcasting company with seven FM and four AM radio stations, eight of which are in the nation's ten largest radio markets (the "BPI Acquisition"). The BPI Acquisition was effected through the merger of a wholly-owned subsidiary of the Company with and into BPI, with BPI surviving the merger as a wholly-owned subsidiary of the Company. The BPI Acquisition included the conversion of each outstanding share of BPI common stock into the right to receive $12.00 in cash and .69 shares of Evergreen's Class A Common Stock, resulting in total cash payments of $94,813,000 and the issuance of 5,611,009 shares of Evergreen's Class A Common Stock valued at $12.50 per share. In addition, the Company retired existing BPI debt of $81,926,000 and incurred various other direct acquisition costs. The total purchase price, including closing costs, allocated to net assets acquired was approximately $258,634,000.

     On January 17, 1996, the Company and Evergreen acquired Pyramid Communications, Inc. ("Pyramid"), a radio broadcasting company with nine FM and three AM radio stations in five radio markets (Chicago, Philadelphia, Boston, Charlotte and Buffalo) (the "Pyramid Acquisition"). The Pyramid Acquisition was effected through the merger of a wholly-owned subsidiary of the Company with and into Pyramid with Pyramid surviving the merger as a wholly-owned subsidiary of the Company. The total purchase price, including closing costs, allocated to net assets acquired was approximately $316,343,000 in cash.

     On May 3, 1996, the Company acquired WKLB-FM in Boston for $34,000,000 in cash plus various other direct acquisition costs. On November 26, 1996, the Company exchanged WKLB-FM in Boston (now known as WROR-FM) for WGAY-FM in Washington, D.C. The Company had previously been operating WGAY-FM under a time brokerage agreement and selling substantially all of the broadcast time of WKLB-FM under a time brokerage agreement, in each case since June 17, 1996, pending completion of the exchange.

     On July 19, 1996, the Company sold WHTT-FM and WHTT-AM in Buffalo for $19,500,000 in cash and on August 1, 1996, the Company sold WSJZ-FM in Buffalo for $12,500,000 in cash (collectively, the "Buffalo Stations"). The assets of the Buffalo Stations were classified as assets held for sale in the Pyramid Acquisition and no gain or loss was recognized by the Company upon consummation of the sales. The combined net income of the Buffalo stations of approximately $733,000 has been excluded from the consolidated statement of operations for the year ended December 31, 1996. The excess of the proceeds over the carrying amounts at the dates of sale approximated $2,561,000 (including interest costs during the holding period of approximately $1,169,000) and has been accounted for as an adjustment to the original purchase price of the Pyramid Acquisition. The Company had previously entered into time brokerage agreements (effective April 15, 1996 for WSJZ-FM and April 25, 1996 for WHTT-FM and WHTT-AM) to sell substantially all of the broadcast time of these stations pending completion of the sales.

     On August 14, 1996, the Company acquired KYLD-FM in San Francisco for $44,000,000 in cash plus various other direct acquisition costs. The Company had previously been operating KYLD-FM under a time brokerage agreement since May 1, 1996.

     On October 18, 1996, the Company acquired WEDR-FM in Miami for $65,000,000 in cash plus various other direct acquisition costs.

     On January 31, 1997, the Company acquired WWWW-FM and WDFN-AM in Detroit for $30,000,000 in cash plus various other direct acquisition costs. The Company had previously provided certain sales and promotional functions to WWWW-FM and WDFN-AM under a joint sales agreement since February 14, 1996 and subsequently operated the stations under a time brokerage agreement since April 1, 1996.

     On January 31, 1997, the Company acquired KKSF-FM, KDFC-FM and KDFC-AM in San Francisco for $115,000,000 in cash plus various other direct acquisitions costs. The Company had previously been operating KKSF-FM and KDFC-FM under a time brokerage agreement since November 1, 1996.

          EVERGREEN MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES

     The acquisitions discussed above were accounted for as purchases. Accordingly, the accompanying consolidated financial statements include the results of operations of the acquired entities from the dates of acquisition.

     A summary of the net assets acquired follows:

                                                         1994       1995       1996
                                                        -------   --------   --------
Working capital, including cash of $492 in 1995 and
  $1,011 in 1996......................................  $   (79)  $ 12,012   $ 11,218
Property and equipment................................    1,762     11,684     11,519
Assets held for sale..................................       --         --     32,000
Intangible assets.....................................   43,238    264,650    465,824
Deferred tax liability................................       --    (29,712)   (61,218)
                                                        -------   --------   --------
                                                        $44,921   $258,634   $459,343
                                                        =======   ========   ========

     The consolidated condensed pro forma results of operations data for 1995 and 1996, as if the 1995 and 1996 acquisitions and dispositions occurred at January 1, 1995, follow:

                                                                1995       1996
                                                              --------   --------
                                                                  (UNAUDITED)
Net revenues................................................  $263,569   $306,388
Operating income (loss).....................................    (1,540)    15,531
Net loss....................................................   (21,471)    (8,030)

  (b) Pending Transactions

     On June 13, 1996, the Company entered into an agreement to acquire WWRC-AM in Washington, D.C. for $22,500,000 in cash. The Company has subsequently agreed with the owner of WWRC-AM to exchange WQRS-FM in Detroit (which, as discussed below, the Company has agreed to acquire in a separate purchase for $32,000,000 in cash) in return for WWRC-AM and $9,500,000 in cash. The Company has been operating WWRC-AM under a time brokerage agreement since June 17, 1996.

     On July 15, 1996, the Company entered into an agreement to acquire WPNT-FM in Chicago for $73,750,000 in cash.

     On August 12, 1996, the Company entered into an agreement to acquire WMXD-FM and WJLB-FM in Detroit for $168,000,000 in cash and WFLN-FM in Philadelphia for $37,750,000 in cash. The Company also entered into an agreement to operate WMXD-FM, WJLB-FM and WFLN-FM under time brokerage agreements effective September 1, 1996. The Company and Evergreen also entered into a separate agreement on August 12, 1996 to acquire WQRS-FM in Detroit for $32,000,000 in cash. As discussed above, the Company will immediately swap WQRS-FM at closing in return for WWRC-AM in Washington and $9,500,000 in cash.

     On September 4, 1996, the Company entered into a binding letter of intent to swap five of its six stations in the Charlotte, N.C. market (WPEG-FM, WBAV-FM, WBAV-AM, WRFX-FM and WFNZ-AM), which were acquired as part of the BPI Acquisition and the Pyramid Acquisition, for WIOQ-FM and WUSL-FM in Philadelphia. As part of this transaction, the Company has also agreed to sell its sixth radio station in Charlotte, WNKS-FM, for $10,000,000 in cash. On December 5, 1996, the Company entered into definitive agreements regarding these stations.

     On September 19, 1996, the Company entered into an agreement to acquire WDAS-FM and WDAS-AM in Philadelphia for $103,000,000 in cash.

          EVERGREEN MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES

     Consummation of each Pending Transaction is subject to various conditions, including approval from the FCC and the expiration or early termination under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). The Company believes that such conditions will be satisfied in the ordinary course, but there can be no assurance that this will be the case.

     Completion of the above pending transactions would result in the Company's ownership of six FM stations in the Chicago and Philadelphia markets, or one station in each market in excess of the maximum number of FM stations under common ownership permitted by the Telecommunications Act of 1996 (the "1996 Act"). Therefore, the Company will be required to divest one FM station in each market in order to comply with the 1996 Act.

     Escrow funds of $17,000,000 paid by the Company in connection with the completed transactions subsequent to year end and the pending transactions have been classified as other assets at December 31, 1996 in the accompanying consolidated balance sheet.

  (c) Chancellor Broadcasting Merger and Viacom Acquisition

     On February 16, 1997, the Company entered into a stock purchase agreement with Viacom International, Inc. ("Viacom") whereby the Company agreed to acquire all of the issued and outstanding capital stock of certain subsidiaries of Viacom ("Viacom Subsidiaries") for an aggregate purchase price of $1,075,000,000 in cash. The Viacom Subsidiaries own and operate ten radio stations in five major markets.

     On February 19, 1997, the Company and Evergreen entered into an agreement to merge with Chancellor Broadcasting Company ("Chancellor") and Chancellor Radio Broadcasting Company, in a stock-for-stock transaction with the Company remaining as the surviving corporation.

     On February 19, 1997, the Company and Evergreen and Chancellor entered into a joint purchase agreement whereby in the event that consummation of the Company's stock purchase agreement with Viacom occurs prior to consummation of the transaction with Chancellor, Chancellor will be required to purchase the Viacom Subsidiaries that own and operate four of the ten stations for $480,000,000 and the Company will purchase the Viacom Subsidiaries that own and operate the remaining six stations for $595,000,000. In the event consummation of the stock purchase agreement with Viacom occurs after the consummation of the transaction with Chancellor, the surviving corporation will acquire the stock of the Viacom Subsidiaries.

     Completion of the Chancellor Merger and the Viacom Acquisition would result in the Company's ownership of a number of stations in the Chicago, San Francisco, Washington, D.C., Detroit and Sacramento markets in excess of the maximum number of stations under common ownership permitted by the 1996 Act. Therefore, the Company will be required to divest the following stations in order to comply with the 1996 Act: (i) one FM station in the Chicago market;
(ii) two FM stations in the San Francisco market; (iii) one FM station and two AM stations in the Washington, D.C. market; (iv) one FM station in the Detroit market; and (v) one AM station in the Sacramento market.

          EVERGREEN MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES

(3) PROPERTY AND EQUIPMENT

     Property and equipment consists of the following at December 31, 1995 and 1996:

                                                        ESTIMATED
                                                       USEFUL LIFE     1995       1996
                                                       -----------    -------    -------
Broadcast and other equipment........................  3-15 years     $36,428    $47,937
Buildings and improvements...........................  3-20 years       8,570     11,735
Furniture and fixtures...............................  5- 7 years       6,429      8,392
Land.................................................          --       6,524      7,379
                                                                      -------    -------
                                                                       57,951     75,443
Less accumulated depreciation........................                  20,112     27,250
                                                                      -------    -------
                                                                      $37,839    $48,193
                                                                      =======    =======

(4) INTANGIBLE ASSETS

     Intangible assets consist of the following at December 31, 1995 and 1996:

                                                     ESTIMATED
                                                    USEFUL LIFE      1995        1996
                                                    -----------    --------    --------
Broadcast licenses................................  15-40 years    $187,024    $498,766
Goodwill..........................................  15-40 years      70,317     131,775
Other intangibles.................................   1-40 years     291,203     397,062
                                                                   --------    --------
                                                                    548,544    1,027,603
Less accumulated amortization.....................                   89,757     173,960
                                                                   --------    --------
                                                                   $458,787    $853,643
                                                                   ========    ========

     In addition to broadcast licenses and goodwill, categories of other intangible assets include: (i) premium advertising revenue base (the value of the higher radio advertising revenues in certain of the Company's markets as compared to other markets of similar population); (ii) advertising client base (the value of the well-established advertising base in place at the time of acquisition of certain stations); (iii) talent contracts (the value of employment contracts between certain stations and their key employees); (iv) fixed asset delivery premium (the benefit expected from the Company's ability to operate fully constructed and operational stations from the date of acquisition), and (v) premium audience growth pattern (the value of expected above-average population growth in a given market).

(5) ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses consist of the following at December 31, 1995 and 1996:

                                                               1995       1996
                                                              -------    -------
Accounts payable............................................  $11,081    $20,311
Accrued payroll.............................................    1,816      4,413
Accrued interest............................................    1,304      1,642
Accrued dividends...........................................    1,020         --
Accrued income taxes........................................      671         --
                                                              -------    -------
                                                              $15,892    $26,366
                                                              =======    =======

          EVERGREEN MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES

(6) LONG-TERM DEBT

     Long-term debt consists of the following at December 31, 1995 and 1996:

                                                                1995        1996
                                                              --------    --------
Senior Credit Facility (a)..................................  $187,000    $348,000
Senior Notes (b)............................................    14,000      10,000
                                                              --------    --------
Total long-term debt........................................   201,000     358,000
Less current portion........................................     4,000      26,500
                                                              --------    --------
                                                              $197,000    $331,500
                                                              ========    ========

  (a) Senior Credit Facility

     On November 6, 1992, the Company entered into a variable rate loan agreement with a group of banks providing for a $115,000,000 term loan and a revolving loan of up to $55,000,000. On November 28, 1994, amounts outstanding under this agreement were retired with borrowings under a new senior credit facility (the "Senior Credit Facility") which provided for a $150,000,000 term loan ("Term Loan") and a revolving loan of up to $200,000,000 ("Revolving Loan"). In connection with this debt restructuring, the Company wrote off the unamortized balance of deferred debt issuance costs of $3,585,000 as an extraordinary charge.

     In connection with the Pyramid Acquisition, the Company amended and restated the Senior Credit Facility. Under the amended agreement, dated January 17, 1996, the $150,000,000 Term Loan and $200,000,000 Revolving Loan remained in place, and the Company also established an additional revolving facility of up to $275,000,000 (the "New Revolving Loan").

     Borrowings under the Senior Credit Facility bear interest at a rate based, at the option of the Company, on the participating banks' prime rate or Eurodollar rate, plus an incremental rate. Without giving effect to the interest rate swap and cap agreements described in the following paragraph, the interest rate on the $150,000,000 outstanding under the Term Loan at December 31, 1996 was 7.03% on a blended basis, based on Eurodollar rates, and the interest rates on $185,000,000 and $5,000,000 of advances outstanding under the Revolving Loan were 7.17% and 8.625% at December 31, 1996, based on the Eurodollar and prime rates, respectively. The interest rate on the $8,000,000 outstanding under the New Revolving Loan at December 31, 1996 was 7.13% on a blended basis, based on Eurodollar rates. The Company pays fees of 1/2% per annum on the aggregate unused portion of the loan commitment, in addition to an annual agent's fee.

     As required by the terms of the Senior Credit Facility, the Company has entered into interest rate swap agreements with certain of the participating banks under the Senior Credit Facility. These swap agreements have the effect of reducing the impact of changes in interest rates on the Company's floating rate debt under the Senior Credit Facility. At December 31, 1996, interest rate swap agreements covering a notional balance of $425,000,000 were outstanding. These outstanding swap agreements mature from 1997 through 1999 and require the Company to pay fixed rates of 4.96%-6.38% plus an incremental rate while the counterparty pays a floating rate based on the six-month London Interbank Borrowing Offered Rate ("LIBOR"). In addition to these swap agreements, in connection with the BPI Acquisition the Company assumed interest rate cap agreements. The outstanding interest rate cap agreement at December 31, 1996 covers a notional balance of $10,000,000 and provides for a fixed rate of 8.0% and matures during 1997. During the years ended December 31, 1995 and 1996, the Company recognized charges (income) under its interest rate swap and cap agreements of $(275,000) and $110,584, respectively. Because the interest rate swap and cap agreements are with banks that are lenders under the Senior Credit Facility, the Company is not exposed to credit loss.

     The Term Loan is payable in quarterly installments beginning March 31, 1997 and ending June 30, 2002, while availability under the Revolving Loan reduces quarterly commencing March 31, 1997 and ending

          EVERGREEN MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES

June 30, 2002. Availability under the New Revolving Loan reduces quarterly beginning March 31, 1998 and ending December 31, 2002.

  (b) Senior Notes

     The Company issued $20,000,000 of senior notes (the "Senior Notes") in 1989. The Senior Notes bear interest at 11.59% per annum payable quarterly and principal is payable in equal quarterly installments of $1,000,000 through May 1999.

  (c) Other

     The Senior Credit Facility and the Senior Notes each contain certain financial and operational covenants and other restrictions with which the Company must comply, including, among others, limitations on capital expenditures, corporate overhead and the incurrence of additional indebtedness, restrictions on the use of borrowings, paying cash dividends and redeeming or repurchasing Evergreen's capital stock, and requirements to maintain certain financial ratios, including cash flow and debt service coverage (as defined). The Senior Credit Facility also separately restricts the Company from making certain acquisitions without the prior consent of the lenders. If the Company increases its leverage beyond certain specified levels in order to effect an acquisition, the Senior Notes require that the Company prepay all principal and accrued interest thereunder, together with a "make whole" premium equal to the amount of unearned interest, based on current market rates, through the original maturity date.

     Substantially all of the Company's assets are pledged as security for the Senior Credit Facility and Senior Notes under the loan agreements. The obligations of the Company under the Senior Credit Facility and Senior Notes rank pari passu.

     A summary of the future maturities of long-term debt follows:

1997........................................................  $26,500
1998........................................................   76,500
1999........................................................   63,250
2000........................................................   70,000
2001........................................................   72,500
Thereafter..................................................   49,250

(7) STOCK COMPENSATION

     Evergreen has established the 1992, 1993 and 1995 Key Employee Stock Option Plans (the "Employee Option Plans") which provide for the issuance of stock options to officers and other key employees of the Company and its subsidiaries. The Employee Option Plans make available for issuance an aggregate of 1,957,500 shares of Evergreen's Class A Common Stock. Options issued under the Employee Option Plans have varying vesting periods as provided in separate stock option agreements and generally carry an expiration date of ten years subsequent to the date of issuance. Options issued under the 1993 and 1995 Employee Option Plans are required to have exercise prices equal to or in excess of the fair market value of Evergreen's Class A Common Stock on the date of issuance.

     In May 1995, Evergreen also established the Stock Option Plan for Non-Employee Directors (the "Director Plan") which provides for the issuance of stock options to non-employee directors of the Company. The Director Plan makes available for issuance an aggregate of 225,000 shares of Class A Common Stock. Options issued under the Director Plan have exercise prices equal to the fair market value of the Evergreen Class A Common Stock on the date of issuance, vest over a three year period and have an expiration date of ten years subsequent to the date of issuance.

          EVERGREEN MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES

     In connection with the BPI Acquisition, Evergreen assumed outstanding options to purchase 94,000 shares of BPI common stock held by BPI employees. Options to purchase approximately 87,000 shares of the Evergreen's Class A Common Stock vested and became exercisable on May 12, 1996.

     Evergreen applies APB Opinion No. 25 in accounting for its Employee Option Plans and, accordingly, no compensation cost has been recognized for its stock options in the consolidated financial statements. Had Evergreen determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net loss would have been increased to the pro forma amounts indicated below:

                                                               1995        1996
                                                              -------    --------
Net loss:
  As reported...............................................  $(5,850)   $(16,194)
  Pro forma.................................................   (8,787)    (20,969)

     Pro forma net loss reflects only options granted in 1995 and 1996. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net loss amounts presented above because compensation cost is reflected over the options' vesting period of one year and compensation cost for options granted during 1994 is not considered.

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 1995 and 1996: dividend yield of 0% for all years; expected volatility of 44.5%; risk-free interest rate of 6.0% and expected lives ranging from three to seven years.

     Following is a summary of activity in the employee option plans and agreements discussed above for the years ended December 31, 1994, 1995 and 1996:

                                         1994                   1995                   1996
                                  -------------------   --------------------   --------------------
                                             WEIGHTED               WEIGHTED               WEIGHTED
                                             AVERAGE                AVERAGE                AVERAGE
                                             EXERCISE               EXERCISE               EXERCISE
                                   SHARES     PRICE      SHARES      PRICE      SHARES      PRICE
                                  --------   --------   ---------   --------   ---------   --------
Outstanding at beginning of
  year..........................   877,500    $ 0.01      978,000    $ 3.10    1,289,874    $ 6.91
  Granted.......................   280,500     10.67      413,138     16.17      587,250     23.12
  Exercised.....................  (180,000)     0.01      (25,500)     1.29      (83,403)     8.54
  Canceled......................         -         -      (75,764)     8.59      (13,729)     9.91
                                  --------    ------    ---------    ------    ---------    ------
Outstanding at end of year......   978,000    $ 3.10    1,289,874    $ 6.91    1,779,992    $11.93
                                  ========    ======    =========    ======    =========    ======
Options exercisable at year
  end...........................   697,500                945,000                967,742
                                  ========              =========              =========
Weighted average fair value of
  options granted during the
  year..........................                                     $ 8.54                 $ 9.76
                                                                     ======                 ======

          EVERGREEN MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES

     The following table summarizes information about stock options outstanding at December 31, 1996:

                                                  WEIGHTED
                                    NUMBER         AVERAGE     WEIGHTED       NUMBER       WEIGHTED
                                OUTSTANDING AT    REMAINING    AVERAGE    EXERCISABLE AT   AVERAGE
                                 DECEMBER 31,    CONTRACTUAL   EXERCISE    DECEMBER 31,    EXERCISE
                                     1996           LIFE        PRICE          1996         PRICE
                                --------------   -----------   --------   --------------   --------
$0.01.........................      660,000       6.3 years     $ 0.01       660,000        $ 0.01
$9.69 to 12.33................      307,742       7.9 years      10.49       307,742         10.49
$21.33 to 26.75...............      812,250       8.8 years      22.49             -             -
                                  ---------                     ------       -------        ------
                                  1,779,992                     $11.93       967,742        $ 3.29
                                  =========                     ======       =======        ======

(8) INCOME TAXES

     Income tax expense attributed to loss from continuing operations consists of:

                                                              1995      1996
                                                              -----    -------
Current tax expense:
  Federal...................................................  $ 246    $   485
  State.....................................................    425        972
                                                              -----    -------
          Total current tax expense.........................    671      1,457
Deferred federal benefit....................................   (479)    (4,353)
                                                              -----    -------
          Total income tax expense (benefit)................  $ 192    $(2,896)
                                                              =====    =======

     The Company did not incur significant tax expense during the years ended December 31, 1994 as its operations did not generate taxable income.

     Total income tax expense (benefit) differed from the amount computed by applying the U.S. federal statutory income tax rate of 35% to loss from continuing operations for the years ended December 31, 1994, 1995 and 1996 as a result of the following:

                                                             1994      1995      1996
                                                            -------   -------   -------
Computed "expected" tax benefit...........................  $(1,172)  $(1,980)  $(6,682)
Amortization of goodwill..................................      355       788     2,477
Net operating loss carryforwards for which no tax benefit
  was recognized..........................................      760       923        --
State income taxes, net of federal benefit................       --       276       632
Other, net................................................       57       185       677
                                                            -------   -------   -------
                                                            $    --   $   192   $(2,896)
                                                            =======   =======   =======

          EVERGREEN MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 1995 and 1996 are presented below:

                                                                1995       1996
                                                              --------   ---------
Deferred tax assets:
  Net operating loss carryforwards..........................  $ 18,748   $  13,519
  Accrued compensation primarily relating to stock
     options................................................     1,787       1,687
  Other.....................................................       649       1,215
                                                              --------   ---------
          Total deferred tax assets.........................    21,184      16,421
                                                              --------   ---------
Deferred tax liabilities:
  Property and equipment and intangibles, primarily
     resulting from difference in bases from BPI and Pyramid
     Acquisitions...........................................   (49,884)   (101,761)
Other.......................................................      (533)       (758)
                                                              --------   ---------
          Total deferred tax liabilities....................   (50,417)   (102,519)
                                                              --------   ---------
          Net deferred tax liability........................  $(29,233)    (86,098)
                                                              ========   =========

     Deferred tax assets and liabilities are computed by applying the U.S. federal income tax rate in effect to the gross amounts of temporary differences and other tax attributes, such as net operating loss carryforwards. As a result of the application of purchase accounting to the BPI Acquisition in May 1995, the Company recognized deferred tax assets of $15,380,000, which had not been recognized by the Company in previous periods. Recognition of these assets effectively reduced goodwill resulting from the acquisitions by a corresponding amount.

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. The Company expects the deferred tax assets at December 31, 1996 to be realized as a result of the reversal during the carryforward period of existing taxable temporary differences giving rise to deferred tax liabilities, the generation of taxable income in the carryforward period and the disposition of one or more of its stations.

     At December 31, 1996, the Company has net operating loss carryforwards available to offset future taxable income of approximately $38,600,000 which begin to expire in 2004. Approximately $29,700,000 of such net operating loss carryforwards are subject to annual use limitations of up to $2,800,000 per year.

(9) OPERATING LEASES

     The Company has noncancelable operating leases, primarily for office space. These leases generally contain renewal options for periods ranging from one to ten years and require the Company to pay all executory costs such as maintenance and insurance. Rental expense for operating leases (excluding those with lease terms of one month or less that were not renewed) was approximately $2,193,000, $3,073,000 and $5,462,000 during 1994, 1995 and 1996, respectively.

          EVERGREEN MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES

     Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 1996 are as follows:

YEAR ENDING DECEMBER 31:
------------------------
  1997..................................  $4,658
  1998..................................   4,001
  1999..................................   4,015
  2000..................................   3,625
  2001..................................   3,559

(10) COMMITMENTS AND CONTINGENCIES

     In August 1993, Evergreen terminated an agreement with Sagittarius Broadcasting Company (an affiliate of Infinity Broadcasting Corporation) and One Twelve, Inc. (collectively, the "Claimants" or the "Plaintiffs") pursuant to which programming featuring radio personality Howard Stern was broadcast on radio station WLUP-AM (now WMVP-AM) in Chicago. The Claimants allege that termination of the agreement was wrongful and have sued Evergreen in the Supreme Court of the State of New York, County of New York (the "Court"). The agreement required payments to the Claimants in the amount of $2,600,000 plus five percent of advertising revenues generated by the programming over the three-year term of the agreement. A total of approximately $680,000 was paid to the Claimants pursuant to the agreement prior to termination. Claimants' original complaint alleged claims for breach of contract, indemnification, breach of fiduciary duty and fraud. Plaintiffs' aggregate prayer for relief in the original complaint totaled $45,000,000. On July 12, 1994, the Court granted the Evergreen's motion to dismiss Plaintiffs' claims for fraud and breach of fiduciary duty. On June 6, 1995, the Court denied the Plaintiff's motion for summary judgment on their contract and indemnification claims and this order has been affirmed on appeal. On May 17, 1996, after the close of discovery, Evergreen filed a motion for summary judgment, seeking the dismissal of the remaining claims in the original complaint. On July 1, 1996, Plaintiffs moved for leave to amend their complaint in order to add claims for breach of the covenant of good faith and fair dealing, tortious interference with business advantage and prima facia punitive damages in excess of $25,000,000. On March 13, 1997, the Court denied the Evergreen's motion for summary judgment, allowed Plaintiffs' request to amend the complaint to add a claim for breach of the covenant of good faith and fair dealing, and denied Plaintiffs' request to amend the complaint to add claims for tortious interference with business advantage and prima facia tort. Evergreen believes that it acted within its rights in terminating the agreement.

     The Company and Evergreen are also involved in various other claims and lawsuits which are generally incidental to its business. The Company is vigorously contesting all such matters and believes that their ultimate resolution will not have a material adverse effect on its consolidated financial position, results of operations or cash flows.

     Evergreen offers substantially all of its employees voluntary participation in a 401(k) Plan. The Company may make discretionary contributions to the plan; however, no such contributions were made by the Company during 1994, 1995 or 1996.

          EVERGREEN MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES

(11) FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following table presents the carrying amounts and estimated fair values of the Company's financial instruments for which the estimated fair value of the instrument differs significantly from its carrying amounts at December 31, 1995 and 1996. The fair value of a financial instrument is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties.

                                                 1995                  1996
                                          -------------------   -------------------
                                          CARRYING     FAIR     CARRYING     FAIR
                                           AMOUNT     VALUE      AMOUNT     VALUE
                                          --------   --------   --------   --------
Interest rate swaps.....................  $     --   $    272   $     --   $   (199)
Long-term debt -- Senior Notes..........   (14,000)   (15,443)   (10,000)   (10,572)

     The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

          Cash and cash equivalents, accounts receivable and accounts payable: The carrying amount of these assets and liabilities approximates fair value because of the short maturity of these instruments.

          Interest rate swaps: The fair value of the interest rate swap and cap contracts is estimated by obtaining quotations from brokers. The fair value is an estimate of the amounts that the Company would receive (pay) at the reporting date if the contracts were transferred to other parties or canceled by the broker. The carrying amounts of receivables (payables) under interest rate swaps and caps are included in accrued expenses in the accompanying consolidated balance sheets.

          Long-term debt: The fair values of the Company's Senior Notes are based on discounted cash flows under the Senior Notes using interest rates currently available to the Company for similar debt issues. As amounts outstanding under the Company's Senior Credit Facility agreements bear interest at current market rates, their carrying amounts approximate fair market value.

(12) SUBSEQUENT EVENTS (UNAUDITED)

     On April 1, 1997, the Company swapped WQRS-FM in Detroit (which the Company acquired on the same date for $32.0 million in cash), in exchange for WWRC-AM in Washington, D.C. and $9.5 million in cash.

     On May 1, 1997, the Company acquired WDAS-FM/AM in Philadelphia for $103.0 million in cash plus various other direct acquisition costs.

     On April 25, 1997, the Company and a syndicate of commercial banks entered into a second Amended and Restated Loan Agreement (as amended, the "Senior Credit Facility") with a total current commitment of $1.75 billion. The Senior Credit Facility consists of a $1.25 billion revolving credit facility and a $500 million term loan facility. The loans bear interest at a rate based, at the option of the Company, on the participating banks' prime rate or Eurodollar rate plus an incremental rate.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Chancellor Radio Broadcasting Company:

     We have audited the accompanying consolidated balance sheets of Chancellor Radio Broadcasting Company and Subsidiaries (collectively the "Company") as of December 31, 1995 and 1996 and the related consolidated statements of operations, changes in common stockholder's equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 1995 and 1996 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                            COOPERS & LYBRAND L.L.P.

Dallas, Texas
February 13, 1997,
except for Note 15 as
to which the date is
February 19, 1997

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                      DECEMBER 31,
                                                              ----------------------------
                                                                  1995            1996
                                                              ------------    ------------
Current assets:
  Cash......................................................  $  1,314,214    $  3,788,546
  Accounts receivable, net of allowance for doubtful
     accounts of $263,528 and $1,023,660, respectively......    13,243,292      46,584,705
  Prepaid expenses and other................................       546,405       2,753,731
                                                              ------------    ------------
          Total current assets..............................    15,103,911      53,126,982
  Restricted cash...........................................            --      20,363,329
  Property and equipment, net...............................    17,925,845      49,122,932
  Intangibles and other, net................................   203,808,395     551,406,094
  Deferred financing costs, net.............................     4,284,413      16,723,346
                                                              ------------    ------------
          Total assets......................................  $241,122,564    $690,742,683
                                                              ============    ============

                           LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable..........................................  $  1,873,888    $  4,409,389
  Accrued liabilities.......................................     4,692,948      12,529,831
  Accrued interest..........................................     2,710,891       6,868,839
  Current portion of long-term debt.........................     4,062,500         400,000
                                                              ------------    ------------
          Total current liabilities.........................    13,340,227      24,208,059
  Long-term debt............................................   168,107,242     354,913,499
  Deferred income taxes.....................................     4,952,361       2,606,314
  Other.....................................................            --         801,572
                                                              ------------    ------------
          Total liabilities.................................   186,399,830     382,529,444
                                                              ------------    ------------
Commitments (Note 11)
Redeemable senior cumulative exchangeable preferred stock,
  par value $.01 per share; 1,000,000 shares authorized,
  none and 1,000,000 shares issued and outstanding,
  respectively; preference in liquidation of $109,110,301...            --     107,222,416
Common stockholder's equity:
  Common stock, par value $.01 per share; 2,000 shares
     authorized, 1,000 shares issued and outstanding,
     respectively...........................................            10              10
  Additional paid-in capital................................    66,359,990     219,520,102
  Accumulated deficit.......................................   (11,637,266)    (18,529,289)
                                                              ------------    ------------
          Total common stockholder's equity.................    54,722,734     200,990,823
                                                              ------------    ------------
          Total liabilities and stockholder's equity........  $241,122,564    $690,742,683
                                                              ============    ============

    The accompanying notes are an integral part of the financial statements.

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                    YEAR ENDED DECEMBER 31,
                                          -------------------------------------------
                                             1994            1995            1996
                                          -----------    ------------    ------------
Gross broadcasting revenues.............  $30,080,829    $ 73,278,860    $203,188,125
Less agency commissions.................    3,763,734       8,956,717      24,786,594
                                          -----------    ------------    ------------
          Net revenues..................   26,317,095      64,322,143     178,401,531
                                          -----------    ------------    ------------
Operating expenses:
  Programming, technical and news.......    5,678,829      11,734,285      40,987,411
  Sales and promotion...................    7,137,039      17,556,256      47,026,490
  General and administrative............    2,844,284       8,174,189      23,195,565
  Depreciation and amortization.........    2,954,159       8,256,268      20,877,374
  Corporate expenses....................      599,657       1,815,535       4,844,985
  Stock option compensation.............           --       6,360,000       3,800,000
                                          -----------    ------------    ------------
                                           19,213,968      53,896,533     140,731,825
                                          -----------    ------------    ------------
          Income from operations........    7,103,127      10,425,610      37,669,706
Other (income) expense:
  Interest expense......................    5,246,827      18,114,549      35,703,862
  Other, net............................      (19,265)         42,402          68,419
                                          -----------    ------------    ------------
          Income (loss) before provision
            for income taxes and
            extraordinary loss..........    1,875,565      (7,731,341)      1,897,425
Provision for income taxes..............    1,163,716       3,799,955       4,612,551
                                          -----------    ------------    ------------
          Net income (loss) before
            extraordinary loss..........      711,849     (11,531,296)     (2,715,126)
Extraordinary loss on early
  extinguishment of debt, net of income
  tax benefit...........................      817,819              --       4,176,897
                                          -----------    ------------    ------------
          Net loss......................     (105,970)    (11,531,296)     (6,892,023)
Dividends and accretion on preferred
  stock.................................           --              --      11,556,943
Loss on repurchase of preferred stock...           --              --      16,570,065
                                          -----------    ------------    ------------
          Net loss attributable to
            common stock................  $  (105,970)   $(11,531,296)   $(35,019,031)
                                          ===========    ============    ============

    The accompanying notes are an integral part of the financial statements.

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

       CONSOLIDATED STATEMENTS OF CHANGES IN COMMON STOCKHOLDER'S EQUITY

                                            COMMON STOCK
                                          ----------------      ADDITIONAL       ACCUMULATED
                                          SHARES    AMOUNT    PAID-IN CAPITAL      DEFICIT          TOTAL
                                          ------    ------    ---------------    ------------    ------------
Balance, December 31, 1993..............      --       --                  --              --              --
  Issuance of common stock on January
     10, 1994...........................   1,000     $ 10        $ 25,499,990              --    $ 25,500,000
  Issuance of common stock on October
     12, 1994...........................   1,000       10          34,499,990              --      34,500,000
  Net loss..............................      --       --                  --    $   (105,970)       (105,970)
                                          ------     ----        ------------    ------------    ------------
Balance, December 31, 1994..............   2,000       20          59,999,980        (105,970)     59,894,030
  Stock option compensation.............      --       --           6,360,000              --       6,360,000
  Contribution of stock held by
     affiliate of Hicks, Muse, Tate &
     Furst..............................  (1,000)     (10)                 10              --              --
  Net loss..............................      --       --                  --     (11,531,296)    (11,531,296)
                                          ------     ----        ------------    ------------    ------------
Balance, December 31, 1995..............   1,000       10          66,359,990     (11,637,266)     54,722,734
  Loss on repurchase of preferred
     stock..............................      --       --         (16,570,065)             --     (16,570,065)
  Dividends and accretion on preferred
     stock..............................      --       --         (11,556,943)             --     (11,556,943)
  Capital contributions.................      --       --         181,287,120              --     181,287,120
  Net loss..............................      --       --                  --      (6,892,023)     (6,892,023)
                                          ------     ----        ------------    ------------    ------------
Balance, December 31, 1996..............   1,000     $ 10        $219,520,102    $(18,529,289)   $200,990,823
                                          ======     ====        ============    ============    ============

    The accompanying notes are an integral part of the financial statements.

              CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                               YEAR ENDED DECEMBER 31,
                                                     --------------------------------------------
                                                         1994            1995           1996
                                                     -------------   ------------   -------------
Cash flows from operating activities:
  Net loss.........................................  $    (105,970)  $(11,531,296)  $  (6,892,023)
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation and amortization.................      2,954,159      8,256,268      20,877,374
     Amortization of deferred financing costs......        226,000        791,000       2,633,583
     Stock option compensation.....................             --      6,360,000       3,800,000
     Deferred income taxes.........................      1,490,716      3,788,877       4,548,481
     Extraordinary loss............................        490,819             --       4,176,897
     Changes in assets and liabilities, net of the
       effects of acquired businesses:
       Accounts receivable, net....................     (9,675,567)    (2,343,520)    (13,408,364)
       Prepaids and other..........................        216,036       (214,868)       (982,637)
       Accounts payable............................      1,509,064       (541,914)      1,429,070
       Accrued liabilities.........................      1,334,397        447,196       3,706,725
       Accrued interest............................      2,251,654        459,237       4,157,948
                                                     -------------   ------------   -------------
          Net cash provided by operating
            activities.............................        691,308      5,470,980      24,047,054
                                                     -------------   ------------   -------------
Cash flows from investing activities:
  Purchases of broadcasting properties.............   (204,509,849)   (24,351,529)   (439,533,609)
  Purchases of other property and equipment........       (238,648)    (1,709,897)     (3,208,553)
                                                     -------------   ------------   -------------
          Net cash used in investing activities....   (204,748,497)   (26,061,426)   (442,742,162)
                                                     -------------   ------------   -------------
Cash flows from financing activities:
  Proceeds from issuance of long-term debt.........    168,910,299             --     277,627,630
  Proceeds from borrowings under revolving debt
     facility......................................      5,639,237     54,458,819     101,966,762
  Repayment of long-term debt......................    (25,000,000)    (2,437,500)   (109,816,233)
  Repayments of borrowings under revolving debt
     facility......................................     (3,975,539)   (31,633,467)   (105,540,183)
  Issuance of preferred stock......................             --             --     175,412,322
  Repurchase of preferred stock....................             --             --     (95,462,423)
  Additional capital contributions.................     60,000,000             --     178,525,254
  Distribution of additional paid in capital.......             --             --      (1,038,134)
  Payment of preferred stock dividends.............             --             --        (505,555)
                                                     -------------   ------------   -------------
          Net cash provided by financing
            activities.............................    205,573,997     20,387,852     421,169,440
                                                     -------------   ------------   -------------
          Net increase (decrease) in cash..........      1,516,808       (202,594)      2,474,332
Cash, at beginning of year.........................             --      1,516,808       1,314,214
                                                     -------------   ------------   -------------
Cash, at end of year...............................  $   1,516,808   $  1,314,214   $   3,788,546
                                                     =============   ============   =============
Supplemental Disclosure of Cash Flow Information
  (Note 5):
Cash paid during the period for:
  Interest.........................................  $   2,769,173   $ 16,864,312   $  28,912,331
  Income taxes.....................................  $          --   $         --   $      62,407
Non-cash financing:
  Dividends and accretion on preferred stock.......  $          --   $         --   $  11,556,943

    The accompanying notes are an integral part of the financial statements.

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION

     Chancellor Radio Broadcasting Company, formerly Chancellor Broadcasting Company ("Chancellor Radio Broadcasting") and its wholly owned subsidiaries (collectively, the "Company") operate in a single industry segment, which segment encompasses the ownership and management of radio broadcast stations located in markets throughout the United States. Chancellor Radio Broadcasting, a wholly owned subsidiary of Chancellor Broadcasting Company, formerly Chancellor Corporation ("Chancellor"), was formed in June 1994 to acquire and operate radio stations owned by American Media, Inc. and two corporations and one partnership affiliated with American Media, Inc. (collectively, the "American Media Station Group") and by Chancellor Communications Corporation ("Chancellor Communications"). That transaction was consummated on October 12, 1994. Chancellor Communications was formed in 1993 to acquire and operate radio stations KGBY-FM and KFBK-AM. That transaction closed on January 10, 1994 and the consolidated financial statements include the activity of all the stations since their respective dates of acquisition.

     In June 1995, the 1,000 shares of common stock of Chancellor Communications held by an affiliate of Hicks, Muse, Tate & Furst Incorporated ("Hicks Muse") were exchanged for additional shares of common stock of Chancellor, which subsequently contributed these shares to Chancellor Radio Broadcasting as an additional capital contribution. As a result, Chancellor Communications became a wholly owned subsidiary of Chancellor Radio Broadcasting. Chancellor Communications was then merged with the Company. The transactions had no effect on the financial position or results of operations of the Company.

     Chancellor Broadcasting Licensee Company is a wholly-owned non-operating legal entity formed to hold title to the Company's broadcast licenses. Such entity has no significant other assets and no material liabilities, contingencies or commitments. Consistent with industry practice for financial reporting purposes, no material value has been specifically allocated to the licenses. Accordingly, no financial statement information has been provided herein due to its immateriality to investors.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     The consolidated financial statements include the accounts of Chancellor and its subsidiaries Chancellor Broadcasting and Chancellor Broadcasting Licensee Company for all periods presented, and its subsidiaries Trefoil Communications, Inc., Shamrock Broadcasting Inc., Shamrock Radio Licenses, Inc., Shamrock Broadcasting Licenses of Denver, Inc. and Shamrock Broadcasting of Texas, Inc. from their date of acquisition. All significant intercompany accounts and transactions have been eliminated.

  Cash

     The Company maintains cash in demand deposits with financial institutions. The Company had no cash equivalents during the periods presented. All highly liquid investments with an original maturity of less than three months are considered cash equivalents.

  Property and Equipment

     Property and equipment is stated at cost, less accumulated depreciation and amortization. Depreciation is determined using the straight-line method over the estimated useful lives of the various classes of assets, which range from three to twenty-five years. Leasehold improvements are amortized over the shorter of their useful lives or the terms of the related leases. Costs of repairs and maintenance are charged to operations as incurred.

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

  Intangibles

     Goodwill represents the excess of cost over the fair values of the identifiable tangible and other intangible net assets acquired and is being amortized over the straight-line method over forty years. Other intangible assets comprise amounts paid for pending acquisitions, agreements not to compete, a tower lease advantage and organization costs incurred in the incorporation of the Company. Other intangibles, excluding pending acquisition costs, are being amortized by the straight-line method over their estimated useful lives ranging from three to ten years. Pending acquisition costs are deferred and capitalized as part of completed acquisitions or expensed in the period in which the pending acquisition is terminated.

     The Company evaluates intangible assets for potential impairment by analyzing the operating results, future cash flows on an undiscounted basis, trends and prospects of the Company's stations, as well as by comparing them to their competitors. The Company also takes into consideration recent acquisition patterns within the broadcast industry, the impact of recently enacted or potential FCC rules and regulations and any other events or circumstances which might indicate potential impairment.

  Deferred Financing Costs

     Costs associated with obtaining debt financing are capitalized and amortized using the interest method over the term of the related debt. As a result of refinancing the Company's original credit facility, during the year ended December 31, 1994 unamortized deferred financing costs of approximately $818,000 were expensed as an extraordinary item in the consolidated statements of operations. As a result of refinancing the Company's second credit facility, the early redemption of $20.0 million of its existing notes (defined) and the prepayment of $18.7 million of it's a Term Loan Facility (defined) from its third credit facility, during the year ended December 31, 1996 unamortized deferred financing costs of $3.4 million, less $543,500 of tax benefit, were expensed as an extraordinary item in the consolidated statements of operations. Approximately $5.1 million, $118,000 and $18.6 million of new financing costs were incurred for the years ended December 31, 1994, 1995 and 1996, respectively. Accumulated amortization at December 31, 1995 and 1996, amounted to approximately $959,000 and $2.8 million, respectively.

  Revenue Recognition

     Broadcasting operations derive revenue primarily from the sale of program time and commercial announcements to local, regional and national advertisers. Revenue is recognized when the programs and commercial announcements are broadcast.

  Barter Transactions

     Barter transactions represent advertising time exchanged for promotional items, advertising, supplies, equipment, and services. Barter revenue is recorded at the fair value of the goods or services received and is recognized in income when the advertisements are broadcast. Goods or services are charged to expense when received or used. Advertising time owed and goods or services due the Company are included in accounts payable and accounts receivable, respectively.

  Advertising Costs

     The Company incurs various marketing and promotional costs to add and maintain listenership. These costs are expensed as incurred and totaled approximately $1.4 million, $4.2 million and $16.2 million for the years ended December 31, 1994, 1995 and 1996, respectively.

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

  Stock Option Compensation

     Stock option compensation expense is recognized in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees".

  Income Taxes

     Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable earnings. Valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not to be realized. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities.

     Chancellor, Chancellor Radio Broadcasting and Chancellor Broadcasting Licensee Company have elected to file consolidated federal income tax returns (the "Chancellor Group") and Trefoil Communications, Inc., Shamrock Broadcasting Inc., Shamrock Radio Licenses, Inc., Shamrock Broadcasting Licenses of Denver, Inc. and Shamrock Broadcasting of Texas, Inc. have elected to file consolidated federal income tax returns (the "Shamrock Group"). Each of these groups have entered into a tax sharing agreement governing the allocation of any consolidated federal income tax liability among its members. In general, each subsidiary allocates and pays income taxes computed as if each subsidiary filed a separate federal income tax return. Similar principles apply to any consolidated state and local income tax liabilities.

  Concentration of Credit Risk

     The Company's revenue and accounts receivable primarily relate to advertising of products and services within the radio stations' broadcast areas. The Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers. Credit losses have been within management's expectations and adequate allowances for any uncollectible trade receivables are maintained.

  Reclassifications

     Certain prior year amounts have been reclassified to conform with the current year's presentation.

3. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                                    DECEMBER 31,
                                                             --------------------------
                                                                1995           1996
                                                             -----------    -----------
Land.......................................................  $ 1,572,229    $ 3,036,663
Building and building improvements.........................    3,159,848      9,202,378
Towers and antenna systems.................................    3,689,972     14,476,104
Studio, technical and transmitting equipment...............    7,830,375     23,026,564
Office equipment, furniture and fixtures...................    2,484,261      5,521,010
Record library.............................................    1,800,510      2,193,236
Vehicles...................................................      362,787      1,117,908
Construction in progress...................................      503,504         78,877
                                                             -----------    -----------
                                                              21,403,486     58,652,740
Less accumulated depreciation..............................   (3,477,641)    (9,529,808)
                                                             -----------    -----------
                                                             $17,925,845    $49,122,932
                                                             ===========    ===========

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

     Depreciation expense for the years ended December 31, 1994, 1995 and 1996 was $0.9 million, $2.6 million and $6.5 million, respectively.

4. INTANGIBLE AND OTHER ASSETS

     Intangible and other assets consist of the following:

                                                                   DECEMBER 31,
                                                           ----------------------------
                                                               1995            1996
                                                           ------------    ------------
Goodwill.................................................  $205,971,820    $567,377,120
Noncompete agreements....................................     1,950,000       2,025,000
Tower lease advantage....................................       305,000         305,000
Pending acquisition costs................................     3,246,265       2,620,474
Other....................................................        45,718         626,220
                                                           ------------    ------------
                                                            211,518,803     572,953,814
Less accumulated amortization............................    (7,710,408)    (21,547,720)
                                                           ------------    ------------
                                                           $203,808,395    $551,406,094
                                                           ============    ============

     Amortization expense for intangible assets for the years ended December 31, 1994, 1995 and 1996 was $2.0 million, $5.7 million and $14.3 million, respectively.

5. ACQUISITIONS AND DISPOSITIONS OF BROADCASTING PROPERTIES

     On January 9, 1994, Chancellor Communications purchased substantially all the assets and assumed certain liabilities of KGBY-FM and KFBK-AM for approximately $49.5 million, including acquisition costs. Liabilities assumed were limited to certain ongoing contractual rights and obligations. The acquisition has been accounted for as a purchase and, accordingly, the results of operations associated with the acquired assets have been included in the accompanying statements from the date of acquisition.

     The acquisition is summarized as follows (in thousands):

Assets acquired and liabilities assumed:
  Property and equipment....................................  $ 4,921
  Goodwill and other intangibles............................   44,401
  Prepaid expenses and other assets.........................      413
  Accrued liabilities.......................................     (205)
                                                              -------
          Total acquisition.................................  $49,530
                                                              =======

     On October 12, 1994, Chancellor Radio Broadcasting purchased substantially all the assets and assumed certain liabilities consisting solely of accrued expenses and future payments under ongoing contracts of the American Media Station Group (other than KHYL-FM in Sacramento, California) for approximately $139.5 million in cash, including acquisition costs and payments in respect of agreements not to compete. On the same date, Chancellor Communications purchased all the assets and certain liabilities consisting solely of accrued expenses and future payments under ongoing contracts of KHYL-FM for approximately $15.5 million in cash, including acquisition costs and payments in respect of an agreement not to compete. These acquisitions have been accounted for as purchases and, accordingly, the results of operations associated with the acquired assets have been included in the accompanying statements from the date of acquisition.

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

     The acquisition is summarized as follows (in thousands):

Assets acquired and liabilities assumed:
  Property and equipment....................................  $ 12,671
  Goodwill and other intangibles............................   142,618
  Prepaid expenses and other assets.........................       353
  Accrued liabilities.......................................      (662)
                                                              --------
          Total acquisition.................................  $154,980
                                                              ========

     Simultaneously with the closing of these transactions, Chancellor acquired all of Chancellor Communications' outstanding nonvoting stock in exchange for newly issued shares of Chancellor's nonvoting stock. Chancellor contributed all the acquired shares of Chancellor Communication's nonvoting stock to Chancellor Radio Broadcasting, as a result of which Chancellor Communications became a subsidiary of Chancellor Radio Broadcasting. Because these entities are under common management and control, this exchange has been accounted for at historical cost in a manner similar to a pooling of interests.

     On July 31, 1995, the Company purchased substantially all the assets and assumed certain liabilities of KDWB-FM for approximately $22.6 million, including acquisition costs. Liabilities assumed were limited to certain ongoing contractual rights and obligations. The acquisition has been accounted for as a purchase and, accordingly, the results of operations associated with the acquired assets have been included in the accompanying statements from the date of acquisition.

     The acquisition is summarized as follows (in thousands):

Assets acquired and liabilities assumed:
  Property and equipment................   $ 1,866
  Goodwill and other intangibles........    21,032
  Prepaid expenses and other assets.....        82
  Other liabilities.....................      (383)
                                           -------
          Total acquisition.............   $22,597
                                           =======

     On February 14, 1996, the Company acquired all of the outstanding capital stock of Trefoil Communications, Inc. ("Trefoil") for approximately $408.0 million, including acquisition costs. Trefoil is a holding company, the sole asset of which is the capital stock of Shamrock Broadcasting, Inc. ("Shamrock Broadcasting"). The acquisition of Trefoil was financed through a new credit agreement, new senior subordinated notes, Chancellor's initial public stock offering, senior exchangeable preferred stock and the issuance of unregistered common stock of Chancellor. The acquisition of Trefoil was accounted for as a purchase for financial accounting purposes and a non-taxable business combination for tax purposes and, accordingly, the results of operations associated with the acquired assets have been included in the accompanying statements from the date of acquisition.

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

     The acquisition is summarized as follows (in thousands):

Assets acquired and liabilities assumed:
  Cash..................................  $     38
  Accounts receivable, net..............    18,636
  Prepaid expenses and other assets.....     1,274
  Property and equipment................    36,429
  Goodwill and other intangibles........   361,425
  Deferred tax asset....................     5,464
  Accrued liabilities...................   (14,564)
  Other noncurrent liabilities..........      (702)
                                          --------
          Total acquisition.............  $408,000
                                          ========

     Simultaneously with the acquisition of Trefoil, the Company entered into a time brokerage agreement with Evergreen Media Corporation for the outsourcing of certain limited functions of WWWW-FM and WDFN-AM, both Detroit stations acquired with Trefoil, and an option to purchase such stations for $30.0 million of cash. These stations were operated pursuant to this agreement until January 30, 1997, the date on which the disposition of these stations occurred. Subsequent to the acquisition of Trefoil, KTBZ-FM, a Houston station acquired with Trefoil, was operated by Secret Communications, L.P. ("Secret") under a Local Marketing Agreement ("LMA")/Exchange Agreement with the Company. In March 1996, the Company entered into an agreement to exchange KTBZ-FM and $5.6 million of cash to Secret for KALC-FM and KIMN-FM, Denver, Colorado. The Company began managing certain limited functions of these stations, pursuant to an LMA, effective April 1, 1996 and closed on the exchange of the stations effective July 31, 1996. The exchange has been accounted for using the fair values of the assets exchanged plus the $5.6 million of additional cash and $0.8 million of additional acquisition costs, and was allocated to the net assets acquired based upon their estimated fair market values. The excess of the purchase price over the estimated fair value of net assets acquired amounted to approximately $28.7 million, which has been accounted for as goodwill and is being amortized over 40 years using the straight line method.

     The exchange is summarized as follows (in thousands):

Assets acquired and liabilities assumed:
  Prepaid expenses and other assets.........................  $   163
  Property and equipment....................................    2,363
  Goodwill and other intangibles............................   28,657
  Accrued liabilities.......................................     (138)
                                                              -------
          Total acquisition.................................  $31,045
                                                              =======

     On May 15, 1996, the Company entered into an agreement to acquire substantially all the assets and certain liabilities of OmniAmerica Group ("Omni") for an aggregate price of $178.0 million, including $163.0 million of cash and $15.0 million of Chancellor's Class A Common Stock. On June 24, 1996, the Company entered into an agreement with American Radio Systems Corporation ("American Radio") whereby it will exchange the West Palm Beach, Florida stations acquired from Omni for American Radio's KSTE-AM and $33.0 million of cash. KSTE-AM is located in Rancho Cordova, California and is part of the Sacramento market. On July 1, 1996, Chancellor entered into an agreement with SFX Broadcasting, Inc. ("SFX") whereby it will exchange the Jacksonville, Florida stations being acquired pursuant to the Omni acquisition agreement and $11.0 million of cash for SFX's WBAB-FM, WBLI-FM, WGBB-AM and WHFM-FM, Nassau-Suffolk, New York. Pursuant to various agreements, the Company began managing certain limited functions of the remaining Omni stations and the SFX stations beginning July 1, 1996, and station KSTE-AM beginning August 1, 1996.

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

     On November 22, 1996, the Company acquired substantially all the assets of WKYN-AM, Florence, Kentucky, for approximately $1.4 million, including transaction costs. WKYN-AM serves the Cincinnati, Ohio market.

     On January 23, 1997, the Company acquired substantially all the assets and certain liabilities of Colfax Communications ("Colfax") for an aggregate price of $373.0 million. Liabilities assumed were limited to certain ongoing contractual rights and obligations. The acquisition will be accounted for as a purchase. Pursuant to the acquisition agreement, at December 31, 1996 the Company had $20.4 million of cash in a restricted escrow account which was remitted to Colfax at closing. On January 29, 1997, the Company entered into an agreement to sell WMIL-FM and WOKY-AM, Milwaukee, Wisconsin stations acquired from Colfax, to Clear Channel Radio, Inc. for $40.0 million in cash.

     On February 13, 1997, the Company acquired substantially all the assets and certain liabilities of Omni. Liabilities assumed were limited to certain ongoing contractual rights and obligations. The acquisition will be accounted for as a purchase.

     The following summarizes the unaudited consolidated pro forma data as though the acquisitions of KDWB-FM, Shamrock Broadcasting Company and KIMN-FM and KALC-FM had occurred as of the beginning of 1995 (in thousands):

                                                      1995                       1996
                                            ------------------------   ------------------------
                                            HISTORICAL    PRO FORMA    HISTORICAL    PRO FORMA
                                            ----------   -----------   ----------   -----------
                                                         (UNAUDITED)                (UNAUDITED)
Net revenue...............................   $ 64,322     $162,360      $178,402     $187,198
Net income (loss) before extraordinary
  loss....................................    (11,531)      (8,319)       (2,715)        (310)
Net loss..................................    (11,531)      (8,319)       (6,892)        (310)

     The following summarizes the unaudited consolidated pro forma balance sheet as of December 31, 1996 as though the acquisition of Colfax, the issuance of the Exchangeable Preferred Stock, the issuance of Chancellor's Convertible Preferred Stock (including the over-allotment), and the New Credit Agreement had occurred on that date (in thousands):

                                                              HISTORICAL     PRO FORMA
                                                              ----------    -----------
                                                                            (UNAUDITED)
Total assets................................................   $690,743     $1,053,833
                                                               ========     ==========
Current liabilities.........................................   $ 24,208     $   40,598
Long-term liabilities.......................................    358,322        410,359
Preferred stock.............................................    107,222        404,585
Common stockholder's equity.................................    200,991        198,291
                                                               --------     ----------
Total liabilities and stockholders' equity..................   $690,743     $1,053,833
                                                               ========     ==========

6. ACCRUED LIABILITIES

     Accrued liabilities consist of the following:

                                                                   DECEMBER 31,
                                                             -------------------------
                                                                1995          1996
                                                             ----------    -----------
Salaries...................................................  $  534,297    $ 3,697,072
Sales commissions..........................................     889,010      2,149,167
Rep commissions............................................     561,189      1,549,048
Other......................................................   2,708,452      5,134,544
                                                             ----------    -----------
                                                             $4,692,948    $12,529,831
                                                             ==========    ===========

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

7. LONG-TERM DEBT

     Long-term debt consists of the following:

                                                                  DECEMBER 31,
                                                          ----------------------------
                                                              1995            1996
                                                          ------------    ------------
Term loan...............................................  $ 67,562,500    $ 74,968,527
Revolving credit loan...................................    24,607,242      20,344,972
Subordinated notes due 2004.............................    80,000,000     260,000,000
                                                          ------------    ------------
                                                           172,169,742     355,313,499
Less current portion....................................     4,062,500         400,000
                                                          ------------    ------------
                                                          $168,107,242    $354,913,499
                                                          ============    ============

     The Company's term and revolving credit facilities were refinanced on January 23, 1997, in conjunction with the acquisition of Colfax Communications under a new bank credit agreement (the "New Credit Agreement") with Bankers Trust Company, as administrative agent, and other institutions party thereto. The New Credit Agreement includes a $225.0 million term loan facility (the "Term Loan Facility") and a revolving loan facility (the "Revolving Loan Facility" and, together with the Term Loan, the "New Bank Financing"). The Revolving Loan Facility originally provides for borrowings up to $120.0 million, which is subsequently reduced as and when the Company receives the net cash proceeds of the pending station swaps and dispositions. In connection with the refinancing of the term and revolving loan facilities, the Company incurred an extraordinary charge to write-off deferred finance costs of approximately $4.5 million.

     The New Bank Financing is collateralized by (i) a first priority perfected pledge of all capital stock and notes owned by the Company and (ii) a first priority perfected security interest in all other assets (including receivables, contracts, contract rights, securities, patents, trademarks, other intellectual property, inventory, equipment and real estate) owned by the Company, excluding FCC licenses, leasehold interests in studio or office space and leasehold and partnership interests in tower or transmitter sites in which necessary consents to the granting of a security interest cannot be obtained without payments to any other party or on a timely basis. The New Bank Financing also is guaranteed by the subsidiaries of Chancellor and Chancellor Radio Broadcasting, whose guarantees are collateralized by a first priority perfected pledge of the capital stock Chancellor Radio Broadcasting.

     The Term Loan Facility is due in increasing quarterly installments beginning in 1997 and matures in January 2003. All outstanding borrowings under the Revolving Facility mature in January 2003. The facilities bear interest at a rate equal to, at the Company's option, the prime rate of Bankers Trust Company, as announced from time to time, or the London Inter-Bank Offered Rate ("LIBOR") in effect from time to time, plus an applicable margin rate. The Company pays quarterly commitment fees in arrears equal to either .375% or .250% per annum on the unused portion of the Revolving Facility, depending upon whether the Company's leverage ratio is equal to or greater than 4.5:1 or less than 4.5:1, respectively. The bank financing facilities which existed on December 31, 1996 accrued interest at the prime rate plus 1.25% (9.5%) on $3.3 million and the LIBOR rate plus 2.50% (8.125%) on $92.0 million of borrowings.

     In connection with the IPO (defined), the Company redeemed 25% of its Existing Notes (defined) for approximately $22.2 million. The redemption was completed in March 1996 and resulted in an extraordinary charge of $2.8 million. The remaining $60.0 million 12 1/2% Senior Subordinated Notes due 2004 (the "Existing Notes") mature October 1, 2004, and bear interest at 12.5% per annum. On February 14, 1996, in conjunction with the acquisition of Trefoil Communications, Inc., the Company issued $200.0 million aggregate principal amount of 9 3/8% Senior Subordinated Notes due 2004 (the "New Notes" and, together with the Existing Notes, the "Notes"), which mature on October 1, 2004, and bear interest at 9.375% per annum. Interest on the Notes is paid semi-annually. The Existing and New Notes are redeemable, in whole or in part, at the option of the Company on or after October 1, 1999 and February 1, 2000, respectively, at redemption prices expressed as a percentage of the principal amount, ranging from 100.000% to 105.556%,

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES plus accrued interest thereon to the date of acquisition. In addition, prior to January 31, 1999, the Company may redeem up to 25% of the original aggregate principal amount of the New Notes with the net proceeds of one or more public equity offerings. The Notes are unsecured obligations of the Company, ranking subordinate in right of payment to all senior debt of the Company. The New Notes rank pari passu in right of payment to the Existing Notes. The Notes are guaranteed on a senior subordinated basis by Chancellor Radio Broadcasting Company's subsidiaries.

     Scheduled debt maturities for the Company's outstanding long-term debt at December 31, 1996 for each of the next five years and thereafter are as follows:

1997........................................................  $    400,000
1998........................................................       400,000
1999........................................................     9,874,886
2000........................................................    11,296,119
2001........................................................    17,469,864
Thereafter..................................................   315,872,630
                                                              ------------
                                                              $355,313,499
                                                              ============

     See Note 5 for pro forma effects of the New Bank Financing subsequent to year end. Both the New Bank Financing and Notes indentures contain certain covenants, including, among others, limitations on the incurrence of additional debt, in the case of the New Bank Financing; requirements to maintain certain financial ratios; and restrictions on the payment of dividends to stockholders and from the subsidiaries to Chancellor.

8. CAPITAL STRUCTURE

     In February 1996, Chancellor sold 7.7 million shares of its Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), in an initial public offering, (the "IPO"), which generated net proceeds of $142.4 million, and in a private placement, issued $100.0 million of exchangeable redeemable preferred stock (the "Acquisition Preferred Stock") of Chancellor Radio Broadcasting and 742,192 shares of Class A common stock of Chancellor to an affiliated entity and other investors.

     Immediately prior to the IPO, Chancellor effected a recapitalization of its current capital stock. Pursuant to the recapitalization, each six shares of Chancellor's Nonvoting Stock were reclassified into one share of Class A Common Stock. Each six shares of Chancellor's Voting Stock were reclassified into one share of Class B Common Stock and each six shares of Convertible Nonvoting Stock were reclassified into one share of Class C Common Stock. In connection with the recapitalization, 63,334 shares of Class A Common Stock were exchanged for an equal number of shares of Class B Common Stock, and an additional 8,484,410 shares of Class A Common Stock were exchanged for an equal number of shares of Class C Common Stock. The recapitalization has been given retroactive effect in the financial statements.

     In February 1996, subsequent to the IPO, the Company completed a private placement of $100.0 million of newly authorized Senior Cumulative Exchangeable Preferred Stock (the "Old Preferred Stock"). Upon completion, the proceeds of the Old Preferred Stock were used to redeem the Acquisition Preferred Stock and 55,664 shares of Class A Common Stock. The redemption resulted in a charge to net loss attributable to common stock of approximately $16.6 million and an additional reduction of paid-in capital of approximately $1.0 million.

     In June 1996, the holders of Chancellor's Class C Common Stock filed an application with the FCC to convert the stock into Chancellor's Class B Common Stock. The holders of Class C Common Stock received approval of their applications and subsequently converted their stock on October 22, 1996.

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

     In August 1996 pursuant to an agreement entered into at the time of the IPO, Chancellor sold 1.2 million shares of Class A Common Stock in a private placement to an affiliated entity, which generated proceeds of $23.0 million which were contributed to Chancellor Radio Broadcasting.

     In September 1996, the Company completed an exchange offering whereby it exchanged the Old Preferred Stock for 1,000,000 shares of 12 1/4% Series A Senior Cumulative Exchangeable Preferred Stock (the "Senior Exchangeable Preferred Stock") in a transaction registered under the Securities Act of 1933, as amended. The terms of the Senior Exchangeable Preferred Stock are substantially identical to those of the Old Preferred Stock. Dividends on the Senior Exchangeable Preferred Stock accrue from its date of issuance and are payable quarterly commencing November 15, 1996, at a rate per annum of 12 1/4% of the then effective liquidation preference per share. Dividends may be paid, at the Company's option, on any dividend payment date occurring on or prior to February 15, 2001 either in cash or by adding such dividends to the then effective liquidation preference of the Senior Exchangeable Preferred Stock. The Senior Exchangeable Preferred Stock is redeemable at the Company's option, in whole or in part at any time on or after February 15, 2001, at various redemption prices, plus, accumulated and unpaid dividends to the date of redemption. In addition, prior to February 15, 1999, the Company may, at its option, redeem the Senior Exchangeable Preferred Stock with the net cash proceeds from one or more Public Equity Offerings (as defined), at various redemption prices, plus, accumulated and unpaid dividends to the redemption date; provided, however, that after any such redemption there is outstanding at least 75% of the number of shares of Senior Exchangeable Preferred Stock originally issued.

     The Company is required, subject to certain conditions, to redeem all of the Senior Exchangeable Preferred Stock outstanding on February 15, 2008, at a redemption price equal to 100% of the then effective liquidation preference thereof, plus, accumulated and unpaid dividends to the date of redemption. Upon the occurrence of a change of control (as defined), the Company must offer to purchase all of the then outstanding shares of Senior Exchangeable Preferred Stock at a price equal to 101% of the then effective liquidation preference thereof, plus, accumulated and unpaid dividends to the date of purchase. Subject to certain conditions, the Senior Exchangeable Preferred Stock is exchangeable in whole, but not in part, at the option of the Company, on any dividend payment date for the Company's 12 1/4% subordinated exchange debentures due 2008.

     On January 23, 1997, Chancellor completed a private placement of $100.0 million of newly authorized 7% Convertible Preferred Stock (the "Convertible Preferred Stock") and Chancellor Radio Broadcasting completed a private placement of $200.0 million of newly authorized 12% Exchangeable Preferred Stock (the "Exchangeable Preferred Stock").

     Dividends on the Convertible Preferred Stock accrue from its date of issuance and are payable quarterly commencing April 15, 1997, at a rate per annum of 7% of the liquidation preference per share. The liquidation preference of the Convertible Preferred Stock is $50.00 per share, and requires cash dividends of $7.7 million per year. Because Chancellor is a holding company with no assets other than the common stock of the Company, Chancellor will rely solely on the dividends from the Company to satisfy its dividend payment obligation on the 7% Convertible Preferred Stock. The Convertible Preferred Stock is convertible at the option of the holder at any time after March 23, 1997, unless previously redeemed, into Class A Common Stock of Chancellor at a conversion price of $32.90 pre share of Class A Common Stock, subject to adjustment in certain events. In addition, after January 19, 2000, the Company may, at its option, redeem the Convertible Preferred Stock, in whole or in part, at specified redemption prices plus accrued and unpaid dividends through the redemption date. Upon the occurrence of a change of control (as defined), Chancellor must, subject to certain conditions, offer to purchase all of the then outstanding shares of Convertible Preferred Stock at a price equal to 101% of the liquidation preference thereof, plus accrued and unpaid dividends to the date of purchase.

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

     Dividends on the Exchangeable Preferred Stock will accrue from the date of its issuance and will be payable semi-annually commencing July 15, 1997, at a rate per annum of 12% of the liquidation preference per share. Dividends may be paid, at the Company's option, on any dividend payment date occurring on or prior to January 15, 2002 either in cash or in additional shares of Exchangeable Preferred Stock. The liquidation preference of the Exchangeable Preferred Stock will be $100.00 per share. The Exchangeable Preferred Stock is redeemable at the Company's option, in whole or in part at any time on or after January 15, 2002, at the redemption prices set forth herein, plus accrued and unpaid dividends to the date of redemption. In addition, prior to January 15, 2000, the Company may, at its option, redeem the Exchangeable Preferred Stock with the net cash proceeds from one or more Public Equity Offerings (as defined), at various redemption prices plus accrued and unpaid dividends to the redemption date; provided, however, that after any such redemption there is outstanding at least $150.0 million aggregate liquidation preference of Exchangeable Preferred Stock. The Company is required, subject to certain conditions, to redeem all of the Exchangeable Preferred Stock outstanding on January 15, 2009, at a redemption price equal to 100% of the liquidation preference thereof, plus accrued and unpaid dividends to the date of redemption. Upon the occurrence of a Change of Control (as defined), the Company will, subject to certain conditions, offer to purchase all of the then outstanding shares of Exchangeable Preferred Stock at a price equal to 101% of the liquidation preference thereof, plus accrued and unpaid dividends to the repurchase date. In addition, prior to January 15, 1999, upon the occurrence of a Change of Control, the Company will have the option to redeem the Exchangeable Preferred Stock in whole but not in part at a redemption price equal to 112% of the liquidation preference thereof, plus accrued and unpaid dividends to the date of redemption. The Exchangeable Preferred Stock will, with respect to dividend rights and rights on liquidation, rank junior to the Senior Exchangeable Preferred Stock. Subject to certain conditions, the Exchangeable Preferred Stock is exchangeable in whole, but not in part, at the option of the Company, on any dividend payment date for the Company's 12% subordinated exchange debentures due 2009, including any such securities paid in lieu of cash interest.

     In addition to the accrued dividends discussed above, the recorded value of the Senior Exchangeable Preferred Stock, the Convertible Preferred Stock and the Exchangeable Preferred Stock includes or will include an amount for the accretion of the difference between the stock's fair value at date of issuance and its mandatory redemption amount, calculated using the effective interest method.

9. INCOME TAXES

     All of the Company's revenues were generated in the United States. The provision for income taxes for continuing operations consists of the following:

                                                                    YEAR ENDED DECEMBER 31
                                                             ------------------------------------
                                                                1994         1995         1996
                                                             ----------   ----------   ----------
Current:
  State....................................................  $       --   $   11,098   $   64,070
Deferred:
  Federal..................................................   1,267,109    3,220,528    3,866,209
  State....................................................     223,607      568,329      682,272
                                                             ----------   ----------   ----------
          Total provision..................................  $1,490,716   $3,799,955   $4,612,551
                                                             ==========   ==========   ==========

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

     Income tax expense differs from the amount computed by applying the federal statutory income tax rate of 34% to income before income taxes for the following reasons:

                                                  YEAR ENDED DECEMBER 31,
                                          ---------------------------------------
                                             1994          1995           1996
                                          ----------    -----------    ----------
U.S. federal income tax at statutory
  rate..................................  $  637,692    $(2,628,656)   $  645,125
State income taxes, net of federal
  benefit...............................     112,533       (463,880)      113,846
Valuation allowance provided for loss
  carryforward generated during the
  current period........................     720,490      6,589,750       307,000
Reconciliation of return to estimate....          --         71,510            --
Permanent difference....................      20,001        231,231     3,546,580
                                          ----------    -----------    ----------
                                          $1,490,716    $ 3,799,955    $4,612,551
                                          ==========    ===========    ==========

                                                 DECEMBER 31,
                                          ---------------------------
                                             1995            1996
                                          -----------    ------------
The deferred tax assets (liabilities)
  consist of the following:
  Loss carryforwards expiring 2009 and
     2010...............................  $ 4,766,240    $ 11,806,985
  Deferred stock option compensation
     deduction..........................    2,544,000       4,064,000
  Tax credits...........................           --       2,951,555
  Other.................................      105,411         680,819
                                          -----------    ------------
     Gross deferred tax assets..........    7,415,651      19,503,359
                                          -----------    ------------
  Depreciation and amortization.........   (5,057,772)    (21,488,463)
                                          -----------    ------------
  Deferred tax assets valuation
     allowance..........................   (7,310,240)       (621,210)
                                          -----------    ------------
     Net deferred tax liabilities.......  $(4,952,361)   $ (2,606,314)
                                          ===========    ============

     The deferred tax valuation allowance was originally established due to the uncertainty surrounding the realizability of the Company's deferred tax assets using the "more likely than not" criteria. During the fourth quarter of 1996, the Company revised its estimate of the likelihood that it will realize the majority of its deferred tax assets and adjusted its valuation allowance accordingly. This revised estimate was the direct result of the acquisition of Trefoil. Reversal of the valuation allowance related to deferred tax assets which existed on the date of acquisition or which were acquired as a result of the Trefoil acquisition were credited against the original purchase accounting allocation to goodwill. The reversal of the valuation allowance related to deferred tax assets generated subsequent to the acquisition were credited as a reduction of income tax expense and extraordinary losses as appropriate.

     The Company's tax credits and net operating loss carryforwards at December 31, 1996 begin expiring in 1997 and 2001, respectively. The Company has provided a valuation allowance for those tax credits which do not meet a "more likely than not" realizability test.

10. EMPLOYEE BENEFIT PLAN

     The Company has a 401(k) Savings Plan, whereby eligible employees can contribute up to either 15% of their salary, per year, subject to certain maximum contribution amounts. Prior to 1996, the Company had not made any contributions to the plan, nor is it required to in future periods. However, the Company did elect to make a discretionary match for 1996 of approximately $250,000. Employees become eligible to participate in the plan after the completion of one year of service and the attainment of age twenty-one.

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

11. COMMITMENTS

     The Company leases real property, office space, broadcasting equipment and office equipment under various noncancellable operating leases. Certain of the Company's leases contain escalation clauses, renewal options and/or purchase options. In addition, the Company assumed lease obligations in connection with the acquisition of Trefoil on February 14, 1996. The Company also has employment and rating survey agreements in excess of one year, and has entered into a twelve-year financial monitoring and oversight agreement with Hicks Muse & Co. Partners, L.P., which is an affiliate of Hicks, Muse, Tate & Furst Incorporated.

     Future minimum payments under the noncancellable operating lease agreements at December 31, 1996 are approximately as follows:

1997........................................................  $ 6,023,586
1998........................................................    4,865,095
1999........................................................    4,277,779
2000........................................................    3,564,247
2001........................................................    2,805,282
Thereafter..................................................   13,080,261
                                                              -----------
                                                              $34,616,250
                                                              ===========

     Rent expense was approximately $227,000, $1.3 million and $4.8 million for the years ended December 31, 1994, 1995 and 1996, respectively.

12. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

     For cash, short-term debt, and other current amounts receivable and payable, and the variable-rate term debt, the carrying amount approximates fair value.

     For the fixed-rate long-term debt, the fair value is estimated based on quoted market prices. The carrying values at December 31, 1995 and 1996 was $80.0 million and $260.0 million, respectively, and the estimated fair values at each date were $85.4 million and $267.8 million, respectively.

     For Chancellor Radio Broadcasting's Senior Exchangeable Preferred Stock, the fair value of $113.75 per share at December 31, 1996 is estimated based on quoted market prices.

13. STOCK-BASED COMPENSATION

     During 1994, Chancellor's Board of Directors granted options to purchase 996,068 shares of its common stock to the senior management of the Company at exercise prices of $6.00 and $7.50. The option agreements vest over a five year period and originally contained certain performance criteria and indexed exercise prices. On September 30, 1995, Chancellor entered into an agreement with its senior management to substantially revise and amend these option agreements to eliminate certain of the performance criteria provisions and to adjust and fix the exercise prices at $7.50 and $8.40, respectively. Management developed an estimate of the fair value of the stock options in the amount of $19.0 million. Based upon this estimate and the applicable vesting periods, the Company recognized stock option compensation expense and a corresponding credit to equity of $6.4 million in 1995, with the remaining amount to be amortized over an approximate four year period.

     During 1994, Chancellor's Board of Directors adopted a stock option plan for its non-employee directors providing for the grant of options and stock awards for up to 480,000 shares of its common stock. Upon

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES election to the Board of Directors, each person shall be granted a stock option to purchase a number of shares of common stock equal to the number of shares of common stock acquired by purchase by such person upon their initial election to the Board of Directors. Each option shall be immediately vested, will have a maximum term of ten years and an exercise price, as determined by the plan committee, equal to or greater than the fair market value of the common stock on the respective dates of grant.

     In February 1996, Chancellor's Board of Directors adopted a stock award plan for the Company's management, employees and non-employee directors, elected after the date of adoption of the plan, providing for the grant of options and stock awards for up to 916,456 shares of Chancellor's Class A Common Stock. The Company's compensation committee has the sole authority to grant stock options and to establish option exercise prices and vesting schedules. However, per-share exercise prices shall not be less than the fair market value of the stock on the respective date of grant and if the compensation committee does not determine a vesting schedule, such option shall vest 20% on the first anniversary of the respective date of grant and the remaining 80% shall vest pro rata on a monthly basis over the four-year period following the first anniversary of the date of grant. Non-employee directors elected after the effective date of this plan automatically are granted a fully-vested option to purchase 5,000 shares of Chancellor's Class A Common Stock on the date he or she first becomes a member of the Board of Directors. Terms of all options are limited to ten years.

     A summary of the Company's option activity follows. The Company has elected to continue expense recognition under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and accordingly, has included certain required pro forma information. Estimates of weighted-average grant-date fair values of options granted and pro forma option compensation amounts were determined using the Black-Scholes Single Option approach assuming an expected option term of 6 years, interest rates ranging from 5.5% to 7.2%, a dividend yield of zero and a volatility factor of .4 (zero for options issued prior to the Company's initial public offering in February 1996).

                                                   FOR THE YEAR ENDED DECEMBER 31,
                       ----------------------------------------------------------------------------------------
                                  1996                          1994                           1995
                       --------------------------   ----------------------------   ----------------------------
                                 WEIGHTED AVERAGE               WEIGHTED AVERAGE               WEIGHTED AVERAGE
                       SHARES     EXERCISE PRICE     SHARES      EXERCISE PRICE     SHARES      EXERCISE PRICE
                       -------   ----------------   ---------   ----------------   ---------   ----------------
Beginning of year....       --        $  --           996,068        $7.27         1,022,734        $ 7.89
  Granted:
     Exercise price:
     equals FMV......  996,068         7.27            26,666         7.50           713,916         26.03
     less than FMV...       --           --           996,068         7.90                --            --
  Exercised..........       --           --                --           --                --            --
  Canceled...........       --           --          (996,068)        7.27            (9,000)        24.51
                       -------       ------         ---------       ------         ---------       -------
End of year..........  996,068        $7.27         1,022,734        $7.89         1,727,650        $15.30
                       =======       ======         =========       ======         =========       =======
Exercisable as of end
  of year............       --        $  --           225,879        $7.85           431,758        $ 8.06
                       =======       ======         =========       ======         =========       =======
Weighted-average
  grant-date fair
  value of options
  granted:
     Exercise price:
     equals FMV......       --         3.59                          12.69
     less than FMV...       --        21.56                             --

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

                           OPTIONS OUTSTANDING                 OPTIONS EXERCISABLE
                 ---------------------------------------   ---------------------------
                                  WEIGHTED AVERAGE
                             ---------------------------
   RANGE OF                     REMAINING       EXERCISE             WEIGHTED AVERAGE
EXERCISE PRICES   SHARES     CONTRACTUAL LIFE    PRICE     SHARES     EXERCISE PRICE
---------------  ---------   ----------------   --------   -------   -----------------
$ 7.50 -- $ 7.50   577,971         7.06          $ 7.50    247,188         $7.50
  8.40 --   8.40   444,763         7.83            8.40    177,904          8.40
 20.00 --  25.25   431,916         9.14           20.51      6,666         20.00
 31.00 --  36.75   273,000         9.75           34.81         --            --
                 ---------        -----          ------    -------        ------
$ 7.50 -- $36.75 1,727,650         8.20          $15.30    431,758         $8.06
                 =========        =====          ======    =======        ======

                                                         YEAR ENDED           YEAR ENDED
                                                      DECEMBER 31, 1995    DECEMBER 31, 1996
                                                      -----------------    -----------------
Historical net loss.................................    $(11,531,296)         $(6,892,023)
Pro forma adjustment for stock option
  compensation......................................        (781,465)          (1,524,302)
Pro forma tax benefit...............................         312,586              609,721
                                                        ------------          -----------
Pro forma net loss..................................    $(12,000,175)         $(7,806,604)
                                                        ============          ===========

14. RELATED PARTY TRANSACTIONS

     The Company has entered into a twelve-year agreement (the "Financial Monitoring and Oversight Agreement") with Hicks Muse & Co. Partners, L.P. ("Hicks Muse Partners") and HM2/Management Partners, L.P. ("HM2"), each of which is an affiliate of Hicks Muse. Chancellor and the Company paid Hicks Muse Partners an annual fee of $82,000, $200,000 and $408,000 for financial oversight and monitoring services for the years ended December 31, 1994, 1995 and 1996, respectively. The annual fee is adjustable each December 31, according to a formula based on changes in the consumer price index. HM2 received fees of approximately $0.3 million, $2.4 million and $6.2 million upon consummation of the acquisitions of KDWB-FM, the American Media Station Group and Trefoil Communications, Inc., respectively, and is entitled to receive a fee equal to 1.5% of the transaction value (as defined) upon the consummation of each add-on transaction (as defined) involving Chancellor or any of its subsidiaries.

     Effective April 1, 1996, the Company entered into a revised financial monitoring and oversight agreement with Hicks & Muse & Co. Partners, L.P. and HM2/Management Partners, L.P., each of which is an affiliate of Hicks, Muse, Tate & Furst Incorporated. The annual fee for financial oversight and monitoring services to the Company has been adjusted to $500,000. The annual fee is adjustable each January 1, to an amount equal to the budgeted consolidated annual net sales of the Company for the then-current fiscal year, multiplied by 0.25%, provided, however, that in no event shall the annual fee be less than $500,000.

     The Financial Monitoring and Oversight Agreement makes available the resources of HM2 and Hicks Muse Partners concerning a variety of financial matters. The services that have been and will continue to be provided by HM2 and Hicks Muse Partners could not otherwise be obtained by Chancellor and the Company without the addition of personnel or the engagement of outside professional advisors.

     In February of 1996, the Company lent $200,000 to an affiliate of the Company. The loan is unsecured, does not bear interest and will be forgiven during the next three years.

15. SUBSEQUENT EVENTS

     On February 14, 1997, Chancellor Radio Broadcasting completed a private placement of an additional $10.0 million of Convertible Preferred Stock pursuant to its over-allotment option. The net proceeds of this offering were used to repay borrowings under the Revolving Credit Facility.

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

     On February 19, 1997, Chancellor and Chancellor Radio Broadcasting entered into an agreement to merge with Evergreen Media Corporation ("Evergreen") in a stock-for-stock transaction (the "Merger"), with Evergreen remaining as the surviving corporation (the "Surviving Company"). Pursuant to the agreement, shareholders of the Company's common stock will receive 0.9091 shares of Evergreen's common stock. Consummation of the merger is subject to shareholder approval and certain other closing conditions including regulatory approval.

     On February 19, 1997, the Company and Evergreen entered into a joint purchase agreement whereby in the event that consummation of the stock purchase agreement between Evergreen and Viacom International, Inc. ("Viacom") occurs prior to the consummation of the Merger, the Company will be required to purchase the Viacom subsidiaries which own four of the ten Viacom stations for $480.0 million and Evergreen will be required to purchase the Viacom subsidiaries which own six of the ten Viacom stations for $595.0 million. In the event that consummation of the stock purchase agreement between Evergreen and Viacom occurs after the consummation of the Merger, the Surviving Company will acquire the stock of certain Viacom subsidiaries which own and operate ten radio stations in five major markets. Consummation of the transaction is dependent upon certain closing conditions, including regulatory approval.

16. UNCERTAINTIES AND THE USE OF ESTIMATES AND ASSUMPTIONS

     On February 8, 1996, the President signed into law the Telecommunications Act of 1996. Among other things, this legislation requires the Federal Communications Commission (the "FCC"), to relax its numerical restrictions on local ownership and affords renewal applicants significant new protections from competing applications for their broadcast licenses. The new legislation will enable the Company to retain all of its radio stations and to acquire more properties; at the same time, this legislation will also allow other broadcast entities to increase their ownership in markets where the Company currently operates stations. The Company's management is unable to determine the ultimate effect of this legislation on its competitive environment.

     The pending acquisition, exchange and merger agreements are subject to various governmental approvals, including the Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the Federal Communications Commission.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual amounts could differ from those estimates.

17. RECENT ACCOUNTING PRONOUNCEMENT

     The Financial Accounting Standards Board issued SFAS No. 128, "Earnings Per Share" in March 1997, which establishes standards for computing and presenting earnings per share. The disclosure requirements of SFAS No. 128 will be effective for the Company's financial statements beginning in 1997. Management has not yet determined the impact that the adoption of SFAS No. 128 will have on the financial statements of the Company.

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

                    CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                     ASSETS

                                                              DECEMBER 31,   MARCH 31,
                                                                  1996          1997
                                                              ------------   ----------
Current assets:
  Cash......................................................      $  3,789   $    4,982
  Accounts receivable, net of allowance for doubtful
     accounts of $1,024 and $1,308, respectively............        46,585       53,037
  Prepaid expenses and other................................         2,754        3,260
                                                                  --------   ----------
          Total current assets..............................        53,128       61,279
  Restricted cash...........................................        20,363       53,750
  Property and equipment, net...............................        49,123       68,180
  Intangibles and other, net................................       551,406      978,094
  Deferred financing costs, net.............................        16,723       14,420
                                                                  --------   ----------
          Total assets......................................      $690,743   $1,175,723
                                                                  ========   ==========
                         LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable..........................................      $  4,409   $    5,280
  Accrued liabilities.......................................        12,530       16,402
  Accrued interest..........................................         6,869        2,011
  Current portion of long-term debt.........................           400       12,500
                                                                  --------   ----------
          Total current liabilities.........................        24,208       36,193
  Long-term debt............................................       354,914      524,121
  Deferred income taxes.....................................         2,606          373
  Other.....................................................           802          786
                                                                  --------   ----------
          Total liabilities.................................       382,530      561,473
                                                                  --------   ----------
Redeemable senior cumulative exchangeable preferred stock,
  par value $.01 per share; 1,000,000 shares authorized,
  issued and outstanding, preference in liquidation of
  $112,451,803..............................................       107,222      110,695
Redeemable cumulative exchangeable preferred stock, par
  value $.01 per share; none and 3,600,000 shares
  authorized, respectively, none and 2,000,000 shares issued and outstanding, respectively, preference in liquidation
  of $200,000,000...........................................            --      196,479
Common stockholder's equity:
  Common stock, par value $.01 per share, 2,000 shares
     authorized, 1,000 shares issued and outstanding........             1            1
  Additional paid-in capital................................       219,519      332,901
  Accumulated deficit.......................................       (18,529)     (25,826)
                                                                  --------   ----------
          Total common stockholder's equity.................       200,991      307,076
                                                                  --------   ----------
          Total liabilities and stockholder's equity........      $690,743   $1,175,723
                                                                  ========   ==========

    The accompanying notes are an integral part of the financial statements.

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                           THREE MONTHS ENDED
                                               MARCH 31,
                                          --------------------
                                            1996        1997
                                          --------    --------
Gross broadcasting revenues.............  $ 29,089    $ 63,477
Less agency commissions.................     3,447       7,623
                                          --------    --------
     Net revenues.......................    25,642      55,854
                                          --------    --------
Operating expenses:
  Programming, technical and news.......     5,145      13,871
  Sales and promotion...................     6,943      15,963
  General and administrative............     4,404       8,353
  Depreciation and amortization.........     4,525       8,109
  Corporate expenses....................     1,008       1,712
  Merger expense........................        --       2,056
  Stock option compensation.............       950         950
                                          --------    --------
                                            22,975      51,014
                                          --------    --------
     Income from operations.............     2,667       4,840
Other (income) expense:
  Interest expense......................     7,647      11,420
  Other, net............................         6      (1,632)
                                          --------    --------
     Loss before provision for income
      taxes and extraordinary loss......    (4,986)     (4,948)
Provision for income taxes..............       939        (400)
                                          --------    --------
     Loss before extraordinary loss.....    (5,925)     (4,548)
Extraordinary loss on early
  extinguishment of debt, net of income
  tax benefit...........................     4,646       2,749
                                          --------    --------
     Net loss...........................   (10,571)     (7,297)
Dividends and accretion on preferred
  stock.................................     1,660       8,135
Loss on repurchase of preferred stock...    16,570          --
                                          --------    --------
     Net loss attributable to common
      stock.............................  $(28,801)   $(15,432)
                                          ========    ========

    The accompanying notes are an integral part of the financial statements.

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

     CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                               COMMON STOCK     ADDITIONAL
                                              ---------------    PAID-IN     ACCUMULATED
                                              SHARES   AMOUNT    CAPITAL       DEFICIT      TOTAL
                                              ------   ------   ----------   -----------   --------
Balance, January 1, 1997....................  1,000    $   1     $219,519     $(18,529)    $200,991
Dividends and accretion on preferred
  stock.....................................     --       --       (8,135)          --       (8,135)
Capital contributions.......................              --      121,517           --      121,517
Net loss....................................     --       --           --       (7,297)      (7,297)
                                              -----    -----     --------     --------     --------
Balance, March 31, 1997.....................  1,000    $   1     $332,901     $(25,826)    $307,076
                                              =====    =====     ========     ========     ========

    The accompanying notes are an integral part of the financial statements.

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                                THREE MONTHS ENDED
                                                                    MARCH 31,
                                                              ----------------------
                                                                1996         1997
                                                              ---------    ---------
Cash flows from operating activities:
  Net loss..................................................  $ (10,571)   $  (7,297)
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................      4,525        8,109
     Amortization of deferred financing costs...............        502          610
     Stock option compensation..............................        950          950
     Deferred income taxes..................................        939         (400)
     Gain on disposition of stations........................         --       (1,513)
     Extraordinary loss.....................................      4,646        2,749
     Changes in assets and liabilities, net of the effects
       of acquired businesses:
       Accounts receivable..................................      2,949        6,774
       Prepaids and other...................................         58           14
       Accounts payable.....................................        761         (530)
       Accrued liabilities..................................        458        1,437
       Accrued interest.....................................      3,568       (4,858)
                                                              ---------    ---------
          Net cash provided by operating activities.........      8,785        6,045
                                                              ---------    ---------
Cash flows from investing activities:
  Purchases of broadcasting properties......................   (405,566)    (582,327)
  Dispositions of broadcasting properties...................         --      103,259
  Purchases of other property and equipment.................       (820)      (1,564)
                                                              ---------    ---------
          Net cash used in investing activities.............   (406,386)    (480,632)
                                                              ---------    ---------
Cash flows from financing activities:
  Proceeds from issuance of long-term debt..................    277,958      222,111
  Proceeds from borrowings under revolving debt facility....     28,609      170,433
  Repayments of long-term debt..............................    (89,785)     (74,968)
  Repayments of borrowings under revolving debt facility....    (52,250)    (139,157)
  Issuances of preferred stock..............................    175,390      191,817
  Repurchase of preferred stock.............................    (95,462)          --
  Additional capital contributions..........................    155,886      105,544
  Distribution of additional paid in capital................     (1,038)          --
  Payment of preferred stock dividends......................       (506)          --
                                                              ---------    ---------
          Net cash provided by financing activities.........    398,802      475,780
                                                              ---------    ---------
          Net increase in cash..............................      1,201        1,193
Cash, at beginning of period................................      1,314        3,789
                                                              ---------    ---------
Cash, at end of period......................................  $   2,515    $   4,982
                                                              =========    =========

    The accompanying notes are an integral part of the financial statements.

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

     The accompanying unaudited consolidated financial statements of Chancellor Radio Broadcasting Company ("Chancellor Radio Broadcasting") and its subsidiaries (the "Company") have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three month period ended March 31, 1997 are not necessarily indicative of the results that may be expected for the year ending December 31, 1997. Chancellor Radio Broadcasting is a direct subsidiary of Chancellor Broadcasting Company ("Chancellor"). Certain prior year amounts have been reclassified to conform with the current year's presentation, which had no effect on net income or stockholder's equity.

2. ACQUISITIONS AND DISPOSITIONS

     On January 23, 1997, the Company acquired substantially all the assets and certain liabilities of Colfax Communications, Inc. and its affiliates ("Colfax") for an aggregate price of $383.7 million. Liabilities assumed were limited to certain ongoing contractual rights and obligations. The acquisition was accounted for as a purchase. Pursuant to the acquisition agreement, at December 31, 1996 the Company had $20.4 million of cash in a restricted escrow account which was remitted to Colfax at closing. On January 29, 1997, the Company entered into an agreement to sell WMIL-FM and WOKY-AM, Milwaukee, Wisconsin stations acquired in this transaction, to Clear Channel Radio, Inc. for $41.3 million in cash. Accordingly, these stations were recorded as assets held for sale with no results of operations or gain or loss recognized. Interest capitalized on this investment amounted to $580,000. The disposition of these stations was completed on March 31, 1997.

     The acquisition is summarized as follows (in thousands):

Assets acquired and liabilities assumed:
  Accounts receivable, net................................  $ 13,234
  Prepaid and other assets................................       470
  Property and equipment..................................    14,624
  Goodwill and other intangibles..........................   317,894
  Other noncurrent assets.................................        46
  Assets held for sale....................................    41,253
  Accrued liabilities.....................................    (3,821)
                                                            --------
                                                            $383,700
                                                            ========

     On January 30, 1997, the Company completed the sale of WWWW-FM and WDFN-AM to Evergreen Media Corporation ("Evergreen") for $30.0 million in cash. The pre-tax gain of $1.5 million is included in other income.

     On February 13, 1997, the Company acquired substantially all the assets and certain liabilities of OmniAmerica Group ("Omni") for $166.0 million of cash and $15.0 million of Chancellor Class A Common Stock. Liabilities assumed were limited to certain ongoing contractual rights and obligations. The acquisition was accounted for as a purchase.

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

     The acquisition is summarized as follows (in thousands):

Assets acquired and liabilities assumed:
  Property and equipment..................................  $  9,209
  Goodwill and other intangibles..........................   171,837
                                                            --------
                                                            $181,046
                                                            ========

     On February 19, 1997, Chancellor and Chancellor Radio Broadcasting entered into an agreement to merge with Evergreen in a stock-for-stock transaction (the "Merger"), with Evergreen remaining as the surviving corporation. Pursuant to the agreement, shareholders of the Company's common stock will receive 0.9091 shares of Evergreen's common stock. Consummation of the merger is subject to shareholder approval and certain other closing conditions including regulatory approval. The Company has incurred $2.1 million of merger costs which have been expensed in the current period.

     On February 19, 1997, the Company and Evergreen entered into a joint purchase agreement whereby in the event that consummation of the stock purchase agreement between Evergreen and Viacom International, Inc. ("Viacom") occurs prior to the consummation of the Merger, the Company will be required to purchase the Viacom subsidiaries which own four of the ten Viacom stations for $480.0 million, plus net working capital, and Evergreen will be required to purchase the Viacom subsidiaries which own six of the ten Viacom stations for $595.0 million, plus net working capital. In the event that consummation of the stock purchase agreement between Evergreen and Viacom occurs after the consummation of the Merger, the Surviving Company will acquire the stock of certain Viacom subsidiaries which own and operate ten radio stations in five major markets. Consummation of the transaction is dependent upon certain closing conditions, including regulatory approval.

     On March 24, 1997, the Company exchanged the West Palm Beach stations acquired from Omni for one AM station in Sacramento, California and approximately $33.0 million in cash from American Radio Systems Corporation (the "American Radio Exchange").

     The following summarizes the unaudited consolidated pro forma data as though the acquisitions of Shamrock Broadcasting Company, KIMN-FM and KALC-FM, Colfax, Omni and KSTE-AM, the dispositions of KTBZ-FM, WWWW-FM and WDFN-AM and the related financing transactions had occurred as of the beginning of 1996 (in thousands, except per share amounts):

                                               THREE MONTHS ENDED       THREE MONTHS ENDED
                                                 MARCH 31, 1996           MARCH 31, 1997
                                             ----------------------   ----------------------
                                             HISTORICAL   PRO FORMA   HISTORICAL   PRO FORMA
                                             ----------   ---------   ----------   ---------
Net revenue................................   $ 25,642    $ 46,014     $ 55,854    $ 57,826
Loss before extraordinary loss.............     (5,925)     (5,552)      (4,548)     (2,325)
Net loss attributable to common stock......    (28,801)    (14,865)     (15,432)    (12,772)

3. LONG-TERM DEBT

     The Company's term and revolving credit facilities were refinanced on January 23, 1997, in conjunction with the acquisition of Colfax under a new bank credit agreement (the "New Credit Agreement") with Bankers Trust Company, as administrative agent, and other institutions party thereto. The New Credit Agreement includes a $225.0 million term loan facility (the "Term Loan Facility") and a $120.0 million revolving loan facility (the "Revolving Loan Facility" and, together with the Term Loan, the "New Bank Financing"). In connection with the refinancing of the term and revolving loan facilities in January 1997, the Company incurred an extraordinary charge to write-off deferred finance costs of approximately $4.5 million.

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

     The Company is negotiating a restated credit agreement (the "Restated Credit Agreement") in order to finance the Viacom purchase. The Company anticipates that the Restated Credit Agreement will consist of a $400.0 million term loan facility and a $350.0 million revolving loan facility; however, the terms of the Restated Credit Agreement are subject to negotiation with its lenders. Also, Chancellor is negotiating a $170.0 million bridge loan facility, the proceeds from which will be contributed to Chancellor Radio Broadcasting in connection with the Viacom acquisition.

     The New Bank Financing is collateralized by (i) a first priority perfected pledge of all capital stock and notes owned by the Company and (ii) a first priority perfected security interest in all other assets (including receivables, contracts, contract rights, securities, patents, trademarks, other intellectual property, inventory, equipment and real estate) owned by the Company, excluding FCC licenses, leasehold interests in studio or office space and leasehold and partnership interests in tower or transmitter sites in which necessary consents to the granting of a security interest cannot be obtained without payments to any other party or on a timely basis. The New Bank Financing also is guaranteed by the subsidiaries of Chancellor and Chancellor Radio Broadcasting, whose guarantees are collateralized by a first priority perfected pledge of the capital stock of Chancellor Radio Broadcasting. The Term Loan Facility is due in increasing quarterly installments beginning in 1997 and matures in January 2003. All outstanding borrowings under the Revolving Facility mature in January 2003. The facilities bear interest at a rate equal to, at the Company's option, the prime rate of Bankers Trust Company, as announced from time to time, or the London Inter-Bank Offered Rate ("LIBOR") in effect from time to time, plus an applicable margin rate. The Company pays quarterly commitment fees in arrears equal to either .375% or .250% per annum on the unused portion of the Revolving Facility, depending upon whether the Company's leverage ratio is equal to or greater than 4.5:1 or less than 4.5:1, respectively. The bank financing facilities which existed on March 31, 1997 accrued interest at the prime rate plus 1.00% (8.25%) on $9.6 million and the LIBOR rate plus 2.00% (7.5%) on $267.0 million of borrowings.

     Scheduled debt maturities for the Company's outstanding long-term debt at March 31, 1997 for each of the next five calendar years and thereafter are as follows, in thousands:

1997......................................................  $  9,375
1998......................................................    21,875
1999......................................................    34,375
2000......................................................    43,125
2001......................................................    48,750
Thereafter................................................   379,121
                                                            --------
                                                            $536,621
                                                            ========

     On May 2, 1997, the Company commenced a tender offer for all $60.0 million of its outstanding 12 1/2% Senior Subordinated Notes (the "Tender Offer"). The Company expects to pay a premium and intends to finance the Tender Offer with additional borrowings under its New Credit Agreement. The Tender Offer and the financing thereof are subject to the approval of the Company's existing lenders. Management expects to complete the Tender Offer prior to the consummation of the Viacom acquisition.

4. CAPITAL STRUCTURE

     During the first quarter of 1997, Chancellor completed a private placement of $110.0 million of newly authorized 7% Convertible Preferred Stock (the "Convertible Preferred Stock") and Chancellor Radio Broadcasting completed a private placement of $200.0 million of newly authorized 12% Exchangeable Preferred Stock (the "Exchangeable Preferred Stock").

     Dividends on the Convertible Preferred Stock accrue from its date of issuance and are payable quarterly commencing April 15, 1997, at a rate per annum of 7% of the liquidation preference per share. Because

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

Chancellor is a holding company with no assets other than the common stock of Chancellor Radio Broadcasting, Chancellor will rely on dividends from Chancellor Radio Broadcasting to permit Chancellor to pay cash dividends in full on the Convertible Preferred Stock. As of March 31, 1997, the accrued dividends for the Convertible Preferred Stock amounted to $1.5 million. The Convertible Preferred Stock is convertible at the option of the holder at any time after March 23, 1997, unless previously redeemed, into Class A Common Stock of Chancellor at a conversion price of $32.90 per share of Class A Common Stock, subject to adjustment in certain events. In addition, after January 19, 2000, the Company may, at its option, redeem the Convertible Preferred Stock, in whole or in part, at specified redemption prices plus accrued and unpaid dividends through the redemption date. Upon the occurrence of a change of control (as defined), Chancellor must, subject to certain conditions, offer to purchase all of the then outstanding shares of Convertible Preferred Stock at a price equal to 101% of the liquidation preference thereof, plus accrued and unpaid dividends to the date of purchase.

     Dividends on the Exchangeable Preferred Stock will accrue from the date of its issuance and will be payable semi-annually commencing July 15, 1997, at a rate per annum of 12% of the liquidation preference per share. Dividends may be paid, at the Company's option, on any dividend payment date occurring on or prior to January 15, 2002 either in cash or in additional shares of Exchangeable Preferred Stock. The Exchangeable Preferred Stock is redeemable at the Company's option, in whole or in part at any time on or after January 15, 2002, at the redemption prices set forth herein, plus accrued and unpaid dividends to the date of redemption. In addition, prior to January 15, 2000, the Company may, at its option, redeem the Exchangeable Preferred Stock with the net cash proceeds from one or more Public Equity Offerings (as defined), at various redemption prices plus accrued and unpaid dividends to the redemption date; provided, however, that after any such redemption there is outstanding at least $150.0 million aggregate liquidation preference of Exchangeable Preferred Stock. The Company is required, subject to certain conditions, to redeem all of the Exchangeable Preferred Stock outstanding on January 15, 2009, at a redemption price equal to 100% of the liquidation preference thereof, plus accrued and unpaid dividends to the date of redemption. Upon the occurrence of a Change of Control (as defined), the Company will, subject to certain conditions, offer to purchase all of the then outstanding shares of Exchangeable Preferred Stock at a price equal to 101% of the liquidation preference thereof, plus accrued and unpaid dividends to the repurchase date. In addition, prior to January 15, 1999, upon the occurrence of a Change of Control, the Company will have the option to redeem the Exchangeable Preferred Stock in whole but not in part at a redemption price equal to 112% of the liquidation preference thereof, plus accrued and unpaid dividends to the date of redemption. The Exchangeable Preferred Stock will, with respect to dividend rights and rights on liquidation, rank junior to the Senior Exchangeable Preferred Stock. Subject to certain conditions, the Exchangeable Preferred Stock is exchangeable in whole, but not in part, at the option of the Company, on any dividend payment date for the Company's 12% subordinated exchange debentures due 2009, including any such securities paid in lieu of cash interest.

     In addition to the accrued dividends discussed above, the recorded value of the Senior Exchangeable Preferred Stock and the Exchangeable Preferred Stock includes an amount for the accretion of the difference between the stock's fair value at date of issuance and its mandatory redemption amount, calculated using the effective interest method.

5. EMPLOYEE STOCK OPTION PLAN

     In January 1997, the Board of Directors granted options to purchase 125,750 shares of Class A Common Stock with an exercise price of $28.75 per share, the fair market value of the stock on the date of grant.

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

6. INCOME TAXES

     Income tax expense (benefit) differs from the amount computed by applying the federal statutory income tax rate of 34% to loss before income taxes and dividends and accretion on preferred stock of subsidiary for the following reasons, dollars in thousands:

                                          THREE MONTHS ENDED
                                              MARCH 31,
                                          ------------------
                                           1996       1997
                                          -------    -------
U.S. federal income tax at statutory
  rate..................................  $(3,275)   $(1,682)
State income taxes, net of federal
  benefit...............................     (578)      (297)
Valuation allowance provided for loss
  carryforward generated during the
  current period........................    4,667         --
Permanent difference....................       --      1,564
Other...................................      125         15
                                          -------    -------
                                          $   939    $  (400)
                                          =======    =======

7. NEW ACCOUNTING PRONOUNCEMENT

     Statement of Financial Accounting Standard No. 128, "Earnings per Share" was issued in February 1997, which establishes standards for computing and presenting earnings per share (EPS) and applies to entities with publicly held common stock or potential common stock. The disclosure requirements of SFAS No. 128 will be effective for the Company's financial statements beginning with the annual report for 1997. Management does not believe that the implementation of SFAS 128 will have a material effect on its financial statements.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Evergreen Media Corporation:

     We have audited the accompanying combined balance sheets of Riverside Broadcasting Co., Inc. and WAXQ Inc. as of December 31, 1995 and 1996, and the related combined statements of earnings and cash flows for each of the years in the three-year period ended December 31, 1996. These combined financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Riverside Broadcasting Inc. and WAXQ Inc. as of December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                            KPMG Peat Marwick LLP

Dallas, Texas
March 14, 1997

                 RIVERSIDE BROADCASTING CO., INC. AND WAXQ INC.

                            COMBINED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                     ASSETS

                                             DECEMBER 31,
                                          ------------------     MARCH 31,
                                           1995       1996         1997
                                          -------    -------    -----------
                                                                (UNAUDITED)
Current assets:
  Accounts receivable, less allowance
     for doubtful accounts of $99 in
     1995, $208 in 1996 and $168 in
     1997...............................  $ 5,507    $ 9,713       $8,810
  Prepaid expenses and other current
     assets.............................      178        381          523
  Deferred income taxes.................       45        829          829
                                          -------    -------      -------
          Total current assets..........    5,730     10,923       10,162
Property and equipment, net (note 4)....    1,075      4,177        4,474
Intangible assets, net (note 5).........   47,422     66,626       66,114
                                          -------    -------      -------
                                          $54,227    $81,726      $80,750
                                          =======    =======      =======

                          LIABILITIES AND EQUITY

Current liabilities -- accounts payable
  and accrued expenses..................  $ 1,167    $ 3,669       $1,977
Deferred income taxes...................      222      4,373        4,373
Equity (note 9).........................   52,838     73,684       74,400
Commitments and contingencies (note
  10)...................................
                                          -------    -------      -------
                                          $54,227    $81,726      $80,750
                                          =======    =======      =======

            See accompanying notes to combined financial statements.

                 RIVERSIDE BROADCASTING CO., INC. AND WAXQ INC.

                        COMBINED STATEMENTS OF EARNINGS
                             (DOLLARS IN THOUSANDS)

                                                                          THREE MONTHS
                                           YEARS ENDED DECEMBER 31,      ENDED MARCH 31,
                                          ---------------------------   -----------------
                                           1994      1995      1996      1996      1997
                                          -------   -------   -------   -------   -------
                                                                           (UNAUDITED)
Gross revenues..........................  $28,254   $25,862   $37,321   $ 6,224   $11,072
  Less agency commissions and national
     rep fees...........................    4,700     4,342     5,892     1,013     1,799
                                          -------   -------   -------   -------   -------
          Net revenues..................   23,554    21,520    31,429     5,211     9,273
                                          -------   -------   -------   -------   -------
Operating expenses:
  Station operating expenses excluding
     depreciation and amortization......    9,212     9,069    12,447     2,238     4,179
  Depreciation and amortization.........    1,662     1,676     4,528       419       632
  Corporate general and
     administrative.....................      945       980       943       255       221
                                          -------   -------   -------   -------   -------
     Operating expenses.................   11,819    11,725    17,918     2,912     5,032
                                          -------   -------   -------   -------   -------
     Operating income...................   11,735     9,795    13,511     2,299     4,241
Other expense (note 3)..................       --        --       459        --        --
                                          -------   -------   -------   -------   -------
     Earnings before income taxes.......   11,735     9,795    13,052     2,299     4,241
Income tax expense (note 6).............    6,053     5,154     6,683     1,168     2,168
                                          -------   -------   -------   -------   -------
          Net earnings..................  $ 5,682   $ 4,641   $ 6,369   $ 1,131   $ 2,073
                                          =======   =======   =======   =======   =======

            See accompanying notes to combined financial statements.

                 RIVERSIDE BROADCASTING CO., INC. AND WAXQ INC.

                       COMBINED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                                   THREE MONTHS
                                                    YEARS ENDED DECEMBER 31,      ENDED MARCH 31,
                                                   ---------------------------   -----------------
                                                    1994      1995      1996      1996      1997
                                                   -------   -------   -------   -------   -------
Cash flows provided by operating activities:
  Net earnings...................................  $ 5,682   $ 4,641   $ 6,369   $ 1,131   $ 2,073
  Adjustments to reconcile net earnings to net
     cash provided by operating activities:
     Depreciation................................      153       168       286        42       120
     Amortization of goodwill....................    1,509     1,508     1,811       377       512
     Changes in certain assets and liabilities:
       Deferred income taxes.....................       32       110      (603)       --        --
       Accounts receivable, net..................     (676)      659    (4,172)      693       903
       Prepaid expenses and other current
          assets.................................       12       103      (203)      (92)     (142)
       Accounts payable and accrued expenses.....     (192)     (483)    2,502      (200)   (1,692)
                                                   -------   -------   -------   -------   -------
          Net cash provided by operating
            activities...........................    6,520     6,706     5,990     1,951     1,774
                                                   -------   -------   -------   -------   -------
Cash flows used by investing activities --capital
  expenditures...................................     (150)     (129)     (695)     (125)     (417)
                                                   -------   -------   -------   -------   -------
Net cash used by financing
  activities -- distribution to parent...........   (6,370)   (6,577)   (5,295)   (1,826)   (1,357)
                                                   -------   -------   -------   -------   -------
Increase (decrease) in cash......................       --        --        --        --        --
Cash at beginning of period......................       --        --        --        --        --
                                                   -------   -------   -------   -------   -------
Cash at end of period............................  $    --   $    --   $    --   $    --   $    --
                                                   =======   =======   =======   =======   =======
Noncash financing activities -- contribution of
  radio station net assets by parent (note 3)....  $    --   $    --   $19,772   $    --        --
                                                   =======   =======   =======   =======   =======

            See accompanying notes to combined financial statements.

                 RIVERSIDE BROADCASTING CO., INC. AND WAXQ INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

(1) ORGANIZATION AND BASIS OF PRESENTATION

     The accompanying combined financial statements include the accounts of Riverside Broadcasting Co., Inc. and WAXQ Inc. (collectively, the "Company"). The Company owns and operates two commercial radio stations in the New York City market -- WLTW-FM and WAXQ-FM and is wholly owned by Viacom International Inc. ("Viacom" or "Parent"), a wholly owned subsidiary of Viacom, Inc. Significant intercompany accounts and transactions have been eliminated in combination.

     On February 16, 1997, Viacom entered into a stock purchase agreement to sell all the issued and outstanding shares of capital stock of WAXQ Inc. and Riverside Broadcasting Co., Inc. in the New York City market, KYSR Inc. and KIBB Inc. in the Los Angeles market, Viacom Broadcasting East Inc. and WMZQ Inc. in the Washington, DC market, WLIT Inc. in the Chicago market and WDRQ Inc. in the Detroit market (collectively, the "Viacom Radio Properties") to Evergreen Media Corporation of Los Angeles ("Evergreen"), for $1.075 billion in cash ("Proposed Transaction"). The Proposed Transaction is expected to close after the expiration or termination of the applicable waiting periods under the HSR Act and approval by the Federal Communications Commission ("FCC"). Contemporaneous with this transaction, Evergreen entered into a joint purchase agreement with Chancellor Broadcasting Company ("Chancellor") under which Chancellor agreed to acquire the Chicago, Detroit and Los Angeles Viacom radio properties referred to above for $480 million from Evergreen or from Viacom directly.

     The accompanying combined financial statements reflect the carve-out historical results of operations and financial position of Riverside Broadcasting Co., Inc. and WAXQ Inc. These financial statements are not necessarily indicative of the results that would have occurred if the Company had been a separate stand-alone entity during the periods presented.

     The financial statements do not include Viacom's corporate assets or liabilities not specifically identifiable to the Company. Corporate overhead allocations have been included in the accompanying statements of earnings in corporate general and administrative expense and station operating expenses.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Property and Equipment

     Property and equipment are stated at cost. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the assets. Repair and maintenance costs are charged to expense when incurred.

  (b) Intangible Assets

     Intangible assets consist primarily of broadcast licenses. The Company amortizes such intangible assets using the straight-line method over 40 years. The Company continually evaluates the propriety of the carrying amount of intangible assets as well as the amortization period to determine whether current events or circumstances warrant adjustments to the carrying value and/or revised estimates of useful lives. This evaluation consists of the projection of undiscounted operating income before depreciation, amortization, nonrecurring charges and interest over the remaining amortization periods of the related intangible assets. At this time, the Company believes that no significant impairment of intangible assets has occurred and that no reduction of the estimated useful lives is warranted.

  (c) Barter Transactions

     The Company trades commercial air time for goods and services used principally for promotional, sales and other business activities. An asset and liability are recorded at the fair market value of the goods or

                 RIVERSIDE BROADCASTING CO., INC. AND WAXQ INC.

services to be received. Barter revenue is recorded and the liability relieved when commercials are broadcast and barter expense is recorded and the asset relieved when goods or services are received or used.

  (d) Revenue Recognition

     Revenue is derived primarily from the sale of commercial announcements to local and national advertisers. Revenue is recognized as commercials are broadcast.

  (e) Income Taxes

     Income taxes are accounted for under the asset and liability method. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable earnings. Valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not to be realized. Income tax expense is the total of tax payable for the period and the change during the period in deferred tax assets and liabilities.

  (f) Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

     The Company adopted the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, on January 1, 1996. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. The adoption of this Statement did not have a material impact on the Company's financial position, results of operations, or liquidity.

  (g) Fair Value

     The carrying amount of accounts receivable and accounts payable approximates fair value because of the short maturity of these instruments.

  (h) Disclosure of Certain Significant Risks and Uncertainties

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     In the opinion of management, credit risk with respect to trade receivables is limited due to the large number of diversified customers in the Company's customer base. The Company performs ongoing credit evaluations of its customers and believes that adequate allowances for any uncollectible trade receivables are maintained. No one customer accounted for more than 10% of net revenues in 1994, 1995, or 1996.

  (i) Unaudited Interim Financial Information

     In the opinion of management, the unaudited interim combined financial statements as of and for the three months ended March 31, 1996 and 1997, reflect all adjustments, consisting of only normal and recurring

                 RIVERSIDE BROADCASTING CO., INC. AND WAXQ INC.

items, which are necessary for a fair presentation of the results for the interim periods presented. The results for the interim periods ended March 31, 1996 and 1997 are not necessarily indicative of results to be expected for any other interim period or for the full year.

(3) ACQUISITIONS AND DISPOSITIONS

     On August 1, 1996, Viacom exchanged the assets of KBSG-AM/FM and KNDD-FM in Seattle for the assets of WAXQ-FM in New York. The transaction was accounted for as a nonmonetary exchange and was based on the recorded amounts of the nonmonetary assets relinquished. For the period from July 1, 1996 to July 31, 1996, Viacom operated WAXQ-FM under a time brokerage agreement.

     Station start-up costs, including fees paid pursuant to the time brokerage agreement, amounting to $2,431,000, were capitalized and amortized during 1996. Acquisition-related costs are reflected in the accompanying financial statements as other expense.

     A summary of net assets relinquished by Viacom in connection with the exchange is as follows:

Working capital.............................................  $    34
Property and equipment......................................    2,693
Intangible assets...........................................   21,015
Deferred taxes..............................................   (3,970)
                                                              -------
                                                              $19,772
                                                              =======

(4) PROPERTY AND EQUIPMENT

     Property and equipment consists of the following at December 31, 1995 and 1996:

                                                         ESTIMATED
                                                        USEFUL LIFE     1995      1996
                                                        -----------    ------    ------
Broadcast facilities..................................  8-20 years     $1,971    $4,783
Office equipment and other............................  5-8 years         557       754
Construction in progress..............................                     10       389
                                                                       ------    ------
                                                                        2,538     5,926
Accumulated depreciation..............................                  1,463     1,749
                                                                       ------    ------
                                                                       $1,075    $4,177
                                                                       ======    ======

(5) INTANGIBLE ASSETS

     Intangible assets at December 31, 1995 and 1996 consist of broadcast licenses which are being amortized over forty years and are presented net of accumulated amortization of $13,177 and $14,988, respectively.

(6) INCOME TAXES

     The Company's results of operations are included in the combined U.S. federal and certain combined and separate state income tax returns of Viacom International Inc.

     The tax provisions and deferred tax liabilities presented have been determined as if the Company were a stand-alone business filing separate tax returns. Current tax liabilities are recorded through the equity account with Viacom.

                 RIVERSIDE BROADCASTING CO., INC. AND WAXQ INC.

     Income tax expense (benefit) consists of:

                                                              1994     1995     1996
                                                             ------   ------   ------
Current:
  Federal..................................................  $3,889   $3,258   $4,672
  State and local..........................................   2,132    1,786    2,614
Deferred:
  Federal..................................................      21       71     (356)
  State....................................................      11       39     (247)
                                                             ------   ------   ------
                                                             $6,053   $5,154   $6,683
                                                             ======   ======   ======

     A reconciliation of the U.S. Federal statutory tax rate to the Company's effective tax rate on earnings before income taxes is as follows:

                                                              1994    1995    1996
                                                              ----    ----    ----
Statutory U.S. tax rate.....................................  35.0%   35.0%   35.0%
Amortization of intangibles.................................   4.6     5.4     4.3
State and local taxes, net of federal tax benefit...........  11.9    12.1    11.8
Other, net..................................................   0.1     0.1     0.1
                                                              ----    ----    ----
  Effective tax rate........................................  51.6%   52.6%   51.2%
                                                              ====    ====    ====

     Deferred tax assets and liabilities are computed by applying the U.S. federal income tax rate in effect to the gross amounts of temporary differences and other tax attributes. These temporary differences are primarily the result of fixed asset basis differences and bad debt expense.

(7) DEBT AND INTEREST COST

     Viacom has not allocated any portion of its debt or related interest cost to the Company, and no portion of Viacom's debt is specifically related to the operations of the Company. Accordingly, the Company's financial statements include no charges for interest.

(8) RELATED PARTY TRANSACTIONS

     Intercompany balances between the Company and Viacom resulting from normal trade activity are reflected in Equity in the accompanying combined financial statements (see note 9).

     Viacom provides services for the Company in management, accounting and financial reporting, human resources and information systems. The allocation of these expenses, which is generally based on revenue dollars, is reflected in the accompanying combined financial statements as corporate general and administrative expense. Management believes that the method of allocation of corporate overhead is reasonable.

     Viacom has a noncontributory pension plan covering substantially all of its employees, including the employees of the Company. Costs related to these plans are allocated to the Company based on payroll dollars. The Company recognized expense related to these costs in the amounts of $63, $41 and $97 for 1994, 1995 and 1996, respectively. The assets and the related benefit obligation of the plans will not be transferred to the Company upon consummation of the Proposed Transaction, therefore, such assets and obligations are not included in the notes to the Company's combined financial statements.

     Viacom utilizes a centralized cash management system. As a result, the Company carries minimal cash. Disbursements are funded by the Parent upon demand and cash receipts are transferred to the Parent daily.

                 RIVERSIDE BROADCASTING CO., INC. AND WAXQ INC.

     The Company, from time to time, enters into transactions with companies owned by or affiliated with Viacom. Generally, services received from such related parties are charged to the Company at amounts which would be incurred in transactions between unrelated entities.

(9) EQUITY

     Equity represents Viacom's ownership interest in the recorded net assets of the Company. All cash transactions and intercompany transactions flow through the equity account. A summary of the activity is as follows:

                                            1994        1995        1996
                                          --------    --------    --------
Balance at beginning of period..........  $ 55,462    $ 54,774    $ 52,838
Net earnings............................     5,682       4,641       6,369
Net intercompany activity...............    (6,370)     (6,577)     14,477
                                          --------    --------    --------
Balance at end of period................  $ 54,774    $ 52,838    $ 73,684
                                          ========    ========    ========

(10) COMMITMENTS AND CONTINGENCIES

     The Company has noncancelable operating leases, primarily for office space. These leases generally contain renewal options for periods ranging from one to ten years and require the Company to pay all executory costs such as maintenance and insurance. Rental expense for operating leases (excluding those with lease terms of one month or less that were not renewed) was approximately $192, $155 and $442 during 1994, 1995 and 1996, respectively.

     Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 1996 are as follows:

Year ending December 31:
1997....................................   $  709
1998....................................      722
1999....................................      759
2000....................................      795
2001....................................      818
Thereafter..............................    2,411
                                           ------
                                           $6,214
                                           ======

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Evergreen Media Corporation:

     We have audited the accompanying combined balance sheets of WMZQ Inc. and Viacom Broadcasting East Inc. as of December 31, 1995 and 1996, and the related combined statements of earnings and cash flows for each of the years in the three-year period ended December 31, 1996. These combined financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of WMZQ Inc. and Viacom Broadcasting East Inc. as of December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                            KPMG Peat Marwick LLP

Dallas, Texas
March 14, 1997, except for note 10,
  which is as of April 14, 1997

                  WMZQ INC. AND VIACOM BROADCASTING EAST INC.

                            COMBINED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                     ASSETS

                                             DECEMBER 31
                                          ------------------     MARCH 31,
                                           1995       1996         1997
                                          -------    -------    -----------
                                                                (UNAUDITED)
Current assets:
  Accounts receivable, less allowance
     for doubtful accounts of $150 in
     1995, $235 in 1996 and $152 in
     1997...............................  $ 4,893    $ 5,401      $ 4,283
  Prepaid expenses and other current
     assets.............................      467        629          811
  Deferred income taxes (note 5)........       60         94           94
                                          -------    -------      -------
          Total current assets..........    5,420      6,124        5,188
Property and equipment, net (note 3)....    2,407      2,316        2,339
Intangible assets, net (note 4).........   50,204     48,695       48,319
                                          -------    -------      -------
                                          $58,031    $57,135      $55,846
                                          =======    =======      =======

                          LIABILITIES AND EQUITY

Current liabilities -- accounts payable
  and accrued expenses..................  $ 2,411    $ 2,458      $ 2,325
Deferred income taxes (note 5)..........    1,899      2,121        2,123
Equity (note 8).........................   53,721     52,556       51,398
Commitments and contingencies (note
  9)....................................
                                          -------    -------      -------
                                          $58,031    $57,135      $55,846
                                          =======    =======      =======

            See accompanying notes to combined financial statements.

                  WMZQ INC. AND VIACOM BROADCASTING EAST INC.

                        COMBINED STATEMENTS OF EARNINGS
                             (DOLLARS IN THOUSANDS)

                                                                                    THREE MONTHS
                                                      YEARS ENDED DECEMBER 31,     ENDED MARCH 31,
                                                     ---------------------------   ---------------
                                                      1994      1995      1996      1996     1997
                                                     -------   -------   -------   ------   ------
                                                                                     (UNAUDITED)
Gross revenues.....................................  $21,389   $25,656   $26,584   $5,676   $5,955
  Less agency commissions and national rep fees....    3,321     4,131     4,075      838      989
                                                     -------   -------   -------   ------   ------
          Net revenues.............................   18,068    21,525    22,509    4,838    4,966
                                                     -------   -------   -------   ------   ------
Operating expenses:
  Station operating expenses excluding depreciation
     and amortization..............................   10,398    11,445    11,362    2,528    2,738
  Depreciation and amortization....................    1,798     1,814     1,884      453      469
  Corporate general and administrative.............      694       940       674      218      120
                                                     -------   -------   -------   ------   ------
     Operating expenses............................   12,890    14,199    13,920    3,199    3,327
                                                     -------   -------   -------   ------   ------
     Earnings before income taxes..................    5,178     7,326     8,589    1,639    1,639
Income tax expense (note 5)........................    2,607     3,437     3,929      749      778
                                                     -------   -------   -------   ------   ------
          Net earnings.............................  $ 2,571   $ 3,889   $ 4,660   $  890   $  861
                                                     =======   =======   =======   ======   ======

            See accompanying notes to combined financial statements.

                  WMZQ INC. AND VIACOM BROADCASTING EAST INC.

                       COMBINED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                          THREE MONTHS
                                           YEARS ENDED DECEMBER 31,      ENDED MARCH 31,
                                          ---------------------------   -----------------
                                           1994      1995      1996      1996      1997
                                          -------   -------   -------   -------   -------
                                                                           (UNAUDITED)
Cash flows provided by operating
  activities:
  Net earnings..........................  $ 2,571   $ 3,889   $ 4,660   $   890   $   861
  Adjustments to reconcile net earnings
     to net cash provided by operating
     activities:
     Depreciation.......................      289       305       375        75        93
     Amortization of goodwill...........    1,509     1,509     1,509       378       376
     Deferred income tax expense........      323       302       188        --         2
     Changes in certain assets and
       liabilities, net of effects of
       acquisitions:
       Accounts receivable, net.........      179    (1,485)     (508)    1,380     1,118
       Prepaid expenses and other
          current assets................       14      (121)     (162)     (526)     (182)
       Accounts payable and accrued
          expenses......................     (559)       20        47        70      (133)
                                          -------   -------   -------   -------   -------
          Net cash provided by operating
            activities..................    4,326     4,419     6,109     2,267     2,135
                                          -------   -------   -------   -------   -------
Cash flows used by investing
  activities -- capital expenditures....     (194)     (491)     (284)      (44)     (116)
                                          -------   -------   -------   -------   -------
Cash flows used by financing
  activities -- distribution to
  Parent................................   (4,132)   (3,928)   (5,825)   (2,223)   (2,019)
                                          -------   -------   -------   -------   -------
Increase (decrease) in cash.............       --        --        --        --        --
Cash at beginning of period.............       --        --        --        --        --
                                          -------   -------   -------   -------   -------
Cash at end of period...................  $    --   $    --   $    --   $    --   $    --
                                          =======   =======   =======   =======   =======

            See accompanying notes to combined financial statements.

                  WMZQ INC. AND VIACOM BROADCASTING EAST INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

(1) ORGANIZATION AND BASIS OF PRESENTATION

     The accompanying combined financial statements include the accounts of WMZQ Inc. and Viacom Broadcasting East Inc. (collectively, the "Company"). The Company owns and operates four commercial radio stations in the Washington, DC market, WMZQ-FM, WJZW-FM, WBZS-AM and WZHF-AM, and is wholly owned by Viacom International Inc. ("Viacom" or "Parent"), a wholly owned subsidiary of Viacom, Inc. Significant intercompany accounts and transactions have been eliminated in combination.

     On February 16, 1997, Viacom International Inc. entered into a stock purchase agreement to sell all the issued and outstanding shares of capital stock of WAXQ Inc. and Riverside Broadcasting Co., Inc. in the New York City market, KYSR Inc. and KIBB Inc. in the Los Angeles market, Viacom Broadcasting East Inc. and WMZQ Inc. in the Washington, DC market, WLIT Inc. in the Chicago market and WDRQ Inc. in the Detroit market (collectively the "Viacom Radio Properties") to Evergreen Media Corporation for $1.075 billion in cash ("Proposed Transaction"). The Proposed Transaction is expected to close after the expiration or termination of the applicable waiting periods under the HSR Act and approval by the Federal Communications Commission ("FCC"). Contemporaneous with this transaction, Evergreen entered into a joint purchase agreement with Chancellor Broadcasting Company ("Chancellor"), under which Chancellor agreed to acquire the Chicago, Detroit and Los Angeles Viacom Radio Properties referred to above for $480 million from Evergreen or from Viacom directly.

     The accompanying combined financial statements reflect the carve-out historical results of operations and financial position of WMZQ Inc. and Viacom Broadcasting East, Inc. These financial statements are not necessarily indicative of the results that would have occurred if the Company had been a separate stand-alone entity during the periods presented.

     The financial statements do not include Viacom's corporate assets or liabilities not specifically identifiable to the Company. Corporate overhead allocations have been included in the accompanying statements of earnings in corporate general and administrative expense and station operating expenses.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Property and Equipment

     Property and equipment are stated at cost. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the assets. Repair and maintenance costs are charged to expense when incurred.

  (b) Intangible Assets

     Intangible assets consist primarily of broadcast licenses. The Company amortizes such intangible assets using the straight-line method over 40 years. The Company continually evaluates the propriety of the carrying amount of intangible assets as well as the amortization period to determine whether current events or circumstances warrant adjustments to the carrying value and/or revised estimates of useful lives. This evaluation consists of the projection of undiscounted operating income before depreciation, amortization, nonrecurring charges and interest over the remaining amortization periods of the related intangible assets. At this time, the Company believes that no significant impairment of intangible assets has occurred and that no reduction of the estimated useful lives is warranted.

  (c) Barter Transactions

     The Company trades commercial air time for goods and services used principally for promotional, sales and other business activities. An asset and liability are recorded at the fair market value of the goods or

                  WMZQ INC. AND VIACOM BROADCASTING EAST INC.

services to be received. Barter revenue is recorded and the liability relieved when commercials are broadcast and barter expense is recorded and the asset relieved when goods or services are received or used.

  (d) Revenue Recognition

     Revenue is derived primarily from the sale of commercial announcements to local and national advertisers. Revenue is recognized as commercials are broadcast.

  (e) Income Taxes

     Income taxes are accounted for under the asset and liability method. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable earnings. Valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not to be realized. Income tax expense is the total of tax payable for the period and the change during the period in deferred tax assets and liabilities.

  (f) Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

     The Company adopted the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, on January 1, 1996. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. The adoption of this Statement did not have a material impact on the Company's financial position, results of operations, or liquidity.

  (g) Fair Value

     The carrying amount of accounts receivable and accounts payable approximates fair value because of the short maturity of these instruments.

  (h) Disclosure of Certain Significant Risks and Uncertainties

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     In the opinion of management, credit risk with respect to trade receivables is limited due to the large number of diversified customers in the Company's customer base. The Company performs ongoing credit evaluations of its customers and believes that adequate allowances for any uncollectible trade receivables are maintained. No one customer accounted for more than 10% of net revenues in 1994, 1995, or 1996.

  (i) Unaudited Interim Financial Information

     In the opinion of management, the unaudited interim combined financial statements as of and for the three months ended March 31, 1996 and 1997, reflect all adjustments, consisting of only normal and recurring

                  WMZQ INC. AND VIACOM BROADCASTING EAST INC.

items, which are necessary for a fair presentation of the results for the interim periods presented. The results for the interim periods ended March 31, 1996 and 1997 are not necessarily indicative of results to be expected for any other interim period or for the full year.

(3) PROPERTY AND EQUIPMENT

     Property and equipment consists of the following at December 31, 1995 and 1996:

                                                            ESTIMATED
                                                           USEFUL LIFE     1995     1996
                                                         ---------------  ------   ------
Broadcast facilities...................................  8 - 20 years     $2,268   $2,366
Land...................................................                      440      440
Building...............................................  30 - 40 years       146      146
Office equipment and other.............................  5 - 8 years       1,866    1,808
Construction in progress...............................                       --        5
                                                                          ------   ------
                                                                           4,720    4,765
                                                                          ------   ------
Accumulated depreciation...............................                    2,313    2,449
                                                                          ------   ------
                                                                          $2,407   $2,316
                                                                          ======   ======

(4) INTANGIBLE ASSETS

     Intangible assets at December 31, 1995 and 1996 consist of broadcast licenses which are being amortized over forty years and are presented net of accumulated amortization of $10,714 and $12,223, respectively.

(5) INCOME TAXES

     The Company's results of operations are included in the U.S. federal and certain combined and separate state income tax returns of Viacom International Inc.

     The tax provisions and deferred tax liabilities presented have been determined as if the Company were a stand-alone business filing separate tax returns. Current tax liabilities are recorded through the equity account with Viacom.

     Income tax expense consists of:

                                                               1994     1995     1996
                                                              ------   ------   ------
Current:
  Federal...................................................  $1,704   $2,434   $2,943
  State and local...........................................     580      701      798
Deferred federal and state..................................     323      302      188
                                                              ------   ------   ------
                                                              $2,607   $3,437   $3,929
                                                              ======   ======   ======

                  WMZQ INC. AND VIACOM BROADCASTING EAST INC.

     A reconciliation of the U.S. Federal statutory tax rate to the Company's effective tax rate on earnings before income taxes is as follows:

                                          1994     1995     1996
                                          ----     ----     ----
Statutory U.S. tax rate.................  35.0%    35.0%    35.0%
Amortization of intangibles.............   7.4      5.2      4.5
State and local taxes, net of federal
  tax benefit...........................   7.9      6.7      6.2
Other, net..............................   0.0      0.0      0.0
                                          ----     ----     ----
  Effective tax rate....................  50.3%    46.9%    45.7%
                                          ====     ====     ====

     Deferred tax assets and liabilities are computed by applying the U.S. federal income tax rate in effect to the gross amounts of temporary differences and other tax attributes. These temporary differences are primarily the result of fixed asset basis differences and bad debt expense. Deferred tax assets and liabilities relating to state income taxes are not material.

(6) DEBT AND INTEREST COST

     Viacom has not allocated any portion of its debt or related interest cost to the Company, and no portion of Viacom's debt is specifically related to the operations of the Company. Accordingly, the Company's financial statements include no charges for interest.

(7) RELATED PARTY TRANSACTIONS

     Intercompany balances between the Company and Viacom resulting from normal trade activity are reflected in Equity in the accompanying combined financial statements (see note 8).

     Viacom provides services for the Company in management, accounting and financial reporting, human resources, information systems, legal, taxes and other corporate services. The allocation of these expenses, which is generally based on revenue dollars, is reflected in the accompanying financial statements as corporate general and administrative expense. Management believes that the method of allocation of corporate overhead is reasonable.

     Viacom has a noncontributory pension plan covering substantially all of its employees, including the employees of the Company. Costs related to these plans are allocated to the Company based on payroll dollars and are included in station operating expenses. The Company recognized expense related to these costs in the amounts of $77, $74 and $242 for 1994, 1995 and 1996, respectively. The assets and the related benefit obligation of the plans will not be transferred to the Company upon consummation of the Proposed Transaction, therefore, such assets and obligations are not included in the notes to the Company's financial statements.

     Viacom utilizes a centralized cash management system. As a result, the Company carries minimal cash. Disbursements are funded centrally upon demand and cash receipts are transferred to the Parent daily.

     The Company, from time to time, enters into transactions with companies owned by or affiliated with Viacom. Generally, services received from such related parties are charged to the Company at amounts which would be incurred in transactions between unrelated entities.

                  WMZQ INC. AND VIACOM BROADCASTING EAST INC.

(8) EQUITY

     Equity represents Viacom's ownership interest in the recorded net assets of the Company. All cash transactions and intercompany transactions flow through the equity account. A summary of the activity is as follows:

                                                             1994      1995      1996
                                                            -------   -------   -------
Balance at beginning of period............................  $55,321   $53,760   $53,721
Net earnings..............................................    2,571     3,889     4,660
Net intercompany activity.................................   (4,132)   (3,928)   (5,825)
                                                            -------   -------   -------
Balance at end of period..................................  $53,760   $53,721   $52,556
                                                            =======   =======   =======

(9) COMMITMENTS AND CONTINGENCIES

     The Company has noncancelable operating leases, primarily for office space. These leases generally contain renewal options for periods ranging from 1 to 10 years and require the Company to pay all executory costs such as maintenance and insurance. Rental expense for operating leases (excluding those with lease terms of one month or less that were not renewed) was approximately $332, $356 and $373 during 1994, 1995 and 1996, respectively.

     Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 1996 are as follows:

Year ending December 31:
1997........................................................  $  506
1998........................................................     523
1999........................................................     310
2000........................................................     222
2001........................................................     200
Thereafter..................................................     814
                                                              ------
                                                              $2,575
                                                              ======

(10) SUBSEQUENT EVENT

     On April 14, 1997, Evergreen Media Corporation and Chancellor Broadcasting Company entered into an agreement with ABC Radio ("ABC"), a division of The Walt Disney Company, whereby ABC will purchase from Evergreen and Chancellor two radio stations, WDRQ-FM and WJZW-FM for a total of $105 million.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
The Brown Organization:

     We have audited the accompanying balance sheets of KKSF-FM/KDFC-FM and AM (A Division of The Brown Organization) as of December 31, 1996 and 1995, and the related statements of earnings and division equity and cash flows for the years then ended. These financial statements are the responsibility of the Division's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of KKSF-FM/KDFC-FM and AM (A Division of The Brown Organization) as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

     Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplementary information included in
Schedule 1 is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly presented in all material respects in relation to the basic financial statements taken as a whole.

                                     KPMG Peat Marwick LLP

Dallas, Texas
April 25, 1997

                             KKSF-FM/KDFC-FM AND AM
                     (A DIVISION OF THE BROWN ORGANIZATION)

                                 BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1995

                                     ASSETS

                                                               1996       1995
                                                              -------    -------
                                                                 (DOLLARS IN
                                                                  THOUSANDS)
Current assets:
  Cash......................................................  $    53    $   131
  Accounts receivable, less allowance for doubtful accounts
     of $62 in 1996 and $92 in 1995.........................    1,345      3,110
  Due from Evergreen Media Corporation (note 5).............    1,323         --
  Prepaid expenses and other................................       50         77
                                                              -------    -------
          Total current assets..............................    2,771      3,318
                                                              -------    -------
Property and equipment, net (note 2)........................    1,992      2,434
Intangible assets, net (note 3).............................   12,622     14,448
Other assets................................................      115        106
                                                              -------    -------
          Total assets......................................  $17,500    $20,306
                                                              =======    =======

                        LIABILITIES AND DIVISION EQUITY

Current liabilities:
  Accounts payable..........................................  $    69    $    57
  Accrued expenses..........................................      625        963
                                                              -------    -------
          Total current liabilities.........................      694      1,020
Intercompany payable to Parent (note 4).....................    5,000      7,700
Deferred compensation (note 5)..............................      365        198
Division equity:
  Advances from Parent......................................   10,647     11,746
  Accumulated equity (deficit)..............................      794       (358)
                                                              -------    -------
          Total division equity.............................   11,441     11,388
Commitments and contingencies (note 5)
                                                              -------    -------
          Total liabilities and division equity.............  $17,500    $20,306
                                                              =======    =======

                See accompanying notes to financial statements.

                             KKSF-FM/KDFC-FM AND AM
                     (A DIVISION OF THE BROWN ORGANIZATION)

                   STATEMENTS OF EARNINGS AND DIVISION EQUITY
                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                               1996       1995
                                                              -------    -------
                                                                 (DOLLARS IN
                                                                  THOUSANDS)
Revenues:
  Gross revenues (note 5)...................................  $14,896    $13,739
  Less agency commissions...................................    1,746      1,773
                                                              -------    -------
          Net revenues......................................   13,150     11,966
                                                              -------    -------
Operating expenses:
  Station operating expenses, excluding depreciation and
     amortization...........................................    6,780      7,088
  Participation agreement expense (note 5)..................    2,486      1,405
  Depreciation and amortization.............................    2,351      2,283
                                                              -------    -------
          Total operating expenses..........................   11,617     10,776
                                                              -------    -------
          Operating income..................................    1,533      1,190
Non-operating income (expenses):
  Intercompany interest expense (note 4)....................     (429)      (796)
  Other, net................................................       48         54
                                                              -------    -------
          Non-operating expense, net........................     (381)      (742)
                                                              -------    -------
          Net earnings......................................  $ 1,152    $   448
                                                              =======    =======
Pro forma information (unaudited) (note 1(h)):
  Income tax expense........................................     (461)      (179)
                                                              -------    -------
          Pro forma net earnings............................  $   691    $   269
                                                              =======    =======
Division equity, beginning of year..........................   11,388      8,025
Net earnings................................................    1,152        448
Net investment by (distribution to) parent..................   (1,099)     2,915
                                                              -------    -------
Division equity, end of year................................  $11,441    $11,388
                                                              =======    =======

                See accompanying notes to financial statements.

                             KKSF-FM/KDFC-FM AND AM
                     (A DIVISION OF THE BROWN ORGANIZATION)

                            STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                                1996          1995
                                                              --------      --------
                                                              (DOLLARS IN THOUSANDS)
Cash flows from operating activities:
  Net earnings..............................................    $1,152        $  448
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................     2,351         2,283
     Gain on sale of assets.................................        (4)          (38)
     Deferred compensation..................................       167            60
     Accrued intercompany interest..........................       429           796
     Participation agreement expense........................     2,486         1,405
     Changes in operating assets and liabilities:
       Accounts receivable, net.............................       442          (684)
       Prepaid expenses and other...........................        18            16
       Accounts payable and accrued expenses................      (326)           51
                                                                ------        ------
          Net cash provided by operating activities.........     6,715         4,337
                                                                ------        ------
Cash flows used in investing activities:
  Acquisition of property and equipment.....................       (83)       (1,239)
  Proceeds from sale of equipment...........................         4             5
                                                                ------        ------
          Net cash used in investing activities.............       (79)       (1,234)
                                                                ------        ------
Cash flows used in financing activities -- distributions to
  parent....................................................    (6,714)       (3,300)
                                                                ------        ------
Decrease in cash............................................       (78)         (197)
Cash at beginning of year...................................       131           328
                                                                ------        ------
Cash at end of year.........................................    $   53        $  131
                                                                ======        ======
Noncash financing activities -- intercompany note payable
  principal and interest payments made by the Company.......    $3,129        $5,543
                                                                ======        ======

                See accompanying notes to financial statements.

                             KKSF-FM/KDFC-FM AND AM
                     (A DIVISION OF THE BROWN ORGANIZATION)

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1995

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Description of Business

     KKSF-FM/KDFC-FM and AM (the "Division") is a division of The Brown Organization (the "Company"). The Division is the operator of radio stations KKSF-FM and KDFC-FM and AM. The accompanying financial statements reflect the assets and liabilities related to the Division's operations and do not include corporate management and administrative expenses.

  (b) Property and Equipment

     Property and equipment are stated at cost. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the assets. Repairs and maintenance are charged to expense when incurred.

  (c) Goodwill and Intangible Assets

     The excess of the purchase price of the acquired radio stations over the fair value of the net tangible assets acquired is reflected in the accompanying financial statements as intangible assets. Intangible assets are amortized over the estimated useful lives ranging from 3 to 40 years.

     The Division continually evaluates the propriety of the carrying amount of goodwill as well as the amortization period to determine whether current events or circumstances warrant adjustments to the carrying value and/or revised estimates of useful lives. This evaluation of goodwill consists of the projection of undiscounted operating income before depreciation, amortization, nonrecurring charges and interest over the remaining amortization periods of the related intangible assets. The projections are based on a historical trend line of actual results since the acquisitions of the respective stations adjusted for expected changes in operating results. To the extent such projections indicate that undiscounted operating income is not expected to be adequate to recover the carrying amounts of the related goodwill, such carrying amounts are written down by charges to expense. At this time, the Division believes that no significant impairment of goodwill has occurred and that no reduction of the estimated useful lives is warranted.

  (d) Barter Transactions

     The Division trades commercial air time for goods and services used principally for promotional sales and other business activities. Barter revenue is recognized when the commercials are broadcast. Barter expense is recognized when goods or services are received or used. Barter revenues and expenses were approximately $123,000 and $166,000 during the years ended December 31, 1996 and 1995, respectively.

  (e) Revenue Recognition

     Revenue is derived primarily from the sale of commercial announcements to local and national advertisers. Revenue is recognized as commercials are broadcast.

  (f) Impairment of Long-Lived Tangible and Intangible Assets

     The Division adopted the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, on January 1, 1996. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows

                             KKSF-FM/KDFC-FM AND AM
                     (A DIVISION OF THE BROWN ORGANIZATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. The adoption of this Statement did not have a material impact on the Division's financial position, results of operations or liquidity.

  (g) Disclosure of Certain Significant Risks and Uncertainties

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that reflect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Because of the use of estimates inherent in the financial reporting process, actual results could differ from those estimates.

     In the opinion of management, credit risk with respect to trade receivables is limited due to the large number of diversified customers and the geographic diversification of the Division's national revenue customer base. The Division performs ongoing credit evaluations of its customers and believes that adequate allowances for any uncollectible trade receivables are maintained. At December 31, 1996, no receivable from any customer exceeded 5% of Division equity and no customer accounted for more than 10% of net revenues in 1996.

  (h) Income Taxes

     As the Company is an "S" Corporation, income taxes are the responsibility of its individual stockholders. Accordingly, no income tax expense or deferred income tax assets or liabilities are recognized in the accompanying financial statements of the Division.

     The pro forma information assumes the Division is subject to state and federal income taxes computed on a separate return basis.

  (i) Financial Instruments

     The carrying amount of cash, accounts receivable, accounts payable and accrued liabilities approximates fair value because of the short maturity of these instruments. The floating interest rate on the Company's longterm bank debt reflects current market rates and, accordingly, its carrying value approximates fair value.

(2) PROPERTY AND EQUIPMENT

     Property and equipment is comprised of the following at December 31, 1996 and 1995 (thousands of dollars):

                                                                        1996      1995
                                                                       ------    ------
Leasehold improvements.................................   10 years     $  718    $  709
Broadcast equipment....................................  5-10 years     2,315     2,299
Furniture, fixtures and office equipment...............  3-10 years       797       746
Record library.........................................   7 years         148       148
Automobiles............................................   3 years          42        42
                                                                       ------    ------
                                                                        4,020     3,944
Less accumulated depreciation and amortization.........                 2,028     1,510
                                                                       ------    ------
                                                                       $1,992    $2,434
                                                                       ======    ======

                             KKSF-FM/KDFC-FM AND AM
                     (A DIVISION OF THE BROWN ORGANIZATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(3) INTANGIBLE ASSETS

     Intangible assets is comprised of the following at December 31, 1996 and 1995 (thousands of dollars):

                                                         ESTIMATED
                                                        USEFUL LIFE     1996       1995
                                                        -----------    -------    -------
KKSF-FM Acquisition
  FCC license.........................................   40 years      $ 4,500      4,500
  Residual value......................................   40 years          533        533
  Lease costs.........................................   13 years          900        900
  Format and music research...........................    9 years        6,320      6,320
                                                                       -------    -------
                                                                        12,253     12,253
          Less accumulated amortization...............                   7,938      7,160
                                                                       -------    -------
                                                                         4,315      5,093
                                                                       -------    -------
KDFC Acquisition
  Covenant not to compete.............................    5 years        3,000      3,000
  Goodwill and going concern value....................   40 years        2,245      2,245
  Customer list.......................................    5 years        1,226      1,226
  FCC license.........................................   40 years        5,000      5,000
  Contracts...........................................    3 years           72         72
                                                                       -------    -------
                                                                        11,543     11,543
          Less accumulated amortization...............                   3,236      2,188
                                                                       -------    -------
                                                                         8,307      9,355
                                                                       -------    -------
Net intangibles.......................................                 $12,622     14,448
                                                                       =======    =======

(4) RELATED PARTY TRANSACTIONS

     The Division is provided management and administrative services by personnel at the Company's headquarter's office located in Los Angeles, California and by the president of the Company's radio station operations. The cost of these services has not been charged to the Division's operations.

     The Division maintains an intercompany note payable with the Company that bears interest at a rate equivalent to the Company's rate on its bank borrowings (7.3% and 7.6% at December 31, 1996 and 1995, respectively) (see note 5).

(5) COMMITMENTS AND CONTINGENCIES

     On September 19, 1996, the Company, on behalf of the Division, entered into an agreement to sell its radio broadcasting assets to Evergreen Media Corporation ("Evergreen"). On November 1, 1996, the Company and Evergreen commenced a time brokerage agreement ("the TBA") whereby substantially all of the Company's broadcast time was sold to Evergreen. The monthly fees for November and December 1996 amounted to $1,250,000. In addition, the TBA required that Evergreen reimburse the Company for certain expenses that the Company incurred during the term of the TBA. The Division incurred approximately $422,000 in nonreimbursable station operating expenses during November and December 1996. The TBA continued until the sale to Evergreen was consummated on January 31, 1997. Proceeds of $115,000,000 were paid by Evergreen to the Company which included the liquidation of the intercompany note payable (see note 4).

                             KKSF-FM/KDFC-FM AND AM
                     (A DIVISION OF THE BROWN ORGANIZATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     At December 31, 1996, the amounts due from the Evergreen Media Corporation approximating $1,323,000 primarily relates to funds collected by Evergreen for advertising revenue generated before the effective date of the brokerage agreement.

     The Company, on behalf of the Division, entered into a time brokerage agreement whereby substantially all of the broadcast time of radio station KDFC-FM was sold to another broadcaster ("the broadcaster") for a monthly fee of $41,667. The agreement is for a period of three years commencing October 5, 1995. The broadcaster may extend the agreement an additional two years. The agreement may be terminated under certain conditions.

     The Company has entered into an agreement with a key Division employee whereby said employee participates in the Division's appreciation of net assets through participation percentages. The key employee's percentage of participation is greater if he is employed by the Company at the time that the station is sold than if his employment is terminated prior to sale for reasons other than the employee's death or disability. The balance due to this employee is payable only upon the earlier of the termination of employment or sale of the radio station. The Company recognized approximately $2,486,000 and $1,405,000 in compensation expense related to this agreement during 1996 and 1995, respectively.

     During 1989 the Company adopted a deferred compensation plan for the benefit of the radio stations' general managers. Compensation expense of $167,000 and $60,000 was recognized in the accompanying Division financial statements in 1996 and 1995, respectively.

     The Company, on behalf of the Division, was lessee under noncancelable operating leases for studio space and transmitter sites. Rental expense recognized in the Division financial statements was approximately $340,000 and $298,000 during 1996 and 1995, respectively.

     Future minimum lease payments under noncancelable operating leases as of December 31, 1996 are as follows (in thousands):

1997........................................................    $  353
1998........................................................       312
1999........................................................       370
2000........................................................       231
2001........................................................       331
                                                                ------
          Total.............................................    $1,597
                                                                ======

                                                                      SCHEDULE 1

                             KKSF-FM/KDFC-FM AND AM
                     (A DIVISION OF THE BROWN ORGANIZATION)

                SUPPLEMENTARY SCHEDULE -- OPERATIONS INFORMATION
                          YEAR ENDED DECEMBER 31, 1996

                                                              KKSF-FM/
                                                              KDFC-AM     KDFC-FM     TOTAL
                                                              --------    -------    -------
                                                                      (IN THOUSANDS)
Gross revenues..............................................   $9,759     $5,137     $14,896
  Less agency commissions...................................    1,103        643       1,746
                                                               ------     ------     -------
          Net revenues......................................   $8,656     $4,494     $13,150
                                                               ======     ======     =======
Operating expenses:
  Station operating expenses excluding depreciation.........   $4,480     $2,300     $ 6,780
                                                               ======     ======     =======

---------------

Note: Certain expenses included in station operating expenses excluding depreciation -- other corporate general and administrative were allocated between KKSF-FM/KDFC-AM and KDFC-FM based on various factors. General and administrative expenses were allocated 66% and 34% to KKSF-FM/KDFC-AM and KDFC-FM, respectively. Sales commission and salaries were allocated 73% and 23% and technical and engineering expenses were allocated 60% and 40% to KKSF-FM/KDFC-AM and KDFC-FM, respectively, based on estimated time spent per day by Division personnel.

                 See accompanying independent auditors' report.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Beasley FM Acquisition Corp.:

     We have audited the accompanying balance sheet of WDAS-AM/FM (station owned and operated by Beasley FM Acquisition Corp.) as of December 31, 1996, and the related statements of earnings and station equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of WDAS-AM/FM as of December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                     KPMG Peat Marwick LLP

St. Petersburg, Florida
March 28, 1997

                                   WDAS-AM/FM
                         (STATION OWNED AND OPERATED BY
                         BEASLEY FM ACQUISITION CORP.)

                                 BALANCE SHEETS

                                     ASSETS

                                                              DECEMBER 31,     MARCH 31,
                                                                  1996           1997
                                                              ------------    -----------
                                                                              (UNAUDITED)

                                                                    (IN THOUSANDS)
Current assets:
  Cash......................................................    $ 2,111         $ 2,805
  Accounts receivable, less allowance for doubtful accounts
     of $166 and $138 in 1996 and 1997......................      3,693           2,938
  Trade sales receivable....................................        359              29
  Prepaid expense and other.................................        150             130
                                                                -------         -------
          Total current assets..............................      6,313           5,902
Property and equipment, net (note 2)........................      3,297           3,523
Notes receivable from related parties (note 5)..............      2,766           3,625
Intangibles, less accumulated amortization..................     17,738          17,122
                                                                -------         -------
                                                                $30,114         $30,172
                                                                =======         =======

                             LIABILITIES AND STATION EQUITY

Current liabilities:
  Current installments of long-term debt (note 3)...........    $    49         $    49
  Notes payable to related parties (note 5).................        352             494
  Accounts payable..........................................        269             191
  Accrued expenses..........................................        515             313
  Trade sales payable.......................................         39              12
                                                                -------         -------
          Total current liabilities.........................      1,224           1,059
Long-term debt, less current installments (note 3)..........        627             627
                                                                -------         -------
          Total liabilities.................................      1,851           1,686
Station equity..............................................     28,263          28,486
Commitments and related party transactions (notes 4 and
  5)........................................................
                                                                -------         -------
                                                                $30,114         $30,172
                                                                =======         =======

                See accompanying notes to financial statements.

                                   WDAS-AM/FM
                         (STATION OWNED AND OPERATED BY
                         BEASLEY FM ACQUISITION CORP.)

                   STATEMENTS OF EARNINGS AND STATION EQUITY

                                                                                THREE MONTHS
                                                              YEAR ENDED      ENDED MARCH 31,
                                                             DECEMBER 31,    ------------------
                                                                 1996         1996       1997
                                                             ------------    -------    -------
                                                                                (UNAUDITED)

                                                                       (IN THOUSANDS)
Net revenues...............................................    $14,667       $ 2,623    $ 3,000
                                                               -------       -------    -------
Costs and expenses:
  Program and production...................................      2,028           445        620
  Technical................................................        212            59         50
  Sales and advertising....................................      3,514           660        802
  General and administrative...............................      2,005           497        459
                                                               -------       -------    -------
                                                                 7,759         1,661      1,931
                                                               -------       -------    -------
          Operating income, excluding items shown
            separately
            below..........................................      6,908           962      1,069
Management fees (note 5)...................................       (620)         (156)      (128)
Depreciation and amortization..............................     (2,763)         (651)      (657)
Interest income (expense), net.............................        (40)          (13)         7
Other......................................................         --            --        (78)
                                                               -------       -------    -------
          Net income.......................................      3,485           142        213
Station equity, beginning of period........................     25,367        25,367     28,273
Forgiveness of related party note receivable (note 5)......       (589)           --         --
                                                               -------       -------    -------
Station equity, end of period..............................    $28,263       $25,509    $28,486
                                                               =======       =======    =======

                See accompanying notes to financial statements.

                                   WDAS-AM/FM
          (STATION OWNED AND OPERATED BY BEASLEY FM ACQUISITION CORP.)

                            STATEMENTS OF CASH FLOWS

                                                                                 THREE MONTHS
                                                          YEAR ENDED            ENDED MARCH 31,
                                                         DECEMBER 31,   -------------------------------
                                                             1996            1996             1997
                                                         ------------   ---------------   -------------
                                                                                  (UNAUDITED)
                                                                         (IN THOUSANDS)
Cash flows from operating activities:
  Net income...........................................    $ 3,485           $ 142           $  213
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation and amortization.....................      2,763             651              657
     Allowance for doubtful accounts...................          8             (56)             (28)
     Decrease (increase) in receivables................       (398)            792            1,113
     (Increase) decrease) in prepaid expense and other
       assets..........................................        (96)           (104)              20
     Decrease in payables and accrued expenses.........       (507)           (331)            (297)
                                                           -------           -----           ------
          Net cash provided by operating activities....      5,255           1,094            1,678
                                                           -------           -----           ------

Cash flows from investing activities -- capital
  expenditures for property and equipment..............       (775)           (572)            (267)
                                                           -------           -----           ------

Cash flows from financing activities:
  Proceeds from issuance of indebtedness...............        676               -                -
  Principal payments on indebtedness...................       (820)              -                -
  Payment of loan fees.................................         (6)              -                -
  Net change in borrowings to/from affiliates..........     (2,647)           (305)            (717)
                                                           -------           -----           ------
          Net cash used in financing activities........     (2,797)           (305)            (717)
                                                           -------           -----           ------
Net increase in cash...................................      1,683             217              694
Cash at beginning of period............................        428             428            2,111
                                                           -------           -----           ------
Cash at end of period..................................    $ 2,111           $ 645           $2,805
                                                           =======           =====           ======
Noncash transactions:
Forgiveness of related note receivable
  Release of WDAS-AM/FM's obligations under a note
  payable which related to obtaining an easement.
  WDAS-AM/FM is now directly responsible for the costs
  necessary to obtain this easement and has included
  these costs in accrued expenses in the accompanying
  balance sheet........................................    $   350
                                                           =======

                See accompanying notes to financial statements.

                                   WDAS-AM/FM
          (STATION OWNED AND OPERATED BY BEASLEY FM ACQUISITION CORP.)

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1996
                                 (IN THOUSANDS)

(1) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Organization

     WDAS-AM/FM (the Station) is a radio station operating in Philadelphia, Pennsylvania. The assets, liabilities and operations of WDAS-AM/FM are part of Beasley FM Acquisition Corp. (BFMA). These financial statements reflect only the assets, liabilities and operations relating to radio station WDAS-AM/FM and are not representative of the financial statements of BFMA.

  (b) Revenue Recognition

     Revenue is recognized as advertising air time is broadcast and is net of
advertising agency commissions.   (c) Property and Equipment

     Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated lives of the assets, which range from 5 to 31 years.

  (d) Intangibles

     Intangibles consist primarily of FCC licenses, which are amortized straight-line over ten years. Other intangibles are amortized straight-line over 5 to 10 years.

  (e) Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of

     BFMA adopted the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, on January 1, 1996. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Adoption of this Statement did not have a material impact on the Station's financial position, results of operations, or liquidity.

  (f) Barter Transactions

     Trade sales are recorded at the fair value of the products or services received and totaled approximately $676 for the year ended December 31, 1996. Products and services received and expensed totaled approximately $449 for the year ended December 31, 1996.

  (g) Income Taxes

     BFMA has elected to be treated as an "S" Corporation under provisions of the Internal Revenue Code. Under this corporate status, the stockholders of BFMA are individually responsible for reporting their share of taxable income or loss. Accordingly, no provision for federal or state income taxes has been reflected in the accompanying financial statements.

                                   WDAS-AM/FM
          (STATION OWNED AND OPERATED BY BEASLEY FM ACQUISITION CORP.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  (h) Defined Contribution Plan

     BFMA has a defined contribution plan which conforms with Section 401(k) of the Internal Revenue Code. Under this plan, employees may contribute a minimum of 1% of their compensation (no maximum) to the Plan. The Internal Revenue Code, however, limited contributions to $9,500 in 1996. There are no employer matching contributions.

  (i) Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reporting period. Actual results could differ from these estimates. To the extent management's estimates prove to be incorrect, financial results for future periods may be adversely affected.

  (j) Interim Financial Statements

     In the opinion of management, the accompanying unaudited interim financial statements contain all adjustments, consisting of normal recurring accruals, necessary to present fairly the financial position, results of operations, and cash flows of the Station for the three-month periods ended March 31, 1997 and 1996 and as of March 31, 1997.

(2) PROPERTY AND EQUIPMENT

     Property and equipment, at cost, is comprised of the following at December 31, 1996:

Land, buildings, and improvements...........................  $2,204
Broadcast equipment.........................................   1,200
Office equipment and other..................................     477
Transportation equipment....................................      79
                                                              ------
                                                               3,960
          Less accumulated depreciation.....................    (663)
                                                              ------
                                                              $3,297
                                                              ======

(3) LONG-TERM DEBT

     BFMA and six affiliates (the Group) refinanced their $100,000 revolving credit loan on June 24, 1996. Under terms of the new agreement, the Group was provided a revolving credit loan with an initial maximum commitment of $115,000. The credit agreement was subsequently amended and the maximum commitment was increased to $120,000. The Group's borrowings under the revolving credit loan totaled $115,784 at December 31, 1996, of which $676 was allocated to WDAS-AM/FM. The loan bears interest at either the base rate or LIBOR plus a margin which is determined by the Group's debt to cash flow ratio. The base rate is equal to the higher of the prime rate or the overnight federal funds effective rate plus 0.5%. At December 31, 1996, the revolving credit loan carried interest at an average rate of 8.61%. Interest is generally payable monthly. The Group has entered into interest rate hedge agreements as discussed in note 6.

     The amount available under the Group's revolving credit loan will be reduced quarterly beginning September 30, 1997 through its maturity on December 31, 2003. The loan agreement includes restrictive covenants and requires the Group to maintain certain financial ratios. The loans are secured by the common stock and substantially all assets of the Group.

                                   WDAS-AM/FM
          (STATION OWNED AND OPERATED BY BEASLEY FM ACQUISITION CORP.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Annual maturities on the Group's revolving credit loan for the next five years are as follows:

                                                                 DEBT
                                                              MATURITIES
                                                              ----------
1997........................................................   $  8,434
1998........................................................     12,650
1999........................................................     13,800
2000........................................................     14,950
2001........................................................     15,525
Thereafter..................................................     50,425
                                                               --------
          Total.............................................   $115,784
                                                               ========

     S-AM/FM paid interest of approximately $79 in 1996.

(4) COMMITMENTS

     On September 19, 1996, BFMA entered into an asset purchase agreement (APA) with Evergreen Media Corporation of Los Angeles (Evergreen) for the sale of WDAS-AM/FM. Under the terms of the APA, BFMA will convey substantially all of the assets used in the operation of the station to Evergreen in exchange for a purchase price of $103,000, subject to adjustment, to be paid in cash. BFMA expects to close on this sale before July 1, 1997.

     WDAS-AM/FM leases facilities and a tower under 10-year operating leases which expire in July 2004 and January 2007, respectively. WDAS-AM/FM also leases certain other office equipment on a month-to-month basis. Lease expense was approximately $215 in 1996. Future minimum lease payments by year are summarized as follows:

1997........................................................  $  236
1998........................................................     247
1999........................................................     258
2000........................................................     270
2001........................................................     283
Thereafter..................................................   1,275
                                                              ------
                                                              $2,569
                                                              ======

     In the normal course of business, the Station is party to various legal matters. The ultimate disposition of these matters will not, in management's judgment, have a material adverse effect on the Station's financial position.

(5) RELATED PARTY TRANSACTIONS

     The Company has a management agreement with Beasley Management Company, an affiliate of the Company's principal stockholder. Management fee expense under the agreement was $620 in 1996.

     The notes receivable from/payable to related parties are non-interest bearing and are due on demand. A note receivable due from a related party of $589 was forgiven in 1996.

                                   WDAS-AM/FM
          (STATION OWNED AND OPERATED BY BEASLEY FM ACQUISITION CORP.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(6) FINANCIAL INSTRUMENTS

     WDAS-AM/FM's significant financial instruments and the methods used to estimate their fair value are as follows:

          Revolving credit loan -- The fair value approximates carrying value due to the loan being refinanced on June 24, 1996 and the interest rate being based on current market rates.

          Notes receivable from/payable to related parties -- It is not practicable to estimate the fair value of these notes payable due to their related party nature.

          Interest rate swap, cap and collar agreements -- The Group entered into an interest rate swap agreement with a notional amount of $15,000, an interest rate cap agreement with a notional amount of $3,100, and an interest rate collar agreement with a notional amount of $15,000 to act as a hedge by reducing the potential impact of increases in interest rates on the revolving credit loan. These agreements expire on various dates in 1999. The Group is exposed to credit loss in the event of nonperformance by the other parties to the agreements. The Group, however, does not anticipate nonperformance by the counterparties. The fair value of the interest rate swap agreement is estimated using the difference between the present value of discounted cash flows using the base rate stated in the swap agreement (5.37%) and the present value of discounted cash flows using the LIBOR rate at December 31, 1996. The fair values of the interest rate cap agreement, which establishes a maximum base rate of 7.50%, and the interest rate collar agreement, which establishes a minimum base rate of 4.93% and a maximum base rate of 6%, are estimated based on the amounts the Group would expect to receive or pay to terminate the agreement. The estimated fair value of each of these agreements is negligible.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners of Century Chicago Broadcasting, L.P.

     In our opinion, the accompanying balance sheet and the related statements of operations and partners' deficit and of cash flows present fairly, in all material respects, the financial position of Century Chicago Broadcasting, L.P. at December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

Price Waterhouse LLP

Chicago, Illinois
May 2, 1997

                       CENTURY CHICAGO BROADCASTING, L.P.

                                 BALANCE SHEETS

                                     ASSETS

                                                                                DECEMBER 31,
                                                              MARCH 31, 1997        1996
                                                              --------------    ------------
                                                               (UNAUDITED)
Current assets:
  Cash and cash equivalents.................................    $  1,707,114    $  1,832,410
  Accounts receivable, net of allowance for doubtful
     accounts of $286,000 and $283,000, respectively........       2,030,226       2,504,875
  Prepaid expenses and other assets.........................         227,876         217,353
                                                                ------------    ------------
          Total current assets..............................       3,965,216       4,554,638
                                                                ------------    ------------
Property and equipment:
  Technical equipment.......................................       1,188,953       1,188,953
  Office furniture and fixtures.............................         370,442         370,075
  Leasehold improvements....................................         212,814         212,814
                                                                ------------    ------------
                                                                   1,772,209       1,771,842
  Less -- Accumulated depreciation..........................      (1,145,799)     (1,101,549)
                                                                ------------    ------------
          Total property and equipment......................         626,410         670,293
                                                                ------------    ------------
Intangible assets, net (Note 4).............................       1,934,838       1,946,778
                                                                ------------    ------------
Deferred financing costs, net...............................         424,860         465,360
                                                                ------------    ------------
          Total assets......................................    $  6,951,324    $  7,637,069
                                                                ============    ============

                             LIABILITIES AND PARTNERS' DEFICIT

Current liabilities:
  Promissory note (Note 6)..................................    $  6,210,342    $  6,036,785
  Accounts payable and accrued expenses (Note 5)............         898,072         968,424
  Due to Century Broadcasting Corporation (Note 3)..........      10,298,226      11,203,224
  Deferred option payment (Note 2)..........................       5,000,000       5,000,000
                                                                ------------    ------------
          Total current liabilities.........................      22,406,640      23,208,433
                                                                ------------    ------------
Commitments and contingencies (Note 7)
                                                                ------------    ------------
Partners' deficit, per accompanying statement...............     (15,455,316)    (15,571,364)
                                                                ------------    ------------
          Total liabilities and partners' deficit...........    $  6,951,324    $  7,637,069
                                                                ============    ============

   The accompanying notes are an integral part of these financial statements.

                       CENTURY CHICAGO BROADCASTING, L.P.

                 STATEMENTS OF OPERATIONS AND PARTNERS' DEFICIT

                                                       FOR THE THREE MONTHS
                                                         ENDED MARCH 31,
                                                   ----------------------------    DECEMBER 31,
                                                       1997            1996            1996
                                                   ------------    ------------    ------------
                                                           (UNAUDITED)
Revenues:
  Gross revenues.................................  $  1,973,026    $  1,454,573    $  8,638,346
  Less -- Agency commissions.....................      (262,854)       (198,089)     (1,163,350)
                                                   ------------    ------------    ------------
          Net revenues...........................     1,710,172       1,256,484       7,474,996
                                                   ------------    ------------    ------------
Operating expenses:
  Programming....................................       331,673         333,289       1,386,231
  Selling........................................       572,530         549,536       2,525,100
  Promotion -- Television advertising............            --         344,000         770,473
  Promotion -- Other.............................        23,561          28,802         324,305
  Technical......................................        54,241           8,802          58,135
  General and administrative.....................       303,947         278,093       1,148,298
  Corporate overhead allocation..................        45,000          45,000         181,000
  Depreciation and amortization..................        56,190          56,190         222,378
                                                   ------------    ------------    ------------
          Total operating expenses...............     1,387,142       1,643,712       6,615,920
                                                   ------------    ------------    ------------
Income (loss) from operations....................       323,030        (387,228)        859,076
Interest income..................................        14,848              --          63,572
Interest expense.................................      (221,830)       (316,010)     (1,065,825)
                                                   ------------    ------------    ------------
Net income (loss)................................       116,048        (703,238)       (143,177)
                                                   ------------    ------------    ------------
Partners' deficit:
  Beginning of period............................   (15,571,364)    (15,428,187)    (15,428,187)
                                                   ------------    ------------    ------------
  End of period..................................  $(15,455,316)   $(16,131,425)   $(15,571,364)
                                                   ============    ============    ============

   The accompanying notes are an integral part of these financial statements.

                       CENTURY CHICAGO BROADCASTING, L.P.

                            STATEMENTS OF CASH FLOWS

                                                             FOR THE THREE MONTHS
                                                                ENDED MARCH 31,
                                                            -----------------------   DECEMBER 31,
                                                               1997         1996          1996
                                                            ----------   ----------   ------------
                                                                  (UNAUDITED)
Cash flows from operating activities:
  Net income (loss).......................................  $  116,048   $ (703,238)  $  (143,177)
  Adjustments to reconcile net income (loss) to net cash
     provided by (used in) operating activities:
     Depreciation and amortization expense................      56,190       56,190       222,378
     Corporate overhead allocation........................      45,000       45,000       181,000
     Amortization of deferred financing costs.............      40,500       39,000       161,581
     Changes in assets and liabilities:
       Accounts receivable, prepaid expenses and other
          current assets..................................     464,126      590,997      (400,707)
       Accounts payable and accrued expenses..............     (70,352)    (688,764)   (1,231,606)
                                                            ----------   ----------   -----------
          Net cash provided by (used in) operating
            activities....................................     651,512     (660,815)   (1,210,531)
                                                            ----------   ----------   -----------
Cash flows from investing activities:
  Additions to property and equipment.....................        (367)     (17,684)      (36,758)
  Deferred option payment.................................          --           --     5,000,000
                                                            ----------   ----------   -----------
          Net cash provided by (used in) investing
            activities....................................        (367)     (17,684)    4,963,242
                                                            ----------   ----------   -----------
Cash flows from financing activities:
  Repayment of promissory note............................          --           --    (4,500,000)
  Deferred financing costs................................          --      (76,707)      (87,421)
  Increase (decrease) in due to Century Broadcasting
     Corporation..........................................    (949,998)    (385,001)      987,635
  Proceeds from issuance of promissory note...............     173,557    1,109,219     1,646,004
                                                            ----------   ----------   -----------
          Net cash provided by (used in) financing
            activities....................................    (776,441)     647,511    (1,953,782)
                                                            ----------   ----------   -----------
Net change in cash and cash equivalents...................    (125,296)     (30,988)    1,798,929
Cash and cash equivalents:
  Beginning of period.....................................   1,832,410       33,481        33,481
                                                            ----------   ----------   -----------
  End of period...........................................  $1,707,114   $    2,493   $ 1,832,410
                                                            ----------   ----------   -----------
Cash paid for interest....................................          --           --   $   100,000
                                                            ==========   ==========   ===========

   The accompanying notes are an integral part of these financial statements.

                       CENTURY CHICAGO BROADCASTING, L.P.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- ORGANIZATION:

     Century Chicago Broadcasting, L.P. (CCBLP) is a limited partnership and the licensee of Chicago radio station WPNT-FM (the Station). The general partner of CCBLP is Century Broadcasting Corporation (Century) and the two limited partners of CCBLP are directors and controlling stockholders of Century.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Interim financial data (unaudited)

     The interim financial data as of March 31, 1997 and for each of the three months ended March 31, 1997 and 1996 is unaudited. The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments necessary for a fair presentation of results of the interim periods have been made and such adjustments were of a normal and recurring nature. The results of operations and cash flows for the three months ended March 31, 1997 are not necessarily indicative of the results that can be expected for the entire fiscal year ending December 31, 1997.

  Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and cash equivalents

     CCBLP considers all highly liquid investments with an original maturity of 90 days or less to be cash equivalents.

  Revenue recognition

     Revenues for radio time sales, which are generated primarily from clients in the greater Chicago metropolitan area, are recognized when commercials are broadcast. Accounts receivable are unsecured.

  Property and equipment

     Property and equipment are stated at cost. Maintenance and repairs are charged against operations as incurred. Improvements and renewals are capitalized. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets, generally ten years.

  Intangible assets

     Intangible assets represent goodwill and a broadcasting license. Intangible assets related to acquisitions since 1971 are being amortized on a straight-line basis over 40 years. Intangible assets of $347,137 related to the pre-1971 license acquisition are not being amortized as CCBLP believes there has been no diminution of value. CCBLP periodically evaluates the carrying value of intangible assets in relation to the future undiscounted cash flows of the Station.

                       CENTURY CHICAGO BROADCASTING, L.P.

  Impairment of long-lived assets

     Effective January 1, 1996, CCBLP adopted the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" (SFAS No. 121). This Statement requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS No. 121 requires an impairment loss to be recognized if the sum of expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset. Otherwise, an impairment loss is not recognized. This Statement requires that long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell. The adoption of SFAS No. 121 did not have any impact on CCBLP's financial statements.

  Deferred option payment

     On June 27, 1996, CCBLP granted Evergreen Media Corporation of Los Angeles (Evergreen) an option to purchase the Station. Under the terms of the option agreement, Evergreen paid $5,000,000 to CCBLP in exchange for CCBLP's agreement to sell the Station to Evergreen under the terms of a July 1, 1996 letter of intent. The option price, which is non-refundable, has been recorded as a deferred credit in the December 31, 1996 and March 31, 1997 balance sheets. See
Note 8.

  Deferred financing costs

     Deferred financing costs are amortized over the term of the related indebtedness by the interest method. Such amortization totaled $161,581 in 1996 and is included in interest expense in the accompanying statement of operations. The original cost of deferred financing costs being amortized was $753,658 at December 31, 1996.

  Income taxes

     No provision for income taxes has been provided in the accompanying financial statements because the tax effects of CCBLP's operations accrue directly to its partners.

  Fair value of financial instruments

     CCBLP's financial instruments include cash and cash equivalents, accounts receivable, accounts payable and accrued expenses and a promissory note. Management believes that the fair values of these financial instruments approximate their respective carrying values.

NOTE 3 -- RELATED PARTY TRANSACTIONS:

     Cash provided by or required for CCBLP's operations is transferred between CCBLP and Century on a periodic basis. The amount recorded as Due to Century Broadcasting Corporation is non-interest bearing and is not subject to stated repayment terms. Accordingly, the financial statements do not reflect any interest costs on the Due to Century Broadcasting Corporation balance. The average Due to Century Broadcasting balance was $11,052,000 during the year ended December 31, 1996.

     Century provides certain managerial, treasury, accounting, tax and legal services to CCBLP. An allocation of the estimated cost of these services has been reflected in the accompanying statements of operations based on the estimated time spent by Century personnel providing such services. In the opinion of management, the costs allocated to CCBLP for services provided by Century are reasonable.

                       CENTURY CHICAGO BROADCASTING, L.P.

NOTE 4 -- INTANGIBLE ASSETS:

     Intangible assets as of December 31 consist of the following:

                                                                 1996
                                                              ----------
Broadcasting license........................................  $2,035,081
Goodwill....................................................     222,137
                                                              ----------
                                                               2,257,218
Less -- Accumulated amortization............................    (310,440)
                                                              ----------
                                                              $1,946,778
                                                              ==========

     Amortization expense related to these intangibles was $47,760 for the year ended December 31, 1996.

NOTE 5 -- ACCOUNTS PAYABLE AND ACCRUED EXPENSES:

     Accounts payable and accrued expenses at December 31 consist of the following:

                                                                1996
                                                              --------
Accounts payable............................................  $ 31,098
Accrued interest and loan fees..............................   473,558
Accrued employee compensation...............................   188,520
Other accrued expenses......................................   275,248
                                                              --------
                                                              $968,424
                                                              ========

NOTE 6 -- PROMISSORY NOTE:

     On March 15, 1991, CCBLP entered into a Loan Agreement with a financial institution. This Loan Agreement was amended and supplemented at various times since its inception.

     As of January 31, 1996, an amendment was executed to provide CCBLP the ability to borrow an additional $1,000,000 ($845,000 for working capital purposes and $155,000 for the payment of interest). Additionally, the amendment provided that upon the consummation of Century's sale of its Denver radio stations CCBLP would prepay $4,500,000 of the promissory note. The sale and prepayment were completed in June 1996. Following the prepayment, the lender made an additional $1,000,000 available to CCBLP to fund future debt service and interest payments to the lender. During 1996, interest payments of $901,100 were made by CCBLP of which $100,000 was paid in cash and the remaining balance was paid through additional borrowings under the amended agreement. At December 31, 1996 and March 31, 1997, CCBLP had additional available line of credit totaling $463,000 and $289,000, respectively, subject to the terms and conditions of the agreement.

     Interest, payable quarterly, accrues at a Formula Rate which varies based upon certain financial measures. Such Formula Rate generally ranges from the prime lending rate (8.25% at December 31, 1996) plus 2% to the prime lending rate plus 3%. As of December 31, 1996, the Formula Rate in effect for CCBLP was 11.25%.

     Principal payments on the promissory note are due in twelve consecutive, quarterly installments beginning on April 1, 1997 with aggregate annual principal payments of $450,000 in 1997, $750,000 in 1998, $950,000 in 1999 and
any remaining amounts (including principal, interest and the remaining $300,000 of Loan Fees) due on January 1, 2000.

     The Loan Agreement contains various restrictive covenants that, among other things, require CCBLP, an affiliated limited partnership and Century to individually (and on a consolidated basis with respect to

                       CENTURY CHICAGO BROADCASTING, L.P.

Century) maintain minimum levels of operating cash flow, limit distributions from CCBLP and/or an affiliated limited partnership to their respective partners and place restrictions on the assumption and payment of Century expenses by CCBLP or the affiliated limited partnership.

     Upon notification from the lender, a prepayment equal to 50% of the adjusted cash flow, as defined in the Loan Agreement, may be required provided that such payment does not reduce cash on hand to a level below $1,000,000. The promissory note evidencing CCBLP's obligation to the lender is secured by substantially all of the assets of CCBLP and Century (including, but not limited to, its partnership interests in CCBLP and an affiliated limited partnership) and is guaranteed by Century and one of CCBLP's limited partners. Additionally, both of CCBLP's limited partners have pledged their respective interests in CCBLP as well as an affiliated limited partnership.

     As more fully discussed in Note 8, CCBLP has entered into an agreement to sell the Station and intends to use a portion of the proceeds to prepay the promissory note in full. Additionally, certain technical covenant violations have not been waived and there is uncertainty as to whether CCBLP and Century will be able to meet such covenants prospectively. As such, the amounts outstanding under the promissory note have been classified as current liabilities in the accompanying balance sheets.

     In the event that the promissory note is not prepaid in conjunction with the aforementioned sale of the Station, management believes that operating cash flows together with funds obtained from the additional borrowings as well as from the option payment discussed above will provide sufficient working capital to fund CCBLP's current operations. Additionally, management believes that the lender will continue to forbear and not require CCBLP to repay the obligations under the promissory note in advance of the stated maturities. Furthermore, management believes in the event that operating cash flows were not sufficient to support the Station's current operations and the sale of the Station were not to be completed that additional financing would be available either from its current lender or from other sources.

NOTE 7 -- COMMITMENTS:

     CCBLP leases certain office space and equipment under various operating leases. Rent expense included in the accompanying statement of operations for the year ended December 31, 1996 in connection with these various operating leases totaled $388,000. Future minimum rentals under noncancelable operating leases in existence at December 31, 1996 are as follows:

YEAR                                                           AMOUNT
----                                                          ---------
1997........................................................  $ 375,000
1998........................................................    370,000
1999........................................................    339,000
2000........................................................    248,000
2001........................................................    288,000
Thereafter..................................................  1,151,000

     CCBLP has entered into certain noncancelable agreements for ratings and news services that require aggregate payments of approximately $358,000 in 1997, $355,000 in 1998 and $172,000 in 1999.

                       CENTURY CHICAGO BROADCASTING, L.P.

NOTE 8 -- STATION SALE:

     On July 15, 1996, CCBLP entered into an Asset Purchase Agreement with Evergreen Media Corporation of Chicago (Evergreen of Chicago) to sell substantially all of the assets of the Station to Evergreen of Chicago for approximately $68,750,000 in cash plus 96% of the accounts receivable balance at the time of closing, as detailed in the Purchase Agreement, subject to certain closing adjustments. In April 1997, the Federal Communications Commission approved the transfer of the Station's broadcasting license to Evergreen of Chicago. The sale of the Station is expected to close in the second quarter of 1997. On April 10, 1997, Evergreen of Chicago announced that it had entered into an agreement with Bonneville International Corp. (Bonneville) to sell the assets of the Station to Bonneville.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Partners of
Secret Communications Limited Partnership:

     We have audited the accompanying combined balance sheet of WJLB/WMXD, DETROIT, as further described in Note 1, as of December 31, 1996, and the related combined statements of operations and cash flows for the year then ended. These financial statements are the responsibility of the Station's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the accompanying combined financial statements referred to above present fairly, in all material respects, the financial position of WJLB/WMXD, DETROIT as of December 31, 1996, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                            Arthur Andersen LLP

Chicago, Illinois
May 8, 1997

                               WJLB/WMXD, DETROIT

                            COMBINED BALANCE SHEETS
            AS OF DECEMBER 31, 1996, AND MARCH 31, 1997 (UNAUDITED)

                                     ASSETS

                                          DECEMBER 31,     MARCH 31,
                                              1996           1997
                                          ------------    -----------
                                                           UNAUDITED
CURRENT ASSETS:
  Cash and cash equivalents.............  $     1,194     $     1,212
  Accounts receivable (net of allowance
     for doubtful accounts of $96,119)..      589,346         419,688
  Trade receivables.....................       18,394          18,394
  Prepaid expenses and other assets.....        3,939           3,539
                                          -----------     -----------
          Total current assets..........      612,873         442,833
                                          -----------     -----------

PROPERTY AND EQUIPMENT, net (note 3)....    1,020,324         950,086

INTANGIBLE ASSETS, net (note 4).........   40,812,180      40,276,029
                                          -----------     -----------
          TOTAL ASSETS..................  $42,445,377     $41,668,948
                                          ===========     ===========

                  LIABILITIES AND PARTNERS' CAPITAL

CURRENT LIABILITIES:
  Accounts payable and accrued
     expenses...........................  $   892,756     $ 1,320,212
  Trade payables........................        1,875           1,875
  Interest payable......................       72,732          19,652
  Current maturities of long-term
     debt...............................    1,252,950       1,494,617
                                          -----------     -----------
          Total current liabilities.....    2,220,313       2,836,356
                                          -----------     -----------
LONG-TERM DEBT, less current maturities
  (note 6)..............................   18,527,663      18,285,996

COMMITMENTS AND CONTINGENCIES (note 7)

PARTNERS' CAPITAL AND STATION EQUITY
  Balance, beginning of period..........   26,766,919      21,697,401
  Net amounts transferred to central
     office.............................  (13,398,406)     (3,296,193)
  Contributed capital...................    1,526,531       2,453,168
  Net income for the period.............    6,802,357        (307,780)
                                          -----------     -----------
  Balance, end of period................   21,697,401      20,546,596
                                          -----------     -----------
          TOTAL LIABILITIES AND
             PARTNERS' CAPITAL..........  $42,445,377     $41,668,948
                                          ===========     ===========

  The accompanying notes to financial statements are an integral part of these balance sheets.

                               WJLB/WMXD, DETROIT

                       COMBINED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
       AND FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996 (UNAUDITED)

                                                          THREE MONTHS ENDED MARCH 31,
                                          DECEMBER 31,    ----------------------------
                                              1996            1996            1997
                                          ------------    ------------    ------------
                                                                  (UNAUDITED)
REVENUES
  Advertising revenues..................  $15,408,285       $4,500,863      $       --
  LMA and other income..................    4,000,000               --       2,421,000
                                          -----------       ----------      ----------
  Gross income..........................   19,408,285        4,500,863       2,421,000
  Less: agency commissions..............    1,880,637          523,792              --
                                          -----------       ----------      ----------
          Net revenues..................   17,527,648        3,977,071       2,421,000
                                          -----------       ----------      ----------
OPERATING EXPENSES:
  Station operating expenses excluding
     depreciation and amortization......    5,720,605        2,026,514         254,278
  Depreciation and amortization.........    2,414,614          600,888         606,388
  Central office general and
     administrative (note 8)............    1,004,379          145,558         535,522
                                          -----------       ----------      ----------
          Operating expenses............    9,139,598        2,772,960       1,396,188
                                          -----------       ----------      ----------

OPERATING INCOME........................    8,388,050        1,204,111       1,024,812

NONOPERATING EXPENSES:
  Interest expense (note 6).............    1,405,693        1,401,785       1,312,592
                                          -----------       ----------      ----------
          Non operating expenses........    1,405,693        1,401,785       1,312,592
                                          -----------       ----------      ----------
Income before taxes.....................    6,982,357         (197,674)       (287,780)
Provision for state income taxes (note
  2)....................................      180,000           41,400          20,000
                                          -----------       ----------      ----------
          Net income....................  $ 6,802,357       ($ 239,074)     ($ 307,780)
                                          ===========       ==========      ==========

  The accompanying notes to financial statements are an integral part of these statements.

                               WJLB/WMXD, DETROIT

                       COMBINED STATEMENTS OF CASH FLOWS
                    FOR THE YEAR ENDED DECEMBER 31, 1996 AND
         FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996 (UNAUDITED)

                                                           THREE MONTHS ENDED
                                                                MARCH 31,
                                          DECEMBER 31,   -----------------------
                                              1996          1996         1997
                                          ------------   ----------   ----------
                                                               (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).....................  $ 6,802,357    ($ 239,074)  ($ 307,780)
  Adjustments to reconcile net income to
     net cash provided by operating
     activities:
     Depreciation and amortization......    2,414,614       600,888      606,388
     Loss on sale of equipment..........        1,800            --           --
     Changes in assets and liabilities:
       Decrease in receivables, net.....    3,883,442     1,164,150      169,659
       Decrease (increase) in prepaid
          expenses......................       25,952       (50,134)         400
       (Decrease) increase in payables
          and accrued expenses..........     (902,306)     (431,298)     427,456
       Increase (decrease) in interest
          payable.......................       21,984        37,092      (53,080)
                                          -----------    ----------   ----------
          Net cash provided by operating
            activities..................   12,247,843     1,081,624      843,043
                                          -----------    ----------   ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures..................     (116,092)      (12,715)          --
                                          -----------    ----------   ----------
          Net cash (used in) investing
            activities..................     (116,092)      (12,715)          --
                                          -----------    ----------   ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net change in amounts transferred to
     central office.....................  (13,398,406)   (2,429,287)  (3,296,193)
  Net (payments) of long-term debt......     (261,417)     (261,417)          --
  Capital contributions.................    1,526,531     1,813,070    2,453,168
                                          -----------    ----------   ----------
          Net cash (used in) financing
            activities..................  (12,133,292)     (877,634)    (843,025)
                                          -----------    ----------   ----------
NET (DECREASE)/INCREASE IN CASH AND CASH
  EQUIVALENTS...........................       (1,541)      191,275           18
CASH AND CASH EQUIVALENTS AT BEGINNING
  OF PERIOD.............................        2,735         2,737        1,194
                                          -----------    ----------   ----------
CASH AND CASH EQUIVALENTS AT END OF
  PERIOD................................  $     1,194    $  194,012   $    1,212
                                          ===========    ==========   ==========

  The accompanying notes to financial statements are an integral part of these statements.

                               WJLB/WMXD, DETROIT

                     NOTES TO COMBINED FINANCIAL STATEMENTS

(1) BUSINESS AND BASIS OF PRESENTATION:

     Secret Communications Limited Partnership ("Secret") owns WJLB-FM and WMXD-FM (the "Stations"). The Stations are licensed to and serve Detroit, Michigan. The accompanying combined financial statements include the accounts of the Stations after eliminating all significant intercompany accounts and transactions.

     Secret was formed in 1994 and on August 1, 1994, the general partners of Secret contributed substantially all of the assets and debt of several radio stations to Secret. The Stations were among those included in this initial contribution.

     As further described in Note 5, Secret entered into an agreement to sell substantially all of the assets of the Stations to Evergreen Media Corporation of Los Angeles ("Evergreen").

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  (a) Cash Equivalents

     Cash equivalents include overnight repurchase agreements backed by United States securities.

  (b) Trade Agreements

     The Stations have entered into trade agreements which provide for the exchange of advertising time for merchandise or services and are recorded at the estimated fair market value of the goods or services to be received. Trade receivables and trade payables represent the outstanding obligations of the parties to the trade agreements as of the end of the year. Trade revenues are recognized as the advertisements are broadcast. Trade expenses are recognized as the services or merchandise is used.

  (c) Property and Equipment

     Property and equipment are stated at cost. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the assets. Repair and maintenance costs are charged to expense when incurred.

  (d) Intangible Assets

     Intangible assets are recorded at their appraised values and are amortized using the straight-line method over estimated periods of benefit up to 40 years. Should events or circumstances occur subsequent to the acquisition of a station which bring into question the realizable value or impairment of the related goodwill and intangibles, Secret will evaluate the remaining useful life and balance of intangibles and make appropriate adjustments. Secret's principal considerations in determining impairment include the strategic benefit to Secret of the particular station and the current and expected future operating income and cash flow levels of that particular station.

  (e) Revenue Recognition

     Advertising revenues are recognized as advertisements are broadcast.

  (g) Income Taxes

     The accompanying combined financial statements do not reflect provisions for federal income taxes which are reported by the partners of Secret.

                               WJLB/WMXD, DETROIT

  (h) Statement of Cash Flows

     Cash of $1,383,709 was paid for interest during the year ended December 31, 1996. Cash of $184,278 was paid for state income taxes during the year ended December 31, 1996.

  (i) Use of Estimates

     The preparation of these combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

(3) PROPERTY AND EQUIPMENT:

     Property and equipment consisted of the following at December 31, 1996:

                                                         ESTIMATED USEFUL
                                             1996             LIVES
                                          -----------    ----------------
Land....................................  $    25,000           --
Buildings and leasehold improvements....      526,618    5 -- 31.5 years
Broadcasting equipment..................      554,611     5 -- 15 years
Furniture and fixtures..................      189,678        5 years
Business equipment......................      290,665        5 years
Vehicles................................       50,507        5 years
                                          -----------
                                            1,637,079
Less: Accumulated depreciation..........     (616,755)
                                          -----------
                                          $ 1,020,324
                                          ===========

(4) INTANGIBLE ASSETS:

     Intangible assets consisted of the following at December 31, 1996:

                                                         ESTIMATED USEFUL
                                             1996             LIVES
                                          -----------    ----------------
FCC Licenses............................  $42,195,591        25 years
Advertiser relationships................    3,069,763        7 years
Goodwill................................      729,704        40 years
                                          -----------
                                           45,995,058
Less: Accumulated amortization..........   (5,182,878)
                                          -----------
                                          $40,812,180
                                          ===========

(5) SALE OF STATIONS:

     On August 12, 1996, Secret entered into a definitive agreement to sell substantially all of the assets of the Stations to Evergreen. The agreement closed on April 1, 1997. The assets sold included fixed assets and intangible assets. In addition, Secret entered into a noncompete agreement covering the Detroit market for three years. In consideration for the assets of the Stations and the noncompete agreement, Evergreen paid Secret $168,000,000 on the closing date. While this transaction was pending, Secret entered into a time brokerage agreement with respect to the Stations which allowed Evergreen to purchase substantially all of the broadcast time on the Stations. The agreement commenced September 1, 1996 and expired on April 1, 1997. The revenue related to this agreement is reflected in the combined statement of operations as LMA Income.

                               WJLB/WMXD, DETROIT

     The Stations agreed to pay bonuses to certain executives and key employees if the individuals were employed by the Stations upon the close of the sale. These bonuses were accrued ratably from the commitment date, October 1, 1996, to the close date, April 1, 1997. At December 31, 1996, $400,500 is accrued for these stay bonuses, with the related expense reflected in central office general and administrative expenses. On April 1, 1997, the Stations paid $801,000 for stay bonuses.

(6) LONG-TERM DEBT:

     Long-term debt consisted of a senior reducing revolving credit facility at December 31, 1996, which was used to recapitalize debt and to fund working capital for Secret at August 1, 1994. The debt was allocated to the Stations based on the ratio of the Stations' fair market value as compared to the total fair market value of Secret at August 1, 1994. Additional borrowings and repayments were allocated based on the same ratio if these borrowings and repayments were related to the general operations of all the Secret stations. Interest expense for the year ended December 31, 1996, was allocated to the Stations based on the same ratio.

     Borrowings under the revolving loans bear interest, at the option of Secret at LIBOR or prime, plus a margin. The margin over LIBOR or prime varies from time to time depending on Secret's ratio of debt to cash flow as defined in the agreement. The interest rate on the reducing revolver at December 31, 1996, ranged from 7.00% to 8.50%, with a weighted interest rate of 7.10%.

     Amounts outstanding under the reducing revolver are payable in quarterly installments beginning as early as June 30, 1995, and ending December 31, 2001. The amounts payable depend on the amounts then outstanding and correspondingly reduce the amount available to be borrowed. Based on debt outstanding, there were no amortization payments required to be made in 1996. Amounts outstanding under the revolving credit/term loan convert on June 30, 1997, to a term loan payable in quarterly installments ending December 31, 2001. In addition to scheduled amortization, Secret is required to repay revolving credit borrowings each calendar year of up to 50% of the excess cash flow for that calendar year as defined in the agreement, commencing with the year ending December 31, 1995. Based on financial ratios at December 31, 1996, there is no excess cash flow repayment due in 1997.

     The senior credit facility limits indebtedness, capital expenditures, and payment of distributions and requires certain financial ratios to be maintained among other restrictions. At December 31, 1996, Secret was in compliance with all provisions of its credit agreement. The senior credit facility is secured by substantially all of the assets of Secret.

     The future maturities of long-term debt are as follows:

1997....................................  $ 1,252,950
1998....................................    3,532,252
1999....................................    4,198,715
2000....................................    4,865,178
2001....................................    5,931,518
                                          -----------
                                          $19,780,613
                                          ===========

     The fair value of the debt is equal to its carrying value.

     On April 1, 1997, Secret repaid all amounts outstanding under its senior credit facility.

                               WJLB/WMXD, DETROIT

(7) COMMITMENTS AND CONTINGENCIES:

     The Stations have entered into operating leases with initial or remaining non-cancelable terms in excess of one year. The future minimum rental payments required for all such leases as of December 31, 1996, are as follows:

        YEAR ENDING DECEMBER 31,
----------------------------------------
  1997..................................  $221,372
  1998..................................   221,372
  1999..................................    75,237
  2000..................................    46,009
  2001..................................    46,009
  Future years..........................   251,505
                                          --------
Total minimum payments required.........  $861,504
                                          ========

     Rent expense was $252,013 for the year ended December 31, 1996.

(8) RELATED PARTY TRANSACTIONS:

     Central office general and administrative expenses represent an allocation of charges incurred by Secret's headquarters for various administrative and management services, including, but not limited to, salaries, bonuses, management fees and service fees. The charges are allocated to the Stations based on the total number of markets in which Secret owns stations. Amounts charged to the Stations do not necessarily represent the amounts that would have been incurred had the Stations operated as an unaffiliated entity. However, management believes that these charges result in a reasonable level of general and administrative expenses for the Stations.

     Included in the central office general and administrative expenses are fees charged to Secret by the two general partners for management and consulting services provided to Secret. In addition, Lane Industries, Inc., a related party to the administrative general partner of Secret, provides certain tax, legal, financial, risk management and employee benefits services for an annual fee. The amount allocated to the Stations for all such services provided by the general partners amounted to $180,405 for the year ended December 31, 1996.

     As described in Note 6, a portion of Secret's senior debt and interest expense has been allocated to the Stations as of December 31, 1996, and for the year then ended.

     The Partners' Capital and Station Equity section of the Balance Sheet consists of intercompany accounts, capital contributed by the partners and retained earnings. These accounts reflect the original acquisition of the Stations and the activity between the Stations and Secret, such as cash transfers and expense allocations.

(9) DEFERRED SAVINGS PLAN:

     Secret maintains a 401(k) savings plan in which the employees of the Stations participate. Employees must have reached age 21 and have completed one year of consecutive service to participate in the plan. Employees may contribute up to 15% of their salaries in accordance with IRS limitations. Secret matches employee contributions at a rate of 75% (up to 6%) of the employee's salary. Secret's contribution to the plan related to the Stations was $70,694 for the year ended December 31, 1996.

(10) NOTE TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

     The accompanying unaudited interim combined financial statements have been prepared in accordance with generally accepted accounting practices for interim periods. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial

                               WJLB/WMXD, DETROIT
statements. It is suggested that these interim combined financial statements be read in conjunction with the financial statements and notes thereto.

     In the opinion of management, the unaudited interim combined financial statements reflect all adjustments consisting of normal recurring adjustments necessary to present fairly the combined financial position of the Stations as of March 31, 1997, and the interim combined results of operations and cash flows for all periods presented.

                          INDEPENDENT AUDITORS' REPORT
                 ---------------------------------------------

The Board of Directors
Chancellor Broadcasting Company:

     We have audited the accompanying combined balance sheets of KYSR Inc. and KIBB Inc. as of December 31, 1995 and 1996, and the related combined statements of operations and cash flows for each of the years in the three-year period ended December 31, 1996. These combined financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of KYSR Inc. and KIBB Inc. as of December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                            KPMG Peat Marwick LLP

Dallas, Texas
March 14, 1997

                            KYSR INC. AND KIBB INC.

                            COMBINED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                     ASSETS

                                                                DECEMBER 31,
                                                            --------------------     MARCH 31,
                                                              1995        1996         1997
                                                            --------    --------    -----------
                                                                                    (UNAUDITED)
Current assets:
  Accounts receivable, less allowance for doubtful
     accounts of $218 in 1995 and $246 in 1996 and $130 in
     1997.................................................  $  6,253    $  7,283     $  5,899
  Prepaid expenses and other..............................       412         609        1,549
  Deferred income taxes (note 5)..........................        89         101          101
                                                            --------    --------     --------
          Total current assets............................     6,754       7,993        7,549
Property and equipment, net (note 3)......................     4,172       4,082        4,104
Intangible assets, net (note 4)...........................   116,946     113,644      112,817
Other assets, net.........................................        22          22           22
                                                            --------    --------     --------
                                                            $127,894    $125,741     $124,492
                                                            ========    ========     ========
                             LIABILITIES AND EQUITY
Current liabilities -- accounts payable and accrued
  expenses................................................  $  3,883    $  3,624     $  3,080
Deferred income taxes (note 5)............................     9,683      11,027       11,027
Equity (note 8)...........................................   114,328     111,090      110,385
Commitments and contingencies (note 9)....................
                                                            --------    --------     --------
                                                            $127,894    $125,741     $124,492
                                                            ========    ========     ========

            See accompanying notes to combined financial statements.

                            KYSR INC. AND KIBB INC.

                       COMBINED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                                         THREE MONTHS
                                           YEARS ENDED DECEMBER 31,     ENDED MARCH 31,
                                          ---------------------------   ---------------
                                           1994      1995      1996      1996     1997
                                          -------   -------   -------   ------   ------
                                                                          (UNAUDITED)
Gross revenues..........................  $28,590   $30,571   $33,769   $7,039   $7,527
  Less agency commissions and national
     rep fees...........................    4,490     4,882     5,462    1,106    1,231
                                          -------   -------   -------   ------   ------
          Net revenues..................   24,100    25,689    28,307    5,933    6,296
                                          -------   -------   -------   ------   ------
Operating expenses:
  Station operating expenses, excluding
     depreciation and amortization......   13,407    12,901    13,378    3,034    3,288
  Depreciation and amortization.........    3,640     3,661     3,627      916      912
  Corporate general and
     administrative.....................      892     1,094       844      271      151
                                          -------   -------   -------   ------   ------
     Operating expenses.................   17,939    17,656    17,849    4,221    4,351
                                          -------   -------   -------   ------   ------
     Operating income...................    6,161     8,033    10,458    1,712    1,945
Interest expense (note 7)...............    6,374     6,374     6,374    1,594    1,594
                                          -------   -------   -------   ------   ------
  Earnings (loss) before income taxes...     (213)    1,659     4,084      118      351
Income tax expense (benefit) (note 5)...      (70)      699     1,694       49      148
                                          -------   -------   -------   ------   ------
          Net earnings (loss)...........  $  (143)  $   960   $ 2,390   $   69   $  203
                                          =======   =======   =======   ======   ======

            See accompanying notes to combined financial statements.

                            KYSR INC. AND KIBB INC.

                       COMBINED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                                THREE MONTHS
                                                    YEARS ENDED DECEMBER 31,   ENDED MARCH 31,
                                                    ------------------------   ---------------
                                                     1994     1995     1996     1996     1997
                                                    ------   ------   ------   ------   ------
                                                                                 (UNAUDITED)
Cash flows provided by operating activities:
  Net earnings (loss).............................  $ (143)  $  960   $2,390   $   69   $  203
  Adjustments to reconcile net earnings (loss) to
     net cash provided by operating activities:
     Depreciation.................................     338      359      325       91       85
     Amortization of intangibles..................   3,302    3,302    3,302      825      827
     Deferred tax expense.........................   1,597    1,412    1,332       --       --
     Changes in certain assets and liabilities:
       Accounts receivable, net...................  (1,452)    (120)  (1,030)   1,204    1,384
       Prepaid expenses and other current
          assets..................................     372     (149)    (197)    (633)    (940)
       Accounts payable and accrued expenses......    (345)     265     (259)    (583)    (544)
                                                    ------   ------   ------   ------   ------
          Net cash provided by operating
            activities............................   3,669    6,029    5,863      973    1,015
                                                    ------   ------   ------   ------   ------
Cash used by investing activities -- capital
  expenditures....................................    (280)    (223)    (235)     (43)    (107)
                                                    ------   ------   ------   ------   ------
Cash flows used by financing
  activities -- distributions to Parent...........  (3,389)  (5,806)  (5,628)    (930)    (908)
                                                    ------   ------   ------   ------   ------
Increase (decrease) in cash.......................      --       --       --       --       --
Cash at beginning of period.......................      --       --       --       --       --
                                                    ------   ------   ------   ------   ------
Cash at end of period.............................  $   --   $   --   $   --   $   --   $   --
                                                    ======   ======   ======   ======   ======

            See accompanying notes to combined financial statements.

                            KYSR INC. AND KIBB INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

(1) ORGANIZATION AND BASIS OF PRESENTATION

     The accompanying combined financial statements include the accounts of KYSR Inc. and KIBB Inc. (collectively, the "Company"). The Company owns and operates two commercial radio stations in the Los Angeles market, KYSR-FM and KIBB-FM, and is wholly owned by Viacom International Inc. ("Viacom" or "Parent"), a wholly owned subsidiary of Viacom, Inc. Significant intercompany balances and transactions have been eliminated in combination.

     On February 16, 1997, Viacom entered into a stock purchase agreement to sell all the issued and outstanding shares of capital stock of WAXQ Inc. and Riverside Broadcasting Co., Inc. in the New York City market, KYSR Inc. and KIBB Inc. in the Los Angeles market, Viacom Broadcasting East Inc. and WMZQ Inc. in the Washington, DC market, WLIT Inc. in the Chicago market and WDRQ Inc. in the Detroit market (collectively, the "Viacom Radio Properties") to Evergreen Media Corporation of Los Angeles ("Evergreen"), for $1.075 billion in cash ("Proposed Transaction"). The Proposed Transaction is expected to close after the expiration or termination of the applicable waiting periods under the HRS Act and approval by the Federal Communications Commission ("FCC"). Contemporaneous with this transaction, Evergreen entered into a joint purchase agreement with Chancellor Broadcasting Company ("Chancellor") under which Chancellor agreed to acquire the Chicago, Detroit and Los Angeles Viacom Radio Properties referred to above for $480 million from Evergreen or from Viacom directly.

     The accompanying combined financial statements reflect the carve-out historical results of operations and financial position of KYSR Inc. and KIBB Inc. These financial statements are not necessarily indicative of the results that would have occurred if the Company had been a separate stand-alone entity during the period presented.

     The combined financial statements do not include Viacom's corporate assets or liabilities not specifically identifiable to the Company. Corporate overhead allocations have been included in the accompanying combined statements of earnings in corporate general and administrative expense and station operating expenses.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Property and Equipment

     Property and equipment are stated at cost. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the assets. Repair and maintenance costs are charged to expense when incurred.

  (b) Intangible Assets

     Intangible assets consist primarily of broadcast licenses. The Company amortizes such intangible assets using the straight-line method over 40 years. The Company continually evaluates the propriety of the carrying amount of intangible assets as well as the amortization period to determine whether current events or circumstances warrant adjustments to the carrying value and/or revised estimates of useful lives. This evaluation consists of the projection of undiscounted operating income before depreciation, amortization, nonrecurring charges and interest over the remaining amortization periods of the related intangible assets. At this time, the Company believes that no significant impairment of intangible assets has occurred and that no reduction of the estimated useful lives is warranted.

                            KYSR INC. AND KIBB INC.

  (c) Barter Transactions

     The Company trades commercial air time for goods and services used principally for promotional, sales and other business activities. An asset and liability are recorded at the fair market value of the goods or services to be received. Barter revenue is recorded and the liability relieved when commercials are broadcast and barter expense is recorded and the asset relieved when goods or services are received or used.

  (d) Revenue Recognition

     Revenue is derived primarily from the sale of commercial announcements to local and national advertisers. Revenue is recognized as commercials are broadcast.

  (e) Income Taxes

     Income taxes are accounted for under the asset and liability method. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable earnings. Valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not to be realized. Income tax expense is the total of tax payable for the period and the change during the period in deferred tax assets and liabilities.

  (f) Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

     The Company adopted the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, on January 1, 1996. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. The adoption of this Statement did not have a material impact on the Company's financial position, results of operations, or liquidity.

  (g) Fair Value

     The carrying amount of accounts receivable and accounts payable approximates fair value because of the short maturity of these instruments.

  (h) Disclosure of Certain Significant Risks and Uncertainties

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     In the opinion of management, credit risk with respect to trade receivables is limited due to the large number of diversified customers in the Company's customer base. The Company performs ongoing credit evaluations of its customers and believes that adequate allowances for any uncollectible trade receivables are maintained. No one advertiser accounted for more than 10% of net revenues in 1994, 1995, or 1996. Certain

                            KYSR INC. AND KIBB INC.

advertisers purchase the advertising of the stations through a third party buying service. Approximately 22%, 20% and 19% of total revenue was derived through the use of this service in 1994, 1995 and 1996, respectively.

  (i) Unaudited Interim Financial Information

     In the opinion of management, the unaudited interim combined financial statements as of and for the three months ended March 31, 1996 and 1997, reflect all adjustments, consisting of only normal and recurring items, which are necessary for a fair presentation of the results for the interim periods presented. The results for the interim periods ended March 31, 1996 and 1997 are not necessarily indicative of results to be expected for any other interim period or for the full year.

(3) PROPERTY AND EQUIPMENT

     Property and equipment consists of the following at December 31, 1995 and 1996:

                                                         ESTIMATED
                                                        USEFUL LIFE     1995      1996
                                                        -----------    ------    ------
Land..................................................                 $2,875    $2,875
Building..............................................   40 years         474       474
Broadcast facilities..................................  8-20 years      1,501     1,572
Office equipment and other............................   5-8 years        725       902
Construction in progress..............................                     36        24
                                                                       ------    ------
                                                                        5,611     5,847
Accumulated depreciation..............................                  1,439     1,765
                                                                       ------    ------
                                                                       $4,172    $4,082
                                                                       ======    ======

(4) INTANGIBLE ASSETS

     Intangible assets at December 31, 1995 and 1996 consist of broadcast licenses which are being amortized over forty years and are presented net of accumulated amortization of $15,148 and $18,450, respectively.

(5) INCOME TAXES

     The Company's results of operations are included in the combined U.S. federal and certain combined and separate state income tax returns of Viacom International Inc.

     The tax provisions and deferred tax liabilities presented have been determined as if the Company were a stand-alone business filing separate tax returns. Current tax liabilities are recorded through the equity account with Viacom.

     Income tax expense (benefit) consists of:

                                                            1994      1995      1996
                                                           -------    -----    ------
Current:
  Federal................................................  $(1,289)   $(551)   $  278
  State and local........................................     (378)    (162)       84
Deferred federal.........................................    1,597    1,412     1,332
                                                           -------    -----    ------
                                                           $   (70)   $ 699    $1,694
                                                           =======    =====    ======

                            KYSR INC. AND KIBB INC.

     A reconciliation of the U.S. Federal statutory tax rate to the Company's effective tax rate on earnings (loss) before income taxes is as follows:

                                                              1994     1995    1996
                                                              -----    ----    ----
Statutory U.S. tax rate.....................................  (35.0)%  35.0%   35.0%
State and local taxes, net of federal tax benefit...........    6.2     6.2     6.1
Other, net..................................................   (8.3)    0.9     0.4
                                                              -----    ----    ----
Effective tax rate..........................................  (32.9)%  42.1%   41.5%
                                                              =====    ====    ====

     Deferred tax assets and liabilities are computed by applying the U.S. federal income tax rate in effect to the gross amounts of temporary differences and other tax attributes. These temporary differences are primarily the result of fixed asset basis differences and bad debt expense. Deferred tax assets and liabilities relating to state income taxes are not material.

(6) DEBT AND INTEREST COST

     Viacom has not allocated any portion of its debt or related interest cost to the Company, and no portion of Viacom's debt is specifically related to the operations of the Company.

(7) RELATED PARTY TRANSACTIONS

     Intercompany balances between the Company and Viacom resulting from normal trade activity are reflected in Equity in the accompanying combined financial statements (see note 8).

     On January 25, 1990, KYSR, Inc., formerly KXEZ, Inc., issued an intercompany demand note to Viacom in the amount of $66,400. The note bears interest at 9.6% per year payable on the last day of each calendar year. The principal and final interest payment are payable on January 25, 2000. However, immediately prior to closing of the Proposed Transaction, all debts between the Company and Viacom will be canceled. As such, the promissory note issued to Viacom is reflected as an increase to equity and included in intercompany activity in the amount of $66,400 at December 31, 1995 and 1996 (see note 8).

     Viacom provides services for the Company in management, accounting and financial reporting, human resources, information systems, legal, taxes and other corporate services. The allocation of these expenses, which is generally based on revenue dollars, is reflected in the accompanying combined financial statements as corporate general and administrative expense. Management believes that the method of allocation of overhead is reasonable.

     Viacom has a noncontributory pension plan covering substantially all of its employees, including the employees of the Company. Costs related to this plan are allocated to the Company based on payroll dollars and are included in station operating expenses. The Company recognized expense related to this plan in the amounts of $70, $56 and $191 for 1994, 1995 and 1996, respectively. The assets and the related benefit obligation of the plan will not be transferred to the Company upon consummation of the Proposed Transaction, therefore, such assets and obligations are not included in the notes to the Company's combined financial statements.

     Viacom utilizes a centralized cash management system. As a result, the Company carries minimal cash. Disbursements are funded by the Parent upon demand and cash receipts are transferred to the Parent daily.

     The Company, from time to time, enters into transactions with companies owned by or affiliated with Viacom. Generally, services rendered from such related parties are charged to the Company at amounts which would be incurred in transactions between unrelated entities.

                            KYSR INC. AND KIBB INC.

(8) EQUITY

     Equity represents Viacom's ownership interest in the recorded net assets of the Company. All cash transactions and intercompany transactions flow through the equity account. A summary of the activity is as follows:

                                                       1994        1995        1996
                                                     --------    --------    --------
Balance at beginning of period.....................  $122,706    $119,174    $114,328
Net earnings (loss)................................      (143)        960       2,390
Net intercompany activity..........................    (3,389)     (5,806)     (5,628)
                                                     --------    --------    --------
Balance at end of period...........................  $119,174    $114,328    $111,090
                                                     ========    ========    ========

(9) COMMITMENTS AND CONTINGENCIES

     The Company has noncancelable operating leases, primarily for office space. These leases generally contain renewal options for periods ranging from one to ten years and require the Company to pay all executory costs such as maintenance and insurance. Rental expense for operating leases (excluding those with lease terms of one month or less that were not renewed) was approximately $377, $365 and $405 during 1994, 1995 and 1996, respectively.

     Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 1996 are as follows:

YEAR ENDING DECEMBER 31:
------------------------
        1997...............................................................  $  365
        1998...............................................................     366
        1999...............................................................     312
        2000...............................................................      19
        Thereafter.........................................................      --
                                                                             ------
                                                                             $1,062
                                                                             ======

                          INDEPENDENT AUDITORS' REPORT
                 ---------------------------------------------

The Board of Directors
Chancellor Broadcasting Company:

     We have audited the accompanying balance sheets of WLIT Inc. as of December 31, 1995 and 1996, and the related statements of earnings and cash flows for each of the years in the three-year period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of WLIT Inc. as of December 31, 1995 and 1996, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                            KPMG Peat Marwick LLP

Dallas, Texas
March 14, 1997

                                   WLIT INC.

                                 BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                     ASSETS

                                                                 DECEMBER 31,
                                                              ------------------    MARCH 31,
                                                               1995       1996        1997
                                                              -------    -------   -----------
                                                                                   (UNAUDITED)
Current assets:
  Accounts receivable, less allowance for doubtful accounts
     of $79 in 1995 and $87 in 1996 and $99 in 1997.........  $ 3,110    $ 3,627     $ 3,007
  Prepaid expenses and other current assets.................      592        490         957
  Deferred income taxes (note 5)............................       37         44          33
                                                              -------    -------     -------
          Total current assets..............................    3,739      4,161       3,997
Property and equipment, net (note 3)........................      461        457         432
Intangible assets, net (note 4).............................   16,958     16,415      16,280
                                                              -------    -------     -------
                                                              $21,158    $21,033     $20,709
                                                              =======    =======     =======
                             LIABILITIES AND EQUITY
Current liabilities -- accounts payable and accrued
  expenses..................................................  $ 1,442    $ 1,195     $ 1,105
Deferred income taxes (note 5)..............................       58         53          53
Equity (note 8).............................................   19,658     19,785      19,551
Commitment and contingencies (note 9).......................
                                                              -------    -------     -------
                                                              $21,158    $21,033     $20,709
                                                              =======    =======     =======

                See accompanying notes to financial statements.

                                   WLIT INC.

                             STATEMENTS OF EARNINGS
                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
                             (DOLLARS IN THOUSANDS)

                                                                                THREE MONTHS
                                                  YEARS ENDED DECEMBER 31,     ENDED MARCH 31,
                                                 ---------------------------   ---------------
                                                  1994      1995      1996      1996     1997
                                                 -------   -------   -------   ------   ------
                                                                                 (UNAUDITED)
Gross revenues.................................  $14,367   $16,720   $18,294   $3,409   $4,340
  Less agency commissions and national rep
     fees......................................    2,523     2,848     3,071      555      729
                                                 -------   -------   -------   ------   ------
          Net revenues.........................   11,844    13,872    15,223    2,854    3,611
                                                 -------   -------   -------   ------   ------
Operating expenses:
  Station operating expenses excluding
     depreciation and amortization.............    6,555     6,977     7,508    1,756    1,823
  Depreciation and amortization................      655       653       659      162      166
  Corporate general and administrative.........      478       630       479      137       88
                                                 -------   -------   -------   ------   ------
     Operating expenses........................    7,688     8,260     8,646    2,055    2,077
                                                 -------   -------   -------   ------   ------
     Earnings before income taxes..............    4,156     5,612     6,577      799    1,534
Income tax expense (note 5)....................    1,804     2,359     2,728      331      640
                                                 -------   -------   -------   ------   ------
          Net earnings.........................  $ 2,352   $ 3,253   $ 3,849      468      894
                                                 =======   =======   =======   ======   ======

                See accompanying notes to financial statements.

                                   WLIT INC.

                            STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                         THREE MONTHS ENDED
                                           YEARS ENDED DECEMBER 31,          MARCH 31,
                                          ---------------------------    ------------------
                                           1994      1995      1996       1996       1997
                                          -------   -------   -------    ------    --------
                                                                            (UNAUDITED)
Cash flows provided by operating
  activities:
  Net earnings..........................  $ 2,352   $ 3,253   $ 3,849     $ 468     $   894
  Adjustments to reconcile net earnings
     to net cash provided by operating
     activities:
     Depreciation.......................      114       114       116        27          31
     Amortization of intangibles........      541       539       543       135         135
     Deferred income taxes..............      (13)        5        (8)       --          11
     Changes in certain assets and
       liabilities:
       Accounts receivable, net.........      (73)     (460)     (517)      662         620
       Prepaid expenses and other
          current assets................     (101)     (181)       98      (669)       (467)
       Accounts payable and accrued
          expenses......................     (384)      173      (247)     (380)        (90)
                                          -------   -------   -------     -----     -------
          Net cash provided by operating
            activities..................    2,436     3,443     3,834       243       1,134
                                          -------   -------   -------     -----     -------
Cash flows used by investing
  activities -- capital expenditures....     (180)     (110)     (112)       (3)         (6)
                                          -------   -------   -------     -----     -------
Cash flows used by financing
  activities -- distributions to
  Parent................................   (2,256)   (3,333)   (3,722)     (240)     (1,128)
                                          -------   -------   -------     -----     -------
Increase (decrease) in cash.............       --        --        --        --          --
Cash at beginning of period.............       --        --        --        --          --
                                          -------   -------   -------     -----     -------
Cash at end of period...................  $    --   $    --   $    --     $  --     $    --
                                          =======   =======   =======     =====     =======

                See accompanying notes to financial statements.

                                   WLIT INC.

                         NOTES TO FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

(1) ORGANIZATION AND BASIS OF PRESENTATION

     The accompanying financial statements include the accounts of WLIT Inc. (the "Company"). The Company owns and operates a commercial radio station in the Chicago market, WLIT-FM, and is wholly owned by Viacom International Inc. ("Viacom" or "Parent"), a wholly owned subsidiary of Viacom, Inc.

     On February 16, 1997, Viacom International Inc. entered into a stock purchase agreement to sell all the issued and outstanding shares of capital stock of WAXQ Inc. and Riverside Broadcasting Co., Inc. in the New York City market, KYSR Inc. and KIBB Inc. in the Los Angeles market, Viacom Broadcasting East Inc. and WMZQ Inc. in the Washington, DC market, WLIT Inc. in the Chicago market and WDRQ Inc. in the Detroit market (collectively, the "Viacom Radio Properties") to Evergreen Media Corporation ("Evergreen") for $1.075 billion in cash ("Proposed Transaction"). The Proposed Transaction is expected to close after the expiration or termination of the applicable waiting periods under the HSR Act and approval by the Federal Communications Commission ("FCC"). Contemporaneous with this transaction, Evergreen entered into a joint purchase agreement with Chancellor Broadcasting Company ("Chancellor"), under which Chancellor agreed to acquire the Chicago, Detroit and Los Angeles Viacom Radio Properties referred to above for $480 million from Evergreen or from Viacom directly.

     The accompanying financial statements reflect the carve-out historical results of operations and financial position of WLIT Inc. These financial statements are not necessarily indicative of the results that would have occurred if the Company had been a separate stand-alone entity during the periods presented.

     The financial statements do not include Viacom's corporate assets or liabilities not specifically identifiable to the Company. Corporate overhead allocations have been included in the accompanying statements of earnings in corporate general and administrative expense and station operating expenses.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Property and Equipment

     Property and equipment are stated at cost. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the assets. Repair and maintenance costs are charged to expense when incurred.

  (b) Intangible Assets

     Intangible assets consist primarily of broadcast licenses. The Company amortizes such intangible assets using the straight-line method over 40 years. The Company continually evaluates the propriety of the carrying amount of intangible assets as well as the amortization period to determine whether current events or circumstances warrant adjustments to the carrying value and/or revised estimates of useful lives. This evaluation consists of the projection of undiscounted operating income before depreciation, amortization, nonrecurring charges and interest over the remaining amortization periods of the related intangible assets. At this time, the Company believes that no significant impairment of intangible assets has occurred and that no reduction of the estimated useful lives is warranted.

  (c) Barter Transactions

     The Company trades commercial air time for goods and services used principally for promotional, sales and other business activities. An asset and liability are recorded at the fair market value of the goods or services to be received. Barter revenue is recorded and the liability relieved when commercials are broadcast and barter expense is recorded and the asset relieved when goods or services are received or used.

                                   WLIT INC.

  (d) Revenue Recognition

     Revenue is derived primarily from the sale of commercial announcements to local and national advertisers. Revenue is recognized as commercials are broadcast.

  (e) Income Taxes

     Income taxes are accounted for under the asset and liability method. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable earnings. Valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not to be realized. Income tax expense is the total of tax payable for the period and the change during the period in deferred tax assets and liabilities.

  (f) Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

     The Company adopted the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, on January 1, 1996. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. The adoption of this Statement did not have a material impact on the Company's financial position, results of operations, or liquidity.

  (g) Fair Value

     The carrying amount of accounts receivable and accounts payable approximates fair value because of the short maturity of these instruments.

  (h) Disclosure of Certain Significant Risks and Uncertainties

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     In the opinion of management, credit risk with respect to trade receivables is limited due to the large number of diversified customers in the Company's customer base. The Company performs ongoing credit evaluations of its customers and believes that adequate allowances for any uncollectible trade receivables are maintained. No one customer accounted for more than 10% of net revenues in 1994, 1995, or 1996.

  (i) Unaudited Interim Financial Information

     In the opinion of management, the unaudited interim combined financial statements as of and for the three months ended March 31, 1996 and 1997, reflect all adjustments, consisting of only normal and recurring items, which are necessary for a fair presentation of the results for the interim periods presented. The results for the interim periods ended March 31, 1996 and 1997 are not necessarily indicative of results to be expected for any other interim period or for the full year.

                                   WLIT INC.

(3) PROPERTY AND EQUIPMENT

     Property and equipment consists of the following at December 31, 1995 and 1996:

                                                         ESTIMATED
                                                        USEFUL LIFE     1995      1996
                                                        -----------    ------    ------
Broadcast facilities..................................  8-20 years     $1,116    $1,141
Office equipment and other............................  5-8 years         791       868
Construction in progress..............................                     13        13
                                                                       ------    ------
                                                                        1,920     2,022
Accumulated depreciation..............................                  1,459     1,565
                                                                       ------    ------
                                                                       $  461    $  457
                                                                       ======    ======

(4) INTANGIBLE ASSETS

     Intangible assets at December 31, 1995 and 1996 consist of broadcast licenses which are being amortized over forty years and are presented net of accumulated amortization of $5,585 and $6,128, respectively.

(5) INCOME TAXES

     The Company's results of operations are included in the U.S. federal and certain combined and separate state income tax returns of Viacom International Inc.

     The tax provisions and deferred tax liabilities presented have been determined as if the Company were a stand-alone business filing separate tax returns. Current tax liabilities are recorded through the equity account with Viacom.

     Income tax expense (benefit) consists of:

                                                            1994      1995      1996
                                                           ------    ------    ------
Current:
  Federal................................................  $1,588    $2,058    $2,391
  State and local........................................     229       296       345
Deferred federal.........................................     (13)        5        (8)
                                                           ------    ------    ------
                                                           $1,804    $2,359    $2,728
                                                           ======    ======    ======

     A reconciliation of the U.S. Federal Statutory tax rate to the Company's effective tax rate on earnings before income taxes is as follows:

                                                              1994    1995    1996
                                                              ----    ----    ----
Statutory U.S. tax rate.....................................  35.0%   35.0%   35.0%
Amortization of intangibles.................................   4.7     3.4     2.9
State and local taxes, net of federal tax benefit...........   3.6     3.4     3.4
Other, net..................................................   0.2     0.2     0.2
                                                              ----    ----    ----
          Effective tax rate................................  43.5%   42.0%   41.5%
                                                              ====    ====    ====

     Deferred tax assets and liabilities are computed by applying the U.S. federal income tax rate in effect to the gross amounts of temporary differences and other tax attributes. These temporary differences are primarily the result of fixed asset basis differences and bad debt expense. Deferred tax assets and liabilities relating to state income taxes are not material.

                                   WLIT INC.

(6) DEBT AND INTEREST COST

     Viacom has not allocated any portion of its debt or related interest cost to the Company, and no portion of Viacom's debt is specifically related to the operations of the Company. Accordingly, the Company's financial statements include no charges for interest.

(7) RELATED PARTY TRANSACTIONS

     Intercompany balances between the Company and Viacom resulting from normal trade activity are reflected in Equity in the accompanying financial statements (see note 8).

     Viacom provides services for the Company in management, accounting and financial reporting, human resources, information systems, legal, tax and other corporate services. The allocation of these expenses, which is generally based on revenue dollars, is reflected in the accompanying financial statements as corporate general and administrative expense. Management believes that the method of allocation of corporate overhead is reasonable.

     Viacom has a noncontributory pension plan covering substantially all of its employees, including the employees of the Company. Costs related to this plan are allocated to the Company based on payroll dollars. The Company recognized expense related to this plan in the amounts of $67, $46 and $126 for 1994, 1995 and 1996, respectively. The assets and the related benefit obligation of the plan will not be transferred to the Company upon consummation of the Proposed Transaction, therefore, such assets and obligations are not included in the notes to the Company's financial statements.

     Viacom utilizes a centralized cash management system. As a result, the Company carries minimal cash. Disbursements are funded by the Parent upon demand and cash receipts are transferred to the Parent daily.

     The Company, from time to time, enters into transactions with companies owned by or affiliated with Viacom. Generally, services received from such related parties are charged to the Company at amounts which would be incurred in transactions between unrelated entities.

(8) EQUITY

     Equity represents Viacom's ownership interest in the recorded net assets of the Company. All cash transactions and intercompany transactions flow through the equity account. A summary of the activity is as follows:

                                                         1994       1995       1996
                                                        -------    -------    -------
Balance at beginning of period........................  $19,642    $19,738    $19,658
Net earnings..........................................    2,352      3,253      3,849
Net intercompany activity.............................   (2,256)    (3,333)    (3,722)
                                                        -------    -------    -------
Balance at end of period..............................  $19,738    $19,658    $19,785
                                                        =======    =======    =======

                                   WLIT INC.

(9) COMMITMENTS AND CONTINGENCIES

     The Company has noncancelable operating leases, primarily for office space. These leases generally contain renewal options for periods ranging from 1 to 10 years and require the Company to pay all executory costs such as maintenance and insurance. Rental expense for operating leases (excluding those with lease terms of one month or less that were not renewed) was approximately $319, $337 and $327 during 1994, 1995 and 1996, respectively.

     Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 1996 are as follows:

YEAR ENDING DECEMBER 31:
------------------------
        1997...............................................................  $  266
        1998...............................................................     291
        1999...............................................................     298
        2000...............................................................     287
        2001...............................................................     296
        Thereafter.........................................................     103
                                                                             ------
                                                                             $1,541
                                                                             ======

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Evergreen Media Corporation:

     We have audited the accompanying balance sheets of WDRQ Inc. as of December 31, 1995 and 1996, and the related statements of earnings and cash flows for each of the years in the three-year period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of WDRQ Inc. as of December 31, 1995 and 1996, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                            KPMG Peat Marwick LLP

Dallas, Texas
March 14, 1997, except for note 10,
which is as of April 14, 1997

                                   WDRQ INC.

                                 BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                     ASSETS

                                            DECEMBER 31,
                                          -----------------     MARCH 31,
                                           1995       1996        1997
                                          -------    ------    -----------
                                                               (UNAUDITED)
Current assets:
  Accounts receivable, less allowance
     for doubtful accounts of $82 in
     1995, $72 in 1996 and $26 in
     1997...............................  $ 1,541    $  809       $  548
  Prepaid expenses and other current
     assets.............................       80        90          515
  Deferred income taxes (note 5)........       30        26           26
                                          -------    ------       ------
          Total current assets..........    1,651       925        1,089
Property and equipment, net (note 3)....      489       500          488
Intangible assets, net (note 4).........    8,430     8,174        8,110
                                          -------    ------       ------
                                          $10,570    $9,599       $9,687
                                          =======    ======       ======

                          LIABILITIES AND EQUITY

Current liabilities -- accounts payable
  and accrued expenses..................  $   766    $  792       $  743
Deferred income taxes (note 5)..........       98        80           80
Equity (note 8).........................    9,706     8,727        8,864
Commitments and contingencies (note
  9)....................................
                                          -------    ------       ------
                                          $10,570    $9,599       $9,687
                                          =======    ======       ======

                See accompanying notes to financial statements.

                                   WDRQ INC.

                             STATEMENTS OF EARNINGS
                             (DOLLARS IN THOUSANDS)

                                                                                    THREE MONTHS
                                                                                   ENDED MARCH 31,
                                                        YEARS ENDED DECEMBER 31,   ---------------
                                                         1994     1995     1996     1996     1997
                                                        ------   ------   ------   ------   ------
                                                                                     (UNAUDITED)
Gross revenues........................................  $7,461   $8,081   $6,743   $1,721   $1,016
  Less agency commissions and national rep fees.......   1,227    1,273    1,055      261      112
                                                        ------   ------   ------   ------   ------
          Net revenues................................   6,234    6,808    5,688    1,460      904
                                                        ------   ------   ------   ------   ------
Operating expenses:
  Station operating expenses excluding depreciation
     and amortization.................................   4,362    4,412    4,530    1,015      886
  Depreciation and amortization.......................     300      336      354       85       90
  Corporate general and administrative................     249      308      178       71       21
                                                        ------   ------   ------   ------   ------
          Operating expenses..........................   4,911    5,056    5,062    1,171      997
                                                        ------   ------   ------   ------   ------
          Earnings (loss) before income taxes.........   1,323    1,752      626      289      (93)
Income tax expense (benefit) (note 5).................     582      737      326      151       (9)
                                                        ------   ------   ------   ------   ------
          Net earnings (loss).........................  $  741   $1,015   $  300   $  138   $  (84)
                                                        ======   ======   ======   ======   ======

                See accompanying notes to financial statements.

                                   WDRQ INC.

                            STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                           YEARS ENDED DECEMBER 31,
                                           -------------------------
                                           1994     1995      1996
                                           -----   -------   -------

Cash flows provided by operating
  activities:
  Net earnings..........................   $ 741   $ 1,015   $   300
  Adjustments to reconcile net earnings
     to net cash provided by operating
     activities:
     Depreciation.......................      44        80        98
     Amortization of intangibles........     256       256       256
     Deferred income tax (benefit)
       expense..........................      (4)        3       (14)
     Changes in certain assets and
       liabilities:
       Accounts receivable, net.........    (122)     (140)      732
       Prepaid expenses and other
          current assets................       1         9       (10)
       Accounts payable and accrued
          expenses......................    (217)       73        26
                                           -----   -------   -------
          Net cash provided by operating
            activities..................     699     1,296     1,388
                                           -----   -------   -------
Cash flows used by investing
  activities -- capital expenditures....     (38)     (138)     (109)
                                           -----   -------   -------
Cash flows provided by (used in)
  financing activities -- contribution
  by (distribution to) parent...........    (661)   (1,158)   (1,279)
                                           -----   -------   -------
Increase (decrease) in cash.............      --        --        --
Cash at beginning of period.............      --        --        --
                                           -----   -------   -------
Cash at end of period...................   $  --   $    --   $    --
                                           =====   =======   =======

                                            THREE MONTHS
                                          ENDED MARCH 31,
                                          ----------------
                                           1996      1997
                                          -------   ------
                                            (UNAUDITED)
Cash flows provided by operating
  activities:
  Net earnings..........................   $  138    $ (84)
  Adjustments to reconcile net earnings
     to net cash provided by operating
     activities:
     Depreciation.......................       21       26
     Amortization of intangibles........       64       64
     Deferred income tax (benefit)
       expense..........................       --       --
     Changes in certain assets and
       liabilities:
       Accounts receivable, net.........      492      261
       Prepaid expenses and other
          current assets................     (108)    (425)
       Accounts payable and accrued
          expenses......................       (8)     (49)
                                           ------    -----
          Net cash provided by operating
            activities..................      599     (207)
                                           ------    -----
Cash flows used by investing
  activities -- capital expenditures....      (35)     (14)
                                           ------    -----
Cash flows provided by (used in)
  financing activities -- contribution
  by (distribution to) parent...........     (564)     221
                                           ------    -----
Increase (decrease) in cash.............       --       --
Cash at beginning of period.............       --       --
                                           ------    -----
Cash at end of period...................   $   --    $  --
                                           ======    =====

                See accompanying notes to financial statements.

                                   WDRQ INC.

                         NOTES TO FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

(1) ORGANIZATION AND BASIS OF PRESENTATION

     The accompanying financial statements include the accounts of WDRQ Inc. (the "Company"). The Company owns and operates a commercial radio station in Detroit, WDRQ-FM, and is wholly owned by Viacom International Inc. ("Viacom" or "Parent"), a wholly owned subsidiary of Viacom, Inc.

     On February 16, 1997, Viacom entered into a stock purchase agreement to sell all the issued and outstanding shares of capital stock of WAXQ Inc. and Riverside Broadcasting Co., Inc. in the New York City market, KYSR Inc. and KIBB Inc. in the Los Angeles market, Viacom Broadcasting East Inc. and WMZQ Inc. in the Washington, DC market, WLIT Inc. in the Chicago market and WDRQ Inc. in the Detroit market (collectively the "Viacom Radio Properties") to Evergreen Media Corporation of Los Angeles ("Evergreen") for $1.075 billion in cash ("Proposed Transaction"). The Proposed Transaction is expected to close after the expiration or termination of the applicable waiting periods under the HSR Act and approval by the Federal Communications Commission ("FCC"). Contemporaneous with this transaction, Evergreen entered into a joint purchase agreement with Chancellor Broadcasting Company ("Chancellor") under which Chancellor agreed to acquire the Chicago, Detroit and Los Angeles Viacom Radio Properties referred to above for $480.0 million from Evergreen or from Viacom directly.

     The accompanying combined financial statements reflect the carve-out historical results of operations and financial position of WDRQ Inc. These financial statements are not necessarily indicative of the results that would have occurred if the Company had been a separate stand-alone entity during the periods presented.

     The financial statements do not include Viacom's corporate assets or liabilities not specifically identifiable to the Company. Corporate overhead allocations have been included in the accompanying statements of earnings in corporate general and administrative expense and station operating expenses.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Property and Equipment

     Property and equipment are stated at cost. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the assets. Repair and maintenance costs are charged to expense when incurred.

  (b) Intangible Assets

     Intangible assets consist primarily of broadcast licenses. The Company amortizes such intangible assets using the straight-line method over 40 years. The Company continually evaluates the propriety of the carrying amount of intangible assets as well as the amortization period to determine whether current events or circumstances warrant adjustments to the carrying value and/or revised estimates of useful lives. This evaluation consists of the projection of undiscounted operating income before depreciation, amortization, nonrecurring charges and interest over the remaining amortization periods of the related intangible assets. At this time, the Company believes that no significant impairment of intangible assets has occurred and that no reduction of the estimated useful lives is warranted.

  (c) Barter Transactions

     The Company trades commercial air time for goods and services used principally for promotional, sales and other business activities. An asset and liability are recorded at the fair market value of the goods or services to be received. Barter revenue is recorded and the liability relieved when commercials are broadcast and barter expense is recorded and the asset relieved when goods or services are received or used.

                                   WDRQ INC.

  (d) Revenue Recognition

     Revenue is derived primarily from the sale of commercial announcements to local and national advertisers. Revenue is recognized as commercials are broadcast.

  (e) Income Taxes

     Income taxes are accounted for under the asset and liabilities method. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable earnings. Valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not to be realized. Income tax expense is the total of tax payable for the period and the change during the period in deferred tax assets and liabilities.

  (f) Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

     The Company adopted the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, on January 1, 1996. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. The adoption of this Statement did not have a material impact on the Company's financial position, results of operations, or liquidity.

  (g) Fair Value

     The carrying amount of accounts receivable and accounts payable approximates fair value because of the short maturity of these instruments.

  (h) Disclosure of Certain Significant Risks and Uncertainties

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     In the opinion of management, credit risk with respect to trade receivables is limited due to the large number of diversified customers in the Company's customer base. The Company performs ongoing credit evaluations of its customers and believes that adequate allowances for any uncollectible trade receivables are maintained. No one customer accounted for more than 10% of net revenues in 1994, 1995, or 1996.

  (i) Unaudited Interim Financial Information

     In the opinion of management, the unaudited interim combined financial statements as of and for the three months ended March 31, 1996 and 1997, reflect all adjustments, consisting of only normal and recurring items, which are necessary for a fair presentation of the results for the interim periods presented. The results for the interim periods ended March 31, 1996 and 1997 are not necessarily indicative of results to be expected for any other interim period or for the full year.

                                   WDRQ INC.

(3) PROPERTY AND EQUIPMENT

     Property and equipment consists of the following at December 31, 1995 and 1996:

                                           ESTIMATED
                                          USEFUL LIFE     1995      1996
                                          -----------    ------    ------
Broadcast facilities....................  8-20 years     $  754    $  787
Office equipment and other..............  5-8 years         333       496
Construction in progress................                    110        23
                                                         ------    ------
                                                          1,197     1,306
Accumulated depreciation................                    708       806
                                                         ------    ------
                                                         $  489    $  500
                                                         ======    ======

(4) INTANGIBLE ASSETS

     Intangible assets at December 31, 1995 and 1996 consist of broadcast licenses which are being amortized over forty years and are presented net of accumulated amortization of $1,814 and $2,070, respectively.

(5) INCOME TAXES

     The Company's results of operations are included in the U.S. federal and certain combined and separate state income tax returns of Viacom International Inc.

     The tax provisions and deferred tax liabilities presented have been determined as if the Company were a stand-alone business filing separate tax returns. Current tax liabilities are recorded through the equity account with Viacom.

     Income tax expense (benefit) consists of:

                                            1994   1995   1996
                                            ----   ----   ----
Current:
  Federal.................................  $549   $689   $319
  State and local.........................    37     45     21
Deferred..................................    (4)     3    (14)
                                            ----   ----   ----
                                            $582   $737   $326
                                            ====   ====   ====

     A reconciliation of the U.S. Federal statutory tax rate to the Company's effective tax rate on earnings before income taxes is as follows:

                                                              1994    1995    1996
                                                              ----    ----    ----
Statutory U.S. tax rate.....................................  35.0%   35.0%   35.0%
Amortization of intangibles.................................   6.8     5.1    14.3
State and local taxes, net of federal tax benefit...........   1.8     1.7     2.1
Other, net..................................................   0.4     0.3     0.7
                                                              ----    ----    ----
  Effective tax rate........................................  44.0%   42.1%   52.1%
                                                              ====    ====    ====

     Deferred tax assets and liabilities are computed by applying the U.S. federal income tax rate in effect to the gross amounts of temporary differences and other tax attributes. These temporary differences are primarily the result of fixed asset basis differences and bad debt expense. Deferred tax assets and liabilities relating to state income taxes are not material.

                                   WDRQ INC.

(6) DEBT AND INTEREST COST

     Viacom has not allocated any portion of its debt or related interest cost to the Company, and no portion of Viacom's debt is specifically related to the operations of the Company. Accordingly, the Company's financial statements include no charges for interest.

(7) RELATED PARTY TRANSACTIONS

     Intercompany balances between the Company and Viacom resulting from normal trade activity are reflected in equity in the accompanying financial statements (see note 8).

     Viacom provides services for the Company in management, accounting and financial reporting, human resources, information systems, legal, taxes and other corporate services. The allocation of these expenses, which is generally based on revenue dollars, is reflected in the accompanying financial statements as corporate general and administrative expense. Management believes that the method of allocation of corporate overhead is reasonable.

     Viacom has a noncontributory pension plan covering substantially all of its employees, including the employees of the Company. Costs related to these plans are allocated to the Company based on payroll dollars and are included in station operating expenses. The Company recognized expense related to these costs in the amounts of $31, $33 and $82 for 1994, 1995 and 1996, respectively. The assets and the related benefit obligation of the plans will not be transferred to the Company upon consummation of the Proposed Transaction, therefore, such assets and obligations are not included in the notes to the Company's financial statements.

     Viacom utilizes a centralized cash management system. As a result, the Company carries minimal cash. Disbursements are funded by the Parent upon demand and cash receipts are transferred to the Parent daily.

     The Company, from time to time, enters into transactions with companies owned by or affiliated with Viacom. Generally, services received from such related parties are charged to the Company at amounts which would be incurred in transactions between unrelated entities.

(8) EQUITY

     Equity represents Viacom's ownership interest in the recorded net assets of the Company. All cash transactions and intercompany transactions flow through the Equity account. A summary of the activity is as follows:

                                           1994      1995       1996
                                          ------    -------    -------
Balance at beginning of period..........  $9,769    $ 9,849    $ 9,706
Net earnings............................     741      1,015        300
Net intercompany activity...............    (661)    (1,158)    (1,279)
                                          ------    -------    -------
Balance at end of period................  $9,849    $ 9,706    $ 8,727
                                          ======    =======    =======

(9) COMMITMENTS AND CONTINGENCIES

     The Company has noncancelable operating leases, primarily for office space. These leases generally contain renewal options for periods ranging from one to ten years and require the Company to pay all executory costs such as maintenance and insurance. Rental expense for operating leases (excluding those with lease terms of one month or less that were not renewed) was approximately $335, $338 and $347 during 1994, 1995 and 1996, respectively.

                                   WDRQ INC.

     Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 1996 are as follows:

Year ending December 31:
1997....................................   $  336
1998....................................      346
1999....................................      355
2000....................................      364
2001....................................      323
Thereafter..............................      183
                                           ------
                                           $1,907
                                           ======

     The Company is involved with certain claims and lawsuits which are generally incidental to its business. Management believes that any ultimate liability resulting from those actions or claims will not have a material adverse effect on the Company's results of operations, financial position or cash flows.

(10) SUBSEQUENT EVENT

     On April 14, 1997, Evergreen Media Corporation and Chancellor Broadcasting Company entered into an agreement with ABC Radio ("ABC"), a division of The Walt Disney Company, whereby ABC will purchase from Evergreen and Chancellor two radio stations, WDRQ-FM and WJZW-FM for a total of $105 million.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors of Trefoil Communications, Inc.

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity and cash flows, present fairly, in all material respects, the financial position of Trefoil Communications, Inc. and its subsidiaries at December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     As discussed in Note 16 to the financial statements, the Company was sold to Chancellor Radio Broadcasting Company, formerly Chancellor Broadcasting Company, on February 14, 1996.

PRICE WATERHOUSE LLP

Los Angeles, California
February 14, 1996

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Chancellor Broadcasting Company:

     We have audited the accompanying consolidated statements of operations, changes in common stockholders' equity, and cash flows of Trefoil Communications, Inc. and Subsidiaries for the period January 1, 1996 through February 13, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated results of their operations and their cash flows for the period January 1, 1996 through February 13, 1996, in conformity with generally accepted accounting principles.

     As discussed in Note 16 to the financial statements, the Company was sold to Chancellor Radio Broadcasting Company on February 14, 1996.

                                            COOPERS & LYBRAND L.L.P.

Dallas, Texas
March 24, 1997

                 TREFOIL COMMUNICATIONS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                     ASSETS

                                              DECEMBER 31,
                                          --------------------
                                            1994        1995
                                          --------    --------
Current assets:
  Cash..................................  $  9,639    $  4,857
  Receivables, net of allowance for
     doubtful accounts of $1,535 and
     $1,630, respectively...............    22,468      22,397
  Prepaid expenses and other current
     assets.............................     1,312         917
                                          --------    --------
          Total current assets..........    33,419      28,171
Property and equipment, at cost, net of
  accumulated depreciation and
  amortization (Note 4).................    18,308      17,204
Intangible assets, net of accumulated
  amortization of $16,705 and $22,071,
  respectively..........................   184,470     184,197
Other assets............................     9,751       7,918
                                          --------    --------
                                          $245,948    $237,490
                                          ========    ========

             LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Current portion of long-term debt.....  $  7,000    $  6,500
  Accounts payable......................     2,771       2,233
  Accrued expenses (Note 4).............     6,066       5,715
  Income taxes payable..................       298          96
                                          --------    --------
          Total current liabilities.....    16,135      14,544
Long-term debt (Note 6).................    98,000      92,500
Convertible senior notes (Note 8).......    30,000      30,000
Payable to affiliates (Note 14).........    16,241      20,613
Deferred income taxes (Note 10).........    18,877      19,218
Other long-term liabilities (Note 4)....    14,747      19,129
                                          --------    --------
                                           194,000     196,004
Mandatorily redeemable preferred stock
  (Note 9):
  7.5% Series A cumulative convertible
     preferred stock $.10 par value;
     authorized, issued and outstanding
     70,000 shares......................    70,000      70,000
Stockholders' equity:
  Preferred stock $.10 par value;
     authorized 30,000 shares; none
     issued and outstanding
Common stock $.10 par value; authorized
  50,000 shares; issued and outstanding
  10,364 shares.........................         1           1
  Additional paid-in capital............    41,656      41,656
  Accumulated deficit...................   (59,709)    (70,171)
                                          --------    --------
                                           (18,052)    (28,514)
Commitments and contingencies (Notes 12
  and 15)...............................
                                          --------    --------
                                          $245,948    $237,490
                                          ========    ========

    The accompanying notes are an integral part of the financial statements.

                 TREFOIL COMMUNICATIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                       PERIOD ENDED
                                                           YEAR ENDED DECEMBER 31,     FEBRUARY 13,
                                                           ------------------------    ------------
                                                              1994          1995           1996
                                                           ----------    ----------    ------------
Gross broadcasting revenues..............................    $109,219      $108,849      $ 9,698
Less agency commissions..................................      14,332        14,244        1,234
                                                             --------      --------      -------
          Net revenues...................................      94,887        94,605        8,464
                                                             --------      --------      -------
Costs and expenses:
  Station operating expenses.............................      75,427        73,720        7,762
  Corporate expenses.....................................       3,355         3,139        2,215
  Depreciation and amortization..........................       3,038         2,992          349
  Amortization of intangibles............................       5,961         5,759          672
                                                             --------      --------      -------
                                                               87,781        85,610       10,998
                                                             --------      --------      -------
  Operating income (loss)................................       7,106         8,995       (2,534)
                                                             --------      --------      -------
Other income (expenses):
  Interest expense.......................................     (12,923)      (14,703)      (1,651)
  Gain (loss) on sale of broadcast assets (Note 11)......       5,462            --           --
  Miscellaneous, net.....................................          (4)           78          (49)
                                                             --------      --------      -------
                                                               (7,465)      (14,625)      (1,700)
                                                             --------      --------      -------
Loss before income taxes and extraordinary loss..........        (359)       (5,630)      (4,234)
Income tax benefit (expense) (Note 10)...................      (1,355)        1,287        1,694
                                                             --------      --------      -------
  Loss before extraordinary loss.........................      (1,714)       (4,343)      (2,540)
Extraordinary loss on early extinguishment of debt.......          --            --       (4,451)
                                                             --------      --------      -------
Net loss.................................................      (1,714)       (4,343)      (6,991)
Dividends on mandatorily redeemable preferred stock......      (5,619)       (6,119)        (809)
                                                             --------      --------      -------
Loss applicable to common stock..........................    $ (7,333)     $(10,462)     $(7,800)
                                                             ========      ========      =======

    The accompanying notes are an integral part of the financial statements.

                 TREFOIL COMMUNICATIONS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)

                                                  COMMON STOCK
                                                $0.10 PAR VALUE    ADDITIONAL
                                                ----------------    PAID-IN     ACCUMULATED
                                                SHARES    AMOUNT    CAPITAL       DEFICIT      TOTAL
                                                -------   ------   ----------   -----------   --------
Balance, December 31, 1993....................   10,364   $   1     $ 41,656     $(52,376)    $(10,719)
  Net loss....................................                                     (1,714)      (1,714)
  Mandatorily redeemable preferred dividend...                                     (5,619)      (5,619)
                                                -------   -----     --------     --------     --------
Balance, December 31, 1994....................   10,364       1       41,656      (59,709)     (18,052)
  Net loss....................................                                     (4,343)      (4,343)
  Mandatorily redeemable preferred dividend...                                     (6,119)      (6,119)
                                                -------   -----     --------     --------     --------
Balance, December 31, 1995....................   10,364       1       41,656      (70,171)     (28,514)
  Additional capital contributions............                       156,326                   156,326
  Net loss....................................                                     (6,991)      (6,991)
  Mandatorily redeemable preferred dividend...                                       (809)        (809)
                                                -------   -----     --------     --------     --------
Balance, February 13, 1996....................   10,364   $   1     $197,982     $(77,971)    $120,012
                                                =======   =====     ========     ========     ========

    The accompanying notes are an integral part of the financial statements.

                 TREFOIL COMMUNICATIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                            YEAR ENDED DECEMBER 31,    PERIOD ENDED
                                                            -----------------------    FEBRUARY 13,
                                                               1994         1995           1996
                                                            ----------    ---------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss................................................    $ (1,714)     $(4,343)    $  (6,991)
  Adjustments to reconcile net loss to cash provided by
     operating activities:
     Depreciation of property and equipment...............       3,038        2,992           349
     Amortization of intangible and other assets..........       6,736        6,569           672
     (Gain) loss on disposal of assets....................      (5,462)          --            --
     Deferred income taxes................................        (279)        (168)        1,694
     Non-cash interest expense............................       3,180        4,479            81
     Non-cash extraordinary loss..........................          --           --         4,451
     Changes in assets and liabilities which increase
       (decrease) cash:
       Receivables........................................         263           71         3,379
       Prepaid expenses and other current assets..........          (8)         395          (342)
       Accounts payable, accrued expenses and income taxes
          payable.........................................      (2,356)      (1,078)        1,568
       Other net..........................................         358         (529)           --
                                                              --------      -------     ---------
          Cash from operating activities..................       3,756        8,388         4,861
                                                              --------      -------     ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Station acquisitions....................................          --       (5,528)           --
  Purchase of property and equipment......................      (3,341)      (1,642)           --
  Proceeds from disposal of broadcast assets..............      22,802           --            --
                                                              --------      -------     ---------
          Cash from (used in) investing activities........      19,461       (7,170)           --
                                                              --------      -------     ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from affiliate borrowings......................       6,000           --            --
  Additional capital contributions........................          --           --       156,326
  Principal payments of long-term debt....................     (24,000)      (6,000)     (151,252)
  Dividends paid..........................................          --           --       (14,753)
                                                              --------      -------     ---------
          Cash used in financing activities...............     (18,000)      (6,000)       (9,679)
                                                              --------      -------     ---------
Net increase (decrease) in cash...........................       5,217       (4,782)       (4,818)
Cash beginning of period..................................       4,422        9,639         4,857
                                                              --------      -------     ---------
Cash end of period........................................    $  9,639      $ 4,857     $      39
                                                              ========      =======     =========

SEE NOTE 5 FOR NON-CASH DISCLOSURE.

    The accompanying notes are an integral part of the financial statements.

                 TREFOIL COMMUNICATIONS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- THE COMPANY

     The accompanying consolidated financial statements of Trefoil Communications, Inc. (the "Company", formerly Shamrock Holdings, Inc.) include the accounts of the Company and its subsidiaries. All significant intercompany transactions and balances have been eliminated. As of December 31, 1995, the Company's broadcasting subsidiary ("Broadcasting") owned and operated ten radio properties in major markets across the United States. In August 1995, the Company's shareholders entered into an agreement to sell their interest in the Company, see Note 16.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Revenue recognition

     Broadcasting revenues are derived primarily from the sale of program time and commercial announcements to local, regional and national advertisers. Revenue is recognized when programs and commercial announcements are broadcast.

  Barter transactions

     The Company trades certain advertising time for various goods and services. These transactions are recorded at the estimated fair value of the goods or services received. The related revenue is recognized when commercials are broadcast; goods or services received are recorded as assets or expenses when received or used, respectively.

  Use of estimates in preparation of financial statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Property and equipment

     Expenditures for additions, renewals and betterments are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred. Depreciation is computed on the straight-line method based on the estimated useful lives of the assets.

  Intangible assets

     Intangible assets represent the purchase price of broadcasting properties in excess of the fair value of net tangible assets acquired and include value allocated to FCC broadcasting licenses and goodwill. Intangible assets are amortized on the straight-line basis over forty years.

     The Company evaluates intangible assets for potential impairment by analyzing the operating results, trends and prospects of the Company's stations, as well as by comparing them to their competitors. The Company also takes into consideration recent acquisition patterns within the broadcast industry, the impact of recently enacted or potential FCC rules and regulations and any other events or circumstances which might indicate potential impairment.

  Income taxes

     The Company files a consolidated federal income tax return and combined California franchise tax return with its subsidiaries. Effective January 1, 1993, the Company prospectively adopted Statement of Financial

                 TREFOIL COMMUNICATIONS, INC. AND SUBSIDIARIES

Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes." The adoption of SFAS 109 changed the Company's method of accounting for income taxes from the deferred method (APB 11) to an asset and liability approach. The asset and liability approach requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities.

NOTE 3 -- ACQUISITION

     In February 1995, the Company acquired for $5.5 million cash (including acquisition costs) the broadcast license and assets of a second FM radio station in Denver, Colorado. The acquisition has been accounted for as a purchase and resulted in an excess of acquisition costs over fair value of the net assets acquired of $5 million which has been allocated to intangible assets, primarily FCC broadcasting licenses and goodwill. Pro forma results for the acquisition of the Denver station are not presented as they are not materially different from historical results.

NOTE 4 -- COMPOSITION OF CERTAIN BALANCE SHEET ACCOUNTS

                                                               DECEMBER 31,
                                          USEFUL LIFE   ---------------------------
                                           IN YEARS         1994           1995
                                          -----------   ------------   ------------
PROPERTY AND EQUIPMENT
  Land and land improvements............                $  2,874,000   $  2,828,000
  Buildings and leasehold
     improvements.......................   10-40           6,183,000      6,274,000
  Transmittal and technical equipment...    4-20          17,872,000     18,703,000
  Furniture and fixtures................    5-10           4,167,000      4,811,000
  Automotive............................    2-5              622,000        645,000
  Construction in progress..............                     175,000        138,000
                                                        ------------   ------------
                                                          31,893,000     33,399,000
Less: Accumulated depreciation and
  amortization..........................                 (13,585,000)   (16,195,000)
                                                        ------------   ------------
                                                        $ 18,308,000   $ 17,204,000
                                                        ============   ============
ACCRUED EXPENSES
  Salaries and other employee
     compensation.......................                $  3,300,000   $  2,794,000
  Interest..............................                     461,000        383,000
  Payable to affiliate..................                     802,000      1,346,000
  Other.................................                   1,503,000      1,192,000
                                                        ------------   ------------
                                                        $  6,066,000   $  5,715,000
                                                        ============   ============
OTHER LONG-TERM LIABILITIES
  Deferred compensation.................                $  3,689,000   $  3,547,000
  Dividends payable on mandatorily
     redeemable preferred stock.........                   7,825,000     13,944,000
  Interest..............................                   1,034,000      1,140,000
  Other.................................                   2,199,000        498,000
                                                        ------------   ------------
                                                        $ 14,747,000   $ 19,129,000
                                                        ============   ============

                 TREFOIL COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTE 5 -- SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

                                                DECEMBER 31,          PERIOD ENDED
                                          ------------------------    FEBRUARY 13,
                                             1994          1995           1996
                                          ----------    ----------    ------------
Cash paid (received) during the period
  for:
  Interest..............................  $9,763,000    $9,562,000     $2,034,000
  Income taxes..........................   1,397,000       217,000             --
Station acquisitions:
  Property and equipment................          --       434,000             --
  FCC licenses and goodwill.............          --     5,094,000             --
  Other assets..........................          --            --             --
  Net working capital...................          --            --             --
  Common stock issued...................          --            --             --

NOTE 6 -- LONG-TERM DEBT

     Long-term debt comprises the following:

                                                 DECEMBER 31,
                                          ---------------------------
                                              1994           1995
                                          ------------    -----------
Revolving bank credit at varying
  interest rates; payable quarterly.
  Principal payments in varying amounts
  quarterly; final installment due
  2003..................................            --    $99,000,000
Bank term loans at varying interest
  rates; payable quarterly. Principal
  payments in varying amounts quarterly;
  final installment due 2000............  $ 95,500,000             --
Revolving bank credit at varying
  interest rates; payable quarterly.
  Principal payments in varying amounts
  quarterly; final installment due
  2001..................................     9,500,000             --
                                          ------------    -----------
                                           105,000,000     99,000,000
Less: Current portion...................    (7,000,000)    (6,500,000)
                                          ------------    -----------
                                          $ 98,000,000    $92,500,000
                                          ============    ===========

     In August 1995, the Company restructured and amended its existing bank credit agreement by entering into an eight year, $105 million revolving credit agreement which extended the final maturity to 2003 and modified quarterly principal repayments. Costs of $954,000 related to the amended credit agreement and of $4.8 million incurred when the credit agreement was entered into were capitalized and are being amortized over 8 years. These costs are included in other assets in the balance sheet.

     Borrowings under the credit agreement are secured by substantially all of the Company's assets. Interest is charged at varying rates according to alternatives selected by the Company at the time funds are borrowed. Currently, interest accrues at floating rates (8.31% and 9.13% at December 31, 1995 and 1994, respectively). As borrowings under the credit agreement are at market interest rates, the carrying value of the Company's long-term debt reflects its fair value.

     The credit agreement imposes restrictive covenants on the Company with respect to, among other things, the maintenance of certain financial ratios and limits on capital expenditures, new indebtedness, investments, disposition of assets and declaration of cash dividends.

                 TREFOIL COMMUNICATIONS, INC. AND SUBSIDIARIES

     At December 31, 1995, aggregate scheduled mandatory principal reductions of the Company's bank debt and borrowings from affiliates (Note 14) are as follows:

                  YEAR                      AMOUNTS
                  ----                    ------------
1996....................................  $  6,500,000
1997....................................    10,000,000
1998....................................    10,000,000
1999....................................    15,000,000
2000....................................    15,000,000
After 2000..............................    63,113,000
                                          ------------
                                          $119,613,000
                                          ============

NOTE 7 -- STOCKHOLDERS' EQUITY

     During 1993, the number of authorized shares of common stock was increased to 50,000 shares, 10,364 of which were outstanding at December 31, 1995. The Company has reserved 3,658 and 8,535 shares of common stock for issuance upon the conversion of the convertible senior notes ("Senior Notes", Note 8) and Series A cumulative convertible preferred stock ("Series A Preferred Stock",
Note 9), respectively.

NOTE 8 -- CONVERTIBLE SENIOR NOTES

     On July 30, 1993, the Company issued $30 million in ten-year Senior Notes to Trefoil Capital Investors, L.P. ("Trefoil"). The notes are convertible into shares of the Company's common stock at a conversion rate of $8,201 per share, subject to certain anti-dilution adjustments, and are redeemable by the Company at any time on or after July 30, 1996, initially at a specified premium to par, declining to par for redemptions on or after July 30, 2001. Mandatory redemptions of $7.5 million and $11.25 million are due July 30, 2001 and 2002, respectively, and any remaining unpaid principal is due in 2003.

     Interest accrues at the rate of 7.5% per annum and is payable semi-annually on January 31 and July 31. Interest is payable in cash, however, through January 31, 1998, the Company may elect to pay interest by issuing additional paid-in-kind notes ("PIK Notes"). PIK Notes are not convertible and must be redeemed on a pro rata basis in accordance with the redemption schedule of the Senior Notes. Interest on the PIK Notes accrues at 10% per annum, which payment terms are identical to the Senior Notes, including the option to issue additional PIK Notes for interest obligations.

     PIK Notes of $4.9 million were outstanding as of December 31, 1995. Accrued interest on the Senior Notes as of December 31, 1995 and 1994 has been included in payable to affiliates and classified as a long-term liability.

     Based on the transaction described in Note 16, management considers the fair market value of the Senior Notes to approximate their carrying value.

NOTE 9 -- MANDATORILY REDEEMABLE PREFERRED STOCK

     Concurrent with the sale of the Senior Notes, the Company issued 70,000 shares of Series A Preferred Stock to Trefoil for $70 million.

     With respect to dividend rights and rights on liquidation, dissolution and winding up, Series A Preferred Stock ranks senior to the common stock and senior to any other series or class of preferred stock which may be issued by the Company (collectively, "Junior Securities").

                 TREFOIL COMMUNICATIONS, INC. AND SUBSIDIARIES

     In the event of any liquidation, dissolution or winding up of the Company, holders of Series A Preferred Stock will be entitled to receive in preference to holders of Junior Securities an amount equal to $1,000 per share plus all accrued but unpaid dividends.

     As long as shares of Series A Preferred Stock remain outstanding, the holders of such shares are entitled to receive, when, as and if declared by the Board of Directors, out of assets of the Company legally available therefore, cumulative cash dividends at an annual rate of 7.5% (if in arrears, compounded quarterly at a rate of 8.625% per annum with respect to dividends in arrears, through the date of payment of such arrearages), payable quarterly in arrears on the last business day of each calendar quarter.

     Each share of Series A Preferred Stock is convertible at the option of the holder into one share of common stock at $8,201 per common share, subject to certain antidilution adjustments (the "Conversion Price").

     The Series A Preferred Stock may be redeemed by the Company any time after the third anniversary of the issuance date (in integral multiples having an aggregate stated value of at least $7 million) if (i) all quarterly dividends on the Series A Preferred Stock have been paid in full, (ii) the Company has consummated an initial public offering for its common stock and (iii) the market price of the common stock is equal to at least 165% of the Conversion Price for at least twenty out of thirty consecutive trading days preceding the notice of redemption. In any such event, the redemption price per share will be equal to $1,000, plus accrued and unpaid dividends to the redemption date.

     The Company is required to redeem 14,000 shares of the original issue on July 30, 2003, 28,000 shares on July 30, 2004 and any remaining outstanding shares in 2005. The number of shares to be redeemed by the Company on any mandatory redemption date shall be reduced by the number of shares optionally redeemed by the Company prior to such date, to the extent such shares have not previously been credited against the Company's mandatory redemption obligations. If the Company shall fail to redeem shares of Series A Preferred Stock when required, the annual dividend rate on the outstanding shares of Series A Preferred Stock will be increased to 9.375% (compounded quarterly with respect to dividends in arrears at a rate of 10.780% per annum) of the stated value of such shares plus accrued and unpaid dividends from the date of failure to redeem through the date of redemption. If less than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the shares of Series A Preferred Stock to be redeemed shall be selected pro rata.

     Although not declared by the Company's Board of Directors, dividends on the Series A Preferred Stock have been accrued in the accompanying financial statements. Based on management intentions, including restrictions on the payment of dividends imposed by the Company's bank credit agreement, accrued dividends have been classified as a long-term liability.

     Based on the transaction described in Note 16, management considers the fair market value of the Series A Preferred Stock to approximate their carrying value.

                 TREFOIL COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTE 10 -- INCOME TAXES

     All of the Company's revenues were generated in the United States. The income tax benefit (expense) on income from continuing operations is comprised of the following:

                                                DECEMBER 31,           PERIOD ENDED
                                          -------------------------    FEBRUARY 13,
                                             1994           1995           1996
                                          -----------    ----------    ------------
Current:
  Federal...............................  $  (578,000)   $1,025,000     $  321,000
  State.................................   (1,056,000)       94,000         29,000
                                          -----------    ----------     ----------
                                           (1,634,000)    1,119,000        350,000
Deferred:
  Federal...............................     (501,000)      168,000      1,150,200
  State.................................      780,000            --        193,800
                                          -----------    ----------     ----------
                                              279,000       168,000      1,344,000
                                          -----------    ----------     ----------
                                          $(1,355,000)   $1,287,000     $1,694,000
                                          ===========    ==========     ==========

     Deferred tax liabilities (assets) are comprised of the following:

                                                 DECEMBER 31,
                                          --------------------------
                                             1994           1995
                                          -----------    -----------
Deferred gain...........................  $15,549,000    $15,358,000
Amortization of FCC licenses and other
  intangibles...........................    5,519,000      5,687,000
Depreciation............................    3,194,000      2,741,000
Other...................................      519,000        560,000
                                          -----------    -----------
  Gross deferred tax liabilities........   24,781,000     24,346,000
                                          -----------    -----------
Net operating loss carryforward.........     (878,000)      (584,000)
AMT and other credit carryforward.......   (3,316,000)    (2,943,000)
Deferred compensation and other
  deductions............................   (2,586,000)    (2,627,000)
                                          -----------    -----------
  Gross deferred tax assets.............   (6,780,000)    (6,154,000)
  Valuation allowance...................      876,000      1,026,000
                                          -----------    -----------
  Net deferred tax assets...............   (5,904,000)    (5,128,000)
                                          -----------    -----------
                                          $18,877,000    $19,218,000
                                          ===========    ===========

     The Company has a federal net operating loss (NOL) carryover of $1.7 million, subject to various limitations on its utilization. The Company also has AMT Credit and Investment Tax Credit carryforwards for tax purposes of $2.2 million and $734,000, respectively. The above carryovers expire in the years 2000 through 2003, except the AMT credit which has no expiration. Under SFAS 109, the Company has recorded valuation allowances against the realization of the federal tax benefits from net operating losses and investment tax credits in the amounts of $292,000 and $734,000, respectively. The valuation allowances are based on management's estimates and analysis, which include the impact of tax laws which may limit the Company's ability to utilize such loss carryforwards and tax credits.

                 TREFOIL COMMUNICATIONS, INC. AND SUBSIDIARIES

     The principal items causing an effective rate which differs from the Federal statutory rate are summarized as follows:

                                                YEAR ENDED DECEMBER 31,
                                               -------------------------     PERIOD ENDED
                                                  1994          1995       FEBRUARY 13, 1996
                                               -----------   -----------   -----------------
Federal statutory rate.......................  $   125,000   $ 1,971,000      $1,440,000
Amortization of intangibles..................   (1,703,000)   (1,627,000)       (190,000)
State taxes, net of federal benefit..........     (180,000)       61,000         214,000
Reduction of tax reserve.....................           --     1,109,000              --
SFAS 109 rate adjustment.....................           --            --              --
Recognition of net operating loss
  carryover..................................      504,000            --              --
Other, net...................................     (101,000)     (227,000)        230,000
                                               -----------   -----------      ----------
                                               $(1,355,000)  $ 1,287,000      $1,694,000
                                               ===========   ===========      ==========

NOTE 11 -- RADIO BROADCASTING DISPOSITIONS

     In April 1994, the Company sold the broadcast license and assets of its radio stations in Cleveland, Ohio for $12.1 million (excluding disposal costs). This sale resulted in a gain of $670,000, before related income taxes. A portion of the sale proceeds was utilized to reduce bank debt by $11 million.

     In June 1994, the Company sold the broadcast license and assets of its radio station in Seattle, Washington for $12.0 million (excluding disposal costs). This sale resulted in a gain of $4.8 million, before related income taxes. A portion of the sale proceeds was utilized to reduce bank debt by $11 million.

NOTE 12 -- COMMITMENTS

     The following are the future minimum rental payments under operating leases (net of minimum rentals under noncancelable subleases) that have initial or remaining lease terms in excess of one year:

                          YEAR                              AMOUNTS
                          ----                            -----------
1996....................................................  $ 3,290,000
1997....................................................    3,029,000
1998....................................................    2,422,000
1999....................................................    1,701,000
2000....................................................    1,314,000
After 2000..............................................    5,604,000
                                                          -----------
                                                          $17,360,000
                                                          ===========

     Certain leases contain renewal options with the same lease terms, except that rentals may be adjusted to current market rates at the time of renewal. Rental expense under operating leases for the period ended February 13, 1996 and the years ended December 31, 1995 and 1994 aggregated $0.3 million, $2.9 million and $3.3 million, respectively.

NOTE 13 -- EMPLOYEE BENEFIT PLANS

     The Company maintains an elective Employees' Savings Plan for all employees not covered by a collective bargaining agreement and who have one or more years of continuous employment. The Company contributes 50% of the annual contributions made by employees up to a maximum of 3% of each participating employee's compensation. Participants are at all times fully vested in their contributions, and the Company's contribution becomes fully vested to the participant after seven years of continuous employment. The

                 TREFOIL COMMUNICATIONS, INC. AND SUBSIDIARIES

Company's contributions for the period ended February 13, 1996 and the years ended December 31, 1995 and 1994 aggregated $0, $453,000 and $568,000, respectively.

     The Company also maintains a non-qualified, unfunded incentive compensation plan for certain key employees providing for payments upon separation of employment, death or disability. As of December 31, 1995 the liability recorded for the value of amounts awarded to participants under the plan was approximately $3.5 million.

NOTE 14 -- AFFILIATE TRANSACTIONS

     Both Shamrock Holdings of California ("SHOC") and Trefoil are related parties of the Company through commonality of certain officers and directors. In addition to the financing transactions described at Notes 8 and 9, the Company made payments to SHOC for interest on cash advances, office space rent and an executive management fee in the aggregate of $20,000, $175,000 and $174,000 for the period ended February 13, 1996 and the years ended December 31, 1995 and 1994, respectively. In July 1993, the Company entered into an executive management agreement with Trefoil in consideration for a fee based on the Company's broadcasting revenues. For the period ended February 13, 1996 and the years ended December 31, 1995 and 1994, the statement of operations includes in corporate expenses a charge of $63,000, $544,000 and $544,000, respectively, for fees payable to Trefoil. In connection with the issuance of the Senior Notes and the Series A Preferred Stock, the Company paid Trefoil $3 million for financial advisory services. These costs were capitalized and are being amortized over the term of the Senior Notes and Series A Preferred Stock. These costs are included in other assets in the balance sheet.

     Payable to affiliates comprises the following:

                                                                   DECEMBER 31,
                                                            --------------------------
                                                               1994           1995
                                                            -----------    -----------
Note payable to affiliate at varying interest rates;
  payable quarterly. No stated maturity...................  $ 7,898,000    $ 9,007,000
Note payable to affiliate at varying interest rates;
  payable quarterly. No stated maturity...................    6,030,000      6,750,000
PIK notes (Note 8)........................................    2,313,000      4,856,000
                                                            -----------    -----------
                                                            $16,241,000    $20,613,000
                                                            ===========    ===========

     On December 16, 1994, the Company issued a $6 million promissory note to Trefoil, $5.75 million of which was used in 1995 for the acquisition of a radio station in Denver. The note bears interest at LIBOR plus 7% (12.938% at December 31, 1995) and has no stated maturity. Accrued interest is added to the principal of the note at the end of each calendar quarter and, accordingly, the outstanding balances at December 31, 1995 and December 31, 1994 include $720,000 and $30,000 of interest expensed in 1995 and 1994, respectively.

     On September 29, 1993, the Company issued a $7 million promissory note to SHOC and used the proceeds to reduce Broadcasting's bank debt. The note bears interest at LIBOR plus 7% (12.938% at December 31, 1995) and has no stated maturity. Accrued interest is added to the principal of the note at the end of each calendar quarter and, accordingly is included in the outstanding balance at December 31, 1995 and 1994. Interest expense includes for the period ended February 13, 1996 and the years ended December 31, 1995 and 1994 $129,000, $1,109,000 and $747,000, respectively.

     Based on the transaction described in Note 16, management considers the fair market value of these notes to approximate their carrying value.

                 TREFOIL COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTE 15 -- LITIGATION

     The Company is a plaintiff or defendant in several legal actions, the probable outcome of which are not considered material, either individually or in the aggregate.

NOTE 16 -- SUBSEQUENT EVENT -- SALE OF THE COMPANY

     On February 14, 1996, the Company's shareholders completed the sale of all issued and outstanding shares of the Company to Chancellor Radio Broadcasting Company, formerly Chancellor Broadcasting Company, ("Chancellor") for $395 million in cash. A portion of the proceeds was utilized to pay-off bank debt, convertible senior notes, payable to affiliates and redeem outstanding preferred stock and pay dividends payable thereon. As of the closing date, the Company, along with Broadcasting, became wholly-owned subsidiaries of Chancellor. No accounts in the accompanying financials have been adjusted for the effects of this transaction; however, the statement of operations for the period ended February 13, 1996 includes an extraordinary loss on the early extinguishment of debt of $2.5 million, net of tax of $1.7 million, resulting from the early extinguishment of bank debt and convertible senior notes discussed above.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Partners of
Colfax Communications, Inc. Radio Group:

     We have audited the accompanying combined balance sheets of the Colfax Communications, Inc. Radio Group (the "Company") as of December 31, 1996, 1995, and 1994, and the related combined statements of income (loss), changes in partners' equity and cash flows for each of the three years in the period ended December 31, 1996. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In January 1997, substantially all of the assets and liabilities of the Company were sold.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Colfax Communications, Inc. Radio Group as of December 31, 1996, 1995, and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                            /s/  ARTHUR ANDERSEN LLP

Washington, D.C.
March 31, 1997

                    COLFAX COMMUNICATIONS, INC. RADIO GROUP

                            COMBINED BALANCE SHEETS
                    AS OF DECEMBER 31, 1996, 1995, AND 1994

                                                         1996           1995           1994
                                                     ------------    -----------    -----------
Current assets:
  Cash.............................................  $  1,718,589    $   682,672    $   216,414
  Accounts receivable, net of allowance for
     doubtful accounts of $710,813, $441,889, and
     $238,801, respectively........................    15,514,187      7,626,579      8,978,881
  Prepaid expenses and other current assets........       520,358        286,774        343,441
                                                     ------------    -----------    -----------
          Total current assets.....................    17,753,134      8,596,025      9,538,736
Property and equipment at cost, net of
  depreciation.....................................    14,508,097      8,675,724      9,608,603
Intangibles and other noncurrent assets at cost,
  net of amortization..............................   147,579,599     32,383,587     37,653,803
                                                     ------------    -----------    -----------
          Total assets.............................  $179,840,830    $49,655,336    $56,801,142
                                                     ============    ===========    ===========
Liabilities:
  Accounts payable and accrued expenses............  $  5,116,890    $ 3,224,139    $ 3,883,242
  Current maturities of long-term debt.............            --             --        900,000
                                                     ------------    -----------    -----------
          Total current liabilities................     5,116,890      3,224,139      4,783,242
  Long-term debt...................................    55,650,000     39,225,000      7,100,000
                                                     ------------    -----------    -----------
          Total liabilities........................    60,766,890     42,449,139     11,883,242
                                                     ------------    -----------    -----------
Commitments (Note 8):
Partners' equity:
  Radio Acquisition Associates.....................    (1,141,558)    (2,783,226)    (3,121,671)
  Equity Group Holdings............................   119,013,080      9,888,902     47,558,478
  Colfax Communications, Inc.......................     1,202,418        100,521        481,093
  Class B Limited Partners.........................            --             --             --
                                                     ------------    -----------    -----------
          Total partners' equity...................   119,073,940      7,206,197     44,917,900
                                                     ------------    -----------    -----------
          Total liabilities and partners' equity...  $179,840,830    $49,655,336    $56,801,142
                                                     ============    ===========    ===========

      The accompanying notes are an integral part of these balance sheets.

                    COLFAX COMMUNICATIONS, INC. RADIO GROUP

                         COMBINED STATEMENTS OF INCOME
             FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994

                                                         1996           1995           1994
                                                      -----------    -----------    -----------
Advertising revenues:
  Local sponsors....................................  $37,496,454    $23,425,588    $24,147,363
  National sponsors.................................   12,885,713      9,151,724      8,221,228
  Other.............................................    2,518,200      1,910,483      2,090,737
                                                      -----------    -----------    -----------
          Gross advertising revenues................   52,900,367     34,487,795     34,459,328
  Less -- Commissions...............................   (6,785,322)    (4,345,062)    (4,283,386)
                                                      -----------    -----------    -----------
          Net advertising revenues..................   46,115,045     30,142,733     30,175,942
                                                      -----------    -----------    -----------
Operating expenses:
  Programming.......................................    7,675,793      5,461,691      9,604,067
  Sales and advertising.............................   14,507,662     11,360,597     10,885,717
  General and administrative........................    5,793,377      4,332,286      3,651,832
  Engineering.......................................    1,260,447      1,014,375      1,084,282
  Depreciation and amortization.....................    4,617,958      6,505,492      7,599,901
                                                      -----------    -----------    -----------
          Total operating expenses..................   33,855,237     28,674,441     32,825,799
                                                      -----------    -----------    -----------
          Income (loss) from operations.............   12,259,808      1,468,292     (2,649,857)
Interest expense....................................    4,368,669        655,795        531,387
Loss on sale of fixed assets........................           --        770,689             --
Other expense (income)..............................     (184,289)            --         75,364
                                                      -----------    -----------    -----------
          Net income (loss).........................  $ 8,075,428    $    41,808    $(3,256,608)
                                                      ===========    ===========    ===========

        The accompanying notes are an integral part of these statements.

                    COLFAX COMMUNICATIONS, INC. RADIO GROUP

               COMBINED STATEMENTS OF CHANGES IN PARTNERS' EQUITY
             FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994

                                RADIO                         EQUITY       CLASS B
                             ACQUISITION      COLFAX          GROUP        LIMITED
                             ASSOCIATES     COMM., INC.      HOLDINGS      PARTNERS       TOTAL
                             -----------    -----------    ------------    --------    ------------
Balance, December 31,
  1993.....................  $(2,464,398)    $  528,938    $ 52,305,936      $--       $ 50,370,476
  Capital contributions
     from partners.........      368,281         60,023       5,949,744       --          6,378,048
  Capital distributions to
     partners..............   (1,678,638)       (68,618)     (6,826,760)      --         (8,574,016)
  Net income (loss)........      653,084        (39,250)     (3,870,442)      --         (3,256,608)
                             -----------     ----------    ------------      ---       ------------
Balance, December 31,
  1994.....................   (3,121,671)       481,093      47,558,478       --         44,917,900
  Capital contributions
     from partners.........           --          5,735         567,746       --            573,481
  Capital distributions to
     partners..............   (1,031,464)      (372,709)    (36,922,819)      --        (38,326,992)
  Net income (loss)........    1,369,909        (13,598)     (1,314,503)      --             41,808
                             -----------     ----------    ------------      ---       ------------
Balance, December 31,
  1995.....................   (2,783,226)       100,521       9,888,902       --          7,206,197
  Capital contributions
     from partners.........        5,104      1,130,725     111,941,654       --        113,077,483
  Capital distributions to
     partners..............     (981,106)       (82,845)     (8,221,217)      --         (9,285,168)
  Net income (loss)........    2,617,670         54,017       5,403,741       --          8,075,428
                             -----------     ----------    ------------      ---       ------------
Balance, December 31,
  1996.....................  $(1,141,558)    $1,202,418    $119,013,080      $--       $119,073,940
                             ===========     ==========    ============      ===       ============

        The accompanying notes are an integral part of these statements.

                    COLFAX COMMUNICATIONS, INC. RADIO GROUP

                       COMBINED STATEMENTS OF CASH FLOWS
             FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994

                                                       1996             1995           1994
                                                   -------------    ------------    -----------
Cash flows from operating activities:
  Net income (loss)..............................  $   8,075,428    $     41,808    $(3,256,608)
  Adjustments to reconcile net loss to net cash
     used in operating activities --
     Depreciation and amortization...............      4,617,958       6,505,492      7,599,901
     Loss on asset disposal......................             --         770,689         57,398
     Restructuring charge........................             --         737,729             --
     Change in assets and liabilities:
       (Increase) decrease in accounts
          receivable.............................     (7,888,416)      1,352,302     (1,664,323)
       (Increase) decrease in prepaid expenses
          and other current assets...............       (233,584)         56,667        170,619
       Increase (decrease) in accounts payable
          and accrued expenses...................      1,892,751      (1,396,832)       708,448
                                                   -------------    ------------    -----------
          Net cash provided by operating
            activities...........................      6,464,137       8,067,855      3,615,435
                                                   -------------    ------------    -----------
Cash flows from investing activities:
  Cash paid for acquisition of intangibles and
     other noncurrent assets.....................   (126,017,951)       (363,174)       (12,944)
  Payments for additions to property and
     equipment...................................     (5,907,584)       (823,737)      (968,929)
  Disposal of intangible assets..................      6,280,000              --             --
  Disposal of fixed assets.......................             --         113,825             --
                                                   -------------    ------------    -----------
          Net cash used in investing
            activities...........................   (125,645,535)     (1,073,086)      (981,873)
                                                   -------------    ------------    -----------
Cash flows from financing activities:
  Repayment of note payable......................     (5,800,000)     (8,000,000)      (800,000)
  Loan proceeds..................................     22,225,000      39,225,000             --
  Capital contributions from partners............    113,077,483         573,481      6,378,048
  Capital distributions to partners..............     (9,285,168)    (38,326,992)    (8,190,101)
                                                   -------------    ------------    -----------
          Net cash provided by (used in)
            financing activities.................    120,217,315      (6,528,511)    (2,612,053)
                                                   -------------    ------------    -----------
Net increase (decrease) in cash..................      1,035,917         466,258         21,509
Cash, beginning of period........................        682,672         216,414        194,905
                                                   -------------    ------------    -----------
Cash, end of period..............................  $   1,718,589    $    682,672    $   216,414
                                                   =============    ============    ===========
Supplemental disclosure of cash flow information:
  Cash paid during the year for interest.........  $   4,391,300    $    615,900    $   514,213
                                                   =============    ============    ===========

        The accompanying notes are an integral part of these statements.

                    COLFAX COMMUNICATIONS, INC. RADIO GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                    AS OF DECEMBER 31, 1996, 1995, AND 1994

1. BASIS OF PRESENTATION:

     The accompanying combined financial statements include the radio station holdings of Colfax Communications, Inc. ("Colfax"), a Maryland Corporation. Three of the stations serve the Washington, D.C., market: WGMS-FM (classical format), WBIG-FM (oldies format), and WTEM(AM) (all-sports format). Two stations, WBOB-FM (country format) and KQQL(FM) (oldies format), serve the Minneapolis-St. Paul market. Five of the stations serve the Phoenix market:
KOOL-FM (oldies format), KOY(AM) (nostalgia format), KZON-FM (alternative format), KISO(AM) (urban adult contemporary format), and KYOT-FM (new adult contemporary format). Two stations serve the Milwaukee market: WMIL-FM (country format) and WOKY(AM) (adult standard format). Three stations serve the Boise market: KIDO(AM) (news/talk format), KLTB(FM) (oldies format), and KARO(FM) (class rock format). All stations are owned by entities under the common control of Colfax and its affiliates.

2. DESCRIPTION OF COLFAX COMMUNICATIONS, INC., RADIO GROUP:

  Classical Acquisition Limited Partnership

     Classical Acquisition Limited Partnership ("CALP") is a Maryland limited partnership formed to acquire and operate radio stations WGMS(AM) (currently WTEM(AM)) and WGMS-FM. Radio Acquisition Associates Limited Partnership, a Maryland limited partnership, had a 98.04 percent general partner interest and Equity Group Holdings, a District of Columbia general partnership, had a 1.96 percent limited partner interest in CALP prior to the admission of the Class B Limited Partners as discussed below. Radio Acquisition Associates Limited Partnership has Colfax as a 1 percent general partner and Equity Group Holdings as a 99 percent limited partner.

     Certain Class B Limited Partners were admitted to the partnership on January 1, 1993 and on January 1, 1995. The Class B Limited Partners have a
13.25 percent interest in CALP and Equity Group Holdings' limited partnership interest in CALP was reduced to 1.813 percent effective January 1, 1993. Radio Acquisition Associates' Limited Partnership general partnership interest was reduced to 90.687 percent and 84.937 percent effective January 1, 1993 and January 1, 1995, respectively.

  Radio 570 Limited Partnership

     Radio 570 Limited Partnership ("Radio 570") is a Maryland limited partnership formed on December 10, 1991, to operate radio station WTEM-AM (formerly WGMS-AM). Radio 570 was formed by Colfax as the 1 percent general partner and Equity Group Holdings as the 99 percent limited partner. WTEM began broadcasting on May 24, 1992.

     Effective January 1, 1993, certain Class B Limited Partners were admitted to the partnership. On September 15, 1995, a Class B Limited Partner was redeemed of his partnership interest. As of December 31, 1996 and 1995, the Class B Limited Partners had a 9.25 percent interest and Equity Group Holdings had an 89.75 percent Class A Limited Partnership interest.

  Radio 100 Limited Partnership

     Radio 100 Limited Partnership ("Radio 100") was formed on August 11, 1992, to acquire and operate radio stations. Radio 100 was formed by Colfax as the 1 percent general partner and Equity Group Holdings as the 99 percent limited partner.

     In 1993, Radio 100 completed its acquisition of two radio stations in Minnesota for $25,500,000. WBOB-FM (formerly WCTS-FM) and KQQL(FM) began on-air operations under Radio 100 ownership on May 7, 1993, and February 18, 1993, respectively.

                    COLFAX COMMUNICATIONS, INC. RADIO GROUP

     Effective January 1, 1993, certain Class B Limited Partners were admitted to the partnership. The Class B Limited Partners have a 10.25 percent interest and the Equity Group Holdings Class A Limited Partnership interest was reduced to 88.75 percent.

  Radio 100 of Maryland Limited Partnership

     Radio 100 of Maryland Limited Partnership ("Radio 100 of Maryland") was formed on December 2, 1992 to acquire and operate radio stations. Radio 100 of Maryland was formed by Colfax as the 1 percent general partner and Equity Group Holdings as the 99 percent limited partner.

     On June 3, 1993, Radio 100 of Maryland acquired WBIG-FM (formerly WJZE-FM) in Washington, D.C. for $19,500,000.

     Effective January 1, 1993, certain Class B Limited Partners were admitted to the partnership. On September 15, 1995, a Class B Limited Partner was redeemed of his partnership interest. On October 1, 1995, a Class B Limited Partner was admitted to the partnership. As of December 31, 1996 and 1995, the Class B Limited Partners had an 11.25 percent interest and Equity Group Holdings had an 87.75 percent Class A Limited Partnership interest.

  Radio 94 of Phoenix Limited Partnership

     Radio 94 of Phoenix Limited Partnership ("Radio 94") was formed on January 3, 1996, to acquire and operate radio stations. Radio 94 was formed by Colfax as the 1 percent general partner and Equity Group Holdings as the 99 percent limited partner. On April 1, 1996, Radio 94 acquired KOOL(AM) and KOOL-FM in Phoenix, Arizona for $35,000,000. Effective April 5, 1996, certain Class B Limited Partners were admitted to the partnership. The Class B Limited Partners have an 8.25 percent interest and the Equity Group Holdings Class A Limited Partnership interest was reduced to 90.75 percent. On October 4, 1996, Radio 94 sold KOOL(AM) to Salem Media of Arizona, Inc.

  Radio 95 of Phoenix Limited Partnership

     Radio 95 of Phoenix Limited Partnership ("Radio 95") was formed on May 3, 1996, to acquire and operate radio stations. Radio 95 was formed by Colfax as the 1 percent general partner and Equity Group Holdings as the 99 percent limited partner. On September 12, 1996, Radio 95 acquired KYOT-FM, KZON-FM, KOY(AM), and KISO(AM), each in Phoenix, Arizona; KIDO(AM) and KLTB(FM), each in Boise, Idaho; KARO(FM) in Caldwell, Idaho; WMIL-FM in Waukesha, Wisconsin; and WOKY(AM) in Milwaukee, Wisconsin, for $95,000,000.

                    COLFAX COMMUNICATIONS, INC. RADIO GROUP

  Sale of Stations

     On August 24, 1996, Chancellor Radio Broadcasting Company ("Chancellor"), a Delaware Corporation, agreed to purchase substantially all of the assets of CALP, Radio 570, Radio 100, Radio 100 of Maryland, Radio 94 (with the exception of KOOL(AM)), and Radio 95 (with the exception of KIDO(AM), KLTB(FM), and KARO(FM)) for total consideration of $365,000,000 plus the net working capital of the stations. The transaction closed on January 23, 1997. The agreement stipulates that the purchase price for the assets be allocated among the limited partnerships as follows:

CALP........................................................  $ 50,000,000
Radio 570...................................................    21,000,000
Radio 100...................................................    85,000,000
Radio 100 of Maryland.......................................    90,000,000
Radio 94....................................................    30,000,000
Radio 95....................................................    89,000,000
                                                              ------------
                                                              $365,000,000
                                                              ============

     On October 28, 1996, Jacor Broadcasting of Idaho, Inc., an Ohio corporation, entered into an agreement to purchase substantially all of the assets of radio stations KIDO(AM), KLTB(FM), and KARO(FM) for $11,000,000. The transaction closed on January 31, 1997.

  Partnership Allocations

     The partnerships distribute cash from operations and allocate net profits or losses to the partners, in general, in accordance with their stated interests except that no partner shall receive any distribution from a partnership until such time as the net invested capital of the general partner and Class A Limited Partner have been distributed, along with a cumulative priority return on the average net invested capital at an annual rate equal to the prime rate plus one quarter of one percent compounded monthly.

     In accordance with the Company's debt agreement (described below) distributions to partners may be permitted on a quarterly basis if certain requirements are met.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Basis of Accounting

     The accompanying financial statements are prepared on the accrual basis of accounting in accordance with generally accepted accounting principles.

  Barter Transactions

     The partnerships enter into barter transactions in which they provide on-air advertising in exchange for goods and services. Revenues and expenses from barter transactions are presented in the accompanying statement of revenues and expenses based on the estimated fair market value of the goods or services received. Barter revenue approximated $1,925,000, $1,590,000, and $1,870,000 for the years ended December 31, 1996, 1995, and 1994, respectively; while barter expense approximated $1,763,000, $1,486,000, and $1,520,000 for the years ended December 31, 1996, 1995, and 1994, respectively.

  Income Taxes

     Provision for Federal and state income taxes has not been made in the accompanying financial statements since the partnerships do not pay Federal and state income taxes but rather allocate profits and losses to the partners for inclusion in their respective income tax returns.

                    COLFAX COMMUNICATIONS, INC. RADIO GROUP

  Buildings and Leasehold Improvements

     Buildings and leasehold improvements are recorded at cost or appraised value at acquisition. Depreciation is recorded using the straight-line method over 31.5 or 40 years as prescribed by the Internal Revenue Code.

  Furniture, Fixtures and Equipment

     Furniture, fixtures and equipment are recorded at cost or appraised value at acquisition. Depreciation is recorded using the straight-line method over the estimated useful life of the assets, which is typically 5 to 7 years.

  Intangible Assets

     Intangible assets are recorded at cost or appraised value at acquisition. Amortization is recorded over their useful lives. The estimated useful lives of intangible assets as of December 31, 1996, are as follows:

                                                              USEFUL LIFE
                                                              -----------
FCC Licenses................................................  7-25 years
Covenants Not to Compete....................................    3 years
Employment Agreements.......................................    2 years
Organizational Costs........................................    5 years
Start-up Costs..............................................    5 years

  Land

     Certain partners have contributed to Radio 570 a parcel of land in Germantown, Maryland which is being used as the site for a new array of broadcasting towers. The land has been recorded at its original purchase price plus costs related to preparing the land for its intended use.

     Radio 100 of Maryland acquired a parcel of land and property in Washington, D.C., in connection with the acquisition of WJZE-FM. This parcel of land was recorded at its appraised value at acquisition. This land was sold in February 1995.

     Radio 100 acquired a parcel of land in Nowthen, Minnesota, through the purchase of KQQL-FM. This parcel of land was recorded at its appraised value at acquisition.

     Radio 95 acquired various parcels of land located in Phoenix, Milwaukee, and Boise in connection with its purchase of nine stations during 1996. These parcels of land were recorded at their estimated market value at acquisition.

  Estimates

     The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Fair Value of Financial Instruments

     In 1995 the Company adopted Statement of Financial Accounting Standard ("SFAS") No. 107, "Disclosure about Fair Value of Financial Instruments," which requires disclosures of fair value information about financial instruments, whether or not recognized in the balance sheet.

                    COLFAX COMMUNICATIONS, INC. RADIO GROUP

     The carrying amount reported in the balance sheets for cash, accounts receivable, accounts payable and accrued liabilities, approximate their fair value due to the immediate or short-term maturity of such instruments. The carrying amount reported for long-term debt approximates fair value due to the debt being priced at floating rates (see Note 7 for additional information).

4. PROPERTY AND EQUIPMENT:

     The components of property and equipment at December 31, 1996 and 1995, are summarized below:

                                             1996           1995           1994
                                          -----------    -----------    -----------
Land....................................  $ 3,719,572    $ 1,901,663    $ 2,233,341
Buildings...............................    1,372,161         26,453        604,927
Construction in progress................       27,660         27,232        201,404
Furniture, fixtures and equipment.......   11,323,175      8,520,853      7,690,841
Leasehold improvements..................      835,407        816,031        522,806
                                          -----------    -----------    -----------
                                           17,277,975     11,292,232     11,253,319
Less -- Accumulated depreciation........   (2,769,878)    (2,616,508)    (1,644,716)
                                          -----------    -----------    -----------
                                          $14,508,097    $ 8,675,724    $ 9,608,603
                                          ===========    ===========    ===========

5. FCC LICENSES AND OTHER NONCURRENT ASSETS:

     The components of FCC licenses and other noncurrent assets at December 31, 1996 and 1995, are summarized below:

                                                       AS OF DECEMBER 31,
                                          --------------------------------------------
                                              1996            1995            1994
                                          ------------    ------------    ------------
FCC licenses............................  $163,988,330    $ 39,505,773    $ 39,505,773
Covenants not to compete................     1,931,834       8,493,147       8,493,147
Start-up and organization costs.........     2,489,973       2,132,587       2,153,036
Other...................................     1,376,763         958,245       1,891,395
                                          ------------    ------------    ------------
                                           169,786,900      51,089,752      52,043,351
Less -- Accumulated amortization........   (22,207,301)    (18,706,165)    (14,389,548)
                                          ------------    ------------    ------------
                                          $147,579,599    $ 32,383,587    $ 37,653,803
                                          ============    ============    ============

6. RELATED-PARTY TRANSACTIONS:

     Each partnership is involved in certain transactions with other partnerships in the radio group related to sharing of services and purchasing. These transactions are settled on a current basis through adjustments to partners' equity accounts.

     On January 18, 1995, CALP and Radio 100 of Maryland each entered into a 10 year agreement to lease tower space from Colfax Towers, Inc. The annual rental payment for CALP equaled $31,200 and $30,000 for the years ended December 31, 1996 and 1995, respectively. The annual rental payment for Radio 100 of Maryland equaled $37,200 and $36,000 for the years ended December 31, 1996 and 1995, respectively. Colfax Towers, Inc., is owned by the shareholders of Colfax Communications, Inc.

     Employees of Colfax perform activities on behalf of and oversee the operations of the radio stations included in the radio group. Colfax does not charge any fees to the radio stations for the performance of such services. Corporate expenses of $1,240,253, $1,354,296, and $1,144,082 related to those services are not included in the financial statements of the radio group for the years ending December 31, 1996, 1995, and 1994, respectively. These corporate expenses were funded directly by the owners of Colfax Communications, Inc.

                    COLFAX COMMUNICATIONS, INC. RADIO GROUP

7. LONG-TERM DEBT:

     On December 27, 1995, CALP, Radio 570, Radio 100, and Radio 100 of Maryland entered into a $40 million revolving loan agreement. On April 2, 1996, under an amendment to the loan agreement, CALP, Radio 570, Radio 100, Radio 100 of Maryland, and Radio 94 (collectively, the "Borrowers") increased the amount available under the revolving loan agreement to $60 million. At December 31, 1996, $55,650,000 was outstanding under this agreement. The proceeds were allocated to each borrower on the basis of each station's capital account as follows:

CALP........................................................  $ 5,702,360
Radio 570...................................................    4,156,587
Radio 100...................................................   16,423,860
Radio 100 of Maryland.......................................    9,214,544
Radio 94....................................................   20,152,649
                                                              -----------
                                                              $55,650,000
                                                              ===========

     The initial proceeds were used to repay the indebtedness of CALP to make certain permitted distributions to partners of the Borrowers, and for working capital purposes in the operations of the Borrowers. Borrowings under this agreement bear interest at floating rates equal to prime and/or LIBOR (as defined in the loan agreement) plus an applicable margin determined by a leverage ratio. The expiration date of the loan agreement is December 31, 2002. Under the loan agreement, the Borrowers are required to maintain a specific leverage ratio and certain ratios pertaining to cash flow coverage.

     In connection with the sale of the stations (discussed in Note 2), the debt was repaid in full in January 1997.

8. COMMITMENTS:

     The Radio Group has entered into various contracts for exclusive radio broadcasting rights and other programming. In addition, the partnerships lease office space and have entered into various service contracts, including certain personal service contracts. These broadcasting rights, leases and service contracts expire over periods ranging from 1997 to 2012. The minimum future commitments under these agreements, leases and service contracts are as follows:

1997........................................................  $ 3,766,028
1998........................................................    2,826,433
1999........................................................    1,178,594
2000........................................................    1,140,345
2001........................................................      646,234
Thereafter..................................................    2,077,616
                                                              -----------
                                                              $11,635,250
                                                              ===========

9. RESTRUCTURING CHARGES:

     During 1995, the Radio Group recorded restructuring costs of $737,729 at certain radio stations. These costs included severance and salary payments to terminated employees of $357,563, costs related to hiring a new general manager at one of the radio stations of $135,519 and costs related to a loss on space vacated by one of the radio stations of $244,647.

                                                                         ANNEX A

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                        CHANCELLOR BROADCASTING COMPANY,

                     CHANCELLOR RADIO BROADCASTING COMPANY,

                          EVERGREEN MEDIA CORPORATION,

                    EVERGREEN MEZZANINE HOLDINGS CORPORATION

                                      AND

                   EVERGREEN MEDIA CORPORATION OF LOS ANGELES

                         DATED AS OF FEBRUARY 19, 1997


                    AMENDED AND RESTATED AS OF JULY 31, 1997

                               TABLE OF CONTENTS


                                   ARTICLE I
                        THE MERGER AND SUBSIDIARY MERGER

1.1   THE MERGER AND SUBSIDIARY MERGER.................................      A-1
1.2   CLOSING..........................................................      A-2
1.3   EFFECTIVE TIME...................................................      A-2
1.4   CERTIFICATES OF INCORPORATION....................................      A-2
1.5   CERTIFICATES OF DESIGNATIONS.....................................      A-2
1.6   BYLAWS...........................................................      A-3
1.7   DIRECTORS........................................................      A-3
1.8   OFFICERS.........................................................      A-4
1.9   EFFECT ON EVERGREEN CAPITAL STOCK................................      A-4
      (a)  Outstanding Evergreen Common Stock..........................      A-4
      (b)  Exchange of Certificates....................................      A-4
      (c)  Outstanding Evergreen Convertible Exchangeable Preferred
             Stock.....................................................      A-4
1.10  EFFECT ON COMPANY CAPITAL STOCK..................................      A-4
      (a)  Outstanding Shares..........................................      A-4
      (b)  Treasury Shares.............................................      A-5
      (c)  Outstanding Company Convertible Preferred Stock.............      A-5
      (d)  Impact of Stock Splits, etc.................................      A-5
1.11  EFFECT ON RADIO BROADCASTING CAPITAL STOCK.......................      A-5
      (a)  Outstanding Common Stock of Radio Broadcasting..............      A-5
      (b)  Outstanding 12 1/4% Series A Senior Cumulative Exchangeable
             Preferred Stock...........................................      A-5
      (c)  Outstanding 12% Exchangeable Preferred Stock................      A-5
1.12  EFFECT ON EMHC CAPITAL STOCK.....................................      A-5
1.13  EFFECT ON EMCLA COMMON STOCK.....................................      A-5
1.14  EXCHANGE OF CERTIFICATES.........................................      A-5
      (a)  Paying Agent................................................      A-5
      (b)  Exchange Procedures.........................................      A-6
      (c)  Letter of Transmittal.......................................      A-6
      (d)  Distributions with Respect to Unexchanged Shares............      A-6
      (e)  No Further Ownership Rights in Shares, Company Convertible
             Preferred Stock and Radio Broadcasting Preferred Stock....      A-7
      (f)  No Fractional Shares........................................      A-7
      (g)  Termination of Payment Fund.................................      A-7
      (h)  No Liability................................................      A-7
1.15  DISSENTING SHARES................................................      A-8

                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF EVERGREEN

2.1   ORGANIZATION, STANDING AND CORPORATE POWER.......................      A-8
2.2   EVERGREEN CAPITAL STRUCTURE......................................      A-9
2.3   AUTHORITY; NONCONTRAVENTION......................................      A-9
2.4   SEC DOCUMENTS....................................................     A-11
2.5   ABSENCE OF CERTAIN CHANGES OR EVENTS.............................     A-11
2.6   NO EXTRAORDINARY PAYMENTS OR CHANGE IN BENEFITS..................     A-11

2.7   VOTING REQUIREMENTS..............................................     A-12
2.8   STATE TAKEOVER STATUTES..........................................     A-12
2.9   EVERGREEN FCC LICENSES; OPERATIONS OF EVERGREEN LICENSED
        FACILITIES.....................................................     A-12
2.10  BROKERS..........................................................     A-13
2.11  OPINION OF FINANCIAL ADVISOR.....................................     A-13
2.12  FCC QUALIFICATION................................................     A-13
2.13  COMPLIANCE WITH APPLICABLE LAWS..................................     A-13
2.14  ABSENCE OF UNDISCLOSED LIABILITIES...............................     A-13
2.15  LITIGATION.......................................................     A-13
2.16  TRANSACTIONS WITH AFFILIATES.....................................     A-13

                                  ARTICLE IIA
                REPRESENTATIONS AND WARRANTIES OF EMHC AND EMCLA

2A.1  ORGANIZATION, STANDING AND CORPORATE POWER.......................     A-14
2A.2  EMHC AND EMCLA CAPITAL STRUCTURE.................................     A-14
2A.3  AUTHORITY; NONCONTRAVENTION......................................     A-14

                                  ARTICLE III
      REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND RADIO BROADCASTING

3.1   ORGANIZATION, STANDING AND CORPORATE POWER.......................     A-15
3.2   COMPANY AND RADIO BROADCASTING CAPITAL STRUCTURE.................     A-16
3.3   AUTHORITY; NONCONTRAVENTION......................................     A-17
3.4   SEC DOCUMENTS....................................................     A-18
3.5   ABSENCE OF CERTAIN CHANGES OR EVENTS.............................     A-18
3.6   NO EXTRAORDINARY PAYMENTS OR CHANGE IN BENEFITS..................     A-18
3.7   VOTING REQUIREMENTS..............................................     A-19
3.8   STATE TAKEOVER STATUTES..........................................     A-19
3.9   COMPANY FCC LICENSES; OPERATIONS OF COMPANY LICENSED
        FACILITIES.....................................................     A-19
3.10  BROKERS..........................................................     A-19
3.11  OPINION OF FINANCIAL ADVISOR.....................................     A-20
3.12  FCC QUALIFICATION................................................     A-20
3.13  COMPLIANCE WITH APPLICABLE LAWS..................................     A-20
3.14  ABSENCE OF UNDISCLOSED LIABILITIES...............................     A-20
3.15  LITIGATION.......................................................     A-20
3.16  TRANSACTIONS WITH AFFILIATES.....................................     A-20

                                   ARTICLE IV
                             ADDITIONAL AGREEMENTS

4.1   PREPARATION OF FORM S-4S AND THE JOINT PROXY STATEMENT;
        INFORMATION SUPPLIED...........................................     A-21
4.2   MEETINGS OF COMPANY STOCKHOLDERS AND EVERGREEN STOCKHOLDERS......     A-22

4.3   ACCESS TO INFORMATION; CONFIDENTIALITY...........................     A-22
4.4   PUBLIC ANNOUNCEMENTS.............................................     A-22
4.5   ACQUISITION PROPOSALS............................................     A-23
4.6   CONSENTS, APPROVALS AND FILINGS..................................     A-23
4.7   AFFILIATES LETTERS...............................................     A-24
4.8   NASDAQ LISTING...................................................     A-24
4.9   STOCKHOLDER LITIGATION...........................................     A-24
4.10  INDEMNIFICATION..................................................     A-24
4.11  LETTER OF THE COMPANY'S ACCOUNTANTS..............................     A-24
4.12  LETTER OF EVERGREEN'S ACCOUNTANTS................................     A-24

                                   ARTICLE V
           COVENANTS RELATING TO CONDUCT OF BUSINESS PRIOR TO MERGER

5.1   CONDUCT OF BUSINESS..............................................     A-25
5.2   COMPANY STOCK OPTIONS............................................     A-26
5.3   OTHER ACTIONS....................................................     A-27

                                   ARTICLE VI
                              CONDITIONS PRECEDENT

6.1   CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER.......     A-27
      (a)  Stockholder Approval........................................     A-27
      (b)  FCC Order...................................................     A-27
      (c)  Governmental and Regulatory Consents........................     A-27
      (d)  HSR Act.....................................................     A-28
      (e)  No Injunctions or Restraints................................     A-28
      (f)  Nasdaq Listing..............................................     A-28
      (g)  Form S-4s...................................................     A-28

6.2   CONDITIONS TO OBLIGATIONS OF EVERGREEN, EMCLA AND EMHC...........     A-28
      (a)  Representations and Warranties..............................     A-28
      (b)  Performance of Obligations of the Company and Radio
             Broadcasting..............................................     A-28
      (c)  Tax Opinion.................................................     A-28

6.3   CONDITIONS TO OBLIGATION OF THE COMPANY AND RADIO
      BROADCASTING.....................................................     A-28
      (a)  Representations and Warranties..............................     A-28
      (b)  Performance of Obligations of Evergreen, EMCLA and EMHC.....     A-29
      (c)  Tax Opinion.................................................     A-29

                                  ARTICLE VII
                       TERMINATION, AMENDMENT AND WAIVER

7.1   TERMINATION......................................................     A-29
7.2   EFFECT OF TERMINATION............................................     A-29
7.3   AMENDMENT........................................................     A-30
7.4   EXTENSION; WAIVER................................................     A-30
7.5   PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION OR WAIVER........     A-30

                                  ARTICLE VIII
                             SURVIVAL OF PROVISIONS

8.1   SURVIVAL.........................................................     A-30

                                   ARTICLE IX
                                    NOTICES

9.1   NOTICES..........................................................     A-30

                                   ARTICLE X
                                 MISCELLANEOUS

10.1  ENTIRE AGREEMENT.................................................     A-32
10.2  EXPENSES.........................................................     A-32
10.3  COUNTERPARTS.....................................................     A-32
10.4  NO THIRD PARTY BENEFICIARY.......................................     A-32
10.5  GOVERNING LAW....................................................     A-32
10.6  ASSIGNMENT; BINDING EFFECT.......................................     A-32
10.7  HEADINGS, GENDER, ETC............................................     A-32
10.8  INVALID PROVISIONS...............................................     A-32
10.9  VIACOM TRANSACTION...............................................     A-32



Annex I    Form of Amendment to EMHC Certificate of Incorporation

Annex II   Form of Amendment to EMCLA Certificate of Incorporation

Annex III  Form of Amended and Restated Certificate of Incorporation of Parent

Annex IV   Form of Amended and Restated Bylaws of Parent

Exhibit A   Form of Affiliate Letter

Exhibit B   Form of Certificate of Chancellor Broadcasting Company

Exhibit C   Form of Certificate of Chancellor Radio Broadcasting Company

Exhibit D   Form of Certificate of 5% Stockholder of Chancellor Broadcasting
            Company

Exhibit E   Form of Certificate of Evergreen Media Corporation

Exhibit F   Form of Certificate of Evergreen Mezzanine Holdings Corporation

Exhibit G   Form of Certificate of Evergreen Media Corporation of Los Angeles

Exhibit H   Form of Tax Opinion of Latham & Watkins

Exhibit I   Form of Tax Opinion of Weil, Gotshal & Manges LLP

                                    AMENDED AND RESTATED
                                AGREEMENT AND PLAN OF MERGER


     THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of February 19, 1997 and amended and restated as of July 31, 1997, by and among CHANCELLOR BROADCASTING COMPANY, a Delaware corporation (the "Company"), CHANCELLOR RADIO BROADCASTING COMPANY, a Delaware corporation and a direct subsidiary of the Company ("Radio Broadcasting"), EVERGREEN MEDIA CORPORATION, a Delaware corporation ("Evergreen"), EVERGREEN MEDIA CORPORATION OF LOS ANGELES, a Delaware corporation and a direct subsidiary of Evergreen ("EMCLA"), and EVERGREEN MEZZANINE HOLDINGS CORPORATION, a Delaware corporation and a direct subsidiary of Evergreen ("EMHC").


                                    RECITALS

     WHEREAS, the Company, Radio Broadcasting and Evergreen are parties to that certain Agreement and Plan of Merger, dated as of February 19, 1997 (the "Old Agreement");

     WHEREAS, Chancellor, Radio Broadcasting and Evergreen desire hereby to amend and restate the Old Agreement in its entirety and to add EMCLA and EMHC as parties to the Agreement;

     WHEREAS, prior to the Merger and the Subsidiary Merger (each as hereinafter defined), Evergreen will contribute all of the capital stock of EMCLA to EMHC as a capital contribution, such that EMCLA shall become a wholly-owned subsidiary of EMHC;

     WHEREAS, in connection with the execution and delivery of the Old Agreement, the Company and Evergreen entered into that certain Stockholders Agreement, dated as of February 19, 1997 (the "Stockholders Agreement"), with
(i) certain beneficial and record holders (the "Principal Company Stockholders") of the Class A Common Stock, $0.01 par value ("Company Class A Common Stock") and Class B Common Stock, $0.01 par value ("Company Class B Common Stock" and, collectively with the Company Class A Common Stock, the "Shares"), of the Company, and (ii) Scott K. Ginsburg, the beneficial and record holder (the "Principal Evergreen Stockholder") of substantially all of the outstanding Class B Common Stock, $0.01 par value ("Evergreen Class B Common Stock"), of Evergreen, which Stockholders Agreement provides for certain matters with respect to their respective Shares and Evergreen Class B Common Stock, including among other things, voting such Shares and Evergreen Class B Common Stock in favor of the adoption of this Agreement; and

     WHEREAS, Evergreen, the Company, Radio Broadcasting, EMCLA and EMHC desire to make certain representations, warranties, covenants and agreements in connection with such mergers and also to prescribe various conditions to such mergers;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                        THE MERGER AND SUBSIDIARY MERGER

     1.1 The Merger and Subsidiary Merger. Subject to the terms and conditions of this Agreement, (i) at the Effective Time (as defined in Section 1.3), the Company shall be merged with and into EMHC (the "Merger"), and thereafter (ii) at the Subsidiary Merger Effective Time (as defined in Section 1.3) Radio Broadcasting will be merged with and into EMCLA (the "Subsidiary Merger"), each in a transaction intended to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), in accordance with the Delaware General Corporation Law (the "Delaware Code"), and the separate corporate existences of each of the Company and Radio Broadcasting shall cease and EMHC shall continue as the surviving corporation of the Merger under the name Chancellor Mezzanine

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

Holdings Corporation (as such, the "Surviving Corporation") and EMCLA shall continue as the surviving corporation of the Subsidiary Merger under the name Chancellor Media Corporation of Los Angeles (as such, the "Subsidiary Surviving Corporation"), each under the laws of the State of Delaware with all the rights, privileges, immunities and powers, and subject to all the duties and liabilities, of a corporation organized under the Delaware Code. The Merger and Subsidiary Merger shall have the effects set forth in the Delaware Code.

     1.2 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 7.1, and subject to the satisfaction or waiver of the conditions set forth in
Article VI, the closing of the Merger (the "Closing") will take place at 10:00 a.m., Dallas, Texas time, on the second business day following the date on which the last to be fulfilled or waived of the conditions set forth in Article VI shall be fulfilled or waived in accordance with this Agreement (the "Closing Date"), at the offices of Weil, Gotshal & Manges LLP, 100 Crescent Court, Suite 1300, Dallas, Texas 75201, unless another date, time or place is agreed to in writing by the parties hereto. Subject to the consummation of the Merger, the closing of the Subsidiary Merger (the "Subsidiary Closing") shall take place (the "Subsidiary Closing Date") at the same location as the Closing but at a date and time agreed to in writing by the parties hereto.

     1.3 Effective Time. The parties hereto will file with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") on the date of the Closing and on the date of the Subsidiary Closing (or on such other date or dates as the parties may agree) certificates of merger or other appropriate documents, executed in accordance with the relevant provisions of the Delaware Code, and make all other filings or recordings required under the Delaware Code in connection with the Merger and the Subsidiary Merger. The Merger and the Subsidiary Merger shall each become effective upon the filing of the respective certificate of merger with the Delaware Secretary of State, or at such later time specified in such certificate of merger (the "Effective Time" and the "Subsidiary Merger Effective Time" respectively). The Subsidiary Merger shall not become effective until after the Effective Time.

     1.4  Certificates of Incorporation.

     (a) The Certificate of Incorporation of EMHC, as amended as set forth in Annex I hereto, shall be the Certificate of Incorporation of the Surviving Corporation, and the Certificate of Incorporation of EMCLA, as amended as set forth in Annex II hereto, shall be the Certificate of Incorporation of the Subsidiary Surviving Corporation, each until thereafter amended in accordance with their respective terms and as provided by applicable law. From and after the Effective Time, the name of the Surviving Corporation shall be Chancellor Mezzanine Holdings Corporation and after the Subsidiary Merger Effective Time the name of the Subsidiary Surviving Corporation shall be Chancellor Media Corporation of Los Angeles.

     (b) Concurrently with the execution and delivery of this Agreement, the Board of Directors of Evergreen has adopted a resolution setting forth and approving the Amended and Restated Certificate of Incorporation in the form set forth as Annex III hereto (the "Parent Charter"), and directing that the Parent Charter be considered by the stockholders of Evergreen at the Evergreen Stockholders Meeting (as hereinafter defined), all in accordance with the provisions of the Delaware Code. Prior to the Effective Time of the Merger, Evergreen shall file with the Delaware Secretary of State a certificate of amendment to its certificate of incorporation setting forth the Parent Charter, and from and after the effectiveness of the Parent Charter, the name of Evergreen shall be changed to Chancellor Media Corporation (as such, the "Parent").

     1.5 Certificates of Designations. At the Subsidiary Merger Effective Time, the Board of Directors of the Surviving Subsidiary Corporation shall authorize the designation of two series of preferred stock, $0.01 par value (collectively, the "Merger Preferred Stock"), of the Subsidiary Surviving Corporation, and at the Effective Time, the Board of Directors of Parent shall authorize the designation of a series of preferred stock, $0.01 par value (the "Parent Convertible Preferred Stock"), so as to permit the Subsidiary Surviving Corporation and Parent to issue the shares of Merger Preferred Stock and Parent Convertible Preferred Stock pursuant to Sections 1.10 and 1.11 hereof, and the Subsidiary Surviving Corporation shall file with the Delaware Secretary of State immediately following the Subsidiary Merger Effective Time a certificate of designations with respect to each series of Merger Preferred Stock, and the Parent shall file with the Delaware

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

Secretary of State immediately following the Effective Time a certificate of designations with respect to the Parent Convertible Preferred Stock, each pursuant to the Delaware Code.

     1.6  Bylaws.

     (a) The Bylaws of EMHC in effect immediately prior to the Merger shall be the Bylaws of the Surviving Corporation, and the Bylaws of EMCLA in effect immediately prior to the Subsidiary Merger shall be the Bylaws of the Subsidiary Surviving Corporation, each until thereafter amended in accordance with their terms and as provided by applicable law.

     (b) Concurrently with the execution and delivery of this Agreement, the Board of Directors of Evergreen has adopted the Amended and Restated Bylaws set forth in Annex IV, to be effective as of the Effective Time, and such Bylaws shall be the Bylaws of Parent until thereafter amended in accordance with their terms and as provided by applicable law.

     1.7 Directors. The directors of Parent at the Effective Time shall be as set forth below:

     Class I Directors

     Eric C. Neuman
     Perry J. Lewis

     Class II Directors

     Lawrence D. Stuart, Jr.
     Steven Dinetz
     Jeffrey A. Marcus
     James E. de Castro

     Class III Directors

     Thomas O. Hicks
     Scott K. Ginsburg
     John H. Massey
     Thomas J. Hodson

     The directors of the Surviving Corporation and the Subsidiary Surviving Corporation immediately following the Effective Time and Subsidiary Merger Effective Time, respectively, shall be the same as the directors of the Parent set forth in this Section 1.7, except that such directors will not be classified as to term.

     In addition, prior to the Effective Time, the Board of Directors of the Company shall be entitled to nominate one additional individual reasonably satisfactory to Evergreen, and such nominee, if any, shall become a Class I director of Parent at the Effective Time, and a director of the Surviving Corporation and Subsidiary Surviving Corporation at the Effective Time and Subsidiary Merger Effective Time, respectively. At or prior to the Effective Time, the Board of Directors of Evergreen and EMHC shall deliver or cause to be delivered to the Company (i) the resignations of each of the then current directors of Evergreen that is not designated to be a director of the Parent and the Surviving Corporation as set forth in this Section 1.7, to be effective as of the Effective Time (the "Board Resignations"), and (ii) certified copies of the resolutions of the remaining members of the Board of Directors of Evergreen and the sole director of EMHC appointing the Board of Directors of Parent and EMHC, respectively, as set forth in this Section 1.7, to be effective as of the Effective Time (the "Parent and EMHC Board Appointments"). In addition, at or prior to the Subsidiary Merger Effective Time, the sole director of EMCLA shall deliver or cause to be delivered to the Company certified copies of the resolutions of the remaining members of the Board of Directors of EMCLA appointing the Board of Directors of EMCLA as set forth in this Section 1.7, to be effective as of the Subsidiary Merger Effective Time (the "EMCLA Board Appointments" and, collectively with the Parent and EMHC Board Appointments, the "Board Appointments"). Each Class I director, Class II director and Class III director of Parent will hold office from the Effective Time until the 1998, 1999 and 2000 annual meetings of Parent, respectively, and in all cases, until his or her respective successor is duly elected or appointed and qualified in

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

the manner provided in the Certificate of Incorporation or Bylaws of Parent, or as otherwise provided by applicable law. Each director of the Surviving Corporation and the Subsidiary Surviving Corporation will hold office from the Effective Time and Subsidiary Merger Effective Time, respectively, and until his or her respective successor is duly elected or appointed and qualified in the manner provided in the Surviving Corporation's and Subsidiary Surviving Corporation's respective Certificate of Incorporation and Bylaws or as otherwise provided by applicable law.

     1.8 Officers. The initial senior executive officers of Parent and the Surviving Corporation at the Effective Time and of the Subsidiary Surviving Corporation at the Subsidiary Merger Effective Time shall be as set forth below:

Thomas O. Hicks..........................  Chairman of the Board
Scott K. Ginsburg........................  President and Chief Executive Officer
Steven Dinetz............................  Co-Chief Operating Officer
James E. de Castro.......................  Co-Chief Operating Officer
Matthew E. Devine........................  Chief Financial Officer

     Each such officer of Parent and the Surviving Corporation will hold office from the Effective Time and each such officer of the Subsidiary Surviving Corporation will hold office from the Subsidiary Merger Effective Time, and in each case, until his respective successor is duly elected or appointed and qualified in the manner provided in the respective Certificate of Incorporation and Bylaws of each of Parent, the Surviving Corporation and Subsidiary Surviving Corporation, or as otherwise provided by applicable law. The names, titles and responsibilities of the other individuals who initially will hold officerships with Parent, the Surviving Corporation and Subsidiary Surviving Corporation shall be determined by Evergreen and the Company prior to the Effective Time, and the election of these persons shall be considered by the Board of Directors of each of Parent and the Surviving Corporation following the Effective Time and by the Board of Directors of the Subsidiary Surviving Corporation following the Subsidiary Merger Effective Time.

     1.9 Effect On Evergreen Capital Stock. (a) Outstanding Evergreen Common Stock. Each of the shares of Evergreen Class B Common Stock and Class A Common Stock, $0.01 par value, of Evergreen ("Evergreen Class A Common Stock" and collectively with the Evergreen Class B Common Stock, the "Evergreen Common Stock") issued and outstanding immediately prior to the Effective Time (other than shares of Evergreen Common Stock held as treasury shares by Evergreen) shall, by virtue of the effectiveness of the Parent Charter and without any action on the part of the holder thereof, be reclassified, changed and converted into one validly issued, fully paid and nonassessable share of the common stock, $0.01 par value ("Parent Common Stock"), of Parent.

     (b) Exchange of Certificates. Evergreen shall instruct its transfer agent that from and after the Effective Time, upon the presentation for transfer of any shares of Evergreen Common Stock or at the request of any holder thereof, the transfer agent shall issue to the transferee or holder thereof certificates representing that number of shares of Parent Common Stock into which such shares of Evergreen Common Stock were reclassified, changed and converted pursuant to the effectiveness of the Parent Charter.

     (c) Outstanding Evergreen Convertible Exchangeable Preferred Stock. Each share of $3.00 Convertible Exchangeable Preferred Stock, $0.01 par value (the "Evergreen Convertible Exchangeable Preferred Stock"), of Evergreen outstanding upon the effectiveness of the Parent Charter shall remain outstanding and shall become shares of preferred stock of Parent having the powers, preferences and relative rights set forth in the certificate of designation creating the Evergreen Convertible Exchangeable Preferred Stock.

     1.10 Effect On Company Capital Stock. (a) Outstanding Shares. Each of the Shares of the Company issued and outstanding immediately prior to the Effective Time (other than Shares held as treasury shares by the Company) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into a right to receive 0.9091 validly issued, fully paid and nonassessable shares of Parent Common Stock (the "Exchange Ratio"). The shares of Parent Common Stock to be issued to holders of Shares in accordance with this
Section 1.10(a), any cash to be paid in accordance with Section 1.14(f) in lieu of fractional shares of Parent Common Stock, and the shares of Merger Preferred Stock and Parent Convertible

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

Preferred Stock to be issued to holders of Company Convertible Preferred Stock (as hereinafter defined) and Radio Broadcasting Preferred Stock (as hereinafter defined) are referred to collectively as the "Merger Consideration."

     (b) Treasury Shares. Each Share issued and outstanding immediately prior to the Effective Time which is then held as a treasury share by the Company shall, by virtue of the Merger and without any action on the part of the Company, be cancelled and retired and cease to exist, without any conversion thereof.

     (c) Outstanding Company Convertible Preferred Stock. Each share (other than a Dissenting Share, as defined in Section 1.15 below) of 7% Convertible Preferred Stock, par value $0.01 per share ("Company Convertible Preferred Stock"), of the Company outstanding immediately prior to the Effective Time shall be converted into a right to receive one share of Parent Convertible Preferred Stock having substantially identical powers, preferences and relative rights as the Company Convertible Preferred Stock.

     (d) Impact of Stock Splits, etc. In the event of any change in Evergreen Common Stock and/or Shares between the date of this Agreement and the Effective Time of the Merger by reason of any stock split, stock dividend, subdivision, reclassification, recapitalization, combination, exchange of shares or the like, the number and class of shares of Parent Common Stock to be issued and delivered in the Merger in exchange for each outstanding Share as provided in this Agreement shall be proportionately adjusted.

     1.11 Effect On Radio Broadcasting Capital Stock. (a) Outstanding Common Stock of Radio Broadcasting. Each of the shares of common stock, $0.01 par value, of Radio Broadcasting issued and outstanding immediately prior to the Subsidiary Merger Effective Time shall, by virtue of the Subsidiary Merger, be cancelled, and no consideration shall be delivered in exchange therefor.

     (b) Outstanding 12 1/4% Series A Senior Cumulative Exchangeable Preferred Stock. Each share (other than a Dissenting Share) of 12 1/4% Series A Senior Cumulative Exchangeable Preferred Stock, par value $0.01 per share ("Radio Broadcasting 12 1/4% Preferred Stock"), of Radio Broadcasting outstanding immediately prior to the Subsidiary Merger Effective Time shall be converted into a right to receive one share of preferred stock of the Subsidiary Surviving Corporation having substantially identical powers, preferences and relative rights as the Radio Broadcasting 12 1/4% Preferred Stock.

     (c) Outstanding 12% Exchangeable Preferred Stock. Each share (other than a Dissenting Share) of 12% Exchangeable Preferred Stock, par value $0.01 per share ("Radio Broadcasting 12% Preferred Stock" and, collectively with the Radio Broadcasting 12 1/4% Preferred Stock, the "Radio Broadcasting Preferred Stock"), of Radio Broadcasting outstanding immediately prior to the Subsidiary Merger Effective Time shall be converted into a right to receive one share of preferred stock of the Subsidiary Surviving Corporation having substantially identical powers, preferences and relative rights as the Radio Broadcasting 12% Preferred Stock.

     1.12 Effect On EMHC Capital Stock. Each of the shares of common stock, $0.01 par value ("EMHC Common Stock"), of EMHC issued and outstanding immediately prior to the Effective Time shall remain outstanding and, following the Merger, shall represent all of the issued and outstanding capital stock of the Surviving Corporation.

     1.13 Effect On EMCLA Common Stock. Each of the shares of common stock, $0.01 par value ("EMCLA Common Stock"), of EMCLA issued and outstanding immediately prior to the Subsidiary Merger Effective Time shall remain outstanding and, following the Subsidiary Merger, shall represent all of the issued and outstanding common stock of the Subsidiary Surviving Corporation.

     1.14 Exchange Of Certificates. (a) Paying Agent. As of the Effective Time, Parent shall deposit with its transfer agent and registrar (the "Paying Agent"), for the benefit of the holders of Shares and Company Convertible Preferred Stock (other than holders of Dissenting Shares), and as of the Subsidiary Merger Effective Time, the Subsidiary Surviving Corporation shall deposit with the Paying Agent, for the benefit of the holders of Radio Broadcasting Preferred Stock (other than holders of Dissenting Shares), certificates representing the shares of Parent Common Stock, Parent Convertible Preferred Stock and Merger Preferred Stock to be issued to such holders pursuant to Sections 1.10 and 1.11 (such certificates, together with any

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

dividends or distributions with respect to such certificates and any cash paid in lieu of fractional shares pursuant to Section 1.14(f), being hereinafter referred to as the "Payment Fund").

     (b) Exchange Procedures. As soon as practicable after the Effective Time and the Subsidiary Merger Effective Time, as applicable, each holder of an outstanding certificate or certificates which prior thereto represented Shares, shares of Company Convertible Preferred Stock or shares of Radio Broadcasting Preferred Stock shall, upon surrender to the Paying Agent of such certificate or certificates and acceptance thereof by the Paying Agent, be entitled to a certificate representing that number of whole shares of Parent Common Stock, Parent Convertible Preferred Stock or Merger Preferred Stock which the aggregate number of Shares, shares of Company Convertible Preferred Stock or shares of Radio Broadcasting Preferred Stock previously represented by such certificate or certificates surrendered shall have been converted into the right to receive pursuant to Sections 1.10 and 1.11 of this Agreement (with respect to the Parent Common Stock, including any cash to be received in lieu of fractional shares, as provided in Section 1.14(f) below). The Paying Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with its normal exchange practices. If the Merger Consideration (or any portion thereof) is to be delivered to any person other than the person in whose name the certificate or certificates representing Shares, shares of Company Convertible Preferred Stock or shares of Radio Broadcasting Preferred Stock surrendered in exchange therefor is registered, it shall be a condition to such exchange that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such exchange shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of such consideration to a person other than the registered holder of the certificate(s) surrendered, or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable. After the Effective Time, there shall be no further transfer on the records of the Company, and after the Subsidiary Merger Effective Time, there shall be no further transfer on the records of Radio Broadcasting or, in each case, their respective transfer agents, of certificates representing Shares, shares of Company Convertible Preferred Stock or shares of Radio Broadcasting Preferred Stock and if such certificates are presented to the Surviving Corporation or Subsidiary Surviving Corporation for transfer, they shall be cancelled against delivery of the appropriate Merger Consideration as hereinabove provided. Until surrendered as contemplated by this Section 1.14(b), each certificate representing Shares, shares of Company Convertible Preferred Stock and shares of Radio Broadcasting Preferred Stock (other than certificates representing treasury Shares to be cancelled in accordance with Section 1.10(b)), shall be deemed at any time after the Effective Time and Subsidiary Merger Effective Time, as applicable, to represent only the right to receive upon such surrender the appropriate Merger Consideration, without any interest thereon, as contemplated by Sections 1.10 and 1.11.

     (c) Letter of Transmittal. Promptly after the Effective Time and the Subsidiary Merger Effective Time, as applicable (but in no event more than five business days thereafter), Parent and the Subsidiary Surviving Corporation, as appropriate, shall require the Paying Agent to mail to each record holder of certificates that immediately prior to the Effective Time represented Shares, shares of Company Convertible Preferred Stock or shares of Radio Broadcasting Preferred Stock which have been converted pursuant to Sections 1.10 and 1.11, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of certificates representing Shares, shares of Company Convertible Preferred Stock or shares of Radio Broadcasting Preferred Stock to the Paying Agent, and which shall be in such form and have such provisions as Parent and the Subsidiary Surviving Corporation reasonably may specify) and instructions for use in surrendering such certificates and receiving the consideration to which such holder shall be entitled therefor pursuant to Sections 1.10 and 1.11.

     (d) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock or Parent Convertible Preferred Stock with a record date after the Effective Time, or with respect to Merger Preferred Stock with a record date after the Subsidiary Merger Effective Time, shall be paid to the holder of any certificate that immediately prior to the Effective Time represented Shares or shares of Company Convertible Preferred Stock or immediately prior to the Subsidiary Merger Effective Time represented shares of Radio Broadcasting Preferred Stock which have been converted pursuant to Sections 1.10 or 1.11, until the surrender for exchange of such certificate in accordance with this Article I.

Following surrender for exchange of any such certificate, there shall be paid to the holder of such certificate, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time or Subsidiary Merger Effective Time, as applicable, theretofore paid with respect to the number of whole shares of Parent Common Stock, Parent Convertible Preferred Stock or Merger Preferred Stock into which the Shares, shares of Company Convertible Preferred Stock or shares of Radio Broadcasting Preferred Stock represented by such certificate immediately prior to the Effective Time and the Subsidiary Merger Effective Time, as applicable, were converted pursuant to Sections 1.10 or 1.11, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time or Subsidiary Merger Effective Time, as applicable, but prior to such surrender, and with a payment date subsequent to such surrender, payable with respect to such whole shares of Parent Common Stock, Parent Convertible Preferred Stock or Merger Preferred Stock.

     (e) No Further Ownership Rights in Shares, Company Convertible Preferred Stock and Radio Broadcasting Preferred Stock. The Merger Consideration (or, in respect of Dissenting Shares, the cash payment therefor) paid upon the surrender for exchange of certificates representing Shares, shares of Company Convertible Preferred Stock or shares of Radio Broadcasting Preferred Stock in accordance with the terms of this Article I shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the Shares, shares of Company Convertible Preferred Stock or shares of Radio Broadcasting Preferred Stock theretofore represented by such certificates, subject, however, to Parent's or the Subsidiary Surviving Corporation's obligation (if any) to pay any dividends or make any other distributions with a record date prior to the Effective Time or Subsidiary Merger Effective Time, as applicable, which may have been declared by the Company or Radio Broadcasting, as appropriate, on the Shares, shares of Company Convertible Preferred Stock, or shares of Radio Broadcasting Preferred Stock in accordance with the terms of this Agreement (or, with respect to the Company Convertible Preferred Stock and Radio Broadcasting Preferred Stock, in accordance with their respective terms) or prior to the date of this Agreement and which remain unpaid at the Effective Time or Subsidiary Merger Effective Time.

     (f) No Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of certificates that immediately prior to the Effective Time represented Shares which have been converted pursuant to Section 1.10, and each holder of Shares who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the closing price per share of Evergreen Class A Common Stock on the Nasdaq National Market on the trading day immediately prior to the Effective Time.


     (g) Termination of Payment Fund. Any portion of the Payment Fund which remains undistributed to the holders of the certificates representing Shares, shares of Company Convertible Preferred Stock or shares of Radio Broadcasting Preferred Stock for 120 days after the Effective Time and Subsidiary Merger Effective Time, as applicable, shall be delivered to Parent or the Subsidiary Surviving Corporation, as applicable, upon demand, and any holders of Shares, shares of Company Convertible Preferred Stock or shares of Radio Broadcasting Preferred Stock who have not theretofore complied with this Article I shall thereafter look only to Parent or the Subsidiary Surviving Corporation, as appropriate, and only as general creditors thereof for payment of their claims for any Merger Consideration and any dividends or distributions with respect to Parent Common Stock, Parent Convertible Preferred Stock or Merger Preferred Stock.


     (h) No Liability. None of Evergreen, the Company, Radio Broadcasting, EMHC, EMCLA or the Paying Agent shall be liable to any person in respect of any cash, shares, dividends or distributions payable from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificates representing Shares, shares of Company Convertible Preferred Stock or shares of Radio Broadcasting Preferred Stock shall not have been surrendered prior to five years after the Effective Time or Subsidiary Merger Effective Time, as applicable (or immediately prior to such earlier date on which any Merger Consideration in respect of such certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 2.3)), any such cash, shares, dividends or distributions payable in respect of such certificate shall, to the extent permitted by applicable law, become the property of Parent or the Subsidiary Surviving Corporation, as appropriate, free and clear of all claims or interest of any person previously entitled thereto.

     1.15 Dissenting Shares. Notwithstanding anything herein to the contrary in this Agreement, shares of Company Convertible Preferred Stock or Radio Broadcasting Preferred Stock, as applicable, outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or Subsidiary Merger, as applicable, or consented thereto and who properly demands in writing appraisal of such shares of Company Convertible Preferred Stock or Radio Broadcasting Preferred Stock in accordance with Section 262 of the Delaware Code and who shall not have withdrawn such demand or otherwise have forfeited appraisal rights, shall not be converted into or represent the right to receive the appropriate Merger Consideration therefor ("Dissenting Shares"). Such stockholders shall be entitled to receive payment of the appraised value of such shares of Company Convertible Preferred Stock or Radio Broadcasting Preferred Stock, as the case may be, held by them in accordance with the provisions of Section 262 of the Delaware Code, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such securities under
Section 262 shall thereupon be deemed to have been converted into, as of the Effective Time or Subsidiary Merger Effective Time, as applicable, the right to receive, without any interest thereon, the applicable Merger Consideration, upon surrender, in the manner provided in this Article I, of the certificate or certificates that formerly represented such securities. The Company shall take all actions required to be taken by it in accordance with Section 262(d)(1) of the Delaware Code with respect to the holders of Company Convertible Preferred Stock as of the record date for the Stockholders Meeting (as defined in Section 4.2(a)) and shall otherwise comply with the provisions of Section 262 of the Delaware Code. Radio Broadcasting and EMCLA or the Subsidiary Surviving Corporation, as applicable, shall, prior to or within ten days after the Subsidiary Merger Effective Time, take all actions required to be taken by it pursuant to Section 262(d)(2) of the Delaware Code with respect to all holders of record, as of the Subsidiary Merger Effective Time or such earlier record date as may be declared by the Board of Directors of Radio Broadcasting, of the Radio Broadcasting Preferred Stock. The Company and Radio Broadcasting shall give Evergreen and EMCLA prompt written notice of any demands for appraisal received by the Company or Radio Broadcasting with respect to the Company Convertible Preferred Stock or the Radio Broadcasting Preferred Stock, withdrawals of such demands, and any other instruments served pursuant to Delaware law and received by the Company or Radio Broadcasting, and Evergreen or EMCLA shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time or the Subsidiary Merger Effective Time, as applicable, the Company and Radio Broadcasting shall not, except with the prior written consent of Evergreen or EMCLA, make any payments with respect to any demands for appraisal, or settle or offer to settle, any such demands.

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF EVERGREEN

     Evergreen represents and warrants to the Company and Radio Broadcasting, as of February 19, 1997 (except to the extent specifically made as of an earlier date or the date hereof), as follows:

     2.1 Organization, Standing and Corporate Power. Evergreen and each of its Significant Subsidiaries (as defined below) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Evergreen and each of its Significant Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified could not reasonably be expected to have a material adverse effect on the business, properties, results of operations, or condition (financial or otherwise) of Evergreen and its subsidiaries, considered as a whole (an "Evergreen Material Adverse Effect"); provided, however, that for purposes of Sections 2.13, 2.14, 2.15 and 2.16, no fact, event or circumstance shall be deemed to constitute an Evergreen Material Adverse Effect unless, in addition to otherwise satisfying the elements of the definition given above, the relevant fact, event or circumstance not disclosed pursuant to such representations would be material facts or circumstances, the omission of which in

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

a document filed with the SEC (as hereinafter defined) pursuant to the Exchange Act would be such as to cause the statements contained in such filings to be misleading within the meaning of Rule 10b-5 under the Exchange Act. Evergreen has delivered to the Company and Radio Broadcasting complete and correct copies of its Certificate of Incorporation and Bylaws, as amended to the date of the Old Agreement. For purposes of this Agreement, a "Significant Subsidiary" of any person means any subsidiary of such person that would constitute a "significant subsidiary" within the meaning of Rule 1-02 of Regulation S-X of the Securities and Exchange Commission (the "SEC").

     2.2 Evergreen Capital Structure. The authorized capital stock of Evergreen consists of (i) 75,000,000 shares of Evergreen Class A Common Stock, (ii) 4,500,000 shares of Evergreen Class B Common Stock and (iii) 6,000,000 shares of preferred stock, $0.01 par value (the "Preferred Stock"). At the close of business on February 18, 1997: (i) 39,100,750 shares of Evergreen Class A Common Stock were issued and outstanding, 1,720,091 shares of Evergreen Class A Common Stock were reserved for issuance pursuant to outstanding options or warrants to purchase Evergreen Class A Common Stock which have been granted to directors, officers or employees of Evergreen or others ("Evergreen Stock Options"); (ii) 3,114,066 shares of Evergreen Class B Common Stock were issued and outstanding and no shares of Evergreen Class B Common Stock were reserved for issuance for any purpose; and (iii) no shares of Preferred Stock were issued and outstanding. Except as set forth above, at the close of business on February 18, 1997, no shares of capital stock or other equity securities of Evergreen were authorized, issued, reserved for issuance or outstanding. All outstanding shares of capital stock of Evergreen are, and all shares which may be issued pursuant to Evergreen's stock option plans, as amended to the date hereof (the "Evergreen Stock Option Plans"), or any outstanding Evergreen Stock Options will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. No bonds, debentures, notes or other indebtedness of Evergreen or any subsidiary of Evergreen having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the stockholders of Evergreen or any subsidiary of Evergreen may vote are issued or outstanding. All the outstanding shares of capital stock of each subsidiary of Evergreen have been validly issued and are fully paid and nonassessable and are owned by Evergreen, by one or more wholly-owned subsidiaries of Evergreen or by Evergreen and one or more such wholly-owned subsidiaries, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"), except for Liens arising out of EMCLA's senior credit facility and senior notes and those that, individually or in the aggregate, could not reasonably be expected to have an Evergreen Material Adverse Effect. Except as set forth above and except for certain provisions of the Certificate of Incorporation of Evergreen relating to transfers of Evergreen Class B Common Stock and to "alien ownership", neither Evergreen nor any subsidiary of Evergreen has any outstanding option, warrant, subscription or other right, agreement or commitment that either (i) obligates Evergreen or any subsidiary of Evergreen to issue, sell or transfer, repurchase, redeem or otherwise acquire or vote any shares of the capital stock of Evergreen or any Significant Subsidiary of Evergreen or (ii) restricts the transfer of Evergreen Common Stock. No shares of capital stock of Evergreen are owned of record or beneficially by any subsidiary of Evergreen. Since the close of business on February 18, 1997 to the date of the Old Agreement, neither Evergreen nor any subsidiary of Evergreen issued any capital stock or securities or other rights convertible into or exercisable or exchangeable for shares of such capital stock other than securities issued upon the exercise of Evergreen Stock Options outstanding on February 18, 1997 or other convertible securities outstanding on February 18, 1997.

     2.3 Authority; Noncontravention. Evergreen has the requisite corporate power and authority to enter into this Agreement and, subject to the approval of its stockholders as set forth in Section 6.1(a) with respect to the consummation of the Merger and Subsidiary Merger, adoption of the Parent Charter, and the issuance of shares of Parent Common Stock and assumption of Company Stock Options (as defined in Section 3.2) in the Merger (the "Evergreen Stockholder Approval"), to consummate the transactions contemplated by this Agreement. As of the date hereof, the execution and delivery of this Agreement by Evergreen and the consummation by Evergreen of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Evergreen, subject, in the case of the Merger, adoption of the Parent Charter, and the issuance of Parent Common Stock and assumption of Company Stock Options in the Merger, to the Evergreen Stockholder Approval. As of the date hereof, this Agreement has been duly executed and delivered by Evergreen and, assuming this Agreement constitutes the valid and binding agreement of EMHC, EMCLA, the Company and Radio Broadcasting, constitutes a valid and binding obligation of Evergreen, enforceable against Evergreen in accordance with its terms except that the enforcement thereof may be limited by
(a) bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditor's rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, (i) conflict with any of the provisions of the Certificate of Incorporation or Bylaws of Evergreen or the comparable documents of any subsidiary of Evergreen, (ii) subject to the governmental filings and other matters referred to in the following sentence, conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or require the consent of any person under, any indenture or other agreement, permit, concession, franchise, license or similar instrument or undertaking to which Evergreen or any of its subsidiaries is a party or by which Evergreen or any of its subsidiaries or any of their assets is bound or affected, (iii) result in an obligation by Evergreen, Parent or any of their respective subsidiaries to redeem, repurchase or retire (or offer to redeem, repurchase or retire) any outstanding debt (other than EMCLA's senior credit facility and senior notes) or equity security of Evergreen, Parent or any of their respective subsidiaries, or
(iv) subject to the governmental filings and other matters referred to in the following sentence, contravene any law, rule or regulation of any state or of the United States or any political subdivision thereof or therein, or any order, writ, judgment, injunction, decree, determination or award currently in effect, except for (x) conflicts, breaches, defaults or other consequences (collectively, "breaches") referred to above with respect to EMCLA's senior credit facility and senior notes, (y) breaches resulting from Parent's ownership of radio stations in certain markets where such ownership may be in excess of the numerical limits imposed on local multiple radio station ownership under the Telecommunications Act of 1996, together with the rules and regulations thereunder (collectively, the "1996 Telecom Act") or where such ownership otherwise may be subject to challenge by any Governmental Entity under any antitrust or similar law, rule or regulation, or (z) breaches that, individually or in the aggregate, could not reasonably be expected to have an Evergreen Material Adverse Effect or to materially hinder Evergreen's ability to consummate the transactions contemplated by this Agreement. No consent, approval or authorization of, or declaration or filing with, or notice to, any governmental agency or regulatory authority (a "Governmental Entity") which has not been received or made, is required by or with respect to Evergreen or any of its subsidiaries in connection with the execution and delivery of this Agreement by Evergreen or the consummation by Evergreen of the transactions contemplated hereby, except for (i) the filing of premerger notification and report forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), with respect to the Merger and the Subsidiary Merger and the termination or earlier expiration of the applicable waiting periods thereunder,
(ii) such filings with and approvals required by the Federal Communications Commission or any successor entity (the "FCC") under the Communications Act of 1934, as amended, and the rules, regulations and policies of the FCC promulgated thereunder (collectively, the "Communications Act") including those required in connection with the transfer of control of FCC Licenses (as defined in Section 3.9) for the operation of the Company Licensed Facilities (as defined in Section 3.9) and the transfer of control of the Evergreen FCC Licenses (as defined in
Section 2.9), (iii) the filing of (x) the registration statements on Form S-4 to be filed with the SEC by Evergreen and EMCLA in connection with the issuance of Parent Common Stock and the Convertible Preferred Stock in the Merger (the "Evergreen Form S-4"), and the issuance of Merger Preferred Stock in the Subsidiary Merger (the "EMCLA Form S-4" and, collectively with the Evergreen Form S-4, the "Form S-4s") and the declaration of effectiveness of each of the Form S-4s by the SEC, (y) a proxy statement to be filed with the SEC by Evergreen relating to the Evergreen Stockholder Approval (such proxy statement, together with the proxy statement relating to the approval of this Agreement and the Merger by the holders of Shares (the "Company Stockholder Approval"), in each case as amended or supplemented from time to time, the "Joint Proxy Statement"), and (z) such reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, and (iv) the filing of the certificates of merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company and Radio Broadcasting are qualified to do business.

     2.4 SEC Documents. (i) Evergreen has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1995 (such reports, schedules, forms, statements and other documents are hereinafter referred to as the "SEC Documents"); (ii) as of their respective dates, the SEC Documents complied with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and (iii) the consolidated financial statements of Evergreen included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X) and fairly present, in all material respects, the consolidated financial position of Evergreen and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (on the basis stated therein and subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments).

     2.5 Absence of Certain Changes or Events. Except as disclosed in the SEC Documents filed and publicly available prior to the date of this Agreement (the "Filed SEC Documents") and except as disclosed in writing by Evergreen to the Company prior to the execution and delivery of the Old Agreement, or as it relates to the Viacom Transaction (as defined in Section 10.9), since the date of the most recent audited financial statements included in the Filed SEC Documents, Evergreen and its subsidiaries have conducted their business only in the ordinary course, and there has not been (i) any change which could reasonably be expected to have an Evergreen Material Adverse Effect (including as a result of the consummation of the transactions contemplated by this Agreement), (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Evergreen's currently outstanding capital stock, (iii) any split, combination or reclassification of any of its outstanding capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock, (iv) (x) any granting by Evergreen or any of its subsidiaries to any director, officer or other employee or independent contractor of Evergreen or any of its subsidiaries of any increase in compensation or acceleration of benefits, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the Filed SEC Documents, (y) any granting by Evergreen or any of its subsidiaries to any director, officer or other employee or independent contractor of any increase in, or acceleration of benefits in respect of, severance or termination pay, or pay in connection with any change of control of Evergreen, except in the ordinary course of business consistent with prior practice or as was required under any employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the Filed SEC Documents or (z) any entry by Evergreen or any of its subsidiaries into any employment, severance, change of control, or termination or similar agreement with any director, executive officer or other employee or independent contractor, or (v) any change in accounting methods, principles or practices by Evergreen or any of its subsidiaries materially affecting its assets, liability or business, except insofar as may have been required by a change in generally accepted accounting principles.

     2.6 No Extraordinary Payments or Change in Benefits. Except as disclosed in writing by Evergreen to the Company prior to the execution and delivery of the Agreement, no current or former director, officer, employee or independent contractor of Evergreen or any of its subsidiaries is entitled to receive any payment under any agreement, arrangement or policy (written or oral) relating to employment, severance, change of control, termination, stock options, stock purchases, compensation, deferred compensation, fringe benefits or other employee benefits currently in effect (collectively, the "Evergreen Benefit Plans"), nor will any benefit received or to be received by any current or former director, officer, employee or independent contractor of Evergreen or any of its subsidiaries under any Evergreen Benefit Plan be accelerated or modified, as a result of or in connection with the execution and delivery of, or the consummation of the transactions contemplated by, this Agreement.

     2.7 Voting Requirements. The affirmative vote of the holders of at least a majority of the votes entitled to be cast by the holders of the outstanding Evergreen Common Stock, voting as a single class, entitled to vote thereon at the Evergreen Stockholders Meeting with respect to the approval of this Agreement, the Merger, the issuance of shares of Parent Common Stock and the assumption of Company Stock Options in the Merger, and the Parent Charter, and the affirmative vote of the holders of at least a majority of the votes entitled to be cast by the holders of the outstanding Evergreen Class B Common Stock, voting as a separate class, with respect to the adoption of the Parent Charter, are the only votes of the holders of any class or series of Evergreen's capital stock necessary to approve this Agreement, the issuance of shares of Parent Common Stock and the assumption of Company Stock Options in the Merger, the Parent Charter and the transactions contemplated by this Agreement.

     2.8 State Takeover Statutes. The Board of Directors of Evergreen has approved the terms of this Agreement and the Stockholders Agreement and the consummation of the transactions contemplated by this Agreement and by the Stockholders Agreement, and such approval is sufficient to render inapplicable to the Merger, the Subsidiary Merger and the other transactions contemplated by this Agreement and by the Stockholders Agreement the provisions of Section 203 of the Delaware Code. To Evergreen's knowledge, no other state takeover statute or similar statute or regulation applies or purports to apply to the Merger, the Subsidiary Merger, this Agreement, the Stockholders Agreement or any of the transactions contemplated by this Agreement or the Stockholders Agreement and no provision of the Certificate of Incorporation, Bylaws or other governing instrument of Evergreen or any of its subsidiaries would, directly or indirectly, restrict or impair the ability of Evergreen or any of its subsidiaries to consummate the transactions contemplated by this Agreement or the Stockholders Agreement.

     2.9 Evergreen FCC Licenses; Operations of Evergreen Licensed
Facilities. Evergreen and its subsidiaries have operated the radio stations for which Evergreen and any of its subsidiaries holds licenses from the FCC, in each case which are owned or operated by Evergreen and its subsidiaries (the "Evergreen Licensed Facilities",) in material compliance with the terms of the licenses issued by the FCC to Evergreen and its subsidiaries (the "Evergreen FCC Licenses") (complete and correct copies of each of which have been made available to the Company and Radio Broadcasting), and in material compliance with the Communications Act, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have an Evergreen Material Adverse Effect. Evergreen and its subsidiaries have, since acquired by Evergreen, timely filed or made all applications, reports and other disclosures required by the FCC to be made with respect to the Evergreen Licensed Facilities and have timely paid all FCC regulatory fees with respect thereto, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have an Evergreen Material Adverse Effect. Evergreen and each of its subsidiaries have, and are the authorized legal holders of, all the Evergreen FCC Licenses necessary or used in the operation of the businesses of the Evergreen Licensed Facilities as presently operated. All such Evergreen FCC Licenses are validly held and are in full force and effect, unimpaired by any act or omission of Evergreen, each of its subsidiaries (or, to Evergreen's knowledge, their respective predecessors) or their respective officers, employees or agents, except where such impairments could not, individually or in the aggregate, reasonably be expected to have an Evergreen Material Adverse Effect. As of the date hereof, except as disclosed in writing by Evergreen to the Company prior to the execution and delivery of this Agreement, no application, action or proceeding is pending for the renewal or material modification of any of the Evergreen FCC Licenses and, to Evergreen's knowledge, there is not now before the FCC any material investigation, proceeding, notice of violation, order of forfeiture or complaint relating to any Evergreen Licensed Facility that, if adversely determined, could reasonably be expected to have an Evergreen Material Adverse Effect, and Evergreen is not aware of any basis that would cause the FCC not to renew any of the Evergreen FCC Licenses. There is not now pending and, to Evergreen's knowledge, there is not threatened, any action by or before the FCC to revoke, suspend, cancel, rescind or modify in any material respect any of the Evergreen FCC Licenses that, if adversely determined, could reasonably be expected to have an Evergreen Material Adverse Effect (other than proceedings to amend FCC rules or the Communications Act of general applicability to the radio industry).

     2.10 Brokers. Except with respect to Wasserstein, Perella & Co. ("Wasserstein"), all negotiations relating to this Agreement and the transactions contemplated hereby have been carried out by Evergreen directly with the Company and Radio Broadcasting, without the intervention of any person on behalf of Evergreen in such a manner as to give rise to any valid claim by any person against Evergreen, the Company, the Surviving Corporation or any subsidiary of any of them for a finder's fee, brokerage commission, or similar payment. Evergreen has provided the Company with a written summary of the terms of its agreement with Wasserstein, and Evergreen has no other agreements or understandings (written or oral) with respect to such services.

     2.11 Opinion of Financial Advisor. Evergreen has received the opinion of Wasserstein, dated the date of the Old Agreement, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to Evergreen.

     2.12 FCC Qualification. Evergreen and its subsidiaries are fully qualified under the Communication Act to be the transferees of control of the Company FCC Licenses (as hereinafter defined); provided, however, that the parties recognize that the consummation of the Merger could cause the Surviving Corporation to exceed in certain cases the numerical limits on local multiple radio station ownership imposed by Section 202(b) of the 1996 Telecom Act and that a waiver of these limits may be required prior to the grant of such transfer of control of the Evergreen FCC Licenses and Company FCC Licenses. Each individual or entity that is an officer, director or attributable stockholder of Evergreen that is proposed to be an officer, director or attributable stockholder of the Surviving Corporation is fully qualified under the Communications Act to be an officer, director or attributable stockholder of the Surviving Corporation.

     2.13 Compliance With Applicable Laws. Each of Evergreen and its subsidiaries has in effect all Federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights ("Permits") necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted other than such Permits the absence of which would not, individually or in the aggregate, have an Evergreen Material Adverse Effect, and there has occurred no default under any such Permit other than such defaults which, individually or in the aggregate, would not have an Evergreen Material Adverse Effect. Except as disclosed in the Filed Evergreen SEC Documents, Evergreen and its subsidiaries are in compliance with all applicable statutes, laws, ordinances, rules orders and regulations of any Governmental Entity, except for such noncompliance which individually or in the aggregate would not have a Evergreen Material Adverse Effect.

     2.14 Absence of Undisclosed Liabilities. Except as disclosed in the Filed Evergreen SEC Documents, and except for (A) liabilities contemplated by this Agreement or disclosed in writing by Evergreen to the Company prior to the execution and delivery of the Old Agreement, and (B) EMCLA's obligations with respect to the Viacom Transaction, Evergreen and its subsidiaries do not have any material indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise) (i) required by GAAP to be reflected on a consolidated balance sheet of Evergreen and its consolidated subsidiaries or in the notes, exhibits or schedules thereto or (ii) which reasonably could be expected to have an Evergreen Material Adverse Effect.

     2.15 Litigation. Except as disclosed in the Filed Evergreen SEC Documents, there is no litigation, administrative action, arbitration or other proceeding pending against Evergreen or any of its subsidiaries or, to the knowledge of Evergreen, threatened that, individually or in the aggregate, could reasonably be expected to (i) have an Evergreen Material Adverse Effect or (ii) prevent, or significantly delay the consummation of the transactions contemplated by this Agreement. Except as set forth in the Filed Evergreen SEC Documents, there is no judgment, order, injunction or decree of any Governmental Entity outstanding against Evergreen or any of its subsidiaries that, individually or in the aggregate, could reasonably be expected to have any effect referred to in the foregoing clauses (i) and (ii) of this Section 2.15.

     2.16 Transactions With Affiliates. Other than the transactions contemplated by this Agreement, the Viacom Transaction and except to the extent disclosed in the Filed Evergreen SEC Documents or disclosed in writing to the Company by Evergreen prior to the execution and delivery of the Old Agreement, there have been no transactions, agreements, arrangements or understandings between Evergreen or its subsidiaries, on the one hand, and Evergreen's affiliates (other than subsidiaries of Evergreen) or any other person, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

                                  ARTICLE IIA

                REPRESENTATIONS AND WARRANTIES OF EMHC AND EMCLA

     EMHC and EMCLA hereby, jointly and severally, represent and warrant to the Company and Radio Broadcasting, as of the date hereof, as follows:

     2A.1 Organization, Standing and Corporate Power. Each of EMHC and EMCLA is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of EMHC and EMCLA is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified could not reasonably be expected to have an Evergreen Material Adverse Effect. Each of EMHC and EMCLA has delivered to the Company complete and correct copies of its Certificate of Incorporation and Bylaws, as amended to the date of this Agreement.


     2A.2 EMHC and EMCLA Capital Structure. The authorized capital stock of EMHC consists of 1,000 shares of EMHC Common Stock. The authorized capital stock of EMCLA consists of 1,000 shares of EMCLA Common Stock. At the close of business on July 30, 1997, 1,000 shares of EMCLA Common Stock were issued and outstanding and owned of record and beneficially by Evergreen. At the close of business on July 30, 1997, 1,000 shares of EMHC Common Stock were issued and outstanding and owned of record and beneficially by Evergreen. Except as set forth above, at the close of business on July 30, 1997, no shares of capital stock or other equity securities of EMHC and EMCLA were authorized, issued, reserved for issuance or outstanding. All outstanding shares of capital stock of EMHC and EMCLA are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. No bonds, debentures, notes or other indebtedness of EMHC or EMCLA having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the stockholders of EMHC or EMCLA may vote are issued or outstanding. Neither EMHC nor EMCLA has any outstanding option, warrant, subscription or other right, agreement or commitment that obligates EMHC or EMCLA to issue, sell or transfer, repurchase, redeem or otherwise acquire or vote any shares of the capital stock of EMHC or EMCLA or any of their respective Significant Subsidiaries. Since the close of business on July 30, 1997 to the date hereof, neither EMHC nor EMCLA has issued any capital stock or securities or other rights convertible into or exercisable or exchangeable for capital stock.


     2A.3 Authority; Noncontravention. Each of EMHC and EMCLA has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by each of EMHC and EMCLA and the consummation by each of them of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of EMHC and EMCLA. Evergreen has executed a written consent as sole stockholder of EMCLA and EMHC approving the Merger and the Subsidiary Merger and this Agreement, and such written consent is the only vote of any stockholders of EMCLA and EMHC required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by EMHC and EMCLA and, assuming this Agreement constitutes the valid and binding agreement of Evergreen, the Company and Radio Broadcasting, constitutes a valid and binding obligation of each of EMHC and EMCLA, enforceable against each of them in accordance with its terms except that the enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditor's rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not (i) conflict with any of the provisions of the Certificate of Incorporation or Bylaws of EMHC or EMCLA, (ii) subject to the governmental filings and other matters referred to in the following sentence, conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or require the consent of any person under, any indenture, or other agreement, permit, concession, franchise, license or similar instrument or undertaking to which EMHC or EMCLA is a party or by which EMHC or EMCLA or any of their assets is bound or affected, (iii) result in an obligation by EMHC, EMCLA, the Surviving Corporation, the Subsidiary Surviving Corporation or any of their respective subsidiaries to redeem, repurchase or retire (or offer to redeem, repurchase or retire) any outstanding debt (other than EMCLA's senior credit facility) or equity security of EMHC, EMCLA, the Surviving Corporation, the Subsidiary Surviving Corporation or any of their respective subsidiaries, or
(iv) subject to the governmental filings and other matters referred to in the following sentence, contravene any law, rule or regulation of any state or of the United States or any political subdivision thereof or therein, or any order, writ, judgment, injunction, decree, determination or award currently in effect, except for (x) breaches with respect to EMCLA's senior credit facility, (y) breaches resulting from the Surviving Corporation's or Subsidiary Surviving Corporation's ownership of radio stations in certain markets where such ownership may be in excess of the numerical limits imposed on local multiple radio station ownership under the 1996 Telecom Act or where such ownership otherwise may be subject to challenge by any Governmental Entity under any antitrust or similar law, rule or regulation, or (z) breaches that, individually or in the aggregate, could not reasonably be expected to have an Evergreen Material Adverse Effect or to materially hinder EMHC's or EMCLA's ability to consummate the transactions contemplated by this Agreement. No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity which has not been received or made is required by or with respect to EMHC and EMCLA in connection with the execution and delivery of this Agreement by the EMHC and EMCLA or the consummation by EMHC and EMCLA of any of the transactions contemplated by this Agreement, except for (i) the filing of premerger notification and report forms under the HSR Act with respect to the Merger and Subsidiary Merger, (ii) such filings with and approvals required by the FCC under the Communications Act including those required in connection with the transfer of the Evergreen FCC Licenses for the operation of the Evergreen Licensed Facilities, (iii) the EMCLA Form S-4 relating to the issuance of the Merger Preferred Stock, and (iv) the filing of the certificates of merger with the Delaware Secretary of State, and appropriate documents with the relevant authorities of the other states in which EMHC and EMCLA are qualified to do business.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                             AND RADIO BROADCASTING

     The Company and Radio Broadcasting hereby, jointly and severally, represent and warrant to Evergreen, EMCLA and EMHC, as of February 19, 1997 (except to the extent specifically made as of an earlier date or the date hereof), as follows:

     3.1 Organization, Standing and Corporate Power. The Company and each of its Significant Subsidiaries (including Radio Broadcasting) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. The Company and each of its Significant Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified could not reasonably be expected to have a material adverse effect on the business, properties, results of operations or condition (financial or otherwise) of the Company and its subsidiaries, considered as a whole (a "Company Material Adverse Effect"); provided, however, that for purposes of Sections 3.13, 3.14, 3.15 and 3.16, no fact, event or circumstance shall be deemed to constitute a Company Material Adverse Effect unless in addition to otherwise specifying the elements of the definition given above, the relevant event, fact or circumstance not disclosed pursuant to such representations would be a material fact, event or circumstance, the omission of which in a document filed with the SEC pursuant to the Exchange Act would be such as to cause the statements contained in such filing to be misleading within the meaning of Rule 10b-5 under the

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

Exchange Act. Each of the Company and Radio Broadcasting have delivered to Evergreen complete and correct copies of its Certificate of Incorporation and Bylaws, as amended to the date of this Agreement.

     3.2 Company and Radio Broadcasting Capital Structure. The authorized capital stock of the Company consists of (i) 40,000,000 shares of Company Class A Common Stock, (ii) 10,000,000 shares of Company Class B Common Stock, (iii) 10,000,000 shares of Class C Common Stock, $0.01 par value ("Company Class C Common Stock"), of the Company, and (iv) 10,000,000 shares of preferred stock, $0.01 par value, of which 2,300,000 have been designated as Company Convertible Preferred Stock. The authorized capital stock of Radio Broadcasting consists of 1,000 shares of common stock, $0.01 par value ("Radio Broadcasting Common Stock"), and 10,000,000 shares of preferred stock, $0.01 par value, of which 1,000,000 have been designated as Radio Broadcasting 12 1/4% Preferred Stock and 3,600,000 have been designated as Radio Broadcasting 12% Preferred Stock. At the close of business on February 18, 1997: (i) 10,437,212 shares of Company Class A Common Stock were issued and outstanding, 1,926,152 shares of Company Class A Common Stock were reserved for issuance pursuant to outstanding options or warrants to purchase shares of Company Class A Common Stock which have been granted to directors, officers or employees of the Company or others ("Company Stock Options"), 3,343,465 shares of Company Class A Common Stock were reserved for issuance upon conversion of the Company Convertible Preferred Stock, and 8,547,910 shares of Company Class A Common Stock were reserved for issuance upon the conversion of the Company Class B Common Stock; (ii) 8,547,910 shares of Company Class B Common Stock were issued and outstanding and no shares of Company Class B Common Stock were reserved for issuance for any purpose; (iii) no shares of Company Class C Common Stock were issued and outstanding and none may be issued in the future; and (iv) 2,200,000 shares of Company Convertible Preferred Stock were issued and outstanding, no shares of Company Convertible Preferred Stock were held in the treasury of the Company and no shares of Company Convertible Preferred Stock were reserved for issuance for any purpose. At the close of business on February 18, 1997: (i) 1,000 shares of Radio Broadcasting Common Stock were issued and outstanding and no shares of Radio Broadcasting Common Stock were reserved for issuance for any purpose; (ii) 1,000,000 shares of Radio Broadcasting 12 1/4% Preferred Stock were issued and outstanding, no shares of Radio Broadcasting 12 1/4% Preferred Stock were held in treasury by Radio Broadcasting and no shares of Radio Broadcasting 12 1/4% Preferred Stock were reserved for issuance for any purpose; and (iii) 2,000,000 shares of Radio Broadcasting 12% Preferred Stock were issued and outstanding, no shares of Radio Broadcasting 12% Preferred Stock were held in treasury by Radio Broadcasting and 1,600,000 shares of Radio Broadcasting 12% Preferred Stock were reserved for issuance in lieu of cash dividends. Except as set forth above, at the close of business on February 18, 1997, no shares of capital stock or other equity securities of the Company and Radio Broadcasting were authorized, issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company and Radio Broadcasting, and all shares which may be issued pursuant to the Company's stock option plans, as amended to the date of the Old Agreement (the "Company Stock Option Plans") or any outstanding Company Stock Options will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. No bonds, debentures, notes or other indebtedness of the Company or any subsidiary of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the stockholders of the Company or any subsidiary of the Company may vote are issued or outstanding. All the outstanding shares of capital stock of each subsidiary of the Company have been validly issued and are fully paid and nonassessable and, except for the Radio Broadcasting Preferred Stock, are owned by the Company or its subsidiaries, free and clear of all Liens, except for Liens arising out of the Radio Broadcasting's senior credit facility and those that, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect. Except as set forth above and except (i) for certain provisions of the Certificate of Incorporation and Bylaws of the Company relating to transfers of the Company Class B Common Stock and "alien ownership", and (ii) as provided in the Exchange and Registration Rights Agreement entered into by Radio Broadcasting in connection with the sale of the Radio Broadcasting 12% Preferred Stock, neither the Company nor any subsidiary of the Company has any outstanding option, warrant, subscription or other right, agreement or commitment that either (i) obligates the Company or any subsidiary of the Company to issue, sell or transfer, repurchase, redeem or otherwise acquire or vote any shares of the capital stock of the Company or any Significant Subsidiary of the Company or (ii) restricts the transfer of Shares. No shares of capital stock of the

Company are owned of record or beneficially by any subsidiary of the Company. Since the close of business on February 18, 1997 to the date of the Old Agreement, neither the Company nor any subsidiary of the Company has issued any capital stock or securities or other rights convertible into or exercisable or exchangeable for capital stock other than securities issued upon the exercise of Company Stock Options outstanding on February 18, 1997 or other convertible securities outstanding on February 18, 1997.

     3.3 Authority; Noncontravention. Each of the Company and Radio Broadcasting has all requisite corporate power and authority to enter into this Agreement and, subject to the Company Stockholder Approval, to consummate the transactions contemplated by this Agreement. As of the date hereof, the execution and delivery of this Agreement by each of the Company and Radio Broadcasting and the consummation by each of them of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company and Radio Broadcasting, subject, in the case of the consummation of the Merger, to the Company Stockholder Approval. The Company has executed a written consent as stockholder of Radio Broadcasting approving the Subsidiary Merger and this Agreement, and such written consent is the only vote of any stockholders of Radio Broadcasting required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. As of the date hereof, this Agreement has been duly executed and delivered by the Company and Radio Broadcasting and, assuming this Agreement constitutes the valid and binding agreement of Evergreen, EMCLA and EMHC, constitutes a valid and binding obligation of each of the Company and Radio Broadcasting, enforceable against each of them in accordance with its terms except that the enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditor's rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not (i) conflict with any of the provisions of the Certificate of Incorporation or Bylaws of the Company or the comparable documents of any subsidiary of the Company, (ii) subject to the governmental filings and other matters referred to in the following sentence, conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or require the consent of any person under, any indenture, or other agreement, permit, concession, franchise, license or similar instrument or undertaking to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of their assets is bound or affected, (iii) except as may be the case with respect to Dissenting Shares, result in an obligation by the Company, the Surviving Corporation or any of their respective subsidiaries to redeem, repurchase or retire (or offer to redeem, repurchase or retire) any outstanding debt (other than Radio Broadcasting's senior credit facility) or equity security of the Company, the Surviving Corporation or any of their respective subsidiaries, or (iv) subject to the governmental filings and other matters referred to in the following sentence, contravene any law, rule or regulation of any state or of the United States or any political subdivision thereof or therein, or any order, writ, judgment, injunction, decree, determination or award currently in effect, except for (x) breaches with respect to the Radio Broadcasting's senior credit facility, (y) breaches resulting from the Surviving Corporation's ownership of radio stations in certain markets where such ownership may be in excess of the numerical limits imposed on local multiple radio station ownership under the 1996 Telecom Act or where such ownership otherwise may be subject to challenge by any Governmental Entity under any antitrust or similar law, rule or regulation, or (z) breaches that, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect or to materially hinder the Company's and Radio Broadcasting's ability to consummate the transactions contemplated by this Agreement. No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity which has not been received or made is required by or with respect to the Company or Radio Broadcasting in connection with the execution and delivery of this Agreement by the Company and Radio Broadcasting or the consummation by the Company and Radio Broadcasting of any of the transactions contemplated by this Agreement, except for (i) the filing of premerger notification and report forms under the HSR Act with respect to the Merger, (ii) such filings with and approvals required by the FCC under the Communications Act including those required in connection with the transfer of the Company FCC Licenses (as defined in Section 3.9) for the operation of the Company

Licensed Facilities (as defined in Section 3.9), (iii) the Joint Proxy Statement relating to the Company Stockholder Approval and such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, and (iv) the filing of the certificates of merger with the Delaware Secretary of State, and appropriate documents with the relevant authorities of the other states in which the Company and Radio Broadcasting are qualified to do business.

     3.4 SEC Documents. The Company and its subsidiaries have filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1995 (the "Company SEC Documents"). As of their respective dates, the Company SEC Documents complied with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X) and fairly present, in all material respects, the consolidated or combined financial position of the Company and its subsidiaries as of the dates thereof and the consolidated or combined results of their operations and cash flows for the periods then ended (on the basis stated therein and subject, in the case of unaudited statements, to normal year-end audit adjustments).

     3.5 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement (the "Filed Company SEC Documents") and except as it relates to the Viacom Transaction or as otherwise disclosed in writing by the Company to Evergreen prior to the execution and delivery of this Agreement, since the date of the most recent audited financial statements included in the Filed Company SEC Documents, the Company and its subsidiaries have conducted their business only in the ordinary course, and there has not been (i) any change which could reasonably be expected to have a Company Material Adverse Effect (including as a result of the consummation of the transactions contemplated by this Agreement),
(ii) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) with respect to any of the Company's outstanding capital stock (other than the payment of regular cash dividends on the Company Convertible Preferred Stock in accordance with usual record and payment dates), (iii) any split, combination or reclassification of any of its outstanding capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) (x) any granting by the Company or any of its subsidiaries to any director, officer or other employee or independent contractor of the Company or any of its subsidiaries of any increase in compensation or acceleration of benefits, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents, (y) any granting by the Company or any of its subsidiaries to any director, officer or other employee or independent contractor of any increase in, or acceleration of benefits in respect of, severance or termination pay, or pay in connection with any change of control of the Company, except in the ordinary course of business consistent with prior practice or as was required under any employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents or (z) any entry by the Company or any of its subsidiaries into any employment, severance, change of control, or termination or similar agreement with any such director, officer or other employee or independent contractor, or (v) any change in accounting methods, principles or practices by the Company or any of its subsidiaries materially affecting its assets, liability or business, except insofar as may have been required by a change in generally accepted accounting principles.

     3.6 No Extraordinary Payments or Change in Benefits. No current or former director, officer, employee or independent contractor of the Company or any of its subsidiaries is entitled to receive any payment under any agreement, arrangement or policy (written or oral) relating to employment, severance, change of control, termination, stock options, stock purchases, compensation, fringe benefits or other employee benefits currently in effect (collectively, the "Company Benefit Plans"), nor will any benefit received or to be received by any current or former director, officer, employee or independent contractor of the Company or any of its subsidiaries under any Company Benefit Plan be accelerated or modified, as a result of or in connection with the execution and delivery of, or the consummation of the transactions contemplated by, this Agreement.

     3.7 Voting Requirements. The affirmative vote of the Principal Company Stockholders with respect to the approval of this Agreement and the Merger are the only votes of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions contemplated by this Agreement.

     3.8 State Takeover Statutes. The Board of Directors of the Company has approved the terms of this Agreement and the Stockholders Agreement and the consummation of the transactions contemplated by this Agreement and by the Stockholders Agreement, and such approval is sufficient to render inapplicable to the Merger and the other transactions contemplated by this Agreement and by the Stockholders Agreement the provisions of Section 203 of the Delaware Code. To the Company's knowledge, no other state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement, the Stockholders Agreement or any of the transactions contemplated by this Agreement or the Stockholders Agreement and no provision of the Certificate of Incorporation, Bylaws or other governing instrument of the Company or any of its subsidiaries would, directly or indirectly, restrict or impair the ability of the Company or Evergreen to consummate the transactions contemplated by this Agreement or the Stockholders Agreement.

     3.9 Company FCC Licenses; Operations of Company Licensed Facilities. The Company and its subsidiaries have operated the radio stations for which the Company and any of its subsidiaries holds licenses from the FCC, in each case which are owned or operated by the Company and its subsidiaries (the "Company Licensed Facilities") in material compliance with the terms of the licenses issued by the FCC to the Company and its subsidiaries (the "Company FCC Licenses") (complete and correct copies of each of which have been made available to Evergreen), and in material compliance with the Communications Act, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and its subsidiaries have, since acquired by the Company, timely filed or made all applications, reports and other disclosures required by the FCC to be made with respect to the Company Licensed Facilities and have timely paid all FCC regulatory fees with respect thereto, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and each of its subsidiaries have, and are the authorized legal holders of, all the Company FCC Licenses necessary or used in the operation of the businesses of the Company Licensed Facilities as presently operated. All such Company FCC Licenses are validly held and are in full force and effect, unimpaired by any act or omission of the Company, each of its subsidiaries (or to the Company's and Radio Broadcasting's knowledge, their respective predecessors) or their respective officers, employees or agents, except where such impairments could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. As of the date hereof, except as disclosed in writing by the Company to Evergreen prior to the execution and delivery of this Agreement, no application, action or proceeding is pending for the renewal or material modification of any of the Company FCC Licenses and, to the best of the Company's knowledge, there is not now before the FCC any material investigation, proceeding, notice of violation, order of forfeiture or complaint against the Company or any of its subsidiaries relating to the Company Licensed Facilities that, if adversely determined, would have a Company Material Adverse Effect, and the Company is not aware of any basis that would cause the FCC not to renew any of the Company FCC Licenses. There is not now pending and, to the Company's knowledge, there is not threatened, any action by or before the FCC to revoke, suspend, cancel rescind or modify in any material respect any of the Company FCC Licenses that, if adversely determined, would have a Company Material Adverse Effect (other than proceedings to amend FCC rules or the Communications Act of general applicability to the radio industry).

     3.10 Brokers. Except with respect to HM2/Management Partners, L.P. ("Hicks Muse") Star Media, Inc. ("Star Media"), Greenhill & Co., LLC ("Greenhill") and Goldman Sachs & Co. ("Goldman Sachs"), all negotiations relating to this Agreement, the transactions contemplated hereby and by the Viacom

Transaction have been carried out by the Company directly with Evergreen, without the intervention of any person on behalf of the Company in such a manner as to give rise to any valid claim by any person against the Company, Evergreen, the Surviving Corporation or any subsidiary of any of them for a finder's fee, brokerage commission, or similar payment. The Company has provided Evergreen with a written summary of the terms of its agreements with Hicks Muse, Star Media, Greenhill and Goldman Sachs, and the Company has no other agreements or understandings (written or oral) with respect to such services.

     3.11 Opinion of Financial Advisor. The Company has received the opinion of Greenhill, dated the date of the Old Agreement, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to the Company's stockholders.

     3.12 FCC Qualification. The Company and its subsidiaries are fully qualified under the Communications Act to be the transferors of control of the Company FCC Licenses; provided, however, that the parties recognize that the consummation of the Merger could cause the Surviving Corporation and Thomas O. Hicks to exceed in certain cases the numerical limits on local multiple radio station ownership imposed by Section 202(b) of the 1996 Telecom Act and that a waiver of these limits may be required prior to the grant of such transfer of control of the Evergreen FCC Licenses and Company FCC Licenses. Each individual or entity that is an officer, director or attributable stockholder of the Company that is proposed to be an officer, director or attributable stockholder of the Surviving Corporation is fully qualified under the Communications Act to be an officer, director or attributable stockholder of the Surviving Corporation other than with respect to the numerical limits on multiple ownership described in the preceding sentence.

     3.13 Compliance with Applicable Laws. Each of the Company and its subsidiaries has in effect all Federal, state, local and foreign governmental Permits necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted other than such Permits the absence of which would not, individually or in the aggregate, have a Company Material Adverse Effect, and there has occurred no default under any such Permit other than such defaults which, individually or in the aggregate, would not have a Company Material Adverse Effect. Except as disclosed in the Filed Company SEC Documents, the Company and its subsidiaries are in compliance with all applicable statutes, laws, ordinances, rules orders and regulations of any Governmental Entity, except for such noncompliance which individually or in the aggregate would not have a Company Material Adverse Effect.

     3.14 Absence of Undisclosed Liabilities. Except as disclosed in the Filed Company SEC Documents, and except for (A) liabilities contemplated by this Agreement or disclosed in writing by the Company to Evergreen prior to the execution and delivery of the Old Agreement, and (B) the Company's and Radio Broadcasting's obligations with respect to the Viacom Transaction, the Company and its subsidiaries do not have any material indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise) (i) required by GAAP to be reflected on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes, exhibits or schedules thereto or (ii) which reasonably could be expected to have a Company Material Adverse Effect.

     3.15 Litigation. Except as disclosed in the Filed Company SEC Documents, there is no litigation, administrative action, arbitration or other proceeding pending against the Company or any of its subsidiaries or, to the knowledge of the Company, threatened that, individually or in the aggregate, could reasonably be expected to (i) have a Company Material Adverse Effect or (ii) prevent, or significantly delay the consummation of the transactions contemplated by this Agreement. Except as set forth in the Filed Company SEC Documents, there is no judgment, order, injunction or decree of any Governmental Entity outstanding against the Company or any of its subsidiaries that, individually or in the aggregate, could reasonably be expected to have any effect referred to in the foregoing clauses (i) and (ii) of this Section 3.15.

     3.16 Transactions With Affiliates. Other than the transactions contemplated by this Agreement, the Viacom Transaction and except to the extent disclosed in the Filed Company SEC Documents or disclosed in writing by Chancellor to Evergreen prior to the execution and delivery of the Old Agreement, there have been no transactions, agreements, arrangements or understandings between the Company or its subsidiaries, on the one hand, and the Company's affiliates (other than subsidiaries of the Company) or any other person, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

                                   ARTICLE IV

                             ADDITIONAL AGREEMENTS

     4.1 Preparation of Form S-4S and the Joint Proxy Statement; Information Supplied. (a) As soon as practicable following the date of this Agreement, (i) the Company and Evergreen shall prepare and file with the SEC the Joint Proxy Statement and Evergreen shall prepare and file with the SEC the Evergreen Form S-4, in which the Joint Proxy Statement will be included as a prospectus, and
(ii) EMCLA shall prepare and file with the SEC the EMCLA Form S-4. Each of the Company, Evergreen and EMCLA shall use its best efforts to have the Form S-4s declared effective under the Securities Act as promptly as practicable after such filing. The Company will use its best efforts to cause the Joint Proxy Statement to be mailed to the Company's stockholders, and Evergreen will use its best efforts to cause the Joint Proxy Statement to be mailed to Evergreen's stockholders, in each case as promptly as practicable after the Evergreen Form S-4 is declared effective under the Securities Act. Each of Evergreen and EMCLA shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or take any action that would subject it to the service of process in suits, other than as to matters and transactions relating to the Form S-4s, in any jurisdiction where it is not so subject) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock and Parent Convertible Preferred Stock in the Merger and the issuance of Merger Preferred Stock in the Subsidiary Merger, and the Company and Radio Broadcasting shall furnish all information concerning the Company, Radio Broadcasting and the holders of the Shares, Company Convertible Preferred Stock and Radio Broadcasting Preferred Stock as may be reasonably requested in connection with any such action.

     (b) The Company and Radio Broadcasting each agrees that none of the information supplied or to be supplied by the Company or Radio Broadcasting specifically for inclusion or incorporation by reference in (i) the Form S-4s will not, at the time each Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (ii) the Joint Proxy Statement will not, at the date it is first mailed to the Company's stockholders or at the time of the Stockholders Meeting (as defined in Section 4.2), contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter thereof which has become false or misleading. The Company agrees that the Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except with respect to statements made or incorporated by reference therein based on information supplied by Evergreen specifically for inclusion or incorporated by reference in the Joint Proxy Statement.

     (c) Evergreen and EMCLA each agrees that none of the information supplied or to be supplied by Evergreen or EMCLA specifically for inclusion or incorporation by reference in (i) the Form S-4s will not, at the time each Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (ii) the Joint Proxy Statement will not, at the date the Joint Proxy Statement is first mailed to Evergreen's stockholders, contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter thereof which has become false or misleading. Evergreen and EMCLA each agrees that the Form S-4s will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder and Evergreen agrees that the Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except in each case with respect to statements made or incorporated by reference in either the Form S-4s or the Joint Proxy Statement based on information supplied by the Company or Radio Broadcasting specifically for inclusion or incorporation by reference therein.

     4.2 Meetings of Company Stockholders and Evergreen Stockholders. (a) The Company will take all action necessary in accordance with applicable law and its Certificate of Incorporation and Bylaws to convene a meeting of its stockholders (the "Stockholders Meeting") to submit this Agreement, together with the affirmative recommendation of the Company's Board of Directors, to the Company's stockholders so that they may consider and vote upon the approval of this Agreement. The Company will use its best efforts to hold the Stockholders Meeting as soon as practicable after the date hereof and to obtain the favorable votes of its stockholders. Pursuant to the Stockholders Agreement, the Principal Company Stockholders have agreed to vote all Shares owned by them or for which they have the right to vote in favor of the approval of this Agreement and the Merger, which vote the Company represents and warrants shall be sufficient to obtain the Company Stockholder Approval.

     (b) Evergreen will take all action necessary in accordance with applicable law and its Certificate of Incorporation and Bylaws to convene a meeting of its stockholders (the "Evergreen Stockholders Meeting") to submit this Agreement and the Parent Charter, together with the affirmative recommendation of Evergreen's Board of Directors, to Evergreen's stockholders so that they may consider and vote upon the approval of this Agreement, the issuance of Parent Common Stock and the assumption of Company Stock Options in the Merger, and the Parent Charter. Evergreen will use its best efforts to hold the Evergreen Stockholders Meeting as soon as practicable after the date hereof and to obtain the favorable votes of its stockholders. Pursuant to the Stockholders Agreement, the Principal Evergreen Stockholder has agreed to vote all shares of Evergreen Common Stock owned by him or for which he has the right to vote in favor of the approval of this Agreement, the issuance of Parent Common Stock and the assumption of Company Stock Options in the Merger, the adoption of the Parent Charter, and the Merger.

     (c) Each of Evergreen and the Company agrees to cooperate and use its respective best efforts to hold the Evergreen Stockholders Meeting and the Stockholders Meeting on the same day.

     4.3 Access to Information; Confidentiality. Upon reasonable notice, each of the Company and Evergreen shall, and shall cause each of its respective subsidiaries to, afford to the other party and to the officers, employees, counsel, financial advisors and other representatives of such other party reasonable access during normal business hours during the period prior to the Effective Time to all its properties, books, contracts, commitments, personnel and records and, during such period, each of the Company and Evergreen shall, and shall cause each of its respective subsidiaries to, furnish as promptly as practicable to the other party such information concerning its business, properties, financial condition, operations and personnel as such other party may from time to time reasonably request. Except as required by law, each of the Company and Evergreen will hold, and will cause its respective directors, officers, partners, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information obtained from Evergreen or the Company, respectively, in confidence to the extent required by and in accordance with the provisions of the letters dated January 27, 1997, each between Evergreen and the Company (collectively, the "Confidentiality Agreements"), and each of the Company and Evergreen agrees that prior to the Effective Time neither party will use any of such nonpublic information to directly or indirectly divert or attempt to divert any business, customer or employee of the other.

     4.4 Public Announcements. Evergreen, on the one hand, and the Company, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger and the Subsidiary Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to rules of The Nasdaq Stock Market.

     4.5 Acquisition Proposals. (a) The Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal (as hereinafter defined) or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. The Company will notify Evergreen immediately of any inquiries or proposals with respect to any Acquisition Proposal that is received by, or any such negotiations or discussions that are sought to be initiated with, the Company. For purposes of this Agreement, "Acquisition Proposal" means any proposal with respect to a merger, consolidation, share exchange or similar transaction involving the Company or Evergreen or any Significant Subsidiary of the Company or Evergreen, or any purchase of all or any significant portion of the assets of the Company or Evergreen or any Significant Subsidiary of the Company or Evergreen, or any equity interest in the Company or Evergreen or any Significant Subsidiary of the Company or Evergreen, other than the transactions contemplated hereby; provided, however, that an Acquisition Proposal shall not include a currently planned acquisition or disposition of broadcast properties disclosed in writing prior to execution and delivery of this Agreement by either the Company or Evergreen to the other.

     (b) Evergreen shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, Evergreen or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may be reasonably be expected to lead to, any Acquisition Proposal. Evergreen will notify the Company immediately of any inquiries or proposals with respect to any Acquisition Proposal that is received by, or any negotiations or discussions that are sought to be initiated with, Evergreen.

     (c) Nothing contained in this Section 4.5 shall prohibit the respective Board of Directors of the Company or Evergreen from taking and disclosing to its stockholders a position in accordance with Rules 14d-9 and 14e-2 under the Exchange Act with respect to a tender offer or any exchange offer commenced by a third party.

     4.6 Consents, Approvals and Filings. The Company and Evergreen will make and cause their respective subsidiaries and, to the extent necessary, their other affiliates to make all necessary filings, as soon as practicable, including, without limitation, those required under the HSR Act, the Securities Act, the Exchange Act, and the Communications Act (including filing an application with the FCC for the transfer of control of the Company FCC Licenses and the Evergreen FCC Licenses, which the parties shall file as soon as practicable (and in any event not more than 30 days) after the date of this Agreement), in order to facilitate prompt consummation of the Merger and the other transactions contemplated by this Agreement. In addition, the Company and Evergreen will each use its best efforts, and will cooperate fully and in good faith with each other, (i) to comply as promptly as practicable with all governmental requirements applicable to the Merger and the other transactions contemplated by this Agreement and the Viacom Transaction, and (ii) to obtain as promptly as practicable all necessary permits, orders or other consents of Governmental Entities and consents of all third parties necessary for the consummation of the Merger and the other transactions contemplated by this Agreement and the Viacom Transaction, including without limitation, the consent of the FCC to the transfer of control of the Company FCC Licenses and the Evergreen FCC Licenses, and the transfer of any FCC licenses in connection with the Viacom Transaction. Each of the Company and Evergreen shall use its best efforts to promptly provide such information and communications to Governmental Entities as such Governmental Entities may reasonably request. Each of the parties shall provide to the other party copies of all applications in advance of filing or submission of such applications to Governmental Entities in connection with this Agreement and shall make such revisions thereto as reasonably requested by such other party. Each party shall provide to the other party the opportunity to participate in all meetings and material conversations with Governmental Entities.

     4.7 Affiliates Letters. Prior to the Closing Date, the Company shall deliver to Evergreen a letter identifying all persons who may be, at the time the Merger is submitted for approval to the stockholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its best efforts to cause each such person to deliver to Evergreen on or prior to the Closing Date a written agreement substantially in the form attached as Exhibit A hereto.

     4.8 Nasdaq Listing. Evergreen shall use its best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for quotation on the Nasdaq National Market, subject to official notice of issuance, prior to the Closing Date.

     4.9 Stockholder Litigation. Each of the Company and Evergreen shall give the other party the opportunity to participate in the defense or settlement of any stockholder litigation against it and its directors relating to the transactions contemplated by this Agreement; provided, however, that no such settlement shall be agreed to by the Company or Evergreen without the other party's consent, which consent shall not be unreasonably withheld.

     4.10 Indemnification. The Certificate of Incorporation and Bylaws of Parent, the Surviving Corporation and the Subsidiary Surviving Corporation shall contain, respectively, the provisions with respect to indemnification set forth in the Parent Charter and the Bylaws to be adopted by Parent attached hereto as Annex IV, and such provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers of the Company or Evergreen or any of their respective subsidiaries (the "Indemnified Parties") in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by law. Parent will cause to be maintained for a period of not less than six years from the Effective Time the Company's current directors' and officers' insurance and indemnification policies to the extent that they provide coverage for events occurring prior to the Effective Time (the "D&O Insurance") for all persons who are directors and executive officers of the Company or Evergreen on the date of this Agreement, so long as the annual premium therefor would not be in excess of 250% of the last annual premium paid prior to the date of this Agreement; provided, however, that Parent may, in lieu of maintaining such existing D&O Insurance as provided above, cause coverage to be provided under any policy maintained for the benefit of Evergreen or any of its subsidiaries so long as the terms thereof are not less advantageous to the beneficiaries thereof than the existing D&O Insurance. The provisions of this Section 4.10 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his heirs and his personal representatives and shall be binding on all successors and assigns of Evergreen, the Company and Parent.

     4.11 Letter of the Company's Accountants. The Company and Radio Broadcasting shall each use its reasonable best efforts to cause to be delivered to Evergreen and EMCLA, as applicable, a letter of Coopers & Lybrand LLP, the Company's and Radio Broadcasting's independent public accountants, and any other independent public accountants whose report would be required to be included in the Form S-4s pursuant to the rules and regulations under the Securities Act, each dated a date within two business days before the date on which the Evergreen Form S-4 or EMCLA Form S-4, as the case may be, shall become effective and an additional letter from each of them dated a date within two business days before the Closing Date and the Subsidiary Closing Date, as the case may be, each addressed to Evergreen and EMCLA, as applicable, in form and substance reasonably satisfactory to Evergreen and EMCLA and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4s.

     4.12 Letter of Evergreen's Accountants. Evergreen and EMCLA shall use its reasonable best efforts to cause to be delivered to the Company and Radio Broadcasting, as applicable, a letter of KPMG Peat Marwick LLP, Evergreen's and EMCLA's independent public accountants, and any other independent public accountants whose report would be required to be included in the Form S-4s pursuant to the rules and regulations under the Securities Act, each dated a date within two business days before the date on which the

Evergreen Form S-4 or EMCLA Form S-4, as the case may be, shall become effective and an additional letter from each of them dated a date within two business days before the Closing Date or the Subsidiary Closing Date, as the case may be, each addressed to the Company or Radio Broadcasting, as applicable, in form and substance reasonably satisfactory to the Company and Radio Broadcasting and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4s.

                                   ARTICLE V

           COVENANTS RELATING TO CONDUCT OF BUSINESS PRIOR TO MERGER

     5.1 Conduct of Business. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, the Company and Evergreen shall, and shall cause their respective subsidiaries to, act and carry on their respective businesses in the ordinary course of business and, to the extent consistent therewith, use reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve the goodwill of those engaged in material business relationships with them. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time and except as set forth in the Filed Company SEC Documents or the Filed Evergreen SEC Documents (including any pending station acquisitions, dispositions and/or swaps and the financing thereof described therein), as applicable, or in connection with the Viacom Transaction or as otherwise disclosed in writing by one party hereto to the other parties hereto prior to the execution and delivery of this Agreement, the Company and Evergreen shall not, and shall not permit any of their respective subsidiaries to, without the prior consent of the other party hereto:

     (i) (w) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of the Company's or Evergreen's or any of their respective subsidiaries' outstanding capital stock (other than, with respect to the Company and its subsidiaries, the payment of regular cash dividends by the Company on the Company Convertible Preferred Stock and the payment by Radio Broadcasting of dividends on the Radio Broadcasting 12% Preferred Stock in additional shares of such preferred stock, in each case in accordance with usual record and payment dates), (x) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock, (y) purchase, redeem or otherwise acquire any shares of outstanding capital stock or any rights, warrants or options to acquire any such shares (other than, with respect to the Company and its subsidiaries, in connection with Radio Broadcasting's offer to exchange its 12% Series A Exchangeable Preferred Stock for the Radio Broadcasting 12% Preferred Stock (the "Exchange Offer")), or (z) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock, any other equity securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, equity securities or convertible securities other than (1) upon the exercise of Company Stock Options and Evergreen Stock Options outstanding on the date of this Agreement, (2) pursuant to employment agreements or other contractual arrangements in effect on the date of this Agreement, or (3) with respect to the Company and its subsidiaries, in connection with the Exchange Offer or upon the conversion of the Company Convertible Preferred Stock;

     (ii) amend its Certificate of Incorporation, Bylaws or other comparable charter or organizational documents (other than, in the case of Radio Broadcasting, as necessary to consummate the Exchange Offer);

     (iii) acquire any business (including the assets thereof) or any corporation, partnership, joint venture, association or other business organization or division thereof;

     (iv) sell, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets that are material to the Company or Evergreen and their respective subsidiaries taken as a whole;

     (v) (x) other than working capital borrowings in the ordinary course of business and consistent with past practices incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, other than indebtedness owing to or guarantees of indebtedness owing to the Company or Evergreen or any of their respective direct or indirect wholly-owned subsidiaries or (y) make any material loans or advances to any other person, other than to the Company or Evergreen, or to any of their respective direct or indirect wholly-owned subsidiaries and other than routine advances to employees;

     (vi) make any tax election or settle or compromise any income tax liability that could reasonably be expected to be material to the Company or Evergreen and their respective subsidiaries taken as a whole;

     (vii) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company or Evergreen included in the Filed Company SEC Documents or the Filed Evergreen SEC Documents, respectively, or incurred since the date of such financial statements in the ordinary course of business consistent with past practice;

     (viii) make any material commitments or agreements for capital expenditures or capital additions or betterments except as materially consistent with the budget for capital expenditures as of the date of this Agreement and consistent with past practices;

     (ix) except as may be required by law,

          (1) other than in the ordinary course of business and consistent with past practices, make any representation or promise, oral or written, to any employee or former director, officer or employee of the Company or Evergreen or any of their respective subsidiaries which is inconsistent with the terms of any Company Benefit Plan or Evergreen Benefit Plan, respectively;

          (2) other than in the ordinary course of business and consistent with past practices, make any change to, or amend in any way, the contracts, salaries, wages, or other compensation of any director, employee or any agent or consultant of the Company or Evergreen or any of their respective subsidiaries other than routine changes or amendments that are required under existing contracts;

          (3) adopt, enter into, amend, alter or terminate, partially or completely, any Company Benefit Plan or Evergreen Benefit Plan or any election made pursuant to the provisions of any Company Benefit Plan or Evergreen Benefit Plan, to accelerate any payments, obligations or vesting schedules under any Company Benefit Plan or Evergreen Benefit Plan; or

          (4) other than in the ordinary course of business consistent with past practices, approve any general or company-wide pay increases for employees;

     (x) except in the ordinary course of business, modify, amend or terminate any material agreement, permit, concession, franchise, license or similar instrument to which the Company or Evergreen or any of their respective subsidiaries is a party or waive, release or assign any material rights or claims thereunder; or

     (xi) authorize any of, or commit or agree to take any of, the foregoing actions.

     Notwithstanding the foregoing, nothing herein shall prevent Evergreen or the Company from selling or acquiring (or agreeing to sell or acquire) all or substantially all of the assets (by purchase, stock purchase, merger or otherwise) of one or more radio broadcast stations and entering into financing transactions in connection therewith, provided that the value of the consideration (as determined in good faith by the Board of Directors of the Company or Evergreen, as the case may be) to be paid or received (as appropriate) in such transactions does not exceed $100,000,000 in the aggregate for all such radio stations acquired since the date of the Old Agreement. Each of Evergreen, on the one hand, and the Company and Radio Broadcasting, on the other hand, represent and warrant to the other party or parties that no actions have been taken since February 19, 1997 in violation of the terms of the Old Agreement.

     5.2 Company Stock Options. At the Effective Time, each Company Stock Option shall be deemed to have been assumed by Evergreen, without further action by Evergreen, and shall thereafter be deemed an option to acquire, on the same terms and conditions as were applicable under such Company Stock Option, that number of shares of Parent Common Stock that would have been received in respect of such Company

Stock Option if it had been exercised immediately prior to the Effective Time (such Company Stock Options assumed by Evergreen, the "Assumed Chancellor Stock Options"); provided, however, that, for each optionholder, (i) the aggregate fair market value of Parent Common Stock subject to Assumed Chancellor Stock Options immediately after the Effective Time shall not exceed the aggregate exercise price thereof by more than the excess of the aggregate fair market value of Company Common Stock subject to Company Stock Options immediately before the Effective Time over the aggregate exercise price thereof and (ii) on a share-by-share comparison, the ratio of the exercise price of the Assumed Chancellor Stock Option to the fair market value of the Parent Common Stock immediately after the Effective Time is no more favorable to the optionholder than the ratio of the exercise price of the Company Stock Option to the fair market value of the Company Common Stock immediately before the Effective Time; and provided, further, that no fractional shares shall be issued on the exercise of such Assumed Chancellor Stock Option and, in lieu thereof, the holder of such Assumed Chancellor Stock Option shall only be entitled to a cash payment in the amount of such fraction multiplied by the closing price per share of Parent Common Stock on the Nasdaq National Market on the business day immediately prior to the date of such exercise.

     5.3 Other Actions. The Company and Evergreen shall not, and shall not permit any of their respective subsidiaries to, take any action that would, or that could reasonably be expected to, result in any of the conditions of the Merger set forth in Article VI not being satisfied.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

     6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger and the Subsidiary Merger is subject to the satisfaction or waiver on or prior to the Closing Date and Subsidiary Closing Date, as applicable, of the following conditions:

     (a) Stockholder Approval. The Company Stockholder Approval and the Evergreen Stockholder Approval shall have been obtained.

     (b) FCC Order. The FCC shall have issued an order (the "FCC Order") approving the transfer of the Company FCC Licenses for the operation of the Company Licensed Facilities and the Evergreen FCC Licenses for the operation of the Evergreen Licensed Facilities to the public stockholders of Parent pursuant to the Merger without the imposition of any conditions or restrictions that would have a material adverse effect on the business, properties, results of operations, or condition (financial or otherwise) of Parent and its subsidiaries, considered as a whole (a "Parent Material Adverse Effect"), and which FCC Order has not been reversed, stayed, enjoined, set aside or suspended and with respect to which no timely request for stay, petition for reconsideration or appeal has been filed and as to which the time period for filing of any such appeal or request for reconsideration or for any sua sponte action by the FCC with respect to the FCC Order has expired, or, in the event that such a filing or review sua sponte has occurred, as to which such filing or review shall have been disposed of favorably to the grant of the FCC Order and the time period for seeking further relief with respect thereto shall have expired without any request for such further relief having been filed or review initiated; provided, however, that notwithstanding anything in this Agreement to the contrary, that reasonable conditions of divestiture of certain Company Licensed Facilities or Evergreen Licensed Facilities to comply with the multiple ownership requirements under the Telecom Act shall not be deemed to result in a Parent Material Adverse Effect.

     (c) Governmental and Regulatory Consents. All required consents, approvals, permits and authorizations to the consummation of the transactions contemplated hereby by the Company, Radio Broadcasting, Evergreen, EMHC and EMCLA shall be obtained from any Governmental Entity (other than the FCC) whose consent, approval, permission or authorization is required by reason of a change in law after the date of this Agreement, unless the failure to obtain such consent, approval, permission or authorization could not reasonably be expected to have a Parent Material Adverse Effect, or to materially and adversely affect the validity or enforceability of this Agreement or the Merger.

     (d) HSR Act. The waiting period (and any extension thereof) applicable to the Merger and the Subsidiary Merger under the HSR Act shall have been terminated or shall have otherwise expired.

     (e) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger and the Subsidiary Merger shall be in effect; provided, however, that the party invoking this condition shall use best reasonable efforts to have any such order or injunction vacated.

     (f) Nasdaq Listing. The shares of Parent Common Stock issuable to the Company's stockholders pursuant to this Agreement shall have been approved for quotation on the Nasdaq National Market, subject to official notice of issuance.

     (g) Form S-4s. The Evergreen Form S-4 and EMCLA Form S-4 shall each have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

     6.2 Conditions to Obligations of Evergreen, EMCLA and EMHC. The obligation of Evergreen, EMCLA and EMHC to effect the Merger and the Subsidiary Merger are further subject to the following conditions:

     (a) Representations and Warranties. The representations and warranties of the Company and Radio Broadcasting contained in this Agreement shall have been true and correct on the date of the Old Agreement (except to the extent that they expressly relate only to a different time, in which case they shall have been true and correct as of such different time), other than such breaches of representations and warranties which in the aggregate could not reasonably be expected to have a Company Material Adverse Effect. The Company and Radio Broadcasting shall have delivered to Evergreen a certificate dated as of the Closing Date, signed by a senior executive officer of the Company and Radio Broadcasting, to the effect set forth in this Section 6.2(a).

     (b) Performance of Obligations of the Company and Radio Broadcasting. The Company and Radio Broadcasting shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Evergreen shall have received a certificate signed on behalf of the Company and Radio Broadcasting by a senior executive officer of the Company and Radio Broadcasting to such effect.

     (c) Tax Opinion. Evergreen shall have received an opinion of Latham & Watkins, dated the Closing Date, substantially in the form of Exhibit H, to the effect that (i) the Merger and the Subsidiary Merger will each be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; (ii) each of Evergreen, EMHC, and the Company will be a party to the Merger within the meaning of Section 368(b) of the Code; (iii) each of EMCLA and Radio Broadcasting will be a party to the Subsidiary Merger within the meaning of Section 368(b) of the Code; (iv) no gain or loss will be recognized by the Company, Evergreen or EMHC as a result of the Merger; (v) no gain or loss will be recognized by EMCLA or Radio Broadcasting as a result of the Subsidiary Merger; (vi) no gain or loss will be recognized by any holder of Evergreen Class A Common Stock or Evergreen Class B Common Stock on the exchange of such stock for shares of Parent Common Stock pursuant to this Agreement; and
(vii) no gain or loss will be recognized by any holder of Evergreen Convertible Exchangeable Preferred Stock as a result of the Merger. In rendering such opinion, Latham & Watkins shall receive and may rely upon representations contained in certificates of Evergreen, EMCLA, EMHC, the Company, Radio Broadcasting, and certain stockholders of the Company and Radio Broadcasting, substantially in the form of Exhibits B through G.

     6.3 Conditions to Obligation of the Company and Radio Broadcasting. The obligation of the Company and Radio Broadcasting to effect the Merger and the Subsidiary Merger is further subject to the following conditions:

     (a) Representations and Warranties. The representations and warranties of Evergreen contained in this Agreement shall have been true and correct on the date of the Old Agreement (except to the extent that they expressly relate only to a different time, in which case they shall have been true and correct as of such different time), and the representations and warranties of EMCLA and EMHC contained in this Agreement shall have been true and correct on the date of this Agreement (except to the extent that they expressly relate only to an earlier time, in which case they shall have been true and correct as of such earlier time), in each case other
than such breaches of representations and warranties which in the aggregate could not reasonably be expected to have an Evergreen Material Adverse Effect. Evergreen, EMCLA and EMHC shall have delivered to the Company and Radio Broadcasting a certificate dated as of the Closing Date, signed by a senior executive officer of Evergreen, EMCLA and EMHC, to the effect set forth in this
Section 6.3(a).

     (b) Performance of Obligations of Evergreen, EMCLA and EMHC. Evergreen, EMCLA and EMHC shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, including without limitation, the filing of the Parent Charter with the Delaware Secretary of State and delivery of the Board Resignations and the Board Appointments, and the Company shall have received a certificate signed on behalf of Evergreen, EMCLA and EMHC by a senior executive officer of Evergreen, EMCLA and EMHC to such effect.

     (c) Tax Opinion. The Company and Radio Broadcasting shall have received an opinion of Weil, Gotshal & Manges LLP, dated as of the Closing Date and substantially in the form of Exhibit I, to the effect that the Merger and the Subsidiary Merger will each be treated as a reorganization under Section 368(a) of the Code and that no gain or loss will be recognized by the stockholders of the Company and of Radio Broadcasting on the receipt pursuant to the Merger and the Subsidiary Merger of shares of Parent Common Stock, Parent Convertible Preferred Stock or Merger Preferred Stock in exchange for Shares, shares of Company Convertible Preferred Stock and/or shares of Radio Broadcasting Preferred Stock, except with respect to cash received by dissenters or in lieu of fractional shares of Parent Common Stock. In rendering such opinion, Weil, Gotshal & Manges LLP shall receive and may rely upon representations contained in certificates of Evergreen, EMCLA, EMHC, the Company, Radio Broadcasting, and certain stockholders of the Company and Radio Broadcasting, substantially in the form of Exhibits B through G.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

     7.1 Termination. This Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the stockholders of the Company or
Evergreen:

     (a) by mutual written consent of Evergreen and the Company;

     (b) by either Evergreen or the Company:

     (i) if, upon a vote at a duly held Stockholders Meeting or Evergreen Stockholders Meeting or any adjournment thereof, any required approval of the stockholders of the Company or Evergreen, as the case may be, shall not have been obtained;

     (ii) if the Merger and the Subsidiary Merger shall not have been consummated on or before February 19, 1998, unless the failure to consummate the Merger or the Subsidiary Merger is the result of a willful and material breach of this Agreement by the party seeking to terminate this Agreement;

     (iii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger or Subsidiary Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

     (iv) if the other party hereto shall have breached the requirements of Sections 4.2 or 4.5 hereof, unless the party seeking to invoke this clause (iv) shall at such time be in material breach of this Agreement.

     7.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Evergreen as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Evergreen or the Company, other than the last sentence of Section
4.3 and Sections 2.10, 3.10, 7.2 and 10.2. Nothing contained in this Section 7.2 shall relieve any party from any liability resulting from any material breach of the representations, warranties, covenants or agreements set forth in this Agreement.

     7.3 Amendment. Subject to the applicable provisions of the Delaware Code, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that after the Company Stockholder Approval and Evergreen Stockholder Approval has been obtained, no amendment shall be made which reduces the consideration payable in the Merger or Subsidiary Merger or adversely affects the rights of the Company's, Radio Broadcasting's or Evergreen's stockholders hereunder without the approval of their respective stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

     7.4 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to Section 7.3, waive compliance with any of the agreements or conditions of the other parties contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

     7.5 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.1, an amendment of this Agreement pursuant to Section 7.3 or an extension or waiver pursuant to Section
7.4 shall, in order to be effective, require in the case of Evergreen or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.

                                  ARTICLE VIII

                             SURVIVAL OF PROVISIONS

     8.1 Survival. The representations and warranties respectively required to be made by the Company and Evergreen in this Agreement, or in any certificate, respectively, delivered by the Company or Evergreen pursuant to Section 6.2 or
Section 6.3 hereof will not survive the Closing.

                                   ARTICLE IX

                                    NOTICES

     9.1 Notices. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly given if delivered, telecopied or mailed, by certified mail, return receipt requested, first-class postage prepaid, to the parties at the following addresses:

     If to Evergreen, EMCLA or EMHC, to:

        Evergreen Media Corporation
        433 East Las Colinas Boulevard
        Suite 1130
        Irving, Texas 75039
        Attention: Scott K. Ginsburg
        Telephone: (972) 869-9020
        Telecopy: (972) 869-3671
     with copies to:

        Latham & Watkins
        1001 Pennsylvania Ave., N.W.
        Suite 1300
        Washington, D.C. 20004
        Attention: Eric L. Bernthal, Esq.
                   Daniel T. Lennon, Esq.
        Telephone: (202) 637-2200
        Telecopy: (202) 637-2201

     If to the Company or Radio Broadcasting, to:

        Chancellor Broadcasting Company
        12655 N. Central Expressway
        Suite 405
        Dallas, Texas 75243
        Attention: Steven Dinetz
        Telephone: (972) 239-6220
        Telecopy: (972) 239-0220

     With copies to:

        Hicks, Muse, Tate & Furst Incorporated
        200 Crescent Court, Suite 1600
        Dallas, Texas 75201
        Attention: Thomas O. Hicks
                   Lawrence D. Stuart, Jr.
        Telephone: (214) 740-7300
        Telecopy: (214) 740-7313

                  and

        Weil, Gotshal & Manges LLP
        100 Crescent Court, Suite 1300
        Dallas, Texas 75201
        Attention: Jeremy W. Dickens, Esq.
        Telephone: (214) 746-7720
        Telecopy: (214) 746-7777

All notices and other communications required or permitted under this Agreement that are addressed as provided in this Article IX will, if delivered personally, be deemed given upon delivery, will, if delivered by telecopy, be deemed delivered when confirmed and will, if delivered by mail in the manner described above, be deemed given on the third business day after the day it is deposited in a regular depository of the United States mail. Any party from time to time may change its address for the purpose of notices to that party by giving a similar notice specifying a new address, but no such notice will be deemed to have been given until it is actually received by the party sought to be charged with the contents thereof.

                                   ARTICLE X

                                 MISCELLANEOUS

     10.1 Entire Agreement. Except for documents executed by the Company and Evergreen pursuant hereto, this Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter of this Agreement, and this Agreement (including the exhibits hereto and other documents delivered in connection herewith), the Stockholders Agreement and the Confidentiality Agreements contain the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

     10.2 Expenses. Whether or not the Merger and the Subsidiary Merger are consummated, each of the Company and Evergreen will pay its own costs and expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby; provided that the fees and expenses incurred in connection with (i) the filings and registrations with the Department of Justice and Federal Trade Commission pursuant to the HSR Act, (ii) the filings with the FCC under the Communications Act, and (iii) the printing, mailing and distribution of the Joint Proxy Statement and the preparation and filing of the Form S-4s, shall be borne equally by Evergreen and the Company.

     10.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     10.4 No Third Party Beneficiary. Except as otherwise provided herein, the terms and provisions of this Agreement are intended solely for the benefit of the parties hereto, and their respective successors or assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

     10.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     10.6 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any such assignment that is not consented to shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns.

     10.7 Headings, Gender, Etc. The headings used in this Agreement have been inserted for convenience and do not constitute matter to be construed or interpreted in connection with this Agreement. Unless the context of this Agreement otherwise requires, (a) words of any gender are deemed to include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms "hereof," "herein," "hereby," "hereto," and derivative or similar words refer to this entire Agreement; (d) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; (e) all references to "dollars" or "$" refer to currency of the United States of America; and (f) the term "person" shall include any natural person, corporation, limited liability company, general partnership, limited partnership, or other entity, enterprise, authority or business organization.

     10.8 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, and if the rights or obligations of the Company or Evergreen under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom.

     10.9 Viacom Transaction. On February 16, 1997, EMCLA and Viacom International Inc. ("Viacom") entered into a Stock Purchase Agreement (the "Viacom Purchase Agreement") whereby EMCLA agreed to purchase all the outstanding shares of stock of certain subsidiaries of Viacom that own and operate the radio broadcast stations described in the Viacom Purchase Agreement. Concurrently with the execution and delivery of the Old Agreement, Evergreen, EMCLA, the Company and Radio Broadcasting entered into an agreement (the "Joint Purchase Agreement") whereby, as between Evergreen and the Company, the Company agreed to assume certain obligations under the Viacom Purchase Agreement and Evergreen agreed to grant to the Company certain rights under the Viacom Purchase Agreement. Notwithstanding any provision hereof to the contrary, no provision of the Old Agreement or this Agreement shall be deemed to prohibit any transaction contemplated by the Joint Purchase Agreement or the Viacom Purchase Agreement. The transactions contemplated by the Viacom Purchase Agreement and the Joint Purchase Agreement are referred to collectively as the "Viacom Transaction."


     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Company, Radio Broadcasting, Evergreen, EMCLA and EMHC effective as of the date first written above.


                                            CHANCELLOR BROADCASTING
                                            COMPANY


                                            By:     /s/ THOMAS O. HICKS

                                              ----------------------------------

                                            Name: Thomas O. Hicks


                                            Title: Chairman of the Board


                                            CHANCELLOR RADIO BROADCASTING
                                            COMPANY


                                            By:     /s/ THOMAS O. HICKS

                                              ----------------------------------

                                            Name: Thomas O. Hicks


                                            Title: Chairman of the Board


                                            EVERGREEN MEDIA CORPORATION


                                            By:    /s/ SCOTT K. GINSBURG

                                              ----------------------------------

                                            Name: Scott K. Ginsburg


                                            Title: Chairman and Chief Executive
                                            Officer


                                            EVERGREEN MEDIA CORPORATION OF LOS
                                            ANGELES


                                            By:    /s/ SCOTT K. GINSBURG

                                              ----------------------------------

                                            Name: Scott K. Ginsburg


                                            Title: Chairman and Chief Executive
                                            Officer

                                            EVERGREEN MEZZANINE HOLDINGS
                                            CORPORATION


                                            By:    /s/ SCOTT K. GINSBURG

                                              ----------------------------------

                                            Name: Scott K. Ginsburg


                                            Title: Chairman and Chief Executive
                                            Officer

                                                                         ANNEX I


AMENDMENTS TO CERTIFICATE OF INCORPORATION OF EVERGREEN MEZZANINE HOLDINGS
CORPORATION:


ARTICLE FOURTH SHALL BE AMENDED AND RESTATED IN ITS ENTIRETY TO READ AS FOLLOWS:

     FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 10,001,000 shares consisting of
(a) 10,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock") and (b) 1,000 shares of Common Stock, par value $.01 per share (the "Common Stock").

     The designations, powers, preferences, rights, qualifications, limitations, and restrictions of the Preferred Stock and the Common Stock are as follows:

     1. Provisions Relating to the Preferred Stock.

     (a) The Preferred Stock may be issued from time to time in one or more classes or series, the shares of each class or series to have such designations, powers, preferences and rights and such qualifications, limitations and restrictions thereof as are stated and expressed herein and in the resolution or resolutions providing for the issue of such class or series adopted by the Board of Directors of the Corporation (the "Board of Directors") as hereafter prescribed.

     (b) Authority is hereby expressly granted to and vested in the Board of Directors to authorize the issuance of the Preferred Stock from time to time in one or more classes or series, and with respect to each class or series of the Preferred Stock, to fix and state by the resolution or resolutions from time to time adopted providing for the issuance thereof the following:

     (i) whether or not the class or series is to have voting rights, full, special or limited, or is to be without voting rights, and whether or not such class or series is to be entitled to vote as a separate class either alone or together with the holders of one or more other classes or series of stock;

     (ii) the number of shares to constitute the class or series and the designations thereof;

     (iii) the preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to any class or series;

     (iv) whether or not the shares of any class or series shall be redeemable at the option of the Corporation or the holders thereof or upon the happening of any specified event, and, if redeemable, the redemption price or prices (which may be payable in the form of cash, notes, securities or other property) and the time or times at which, and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

     (v) whether or not the shares of a class or series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and, if such retirement or sinking fund or funds are to be established, the annual amount thereof and the terms and provisions relative to the operation thereof;

     (vi) the dividend rate, whether dividends are payable in cash, securities of the Corporation or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of dividends payable on any other class or classes or series of stock, whether or not such dividends shall be cumulative or noncumulative and, if cumulative, the date or dates from which such dividends shall accumulate;

     (vii) the preferences, if any, and the amounts thereof which the holders of any class or series thereof shall be entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

     (viii) whether or not the shares of any class or series, at the option of the Corporation or the holder thereof or upon the happening of any specified event, shall be convertible into or exchangeable for the shares of any other class or classes or of any other series of the same or any other class or classes of stock, securities,

                                      A-I-1
or other property of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

     (ix) such other special rights and protective provisions with respect to any class or series as may to the Board of Directors seem advisable.

     (c) The shares of each class or series of the Preferred Stock may vary from the shares of any other class or series thereof in any or all of the foregoing respects. The Board of Directors may increase the number of shares of the Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of the Preferred Stock not designated for any other class or series. The Board of Directors may decrease the number of shares of the Preferred Stock designated for any existing class or series by a resolution subtracting from such class or series authorized and unissued shares of the Preferred Stock designated for such existing class or series, and the shares so subtracted shall become authorized, unissued and undesignated shares of the Preferred Stock.

     (d) The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of a majority of the holders of the Preferred Stock, or of any class or series thereof, unless a vote of any such holders is required pursuant to the certificate or certificates establishing such class or series of Preferred Stock.

     2. Provisions Relating to the Common Stock.

     (a) Each share of Common Stock of the Corporation shall have identical rights and privileges in every respect. The holders of shares of Common Stock shall be entitled to vote upon all matters submitted to a vote of the stockholders of the Corporation and shall be entitled to one vote for each share of Common Stock held.

     (b) Subject to the prior rights and preferences, if any, applicable to shares of the Preferred Stock or any series thereof, the holders of shares of the Common Stock shall be entitled to receive such dividends (payable in cash, stock, or otherwise) as may be declared thereon by the board of directors at any time and from time to time out of any funds of the Corporation legally available therefor.

     (c) In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the Preferred Stock or any series thereof, the holders of shares of the Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of the Common Stock held by them. A liquidation, dissolution, or winding-up of the Corporation, as such terms are used in this Paragraph (c), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other corporation or corporations or other entity or a sale, lease, exchange, or conveyance of all or a part of the assets of the Corporation.

     3. General.

     (a) Subject to the foregoing provisions of this Certificate of Incorporation, the Corporation may issue shares of its Common Stock from time to time for such consideration (not less than the par value thereof) as may be fixed by the Board of Directors, which is expressly authorized to fix the same in its absolute and uncontrolled discretion subject to the foregoing conditions. Shares so issued for which the consideration shall have been paid or delivered to the Corporation shall be deemed fully paid stock and shall not be liable to any further call or assessment thereon, and the holders of such shares shall not be liable for any further payments in respect of such shares.

     (b) The Corporation shall have authority to create and issue rights and options entitling their holders to purchase shares of the Corporation's capital stock of any class or series or other securities of the Corporation, and such rights and options shall be evidenced by instrument(s) approved by the Board of Directors. The Board of Directors shall be empowered to set the exercise price, duration, times for exercise, and other terms of such options or rights; provided, however, that the consideration to be received for any shares of capital stock subject thereto shall not be less than the par value thereof.

                                      A-I-2

ARTICLE SEVENTH SHALL BE AMENDED AND RESTATED IN ITS ENTIRETY TO READ AS
FOLLOWS:

     SEVENTH: The Corporation shall indemnify any Person who was, is, or is threatened to be made a party to a proceeding (as hereinafter defined) by reason of the fact that he or she (i) is or was a director, officer, employee or agent of the Corporation, or (ii) is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, to the fullest extent permitted under the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended. Such right shall be a contract right and as such shall run to the benefit of any director or officer who is elected and accepts the position of director or officer of the Corporation or elects to continue to serve as a director or officer of the Corporation while this Article Seventh is in effect. Any repeal or amendment of this Article Seventh shall be prospective only and shall not limit the rights of any such director or officer or the obligations of the Corporation with respect to any claim arising from or related to the services of such director or officer in any of the foregoing capacities prior to any such repeal or amendment to this Article Seventh. Such right shall include the right to be paid by the Corporation expenses incurred in investigating or defending any such proceeding in advance of its final disposition to the maximum extent permitted under the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended. To the extent that a director, officer, employee or agent of the corporation shall be successful on the merits or otherwise in defense of any proceeding, or in defense of any claim, issue, or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. If a claim for indemnification or advancement of expenses hereunder is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, the claimant shall also be entitled to be paid the expenses of prosecuting such claim. It shall be a defense to any such action that such indemnification or advancement of costs of defense is not permitted under the General Corporation Law of the State of Delaware, but the burden of proving such defense shall be on the Corporation. None of (i) the failure of the Corporation (including its board of directors or any committee thereof, independent legal counsel, or stockholders) to have made its determination prior to the commencement of such action that indemnification of, or advancement of costs of defense to, the claimant is permissible in the circumstances, (ii) an actual determination by the Corporation (including its board of directors or any committee thereof, independent legal counsel, or stockholders) that such indemnification or advancement is not permissible, or
(iii) the termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall be a defense to the action or create a presumption that such indemnification or advancement is not permissible. In the event of the death of any Person having a right of indemnification under the foregoing provisions, such right shall inure to the benefit of his or her heirs, executors, administrators, and personal representatives. The rights conferred above shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, bylaw, resolution of stockholders or directors, agreement, or otherwise.

     The Corporation may additionally indemnify any employee or agent of the Corporation to the fullest extent permitted by law.

     Without limiting the generality of the foregoing, to the extent permitted by then applicable law, the grant of mandatory indemnification pursuant to this Article Seventh shall extend to proceedings involving the negligence of such Person.

     The Board of Directors may authorize, by a vote of a majority of a quorum of the Board of Directors, the Corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Article Seventh.

                                      A-I-3

     As used herein, the term "proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding. "Person" as used herein means any corporation, partnership, association, firm, trust, joint venture, political subdivision or instrumentality.

A NEW ARTICLE SHALL BE ADDED AS ARTICLE TENTH TO READ AS FOLLOWS:

     TENTH: The following provisions are included for the purpose of ensuring that control and management of the Corporation remains with loyal citizens of the United States and/or corporations formed under the laws of the United States or any of the states of the United States, as required by the Communications Act of 1934, as the same may be amended from time to time:

     (a) The Corporation shall not issue to (i) a person who is a citizen of a country other than the United States; (ii) any entity organized under the laws of a government other than the government of the United States or any state, territory, or possession of the United States; (iii) a government other than the government of the United States or of any state, territory, or possession of the United States; or (iv) a representative of, or an individual or entity controlled by, any of the foregoing (individually, an "Alien"; collectively, "Aliens") in excess of 25% of the total number of shares of capital stock of the Corporation outstanding at any time and shall not permit the transfer on the books of the corporation of any capital stock to any Alien that would result in the total number of shares of such capital stock held by Aliens exceeding such 25% limit.

     (b) No Alien or Aliens shall be entitled to vote or direct or control the vote of more than 25% of (i) the total number of shares of capital stock of the Corporation outstanding and entitled to vote at any time and from time to time, or (ii) the total voting power of all shares of capital stock of the Corporation outstanding and entitled to vote at any time and from time to time.

     (c) No Alien shall be qualified to act as an officer of the Corporation, and no more than one-fourth of the total number of directors of the Corporation at any time and from time to time may be Aliens.

     (d) The Board of Directors of the Corporation shall have all powers necessary to implement the provisions of this Article Tenth.

                                      A-I-4

                                                                        ANNEX II

AMENDMENTS TO CERTIFICATE OF INCORPORATION OF EVERGREEN MEDIA CORPORATION OF LOS
ANGELES:

ARTICLE FOURTH SHALL BE AMENDED AND RESTATED IN ITS ENTIRETY TO READ AS FOLLOWS:

     FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 10,001,000 shares consisting of
(a) 10,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock") and (b) 1,000 shares of Common Stock, par value $.01 per share (the "Common Stock").

     The designations, powers, preferences, rights, qualifications, limitations, and restrictions of the Preferred Stock and the Common Stock are as follows:

     1. Provisions Relating to the Preferred Stock.

     (a) The Preferred Stock may be issued from time to time in one or more classes or series, the shares of each class or series to have such designations, powers, preferences and rights and such qualifications, limitations and restrictions thereof as are stated and expressed herein and in the resolution or resolutions providing for the issue of such class or series adopted by the Board of Directors of the Corporation (the "Board of Directors") as hereafter prescribed.

     (b) Authority is hereby expressly granted to and vested in the Board of Directors to authorize the issuance of the Preferred Stock from time to time in one or more classes or series, and with respect to each class or series of the Preferred Stock, to fix and state by the resolution or resolutions from time to time adopted providing for the issuance thereof the following:

     (i) whether or not the class or series is to have voting rights, full, special or limited, or is to be without voting rights, and whether or not such class or series is to be entitled to vote as a separate class either alone or together with the holders of one or more other classes or series of stock;

     (ii) the number of shares to constitute the class or series and the designations thereof;

     (iii) the preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to any class or series;

     (iv) whether or not the shares of any class or series shall be redeemable at the option of the Corporation or the holders thereof or upon the happening of any specified event, and, if redeemable, the redemption price or prices (which may be payable in the form of cash, notes, securities or other property) and the time or times at which, and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

     (v) whether or not the shares of a class or series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and, if such retirement or sinking fund or funds are to be established, the annual amount thereof and the terms and provisions relative to the operation thereof;

     (vi) the dividend rate, whether dividends are payable in cash, securities of the Corporation or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of dividends payable on any other class or classes or series of stock, whether or not such dividends shall be cumulative or noncumulative and, if cumulative, the date or dates from which such dividends shall accumulate;

     (vii) the preferences, if any, and the amounts thereof which the holders of any class or series thereof shall be entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

                                     A-II-1

     (viii) whether or not the shares of any class or series, at the option of the Corporation or the holder thereof or upon the happening of any specified event, shall be convertible into or exchangeable for the shares of any other class or classes or of any other series of the same or any other class or classes of stock, securities, or other property of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

     (ix) such other special rights and protective provisions with respect to any class or series as may to the Board of Directors seem advisable.

     (c) The shares of each class or series of the Preferred Stock may vary from the shares of any other class or series thereof in any or all of the foregoing respects. The Board of Directors may increase the number of shares of the Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of the Preferred Stock not designated for any other class or series. The Board of Directors may decrease the number of shares of the Preferred Stock designated for any existing class or series by a resolution subtracting from such class or series authorized and unissued shares of the Preferred Stock designated for such existing class or series, and the shares so subtracted shall become authorized, unissued and undesignated shares of the Preferred Stock.

     (d) The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of a majority of the holders of the Preferred Stock, or of any class or series thereof, unless a vote of any such holders is required pursuant to the certificate or certificates establishing such class or series of Preferred Stock.

     2. Provisions Relating to the Common Stock.

     (a) Each share of Common Stock of the Corporation shall have identical rights and privileges in every respect. The holders of shares of Common Stock shall be entitled to vote upon all matters submitted to a vote of the stockholders of the Corporation and shall be entitled to one vote for each share of Common Stock held.

     (b) Subject to the prior rights and preferences, if any, applicable to shares of the Preferred Stock or any series thereof, the holders of shares of the Common Stock shall be entitled to receive such dividends (payable in cash, stock, or otherwise) as may be declared thereon by the board of directors at any time and from time to time out of any funds of the Corporation legally available therefor.

     (c) In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the Preferred Stock or any series thereof, the holders of shares of the Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of the Common Stock held by them. A liquidation, dissolution, or winding-up of the Corporation, as such terms are used in this Paragraph (c), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other corporation or corporations or other entity or a sale, lease, exchange, or conveyance of all or a part of the assets of the Corporation.

     3. General.

     (a) Subject to the foregoing provisions of this Certificate of Incorporation, the Corporation may issue shares of its Common Stock from time to time for such consideration (not less than the par value thereof) as may be fixed by the Board of Directors, which is expressly authorized to fix the same in its absolute and uncontrolled discretion subject to the foregoing conditions. Shares so issued for which the consideration shall have been paid or delivered to the Corporation shall be deemed fully paid stock and shall not be liable to any further call or assessment thereon, and the holders of such shares shall not be liable for any further payments in respect of such shares.

     (b) The Corporation shall have authority to create and issue rights and options entitling their holders to purchase shares of the Corporation's capital stock of any class or series or other securities of the Corporation, and such rights and options shall be evidenced by instrument(s) approved by the Board of Directors. The

                                     A-II-2

Board of Directors shall be empowered to set the exercise price, duration, times for exercise, and other terms of such options or rights; provided, however, that the consideration to be received for any shares of capital stock subject thereto shall not be less than the par value thereof.

ARTICLE SEVENTH SHALL BE AMENDED AND RESTATED IN ITS ENTIRETY TO READ AS
FOLLOWS:

     SEVENTH: The Corporation shall indemnify any Person who was, is, or is threatened to be made a party to a proceeding (as hereinafter defined) by reason of the fact that he or she (i) is or was a director, officer, employee or agent of the Corporation, or (ii) is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, to the fullest extent permitted under the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended. Such right shall be a contract right and as such shall run to the benefit of any director or officer who is elected and accepts the position of director or officer of the Corporation or elects to continue to serve as a director or officer of the Corporation while this Article Seventh is in effect. Any repeal or amendment of this Article Seventh shall be prospective only and shall not limit the rights of any such director or officer or the obligations of the Corporation with respect to any claim arising from or related to the services of such director or officer in any of the foregoing capacities prior to any such repeal or amendment to this Article Seventh. Such right shall include the right to be paid by the Corporation expenses incurred in investigating or defending any such proceeding in advance of its final disposition to the maximum extent permitted under the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended. To the extent that a director, officer, employee or agent of the corporation shall be successful on the merits or otherwise in defense of any proceeding, or in defense of any claim, issue, or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. If a claim for indemnification or advancement of expenses hereunder is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, the claimant shall also be entitled to be paid the expenses of prosecuting such claim. It shall be a defense to any such action that such indemnification or advancement of costs of defense is not permitted under the General Corporation Law of the State of Delaware, but the burden of proving such defense shall be on the Corporation. None of (i) the failure of the Corporation (including its board of directors or any committee thereof, independent legal counsel, or stockholders) to have made its determination prior to the commencement of such action that indemnification of, or advancement of costs of defense to, the claimant is permissible in the circumstances, (ii) an actual determination by the Corporation (including its board of directors or any committee thereof, independent legal counsel, or stockholders) that such indemnification or advancement is not permissible, or
(iii) the termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall be a defense to the action or create a presumption that such indemnification or advancement is not permissible. In the event of the death of any Person having a right of indemnification under the foregoing provisions, such right shall inure to the benefit of his or her heirs, executors, administrators, and personal representatives. The rights conferred above shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, bylaw, resolution of stockholders or directors, agreement, or otherwise.

     The Corporation may additionally indemnify any employee or agent of the Corporation to the fullest extent permitted by law.

     Without limiting the generality of the foregoing, to the extent permitted by then applicable law, the grant of mandatory indemnification pursuant to this Article Seventh shall extend to proceedings involving the negligence of such Person.

     The Board of Directors may authorize, by a vote of a majority of a quorum of the Board of Directors, the Corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or

                                     A-II-3
domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Article Seventh.

     As used herein, the term "proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding. "Person" as used herein means any corporation, partnership, association, firm, trust, joint venture, political subdivision or instrumentality.

A NEW ARTICLE SHALL BE ADDED AS ARTICLE TENTH TO READ AS FOLLOWS:

     TENTH: The following provisions are included for the purpose of ensuring that control and management of the Corporation remains with loyal citizens of the United States and/or corporations formed under the laws of the United States or any of the states of the United States, as required by the Communications Act of 1934, as the same may be amended from time to time:

     (a) The Corporation shall not issue to (i) a person who is a citizen of a country other than the United States; (ii) any entity organized under the laws of a government other than the government of the United States or any state, territory, or possession of the United States; (iii) a government other than the government of the United States or of any state, territory, or possession of the United States; or (iv) a representative of, or an individual or entity controlled by, any of the foregoing (individually, an "Alien"; collectively, "Aliens") in excess of 25% of the total number of shares of capital stock of the Corporation outstanding at any time and shall not permit the transfer on the books of the corporation of any capital stock to any Alien that would result in the total number of shares of such capital stock held by Aliens exceeding such 25% limit.

     (b) No Alien or Aliens shall be entitled to vote or direct or control the vote of more than 25% of (i) the total number of shares of capital stock of the Corporation outstanding and entitled to vote at any time and from time to time, or (ii) the total voting power of all shares of capital stock of the Corporation outstanding and entitled to vote at any time and from time to time.

     (c) No Alien shall be qualified to act as an officer of the Corporation, and no more than one-fourth of the total number of directors of the Corporation at any time and from time to time may be Aliens.

     (d) The Board of Directors of the Corporation shall have all powers necessary to implement the provisions of this Article Tenth.

                                     A-II-4

                                                                       ANNEX III

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                          CHANCELLOR MEDIA CORPORATION

     FIRST: The name of the corporation is Chancellor Media Corporation (the "Corporation").

     SECOND: The registered office of the Corporation in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

     THIRD: The purpose for which the Corporation is organized is to engage in any and all lawful acts and activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

     FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 325,000,000 shares consisting of (a) 50,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"), (b) 200,000,000 shares of Common Stock, par value $.01 per share (the "Common Stock") and (c) 75,000,000 shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock").

     The designations, powers, preferences, rights, qualifications, limitations, and restrictions of the Preferred Stock, the Common Stock and the Class A Common Stock are as follows:

     1. Reclassification of Existing Class A and Class B Common Stock.

     (a) Upon the filing of this Amended and Restated Certificate of Incorporation, each share of Class A Common Stock, par value $.01 per share, of the Corporation outstanding shall be reclassified, changed and converted into one share of the Common Stock, and each share of Class B Common Stock, par value $.01 per share, of the Corporation outstanding shall be reclassified into one share of Common Stock (such reclassifications collectively being the "Reclassification").

     (b) After the Reclassification, each holder of the shares of capital stock of the Corporation being reclassified, changed and converted as provided herein shall be entitled to receive, upon surrender at the office of the Corporation or the transfer agent for the Common Stock of such holder's certificate or certificates representing the shares being reclassified, duly endorsed in blank or accompanied by duly executed proper instruments of transfer, as promptly as practicable after such surrender one or more certificates evidencing the Common Stock issuable to such holder in respect of the Reclassification. After the Reclassification, pending the issuance and delivery of such certificates in accordance herewith, the certificate or certificates evidencing the shares of previously outstanding class A and class B common stock being reclassified shall be deemed to evidence the shares of Common Stock issuable upon the Reclassification.

     2. Provisions Relating to the Preferred Stock.

     (a) The Preferred Stock may be issued from time to time in one or more classes or series, the shares of each class or series to have such designations, powers, preferences and rights and such qualifications, limitations and restrictions thereof as are stated and expressed herein and in the resolution or resolutions providing for the issue of such class or series adopted by the Board of Directors of the Corporation (the "Board of Directors") as hereafter prescribed.

     (b) Authority is hereby expressly granted to and vested in the Board of Directors to authorize the issuance of the Preferred Stock from time to time in one or more classes or series, and with respect to each class or series of the Preferred Stock, to fix and state by the resolution or resolutions from time to time adopted providing for the issuance thereof the following:

                                     A-III-1

     (i) whether or not the class or series is to have voting rights, full, special or limited, or is to be without voting rights, and whether or not such class or series is to be entitled to vote as a separate class either alone or together with the holders of one or more other classes or series of stock;

     (ii) the number of shares to constitute the class or series and the designations thereof;

     (iii) the preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to any class or series;

     (iv) whether or not the shares of any class or series shall be redeemable at the option of the Corporation or the holders thereof or upon the happening of any specified event, and, if redeemable, the redemption price or prices (which may be payable in the form of cash, notes, securities or other property) and the time or times at which, and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

     (v) whether or not the shares of a class or series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and, if such retirement or sinking fund or funds are to be established, the annual amount thereof and the terms and provisions relative to the operation thereof;

     (vi) the dividend rate, whether dividends are payable in cash, securities of the Corporation or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of dividends payable on any other class or classes or series of stock, whether or not such dividends shall be cumulative or noncumulative and, if cumulative, the date or dates from which such dividends shall accumulate;

     (vii) the preferences, if any, and the amounts thereof which the holders of any class or series thereof shall be entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

     (viii) whether or not the shares of any class or series, at the option of the Corporation or the holder thereof or upon the happening of any specified event, shall be convertible into or exchangeable for the shares of any other class or classes or of any other series of the same or any other class or classes of stock, securities, or other property of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

     (ix) such other special rights and protective provisions with respect to any class or series as may to the Board of Directors seem advisable.

     (c) The shares of each class or series of the Preferred Stock may vary from the shares of any other class or series thereof in any or all of the foregoing respects. The Board of Directors may increase the number of shares of the Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of the Preferred Stock not designated for any other class or series. The Board of Directors may decrease the number of shares of the Preferred Stock designated for any existing class or series by a resolution subtracting from such class or series authorized and unissued shares of the Preferred Stock designated for such existing class or series, and the shares so subtracted shall become authorized, unissued and undesignated shares of the Preferred Stock.


     (d) The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock and Class A Common Stock, each voting as a separate class, without a vote of a majority of the holders of the Preferred Stock, or of any class or series thereof, unless a vote of any such holders is required pursuant to the certificate or certificates establishing such class or series of Preferred Stock.


     3. Provisions Relating to the Common Stock and Class A Common Stock.


     (a) Except as otherwise set forth in this Paragraph 3, each share of Common Stock and Class A Common Stock of the Corporation shall have identical rights and privileges in every respect. The holders of


                                     A-III-2
shares of Common Stock shall be entitled to vote as a class upon all matters submitted to a vote of the stockholders of the Corporation and shall be entitled to one vote for each share of Common Stock held, and the holders of shares of Class A Common Stock shall be entitled to vote upon all matters submitted to a vote of the stockholders of the Corporation as a separate class and shall be entitled to one vote for each share of Class A Common Stock held.


     (b) Subject to the prior rights and preferences, if any, applicable to shares of the Preferred Stock or any series thereof, the holders of shares of the Common Stock and Class A Common Stock shall be entitled to receive and participate ratably in such dividends (payable in cash, stock, or otherwise) as may be declared thereon by the board of directors at any time and from time to time out of any funds of the Corporation legally available therefor.

     (c) In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the Preferred Stock or any series thereof, the holders of shares of the Common Stock and Class A Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of the Common Stock or Class A Common Stock held by them.


     (d) With respect to any Going Private Transaction (as defined below) between the Corporation and Scott K. Ginsburg or Affiliates of Scott K. Ginsburg (as defined below), the holders of the Common Stock and the Class A Common Stock shall each vote separately as a class. For purposes of this Paragraph 3(d), the term "Going Private Transaction" shall mean any transaction that is a "Rule 13e-3 Transaction," as such term is defined in Rule 13e-3(a)(3), 17 C.F.R.
sec. 240.13e-3, as amended from time to time, promulgated under the Securities Exchange Act of 1934, as amended. The term "Affiliate of Scott K. Ginsburg" shall mean (x) any corporation of which Scott K. Ginsburg is the beneficial owner of 50% or more of the combined voting power of all classes of equity securities, (y) any trust or other estate in which Scott K. Ginsburg serves as trustee or in a similar capacity, or (z) any partnership, joint venture, or unincorporated organization that is under the direct or indirect control of Scott K. Ginsburg, such that Scott K. Ginsburg possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such entity whether through the ownership of voting securities, by contract, or otherwise.


     4. General.

     (a) Subject to the foregoing provisions of this Certificate of Incorporation, the Corporation may issue shares of its Common Stock and Class A Common Stock from time to time for such consideration (not less than the par value thereof) as may be fixed by the Board of Directors, which is expressly authorized to fix the same in its absolute and uncontrolled discretion subject to the foregoing conditions; provided, however, that notwithstanding the foregoing, the Corporation may not issue shares of Class A Common Stock without the unanimous vote or written consent of the Board of Directors of the Corporation. Shares so issued for which the consideration shall have been paid or delivered to the Corporation shall be deemed fully paid stock and shall not be liable to any further call or assessment thereon, and the holders of such shares shall not be liable for any further payments in respect of such shares.

     (b) The Corporation shall have authority to create and issue rights and options entitling their holders to purchase shares of the Corporation's capital stock of any class or series or other securities of the Corporation, and such rights and options shall be evidenced by instrument(s) approved by the Board of Directors. The Board of Directors shall be empowered to set the exercise price, duration, times for exercise, and other terms of such options or rights; provided, however, that the consideration to be received for any shares of capital stock subject thereto shall not be less than the par value thereof.

     FIFTH: The number of directors constituting the Board of Directors shall be no less than five and no more than thirteen, plus such number of directors as may be elected from time to time by the holders of any class or series of Preferred Stock. Commencing on the date on which this Amended and Restated Certificate of Incorporation shall become effective pursuant to the General Corporation Law of the State of Delaware, the directors of the Corporation shall be divided into three classes (the "Classified Directors") with the first class

                                     A-III-3

("Class I"), second class ("Class II") and the third class ("Class III") each to consist as nearly as practicable of an equal number of directors. The term of office of the Class I directors shall expire at the 1998 annual meeting of stockholders, the term of office of the Class II directors shall expire at the 1999 annual meeting of stockholders and the term of office of the Class III directors shall expire at the 2000 annual meeting of stockholders, with each director to hold office until his or her successor shall have been duly elected and qualified. At each annual meeting of stockholders, commencing with the 1998 annual meeting, Classified Directors elected to succeed those Classified Directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election.

     SIXTH: The directors of the Corporation need not be elected by written ballot unless the bylaws of the Corporation otherwise provide.

     SEVENTH: The following provisions are included for the purpose of ensuring that control and management of the Corporation remains with loyal citizens of the United States and/or corporations formed under the laws of the United States or any of the states of the United States, as required by the Communications Act of 1934, as the same may be amended from time to time:

     (a) The Corporation shall not issue to (i) a person who is a citizen of a country other than the United States; (ii) any entity organized under the laws of a government other than the government of the United States or any state, territory, or possession of the United States; (iii) a government other than the government of the United States or of any state, territory, or possession of the United States; or (iv) a representative of, or an individual or entity controlled by, any of the foregoing (individually, an "Alien"; collectively, "Aliens") in excess of 25% of the total number of shares of capital stock of the Corporation outstanding at any time and shall not permit the transfer on the books of the corporation of any capital stock to any Alien that would result in the total number of shares of such capital stock held by Aliens exceeding such 25% limit.

     (b) No Alien or Aliens shall be entitled to vote or direct or control the vote of more than 25% of (i) the total number of shares of capital stock of the Corporation outstanding and entitled to vote at any time and from time to time, or (ii) the total voting power of all shares of capital stock of the Corporation outstanding and entitled to vote at any time and from time to time.

     (c) No Alien shall be qualified to act as an officer of the Corporation, and no more than one-fourth of the total number of directors of the Corporation at any time and from time to time may be Aliens.

     (d) The Board of Directors of the Corporation shall have all powers necessary to implement the provisions of this Article Seventh.

     EIGHTH: No contract or transaction between the Corporation and one or more of its directors, officers, or stockholders or between the Corporation and any Person (as hereinafter defined) in which one or more of its directors, officers, or stockholders are directors, officers, or stockholders, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee which authorizes the contract or transaction, or solely because his, her, or their votes are counted for such purpose, if: (i) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board of directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (ii) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved, or ratified by the board of directors, a committee thereof, or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee which authorizes the contract or transaction. "Person" as used herein means any corporation, partnership, association, firm, trust, joint venture, political subdivision or instrumentality.

     NINTH: The Corporation shall indemnify any Person who was, is, or is threatened to be made a party to a proceeding (as hereinafter defined) by reason of the fact that he or she (i) is or was a director, officer,

                                     A-III-4
employee or agent of the Corporation, or (ii) is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, to the fullest extent permitted under the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended. Such right shall be a contract right and as such shall run to the benefit of any director or officer who is elected and accepts the position of director or officer of the Corporation or elects to continue to serve as a director or officer of the Corporation while this Article Ninth is in effect. Any repeal or amendment of this Article Ninth shall be prospective only and shall not limit the rights of any such director or officer or the obligations of the Corporation with respect to any claim arising from or related to the services of such director or officer in any of the foregoing capacities prior to any such repeal or amendment to this Article Ninth. Such right shall include the right to be paid by the Corporation expenses incurred in investigating or defending any such proceeding in advance of its final disposition to the maximum extent permitted under the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended. To the extent that a director, officer, employee or agent of the corporation shall be successful on the merits or otherwise in defense of any proceeding, or in defense of any claim, issue, or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. If a claim for indemnification or advancement of expenses hereunder is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, the claimant shall also be entitled to be paid the expenses of prosecuting such claim. It shall be a defense to any such action that such indemnification or advancement of costs of defense is not permitted under the General Corporation Law of the State of Delaware, but the burden of proving such defense shall be on the Corporation. None of (i) the failure of the Corporation (including its board of directors or any committee thereof, independent legal counsel, or stockholders) to have made its determination prior to the commencement of such action that indemnification of, or advancement of costs of defense to, the claimant is permissible in the circumstances, (ii) an actual determination by the Corporation (including its board of directors or any committee thereof, independent legal counsel, or stockholders) that such indemnification or advancement is not permissible, or
(iii) the termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall be a defense to the action or create a presumption that such indemnification or advancement is not permissible. In the event of the death of any Person having a right of indemnification under the foregoing provisions, such right shall inure to the benefit of his or her heirs, executors, administrators, and personal representatives. The rights conferred above shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, bylaw, resolution of stockholders or directors, agreement, or otherwise.

     The Corporation may additionally indemnify any employee or agent of the Corporation to the fullest extent permitted by law.

     Without limiting the generality of the foregoing, to the extent permitted by then applicable law, the grant of mandatory indemnification pursuant to this Article Ninth shall extend to proceedings involving the negligence of such Person.

     The Board of Directors may authorize, by a vote of a majority of a quorum of the Board of Directors, the Corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Article Ninth.

     As used herein, the term "proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding.

                                     A-III-5

     TENTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or amendment of this Article Tenth by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation arising from an act or omission occurring prior to the time of such repeal or amendment. In addition to the circumstances in which a director of the Corporation is not personally liable as set forth in the foregoing provisions of this Article Tenth, a director shall not be liable to the Corporation or its stockholders to such further extent as permitted by any law hereafter enacted, including without limitation any subsequent amendment to the General Corporation Law of the State of Delaware.

                                     A-III-6

                                                                        ANNEX IV

                              AMENDED AND RESTATED

                                     BYLAWS

                                       OF

                          CHANCELLOR MEDIA CORPORATION

                             A DELAWARE CORPORATION

                              ARTICLE ONE: OFFICES
  1.1    Registered Office and Agent.................................   A-IV-1
  1.2    Other Offices...............................................   A-IV-1

                     ARTICLE TWO: MEETINGS OF STOCKHOLDERS
  2.1    Annual Meeting..............................................   A-IV-1
  2.2    Special Meeting.............................................   A-IV-1
  2.3    Place of Meetings...........................................   A-IV-1
  2.4    Notice......................................................   A-IV-1
  2.5    Voting List.................................................   A-IV-2
  2.6    Quorum......................................................   A-IV-2
  2.7    Required Vote; Withdrawal of Quorum.........................   A-IV-2
  2.8    Method of Voting; Proxies...................................   A-IV-2
  2.9    Record Date.................................................   A-IV-2
  2.10   Conduct of Meeting..........................................   A-IV-3
  2.11   Inspectors..................................................   A-IV-3

                            ARTICLE THREE: DIRECTORS
  3.1    Management..................................................   A-IV-4
  3.2    Number; Qualification; Election; Term.......................   A-IV-4
  3.3    Change in Number............................................   A-IV-4
  3.4    Removal.....................................................   A-IV-4
  3.5    Vacancies...................................................   A-IV-4
  3.6    Meetings of Directors.......................................   A-IV-4
  3.7    First Meeting...............................................   A-IV-5
  3.8    Election of Officers........................................   A-IV-5
  3.9    Regular Meetings............................................   A-IV-5
  3.10   Special Meetings............................................   A-IV-5
  3.11   Notice......................................................   A-IV-5
  3.12   Quorum; Majority Vote.......................................   A-IV-5
  3.13   Procedure...................................................   A-IV-5
  3.14   Presumption of Assent.......................................   A-IV-5
  3.15   Compensation................................................   A-IV-5

                            ARTICLE FOUR: COMMITTEES
  4.1    Designation.................................................   A-IV-6
  4.2    Number; Qualification; Term.................................   A-IV-6
  4.3    Authority...................................................   A-IV-6
  4.4    Committee Changes...........................................   A-IV-6
  4.5    Alternate Members of Committees.............................   A-IV-6
  4.6    Regular Meetings............................................   A-IV-6
  4.7    Special Meetings............................................   A-IV-6
  4.8    Quorum; Majority Vote.......................................   A-IV-6
  4.9    Minutes.....................................................   A-IV-6
  4.10   Compensation................................................   A-IV-6
  4.11   Responsibility..............................................   A-IV-6

                              ARTICLE FIVE: NOTICE
  5.1    Method......................................................   A-IV-7
  5.2    Waiver......................................................   A-IV-7

                                     A-IV-i

                             ARTICLE SIX: OFFICERS
  6.1    Number; Titles; Term of Office..............................   A-IV-7
  6.2    Removal.....................................................   A-IV-7
  6.3    Vacancies...................................................   A-IV-7
  6.4    Authority...................................................   A-IV-7
  6.5    Compensation................................................   A-IV-7
  6.6    Chairman of the Board.......................................   A-IV-7
  6.7    President...................................................   A-IV-8
  6.8    Chief Operating Officer.....................................   A-IV-8
  6.9    Vice Presidents.............................................   A-IV-8
  6.10   Treasurer...................................................   A-IV-8
  6.11   Assistant Treasurers........................................   A-IV-8
  6.12   Secretary...................................................   A-IV-8
  6.13   Assistant Secretaries.......................................   A-IV-8

                  ARTICLE SEVEN: CERTIFICATES AND SHAREHOLDERS
  7.1    Certificates for Shares.....................................   A-IV-8
  7.2    Replacement of Lost or Destroyed Certificates...............   A-IV-9
  7.3    Transfer of Shares..........................................   A-IV-9
  7.4    Registered Stockholders.....................................   A-IV-9
  7.5    Regulations.................................................   A-IV-9
  7.6    Legends.....................................................   A-IV-9

                    ARTICLE EIGHT: MISCELLANEOUS PROVISIONS
  8.1    Dividends...................................................   A-IV-9
  8.2    Reserves....................................................   A-IV-9
  8.3    Books and Records...........................................   A-IV-9
  8.4    Fiscal Year.................................................  A-IV-10
  8.5    Seal........................................................  A-IV-10
  8.6    Resignations................................................  A-IV-10
  8.7    Securities of Other Corporations............................  A-IV-10
  8.8    Telephone Meetings..........................................  A-IV-10
  8.9    Action Without a Meeting....................................  A-IV-10
  8.10   Invalid Provisions..........................................  A-IV-11
  8.11   Mortgages, etc..............................................  A-IV-11
  8.12   Headings....................................................  A-IV-11
  8.13   References..................................................  A-IV-11
  8.14   Amendments..................................................  A-IV-11



                                     A-IV-ii

                              AMENDED AND RESTATED

                                     BYLAWS

                                       OF

                          CHANCELLOR MEDIA CORPORATION

                             A DELAWARE CORPORATION

                                    PREAMBLE

     These bylaws are subject to, and governed by, the General Corporation Law of the State of Delaware (the "Delaware General Corporation Law") and the certificate of incorporation of Chancellor Media Corporation, a Delaware corporation (the "Corporation"). In the event of a direct conflict between the provisions of these bylaws and the mandatory provisions of the Delaware General Corporation Law or the provisions of the certificate of incorporation of the Corporation, such provisions of the Delaware General Corporation Law or the certificate of incorporation of the Corporation, as the case may be, will be controlling.

                              ARTICLE ONE: OFFICES

     1.1 Registered Office and Agent. The registered office and registered agent of the Corporation shall be as designated from time to time by the appropriate filing by the Corporation in the office of the Secretary of State of the State of Delaware.

     1.2 Other Offices. The Corporation may also have offices at such other places, both within and without the State of Delaware, as the board of directors may from time to time determine or as the business of the Corporation may require.

                     ARTICLE TWO: MEETINGS OF STOCKHOLDERS

     2.1 Annual Meeting. An annual meeting of stockholders of the Corporation shall be held each calendar year on such date and at such time as shall be designated from time to time by the board of directors and stated in the notice of the meeting or in a duly executed waiver of notice of such meeting. At such meeting, the stockholders shall elect directors and transact such other business as may properly be brought before the meeting.

     2.2 Special Meeting. A special meeting of the stockholders may be called at any time by the Chairman of the Board, the President, the board of directors, and shall be called by the President or the Secretary at the request in writing of the stockholders of record of not less than ten percent of all shares entitled to vote at such meeting or as otherwise provided by the certificate of incorporation of the Corporation. A special meeting shall be held on such date and at such time as shall be designated by the person(s) calling the meeting and stated in the notice of the meeting or in a duly executed waiver of notice of such meeting. Only such business shall be transacted at a special meeting as may be stated or indicated in the notice of such meeting or in a duly executed waiver of notice of such meeting.

     2.3 Place of Meetings. An annual meeting of stockholders may be held at any place within or without the State of Delaware designated by the board of directors. A special meeting of stockholders may be held at any place within or without the State of Delaware designated in the notice of the meeting or a duly executed waiver of notice of such meeting. Meetings of stockholders shall be held at the principal executive office of the Corporation unless another place is designated for meetings in the manner provided herein.

     2.4 Notice. Written or printed notice stating the place, day, and time of each meeting of the stockholders and, in case of a special meeting, the purpose or purposes for which the meeting is called shall be delivered not less than ten nor more than 60 days before the date of the meeting, either personally or by mail, by or at the direction of the President, the Secretary, or the officer or person(s) calling the meeting, to each stockholder of record entitled to vote at such meeting. If such notice is to be sent by mail, it shall be directed

                                     A-IV-1
to such stockholder at his address as it appears on the records of the Corporation, unless he shall have filed with the Secretary of the Corporation a written request that notices to him be mailed to some other address, in which case it shall be directed to him at such other address. Notice of any meeting of stockholders shall not be required to be given to any stockholder who shall attend such meeting in person or by proxy and shall not, at the beginning of such meeting, object to the transaction of any business because the meeting is not lawfully called or convened, or who shall, either before or after the meeting, submit a signed waiver of notice, in person or by proxy.

     2.5 Voting List. At least ten days before each meeting of stockholders, the Secretary or other officer of the Corporation who has charge of the Corporation's stock ledger, either directly or through another officer appointed by him or through a transfer agent appointed by the board of directors, shall prepare a complete list of stockholders entitled to vote thereat, arranged in alphabetical order and showing the address of each stockholder and number of shares registered in the name of each stockholder. For a period of ten days prior to such meeting, such list shall be kept on file at a place within the city where the meeting is to be held, which place shall be specified in the notice of meeting or a duly executed waiver of notice of such meeting or, if not so specified, at the place where the meeting is to be held and shall be open to examination by any stockholder during ordinary business hours. Such list shall be produced at such meeting and kept at the meeting at all times during such meeting and may be inspected by any stockholder who is present.

     2.6 Quorum. The holders of a majority of the outstanding shares entitled to vote on a matter, present in person or by proxy, shall constitute a quorum at any meeting of stockholders, except as otherwise provided by law, the certificate of incorporation of the Corporation, or these by-laws. If a quorum shall not be present, in person or by proxy, at any meeting of stockholders, the stockholders entitled to vote thereat who are present, in person or by proxy, or, if no stockholder entitled to vote is present, any officer of the Corporation may adjourn the meeting from time to time, without notice other than announcement at the meeting (unless the board of directors, after such adjournment, fixes a new record date for the adjourned meeting), until a quorum shall be present, in person or by proxy. At any adjourned meeting at which a quorum shall be present, in person or by proxy, any business may be transacted which may have been transacted at the original meeting had a quorum been present; provided that, if the adjournment is for more than 30 days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the adjourned meeting.

     2.7 Required Vote; Withdrawal of Quorum. When a quorum is present at any meeting, the vote of the holders of at least a majority of the outstanding shares entitled to vote who are present, in person or by proxy, shall decide any question brought before such meeting, unless the question is one on which, by express provision of statute, the certificate of incorporation of the Corporation, or these bylaws, a different vote is required, in which case such express provision shall govern and control the decision of such question. The stockholders present at a duly constituted meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

     2.8 Method of Voting; Proxies. Except as otherwise provided in the certificate of incorporation of the Corporation or by law, each outstanding share, regardless of class, shall be entitled to one vote on each matter submitted to a vote at a meeting of stockholders. Elections of directors need not be by written ballot. At any meeting of stockholders, every stockholder having the right to vote may vote either in person or by a proxy executed in writing by the stockholder or by his duly authorized attorney-in-fact. Each such proxy shall be filed with the Secretary of the Corporation before or at the time of the meeting. No proxy shall be valid after three years from the date of its execution, unless otherwise provided in the proxy. If no date is stated in a proxy, such proxy shall be presumed to have been executed on the date of the meeting at which it is to be voted. Each proxy shall be revocable unless expressly provided therein to be irrevocable and coupled with an interest sufficient in law to support an irrevocable power or unless otherwise made irrevocable by law.

     2.9 Record Date. (a) For the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders, or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion, or exchange of stock or for the purpose of any other lawful action, the board of directors may fix a record date,

                                     A-IV-2
which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, for any such determination of stockholders, such date in any case to be not more than 60 days and not less than ten days prior to such meeting nor more than 60 days prior to any other action. If no record date is fixed:

     (i) The record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

     (ii) The record date for determining stockholders for any other purpose shall be at the close of business on the day on which the board of directors adopts the resolution relating thereto.

     (iii) A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for the adjourned meeting.

     (b) In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the board of directors. If no record date has been fixed by the board of directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the board of directors is required by law or these bylaws, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation's registered office in the State of Delaware, principal place of business, or such officer or agent shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the board of directors and prior action by the board of directors is required by law or these bylaws, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the board of directors adopts the resolution taking such prior action.

     2.10 Conduct of Meeting. The Chairman of the Board, if such office has been filled, and, if not or if the Chairman of the Board is absent or otherwise unable to act, the President shall preside at all meetings of stockholders. The Secretary shall keep the records of each meeting of stockholders. In the absence or inability to act of any such officer, such officer's duties shall be performed by the officer given the authority to act for such absent or non-acting officer under these bylaws or by some person appointed by the meeting.

     2.11 Inspectors. The board of directors may, in advance of any meeting of stockholders, appoint one or more inspectors to act at such meeting or any adjournment thereof. If any of the inspectors so appointed shall fail to appear or act, the chairman of the meeting shall, or if inspectors shall not have been appointed, the chairman of the meeting may, appoint one or more inspectors. Each inspector, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of his ability. The inspectors shall determine the number of shares of capital stock of the Corporation outstanding and the voting power of each, the number of shares represented at the meeting, the existence of a quorum, and the validity and effect of proxies and shall receive votes, ballots, or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots, or consents, determine the results, and do such acts as are proper to conduct the election or vote with fairness to all stockholders. On request of the chairman of the meeting, the inspectors shall make a report in writing of any challenge, request, or matter determined by them and shall execute a certificate of any fact found by them. No director or candidate for the office of director shall act as an inspector of an election of directors. Inspectors need not be stockholders.

                                     A-IV-3

                            ARTICLE THREE: DIRECTORS

     3.1 Management. The business and property of the Corporation shall be managed by the board of directors. Subject to the restrictions imposed by law, the certificate of incorporation of the Corporation, or these bylaws, the board of directors may exercise all the powers of the Corporation.

     3.2 Number; Qualification; Election; Term. The number of directors which shall constitute the entire board of directors shall be not less than five nor more than thirteen, plus such number of directors as may be elected from time to time by the holders of any class or series of preferred stock of the Corporation. The first board of directors shall consist of the number of directors named in the certificate of incorporation of the Corporation or, if no directors are so named, shall consist of the number of directors elected by the incorporator(s) at an organizational meeting or by unanimous written consent in lieu thereof. Thereafter, within the limits above specified, the number of directors which shall constitute the entire board of directors shall be determined by resolution of the board of directors or by resolution of the stockholders at the annual meeting thereof or at a special meeting thereof called for that purpose. Except as otherwise required by law, the certificate of incorporation of the Corporation, or these bylaws, the directors shall be elected at an annual meeting of stockholders at which a quorum is present. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote on the election of directors. Except as otherwise required by law, the certificate of incorporation of the Corporation, or these bylaws, each director so chosen shall hold office until the first annual meeting of stockholders held after his election and until his successor is elected and qualified or, if earlier, until his death, resignation, or removal from office. None of the directors need be a stockholder of the Corporation or a resident of the State of Delaware. Each director must have attained the age of majority.

     3.3 Change in Number. No decrease in the number of directors constituting the entire board of directors shall have the effect of shortening the term of any incumbent director.

     3.4 Removal. Except as otherwise provided by law or in the certificate of incorporation of the Corporation or these by-laws, at any meeting of stockholders called expressly for that purpose, any director or the entire board of directors may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote on the election of directors.

     3.5 Vacancies. Vacancies and newly-created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by the sole remaining director, provided, however, that if pursuant to a provision of the certificate of incorporation a class of capital stock of the Corporation shall have the right to vote as a class to elect a director, then the vacancy as to a director so elected shall be filled by a vote of the holders of such class. Each director so chosen shall hold office until the first annual meeting of stockholders held after his election and until his successor is elected and qualified or, if earlier, until his death, resignation, or removal from office. If there are no directors in office, an election of directors may be held in the manner provided by statute. If, at the time of filling any vacancy or any newly-created directorship, the directors then in office shall constitute less than a majority of the whole board of directors (as constituted immediately prior to any such increase), the Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly-created directorships or to replace the directors chosen by the directors then in office. Except as otherwise provided in these bylaws, when one or more directors shall resign from the board of directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have the power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in these bylaws with respect to the filling of other vacancies.

     3.6 Meetings of Directors. The directors may hold their meetings and may have an office and keep the books of the Corporation, except as otherwise provided by statute, in such place or places within or without the State of Delaware as the board of directors may from time to time determine or as shall be specified in the notice of such meeting or duly executed waiver of notice of such meeting.

                                     A-IV-4

     3.7 First Meeting. Each newly elected board of directors may hold its first meeting for the purpose of organization and the transaction of business, if a quorum is present, immediately after and at the same place as the annual meeting of stockholders, and no notice of such meeting shall be necessary.

     3.8 Election of Officers. At the first meeting of the board of directors after each annual meeting of stockholders at which a quorum shall be present, the board of directors shall elect the officers of the Corporation.

     3.9 Regular Meetings. Regular meetings of the board of directors shall be held at such times and places as shall be designated from time to time by resolution of the board of directors. Notice of such regular meetings shall not be required.

     3.10 Special Meetings. Special meetings of the board of directors shall be held whenever called by the Chairman of the Board, the President, or any director.

     3.11 Notice. The Secretary shall give notice of each special meeting to each director at least 24 hours before the meeting. Notice of any such meeting need not be given to any director who shall, either before or after the meeting, submit a signed waiver of notice or who shall attend such meeting without protesting, prior to or at its commencement, the lack of notice to him. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the board of directors need be specified in the notice or waiver of notice of such meeting.

     3.12 Quorum; Majority Vote. At all meetings of the board of directors, a majority of the directors fixed in the manner provided in these bylaws shall constitute a quorum for the transaction of business. If at any meeting of the board of directors there be less than a quorum present, a majority of those present or any director solely present may adjourn the meeting from time to time without further notice. Unless the act of a greater number is required by law, the certificate of incorporation of the Corporation, or these bylaws, the act of a majority of the directors present at a meeting at which a quorum is in attendance shall be the act of the board of directors. At any time that the certificate of incorporation of the Corporation provides that directors elected by the holders of a class or series of stock shall have more or less than one vote per director on any matter, every reference in these bylaws to a majority or other proportion of directors shall refer to a majority or other proportion of the votes of such directors.

     3.13 Procedure. At meetings of the board of directors, business shall be transacted in such order as from time to time the board of directors may determine. The Chairman of the Board, if such office has been filled, and, if not or if the Chairman of the Board is absent or otherwise unable to act, the President shall preside at all meetings of the board of directors. In the absence or inability to act of either such officer, a chairman shall be chosen by the board of directors from among the directors present. The Secretary of the Corporation shall act as the secretary of each meeting of the board of directors unless the board of directors appoints another person to act as secretary of the meeting. The board of directors shall keep regular minutes of its proceedings which shall be placed in the minute book of the Corporation.

     3.14 Presumption of Assent. A director of the Corporation who is present at the meeting of the board of directors at which action on any corporate matter is taken shall be presumed to have assented to the action unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent to such action with the person acting as secretary of the meeting before the adjournment thereof or shall forward any dissent by certified or registered mail to the Secretary of the Corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to a director who voted in favor of such action.

     3.15 Compensation. The board of directors shall have the authority to fix the compensation, including fees and reimbursement of expenses, paid to directors for attendance at regular or special meetings of the board of directors or any committee thereof; provided, that nothing contained herein shall be construed to preclude any director from serving the Corporation in any other capacity or receiving compensation therefor.

                                     A-IV-5

                            ARTICLE FOUR: COMMITTEES

     4.1 Designation. The board of directors may, by resolution adopted by a majority of the entire board of directors, designate one or more committees.

     4.2 Number; Qualification; Term. Each committee shall consist of one or more directors appointed by resolution adopted by a majority of the entire board of directors. The number of committee members may be increased or decreased from time to time by resolution adopted by a majority of the entire board of directors. Each committee member shall serve as such until the earliest of (i) the expiration of his term as director, (ii) his resignation as a committee member or as a director, or (iii) his removal as a committee member or as a director.

     4.3 Authority. Each committee, to the extent expressly provided in the resolution establishing such committee, shall have and may exercise all of the authority of the board of directors in the management of the business and property of the Corporation except to the extent expressly restricted by law, the certificate of incorporation of the Corporation, or these bylaws.

     4.4 Committee Changes. The board of directors shall have the power at any time to fill vacancies in, to change the membership of, and to discharge any committee.

     4.5 Alternate Members of Committees. The board of directors may designate one or more directors as alternate members of any committee. Any such alternate member may replace any absent or disqualified member at any meeting of the committee. If no alternate committee members have been so appointed to a committee or each such alternate committee member is absent or disqualified, the member or members of such committee present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member.

     4.6 Regular Meetings. Regular meetings of any committee may be held without notice at such time and place as may be designated from time to time by the committee and communicated to all members thereof.

     4.7 Special Meetings. Special meetings of any committee may be held whenever called by any committee member. The committee member calling any special meeting shall cause notice of such special meeting, including therein the time and place of such special meeting, to be given to each committee member at least two days before such special meeting. Neither the business to be transacted at, nor the purpose of, any special meeting of any committee need be specified in the notice or waiver of notice of any special meeting.

     4.8 Quorum; Majority Vote. At meetings of any committee, a majority of the number of members designated by the board of directors shall constitute a quorum for the transaction of business. If a quorum is not present at a meeting of any committee, a majority of the members present may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present. The act of a majority of the members present at any meeting at which a quorum is in attendance shall be the act of a committee, unless the act of a greater number is required by law, the certificate of incorporation of the Corporation, or these bylaws.

     4.9 Minutes. Each committee shall cause minutes of its proceedings to be prepared and shall report the same to the board of directors upon the request of the board of directors. The minutes of the proceedings of each committee shall be delivered to the Secretary of the Corporation for placement in the minute books of the Corporation.

     4.10 Compensation. Committee members may, by resolution of the board of directors, be allowed a fixed sum and expenses of attendance, if any, for attending any committee meetings or a stated salary.

     4.11 Responsibility. The designation of any committee and the delegation of authority to it shall not operate to relieve the board of directors or any director of any responsibility imposed upon it or such director by law.

                                     A-IV-6

                              ARTICLE FIVE: NOTICE

     5.1 Method. Whenever by statute, the certificate of incorporation of the Corporation, or these bylaws, notice is required to be given to any committee member, director, or stockholder and no provision is made as to how such notice shall be given, personal notice shall not be required and any such notice may be given (a) in writing, by mail, postage prepaid, addressed to such committee member, director, or stockholder at his address as it appears on the books or (in the case of a stockholder) the stock transfer records of the Corporation, or
(b) by any other method permitted by law (including but not limited to overnight courier service, telegram, telex, or telefax). Any notice required or permitted to be given by mail shall be deemed to be delivered and given at the time when the same is deposited in the United States mail as aforesaid. Any notice required or permitted to be given by overnight courier service shall be deemed to be delivered and given at the time delivered to such service with all charges prepaid and addressed as aforesaid. Any notice required or permitted to be given by telegram, telex, or telefax shall be deemed to be delivered and given at the time transmitted with all charges prepaid and addressed as aforesaid.

     5.2 Waiver. Whenever any notice is required to be given to any stockholder, director, or committee member of the Corporation by statute, the certificate of incorporation of the Corporation, or these bylaws, a waiver thereof in writing signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be equivalent to the giving of such notice. Attendance of a stockholder, director, or committee member at a meeting shall constitute a waiver of notice of such meeting, except where such person attends for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

                             ARTICLE SIX: OFFICERS

     6.1 Number; Titles; Term of Office. The officers of the Corporation shall be a President, one or more Chief Operating Officers, a Secretary, and such other officers as the board of directors may from time to time elect or appoint, including a Chairman of the Board, one or more Vice Presidents (with each Vice President to have such descriptive title, if any, as the board of directors shall determine), and a Treasurer. Each officer shall hold office until his successor shall have been duly elected and shall have qualified, until his death, or until he shall resign or shall have been removed in the manner hereinafter provided. Any two or more offices may be held by the same person. None of the officers need be a stockholder or a director of the Corporation or a resident of the State of Delaware.

     6.2 Removal. Any officer or agent elected or appointed by the board of directors may be removed by the board of directors whenever in its judgment the best interest of the Corporation will be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Election or appointment of an officer or agent shall not of itself create contract rights.

     6.3 Vacancies. Any vacancy occurring in any office of the Corporation (by death, resignation, removal, or otherwise) may be filled by the board of directors.

     6.4 Authority. Officers shall have such authority and perform such duties in the management of the Corporation as are provided in these bylaws or as may be determined by resolution of the board of directors not inconsistent with these bylaws.

     6.5 Compensation. The compensation, if any, of officers and agents shall be fixed from time to time by the board of directors; provided, however, that the board of directors may delegate the power to determine the compensation of any officer and agent (other than the officer to whom such power is delegated) to the Chairman of the Board or the President.

     6.6 Chairman of the Board. The Chairman of the Board, if elected by the board of directors, shall have such powers and duties as may be prescribed by the board of directors. Such officer shall preside at all meetings of the stockholders and of the board of directors. Such officer may sign all certificates for shares of stock of the Corporation.

                                     A-IV-7

     6.7 President. The President shall be the chief executive officer of the Corporation and, subject to the board of directors, he shall have general executive charge, management, and control of the properties and operations of the Corporation in the ordinary course of its business, with all such powers with respect to such properties and operations as may be reasonably incident to such responsibilities. If the board of directors has not elected a Chairman of the Board or in the absence or inability to act of the Chairman of the Board, the President shall exercise all of the powers and discharge all of the duties of the Chairman of the Board. As between the Corporation and third parties, any action taken by the President in the performance of the duties of the Chairman of the Board shall be conclusive evidence that there is no Chairman of the Board or that the Chairman of the Board is absent or unable to act.

     6.8 Chief Operating Officer. The Chief Operating Officer(s) shall have the day to day responsibility for the business operations of the Corporation, reporting to the President and subject to the control of the board of directors.

     6.9 Vice Presidents. Each Vice President shall have such powers and duties as may be assigned to him by the board of directors, the Chairman of the Board, or the President, and (in order of their seniority as determined by the board of directors or, in the absence of such determination, as determined by the length of time they have held the office of Vice President) shall exercise the powers of the President during that officer's absence or inability to act. As between the Corporation and third parties, any action taken by a Vice President in the performance of the duties of the President shall be conclusive evidence of the absence or inability to act of the President at the time such action was taken.

     6.10 Treasurer. The Treasurer shall have custody of the Corporation's funds and securities, shall keep full and accurate account of receipts and disbursements, shall deposit all monies and valuable effects in the name and to the credit of the Corporation in such depository or depositories as may be designated by the board of directors, and shall perform such other duties as may be prescribed by the board of directors, the Chairman of the Board, or the President.

     6.11 Assistant Treasurers. Each Assistant Treasurer shall have such powers and duties as may be assigned to him by the board of directors, the Chairman of the Board, or the President. The Assistant Treasurers (in the order of their seniority as determined by the board of directors or, in the absence of such a determination, as determined by the length of time they have held the office of Assistant Treasurer) shall exercise the powers of the Treasurer during that officer's absence or inability to act.

     6.12 Secretary. Except as otherwise provided in these bylaws, the Secretary shall keep the minutes of all meetings of the board of directors and of the stockholders in books provided for that purpose, and he shall attend to the giving and service of all notices. He may sign with the Chairman of the Board or the President, in the name of the Corporation, all contracts of the Corporation and affix the seal of the Corporation thereto. He may sign with the Chairman of the Board or the President all certificates for shares of stock of the Corporation, and he shall have charge of the certificate books, transfer books, and stock papers as the board of directors may direct, all of which shall at all reasonable times be open to inspection by any director upon application at the office of the Corporation during business hours. He shall in general perform all duties incident to the office of the Secretary, subject to the control of the board of directors, the Chairman of the Board, and the President.

     6.13 Assistant Secretaries. Each Assistant Secretary shall have such powers and duties as may be assigned to him by the board of directors, the Chairman of the Board, or the President. The Assistant Secretaries (in the order of their seniority as determined by the board of directors or, in the absence of such a determination, as determined by the length of time they have held the office of Assistant Secretary) shall exercise the powers of the Secretary during that officer's absence or inability to act.

                  ARTICLE SEVEN: CERTIFICATES AND SHAREHOLDERS

     7.1 Certificates for Shares. Certificates for shares of stock of the Corporation shall be in such form as shall be approved by the board of directors. The certificates shall be signed by the Chairman of the Board or the President or a Vice President and also by the Secretary or an Assistant Secretary or by the Treasurer or an

                                     A-IV-8

Assistant Treasurer. Any and all signatures on the certificate may be a facsimile and may be sealed with the seal of the Corporation or a facsimile thereof. If any officer, transfer agent, or registrar who has signed, or whose facsimile signature has been placed upon, a certificate has ceased to be such officer, transfer agent, or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if he were such officer, transfer agent, or registrar at the date of issue. The certificates shall be consecutively numbered and shall be entered in the books of the Corporation as they are issued and shall exhibit the holder's name and the number of shares.

     7.2 Replacement of Lost or Destroyed Certificates. The board of directors may direct a new certificate or certificates to be issued in place of a certificate or certificates theretofore issued by the Corporation and alleged to have been lost or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate or certificates representing shares to be lost or destroyed. When authorizing such issue of a new certificate or certificates the board of directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as it shall require and/or to give the Corporation a bond with a surety or sureties satisfactory to the Corporation in such sum as it may direct as indemnity against any claim, or expense resulting from a claim, that may be made against the Corporation with respect to the certificate or certificates alleged to have been lost or destroyed.

     7.3 Transfer of Shares. Shares of stock of the Corporation shall be transferable only on the books of the Corporation by the holders thereof in person or by their duly authorized attorneys or legal representatives. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate representing shares duly endorsed or accompanied by proper evidence of succession, assignment, or authority to transfer, the Corporation or its transfer agent shall issue a new certificate to the person entitled thereto, cancel the old certificate, and record the transaction upon its books.

     7.4 Registered Stockholders. The Corporation shall be entitled to treat the holder of record of any share or shares of stock as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by law.

     7.5 Regulations. The board of directors shall have the power and authority to make all such rules and regulations as they may deem expedient concerning the issue, transfer, and registration or the replacement of certificates for shares of stock of the Corporation.

     7.6 Legends. The board of directors shall have the power and authority to provide that certificates representing shares of stock bear such legends as the board of directors deems appropriate to assure that the Corporation does not become liable for violations of federal or state securities laws or other applicable law.

                    ARTICLE EIGHT: MISCELLANEOUS PROVISIONS

     8.1 Dividends. Subject to provisions of law and the certificate of incorporation of the Corporation, dividends may be declared by the board of directors at any regular or special meeting and may be paid in cash, in property, or in shares of stock of the Corporation. Such declaration and payment shall be at the discretion of the board of directors.

     8.2 Reserves. There may be created by the board of directors out of funds of the Corporation legally available therefor such reserve or reserves as the directors from time to time, in their discretion, consider proper to provide for contingencies, to equalize dividends, or to repair or maintain any property of the Corporation, or for such other purpose as the board of directors shall consider beneficial to the Corporation, and the board of directors may modify or abolish any such reserve in the manner in which it was created.

     8.3 Books and Records. The Corporation shall keep correct and complete books and records of account, shall keep minutes of the proceedings of its stockholders and board of directors and shall keep at its registered office or principal place of business, or at the office of its transfer agent or registrar, a record of its stockholders, giving the names and addresses of all stockholders and the number and class of the shares held by each.

                                     A-IV-9

     8.4 Fiscal Year. The fiscal year of the Corporation shall be fixed by the board of directors; provided, that if such fiscal year is not fixed by the board of directors and the selection of the fiscal year is not expressly deferred by the board of directors, the fiscal year shall be the calendar year.

     8.5 Seal. The seal of the Corporation shall be such as from time to time may be approved by the board of directors.

     8.6 Resignations. Any director, committee member, or officer may resign by so stating at any meeting of the board of directors or by giving written notice to the board of directors, the Chairman of the Board, the President, or the Secretary. Such resignation shall take effect at the time specified therein or, if no time is specified therein, immediately upon its receipt. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

     8.7 Securities of Other Corporations. The Chairman of the Board, the President, or any Vice President of the Corporation shall have the power and authority to transfer, endorse for transfer, vote, consent, or take any other action with respect to any securities of another issuer which may be held or owned by the Corporation and to make, execute, and deliver any waiver, proxy, or consent with respect to any such securities.

     8.8 Telephone Meetings. Stockholders (acting for themselves or through a proxy), members of the board of directors, and members of a committee of the board of directors may participate in and hold a meeting of such stockholders, board of directors, or committee by means of a conference telephone or similar communications equipment by means of which persons participating in the meeting can hear each other, and participation in a meeting pursuant to this section shall constitute presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

     8.9 Action Without a Meeting. (a) Unless otherwise provided in the certificate of incorporation of the Corporation, any action required by the Delaware General Corporation Law to be taken at any annual or special meeting of the stockholders, or any action which may be taken at any annual or special meeting of the stockholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders (acting for themselves or through a proxy) of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which the holders of all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Every written consent of stockholders shall bear the date of signature of each stockholder who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within sixty days of the earliest dated consent delivered in the manner required by this Section 8.9(a) to the Corporation, written consents signed by a sufficient number of holders to take action are delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation's registered office, principal place of business, or such officer or agent shall be by hand or by certified or registered mail, return receipt requested.

     (b) Unless otherwise restricted by the certificate of incorporation of the Corporation or by these bylaws, any action required or permitted to be taken at a meeting of the board of directors, or of any committee of the board of directors, may be taken without a meeting if a consent or consents in writing, setting forth the action so taken, shall be signed by all the directors or all the committee members, as the case may be, entitled to vote with respect to the subject matter thereof, and such consent shall have the same force and effect as a vote of such directors or committee members, as the case may be, and may be stated as such in any certificate or document filed with the Secretary of State of the State of Delaware or in any certificate delivered to any person. Such consent or consents shall be filed with the minutes of proceedings of the board or committee, as the case may be.

                                     A-IV-10

     8.10 Invalid Provisions. If any part of these bylaws shall be held invalid or inoperative for any reason, the remaining parts, so far as it is possible and reasonable, shall remain valid and operative.

     8.11 Mortgages, etc. With respect to any deed, deed of trust, mortgage, or other instrument executed by the Corporation through its duly authorized officer or officers, the attestation to such execution by the Secretary of the Corporation shall not be necessary to constitute such deed, deed of trust, mortgage, or other instrument a valid and binding obligation against the Corporation unless the resolutions, if any, of the board of directors authorizing such execution expressly state that such attestation is necessary.

     8.12 Headings. The headings used in these bylaws have been inserted for administrative convenience only and do not constitute matter to be construed in interpretation.

     8.13 References. Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender should include each other gender where appropriate.

     8.14 Amendments. These bylaws may be altered, amended, or repealed or new bylaws may be adopted by the stockholders or by the board of directors at any regular meeting of the stockholders or the board of directors or at any special meeting of the stockholders or the board of directors if notice of such alteration, amendment, repeal, or adoption of new bylaws be contained in the notice of such special meeting.

                                     A-IV-11

                                                                       EXHIBIT A

                                                                          , 1997

Evergreen Media Corporation
433 East Las Colinas Boulevard, Suite 1130
Irving, Texas 75039

Ladies and Gentlemen:

     I have been advised that I have been identified as a possible "affiliate" of Chancellor Broadcasting Company, a Delaware corporation (the "Company"), as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 of the General Rules and Regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 (the "Securities Act"), although nothing contained herein should be construed as an admission of such fact.


     Pursuant to the terms of an Agreement and Plan of Merger dated as of February 19, 1997, as Amended and Restated as of July 31, 1997 (the "Merger Agreement"), by and among the Company, Chancellor Radio Broadcasting Company, a Delaware corporation ("Radio Broadcasting"), Evergreen Media Corporation, a Delaware corporation ("Evergreen"), Evergreen Mezzanine Holdings Corporation, a Delaware corporation ("EMHC") and Evergreen Media Corporation of Los Angeles, a Delaware corporation ("EMCLA"), the Company will be merged with and into EMHC (the "Parent Merger"), with EMHC continuing as the surviving corporation in the Parent Merger, and thereafter Radio Broadcasting will be merged with and into EMCLA (the "Subsidiary Merger" and, collectively with the Parent Merger, the "Merger"), with EMCLA continuing as the surviving corporation in the Subsidiary Merger. In addition, in connection with the Merger, Evergreen will file an amendment to its certificate of incorporation (the "Charter Amendment") whereby the Class A Common Stock, $0.01 par value, and Class B Common Stock of Evergreen outstanding immediately prior to the effectiveness of the Charter Amendment will be reclassified into shares of Common Stock, $0.01 par value ("Parent Common Stock"), and the name of the corporation will be changed to Chancellor Media Corporation (as such, the "Parent"). As a result of the Merger, I will receive Merger Consideration (as defined in the Merger Agreement), including shares of Parent Common Stock in exchange for shares of Class A Common Stock, $.01 par value, and/or shares of Class B Common Stock, $0.01 par value, of the Company (collectively, the "Shares") owned by me at the effective time of the Merger as determined pursuant to the Merger Agreement.


     A. In connection therewith, I represent, warrant and agree that:

     1. I shall not make any sale, transfer or other disposition of the Parent Common Stock I receive as a result of the Merger in violation of the Securities Act or the Rules and Regulations.

     2. I have been advised that the issuance of Parent Common Stock to me as a result of the Merger has been registered with the Commission under the Securities Act on a Registration Statement on Form S-4. However, I have also been advised that, if at the time the Merger was submitted for a vote of the stockholders of the Company I am determined to have been an "affiliate" of the Company, any sale by me of the shares of Parent Common Stock I receive as a result of the Merger must be (i) registered under the Securities Act, (ii) made in conformity with the provisions of Rule 145 promulgated by the Commission under the Securities Act or (iii) made pursuant to a transaction which, in the opinion of counsel reasonably satisfactory to Parent or as described in a "no action" or interpretive letter from the staff of the Commission, is not required to be registered under the Securities Act.

     3. I have carefully read this letter and the Merger Agreement and have discussed the requirements of the Merger Agreement and other limitations upon the sale, transfer or other disposition of the shares of Parent Common Stock to be received by me, to the extent I have felt necessary, with my counsel or with counsel for the Company.

                                      A-A-1

     B. Furthermore, in connection with the matters set forth herein, I understand and agree that:

     1. I understand that Parent will give stop transfer instructions to its transfer agents with respect to the Parent Common Stock and that the certificates for the Parent Common Stock issued to the undersigned, or any substitutions therefor, will bear a legend substantially to the following effect:

     "THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, MAY APPLY. THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT, DATED
               1997, BETWEEN THE REGISTERED HOLDER HEREOF AND CHANCELLOR MEDIA CORPORATION (FORMERLY KNOWN AS EVERGREEN MEDIA CORPORATION), A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF CHANCELLOR MEDIA CORPORATION."

     2. I also understand that unless the transfer by the undersigned of any Parent Common Stock has been registered under the Securities Act or is a sale made in conformity with the provisions of Rule 145, Parent reserves the right to place the following legend on the certificates issued to any transferee:

     "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SECURITIES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, MAY APPLY. THE SECURITIES HAVE NOT BEEN ACQUIRED BY THE HOLDER WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF SUCH ACT AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT.

     It is understood and agreed that the legends set forth in paragraphs (B) 1 and 2 above shall be removed by delivery of new certificates without such legend if Parent receives an opinion of counsel reasonably satisfactory to Parent to the effect that such legend is not required for purposes of the Securities Act. It is understood and agreed that such legends and the stop orders referred to above will be removed if (i) one year shall have elapsed from the date the undersigned acquired Parent Common Stock received in the Merger and the provisions of Rule 145(d)(2) under the Securities Act are then available to the undersigned, (ii) two years shall have elapsed from the date the undersigned acquired Parent Common Stock received in the Merger and the provisions of Rule 145(d)(3) under the Securities Act are then available to the undersigned, or
(iii) Parent has received under the Securities Act an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Parent, to the effect that the restrictions imposed by Rule 145 under the Securities Act no longer apply to the undersigned.

     Parent shall be under no further obligation to register the sale, transfer or other disposition of the shares of Parent Common Stock received by me as a result of the Merger or to take any other action necessary in order to make compliance with an exemption from registration available.

                                            Very truly yours,

                                      A-A-2

                                                                       EXHIBIT B


                        CHANCELLOR BROADCASTING COMPANY

                                  CERTIFICATE


     In connection with your tax opinion dated             , 1997 regarding
certain federal income tax consequences of the merger (the "Merger") of Chancellor Broadcasting Company, a Delaware corporation ("the Company"), with and into Evergreen Mezzanine Holdings Corporation, a Delaware corporation ("EMHC") and a direct wholly-owned subsidiary of Evergreen Media Corporation, a Delaware corporation ("Evergreen"), pursuant to the Amended and Restated Agreement and Plan of Merger dated as of July 31, 1997 (the "Merger Agreement"), and recognizing that you will rely on this Certificate in delivering said opinion, the Company hereby represents that the facts relating to the Merger, as such facts are described in the Registration Statement of Evergreen filed with
the Securities and Exchange Commission (the "Commission") on             , 1997
(and all amendments thereto), are, insofar as such facts pertain to the Company, true, correct, and complete in all material respects in accordance with applicable rules of the Commission.


     The Company further represents the following:

          1. The fair market value of the Evergreen stock, cash (if any) and any cash in lieu of fractional shares to be received by each Company shareholder will be approximately equal to the fair market value of the Company stock surrendered in the exchange.

          2. There is no plan or intention by the shareholders of the Company who own 5 percent or more of the Company stock as of the date hereof, and to the best of the knowledge of the management of the Company, there is no plan or intention on the part of the remaining shareholders of the Company, to sell, exchange, or otherwise dispose of a number of shares of Evergreen stock to be received in the transaction that would reduce the Company shareholders' ownership of Evergreen stock to a number of shares having a value on the date of the Merger of less than 50 percent of the value of all of the formerly outstanding stock of the Company as of the same date. For purposes of this representation, shares of the Company stock surrendered by dissenters or exchanged for cash in lieu of fractional shares of Evergreen stock will be treated as outstanding Company stock on the date of the Merger. Moreover, shares of the Company stock and shares of Evergreen stock held by the Company shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger will be considered in making this representation.

          3. The liabilities of the Company to be assumed by EMHC or Evergreen, if any, and the liabilities to which the transferred assets of the Company are subject were incurred by the Company in the ordinary course of its business.

          4. The fair market value of the assets of the Company to be transferred to EMHC in the Merger will equal or exceed the sum of the liabilities to be assumed by EMHC or Evergreen plus the amount of liabilities, if any, to which the transferred assets are subject.

          5. Evergreen, EMHC, the Company and the shareholders of the Company will pay their respective expenses, if any, incurred in connection with the Merger.

          6. There is no intercorporate indebtedness existing between the Company and EMHC or Evergreen that was issued, acquired, or will be settled at a discount.

          7. The Company is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Internal Revenue Code of 1986, as amended (the "Code").

          8. The Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

          9. None of the compensation to be received by any shareholder-employee of the Company will be separate consideration for, or allocable to, any of their shares of the Company stock; none of the shares of Evergreen stock to be received by any such shareholder-employee will be separate consideration for, or

                                      A-B-1
     allocable to, any employment agreement; and the compensation to be paid to any such shareholder-employee will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

          10. No EMHC stock will be issued pursuant to the Merger.

          11. At least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by the Company immediately prior to the Merger will be acquired by EMHC in the Merger. For purposes of determining the percentage of the Company's net and gross assets to be acquired by EMHC pursuant to the Merger, the following assets will be treated as held by the Company immediately prior to, but not acquired by EMHC pursuant to, the Merger: (i) assets disposed of by the Company prior to the Merger and in contemplation thereof (including, without limitation, any asset disposed of by the Company, other than in the ordinary course of business, pursuant to a plan or intention existing during the period ending on the date of the Merger and beginning with the commencement of negotiations (whether formal or informal) with Evergreen regarding the Merger), (ii) assets used by the Company to pay Company shareholders, if any, who perfect dissenters' rights, (iii) assets used by the Company to pay reorganization expenses or other liabilities incurred in connection with the Merger, (iv) assets used to make distributions, redemptions or other payments (except for regular, normal distributions) in respect of the Company's Class A or Class B common stock or the Company's convertible preferred stock (including payments treated as such for tax purposes) that are made prior to the Merger and are part of the plan of the Merger, and (v) any direct or indirect stock interest in Katz Acquisition Corp. or any successor held by the Company and distributed by EMHC to Evergreen immediately following the Merger.

          12. The Merger Agreement represents the full and complete agreement between Evergreen, EMHC and the Company regarding the Merger, and there are no other written or oral agreements regarding the Merger other than those expressly referred to in the Merger Agreement.

     IN WITNESS WHEREOF, the Company has executed this Certificate on this
day of             , 1997.

                                          CHANCELLOR BROADCASTING COMPANY

                                          By:
                                            ------------------------------------

                                      A-B-2

                                                                       EXHIBIT C

                     CHANCELLOR RADIO BROADCASTING COMPANY

                                  CERTIFICATE


     In connection with your tax opinion dated             , 1997 regarding
certain federal income tax consequences of the merger (the "Subsidiary Merger") of Chancellor Radio Broadcasting Company, a Delaware corporation ("Radio Broadcasting"), with and into Evergreen Media Corporation of Los Angeles, a Delaware corporation ("EMCLA"), pursuant to the Amended and Restated Agreement and Plan of Merger dated as of July 31, 1997( the "Merger Agreement"), and recognizing that you will rely on this Certificate in delivering said opinion, Radio Broadcasting hereby represents that the facts relating to the Subsidiary Merger, as such facts are described in the Registration Statement of Evergreen filed with the Securities and Exchange Commission (the "Commission") on
            , 1997 (and all amendments thereto), are, insofar as such facts pertain to Radio Broadcasting, true, correct, and complete in all material respects in accordance with applicable rules of the Commission.


     Radio Broadcasting further represents the following:

           1. The fair market value of the EMCLA stock, cash (if any) and any cash in lieu of fractional shares to be received (actually or constructively) by each Radio Broadcasting shareholder will be approximately equal to the fair market value of the Radio Broadcasting stock surrendered in the exchange.

           2. The common stock of Radio Broadcasting on the date of the Subsidiary Merger will have a fair market value in excess of 50 percent of the fair market value of all of the outstanding stock of Radio Broadcasting as of the same date.

           3. To the best of the knowledge of the management of Radio Broadcasting, there is no plan or intention on the part of the holders of Radio Broadcasting preferred stock, to sell, exchange, or otherwise dispose of the shares of EMCLA preferred stock to be received in the Subsidiary Merger.

           4. The liabilities of Radio Broadcasting to be assumed by EMCLA and the liabilities to which the transferred assets of Radio Broadcasting are subject were incurred by Radio Broadcasting in the ordinary course of its business.

           5. The fair market value of the assets of Radio Broadcasting to be transferred to EMCLA in the Subsidiary Merger will equal or exceed the sum of the liabilities to be assumed by EMCLA plus the amount of liabilities, if any, to which the transferred assets are subject.

           6. The total adjusted basis of the assets of Radio Broadcasting to be transferred to EMCLA will equal or exceed the sum of the liabilities to be assumed by EMCLA, plus the amount of liabilities, if any, to which the transferred assets are subject.

           7. EMCLA, Radio Broadcasting and the shareholders of Radio Broadcasting will pay their respective expenses, if any, incurred in connection with the Subsidiary Merger.

           8. There is no intercorporate indebtedness existing between Radio Broadcasting and EMCLA that was issued, acquired, or will be settled at a discount.

           9. Radio Broadcasting is not an investment company as defined in
              Section 368(a)(2)(F)(iii) and (iv) of the Internal Revenue Code of 1986, as amended (the "Code").

          10. Radio Broadcasting is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

          11. None of the compensation to be received by any shareholder-employee of Radio Broadcasting will be separate consideration for, or allocable to, any of their shares of Radio Broadcasting

                                      A-C-1
          stock; none of the shares of Evergreen stock to be received by any such shareholder-employee will be separate consideration for, or allocable to, any employment agreement; and the compensation to be paid to any such shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

          12. The Merger Agreement represents the full and complete agreement between EMCLA and Radio Broadcasting regarding the Subsidiary Merger, and there are no other written or oral agreements regarding the Subsidiary Merger other than those expressly referred to in the Merger Agreement.

     IN WITNESS WHEREOF, Radio Broadcasting has executed this Certificate on
this      day of             , 1997.

                                            CHANCELLOR RADIO BROADCASTING
                                            COMPANY

                                            By:
                                            ------------------------------------

                                      A-C-2

                                                                       EXHIBIT D

                                  CERTIFICATE


     In connection with the merger (the "Merger") of Chancellor Broadcasting Company, a Delaware corporation, with and into Evergreen Mezzanine Holdings Corporation, a Delaware corporation ("EMHC"), and a direct wholly-owned subsidiary of Evergreen Media Corporation, a Delaware corporation ("Evergreen"), pursuant to the Amended and Restated Agreement and Plan of Merger dated as of July 31, 1997 (the "Merger Agreement"), the undersigned hereby represents that he (it) has no plan or intention to sell, exchange, or otherwise dispose of, reduce the risk of loss by short sale or otherwise, enter into any contract or arrangement with respect to, or consent to the sale, exchange or other disposition of any interest in any stock received in the Merger by him (it).


     IN WITNESS WHEREOF, I have signed this Certificate on this day of , 1997.

                                            [Name of 5% shareholder of
                                            Chancellor Broadcasting Company]

                                            ------------------------------------

                                      A-D-1

                                                                       EXHIBIT E

                          EVERGREEN MEDIA CORPORATION

                                  CERTIFICATE


     In connection with your tax opinion dated             , 1997, regarding
certain federal income tax consequences of: (i) the merger (the "Merger") of Chancellor Broadcasting Company, a Delaware corporation ("the Company"), with and into Evergreen Mezzanine Holdings Corporation, a Delaware corporation ("EMHC") and a direct wholly-owned subsidiary of Evergreen Media Corporation, a Delaware corporation ("Evergreen"); and (ii) the merger (the "Subsidiary Merger") of Chancellor Radio Broadcasting Company, a Delaware corporation ("Radio Broadcasting"), with and into Evergreen Media Corporation of Los Angeles, a Delaware corporation ("EMCLA") and a direct wholly-owned subsidiary of EMHC, each pursuant to the Amended and Restated Agreement and Plan of Merger dated as of July 31, 1997 (the "Merger Agreement"), and recognizing that you will rely on this Certificate in delivering said opinion, Evergreen hereby represents that the facts relating to the Merger and the Subsidiary Merger, as such facts are described in the Registration Statement of Evergreen filed with
the Securities and Exchange Commission (the "Commission") on             , 1997
(and all amendments thereto) are, insofar as such facts pertain to Evergreen, true, correct, and complete in all material respects in accordance with applicable rules of the Commission.


     Evergreen further represents the following:

          1. The fair market value of the Evergreen stock, cash (if any) and any cash in lieu of fractional shares to be received by each Company shareholder will be approximately equal to the fair market value of the Company stock surrendered in the exchange.

          2. Evergreen has no plan or intention to redeem or otherwise reacquire any Evergreen stock issued in the Merger.

          3. Evergreen has no plan or intention to cause EMHC to sell or otherwise dispose of any of the assets to be acquired from the Company in the Merger, except for EMHC's interest in Katz Acquisition Corp. which will be distributed to Evergreen or dispositions made in the ordinary course of business.(1)

           4. Evergreen has no plan or intention to cause EMCLA to sell or otherwise dispose of any of the assets to be acquired from Radio Broadcasting in the Subsidiary Merger, except for dispositions made in the ordinary course of business or transfers to a direct wholly-owned subsidiary of EMCLA.(2)

           5. Following the Merger and the Subsidiary Merger, each of EMHC and EMCLA will continue the historic business of each of the Company and Radio Broadcasting, respectively, or use a significant portion of the Company's and Radio Broadcasting's historic business assets, respectively, in their business.

           6. Evergreen, EMHC, the Company and the shareholders of the Company will pay their respective expenses, if any, incurred in connection with the Merger.

           7. There is no intercorporate indebtedness existing between the Company and EMHC or Evergreen that was issued, acquired, or will be settled at a discount.

---------------

1 May be modified on delivery of certificate to exclude any asset disposition not in the ordinary course, provided, however, that any such disposition does not prevent counsel for Evergreen, EMHC and the Company from delivering the opinions required by Sections 6.2(c) and 6.3(c) of the Merger Agreement.

2 May be modified on delivery of certificate to exclude any asset disposition not in the ordinary course, provided, however, that any such disposition does not prevent counsel for EMCLA and Radio Broadcasting from delivering the opinions required by Sections 6.2(c) and 6.3(c) of the Merger Agreement.

                                      A-E-1

           8. None of the compensation to be received by any shareholder-employee of the Company will be separate consideration for, or allocable to, any of their shares of the Company stock; none of the shares of Evergreen stock to be received by any such shareholder-employee will be separate consideration for, or allocable to, any employment agreement; and the compensation to be paid to any such shareholder-employee will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

           9. Evergreen does not own, nor has Evergreen owned during the past five years, more than a de minimis number of shares of stock of the Company.

          10. Evergreen is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Internal Revenue Code of 1986, as amended (the "Code").

          11. Evergreen is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

          12. The payment of cash in lieu of fractional shares of Evergreen stock merely represents a mechanical rounding-off of fractional share interests as a result of the Merger and does not represent separately bargained for consideration. The total cash consideration that will be paid in the Merger in lieu of fractional shares of Evergreen stock to the Company stockholders will not exceed one percent of the total consideration that will be issued in the Merger to the Company stockholders.

          13. The fair market value of the assets of the Company to be transferred to EMHC in the Merger will equal or exceed the sum of the liabilities assumed by EMHC and Evergreen, if any, plus the amount of liabilities, if any, to which the transferred assets are subject.

          14. Evergreen will be in Control (as defined below) of EMHC immediately prior to the Merger, and Evergreen has no plan or intention to cause EMHC to issue additional shares of capital stock after the Merger that would result in Evergreen losing Control of EMHC. As used herein, "Control" means the ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote of EMHC and at least 80 percent of the total number of shares of all other classes of stock of EMHC. For purposes of determining Control, a person shall not be considered to own voting stock if rights to vote such stock (or to restrict or otherwise control the voting of such stock) are held by a third party (including a voting trust) other than an agent of such person.

          15. At the time of the Merger, EMHC will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in EMHC that, if exercised or converted, would affect Evergreen's retention of Control of EMHC.

          16. Evergreen has no plan or intention: (i) to liquidate EMHC; (ii) to merge EMHC with and into another corporation (including Evergreen) or (iii) to sell or otherwise dispose of the stock of EMHC.

          17. Evergreen will not cause EMHC to issue any stock pursuant to the Merger.

          18. Evergreen will issue the Evergreen stock that is to be received by each Company shareholder in the Merger.

          19. The Merger Agreement represents the full and complete agreement among Evergreen, EMHC, EMCLA, the Company and Radio Broadcasting regarding the Merger and the Subsidiary Merger, and there are no other written or oral agreements regarding the Merger or the Subsidiary Merger other than those expressly referred to in the Merger Agreement.

     IN WITNESS WHEREOF, Evergreen has executed this Certificate on this
day of           , 1997.

                                            EVERGREEN MEDIA CORPORATION

                                            By:
                                            ------------------------------------

                                      A-E-2

                                                                       EXHIBIT F

                    EVERGREEN MEZZANINE HOLDINGS CORPORATION

                                  CERTIFICATE


     In connection with your tax opinion dated             , 1997, regarding
certain federal income tax consequences of: (i) the merger (the "Merger") of Chancellor Broadcasting Company, a Delaware corporation ("the Company"), with and into Evergreen Mezzanine Holdings Corporation, a Delaware corporation ("EMHC") and a direct wholly-owned subsidiary of Evergreen Media Corporation, a Delaware corporation ("Evergreen"); and (ii) the merger (the "Subsidiary Merger") of Chancellor Radio Broadcasting Company, a Delaware corporation ("Radio Broadcasting"), with and into Evergreen Media Corporation of Los Angeles, a Delaware corporation ("EMCLA") and a direct wholly-owned subsidiary of EMHC, each pursuant to the Amended and Restated Agreement and Plan of Merger dated as of July 31, 1997 (the "Merger Agreement"), and recognizing that you will rely on this Certificate in delivering said opinion, EMHC hereby represents that the facts relating to the Merger and the Subsidiary Merger, as such facts are described in the Registration Statement of Evergreen filed with the
Securities and Exchange Commission (the "Commission") on             , 1997 (and
all amendments thereto), are, insofar as such facts pertain to EMHC, true, correct, and complete in all material respects in accordance with applicable rules of the Commission.


     EMHC further represents the following:

          1. EMHC has no plan or intention to sell or otherwise dispose of any of the assets to be acquired from the Company in the Merger, except for the transfer of the stock of Katz Acquisition Corp. which will be distributed to Evergreen and dispositions made in the ordinary course of business.(1)

          2. EMHC has no plan or intention to cause EMCLA to sell or otherwise dispose of any of the assets to be acquired from Radio Broadcasting in the Subsidiary Merger, except for dispositions made in the ordinary course of business or to a direct wholly-owned subsidiary of EMCLA.(2)

          3. Evergreen, EMHC, the Company and the shareholders of the Company will pay their respective expenses, if any, incurred in connection with the Merger.

          4. Following the Merger, EMHC will continue the historic business of the Company or use a significant portion of the Company's historic business assets in EMHC's business.

          5. There is no intercorporate indebtedness existing between the Company and EMHC that was issued, acquired, or will be settled at a discount.

          6. EMHC does not own, nor has EMHC owned during the past five years, more than a de minimis number of shares of stock of the Company.

          7. EMHC is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Internal Revenue Code of 1986, as amended (the "Code").

          8. EMHC is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

---------------

(1) May be modified on delivery of certificate to exclude any asset disposition not in the ordinary course, provided, however, that any such disposition does not prevent counsel for Evergreen, EMHC and the Company from delivering the opinions required by Sections 6.2(c) and 6.3(c) of the Merger Agreement.

(2) May be modified on delivery of certificate to exclude any asset disposition not in the ordinary course, provided, however, that any such disposition does not prevent counsel for EMCLA and Radio Broadcasting from delivering the opinions required by Sections 6.2(c) and 6.3(c) of the Merger Agreement.

                                      A-F-1

          9. The fair market value of the assets of the Company to be transferred to EMHC in the Merger will equal or exceed the sum of the liabilities to be assumed by EMHC and Evergreen, if any, plus the amount of liabilities, if any, to which the transferred assets are subject.

          10. Evergreen will be in Control (as defined below) of EMHC immediately prior to the Merger, and EMHC has no plan or intention to issue additional shares of capital stock after the Merger that would result in Evergreen losing Control of EMHC. As used herein, "Control" means the ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote of EMHC and at least 80 percent of the total number of shares of all other classes of stock of EMHC. For purposes of determining Control, a person shall not be considered to own voting stock if rights to vote such stock (or to restrict or otherwise control the voting of such stock) are held by a third party (including a voting trust) other than an agent of such person.

          11. At the time of the Merger, EMHC will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in EMHC that, if exercised or converted, would affect Evergreen's Control of EMHC.

          12. EMHC has no plan or intention to liquidate or to merge with and into another corporation after the Merger.

          13. EMHC will not issue any stock pursuant to the Merger.

          14. EMHC has no plan or intention: (i) to liquidate EMCLA; (ii) to merge EMCLA with and into another corporation (including EMHC) after the Subsidiary Merger; (iii) to cause EMCLA to redeem or otherwise acquire any EMCLA stock issued in the Subsidiary Merger or (iv) to sell or otherwise dispose of the stock of EMCLA.

          15. Evergreen will issue the Evergreen stock that is to be received by each Company shareholder in the Merger.

          16. The Merger Agreement represents the full and complete agreement among Evergreen, EMHC, EMCLA, the Company and Radio Broadcasting regarding the Merger and the Subsidiary Merger, and there are no other written or oral agreements regarding the Merger or the Subsidiary Merger other than those expressly referred to in the Merger Agreement.

     IN WITNESS WHEREOF, EMHC has executed this Certificate on this   day of
          , 1997.

                                            EVERGREEN MEZZANINE HOLDINGS
                                            CORPORATION

                                            By:
                                            ------------------------------------

                                      A-F-2

                                                                       EXHIBIT G

                   EVERGREEN MEDIA CORPORATION OF LOS ANGELES

                                  CERTIFICATE


     In connection with your tax opinion dated             , 1997, regarding
certain federal income tax consequences of the merger (the "Subsidiary Merger") of Chancellor Radio Broadcasting Company, a Delaware corporation ("Radio Broadcasting"), with and into Evergreen Media Corporation of Los Angeles, a Delaware corporation ("EMCLA"), pursuant to the Amended and Restated Agreement and Plan of Merger dated as of July 31, 1997 (the "Merger Agreement"), and recognizing that you will rely on this Certificate in delivering said opinion, EMCLA hereby represents that the facts relating to the Subsidiary Merger, as such facts are described in the Registration Statement of Evergreen filed with
the Securities and Exchange Commission (the "Commission") on             , 1997
(and all amendments thereto), are, insofar as such facts pertain to EMCLA, true, correct, and complete in all material respects in accordance with applicable rules of the Commission.


     EMCLA further represents the following:

          1. The fair market value of the EMCLA stock and cash, if any, to be received (actually or constructively) by each Radio Broadcasting shareholder will be approximately equal to the fair market value of the Radio Broadcasting stock surrendered in the exchange.

          2. EMCLA has no plan or intention to redeem or otherwise reacquire any EMCLA stock issued in the Merger.

          3. EMCLA has no plan or intention to sell or otherwise dispose of any of the assets of Radio Broadcasting to be acquired in the Subsidiary Merger, except for dispositions made in the ordinary course of business or transfers to a direct wholly-owned subsidiary of EMCLA.(1)

          4. Following the Subsidiary Merger, EMCLA will continue the historic business of Radio Broadcasting or use a significant portion of Radio Broadcasting's historic business assets in EMCLA's business.

          5. EMCLA, Radio Broadcasting and the shareholders of Radio Broadcasting will pay their respective expenses, if any, incurred in connection with the Subsidiary Merger.

          6. There is no intercorporate indebtedness existing between Radio Broadcasting and EMCLA that was issued, acquired, or will be settled at a discount.

          7. None of the compensation to be received by any shareholder-employee of Radio Broadcasting will be separate consideration for, or allocable to, any of their shares of Radio Broadcasting stock; none of the shares of EMCLA stock to be received by any such shareholder-employee will be separate consideration for, or allocable to, any employment agreement; and the compensation to be paid to any such shareholder-employee will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

          8. EMCLA does not own, nor has EMCLA owned during the past five years, more than a de minimis number of shares of stock of Radio Broadcasting.

          9. EMCLA is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Internal Revenue Code of 1986, as amended (the "Code").

          10. EMCLA is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

---------------

1 May be modified on delivery of certificate to exclude any asset disposition not in the ordinary course, provided, however, that any such disposition does not prevent counsel for EMCLA and Radio Broadcasting from delivering the opinions required by Sections 6.2(c) and 6.3(c) of the Merger Agreement.

                                      A-G-1

          11. The fair market value of the assets of Radio Broadcasting to be transferred to EMCLA will equal or exceed the sum of the liabilities to be assumed by EMCLA plus the amount of liabilities, if any, to which the transferred assets are subject.

          12. The Merger Agreement represents the full and complete agreement among EMCLA and Radio Broadcasting regarding the Subsidiary Merger, and there are no other written or oral agreements regarding the Subsidiary Merger other than those expressly referred to in the Merger Agreement.

     IN WITNESS WHEREOF, EMCLA has executed this Certificate on this      day of
          , 1997.

                                            EVERGREEN MEDIA CORPORATION
                                            OF LOS ANGELES

                                            By:

                                            ------------------------------------

                                      A-G-2

                                                                       EXHIBIT H

                                           , 1997

Evergreen Media Corporation
413 East Las Colinas Boulevard
Suite 1130
Irving, Texas 75039

Ladies & Gentlemen:

     You have requested our opinion regarding certain federal income tax consequences of (i) the merger (the "Merger") of Chancellor Broadcasting Company, a Delaware corporation (the "Company"), with and into Evergreen Mezzanine Holdings Corporation, a Delaware corporation ("EMHC"), and a direct wholly-owned subsidiary of Evergreen Media Corporation, a Delaware corporation ("Evergreen"), and (ii) the merger (the "Subsidiary Merger") of Chancellor Radio Broadcasting Company, a Delaware corporation ("Radio Broadcasting"), with and into Evergreen Media Corporation of Los Angeles, a Delaware corporation ("EMCLA").


     In formulating our opinion, we examined such documents as we deemed appropriate, including the Amended and Restated Agreement and Plan of Merger among the Company, Radio Broadcasting, Evergreen, EMHC and EMCLA dated as of July 31, 1997 (the "Merger Agreement"), the Joint Proxy Statement/Prospectus filed by the Company, Radio Broadcasting, Evergreen, EMHC and EMCLA on
            , 1997 (the "Joint Proxy Statement"), and the Registration Statement
on Form S-4, as filed by Evergreen with the SEC on             , 1997, in which
the Joint Proxy Statement/Prospectus is included as a prospectus (with all amendments thereto, the "Registration Statement"). In addition, we have obtained such additional information as we deemed relevant and necessary through consultation with various officers and representatives of the Company, Radio Broadcasting, Evergreen, EMHC and EMCLA.


     Our opinion set forth below assumes (1) the accuracy of the statements and facts concerning the Merger and the Subsidiary Merger set forth in the Merger Agreement, the Joint Proxy Statement, and the Registration Statement, (2) the consummation of the Merger and the Subsidiary Merger in the manner contemplated by, and in accordance with the terms set forth in, the Merger Agreement, the Joint Proxy Statement and the Registration Statement and (3) the accuracy of (i) the representations made by the Company and by Radio Broadcasting, which are set forth in the Certificates delivered to us by the Company and Radio Broadcasting, dated the date hereof, (ii) the representations made by Evergreen, EMHC and by EMCLA which are set forth in the Certificate delivered to us by Evergreen, EMHC and EMCLA, dated the date hereof and (iii) the representations made by certain shareholders of the Company and of Radio Broadcasting in Certificates delivered to us by such persons, dated the date hereof.

     Based upon the facts and statements set forth above, our examination and review of the documents referred to above and subject to the assumptions set forth herein, we are of the opinion that for federal income tax purposes:

          1. The Merger and the Subsidiary Merger will each constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

          2. Each of the Company, Evergreen and EMHC will be a party to the Merger within the meaning of Section 368(b) of the Code.

          3. Each of Radio Broadcasting and EMCLA will be a party to the Subsidiary Merger within the meaning of Section 368(b) of the Code.

          4. No gain or loss will be recognized by the Company, Evergreen or EMHC as a result of the Merger.

          5. No gain or loss will be recognized by Radio Broadcasting or EMCLA as a result of the Subsidiary Merger.

                                      A-H-1

          6. No gain or loss will be recognized by holders of Evergreen Class A Common Stock or holders of Evergreen Class B Common Stock on the exchange of such shares for shares of Evergreen Common Stock pursuant to the Merger Agreement.

          7. No gain or loss will be recognized by holders of Evergreen Convertible Exchangeable Preferred Stock as a result of the Merger.

We express no opinion concerning any tax consequences of the Merger or the Subsidiary Merger other than those specifically set forth herein.

     Our opinion is based on current provisions of the Code, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Merger or the Subsidiary Merger, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied, may affect the continuing validity of the opinions set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.

                                            Very truly yours,

                                      A-H-2

                                                                       EXHIBIT I

                                        , 1997

Chancellor Broadcasting Company
12655 N. Central Expressway
Suite 405
Dallas, Texas 75243

Ladies & Gentlemen:

     You have requested our opinion regarding certain federal income tax consequences of (i) the merger (the "Merger") of Chancellor Broadcasting Company, a Delaware corporation (the "Company"), with and into Evergreen Mezzanine Holdings Corporation, a Delaware corporation ("EMHC"), and a direct wholly-owned subsidiary of Evergreen Media Corporation, a Delaware corporation ("Evergreen"), and (ii) the merger (the "Subsidiary Merger") of Chancellor Radio Broadcasting Company, a Delaware corporation ("Radio Broadcasting"), with and into Evergreen Media Corporation of Los Angeles, a Delaware corporation ("EMCLA").


     In formulating our opinion, we examined such documents as we deemed appropriate, including the Amended and Restated Agreement and Plan of Merger among the Company, Radio Broadcasting, Evergreen, EMHC and EMCLA dated as of July 31, 1997 (the "Merger Agreement"), the Joint Proxy Statement and Prospectus (the "Joint Proxy Statement") included in the Registration Statement on Form S-4, as filed by Evergreen with the Securities and Exchange Commission on
       , 1997, in which the Joint Proxy Statement is included as a prospectus (with all amendments thereto, the "Registration Statement"). In addition, we have obtained such additional information as we have deemed relevant and necessary through consultation with various officers and representatives of the Company, Radio Broadcasting, Evergreen, EMHC and EMCLA.


     Our opinion set forth below assumes (1) the accuracy of the statements and facts concerning the Merger and the Subsidiary Merger set forth in the Merger Agreement, the Joint Proxy Statement, and the Registration Statement, (2) the consummation of the Merger and the Subsidiary Merger in the manner contemplated by, and in accordance with the terms set forth in, the Merger Agreement, the Joint Proxy Statement and the Registration Statement and (3) the accuracy of (i) the representations made by the Company and by Radio Broadcasting, which are set forth in the Certificates delivered to us by the Company and Radio Broadcasting, dated the date hereof, (ii) the representations made by Evergreen, EMHC and EMCLA which are set forth in the Certificate delivered to us by Evergreen, EMHC and EMCLA dated the date hereof, and (iii) the representations made by certain shareholders of the Company and of Radio Broadcasting in Certificates delivered to us by such persons, dated the date hereof.

     Based on the facts and statements set forth above, our examination and review of the documents referred to above and subject to the assumptions set forth above, we are of the opinion that for federal income tax purposes:

          1. The Merger and the Subsidiary Merger will each constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

          2. No gain or loss will be recognized by stockholders of the Company with respect to shares of common stock of Evergreen received in the Merger in exchange for shares of common stock of the Company, or with respect to shares of Evergreen convertible preferred stock received in the Merger in exchange for shares of Company convertible preferred stock, except with respect to cash received by dissenters or in lieu of fractional shares of Evergreen common stock.

          3. No gain or loss will be recognized by stockholders of Radio Broadcasting with respect to shares of EMCLA preferred stock received in the Subsidiary Merger in exchange for shares of Radio Broadcasting preferred stock, except with respect to cash received by dissenters.

We express no opinion concerning any tax consequences of the Merger or the Subsidiary Merger other than those specifically set forth herein.

                                      A-I-1

     Our opinion is based on current provisions of the Code, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or in the facts and circumstances surrounding the Merger or the Subsidiary Merger, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied, may affect the continuing validity of the opinions set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.

                                            Very truly yours,

                                      A-I-2

                                    ANNEX B

                   SECTION 262 OF THE GENERAL CORPORATION LAW
                            OF THE STATE OF DELAWARE

                                APPRAISAL RIGHTS

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation or consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation: and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more share, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251, 252, 254, 257, 258, 263 or 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a nation market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a and b of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a, b and c of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidated has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall by borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial up on the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporate pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holder of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                         ANNEX C

                                PROPOSED FORM OF

                   CERTIFICATE OF DESIGNATION OF THE POWERS,
                    PREFERENCES AND RELATIVE, PARTICIPATING,
          OPTIONAL AND OTHER SPECIAL RIGHTS OF 12 1/4% SERIES A SENIOR
                  CUMULATIVE EXCHANGEABLE PREFERRED STOCK AND
              QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS THEREOF
                             ---------------------

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware
                             ---------------------


     Chancellor Media Corporation of Los Angeles (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware and formerly known as Evergreen Media Corporation of Los Angeles, does hereby certify that, pursuant to authority conferred upon the board of directors of the Corporation (the "Board of Directors") by its Certificate of Incorporation, as amended (hereinafter referred to as the "Certificate of Incorporation"), and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, said Board of Directors duly approved and adopted the following resolution (the "Resolution"):


          RESOLVED, that, pursuant to the authority conferred on the Board of Directors by its Certificate of Incorporation (which authorizes 10,000,000 shares of preferred stock, $.01 per share), and pursuant to Section 151(g) of the General Corporation Law of the State of Delaware, the Chief Financial Officer of the Corporation be, and hereby is, authorized and directed to execute and file with the Secretary of State of the State of Delaware the Certificate of Designation of 12 1/4% Series A Senior Cumulative Exchangeable Preferred Stock of the Corporation, pursuant to which the Board of Directors has fixed the designation powers and preferences, and the relative participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, of a series of the Corporation's Preferred Stock.

     (a) Designation. There is hereby created out of the authorized and unissued shares of Preferred Stock of the Corporation a class of Preferred Stock designated as the "12 1/4% Series A Senior Cumulative Exchangeable Preferred Stock." The number of shares constituting such class shall be 1,000,000 and are referred to as the "Series A Senior Exchangeable Preferred Stock." The initial liquidation preference of the Series A Senior Exchangeable Preferred Stock shall be $119.444944 per share; such amount shall be subject to increase as provided in paragraph (c)(i).

     (b) Rank. The Series A Senior Exchangeable Preferred Stock shall, with respect to dividends and distributions upon liquidation, winding-up and dissolution of the Corporation, rank (i) senior to all classes of common stock of the Corporation (including, without limitation, the Common Stock) and to each other class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created the terms of which do not expressly provide that it ranks senior to, or on a parity with, the Series A Senior Exchangeable Preferred Stock as to dividends and distributions upon liquidation, winding-up and dissolution of the Corporation (collectively referred to, together with all classes of common stock of the Corporation, as "Junior Stock"); (ii) on a parity with any class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created the terms of which expressly provide that such class or series will rank on a parity with the Series A Senior Exchangeable Preferred Stock as to dividends and distributions upon liquidation, winding-up and dissolution (collectively referred to as "Parity Stock"); provided that any such Parity Stock that was not approved by the Holders in accordance with paragraph (f)(ii)(A) hereof (to the extent such approval is required) shall be deemed to be Junior Stock and not Parity Stock; and (iii) junior to each class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created that has been approved by the Holders in accordance with paragraph (f)(ii)(B) hereof and the terms of which expressly provide that such class or series will rank senior to the Series A Senior Exchangeable

Preferred Stock as to dividends and distributions upon liquidation, winding-up and dissolution of the Company (collectively referred to as "Senior Stock").

     (c) Dividends. (i) Beginning on the Issue Date, the Holders of the outstanding shares of Series A Senior Exchangeable Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, distributions in the form of cash dividends on each share of Series A Senior Exchangeable Preferred Stock, at a rate per annum equal to 12 1/4% of the then effective liquidation preference per share of the Series A Senior Exchangeable Preferred Stock, payable quarterly. No interest shall be payable in respect of any dividends that may be in arrears. All dividends shall be cumulative, whether or not earned or declared, on a daily basis from August 15, 1997, and shall be payable quarterly in arrears on each Dividend Payment Date, commencing on the first Dividend Payment Date after the Issue Date, provided that if any dividend payable on any Dividend Payment Date on or before February 15, 2001 is not declared and paid in full in cash on such Dividend Payment Date, the amount payable as dividends on such Dividend Payment Date that is not paid in cash on such Dividend Payment Date shall be added to the liquidation preference of the Series A Senior Exchangeable Preferred Stock on such Dividend Payment Date and the amount so added to the liquidation preference shall be deemed paid in full and shall not accumulate. Each dividend shall be payable to, or added to the liquidation preference of as herein provided, the Series A Senior Exchangeable Preferred Stock held by Holders of record as they appear on the stock books of the Corporation on the Dividend Record Date immediately preceding the related Dividend Payment Date. Dividends shall cease to accumulate in respect of the Series A Senior Exchangeable Preferred Stock on the Exchange Date or on the date of their earlier redemption unless the Corporation shall have failed to issue the appropriate aggregate principal amount of Exchange Debentures in respect of the Series A Senior Exchangeable Preferred Stock on such Exchange Date or shall have failed to pay the relevant redemption price on the date fixed for redemption.

     (ii) All dividends paid with respect to shares of the Series A Senior Exchangeable Preferred Stock pursuant to paragraph (c)(i) shall be paid pro rata to the Holders entitled thereto.

     (iii) Nothing herein contained shall in any way or under any circumstances be construed or deemed to require the Board of Directors to declare, or the Corporation to pay or set apart for payment, any dividends on shares of the Series A Senior Exchangeable Preferred Stock at any time.

     (iv) Dividends on account of arrears for any past Dividend Period and dividends in connection with any optional redemption pursuant to paragraph
(e)(i) may be declared and paid at any time, without reference to any regular Dividend Payment Date, to Holders of record on such date, not more than forty-five (45) days prior to the payment thereof, as may be fixed by the Board of Directors of the Corporation.

     (v) No full dividends shall be declared by the Board of Directors or paid or set apart for payment by the Corporation on any Parity Stock for any period unless full cumulative dividends have been or contemporaneously are declared and paid (or are deemed declared and paid) in full, or declared and, if payable in cash, a sum in cash set apart sufficient for such payment, on the Series A Senior Exchangeable Preferred Stock for all Dividend Periods terminating on or prior to the date of payment of such full dividends on such Parity Stock. If any dividends are not so paid, all dividends declared upon shares of the Series A Senior Exchangeable Preferred Stock and any other Parity Stock shall be declared pro rata so that the amount of dividends declared per share on the Series A Senior Exchangeable Preferred Stock and such Parity Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series A Senior Exchangeable Preferred Stock and such Parity Stock bear to each other.

     (vi) (A) Holders of shares of the Series A Senior Exchangeable Preferred Stock shall be entitled to receive the dividends provided for in paragraph
(c)(i) hereof in preference to and in priority over any dividends upon any of the Junior Stock.

     (B) So long as any share of the Series A Senior Exchangeable Preferred Stock is outstanding, the Corporation shall not declare, pay or set apart for payment any dividend on any of the Junior Stock or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the Junior Stock or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Stock whether in cash, obligations or shares of the Corporation or other property (other than dividends in Junior Stock to the holders of Junior Stock), and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any of the Junior Stock or any such warrants, rights, calls or options unless full cumulative dividends determined in accordance herewith on the Series A Senior Exchangeable Preferred Stock have been paid (or are deemed paid) in full.

     (C) So long as any share of the Series A Senior Exchangeable Preferred Stock is outstanding, the Corporation shall not make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the Parity Stock or any warrants, rights, calls or options exercisable for or convertible into any of the Parity Stock, and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any of the Parity Stock or any such warrants, rights, calls or options unless full cumulative dividends determined in accordance herewith on the Series A Senior Exchangeable Preferred Stock have been paid (or are deemed paid) in full.

     (vii) Dividends payable on the Series A Senior Exchangeable Preferred Stock for any period less than a year shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period for which payable.

     (d) Liquidation Preference. (i) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the Holders of shares of Series A Senior Exchangeable Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount in cash equal to the then effective liquidation preference for each share outstanding, plus, without duplication, an amount in cash equal to accumulated and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding up (including an amount equal to a prorated dividend for the period from the last Dividend Payment Date to the date fixed for liquidation, dissolution or winding
up) before any payment shall be made or any assets distributed to the holders of any of the Junior Stock including, without limitation, common stock of the Corporation. Except as provided in the preceding sentence, Holders of Series A Senior Exchangeable Preferred Stock shall not be entitled to any distribution in the event of any liquidation, dissolution or winding up of the affairs of the Corporation. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the Holders of outstanding shares of the Series A Senior Exchangeable Preferred Stock and all Parity Stock, then the holders of all such shares shall share equally and ratably in such distribution of assets in proportion to the full liquidation preference, including, without duplication, all accrued and unpaid dividends to which each is entitled.

     (ii) For the purposes of this paragraph (d), neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more entities shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation.

     (e) Redemption. (i) Optional Redemption. (A) The Corporation may, at the option of the Board of Directors, redeem at any time on or after February 15, 2001, subject to contractual and other restrictions with respect thereto and from any source of funds legally available therefor, in whole or in part, in the manner provided for in paragraph (e)(iii) hereof, any or all of the shares of the Series A Senior Exchangeable Preferred Stock, at the redemption prices (expressed as a percentage of the then effective liquidation preference) set forth below plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends per share (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date) (the "Optional

Redemption Price") if redeemed during the 12-month period beginning February 15 of each of the years set forth below:

2001.....................................................   106.125%
2002.....................................................   104.900%
2003.....................................................   103.675%
2004.....................................................   102.450%
2005.....................................................   101.225%
2006 and thereafter......................................   100.000%

provided that no redemption pursuant to this paragraph (e)(i)(A) shall be authorized or made unless prior thereto full accumulated and unpaid dividends are declared and paid in full, or declared and a sum in cash set apart sufficient for such payment, on the Series A Senior Exchangeable Preferred Stock for all Dividend Periods terminating on or prior to the Redemption Date.

     (B) In addition to the foregoing paragraph (e)(i)(A), on or prior to February 15, 1999, the Corporation may, at its option, use the net cash proceeds of one or more Public Equity Offerings to redeem from any source of funds legally available therefor, in the manner provided for in paragraph (e)(iii) hereof, the Series A Senior Exchangeable Preferred Stock, in part, at a redemption price of 111.025% of the then effective liquidation preference thereof if redeemed during the 12-month period commencing on February 15, 1997 and 109.800% of the then effective liquidation preference thereof if redeemed during the 12-month period commencing on February 15, 1998, plus, in each case, without duplication, an amount in cash equal to all accumulated and unpaid dividends to the redemption date (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the redemption date to the redemption date) (the "Cash Proceeds Redemption Price"); provided, however, that after any such redemption, the number of shares of Series A Senior Exchangeable Preferred Stock outstanding must equal at least 75% of the number of shares of Radio Broadcasting Preferred Stock originally issued on the Radio Broadcasting Preferred Stock Issue Date. Any such redemption pursuant to this paragraph (e)(i)(B) must occur on or prior to 60 days after the receipt by the Corporation of the proceeds of each Public Equity Offering.

     (C) In the event of a redemption pursuant to paragraph (e)(i)(A) or
(e)(i)(B) hereof of only a portion of the then outstanding shares of the Series A Senior Exchangeable Preferred Stock, the Corporation shall effect such redemption on a pro rata basis according to the number of shares held by each Holder of the Series A Senior Exchangeable Preferred Stock, except that the Corporation may redeem such shares held by Holders of fewer than 100 shares (or shares held by Holders who would hold less than 100 shares as a result of such redemption), as may be determined by the Corporation.

     (ii) Mandatory Redemption. On February 15, 2008, the Corporation shall redeem, to the extent of funds legally available therefor, in the manner provided for in paragraph (e)(iii) hereof, all of the shares of the Series A Senior Exchangeable Preferred Stock then outstanding at a redemption price equal to 100% of the then effective liquidation preference per share, plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends per share (including an amount equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption
Date) (the "Mandatory Redemption Price").

     (iii) Procedures for Redemption. (A) At least thirty (30) days and not more than sixty (60) days prior to the date fixed for any redemption of the Series A Senior Exchangeable Preferred Stock, written notice (the "Redemption Notice") shall be given by first class mail, postage prepaid, to each Holder of record on the record date fixed for such redemption of the Series A Senior Exchangeable Preferred Stock at such Holder's address as it appears on the stock books of the Corporation, provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Series A Senior Exchangeable Preferred Stock to be redeemed except as to the Holder or Holders to whom the Corporation has failed to give said notice or except as to the Holder or Holders whose notice was defective. The Redemption Notice shall state:

     (1) whether the redemption is pursuant to paragraph (e)(i)(A), (e)(i)(B) or
(e)(ii) hereof;

     (2) the Optional Redemption Price, the Mandatory Redemption Price or the Cash Proceeds Redemption Price, as the case may be;

     (3) whether all or less than all the outstanding shares of the Series A Senior Exchangeable Preferred Stock are to be redeemed and the total number of shares of the Series A Senior Exchangeable Preferred Stock being redeemed;

     (4) the date fixed for redemption;

     (5) that the Holder is to surrender to the Corporation, in the manner, at the place or places and at the price designated, his certificate or certificates representing the shares of Series A Senior Exchangeable Preferred Stock to be redeemed; and

     (6) that dividends on the shares of the Series A Senior Exchangeable Preferred Stock to be redeemed shall cease to accumulate on such Redemption Date unless the Corporation defaults in the payment of the Optional Redemption Price, the Mandatory Redemption Price or the Cash Proceeds Redemption Price, as the case may be.

     (B) Each Holder of Series A Senior Exchangeable Preferred stock shall surrender the certificate or certificates representing such shares of Series A Senior Exchangeable Preferred Stock to the Corporation, duly endorsed (or otherwise in proper form for transfer, as determined by the Corporation), in the manner and at the place designated in the Redemption Notice, and on the Redemption Date the full Optional Redemption Price, Mandatory Redemption Price or Cash Proceeds Redemption Price, as the case may be, for such shares shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

     (C) On and after the Redemption Date, unless the Corporation defaults in the payment in full of the applicable redemption price, dividends on the Series A Senior Exchangeable Preferred Stock called for redemption shall cease to accumulate on the Redemption Date, and all rights of the Holders of redeemed shares shall terminate with respect thereto on the Redemption Date, other than the right to receive the Optional Redemption Price, the Mandatory Redemption Price or the Cash Proceeds Redemption Price, as the case may be, without interest; provided, however, that if a notice of redemption shall have been given as provided in paragraph (iii)(A) above and the funds necessary for redemption (including an amount in respect of all dividends that will accrue to the Redemption Date) shall have been irrevocably deposited in trust for the equal and ratable benefit for the Holders of the shares to be redeemed, then, at the close of business on the day on which such funds are segregated and set aside, the Holders of the shares to be redeemed shall cease to be stockholders of the Corporation and shall be entitled only to receive the Optional Redemption Price, the Mandatory Redemption Price or the Cash Redemption Price, as the case may be, without interest.

     (f) Voting Rights. (i) The Holders of Series A Senior Exchangeable Preferred Stock, except as otherwise required under Delaware law or as set forth in paragraphs (ii), (iii) and (iv) below, shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the Corporation.

     (ii) (A) So long as any shares of the Series A Senior Exchangeable Preferred Stock are outstanding, the Corporation shall not authorize any class of Parity Stock without the affirmative vote or consent of Holders of at least a majority of the then outstanding shares of Series A Senior Exchangeable Preferred Stock, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting.

     (B) So long as any shares of the Series A Senior Exchangeable Preferred Stock are outstanding, the Corporation shall not authorize any class of Senior Stock without the affirmative vote or consent of Holders of at least a majority of the outstanding shares of Series A Senior Exchangeable Preferred Stock, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting.

     (C) So long as any shares of the Series A Senior Exchangeable Preferred Stock are outstanding, the Corporation shall not amend this Certificate of Designation so as to affect adversely the specified rights, preferences, privileges or voting rights of holders of shares of Series A Senior Exchangeable Preferred Stock or to authorize the issuance of any additional shares of Series A Senior Exchangeable Preferred Stock without the affirmative vote or consent of Holders of at least a majority of the issued and outstanding shares of Series A Senior Exchangeable Preferred Stock, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting.

     (D) Prior to the exchange of Series A Senior Exchangeable Preferred Stock for Exchange Debentures, the Corporation shall not amend or modify the Indenture for the Exchange Debentures in the form in effect on the Issue Date (the "Indenture") (except as expressly provided therein in respect of amendments without the consent of Holders of Exchange Debentures) without the affirmative vote or consent of Holders of at least a majority of the shares of Series A Senior Exchangeable Preferred Stock then outstanding, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting.

     (E) Except as set forth in paragraphs (f)(ii)(A), (f)(ii)(B) and (f)(ii)(C) above, (x) the creation, authorization or issuance of any shares of any Junior Stock, Parity Stock or Senior Stock or (y) the increase or decrease in the amount of authorized Capital Stock of any class, including Preferred Stock, shall not require the consent of Holders of Series A Senior Exchangeable Preferred Stock and shall not be deemed to affect adversely the rights, preferences, privileges or voting rights of Holders of Series A Senior Exchangeable Preferred Stock.

     (iii) Without the affirmative vote or consent of Holders of a majority of the issued and outstanding shares of Series A Senior Exchangeable Preferred Stock, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting, the Corporation shall not, in a single transaction or series of related transactions, consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, another Person or adopt a plan of liquidation unless: (A) either (1) the Corporation is the surviving or continuing Person or (2) the Person (if other than the Corporation) formed by such consolidation or into which the Corporation is merged or the Person that acquires by conveyance, transfer or lease the properties and assets of the Corporation substantially as an entirety or in the case of a plan of liquidation, the Person to which assets of the Corporation have been transferred, shall be a corporation, partnership or trust organized and existing under the laws of the United States or any State thereof or the District of Columbia; (B) the Series A Senior Exchangeable Preferred Stock shall be converted into or exchanged for and shall become shares of such successor, transferee or resulting Person, having in respect of such successor, transferee or resulting Person the same powers, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereon, that the Series A Senior Exchangeable Preferred Stock had immediately prior to such transaction; (C) immediately after giving effect to such transaction and the use of the proceeds therefrom (on a pro forma basis, including giving effect to any Indebtedness incurred or anticipated to be incurred in connection with such transaction), the Corporation (in the case of clause (1) of the foregoing clause (A)) or such Person (in the case of clause
(2) of the foregoing clause (A)) shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) under paragraph
(l)(i) hereof; (D) immediately after giving effect to such transactions, no Voting Rights Triggering Event shall have occurred or be continuing; and (E) the Corporation has delivered to the transfer agent for the Series A Senior Exchangeable Preferred Stock prior to the consummation of the proposed transaction an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer complies with the terms hereof and that all conditions precedent herein relating to such transaction have been satisfied.

     For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of related transactions) of all or substantially all of the properties or assets of one or more Subsidiaries of the Corporation, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Corporation shall be deemed to be the transfer of all or substantially all of the properties and assets of the Corporation.

     (iv) (A) If (1) after February 15, 2001 cash dividends on the Series A Senior Exchangeable Preferred Stock are in arrears and unpaid for six or more Dividend Periods (whether or not consecutive) (a "Dividend Default"); (2) the Corporation fails to redeem all of the then outstanding shares of Series A Senior Exchangeable Preferred Stock on February 15, 2008 or otherwise fails to discharge any redemption obligation with respect to the Series A Senior Exchangeable Preferred Stock; (3) the Corporation fails to make a Change of Control Offer (whether pursuant to the terms of paragraph (h)(v) or otherwise) following a Change of Control if such Change of Control Offer is required by paragraph (h) hereof or fails to purchase shares of Series A Senior Exchangeable Preferred Stock from Holders who elect to have such shares purchased pursuant to the Change of Control Offer; (4) the Corporation breaches or violates one of the provisions set forth in any of paragraphs (l)(i), (l)(ii) or (l)(iii) hereof and the breach or violation continues for a period of 30 days or more after the Corporation receives notice thereof specifying the default from the holders of at least 25% of the shares of Series A Senior Exchangeable Preferred Stock then outstanding or (5) the Corporation fails to pay at the final stated maturity (giving effect to any extensions thereof) the principal amount of any Indebtedness of the Corporation or any Subsidiary of the Corporation, or the final stated maturity of any such Indebtedness is accelerated, if the aggregate principal amount of such Indebtedness, together with the aggregate principal amount of any other such Indebtedness in default for failure to pay principal at the final stated maturity (giving effect to any extensions thereof) or that has been accelerated, aggregates $5,000,000 or more at one time, in each case, after a 10-day period during which such default shall not have been cured or such acceleration rescinded, then in the case of any of clauses (1)-(5) the number of directors constituting the Board of Directors shall be adjusted by the number, if any, necessary to permit the Holders of Series A Senior Exchangeable Preferred Stock, voting separately and as one class, to elect the lesser of two directors or 25% of the members of the Board of Directors. Each such event described in clauses (1), (2), (3), (4) and (5) is a "Voting Rights Triggering Event." Holders of a majority of the issued and outstanding shares of Series A Senior Exchangeable Preferred Stock, voting separately and as one class, shall have the exclusive right to elect the lesser of two directors or 25% of the members of the Board of Directors at a meeting therefor called upon occurrence of such Voting Rights Triggering Event, and at every subsequent meeting at which the terms of office of the directors so elected by the Holders of the Series A Senior Exchangeable Preferred Stock expire (other than as described in (f)(iv)(B) below). The voting rights provided herein shall be the exclusive remedy at law or in equity of the holders of the Series A Senior Exchangeable Preferred Stock for any Voting Rights Triggering Event.

     (B) The right of the Holders of Series A Senior Exchangeable Preferred Stock voting together as a separate class to elect members of the Board of Directors as set forth in subparagraph (f)(iv)(A) above shall continue until such time as (x) in the event such right arises due to a Dividend Default, all accumulated dividends that are in arrears on the Series A Senior Exchangeable Preferred Stock are paid in full in cash; and (y) in all other cases, the failure, breach or default giving rise to such Voting Rights Triggering Event is remedied or waived by the holders of at least a majority of the shares of Series A Senior Exchangeable Preferred Stock then outstanding and entitled to vote thereon, at which time (1) the special right of the Holders of Series A Senior Exchangeable Preferred Stock so to vote as a class for the election of directors and (2) the term of office of the directors elected by the Holders of the Series A Senior Exchangeable Preferred Stock shall each terminate and the directors elected by the holders of Common Stock shall constitute the entire Board of Directors. At any time after voting power to elect directors shall have become vested and be continuing in the Holders of Series A Senior Exchangeable Preferred Stock pursuant to paragraph (f)(iv) hereof, or if vacancies shall exist in the offices of directors elected by the Holders of Series A Senior Exchangeable Preferred Stock, a proper officer of the Corporation may, and upon the written request of the Holders of record of at least twenty-five percent (25%) of the shares of Series A Senior Exchangeable Preferred Stock then outstanding addressed to the secretary of the Corporation shall, call a special meeting of the Holders of Series A Senior Exchangeable Preferred Stock, for the purpose of electing the directors which such Holders are entitled to elect. If such meeting shall not be called by a proper officer of the Corporation within twenty (20) days after personal service of said written request upon the secretary of the Corporation, or within twenty
(20) days after mailing the same within the United States by certified mail, addressed to the secretary of the Corporation at its principal executive offices, then the Holders of record of at least twenty-five percent (25%) of the outstanding shares of Series A Senior Exchangeable Preferred Stock may designate in writing one of their number to call such meeting at the expense of the Corporation, and such meeting may be called by the Person so designated upon the notice required for the annual meetings of stockholders of the Corporation and shall be held at the place for holding the annual meetings of stockholders. Any Holder of Series A Senior Exchangeable Preferred Stock so designated shall have, and the Corporation shall provide, access to the lists of stockholders to be called pursuant to the provisions hereof.

     (C) At any meeting held for the purpose of electing directors at which the Holders of Series A Senior Exchangeable Preferred Stock shall have the right, voting together as a separate class, to elect directors as aforesaid, the presence in person or by proxy of the Holders of at least a majority of the outstanding shares of Series A Senior Exchangeable Preferred Stock shall be required to constitute a quorum of such Series A Senior Exchangeable Preferred Stock.

     (D) Any vacancy occurring in the office of a director elected by the Holders of Series A Senior Exchangeable Preferred Stock may be filled by the remaining directors elected by the Holders of Series A Senior Exchangeable Preferred Stock unless and until such vacancy shall be filled by the Holders of Series A Senior Exchangeable Preferred Stock.

     (v) In any case in which the Holders of Series A Senior Exchangeable Preferred Stock shall be entitled to vote pursuant to this paragraph (f) or pursuant to Delaware law, each Holder of Series A Senior Exchangeable Preferred Stock entitled to vote with respect to such matter shall be entitled to one vote for each share of Series A Senior Exchangeable Preferred Stock held.

     (g) Exchange. (i) Requirements. The outstanding shares of Series A Senior Exchangeable Preferred Stock are exchangeable as a whole but not in part, at the option of the Corporation and subject to the terms and conditions of the Credit Agreement and the 9 3/8% Note Indenture, at any time on any Dividend Payment Date for the Corporation's 12 1/4% Subordinated Exchange Debentures due 2008 (the "Exchange Debentures") to be substantially in the form of Exhibit A to the Indenture, a copy of which is on file with the secretary of the Corporation, provided that any such exchange may only be made if on or prior to the date of such exchange (i) the Corporation has paid (or is deemed to have paid) all accumulated dividends on the Series A Senior Exchangeable Preferred Stock (including the dividends payable on the date of exchange) and there shall be no contractual impediment to such exchange; (ii) there shall be funds legally available sufficient therefor; and (iii) immediately after giving effect to such exchange, no Default or Event of Default (as defined in the Indenture) would exist under the Indenture and no default or event of default would exist under the Credit Agreement or the 9 3/8% Note Indenture. The exchange rate shall be $1.00 principal amount of Exchange Debentures for each $1.00 of liquidation preference of Series A Senior Exchangeable Preferred Stock, including, to the extent necessary, Exchange Debentures in principal amounts less than $1,000, provided that the Corporation shall have the right, at its option, to pay cash in an amount equal to the principal amount of that portion of any Exchange Debenture that is not an integral multiple of $1,000 instead of delivering an Exchange Debenture in a denomination of less than $1,000.

     (ii) Procedure for Exchange. (A) At least thirty (30) days and not more than sixty (60) days prior to the date fixed for exchange, written notice (the "Exchange Notice") shall be given by first-class mail, postage prepaid, to each Holder of record on the record date fixed for such exchange of the Series A Senior Exchangeable Preferred Stock at such Holder's address as the same appears on the stock books of the Corporation, provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the exchange of any shares of Series A Senior Exchangeable Preferred Stock to be exchanged except as to the Holder or Holders to whom the Corporation has failed to give said notice or except as to the Holder or Holders whose notice was defective. The Exchange Notice shall state:

     (1) the date fixed for exchange;

     (2) that the Holder is to surrender to the Corporation, in the manner and at the place or places designated, his certificate or certificates representing the shares of Series A Senior Exchangeable Preferred Stock to be exchanged;

     (3) that dividends on the shares of Series A Senior Exchangeable Preferred Stock to be exchanged shall cease to accrue on such Exchange Date whether or not certificates for shares of Series A Senior Exchangeable Preferred Stock are surrendered for exchange on such Exchange Date unless the corporation shall default in the delivery of Exchange Debentures; and

     (4) that interest on the Exchange Debentures shall accrue from the Exchange Date whether or not certificates for shares of Series A Senior Exchangeable Preferred Stock are surrendered for exchange on such Exchange Date.

     (B) On or before the Exchange Date, each Holder of Series A Senior Exchangeable Preferred Stock shall surrender the certificate or certificates representing such shares of Series A Senior Exchangeable Preferred Stock, in the manner and at the place designated in the Exchange Notice. The Corporation shall cause the Exchange Debentures to be executed on the Exchange Date and, upon surrender in accordance with the Exchange Notice of the certificates for any shares of Series A Senior Exchangeable Preferred Stock so exchanged, duly endorsed (or otherwise in proper form for transfer, as determined by the Corporation), such shares shall be exchanged by the Corporation into Exchange Debentures. The Corporation shall pay interest on the Exchange Debentures at the rate and on the dates specified therein from the Exchange Date.

     (C) If notice has been mailed as aforesaid, and if before the Exchange Date specified in such notice (1) the Indenture shall have been duly executed and delivered by the Corporation and the trustee thereunder and (2) all Exchange Debentures necessary for such exchange shall have been duly executed by the Corporation and delivered to the trustee under the Indenture with irrevocable instructions to authenticate the Exchange Debentures necessary for such exchange, then the rights of the Holders of Series A Senior Exchangeable Preferred Stock so exchanged as stockholders of the Corporation shall cease (except the right to receive Exchange Debentures, an amount in cash equal to the amount of accrued and unpaid dividends to the Exchange Date and, if the Corporation so elects, cash in lieu of any Exchange Debenture not an integral multiple of $1,000), and the Person or Persons entitled to receive the Exchange Debentures issuable upon exchange shall be treated for all purposes as the registered Holder or Holders of such Exchange Debentures as of the Exchange Date.

     (iii) No Exchange in Certain Cases. Notwithstanding the foregoing provisions of this paragraph (g), the Corporation shall not be entitled to exchange the Series A Senior Exchangeable Preferred Stock for Exchange Debentures if such exchange, or any term or provision of the Indenture or the Exchange Debentures, or the performance of the Corporation's obligations under the Indenture or the Exchange Debentures, shall materially violate or conflict with any applicable law or agreement or instrument then binding on the Corporation or if, at the time of such exchange, the Corporation is insolvent or if it would be rendered insolvent by such exchange.

     (h) Change of Control. (i) In the event of a Change of Control (the date of such occurrence being the "Change of Control Date"), the Corporation shall notify the Holders of the Series A Senior Exchangeable Preferred Stock in writing of such occurrence and shall make an offer to purchase (the "Change of Control Offer") all then outstanding shares of Series A Senior Exchangeable Preferred Stock at a purchase price of 101% of the then effective liquidation preference thereof plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends per share (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Change of Control Payment Date to the Change of Control Payment
Date).

     (ii) Within 30 days following the Change of Control Date, the Corporation shall send, by first class mail, postage prepaid, a notice to each Holder of Series A Senior Exchangeable Preferred Stock at such Holder's address as it appears on the stock books of the Corporation, which notice shall govern the terms of the Change of Control Offer. The notice to the Holders shall contain all instructions and materials necessary to enable such Holders to tender Series A Senior Exchangeable Preferred Stock pursuant to the Change of Control Offer. Such notice shall state:

     (A) that a Change of Control has occurred, that the Change of Control Offer is being made pursuant to this paragraph (h) and that all Series A Senior Exchangeable Preferred Stock validly tendered and not withdrawn will be accepted for payment;

     (B) the purchase price (including the amount of accrued dividends, if any) and the purchase date (which shall be no earlier than 30 days nor later than 45 days from the date such notice is mailed, other than as may be required by law) (the "Change of Control Payment Date");

     (C) that any shares of Series A Senior Exchangeable Preferred Stock not tendered will continue to accrue dividends;

     (D) that, unless the Corporation defaults in making payment therefor, any share of Series A Senior Exchangeable Preferred Stock accepted for payment pursuant to the Change of Control Offer shall cease to accrue dividends after the Change of Control Payment Date;

     (E) that Holders electing to have any shares of Series A Senior Exchangeable Preferred Stock purchased pursuant to a Change of Control Offer will be required to surrender the certificate or certificates representing such shares, properly endorsed for transfer together with such customary documents as the Corporation and the transfer agent may reasonably require, in the manner and at the place specified in the notice prior to the close of business on the Business Day prior to the Change of Control Payment Date;

     (F) that Holders will be entitled to withdraw their election if the Corporation receives, not later than five Business Days prior to the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the number of shares of Series A Senior Exchangeable Preferred Stock the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such shares of Series A Senior Exchangeable Preferred Stock purchased;

     (G) that Holders whose shares of Series A Senior Exchangeable Preferred Stock are purchased only in part will be issued a new certificate representing the unpurchased shares of Series A Senior Exchangeable Preferred Stock; and

     (H) the circumstances and relevant facts regarding such Change of Control.

     (iii) The Corporation will comply with any securities laws and regulations, to the extent such laws and regulations are applicable to the repurchase of the Series A Senior Exchangeable Preferred Stock in connection with a Change of Control Offer.

     (iv) On the Change of Control Payment Date the Corporation shall (A) accept for payment the shares of Series A Senior Exchangeable Preferred Stock validly tendered pursuant to the Change of Control Offer, (B) pay to the Holders of shares so accepted the purchase price therefor in cash and (C) cancel and retire each surrendered certificate. Unless the Corporation defaults in the payment for the shares of Series A Senior Exchangeable Preferred Stock tendered pursuant to the Change of Control Offer, dividends will cease to accrue with respect to the shares of Series A Senior Exchangeable Preferred Stock tendered and all rights of Holders of such tendered shares will terminate, except for the right to receive payment therefor, on the Change of Control Payment Date.

     (v) If the purchase of the Series A Senior Exchangeable Preferred Stock would violate or constitute a default under the Credit Agreement, the 9 3/8%
Note Indenture or other Indebtedness of the Corporation, then, notwithstanding anything to the contrary contained above, prior to complying with the foregoing provisions, but in any event within 30 days following the Change of Control Date, the Corporation shall either (A) repay in full all such Indebtedness and terminate all commitments outstanding under the Credit Agreement or

(B) obtain the requisite consents, if any, under the Credit Agreement, the 9 3/8% Note Indenture or such Indebtedness required to permit the repurchase of Series A Senior Exchangeable Preferred Stock required by this paragraph (h). Until the requirements of the immediately preceding sentence are satisfied, the Corporation shall not make, and shall not be obligated to make, any Change of Control Offer; provided that the Corporation's failure to comply with the provisions of this paragraph (h)(v) shall constitute a Voting Rights Triggering Event.

     (i) Conversion or Exchange. The Holders of shares of Series A Senior Exchangeable Preferred Stock shall not have any rights hereunder to convert such shares into or exchange such shares for shares of any other class or classes or of any other series of any class or classes of Capital Stock of the Corporation.

     (j) Reissuance of Series A Senior Exchangeable Preferred Stock. Shares of Series A Senior Exchangeable Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized and unissued shares of Preferred stock undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock, provided that any issuance of such shares as Series A Senior Exchangeable Preferred Stock must be in compliance with the terms hereof.

     (k) Business Day. If any payment, redemption or exchange shall be required by the terms hereof to be made on a day that is not a Business Day, such payment, redemption or exchange shall be made on the immediately succeeding Business Day.

     (l) Certain Additional Provisions.

     (i) Limitation on Incurrence of Additional Indebtedness. Neither the Corporation nor any of its Subsidiaries shall, directly or indirectly, create, incur, assume, guarantee, acquire or become liable for, contingently or otherwise (collectively, "incur"), any Indebtedness other than Permitted Indebtedness. Notwithstanding the foregoing limitation, the Corporation or any Subsidiary may incur Indebtedness if, on the date of the incurrence of such Indebtedness, after giving effect to the incurrence of such Indebtedness and the receipt and application of the proceeds thereof, the Corporation's Leverage Ratio is less than 7.0 to 1.

     (ii) Limitation on Restricted Payments. (A) Neither the Corporation nor any of its Subsidiaries shall, directly or indirectly, make any Restricted Payment if immediately after giving effect thereto:

     (1) any Voting Rights Triggering Event shall have occurred and be continuing; or

     (2) the Corporation is not able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with paragraph (l)(i) above; or


     (3) the aggregate amount of Restricted Payments made on or subsequent to the Issue Date, together with the aggregate amount of Restricted Payments made by Radio Broadcasting subsequent to the Radio Broadcasting Preferred Stock Issue Date and through the date immediately preceding the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined by the respective Board of Directors in good faith) exceeds the sum of (I) (x) 100% of the aggregate Consolidated EBITDA of Radio Broadcasting from February 14, 1996 through the date immediately preceding the Issue Date, plus 100% of the aggregate Consolidated EBITDA of the Corporation from and after the Issue Date (or, in the event that either such Consolidated EBITDA shall be a deficit, minus 100% of such deficit), to the most recent date for which financial information is available to the Corporation, taken as one accounting period, less (y) 1.4 times Consolidated Interest Expense for the same entities and for the same periods, plus (II) 100% of the aggregate net proceeds, including the fair market value of property other than cash as determined by the Board of Directors in good faith, received by the Corporation from any Person (other than a Subsidiary of the Corporation) from the issuance and sale on or subsequent to the Issue Date of Qualified Capital Stock of the Corporation, plus 100% of the aggregate net proceeds, including the fair market value of property other than cash as previously determined by the board of directors of Radio Broadcasting in good faith, previously received by Radio Broadcasting from any Person (other than a Subsidiary of Radio Broadcasting) from the issuance and sale on or subsequent to February 14, 1996 of Qualified Capital Stock of Radio Broadcasting (excluding any net proceeds from issuances and sales financed directly or indirectly using funds borrowed from the Corporation or any Subsidiary of the Corporation or from Radio Broadcasting or any Subsidiary of Radio Broadcasting, respectively, until and to the extent such borrowing is repaid, but including the proceeds from the issuance and sale of any securities convertible into or exchangeable for Qualified Capital Stock to the extent such securities are so converted or exchanged and including any additional proceeds received by the Corporation or Radio Broadcasting, respectively, upon such conversion or exchange), plus (III) without duplication of any amount included in clause (3)(II) above, 100% of the aggregate net proceeds, including the fair market value of property other than cash (valued as provided in clause (3)(II) above), received by the Corporation as a capital contribution on or subsequent to the Issue Date, plus 100% of the aggregate net proceeds, including the fair market value of property other than cash (valued as provided in clause (3)(II) above), previously received by Radio Broadcasting as a capital contribution on or subsequent to February 14, 1996 (excluding the net proceeds from a Public Equity Offering by Chancellor Mezzanine to the extent used by the Corporation to redeem the Series A Senior Exchangeable Preferred Stock); plus (IV) $2,500,000.


     (B) Notwithstanding the foregoing, these provisions will not prohibit: (1) the payment of any dividend or the making of any distribution within 60 days after the date of its declaration if such dividend or distribution would have been permitted on the date of declaration; (2) the acquisition of any Capital Stock of the Corporation or any warrants, options or other rights to acquire shares of any class of such Capital Stock either (I) solely in exchange for shares of Qualified Capital Stock or other rights to acquire Qualified Capital Stock or (II) through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Corporation) of shares of Qualified Capital Stock or warrants, options or other rights to acquire Qualified Capital Stock; (3) payments by the Corporation to fund the operating expenses of Chancellor Mezzanine in an amount not to exceed $500,000 per annum; (4) payments by the Corporation to Chancellor Mezzanine to enable Chancellor Mezzanine to make payments pursuant to (x) the Financial Monitoring and Oversight Agreement or (y) the Tax Sharing Agreement; (5) payments by the Corporation to repurchase, or enable Chancellor Mezzanine to repurchase, Capital Stock or other securities of Chancellor Mezzanine from employees of Chancellor Mezzanine or the Corporation in an aggregate amount not to exceed $5,000,000;
(6) payments to enable Chancellor Mezzanine to redeem or repurchase stock purchase or similar rights in an aggregate amount not to exceed $500,000; (7) payments, not to exceed $100,000 in the aggregate, to enable the Corporation to make cash payments to holders of its Capital Stock in lieu of the issuance of fractional shares of its Capital Stock; and (8) payments made pursuant to any merger, consolidation or sale of assets effected in accordance with paragraph
(f)(iii) above; provided, however, that no such payment may be made pursuant to this clause (8) unless, after giving effect to such transaction (and the incurrence of any Indebtedness in connection therewith and the use of the proceeds thereof), the Corporation would be able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with paragraph
(l)(i) above such that after incurring that $1.00 of additional Indebtedness, the Leverage Ratio would be less than 6.0 to 1; provided, further, however, that in the case of clauses (4)(x), (5), (6), (7) and (8), no Voting Rights Triggering Event shall have occurred or be continuing at the time of such payment or as a result thereof. In determining the aggregate amount of Restricted Payments made by the Corporation on or subsequent to the Issue Date and the aggregate amount of Restricted Payments made by Radio Broadcasting subsequent to the Radio Broadcasting Preferred Stock Issue Date and through the date immediately preceding the Issue Date, amounts expended pursuant to clauses
(1), (2), (4)(x), (5), (6), (7) and (8) (including any amounts previously expended by Radio Broadcasting pursuant to clauses l(ii)(B)(1), (2), (4)(x),
(5), (6), (7) and (8) under the certification of designation for the Radio Broadcasting Preferred Stock) shall be included in such calculation.


     (iii) Limitation on Preferred Stock of Subsidiaries. The Corporation shall not permit any of its Subsidiaries to issue any Preferred Stock (other than to the Corporation or to a Wholly Owned Subsidiary of the Corporation) or permit any Person (other than to the Corporation or a Wholly Owned Subsidiary of the Corporation) to own any Preferred Stock of a Subsidiary of the Corporation (other than Acquired Preferred Stock; provided that at the time the issuer of such Acquired Preferred Stock becomes a Subsidiary of the Corporation or merges with the Corporation or any of its Subsidiaries, and after giving effect to such transaction, the Corporation shall be able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with paragraph
(l)(i) above).

     (iv) Reports. So long as any shares of Series A Senior Exchangeable Preferred Stock are outstanding, the Corporation will provide to the holders of Series A Senior Exchangeable Preferred Stock, within 15 days after it files them with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) which the Corporation files with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. In the event that the Corporation is no longer required to furnish such reports to its securityholders pursuant to the Exchange Act, the Corporation will cause its consolidated financial statements, comparable to those which would have been required to appear in annual or quarterly reports, to be delivered to the Holders of Series A Senior Exchangeable Preferred Stock.

     (m) Definitions. As used in this Certificate of Designation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

          "9 3/8% Note Indenture" means the Indenture governing the 9 3/8% Notes as such Indenture may be amended or supplemented from time to time in accordance with the terms thereof.

          "9 3/8% Notes" means Radio Broadcasting's $200.0 million aggregate principal amount of 9 3/8% Senior Subordinated Notes due 2004 of Radio Broadcasting, as assumed by the Corporation, as the same may be modified or amended from time to time and future refinancings thereof.


          "12 1/2% Notes" means Radio Broadcasting's previously outstanding $60.0 million aggregate principal amount of 12 1/2% Senior Subordinated Notes due 2004.



          "Acquired Preferred Stock" means Preferred Stock of any Person at the time such Person becomes a Subsidiary of the Corporation or at the time it merges or consolidates with the Corporation or any of its Subsidiaries and not issued by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Subsidiary of the Corporation or such acquisition, merger or consolidation.


          "Affiliate" means a Person who, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Corporation. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

          "Asset Acquisition" means (i) an Investment by the Corporation or any Subsidiary of the Corporation in any other Person pursuant to which such Person shall become a Subsidiary of the Corporation or shall be consolidated or merged with the Corporation or any Subsidiary of the Corporation or (ii) the acquisition by the Corporation or any Subsidiary of the Corporation of assets of any Person comprising a division or line of business of such Person.

          "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Corporation or any of its Subsidiaries (excluding any Sale and Leaseback Transaction or any pledge of assets or stock by the Corporation or any of its Subsidiaries) to any Person other than the Corporation or a Wholly Owned Subsidiary of the Corporation of (i) any Capital Stock of any Subsidiary of the Corporation or (ii) any other property or assets of the Corporation or any Subsidiary of the Corporation other than in the ordinary course of business.

          "Board of Directors" shall have the meaning ascribed to it in the first paragraph of this Resolution.

          "Business Day" means any day except a Saturday, a Sunday, or any day on which banking institutions in New York, New York are required or authorized by law or other governmental action to be closed.

          "Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated) of capital stock of such Person and (ii) with respect to any Person that is not a corporation. any and all partnership or other equity interests of such Person.

          "Capitalized Lease Obligation" means, as to any Person, the obligation of such Person to pay rent or other amounts under a lease to which such Person is a party that is required to be classified and accounted for as a capital lease obligation under GAAP, and for purposes of this definition, the amount of such obligation at any date shall be the capitalized amount of such obligation at such date, determined in accordance with GAAP.

          "Cash Equivalents" means (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc.; (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor's Corporation or at least P-1 from Moody's Investors Service, Inc.; (iv) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $200,000,000; (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above; and (vi) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (v) above.

          "Chancellor Broadcasting" means Chancellor Broadcasting Company, a Delaware corporation that was merged with and into Evergreen Mezzanine Holdings Corporation, a Delaware corporation, pursuant to the Merger
     Agreement on September   , 1997.

          "Chancellor Media" means Chancellor Media Corporation, a Delaware corporation, and its successors.

          "Chancellor Mezzanine" means Chancellor Mezzanine Holdings Corporation, a Delaware corporation, and its successors.

          "Change of Control" means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Corporation to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group") (whether or not otherwise in compliance with the provisions of the Exchange Indenture), other than to Hicks Muse or any of its Affiliates, officers and directors or to Steven Dinetz (the "Permitted Holders"); or (ii) a majority of the Board of Directors of Chancellor Media, Chancellor Mezzanine or the Corporation shall consist of Persons who are not Continuing Directors; or
     (iii) the acquisition by any Person or Group (other than the Permitted Holders) of the power, directly or indirectly, to vote or direct the voting of securities having more than 50% of the ordinary voting power for the election of directors of Chancellor Media, Chancellor Mezzanine or the Corporation.

          "Change of Control Date" shall have the meaning ascribed to it in paragraph (h) hereof.

          "Change of Control Payment Date" shall have the meaning ascribed to it in paragraph (h) hereof.

          "Change of Control Offer" shall have the meaning ascribed to it in paragraph (h) hereof.

          "Commission" means the Securities and Exchange Commission.

          "Commodity Agreement" means any commodity futures contract, commodity option or other similar agreement or arrangement entered into by the Corporation or any of its Subsidiaries designed to protect the Corporation or any of its Subsidiaries against fluctuations in the price of commodities actually used in the ordinary course of business of the Corporation and its Subsidiaries.

          "Consolidated EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of (i) Consolidated Net Income and
     (ii) to the extent Consolidated Net Income has been reduced thereby, (a) all income taxes of such Person and its Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary or nonrecurring gains or losses), (b) Consolidated Interest Expense and (c) Consolidated Non-Cash Charges, all as determined on a consolidated basis for such Person and its Subsidiaries in conformity with GAAP.

          "Consolidated Interest Expense" means, with respect to any Person for any period, without duplication, the sum of (i) the interest expense of such Person and its Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation,
     (a) any amortization of debt discount, (b) the net cost under Interest Swap Obligations (including any amortization of discounts), (c) the interest portion of any deferred payment obligation, (d) all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers' acceptance financing or similar facilities, and (e) all accrued interest and (ii) the interest component of Capitalized Lease Obligations paid or accrued by such Person and its Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

          "Consolidated Net Income" of any Person means, for any period, the aggregate net income (or loss) of such Person and its Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom, without duplication, (i) gains and losses from Asset Sales or abandonments or reserves relating thereto and the related tax effects, (ii) items classified as extraordinary or nonrecurring gains and losses, and the related tax effects according to GAAP, (iii) the net income (or loss) of any Person acquired in a pooling of interests transaction accrued prior to the date it becomes a Subsidiary of such first referred to Person or is merged or consolidated with it or any of its Subsidiaries, (iv) the net income of any Subsidiary to the extent that the declaration of dividends or similar distributions by that Subsidiary of that income is restricted by contract, operation of law or otherwise and (v) the net income of any Person, other than a Subsidiary, except to the extent of the lesser of (a) dividends or distributions paid to such first referred to Person or its Subsidiary by such Person and (b) the net income of such Person (but in no event less than zero), and the net loss of such Person shall be included only to the extent of the aggregate Investment of the first referred to Person or a consolidated Subsidiary of such Person.

          "Consolidated Non-Cash Charges" means, with respect to any Person for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Subsidiaries reducing Consolidated Net Income of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary or nonrecurring item).

          "Continuing Director" means, as of the date of determination, any Person who (i) was a member of the Board of Directors of Chancellor Broadcasting or Radio Broadcasting on the Radio Broadcasting Preferred Stock Issue Date, (ii) was nominated for election or elected to the Board of Directors of Chancellor Media, Chancellor Mezzanine or the Corporation with the affirmative vote of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election, or (iii) is a representative of a Permitted Holder.

          "CRBC Credit Agreement" means the Credit Agreement, dated February 14, 1996 among Chancellor Broadcasting, Radio Broadcasting, the lenders from time to time party thereto and Bankers Trust Company as agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including by way of adding subsidiaries of Radio Broadcasting as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

          "Credit Agreement" means the Credit Agreement, dated April 25, 1997 among Evergreen Media Corporation of Los Angeles, the lenders from time to time party thereto, The Toronto-Dominion Bank, Bankers Trust Company, The Bank of New York, NationsBank of Texas, N.A. and Union Bank of California, as Managing Agents; Toronto Dominion Securities (USA), Inc., as Arranging Agent; and Toronto Dominion (Texas), Inc., as Administrative Agent for the lenders, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including by way of adding subsidiaries of the Corporation as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agents, lender or group of lenders.

          "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Corporation or any of its Subsidiaries against fluctuations in currency values.

          "Disqualified Capital Stock" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control), in whole or in part, on or prior to February 15, 2008.

          "Dividend Payment Date" means February 15, May 15, August 15 and November 15, of each year.

          "Dividend Period" means the Initial Dividend Period and, thereafter, each Quarterly Dividend Period.

          "Dividend Record Date" means February 1, May 1, August 1 and November 1 of each year.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          "Exchange Date" means a date on which shares of Series A Senior Exchangeable Preferred Stock are exchanged by the Corporation for Exchange Debentures.

          "Exchange Debentures" shall have the meaning ascribed to it in paragraph (g) hereof.

          "Exchange Notice" shall have the meaning ascribed to it in paragraph
     (g) hereof.

          "Federal Reserve Board" means the Board of Governors of the Federal Reserve System, or any successor thereto.

          "Financial Monitoring and Oversight Agreement" means, collectively, the Financial Monitoring and Oversight Agreement among Hicks, Muse & Co. Partners, L.P., Radio Broadcasting and Chancellor Broadcasting, as in effect on the Radio Broadcasting Preferred Stock Issue Date, and the Financial Advisory Agreement among HM/2 Management Partners, L.P., Radio Broadcasting and Chancellor Broadcasting, as in effect on the Radio Broadcasting Preferred Stock Issue Date.

          "GAAP" means generally accepted accounting principles as in effect in the United States of America as of the Issue Date.

          "Hicks Muse" means Hicks, Muse, Tate & Furst Incorporated.

          "Holder" means a holder of shares of Series A Senior Exchangeable Preferred Stock as reflected in the stock books of the Corporation.

          "Indebtedness" means with respect to any Person, without duplication, any liability of such Person (i) for borrowed money, (ii) evidenced by bonds, debentures, notes or other similar instruments,

     (iii) constituting Capitalized Lease Obligations, (iv) incurred or assumed as the deferred purchase price of property, or pursuant to conditional sale obligations and title retention agreements (but excluding trade accounts payable arising in the ordinary course of business), (v) for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (vi) for Indebtedness of others guaranteed by such Person, (vii) for Interest Swap Obligations, Commodity Agreements and Currency Agreements and (viii) for Indebtedness of any other Person of the type referred to in clauses (i) through (vii) which is secured by any Lien on any property or asset of such first referred to Person, the amount of such Indebtedness being deemed to be the lesser of the value of such property or asset or the amount of the Indebtedness so secured. The amount of Indebtedness of any Person at any date shall be the outstanding principal amount of all unconditional obligations described above, as such amount would be reflected on a balance sheet prepared in accordance with GAAP, and the maximum liability at such date of such Person for any contingent obligations described above.

          "Initial Dividend Period" means the dividend period commencing on August 16, 1997 and ending on the first Dividend Payment Date to occur thereafter.

          "Interest Swap Obligations" means the obligations of any Person under any interest rate protection agreement, interest rate future, interest rate option, interest rate swap, interest rate cap or other interest rate hedge or arrangement.

          "Investment" means (i) any transfer or delivery of cash, stock or other property of value in exchange for Indebtedness, stock or other security or ownership interest in any Person by way of loan, advance, capital contribution, guarantee or otherwise and (ii) an investment deemed to have been made by the Corporation at the time any entity which was a Subsidiary of the Corporation ceases to be such a Subsidiary in an amount equal to the value of the loans and advances made, and any remaining ownership interest in, such entity immediately following such entity ceasing to be a Subsidiary of the Corporation. The amount of any non-cash Investment shall be the fair market value of such Investment, as determined conclusively in good faith by management of the Corporation unless the fair market value of such Investment exceeds $1,000,000, in which case the fair market value shall be determined conclusively in good faith by the Board of Directors at the time such Investment is made.

          "Issue Date" means September   , 1997, the date of original issuance
     of the Series A Senior Exchangeable Preferred Stock.

          "Junior Stock" shall have the meaning ascribed to it in paragraph (b) hereof.

          "Leverage Ratio" shall mean, as to any Person, the ratio of (i) the sum of the aggregate outstanding amount of Indebtedness of such Person and its Subsidiaries as of the date of calculation on a consolidated basis in accordance with GAAP to (ii) the Consolidated EBITDA of such Person for the four full fiscal quarters (the "Four Quarter Period") ending on or prior to the date of determination.

     For purposes of this definition, the aggregate outstanding principal amount of Indebtedness of the Person and its Subsidiaries for which such calculation is made shall be determined on a pro forma basis as if the Indebtedness giving rise to the need to perform such calculation had been incurred and the proceeds therefrom had been applied, and all other transactions in respect of which such Indebtedness is being incurred had occurred, on the last day of the Four Quarter Period. In addition to the foregoing, for purposes of this definition, "Consolidated EBITDA" shall be calculated on a pro forma basis after giving effect to (i) the incurrence of the Indebtedness of such Person and its Subsidiaries (and the application of the proceeds therefrom) giving rise to the need to make such calculation and any incurrence (and the application of the proceeds therefrom) or repayment of other Indebtedness, other than the incurrence or repayment of Indebtedness pursuant to working capital facilities, at any time subsequent to the beginning of the Four Quarter Period and on or prior to the date of determination, as if such incurrence (and the application of the proceeds thereof), or the repayment, as the case may be, occurred on the first day of the Four Quarter Period and (ii) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Subsidiaries (including any Person that becomes a Subsidiary as a result of such Asset Acquisition) incurring, assuming or otherwise becoming liable for Indebtedness) at any time on or subsequent to the first day of the Four Quarter Period and on or prior to the date of determination, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Indebtedness and also including any Consolidated EBITDA associated with such Asset Acquisition) occurred on the first day of the Four Quarter Period. Furthermore, in calculating "Consolidated Interest Expense" for purposes of the calculation of "Consolidated EBITDA," (i) interest on Indebtedness determined on a fluctuating basis as of the date of determination (including Indebtedness actually incurred on the date of the transaction giving rise to the need to calculate the Leverage Ratio) and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness as in effect on the date of determination and (ii) notwithstanding (i) above, interest determined on a fluctuating basis, to the extent such interest is covered by Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

          "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

          "Mandatory Redemption Price" shall have the meaning ascribed to it in paragraph (e) hereof.

          "Merger Agreement" means the Agreement and Plan of Merger, dated February 19, 1997, as amended and restated on July 31, 1997, among Chancellor Broadcasting, Radio Broadcasting, Evergreen Media Corporation, Evergreen Mezzanine Holdings Corporation and Evergreen Media Corporation of Los Angeles.

          "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing, or otherwise relating to, any Indebtedness.

          "Officers' Certificate" means a certificate signed by two officers or by an officer and either an Assistant Treasurer or an Assistant Secretary of the Corporation which certificate shall include a statement that, in the opinion of such signers all conditions precedent to be performed by the Corporation prior to the taking of any proposed action have been taken. In addition, such certificate shall include (i) a statement that the signatories have read the relevant covenant or condition, (ii) a brief statement of the nature and scope of such examination or investigation upon which the statements are based, (iii) a statement that, in the opinion of such signatories, they have made such examination or investigation as is reasonably necessary to express an informed opinion and (iv) a statement as to whether or not, in the opinion of the signatories, such relevant conditions or covenants have been complied with.

          "Opinion of Counsel" means an opinion of counsel that, in such counsel's opinion, all conditions precedent to be performed by the Corporation prior to the taking of any proposed action have been taken. Such opinion shall also include the statements called for in the second sentence under "Officers' Certificate".

          "Optional Redemption Price" shall have the meaning ascribed to it in paragraph (e)(i) hereof.

          "Parity Stock" shall have the meaning ascribed to it in paragraph (b) hereof.


          "Permitted Indebtedness" means, without duplication, (i) Indebtedness of Radio Broadcasting outstanding on the Radio Broadcasting Preferred Stock Issue Date, including, without limitation, the 9 3/8% Notes, and guarantees thereof, plus Indebtedness of Radio Broadcasting incurred subsequent to the Radio Broadcasting Preferred Stock Issue Date, in the aggregate principal amount of $60.0 million, for the purpose of refinancing the 12 1/2% Notes, and future refinancings of such Indebtedness; (ii) Indebtedness of Radio Broadcasting or the Corporation incurred pursuant to the CRBC Credit Agreement or the Credit Agreement in an aggregate principal amount at any time outstanding not to exceed the sum of the aggregate commitments pursuant to the CRBC Credit Agreement as initially in effect reduced by the aggregate principal amount permanently repaid with the proceeds of Asset Sales; (iii) Indebtedness evidenced by the Exchange Debentures, including any Exchange Debentures issued in accordance with the Exchange Indenture as the payment of interest on the Exchange Debentures; (iv) Interest Swap Obligations; provided that such Interest Swap Obligations are entered into to protect the Corporation from fluctuations in interest rates of its Indebtedness; (v) additional Indebtedness of the Corporation or any of its Subsidiaries not to exceed $10,000,000 in principal amount outstanding at any time (which amount may, but need not, be incurred under the Credit Agreement); (vi) Refinancing Indebtedness; (vii) Indebtedness owed by the Corporation to any Wholly Owned Subsidiary or by any Subsidiary to the Corporation or any Wholly Owned Subsidiary of the Corporation; and (viii) guarantees by Subsidiaries of any Indebtedness permitted to be incurred pursuant to the terms of paragraph (1)(i) hereof.

          "Permitted Investments" means (i) Investments by the Corporation or any Subsidiary to acquire the stock or assets of any Person (or Indebtedness of such Person acquired in connection with a transaction in which such Person becomes a Subsidiary of the Corporation) engaged in the broadcast business or businesses reasonably related thereto; provided that if any such Investment or series of related Investments involves an Investment by the Corporation in excess of $5,000,000, the Corporation is able, at the time of such investment and immediately after giving effect thereto, to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with paragraph (l)(i) hereof, (ii) Investments received by the Corporation or its Subsidiaries as consideration for a sale of assets, (iii) Investments by the Corporation or any Wholly Owned Subsidiary of the Corporation in any Wholly Owned Subsidiary of the Corporation (whether existing on the Issue Date or created thereafter) or any Person that after such Investments, and as a result thereof, becomes a Wholly Owned Subsidiary of the Corporation and Investments in the Corporation by any Wholly Owned Subsidiary of the Corporation, (iv) cash and Cash Equivalents, (v) Investments in securities of trade creditors, wholesalers or customers received pursuant to any plan of reorganization or similar arrangement and (vi) additional Investments in an aggregate amount not to exceed $2,500,000 at any time outstanding.

          "Person" means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

          "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

          "pro forma" means, unless otherwise provided herein, with respect to any calculation made or required to be made pursuant hereto, a calculation in accordance with Article 11 of Regulation S-X under the Securities Act.

          "Public Equity Offering" means an underwritten public offering of Capital Stock (other than Disqualified Capital Stock) of the Corporation or Chancellor Mezzanine, pursuant to an effective registration statement filed with the Commission in accordance with the Securities Act; provided, however, that, in the case of a Public Equity Offering by Chancellor Mezzanine, Chancellor Mezzanine contributes to the capital of the Corporation net cash proceeds in an amount sufficient to redeem the Series A Senior Exchangeable Preferred Stock called for redemption in accordance with the terms hereof.

          "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

          "Quarterly Dividend Period" shall mean the quarterly period commencing on each February 16, May 16, August 16 and November 16 and ending on the next succeeding Dividend Payment Date, respectively.

          "Series A Senior Exchangeable Preferred Stock" shall have the meaning ascribed to it in paragraph (a) hereof.

          "Radio Broadcasting" means Chancellor Radio Broadcasting Company, a Delaware corporation that was merged with and into Evergreen Media Corporation of Los Angeles pursuant to the Merger Agreement on September
       , 1997.

          "Radio Broadcasting Preferred Stock" shall mean the 12 1/4% Series A Senior Cumulative Exchangeable Preferred Stock of Radio Broadcasting.

          "Radio Broadcasting Preferred Stock Issue Date" shall mean September 9, 1996, the date of original issuance of the Radio Broadcasting Preferred Stock.

          "Redemption Date", with respect to any shares of Series A Senior Exchangeable Preferred Stock, means the date on which such shares of Series A Senior Exchangeable Preferred Stock are redeemed by the Corporation.

          "Redemption Notice" shall have the meaning ascribed to it in paragraph
     (e) hereof.

          "Refinancing Indebtedness" means any refinancing by the Corporation of Indebtedness of the Corporation or any of its Subsidiaries incurred in accordance with paragraph (l)(i) hereof (other than pursuant to clause (ii) or (iv) of the definition of Permitted Indebtedness) that does not (i) result in an increase in the aggregate principal amount of Indebtedness (such principal amount to include, for purposes of this definition, any premiums, penalties or accrued interest paid with the proceeds of the Refinancing Indebtedness) of such Person or (ii) create Indebtedness with
     (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being refinanced or (b) a final maturity earlier than the final maturity of the Indebtedness being refinanced.

          "Restricted Payment" means (i) the declaration or payment of any dividend or the making of any other distribution (other than dividends or distributions payable in Qualified Capital Stock) on shares of Junior Stock, (ii) any purchase, redemption, retirement or other acquisition for value of any Junior Stock, or any warrants, rights or options to acquire shares of Junior Stock, other than through the exchange of such Junior Stock or any warrants, rights or options to acquire shares of any class of such Junior Stock for Qualified Capital Stock or warrants, rights or options to acquire Qualified Capital Stock or (iii) the making of any Investment (other than a Permitted Investment).

          "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Corporation or a Subsidiary of any property, whether owned by the Corporation or any Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Corporation or such Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such property.

          "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          "Senior Stock" shall have the meaning ascribed to it in paragraph (b) hereof.

          "Subsidiary," with respect to any Person, means (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person. Notwithstanding anything contained herein to the contrary, all references to the Corporation and its consolidated Subsidiaries or to financial information prepared on a consolidated basis in accordance with GAAP shall be deemed to include the Corporation and its Subsidiaries as to which financial statements are prepared on a combined basis in accordance with GAAP and to financial information prepared on such a combined basis. Notwithstanding anything herein to the contrary, an Unrestricted Subsidiary shall not be deemed to be a Subsidiary for purposes hereof.

          "Tax Sharing Agreement" means the Tax Sharing Agreement between Radio Broadcasting and Chancellor Broadcasting, as in effect on the Radio Broadcasting Preferred Stock Issue Date.

          "Unrestricted Subsidiary" means a Subsidiary of the Corporation created after the Issue Date and so designated by a resolution adopted by the Board of Directors, provided that (i) neither the Corporation nor any of its other Subsidiaries (other than Unrestricted Subsidiaries) (a) provides any credit support for any Indebtedness of such Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness) or (b) is directly or indirectly liable for any Indebtedness of such Subsidiary, (ii) the creditors with respect to Indebtedness for borrowed money of such Subsidiary, having a principal amount in excess of $5,000,000, have agreed in writing that they have no recourse, direct or indirect, to the Corporation or any other Subsidiary of the Corporation (other than Unrestricted Subsidiaries), including, without limitation, recourse with respect to the payment of principal of or interest on any Indebtedness of such Subsidiary and (iii) at the time of designation of such Subsidiary such Subsidiary has no property or assets (other than de minimis assets resulting from the initial capitalization of such Subsidiary). Any such designation by the Board of Directors shall be evidenced by a resolution of the Board of Directors giving effect to such designation.

          "Voting Rights Triggering Event" shall have the meaning ascribed to it in paragraph f(iv) hereof.

          "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the total of the product obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

          "Wholly Owned Subsidiary" of any Person means any Subsidiary of such Person of which all the outstanding voting securities (other than directors' qualifying shares) which normally have the right to vote m the election of directors are owned by such Person.

     IN WITNESS WHEREOF, Chancellor Media Corporation of Los Angeles has caused this Certificate to be signed by Matthew E. Devine, its Chief Financial Officer,
this      day of September 1997.

                                            CHANCELLOR MEDIA CORPORATION OF LOS
                                            ANGELES

                                            By:
                                              ----------------------------------
                                              Name: Matthew E. Devine
                                              Title:  Chief Financial Officer

                                                                         ANNEX D

                                PROPOSED FORM OF

                   CERTIFICATE OF DESIGNATION OF THE POWERS,
                    PREFERENCES AND RELATIVE, PARTICIPATING,
                    OPTIONAL AND OTHER SPECIAL RIGHTS OF 12%
                        EXCHANGEABLE PREFERRED STOCK AND
              QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS THEREOF
                             ---------------------

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware
                             ---------------------


     Chancellor Media Corporation of Los Angeles (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware and formerly known as Evergreen Media Corporation of Los Angeles, does hereby certify that, pursuant to authority conferred upon the board of directors of the Corporation (the "Board of Directors") by its Certificate of Incorporation, as amended (hereinafter referred to as the "Certificate of Incorporation"), and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, said Board of Directors duly approved and adopted the following resolution (the "Resolution"):


          RESOLVED, that, pursuant to the authority conferred on the Board of Directors by its Certificate of Incorporation (which authorizes 10,000,000 shares of preferred stock, $.01 per share), and pursuant to Section 151(g) of the General Corporation Law of the State of Delaware, the Chief Financial Officer of the Corporation be, and hereby is, authorized and directed to execute and file with the Secretary of State of the State of Delaware the Certificate of Designation of 12% Exchangeable Preferred Stock, par value $.01 per share, of the Corporation, pursuant to which the Board of Directors has fixed the designations, powers and preferences and the relative participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, of a series of the Corporation's Preferred Stock.

     (a) Designation. There is hereby created out of the authorized and unissued shares of Preferred Stock of the Corporation a class of Preferred Stock designated as the "12% Exchangeable Preferred Stock." The number of shares constituting such class shall be 3,600,000, and are referred to as the "Exchangeable Preferred Stock." The liquidation preference of the Exchangeable Preferred Stock shall be $100.00 per share.

     (b) Rank. The Exchangeable Preferred Stock shall, with respect to dividends and distributions upon liquidation, winding-up and dissolution of the Corporation, rank (i) senior to all classes of common stock of the Corporation (including, without limitation, the Common Stock) and to each other class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created the terms of which expressly provide that it ranks junior to the Exchangeable Preferred Stock as to dividends and distributions upon liquidation, winding-up and dissolution of the Corporation (collectively referred to, together with all classes of common stock of the Corporation, as "Junior Stock"); (ii) on a parity with any class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created the terms of which expressly provide that such class or series will rank on a parity with the Exchangeable Preferred Stock as to dividends and distributions upon liquidation, winding-up and dissolution (collectively referred to as "Parity Stock"); provided that any such Parity Stock that was not approved by the Holders in accordance with paragraph (f)(ii)(A) hereof (to the extent such approval is required) shall be deemed to be Junior Stock and not Parity Stock; and (iii) junior to the 12 1/4% Series A Senior Cumulative Exchangeable Preferred Stock (the "Senior Exchangeable Preferred Stock") and each class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created that has been approved by the Holders in accordance with paragraph (f)(ii)(B) hereof and the terms of which do not expressly provide that such class or series will rank junior to, or on a parity with, the Exchangeable Preferred Stock as to dividends and distributions upon liquidation, winding-up and dissolution of the Company (collectively referred to as "Senior Stock").

     (c) Dividends. (i) Beginning on the Issue Date, the Holders of the outstanding shares of Exchangeable Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, distributions in the form of cash dividends on each share of Exchangeable Preferred Stock, at a rate per annum equal to 12% of the liquidation preference per share of the Exchangeable Preferred Stock, payable semi-annually. Holders of Exchangeable Preferred Stock will also be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, amounts owing as additional dividends pursuant to the certificate of designation governing the Radio Broadcasting Preferred Stock and the Registration Rights Agreement, dated January 23, 1997, among Radio Broadcasting and the initial purchasers of the Radio Broadcasting Preferred Stock. No interest shall be payable in respect of any dividends that may be in arrears. All dividends shall be cumulative, whether or not earned or declared, on a daily basis from July 15, 1997 and shall be payable semi-annually in arrears on each Dividend Payment Date, commencing on the first Dividend Payment Date after the Issue Date, provided that if any dividend payable on any Dividend Payment Date on or before January 15, 2002 is not declared and paid in full in cash on such Dividend Payment Date, the amount payable as dividends on such Dividend Payment Date that is not paid in cash on such Dividend Payment Date shall be paid in additional whole shares of Exchangeable Preferred Stock (calculated by dividing (x) the amount of the cash dividend payable to each holder of record of the Exchangeable Preferred Stock on the basis of all shares held of record by such holder, whether evidenced by one or more certificates, by
(y) $100.00, with amounts in respect of any partial shares to be paid in cash by the Corporation) on such Dividend Payment Date and shall be deemed paid in full and shall not accumulate. Each dividend shall be payable to Holders of record of the Exchangeable Preferred Stock as they appear on the stock books of the Corporation on the Dividend Record Date immediately preceding the related Dividend Payment Date. Dividends shall cease to accumulate in respect of the Exchangeable Preferred Stock on the Exchange Date or on the date of their earlier redemption unless the Corporation shall have failed to issue the appropriate aggregate principal amount of Exchange Debentures in respect of the Exchangeable Preferred Stock on such Exchange Date or shall have failed to pay the relevant redemption price on the date fixed for redemption.

     (ii) All dividends paid with respect to shares of the Exchangeable Preferred Stock pursuant to paragraph (c)(i) shall be paid pro rata to the Holders entitled thereto.

     (iii) Nothing herein contained shall in any way or under any circumstances be construed or deemed to require the Board of Directors to declare, or the Corporation to pay or set apart for payment, any dividends on shares of the Exchangeable Preferred Stock at any time.

     (iv) Dividends on account of arrears for any past Dividend Period and dividends in connection with any optional redemption pursuant to paragraph
(e)(i) may be declared and paid at any time, without reference to any regular Dividend Payment Date, to Holders of record on such date, not more than forty-five (45) days prior to the payment thereof, as may be fixed by the Board of Directors of the Corporation.

     (v) No full dividends shall be declared by the Board of Directors or paid or set apart for payment by the Corporation on any Parity Stock for any period unless full cumulative dividends have been or contemporaneously are declared and paid (or are deemed declared and paid) in full, or declared and, if payable in cash, a sum in cash set apart sufficient for such payment, on the Exchangeable Preferred Stock for all Dividend Periods terminating on or prior to the date of payment of such full dividends on such Parity Stock. If any dividends are not so paid, all dividends declared upon shares of the Exchangeable Preferred Stock and any other Parity Stock shall be declared pro rata so that the amount of dividends declared per share on the Exchangeable Preferred Stock and such Parity Stock shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the Exchangeable Preferred Stock and such Parity Stock bear to each other.

     (vi) (A) Holders of shares of the Exchangeable Preferred Stock shall be entitled to receive the dividends provided for in paragraph (c)(i) hereof in preference to and in priority over any dividends upon any of the Junior Stock.

     (B) So long as any share of the Exchangeable Preferred Stock is outstanding, the Corporation shall not declare, pay or set apart for payment any dividend on any of the Junior Stock or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the Junior Stock or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Stock whether in cash, obligations or shares of the Corporation or other property (other than dividends in Junior Stock to the holders of Junior Stock), and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any of the Junior Stock or any such warrants, rights, calls or options unless full cumulative dividends determined in accordance herewith on the Exchangeable Preferred Stock have been paid (or are deemed paid) in full or declared and, if payable in cash, a sum in cash set apart sufficient for such payment on the Exchangeable Preferred Stock for all Dividend Periods terminating on or prior to the date of such dividends or payments on such Junior Stock.

     (A) So long as any share of the Exchangeable Preferred Stock is outstanding, the Corporation shall not make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the Parity Stock or any warrants, rights, calls or options exercisable for or convertible into any of the Parity Stock, and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any of the Parity Stock or any such warrants, rights, calls or options unless full cumulative dividends determined in accordance herewith on the Exchangeable Preferred Stock have been paid (or are deemed paid) in full.

     (vii) Dividends payable on the Exchangeable Preferred Stock for any period less than a year shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period for which payable.

     (d) Liquidation Preference. (i) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the Holders of shares of Exchangeable Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount in cash equal to the liquidation preference for each share outstanding, plus an amount in cash equal to accrued and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding up (including an amount equal to a prorated dividend for the period from the last Dividend Payment Date to the date fixed for liquidation, dissolution or winding up) before any payment shall be made or any assets distributed to the holders of any of the Junior Stock including, without limitation, common stock of the Corporation. Except as provided in the preceding sentence, Holders of Exchangeable Preferred Stock shall not be entitled to any distribution in the event of any liquidation, dissolution or winding up of the affairs of the Corporation. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the Holders of outstanding shares of the Exchangeable Preferred Stock and all Parity Stock, then the holders of all such shares shall share equally and ratably in such distribution of assets in proportion to the full liquidation preference, including all accrued and unpaid dividends to which each is entitled.

     (ii) For the purposes of this paragraph (d), neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more entities shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation.

     (e) Redemption. (i) Optional Redemption. (A) The Corporation may, at the option of the Board of Directors, redeem at any time on or after January 15, 2002, subject to contractual and other restrictions with respect thereto and from any source of funds legally available therefor, in whole or in part, in the manner provided for in paragraph (e)(iii) hereof, any or all of the shares of the Exchangeable Preferred Stock, at the redemption prices (expressed as a percentage of the liquidation preference) set forth below plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends per share (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the

Redemption Date to the Redemption Date) (the "Optional Redemption Price") if redeemed during the 12-month period beginning January 15 of each of the years set forth below:

2002.......................................................   106.00%
2003.......................................................   104.80%
2004.......................................................   103.60%
2005.......................................................   102.40%
2006.......................................................   101.20%
2007 and thereafter........................................   100.00%

provided that no redemption pursuant to this paragraph (e)(i)(A) shall be authorized or made unless prior thereto full accrued and unpaid dividends are declared and paid in full, or declared and a sum in cash set apart sufficient for such payment, on the Exchangeable Preferred Stock for all Dividend Periods terminating on or prior to the Redemption Date.

     (B) In addition to the foregoing paragraph (e)(i)(A), on or prior to January 15, 2000, the Corporation may, at its option, use the net cash proceeds of one or more Public Equity Offerings to redeem from any source of funds legally available therefor, in the manner provided for in paragraph (e)(iii) hereof, the Exchangeable Preferred Stock, in part, at a redemption price of 112% of the liquidation preference thereof plus an amount in cash equal to all accumulated and unpaid dividends to the redemption date (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the redemption date to the redemption date) (the "Cash Proceeds Redemption Price"); provided, however, that after any such redemption, there must be at least $150,000,000 aggregate liquidation preference of Exchangeable Preferred Stock outstanding. Any such redemption pursuant to this paragraph (e)(i)(B) must occur on or prior to 60 days after the receipt by the Corporation of the proceeds of each Public Equity Offering.

     (C) In the event of a redemption pursuant to paragraph (e)(i)(A) or
(e)(i)(B) hereof of only a portion of the then outstanding shares of the Exchangeable Preferred Stock, the Corporation shall effect such redemption on a pro rata basis according to the number of shares held by each Holder of the Exchangeable Preferred Stock, except that the Corporation may redeem such shares held by Holders of fewer than 100 shares (or shares held by Holders who would hold less than 100 shares as a result of such redemption), as may be determined by the Corporation.

     (D) In addition to the foregoing paragraphs (e)(i)(A), and (e)(i)(B), prior to January 15, 1999, upon the occurrence of a Change of Control, the Company will have the option to redeem the Exchangeable Preferred Stock in whole but not in part (a "Change of Control Redemption") at a redemption price equal to 112% of the liquidation preference thereof (the "Change of Control Redemption Price"), together with accrued and unpaid dividends to the date of redemption. In order to effect a Change of Control Redemption, the Company must send a notice to each Holder within 30 days following the date the Change of Control occurred, stating that the Company is effecting a Change of Control Redemption in lieu of a Change of Control Offer.

     (ii) Mandatory Redemption. On January 15, 2009, the Corporation shall redeem, to the extent of funds legally available therefor, in the manner provided for in paragraph (e)(iii) hereof, all of the shares of the Exchangeable Preferred Stock then outstanding at a redemption price equal to 100% of the liquidation preference per share, plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends per share (including an amount equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date) (the "Mandatory Redemption Price").

     (iii) Procedures for Redemption. (A) At least thirty (30) days and not more than sixty (60) days prior to the date fixed for any redemption of the Exchangeable Preferred Stock, written notice (the "Redemption Notice") shall be given by first class mail, postage prepaid, to each Holder of record on the record date fixed for such redemption of the Exchangeable Preferred Stock at such Holder's address as it appears on the stock books of the Corporation, provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Exchangeable Preferred Stock to be redeemed except as to the Holder or Holders to whom the Corporation has failed to give said notice or except as to the Holder or Holders whose notice was defective. The Redemption Notice shall state:

     (1) whether the redemption is pursuant to paragraph (e)(i)(A), (e)(i)(B),
(e)(i)(D) or (e)(ii) hereof;

     (2) the Optional Redemption Price, the Mandatory Redemption Price, the Change of Control Redemption Price or the Cash Proceeds Redemption Price, as the case may be;

     (3) whether all or less than all the outstanding shares of the Exchangeable Preferred Stock are to be redeemed and the total number of shares of the Exchangeable Preferred Stock being redeemed;

     (4) the date fixed for redemption;

     (5) that the Holder is to surrender to the Corporation, in the manner, at the place or places and at the price designated, his certificate or certificates representing the shares of Exchangeable Preferred Stock to be redeemed; and

     (6) that dividends on the shares of the Exchangeable Preferred Stock to be redeemed shall cease to accumulate on such Redemption Date unless the Corporation defaults in the payment of the Optional Redemption Price, the Mandatory Redemption Price, the Change of Control Redemption Price or the Cash Proceeds Redemption Price, as the case may be.

     (B) Each Holder of Exchangeable Preferred Stock called for redemption shall surrender the certificate or certificates representing such shares of Exchangeable Preferred Stock to the Corporation, duly endorsed (or otherwise in proper form for transfer, as determined by the Corporation), in the manner and at the place designated in the Redemption Notice, and on the Redemption Date the full Optional Redemption Price, Mandatory Redemption Price, the Change of Control Redemption Price or Cash Proceeds Redemption Price, as the case may be, for such shares shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

     (C) On and after the Redemption Date, unless the Corporation defaults in the payment in full of the applicable redemption price, dividends on the Exchangeable Preferred Stock called for redemption shall cease to accumulate on the Redemption Date, and all rights of the Holders of redeemed shares shall terminate with respect thereto on the Redemption Date, other than the right to receive the Optional Redemption Price, the Mandatory Redemption Price, the Change of Control Redemption Price or the Cash Proceeds Redemption Price, as the case may be, without interest; provided, however, that if a notice of redemption shall have been given as provided in paragraph (iii)(A) above and the funds necessary for redemption (including an amount in respect of all dividends that will accrue to the Redemption Date) shall have been irrevocably deposited in trust for the equal and ratable benefit for the Holders of the shares to be redeemed, then, at the close of business on the day on which such funds are segregated and set aside, the Holders of the shares to be redeemed shall cease to be stockholders of the Corporation and shall be entitled only to receive the Optional Redemption Price, the Mandatory Redemption Price, the Change of Control Redemption Price or the Cash Redemption Price, as the case may be, without interest.

     (f) Voting Rights. (i) The Holders of Exchangeable Preferred Stock, except as otherwise required under Delaware law or as set forth in paragraphs (ii),
(iii) and (iv) below, shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the Corporation.

     (ii) (A) So long as any shares of the Exchangeable Preferred Stock are outstanding, the Corporation shall not authorize any class of Senior Stock without the affirmative vote or consent of Holders of at least a majority of the outstanding shares of Exchangeable Preferred Stock, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting.

     (B) So long as any shares of the Exchangeable Preferred Stock are outstanding, the Corporation shall not authorize any class of Parity Stock without the affirmative vote or consent of Holders of at least a majority of the then outstanding shares of Exchangeable Preferred Stock, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting. Notwithstanding the foregoing sentence, the Corporation may authorize up to $50,000,000 initial liquidation preference of other Parity Stock (plus Parity Stock payable as dividends thereon in lieu of cash dividends) without the vote described in the foregoing sentence.

     (C) So long as any shares of the Exchangeable Preferred Stock are outstanding, the Corporation shall not amend this Certificate of Designation so as to affect adversely the specified rights, preferences, privileges or voting rights of the Exchangeable Preferred Stock or to authorize the issuance of any additional shares of Exchangeable Preferred Stock without the affirmative vote or consent of Holders of at least a majority of the issued and outstanding shares of Exchangeable Preferred Stock, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting.

     (D) Prior to the exchange of Exchangeable Preferred Stock for Exchange Debentures, the Corporation shall not amend or modify the Indenture for the Exchange Debentures in the form in effect on the Issue Date (the "Indenture") (except as expressly provided therein in respect of amendments without the consent of Holders of Exchange Debentures) without the affirmative vote or consent of Holders of at least a majority of the shares of Exchangeable Preferred Stock then outstanding, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting.

     (E) Except as set forth in paragraphs (f)(ii)(A), (f)(ii)(B) and (f)(ii)(C) above, (x) the creation, authorization or issuance of any shares of any Junior Stock, Parity Stock or Senior Stock or (y) the increase or decrease in the amount of authorized Capital Stock of any class, including Preferred Stock, shall not require the consent of Holders of Senior Exchangeable Preferred Stock and shall not be deemed to affect adversely the rights, preferences, privileges or voting rights of shares of Exchangeable Preferred Stock.

     (iii) Without the affirmative vote or consent of Holders of a majority of the issued and outstanding shares of Exchangeable Preferred Stock, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting, the Corporation shall not, in a single transaction or series of related transactions, consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, another Person or adopt a plan of liquidation unless: (A) either (1) the Corporation is the surviving or continuing Person or (2) the Person (if other than the Corporation) formed by such consolidation or into which the Corporation is merged or the Person that acquires by conveyance, transfer or lease the properties and assets of the Corporation substantially as an entirety or in the case of a plan of liquidation, the Person to which assets of the Corporation have been transferred, shall be a corporation, partnership or trust organized and existing under the laws of the United States or any State thereof or the District of Columbia; (B) the Exchangeable Preferred Stock shall be converted into or exchanged for and shall become shares of such successor, transferee or resulting Person, having in respect of such successor, transferee or resulting Person the same powers, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereon, that the Exchangeable Preferred Stock had immediately prior to such transaction; (C) immediately after giving effect to such transaction and the use of the proceeds therefrom (on a pro forma basis, including giving effect to any Indebtedness incurred or anticipated to be incurred in connection with such transaction), the Corporation (in the case of clause (1) of the foregoing clause
(A)) or such Person (in the case of clause (2) of the foregoing clause (A)) shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) under paragraph (l)(i) hereof; (D) immediately after giving effect to such transactions, no Voting Rights Triggering Event shall have occurred or be continuing; and (E) the Corporation has delivered to the transfer agent for the Exchangeable Preferred Stock prior to the consummation of the proposed transaction an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer complies with the terms hereof and that all conditions precedent herein relating to such transaction have been satisfied.

     For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of related transactions) of all or substantially all of the properties or assets of one or more Subsidiaries of the Corporation, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Corporation shall be deemed to be the transfer of all or substantially all of the properties and assets of the Corporation.

     (iv) (A) If (1) after January 15, 2002 cash dividends on the Exchangeable Preferred Stock are in arrears and unpaid for three or more Dividend Periods (whether or not consecutive) (a "Dividend Default"); (2) the Corporation fails to redeem all of the then outstanding shares of Exchangeable Preferred Stock on January 15, 2009 or otherwise fails to discharge any redemption obligation with respect to the Exchangeable Preferred Stock; (3) the Corporation fails to make a Change of Control Offer (whether pursuant to the terms of paragraph (h)(v) or otherwise) following a Change of Control if such Change of Control Offer is required by paragraph (h) hereof or fails to purchase shares of Exchangeable Preferred Stock from Holders who elect to have such shares purchased pursuant to the Change of Control Offer (unless, in either case, the Corporation has decided to effect a Change of Control Redemption in lieu of such Change of Control Offer pursuant to the terms of paragraph (e)(i)(D)); (4) the Corporation breaches or violates one of the provisions set forth in any of paragraphs (l)(i), (l)(ii) or
(l)(iii) hereof and the breach or violation continues for a period of 30 days or more after the Corporation receives notice thereof specifying the default from the holders of at least 25% of the shares of Exchangeable Preferred Stock then outstanding or (5) the Corporation fails to pay at the final stated maturity (giving effect to any extensions thereof) the principal amount of any Indebtedness of the Corporation or any Subsidiary of the Corporation, or the final stated maturity of any such Indebtedness is accelerated, if the aggregate principal amount of such Indebtedness, together with the aggregate principal amount of any other such Indebtedness in default for failure to pay principal at the final stated maturity (giving effect to any extensions thereof) or that has been accelerated, aggregates $5,000,000 or more at one time, in each case, after a 10-day period during which such default shall not have been cured or such acceleration rescinded, then in the case of any of clauses (1)-(5) the number of directors constituting the Board of Directors shall be adjusted by the number, if any, necessary to permit the Holders of Exchangeable Preferred Stock, voting separately and as one class (together with the holders of any Parity Stock having similar rights), to elect the lesser of two directors or 25% of the members of the Board of Directors. Each such event described in clauses (1),
(2), (3), (4) and (5) is a "Voting Rights Triggering Event." Holders of a majority of the issued and outstanding shares of Exchangeable Preferred Stock, voting separately and as one class (together with the holders of any Parity Stock having similar rights), shall have the exclusive right to elect the lesser of two directors or 25% of the members of the Board of Directors at a meeting therefor called upon occurrence of such Voting Rights Triggering Event, and at every subsequent meeting at which the terms of office of the directors so elected by the Holders of the Exchangeable Preferred Stock expire (other than as described in (f)(iv)(B) below). The voting rights provided herein shall be the exclusive remedy at law or in equity of the holders of the Exchangeable Preferred Stock for any Voting Rights Triggering Event.

     (B) The right of the Holders of Exchangeable Preferred Stock voting separately and as a class (together with the holders of any Parity Stock then having similar rights) to elect members of the Board of Directors as set forth in subparagraph (f)(iv)(A) above shall continue until such time as (x) in the event such right arises due to a Dividend Default, all accumulated dividends that are in arrears on the Exchangeable Preferred Stock are paid in full in cash; and (y) in all other cases, the failure, breach or default giving rise to such Voting Rights Triggering Event is remedied or waived by the holders of at least a majority of the shares of Exchangeable Preferred Stock then outstanding and entitled to vote thereon, at which time (1) the special right of the Holders of Exchangeable Preferred Stock so to vote as a class for the election of directors and (2) the term of office of the directors elected by the Holders of the Exchangeable Preferred Stock shall each terminate and the directors elected by the holders of Common Stock shall constitute the entire Board of Directors. At any time after voting power to elect directors shall have become vested and be continuing in the Holders of Exchangeable Preferred Stock pursuant to paragraph (f)(iv) hereof, or if vacancies shall exist in the offices of directors elected by the Holders of Exchangeable Preferred Stock, a proper officer of the Corporation may, and upon the written request of the Holders of record of at least twenty-five percent (25%) of the shares of Exchangeable Preferred Stock then outstanding addressed to the secretary of the Corporation shall, call a special meeting of the Holders of Exchangeable Preferred Stock, for the purpose of electing the directors which such Holders are entitled to elect. If such meeting shall not be called by a proper officer of the Corporation within twenty (20) days after personal service of said written request upon the secretary of the Corporation, or within twenty (20) days after mailing the same within the United States by certified mail, addressed to the secretary of the Corporation at its principal executive offices, then the Holders of record of at least twenty-five percent (25%) of the outstanding shares of Exchangeable Preferred Stock may designate in writing one of their number to call such meeting at the expense of the Corporation, and such meeting may be called by the Person so designated upon the notice required for the annual meetings of stockholders of the Corporation and shall be held at the place for holding the annual meetings of stockholders. Any Holder of Exchangeable Preferred Stock so designated shall have, and the Corporation shall provide, access to the lists of stockholders to be called pursuant to the provisions hereof.

     (C) At any meeting held for the purpose of electing directors at which the Holders of Exchangeable Preferred Stock shall have the right, voting together as a separate class, to elect directors as aforesaid, the presence in person or by proxy of the Holders of at least a majority of the outstanding shares of Exchangeable Preferred Stock shall be required to constitute a quorum of such Exchangeable Preferred Stock.

     (D) Any vacancy occurring in the office of a director elected by the Holders of Exchangeable Preferred Stock may be filled by the remaining directors elected by the Holders of Exchangeable Preferred Stock unless and until such vacancy shall be filled by the Holders of Senior Exchangeable Preferred Stock.

     (v) In any case in which the Holders of Exchangeable Preferred Stock shall be entitled to vote pursuant to this paragraph (f) or pursuant to Delaware law, each Holder of Exchangeable Preferred Stock entitled to vote with respect to such matter shall be entitled to one vote for each share of Exchangeable Preferred Stock held.

     (g) Exchange. (i) Requirements. The outstanding shares of Exchangeable Preferred Stock are exchangeable as a whole but not in part, at the option of the Corporation and subject to the terms and conditions of the Credit Agreement, the 9 3/8% Note Indenture and the certificate of designation for the Senior Exchangeable Preferred Stock, at any time on any Dividend Payment Date for the Corporation's 12% Subordinated Exchange Debentures due 2009 (the "Exchange Debentures") to be substantially in the form of Exhibit A to the Indenture, a copy of which is on file with the secretary of the Corporation, provided that any such exchange may only be made if on or prior to the date of such exchange
(i) the Corporation has paid (or is deemed to have paid) all accumulated dividends on the Exchangeable Preferred Stock (including the dividends payable on the date of exchange) and there shall be no contractual impediment to such exchange; (ii) there shall be funds legally available sufficient therefor; and
(iii) immediately after giving effect to such exchange, no Default or Event of Default (as defined in the Indenture) would exist under the Indenture and no default or event of default would exist under the Credit Agreement or the 9 3/8%
Note Indenture. The exchange rate shall be $1.00 principal amount of Exchange Debentures for each $1.00 of liquidation preference of Exchangeable Preferred Stock, including, to the extent necessary, Exchange Debentures in principal amounts less than $1,000, provided that the Corporation shall have the right, at its option, to pay cash in an amount equal to the principal amount of that portion of any Exchange Debenture that is not an integral multiple of $1,000 instead of delivering an Exchange Debenture in a denomination of less than $1,000.

     (iii) Procedure for Exchange. (A) At least thirty (30) days and not more than sixty (60) days prior to the date fixed for exchange, written notice (the "Exchange Notice") shall be given by first-class mail, postage prepaid, to each Holder of record on the record date fixed for such exchange of the Exchangeable Preferred Stock at such Holder's address as the same appears on the stock books of the Corporation, provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the exchange of any shares of Exchangeable Preferred Stock to be exchanged except as to the Holder or Holders to whom the Corporation has failed to give said notice or except as to the Holder or Holders whose notice was defective. The Exchange Notice shall state:

     (1) the date fixed for exchange;

     (2) that the Holder is to surrender to the Corporation, in the manner and at the place or places designated, his certificate or certificates representing the shares of Exchangeable Preferred Stock to be exchanged;

     (3) that dividends on the shares of Exchangeable Preferred Stock to be exchanged shall cease to accrue on such Exchange Date whether or not certificates for shares of Exchangeable Preferred Stock are surrendered for exchange on such Exchange Date unless the corporation shall default in the delivery of Exchange Debentures; and

     (4) that interest on the Exchange Debentures shall accrue from the Exchange Date whether or not certificates for shares of Exchangeable Preferred Stock are surrendered for exchange on such Exchange Date.

     (B) On or before the Exchange Date, each Holder of Exchangeable Preferred Stock shall surrender the certificate or certificates representing such shares of Exchangeable Preferred Stock, in the manner and at the place designated in the Exchange Notice. The Corporation shall cause the Exchange Debentures to be executed on the Exchange Date and, upon surrender in accordance with the Exchange Notice of the certificates for any shares of Exchangeable Preferred Stock so exchanged, duly endorsed (or otherwise in proper form for transfer, as determined by the Corporation), such shares shall be exchanged by the Corporation into Exchange Debentures. The Corporation shall pay interest on the Exchange Debentures at the rate and on the dates specified therein from the Exchange Date.

     (C) If notice has been mailed as aforesaid, and if before the Exchange Date specified in such notice (1) the Indenture shall have been duly executed and delivered by the Corporation and the trustee thereunder and (2) all Exchange Debentures necessary for such exchange shall have been duly executed by the Corporation and delivered to the trustee under the Indenture with irrevocable instructions to authenticate the Exchange Debentures necessary for such exchange, then the rights of the Holders of Exchangeable Preferred Stock so exchanged as stockholders of the Corporation shall cease (except the right to receive Exchange Debentures, an amount in cash equal to the amount of accrued and unpaid dividends to the Exchange Date and, if the Corporation so elects, cash in lieu of any Exchange Debenture not an integral multiple of $1,000), and the Person or Persons entitled to receive the Exchange Debentures issuable upon exchange shall be treated for all purposes as the registered Holder or Holders of such Exchange Debentures as of the Exchange Date.

     (iii) No Exchange in Certain Cases. Notwithstanding the foregoing provisions of this paragraph (g), the Corporation shall not be entitled to exchange the Exchangeable Preferred Stock for Exchange Debentures if such exchange, or any term or provision of the Indenture or the Exchange Debentures, or the performance of the Corporation's obligations under the Indenture or the Exchange Debentures, shall materially violate or conflict with any applicable law or agreement or instrument then binding on the Corporation or if, at the time of such exchange, the Corporation is insolvent or if it would be rendered insolvent by such exchange.

     (h) Change of Control. (i) In the event of a Change of Control (the date of such occurrence being the "Change of Control Date"), the Corporation shall notify the Holders of the Exchangeable Preferred Stock in writing of such occurrence and shall make an offer to purchase (the "Change of Control Offer") all then outstanding shares of Exchangeable Preferred Stock at a purchase price of 101% of the then effective liquidation preference thereof plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends per share (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Change of Control Payment Date to the Change of Control Payment Date).

     (ii) Within 30 days following the Change of Control Date, the Corporation shall send, by first class mail, postage prepaid, a notice to each Holder of Exchangeable Preferred Stock at such Holder's address as it appears on the stock books of the Corporation, which notice shall govern the terms of the Change of Control

Offer. The notice to the Holders shall contain all instructions and materials necessary to enable such Holders to tender Exchangeable Preferred Stock pursuant to the Change of Control Offer. Such notice shall state:

     (A) that a Change of Control has occurred, that the Change of Control Offer is being made pursuant to this paragraph (h) and that all Exchangeable Preferred Stock validly tendered and not withdrawn will be accepted for payment;

     (B) the purchase price (including the amount of accrued dividends, if any) and the purchase date (which shall be no earlier than 30 days nor later than 45 days from the date such notice is mailed, other than as may be required by law) (the "Change of Control Payment Date");

     (C) that any shares of Exchangeable Preferred Stock not tendered will continue to accrue dividends;

     (D) that, unless the Corporation defaults in making payment therefor, any share of Exchangeable Preferred Stock accepted for payment pursuant to the Change of Control Offer shall cease to accrue dividends after the Change of Control Payment Date;

     (E) that Holders electing to have any shares of Exchangeable Preferred Stock purchased pursuant to a Change of Control Offer will be required to surrender the certificate or certificates representing such shares, properly endorsed for transfer together with such customary documents as the Corporation and the transfer agent may reasonably require, in the manner and at the place specified in the notice prior to the close of business on the Business Day prior to the Change of Control Payment Date;

     (F) that Holders will be entitled to withdraw their election if the Corporation receives, not later than five Business Days prior to the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the number of shares of Exchangeable Preferred Stock the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such shares of Exchangeable Preferred Stock purchased;

     (G) that Holders whose shares of Exchangeable Preferred Stock are purchased only in part will be issued a new certificate representing the unpurchased shares of Exchangeable Preferred Stock; and

     (H) the circumstances and relevant facts regarding such Change of Control.

     (iii) The Corporation will comply with any securities laws and regulations, to the extent such laws and regulations are applicable to the repurchase of the Exchangeable Preferred Stock in connection with a Change of Control Offer.

     (iv) On the Change of Control Payment Date the Corporation shall (A) accept for payment the shares of Exchangeable Preferred Stock validly tendered pursuant to the Change of Control Offer, (B) pay to the Holders of shares so accepted the purchase price therefor in cash and (C) cancel and retire each surrendered certificate. Unless the Corporation defaults in the payment for the shares of Exchangeable Preferred Stock tendered pursuant to the Change of Control Offer, dividends will cease to accrue with respect to the shares of Exchangeable Preferred Stock tendered and all rights of Holders of such tendered shares will terminate, except for the right to receive payment therefor, on the Change of Control Payment Date.

     (v) If the purchase of the Exchangeable Preferred Stock would violate or constitute a default under the certificate of designation for the Senior Exchangeable Preferred Stock, the Credit Agreement, the 9 3/8% Note Indenture or other Indebtedness of the Corporation, then, notwithstanding anything to the contrary contained above, prior to complying with the foregoing provisions, but in any event within 30 days following the Change of Control Date, the Corporation shall either (A) repay in full all such Indebtedness and terminate all commitments outstanding under the Credit Agreement or (B) obtain the requisite consents, if any, under the Credit Agreement, the 9 3/8% Note Indenture or such Indebtedness required to permit the repurchase of Exchangeable Preferred Stock required by this paragraph (h). Until the requirements of the immediately preceding sentence are satisfied, the Corporation shall not make, and shall not be obligated to make, any Change of Control Offer; provided that the Corporation's failure to comply with the provisions of this paragraph (h)(v) shall constitute a Voting Rights Triggering Event.

     (vi) Paragraphs (i)-(v) of this Section (h) notwithstanding, the Corporation shall not be required to make a Change of Control Offer if, instead, the Corporation elects to effect a Change of Control Redemption pursuant to the provisions of and in compliance with paragraph (e)(i)(D) hereof.

     (i) Conversion or Exchange. The Holders of shares of Exchangeable Preferred Stock shall not have any rights hereunder to convert such shares into or exchange such shares for shares of any other class or classes or of any other series of any class or classes of Capital Stock of the Corporation.

     (j) Reissuance of Exchangeable Preferred Stock. Shares of Exchangeable Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized and unissued shares of Preferred stock undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock, provided that any issuance of such shares as Exchangeable Preferred Stock must be in compliance with the terms hereof.

     (k) Business Day. If any payment, redemption or exchange shall be required by the terms hereof to be made on a day that is not a Business Day, such payment, redemption or exchange shall be made on the immediately succeeding Business Day.

     (l) Certain Additional Provisions. (i) Limitation on Incurrence of Additional Indebtedness. Neither the Corporation nor any of its Subsidiaries shall, directly or indirectly, create, incur, assume, guarantee, acquire or become liable for, contingently or otherwise (collectively, "incur"), any Indebtedness other than Permitted Indebtedness. Notwithstanding the foregoing limitation, the Corporation or any Subsidiary may incur Indebtedness if, on the date of the incurrence of such Indebtedness, after giving effect to the incurrence of such Indebtedness and the receipt and application of the proceeds thereof, the Corporation's Leverage Ratio is less than 7.0 to 1.

     (ii) Limitation on Restricted Payments. (A) Neither the Corporation nor any of its Subsidiaries shall, directly or indirectly, make any Restricted Payment if immediately after giving effect thereto:

     (1) any Voting Rights Triggering Event shall have occurred and be continuing; or

     (2) the Corporation is not able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with paragraph (l)(i) above; or


     (3) the aggregate amount of Restricted Payments made on or subsequent to the Issue Date, together with the aggregate amount of Restricted Payments made by Radio Broadcasting subsequent to the Radio Broadcasting Preferred Stock Issue Date and through the date immediately preceding the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined by the respective Board of Directors in good faith) exceeds the sum of (I) (x) 100% of the aggregate Consolidated EBITDA of Radio Broadcasting from February 14, 1996 through the date immediately preceding the Issue Date, plus 100% of the aggregate Consolidated EBITDA of the Corporation from and after the Issue Date (or, in the event that either such Consolidated EBITDA shall be a deficit, minus 100% of such deficit), to the most recent date for which financial information is available to the Corporation, taken as one accounting period, less (y) 1.4 times Consolidated Interest Expense for the same entities and for the same periods, plus (II) 100% of the aggregate net proceeds, including the fair market value of property other than cash as determined by the Board of Directors in good faith, received by the Corporation from any Person (other than a Subsidiary of the Corporation) from the issuance and sale on or subsequent to the Issue Date of Qualified Capital Stock of the Corporation, plus 100% of the aggregate net proceeds, including the fair market value of property other than cash as previously determined by the board of directors of Radio Broadcasting in good faith, previously received by Radio Broadcasting from any Person (other than a Subsidiary of Radio Broadcasting) from the issuance and sale on or subsequent to February 14, 1996 of Qualified Capital Stock of Radio Broadcasting (excluding any net proceeds from issuances and sales financed directly or indirectly using funds borrowed from the Corporation or any Subsidiary of the Corporation or from Radio Broadcasting or any subsidiary of Radio Broadcasting, respectively, until and to the extent such borrowing is repaid, but including the proceeds from the issuance and sale of any securities convertible into or exchangeable for Qualified Capital Stock to the extent such securities are so converted or exchanged and including any additional proceeds received by the Corporation or Radio Broadcasting, respectively, upon such conversion or exchange), plus (III) without duplication of any amount included in clause (3)(II) above, 100% of the aggregate net proceeds, including the fair market value of property other than cash (valued as provided in clause (3)(II) above), received by the Corporation as a capital contribution on or subsequent to the Issue Date, plus 100% of the aggregate net proceeds, including the fair market value of property other than cash (valued as provided in clause (3)(II) above), previously received by Radio Broadcasting as a capital contribution on or subsequent to February 14, 1996 (excluding the net proceeds from a Public Equity Offering by Chancellor Mezzanine to the extent used by the Corporation to redeem the Exchangeable Preferred Stock); plus (IV) $2,500,000.


     (B) Notwithstanding the foregoing, these provisions will not prohibit: (1) the payment of any dividend or the making of any distribution within 60 days after the date of its declaration if such dividend or distribution would have been permitted on the date of declaration; (2) the acquisition of any Capital Stock of the Corporation or any warrants, options or other rights to acquire shares of any class of such Capital Stock either (I) solely in exchange for shares of Qualified Capital Stock or other rights to acquire Qualified Capital Stock or (II) through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Corporation) of shares of Qualified Capital Stock or warrants, options or other rights to acquire Qualified Capital Stock; (3) payments by the Corporation to fund the operating expenses of Chancellor Mezzanine in an amount not to exceed $500,000 per annum; (4) payments by the Corporation to Chancellor Mezzanine to enable Chancellor Mezzanine to make payments pursuant to (x) the Financial Monitoring and Oversight Agreement or (y) the Tax Sharing Agreement; (5) payments by the Corporation to repurchase, or enable Chancellor Mezzanine to repurchase, Capital Stock or other securities of Chancellor Mezzanine from employees of Chancellor Mezzanine or the Corporation in an aggregate amount not to exceed $5,000,000;
(6) payments to enable Chancellor Mezzanine to redeem or repurchase stock purchase or similar rights in an aggregate amount not to exceed $500,000; (7) payments, not to exceed $100,000 in the aggregate, to enable the Corporation to make cash payments to holders of its Capital Stock in lieu of the issuance of fractional shares of its Capital Stock; and (8) payments made pursuant to any merger, consolidation or sale of assets effected in accordance with paragraph
(f)(iii) above; provided, however, that no such payment may be made pursuant to this clause (8) unless, after giving effect to such transaction (and the incurrence of any Indebtedness in connection therewith and the use of the proceeds thereof), the Corporation would be able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with paragraph
(l)(i) above such that after incurring that $1.00 of additional Indebtedness, the Leverage Ratio would be less than 6.0 to 1; provided, further, however, that in the case of clauses (4)(x), (5), (6), (7) and (8), no Voting Rights Triggering Event shall have occurred or be continuing at the time of such payment or as a result thereof. In determining the aggregate amount of Restricted Payments made by the Corporation on or subsequent to the Issue Date and the aggregate amount of Restricted Payments made by Radio Broadcasting subsequent to the Radio Broadcasting Preferred Stock Issue Date and through the date immediately preceding the Issue Date, amounts expended pursuant to clauses
(1), (2), (4)(x), (5), (6), (7) and (8) (including any amounts previously expended by Radio Broadcasting pursuant to clauses l(ii)(B)(1), (2), (4)(x),
(5), (6), (7) and (8) under the certification of designation for the Radio Broadcasting Preferred Stock) shall be included in such calculation.


     (iii) Limitation on Preferred Stock of Subsidiaries. The Corporation shall not permit any of its Subsidiaries to issue any Preferred Stock (other than to the Corporation or to a Wholly Owned Subsidiary of the Corporation) or permit any Person (other than to the Corporation or a Wholly Owned Subsidiary of the Corporation) to own any Preferred Stock of a Subsidiary of the Corporation (other than Acquired Preferred Stock; provided that at the time the issuer of such Acquired Preferred Stock becomes a Subsidiary of the Corporation or merges with the Corporation or any of its Subsidiaries, and after giving effect to such transaction, the Corporation shall be able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with paragraph
(l)(i) above).

     (iv) Reports. So long as any shares of Exchangeable Preferred Stock are outstanding, the Corporation will provide to the holders of Exchangeable Preferred Stock, within 15 days after it files them with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) which the Corporation files with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. In the event that the Corporation is no longer required to furnish such reports to its securityholders pursuant to the Exchange Act, the Corporation will cause its consolidated financial statements, comparable to those which would have been required to appear in annual or quarterly reports, to be delivered to the Holders of Exchangeable Preferred Stock.

     (m) Definitions. As used in this Certificate of Designation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

          "9 3/8% Note Indenture" means the Indenture governing the 9 3/8% Notes as such Indenture may be amended or supplemented from time to time in accordance with the terms thereof.

          "9 3/8% Notes" means the Corporation's $200.0 million aggregate principal amount of 9 3/8% Senior Subordinated Notes due 2004 of the Corporation, as assumed by the Corporation, as the same may be modified or amended from time to time and future refinancings thereof.


          "12 1/2% Notes" means Radio Broadcasting's previously outstanding $60.0 million aggregate principal amount of 12 1/2% Senior Subordinated Notes due 2004.



          "Acquired Preferred Stock" means Preferred Stock of any Person at the time such Person becomes a Subsidiary of the Corporation or at the time it merges or consolidates with the Corporation or any of its Subsidiaries and not issued by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Subsidiary of the Corporation or such acquisition, merger or consolidation.


          "Affiliate" means a Person who, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Corporation. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

          "Asset Acquisition" means (i) an Investment by the Corporation or any Subsidiary of the Corporation in any other Person pursuant to which such Person shall become a Subsidiary of the Corporation or shall be consolidated or merged with the Corporation or any Subsidiary of the Corporation or (ii) the acquisition by the Corporation or any Subsidiary of the Corporation of assets of any Person comprising a division or line of business of such Person.

          "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Corporation or any of its Subsidiaries (excluding any Sale and Leaseback Transaction or any pledge of assets or stock by the Corporation or any of its Subsidiaries) to any Person other than the Corporation or a Wholly Owned Subsidiary of the Corporation of (i) any Capital Stock of any Subsidiary of the Corporation or (ii) any other property or assets of the Corporation or any Subsidiary of the Corporation other than in the ordinary course of business.

          "Board of Directors" shall have the meaning ascribed to it in the first paragraph of this Resolution.

          "Business Day" means any day except a Saturday, a Sunday, or any day on which banking institutions in New York, New York are required or authorized by law or other governmental action to be closed.

          "Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated) of capital stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

          "Capitalized Lease Obligation" means, as to any Person, the obligation of such Person to pay rent or other amounts under a lease to which such Person is a party that is required to be classified and accounted for as a capital lease obligation under GAAP, and for purposes of this definition, the amount of such obligation at any date shall be the capitalized amount of such obligation at such date, determined in accordance with GAAP.

          "Cash Equivalents" means (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc.; (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor's Corporation or at least P-1 from Moody's Investors Service, Inc.; (iv) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $200,000,000; (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above; and (vi) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (v) above.

          "Chancellor Broadcasting" means Chancellor Broadcasting Company, a Delaware corporation that was merged with and into Evergreen Mezzanine Holdings Corporation, a Delaware corporation, pursuant to the Merger
     Agreement on September   , 1997.

          "Chancellor Media" means Chancellor Media Corporation, a Delaware corporation, and its successors.

          "Chancellor Mezzanine" means Chancellor Mezzanine Holdings Corporation, a Delaware corporation, and its successors.

          "Change of Control" means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Corporation to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group") (whether or not otherwise in compliance with the provisions of the Exchange Indenture), other than to Hicks Muse or any of its Affiliates, officers and directors or to Steven Dinetz (the "Permitted Holders"); or (ii) a majority of the Board of Directors of Chancellor Media, Chancellor Mezzanine or the Corporation shall consist of Persons who are not Continuing Directors; or
     (iii) the acquisition by any Person or Group (other than the Permitted Holders) of the power, directly or indirectly, to vote or direct the voting of securities having more than 50% of the ordinary voting power for the election of directors of Chancellor Media, Chancellor Mezzanine or the Corporation.

          "Change of Control Date" shall have the meaning ascribed to it in paragraph (h) hereof.

          "Change of Control Payment Date" shall have the meaning ascribed to it in paragraph (h) hereof.

          "Change of Control Offer" shall have the meaning ascribed to it in paragraph (h) hereof.

          "Commission" means the Securities and Exchange Commission.

          "Commodity Agreement" means any commodity futures contract, commodity option or other similar agreement or arrangement entered into by the Corporation or any of its Subsidiaries designed to protect the Corporation or any of its Subsidiaries against fluctuations in the price of commodities actually used in the ordinary course of business of the Corporation and its Subsidiaries.

          "Consolidated EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of (i) Consolidated Net Income and
     (ii) to the extent Consolidated Net Income has been reduced thereby, (a) all income taxes of such Person and its Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary or nonrecurring gains or losses), (b) Consolidated Interest Expense and (c) Consolidated Non-Cash Charges, all as determined on a consolidated basis for such Person and its Subsidiaries in conformity with GAAP.

          "Consolidated Interest Expense" means, with respect to any Person for any period, without duplication, the sum of (i) the interest expense of such Person and its Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation,
     (a) any amortization of debt discount, (b) the net cost under Interest Swap Obligations (including any amortization of discounts), (c) the interest portion of any deferred payment obligation, (d) all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers' acceptance financing or similar facilities, and (e) all accrued interest and (ii) the interest component of Capitalized Lease Obligations paid or accrued by such Person and its Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

          "Consolidated Net Income" of any Person means, for any period, the aggregate net income (or loss) of such Person and its Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom, without duplication, (i) gains and losses from Asset Sales or abandonments or reserves relating thereto and the related tax effects, (ii) items classified as extraordinary or nonrecurring gains and losses, and the related tax effects according to GAAP, (iii) the net income (or loss) of any Person acquired in a pooling of interests transaction accrued prior to the date it becomes a Subsidiary of such first referred to Person or is merged or consolidated with it or any of its Subsidiaries, (iv) the net income of any Subsidiary to the extent that the declaration of dividends or similar distributions by that Subsidiary of that income is restricted by contract, operation of law or otherwise and (v) the net income of any Person, other than a Subsidiary, except to the extent of the lesser of (a) dividends or distributions paid to such first referred to Person or its Subsidiary by such Person and (b) the net income of such Person (but in no event less than zero), and the net loss of such Person shall be included only to the extent of the aggregate Investment of the first referred to Person or a consolidated Subsidiary of such Person.

          "Consolidated Non-Cash Charges" means, with respect to any Person for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Subsidiaries reducing Consolidated Net Income of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary or nonrecurring item).

          "Continuing Director" means, as of the date of determination, any Person who (i) was a member of the Board of Directors of Chancellor Broadcasting or Radio Broadcasting on the Radio Broadcasting Preferred Stock Issue Date, (ii) was nominated for election or elected to the Board of Directors of Chancellor Media, Chancellor Mezzanine or the Corporation with the affirmative vote of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election, or (iii) is a representative of a Permitted Holder.

          "CRBC Credit Agreement" means the amended and restated Credit Agreement dated January 23, 1997 among Chancellor Broadcasting, Radio Broadcasting, the lenders from time to time party thereto and Bankers Trust Company as administrative agent, Goldman Sachs Credit Partners, L.P., as documentation agent and Nations Bank, N.A., as syndication agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including by way of adding subsidiaries of Radio Broadcasting as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

          "Credit Agreement" means the Credit Agreement, dated April 25, 1997 among Evergreen Media Corporation of Los Angeles, the lenders from time to time party thereto, The Toronto-Dominion Bank, Bankers Trust Company, The Bank of New York, NationsBank of Texas, N.A. and Union Bank of California, as Managing Agents; Toronto Dominion Securities (USA), Inc., as Arranging Agent; and Toronto Dominion (Texas), Inc., as Administrative Agent for the lenders, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including by way of adding subsidiaries of the Corporation as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agents, lender or group of lenders.

          "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Corporation or any of its Subsidiaries against fluctuations in currency values.

          "Disqualified Capital Stock" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control), in whole or in part, on or prior to January 15, 2009.

          "Dividend Payment Date" means January 15 and July 15 of each year.

          "Dividend Period" means the Initial Dividend Period and, thereafter, each Semi-Annual Dividend Period.

          "Dividend Record Date" means January 1 and July 1 of each year.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          "Exchange Date" means a date on which shares of Exchangeable Preferred Stock are exchanged by the Corporation for Exchange Debentures.

          "Exchange Debentures" shall have the meaning ascribed to it in paragraph (g) hereof.

          "Exchange Notice" shall have the meaning ascribed to it in paragraph
     (g) hereof.

          "Exchangeable Preferred Stock" shall have the meaning ascribed to it in paragraph (a) hereof.

          "Federal Reserve Board" means the Board of Governors of the Federal Reserve System, or any successor thereto.

          "Financial Monitoring and Oversight Agreement" means, collectively, the Financial Monitoring and Oversight Agreement among Hicks, Muse & Co. Partners, L.P., Radio Broadcasting and Chancellor Broadcasting, as in effect on the Radio Broadcasting Preferred Stock Issue Date, and the Financial Advisory Agreement among HM/2 Management Partners, L.P., Radio Broadcasting and Chancellor Broadcasting, as in effect on the Radio Broadcasting Preferred Stock Issue Date.

          "GAAP" means generally accepted accounting principles as in effect in the United States of America as of the Preferred Stock Issue Date.

          "Hicks Muse" means Hicks, Muse, Tate & Furst Incorporated.

          "Holder" means a holder of shares of Exchangeable Preferred Stock as reflected in the stock books of the Corporation.

          "Indebtedness" means with respect to any Person, without duplication, any liability of such Person (i) for borrowed money, (ii) evidenced by bonds, debentures, notes or other similar instruments, (iii) constituting Capitalized Lease Obligations, (iv) incurred or assumed as the deferred purchase price of property, or pursuant to conditional sale obligations and title retention agreements (but excluding trade accounts payable arising in the ordinary course of business), (v) for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction,
     (vi) for Indebtedness of others guaranteed by such Person, (vii) for Interest Swap Obligations, Commodity Agreements and Currency Agreements and
     (viii) for Indebtedness of any other Person of the type referred to in clauses (i) through (vii) which is secured by any Lien on any property or asset of such first referred to Person, the amount of such Indebtedness being deemed to be the lesser of the value of such property or asset or the amount of the Indebtedness so secured. The amount of Indebtedness of any Person at any date shall be the outstanding principal amount of all unconditional obligations described above, as such amount would be reflected on a balance sheet prepared in accordance with GAAP, and the maximum liability at such date of such Person for any contingent obligations described above.

          "Initial Dividend Period" means the dividend period commencing on July 16, 1997 and ending on the first Dividend Payment Date to occur thereafter.

          "Interest Swap Obligations" means the obligations of any Person under any interest rate protection agreement, interest rate future, interest rate option, interest rate swap, interest rate cap or other interest rate hedge or arrangement.

          "Investment" means (i) any transfer or delivery of cash, stock or other property of value in exchange for Indebtedness, stock or other security or ownership interest in any Person by way of loan, advance, capital contribution, guarantee or otherwise and (ii) an investment deemed to have been made by the Corporation at the time any entity which was a Subsidiary of the Corporation ceases to be such a Subsidiary in an amount equal to the value of the loans and advances made, and any remaining ownership interest in, such entity immediately following such entity ceasing to be a Subsidiary of the Corporation. The amount of any non-cash Investment shall be the fair market value of such Investment, as determined conclusively in good faith by management of the Corporation unless the fair market value of such Investment exceeds $1,000,000, in which case the fair market value shall be determined conclusively in good faith by the Board of Directors at the time such Investment is made.

          "Issue Date" means September   , 1997, the date of original issuance
     of the Exchangeable Preferred Stock.

          "Junior Stock" shall have the meaning ascribed to it in paragraph (b) hereof.

          "Leverage Ratio" shall mean, as to any Person, the ratio of (i) the sum of the aggregate outstanding amount of Indebtedness of such Person and its Subsidiaries as of the date of calculation on a consolidated basis in accordance with GAAP to (ii) the Consolidated EBITDA of such Person for the four full fiscal quarters (the "Four Quarter Period") ending on or prior to the date of determination.

     For purposes of this definition, the aggregate outstanding principal amount of Indebtedness of the Person and its Subsidiaries for which such calculation is made shall be determined on a pro forma basis as if the Indebtedness giving rise to the need to perform such calculation had been incurred and the proceeds therefrom had been applied, and all other transactions in respect of which such Indebtedness is being incurred had occurred, on the last day of the Four Quarter Period. In addition to the foregoing, for purposes of this definition, "Consolidated EBITDA" shall be calculated on a pro forma basis after giving effect to (i) the incurrence of the Indebtedness of such Person and its Subsidiaries (and the application of the proceeds therefrom) giving rise to the need to make such calculation and any incurrence (and the application of the proceeds therefrom) or repayment of other Indebtedness, other than the incurrence or repayment of Indebtedness pursuant to working capital facilities, at any time subsequent to the beginning of the Four Quarter Period and on or prior to the date of determination, as if such incurrence (and the application of the proceeds thereof), or the repayment, as the case may be, occurred on the first day of the Four Quarter Period and (ii) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Subsidiaries (including any Person that becomes a Subsidiary as a result of such Asset Acquisition) incurring, assuming or otherwise becoming liable for Indebtedness) at any time on or subsequent to the first day of the Four Quarter Period and on or prior to the date of determination, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Indebtedness and also including any Consolidated EBITDA associated with such Asset Acquisition) occurred on the first day of the Four Quarter Period. Furthermore, in calculating "Consolidated Interest Expense" for purposes of the calculation of "Consolidated EBITDA," (i) interest on Indebtedness determined on a fluctuating basis as of the date of determination (including Indebtedness actually incurred on the date of the transaction giving rise to the need to calculate the Leverage Ratio) and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness as in effect on the date of determination and (ii) notwithstanding (i) above, interest determined on a fluctuating basis, to the extent such interest is covered by Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

          "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

          "Mandatory Redemption Price" shall have the meaning ascribed to it in paragraph (e) hereof.

          "Merger Agreement" means the Agreement and Plan of Merger, dated February 19, 1997, as amended and restated on July 31, 1997, among Chancellor Broadcasting, Radio Broadcasting, Evergreen Media Corporation, Evergreen Mezzanine Holdings Corporation and Evergreen Media Corporation of Los Angeles.

          "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing, or otherwise relating to, any Indebtedness.

          "Officers' Certificate" means a certificate signed by two officers or by an officer and either an Assistant Treasurer or an Assistant Secretary of the Corporation which certificate shall include a statement that, in the opinion of such signers all conditions precedent to be performed by the Corporation prior to the taking of any proposed action have been taken. In addition, such certificate shall include (i) a statement that the signatories have read the relevant covenant or condition, (ii) a brief statement of the nature and scope of such examination or investigation upon which the statements are based, (iii) a statement that, in the opinion of such signatories, they have made such examination or investigation as is reasonably necessary to express an informed opinion and (iv) a statement as to whether or not, in the opinion of the signatories, such relevant conditions or covenants have been complied with.

          "Opinion of Counsel" means an opinion of counsel that, in such counsel's opinion, all conditions precedent to be performed by the Corporation prior to the taking of any proposed action have been taken. Such opinion shall also include the statements called for in the second sentence under "Officers' Certificate".

          "Optional Redemption Price" shall have the meaning ascribed to it in paragraph (e)(i) hereof.

          "Parity Stock" shall have the meaning ascribed to it in paragraph (b) hereof.


          "Permitted Indebtedness" means, without duplication, (i) Indebtedness of Radio Broadcasting outstanding on the Radio Broadcasting Preferred Stock Issue Date, including, without limitation, the 9 3/8% Notes and guarantees thereof, plus Indebtedness of Radio Broadcasting incurred subsequent to the Radio Broadcasting Preferred Stock Issue Date in the aggregate principal amount of $60.0 million for the purpose of refinancing the 12 1/2% Notes, and future refinancing of such Indebtedness; (ii) Indebtedness of Radio Broadcasting or the Corporation incurred pursuant to the CRBC Credit Agreement or the Credit Agreement in an aggregate principal amount at any time outstanding not to exceed the sum of the aggregate commitments pursuant to the CRBC Credit Agreement as initially in effect reduced by the aggregate principal amount permanently repaid with the proceeds of Asset Sales; (iii) Indebtedness evidenced by the Exchange Debentures, including any Exchange Debentures issued in accordance with the Exchange Indenture as the payment of interest on the Exchange Debentures; (iv) Interest Swap Obligations; provided that such Interest Swap Obligations are entered into to protect the Corporation from fluctuations in interest rates of its Indebtedness; (v) additional Indebtedness of the Corporation or any of its Subsidiaries not to exceed $10,000,000 in principal amount outstanding at any time (which amount may, but need not, be incurred under the Credit Agreement); (vi) Refinancing Indebtedness; (vii) Indebtedness owed by the Corporation to any Wholly Owned Subsidiary or by any Subsidiary to the Corporation or any Wholly Owned Subsidiary of the Corporation; and (viii) guarantees by Subsidiaries of any Indebtedness permitted to be incurred pursuant to the terms of paragraph (1)(i) hereof.

          "Permitted Investments" means (i) Investments by the Corporation or any Subsidiary to acquire the stock or assets of any Person (or Indebtedness of such Person acquired in connection with a transaction in which such Person becomes a Subsidiary of the Corporation) engaged in the broadcast business or businesses reasonably related thereto; provided that if any such Investment or series of related Investments involves an Investment by the Corporation in excess of $5,000,000, the Corporation is able, at the time of such investment and immediately after giving effect thereto, to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with paragraph (l)(i) hereof, (ii) Investments received by the Corporation or its Subsidiaries as consideration for a sale of assets, (iii) Investments by the Corporation or any Wholly Owned Subsidiary of the Corporation in any Wholly Owned Subsidiary of the Corporation (whether existing on the Issue Date or created thereafter) or any Person that after such Investments, and as a result thereof, becomes a Wholly Owned Subsidiary of the Corporation and Investments in the Corporation by any Wholly Owned Subsidiary of the Corporation, (iv) cash and Cash Equivalents, (v) Investments in securities of trade creditors, wholesalers or customers received pursuant to any plan of reorganization or similar arrangement and (vi) additional Investments in an aggregate amount not to exceed $2,500,000 at any time outstanding.

          "Person" means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

          "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

          "pro forma" means, unless otherwise provided herein, with respect to any calculation made or required to be made pursuant hereto, a calculation in accordance with Article 11 of Regulation S-X under the Securities Act.

          "Public Equity Offering" means an underwritten public offering of Capital Stock (other than Disqualified Capital Stock) of the Corporation or Chancellor Mezzanine, pursuant to an effective registration statement filed with the Commission in accordance with the Securities Act; provided, however, that, in the case of a Public Equity Offering by Chancellor Mezzanine, Chancellor Mezzanine contributes to the capital of the Corporation net cash proceeds in an amount sufficient to redeem the Exchangeable Preferred Stock called for redemption in accordance with the terms hereof.

          "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

          "Radio Broadcasting" means Chancellor Radio Broadcasting Company, a Delaware corporation that was merged with and into Evergreen Media Corporation of Los Angeles pursuant to the Merger Agreement on September
       , 1997.

          "Radio Broadcasting Preferred Stock" shall mean the 12% Exchangeable Preferred Stock of Radio Broadcasting.

          "Radio Broadcasting Preferred Stock Issue Date" shall mean January 23, 1997, the date of original issuance of the Radio Broadcasting Preferred Stock.

          "Redemption Date", with respect to any shares of Exchangeable Preferred Stock, means the date on which such shares of Exchangeable Preferred Stock are redeemed by the Corporation.

          "Redemption Notice" shall have the meaning ascribed to it in paragraph
     (e) hereof.

          "Refinancing Indebtedness" means any refinancing by the Corporation of Indebtedness of the Corporation or any of its Subsidiaries incurred in accordance with paragraph (l)(i) hereof (other than pursuant to clause (ii) or (iv) of the definition of Permitted Indebtedness) that does not (i) result in an increase in the aggregate principal amount of Indebtedness (such principal amount to include, for purposes of this definition, any premiums, penalties or accrued interest paid with the proceeds of the Refinancing Indebtedness) of such Person or (ii) create Indebtedness with
     (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being refinanced or (b) a final maturity earlier than the final maturity of the Indebtedness being refinanced.

          "Restricted Payment" means (i) the declaration or payment of any dividend or the making of any other distribution (other than dividends or distributions payable in Qualified Capital Stock) on shares of Junior Stock, (ii) any purchase, redemption, retirement or other acquisition for value of any Junior Stock, or any warrants, rights or options to acquire shares of Junior Stock, other than through the exchange of such Junior Stock or any warrants, rights or options to acquire shares of any class of such Junior Stock for Qualified Capital Stock or warrants, rights or options to acquire Qualified Capital Stock or (iii) the making of any Investment (other than a Permitted Investment).

          "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Corporation or a Subsidiary of any property, whether owned by the Corporation or any Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Corporation or such Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such property.

          "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          "Semi-Annual Dividend Period" shall mean the semi-annual period commencing on each January 16 and July 16 and ending on the next succeeding Dividend Payment Date, respectively.

          "Senior Stock" shall have the meaning ascribed to it in paragraph (b) hereof.

          "Subsidiary," with respect to any Person, means (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person. Notwithstanding anything contained herein to the contrary, all references to the Corporation and its consolidated Subsidiaries or to financial information prepared on a consolidated basis in accordance with GAAP shall be deemed to include the Corporation and its Subsidiaries as to which financial statements are prepared on a combined basis in accordance with GAAP and to financial information prepared on such a combined basis. Notwithstanding anything herein to the contrary, an Unrestricted Subsidiary shall not be deemed to be a Subsidiary for purposes hereof.

          "Tax Sharing Agreement" means the Tax Sharing Agreement between Radio Broadcasting and Chancellor Broadcasting, as in effect on the Radio Broadcasting Preferred Stock Issue Date.

          "Unrestricted Subsidiary" means a Subsidiary of the Corporation created after the Preferred Stock Issue Date and so designated by a resolution adopted by the Board of Directors, provided that (i) neither the Corporation nor any of its other Subsidiaries (other than Unrestricted Subsidiaries) (a) provides any credit support for any Indebtedness of such Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness) or (b) is directly or indirectly liable for any Indebtedness of such Subsidiary, (ii) the creditors with respect to Indebtedness for borrowed money of such Subsidiary, having a principal amount in excess of $5,000,000, have agreed in writing that they have no recourse, direct or indirect, to the Corporation or any other Subsidiary of the Corporation (other than Unrestricted Subsidiaries), including, without limitation, recourse with respect to the payment of principal of or interest on any Indebtedness of such Subsidiary and (iii) at the time of designation of such Subsidiary such Subsidiary has no property or assets (other than de minimis assets resulting from the initial capitalization of such Subsidiary). Any such designation by the Board of Directors shall be evidenced by a resolution of the Board of Directors giving effect to such designation.

          "Voting Rights Triggering Event" shall have the meaning ascribed to it in paragraph f(iv) hereof.

          "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the total of the product obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

          "Wholly Owned Subsidiary" of any Person means any Subsidiary of such Person of which all the outstanding voting securities (other than directors' qualifying shares) which normally have the right to vote in the election of directors are owned by such Person.

     IN WITNESS WHEREOF, said Chancellor Media Corporation of Los Angeles, has caused this Certificate to be signed by Matthew E. Devine, its Chief Financial
Officer, this      day of September, 1997.

                                            CHANCELLOR MEDIA CORPORATION OF
                                              LOS ANGELES

                                            By:
                                              ----------------------------------
                                              Name: Matthew E. Devine
                                              Title:  Chief Financial Officer

             ======================================================


    NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY EMCLA OR CRBC (AS DEFINED HEREIN). THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES, BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF EMCLA OR CRBC SINCE SUCH DATE.


                         ------------------------------

                               TABLE OF CONTENTS


                                              PAGE
                                              ----
Available Information.......................  iii
Summary.....................................    1
Selected Consolidated Historical Financial
  Data Evergreen Media Corporation of Los
  Angeles...................................   13
Selected Consolidated Historical Financial
  Data Chancellor Radio Broadcasting
  Company...................................   15
Risk Factors................................   17
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.............................   24
Business....................................   34
The Merger..................................   55
The Merger Agreement........................   73
Description of Surviving Subsidiary
  Corporation Capital Stock.................   81
Description of Surviving Subsidiary Series A
  Preferred Stock and 12 1/4% Exchange
  Debentures................................   82
Description of Surviving Subsidiary Junior
  Preferred Stock and 12% Exchange
  Debentures................................   86
Management After the Merger.................   90
Summary Compensation Table..................   94
Certain Relationships and Related
  Transactions..............................  107
Experts.....................................  108
Legal Matters...............................  109
Glossary of Certain Terms and Market and
  Industry Data.............................  110
Pro Forma Financial Information.............  P-1
Financial Statements........................  F-1
Annex A -- Merger Agreement.................  A-1
Annex B -- Section 262 of the General
           Corporation Law of the State of
           Delaware.........................  B-1
Annex C -- Proposed form of Certificate of
           Designation for the Surviving
           Subsidiary Series A Preferred
           Stock............................  C-1
Annex D -- Proposed form of Certificate of
           Designation for the Surviving
           Subsidiary Junior Preferred
           Stock............................  D-1


             ======================================================
             ======================================================
                          ---------------------------

                                   PROSPECTUS
                          ---------------------------
                                1,000,000 SHARES
                            12 1/4% SERIES A SENIOR
                            CUMULATIVE EXCHANGEABLE

                                PREFERRED STOCK

                                2,117,638 SHARES
                                12% EXCHANGEABLE

                                PREFERRED STOCK


                         EVERGREEN MEDIA CORPORATION OF
                                  LOS ANGELES
                  (TO BE RENAMED CHANCELLOR MEDIA CORPORATION
                  OF LOS ANGELES PURSUANT TO THE CONSUMMATION
                 OF THE SUBSIDIARY MERGER (AS DEFINED HEREIN))

                                 AUGUST 5, 1997

             ======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which he actually and reasonably incurred in connection therewith.

     EMCLA's Certificate of Incorporation provides that no director of EMCLA shall be liable to EMCLA or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to EMCLA or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

     EMCLA's Bylaws provide that EMCLA shall indemnify every person who is or was a party or is or was threatened to be made a party to any action suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Corporation or, while a director or officer or employee of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including counsel fees), judgments, fines and amounts paid in settlement actually and reasonable incurred by him in connection with such action, suit or proceeding, to the full extent permitted by applicable law.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     A. Exhibits

        EXHIBIT
          NO.                               DESCRIPTION OF EXHIBIT
        -------                             ----------------------
        2.9(f)           -- Plan of Reorganization and Merger by and between
                            Evergreen Media Corporation and Broadcasting Partners,
                            Inc., dated as of January 31, 1995, as amended, including
                            the Form of Registration Rights Agreement among MLGA Fund
                            I, L.P., MLGA Fund II, L.P., MLGA/BPI Partners I, L.P.,
                            MLGAL Partners, Limited Partnership and Evergreen Media
                            Corporation (see table of contents for a list of omitted
                            schedules).
        2.9A(g)          -- Agreement dated as of January 31, 1995 among Evergreen
                            Media Corporation, Broadcasting Partners, Inc., the
                            holders of the shares of capital stock of Broadcasting
                            Partners, Inc. and Scott K. Ginsburg, holder of shares of
                            capital stock of Evergreen Media Corporation.

        EXHIBIT
          NO.                               DESCRIPTION OF EXHIBIT
        -------                             ----------------------
        2.10(f)          -- Plan and Agreement of Merger among Evergreen Media
                            Partners Corporation, Evergreen Media Corporation and
                            Broadcasting Partners, Inc., dated as of April 12, 1995.
        2.11(h)          -- Agreement and Plan of Merger by and among Pyramid
                            Communications, Inc., Evergreen Media Corporation and
                            Evergreen Media/Pyramid Corporation dated as of July 14,
                            1995 (see table of contents for list of omitted exhibits
                            and schedules).
        2.11A(i)         -- Amendment to Plan and Agreement of Merger by and among
                            Pyramid Communications, Inc., Evergreen Media Corporation
                            and Evergreen Media/Pyramid Corporation dated September
                            7, 1995.
        2.11B(i)         -- Amendment to Plan and Agreement of Merger by and among
                            Pyramid Communications, Inc., Evergreen Media Corporation
                            and Evergreen Media/Pyramid Corporation dated January 11,
                            1996.
        2.12(j)          -- Purchase Agreement between Fairbanks Communications, Inc.
                            and Evergreen Media Corporation dated October 12, 1995
                            (see table of contents for list of omitted exhibits and
                            schedules).
        2.13(n)          -- Option Agreement dated as of January 9, 1996 between
                            Chancellor Broadcasting Company and Evergreen Media
                            Corporation (including Form of Advertising Brokerage
                            Agreement and Form of Asset Purchase Agreement).
        2.14(o)          -- Asset Purchase Agreement dated April 4, 1996 between
                            American Radio Systems Corporation and Evergreen Media
                            Corporation of Buffalo (see table of contents for list of
                            omitted exhibits and schedules).
        2.15(o)          -- Asset Purchase Agreement dated April 11, 1996 between
                            Mercury Radio Communications, L.P. and Evergreen Media
                            Corporation of Los Angeles, Evergreen Media/Pyramid
                            Holdings Corporation, WHTT (AM) License Corp. and WHTT
                            (FM) License Corp. (see table of contents for list of
                            omitted exhibits and schedules).
        2.16(o)          -- Asset Purchase Agreement dated April 19, 1996 between
                            Crescent Communications L.P. and Evergreen Media
                            Corporation of Los Angeles (see table of contents for
                            list of omitted exhibits and schedules).
        2.17(p)          -- Asset Purchase Agreement dated June 13, 1996 between
                            Evergreen Media Corporation of Los Angeles and Greater
                            Washington Radio, Inc. (see table of contents for list of
                            omitted exhibits and schedules).
        2.18(p)          -- Asset Exchange Agreement dated June 13, 1996 among
                            Evergreen Media Corporation of Los Angeles, Evergreen
                            Media Corporation of the Bay State, WKLB License Corp.,
                            Greater Media Radio, Inc. and Greater Washington Radio,
                            Inc. (see table of contents for list of omitted exhibits
                            and schedules).
        2.19(p)          -- Purchase Agreement dated June 27, 1996 between WEDR,
                            Inc., Seller and Evergreen Media Corporation of Los
                            Angeles, Buyer. (See table of contents for list of
                            omitted schedules)
        2.20(p)          -- Time Brokerage Agreement dated July 10, 1996 by and
                            between Evergreen Media Corporation of Detroit, as
                            Licensee, and Kidstar Interactive Media Incorporated, as
                            Time Broker.
        2.21(p)          -- Asset Purchase Agreement dated July 15, 1996 by and among
                            Century Chicago Broadcasting L.P., an Illinois limited
                            partnership, ("Seller"), Century Broadcasting
                            Corporation, a Delaware Corporation ("Century"),
                            Evergreen Media Corporation of Los Angeles, a Delaware
                            Corporation ("Parent"), and Evergreen Media Corporation
                            of Chicago, a Delaware Corporation ("Buyer").

        EXHIBIT
          NO.                               DESCRIPTION OF EXHIBIT
        -------                             ----------------------
        2.22(p)          -- Asset Purchase Agreement dated August 12, 1996 by and
                            among Chancellor Broadcasting Company, Shamrock
                            Broadcasting, Inc. and Evergreen Media Corporation of the
                            Great Lakes.
        2.23(p)          -- Asset Purchase Agreement dated as of August 12, 1996
                            between Secret Communications Limited Partnership and
                            Evergreen Media Corporation of Los Angeles (WQRS-FM).
                            (See table of contents for list of omitted exhibits and
                            schedules)
        2.24(p)          -- Asset Purchase Agreement dated as of August 12, 1996
                            between Secret Communications Limited Partnership and
                            Evergreen Media Corporation of Los Angeles. (See table of
                            contents for list of omitted schedules)
        2.25(q)          -- Letter of intent dated August 27, 1996 between EZ
                            Communications, Inc. and Evergreen Media Corporation.
        2.26(q)          -- Asset Purchase Agreement dated September 19, 1996 between
                            Beasley-FM Acquisition Corp., WDAS License Limited
                            Partnership and Evergreen Media Corporation of Los
                            Angeles.
        2.27(q)          -- Asset Purchase Agreement dated September 19, 1996 between
                            The Brown Organization and Evergreen Media Corporation of
                            Los Angeles.
        2.28(r)          -- Stock Purchase Agreement by and between Viacom
                            International Inc. and Evergreen Media Corporation of Los
                            Angeles, dated February 16, 1997 (See table of contents
                            for omitted schedules and exhibits).
        2.29(r)          -- Agreement and Plan of Merger, by and among Evergreen
                            Media Corporation, Chancellor Broadcasting Company and
                            Chancellor Radio Broadcasting Company, dated as of
                            February 19, 1997.
        2.30(r)          -- Stockholders Agreement, by and among Chancellor
                            Broadcasting Company, Evergreen Media Corporation, Scott
                            K. Ginsburg (individually and as custodian for certain
                            shares held by his children), HM2/Chancellor, L.P.,
                            Hicks, Muse, Tate & First Equity Fund II, L.P., HM2/HMW,
                            L.P., The Chancellor Business Trust, HM2/HMD Sacramento
                            GP, L.P., Thomas O. Hicks, as Trustee of the William Cree
                            Hicks 1992 Irrevocable Trust, Thomas O. Hicks, as Trustee
                            of the Catherine Forgave Hicks 1993 Irrevocable Trust,
                            Thomas O. Hicks, as Trustee of the John Alexander Hicks
                            1984 Trust, Thomas O. Hicks, as Trustee of the Mack
                            Hardin Hicks 1984 Trust, Thomas O. Hicks, as Trustee of
                            Robert Bradley Hicks 1984 Trust, Thomas O. Hicks, as
                            Trustee of the Thomas O. Hicks, Jr. 1984 Trust, Thomas O.
                            Hicks and H. Rand Reynolds, as Trustees for the Muse
                            Children's GS Trust, and Thomas O. Hicks, dated as of
                            February 19, 1997.
        2.31(r)          -- Joint Purchase Agreement, by and among Chancellor Radio
                            Broadcasting Company, Chancellor Broadcasting Company,
                            Evergreen Media Corporation of Los Angeles, and Evergreen
                            Media Corporation, dated as of February 19, 1997.
        2.32(s)          -- Asset Exchange Agreement, by and among EZ Communications,
                            Inc., Professional Broadcasting Incorporated, EZ
                            Philadelphia, Inc., Evergreen Media Corporation of Los
                            Angeles, Evergreen Media Corporation of Charlotte,
                            Evergreen Media Corporation of the East, Evergreen Media
                            Corporation of Carolinaland, WBAV/WBAV-FM/WPEG License
                            Corp. and WRFX License Corp., dated as of December 5,
                            1996 (See table of contents for list of omitted
                            schedules).

        EXHIBIT
          NO.                                               DESCRIPTION OF EXHIBIT
------------------------  ------------------------------------------------------------------------------------------
        2.33(s)           -- Asset Purchase Agreement, by and among EZ Communications, Inc., Professional
                             Broadcasting Incorporated, EZ Charlotte, Inc., Evergreen Media Corporation of Los
                             Angeles, Evergreen Media Corporation of the East and Evergreen Media Corporation of
                             Carolinaland, dated as of December 5, 1996 (See table of contents for list of omitted schedules).
        2.34(t)           -- Asset Purchase Agreement by and between Pacific and Southern Company, Inc. and
                             Evergreen Media Corporation of Los Angeles (re: WGCI-AM and WGCI-FM), dated as of April
                             4, 1997 (see table of contents for list of omitted schedules and exhibits).
        2.35(t)           -- Asset Purchase Agreement by and between Pacific and Southern Company, Inc. and
                             Evergreen Media Corporation of Los Angeles (re: KKBQ-AM and KKBQ-FM), dated as of April
                             4, 1997 (see table of contents for list of omitted schedules and exhibits)
        2.36(t)           -- Asset Purchase Agreement by and between Pacific and Southern Company, Inc. and
                             Evergreen Media Corporation of Los Angeles (re: KHKS-FM), dated as of April 4, 1997
                             (see table of contents for list of omitted schedules and exhibits).
        2.41(y)           -- Amended and Restated Agreement and Plan of Merger among Chancellor Broadcasting
                             Company, Chancellor Radio Broadcasting Company, Evergreen Media Corporation, Evergreen
                             Mezzanine Holdings Corporation and Evergreen Media Corporation of Los Angeles, dated as of February 19, 1997, amended and restated as of July 31, 1997.
        3.3**             -- Certificate of Incorporation of Evergreen Media Corporation of Los Angeles.
        3.4**             -- Bylaws of Evergreen Media Corporation of Los Angeles.
        4.10(t)           -- Second Amended and Restated Loan Agreement dated as of April 25, 1997 among Evergreen
                             Media Corporation of Los Angeles, the financial institutions whose names appear as
                             Lenders on the signature pages thereof (the "Lenders"), Toronto Dominion Securities,
                             Inc., as Arranging Agent, The Bank of New York and Bankers Trust Company, as
                             Co-Syndication Agents, NationsBank of Texas, N.A. and Union Bank of California, as
                             Co-Documentation Agents, and Toronto Dominion (Texas), Inc., as Administrative Agent
                             for the Lenders, together with certain collateral documents attached thereto as exhibits, including Assignment of Partnership Interests, Assignment of Trust Interests,
                             Borrower's Pledge Agreement, Parent Company Guaranty, Stock Pledge Agreement,
                             Subsidiary.
        4.11(z)           -- First Amendment to Second Amended and Restated Loan Agreement, dated June 26, 1997, among Evergreen Media Corporation of Los Angeles, the Lenders, the Agents and the
                             Administrative Agent.
        4.15(aa)          -- Indenture, dated as of February 14, 1996, governing the 9 3/8% Senior Subordinated
                             Notes due 2004 of Chancellor Radio Broadcasting Company.
        4.16(bb)          -- First Supplemental Indenture, dated as of February 14, 1996, to the Indenture dated
                             February 14, 1996, governing the 9 3/8% Senior Subordinated Notes due 2004 of
                             Chancellor Radio Broadcasting Company.
        4.17(cc)          -- Indenture, dated as of February 26, 1996, governing the 12 1/4% Subordinated Exchange
                             Debentures due 2008 of Chancellor Radio Broadcasting Company.
        4.18(dd)          -- Indenture, dated as of January 23, 1997, governing the 12% Subordinated Exchange
                             Debentures due 2009 of Chancellor Radio Broadcasting Company.
        4.19(ee)          -- Indenture, dated as of June 24, 1997, governing the 8 3/4% Senior Subordinated Notes due 2004 of Chancellor Radio Broadcasting Company.

        EXHIBIT
          NO.                               DESCRIPTION OF EXHIBIT
        -------                             ----------------------
        4.21+            -- Specimen 12 1/4% Series A Senior Cumulative Exchangeable
                            Preferred Stock certificate of Chancellor Media
                            Broadcasting Corporation of Los Angeles.
        4.22+            -- Specimen 12% Exchangeable Preferred Stock certificate of
                            Chancellor Media Broadcasting Corporation of Los Angeles.
        4.23+            -- Form of Certificate of Designation for 12 1/4% Series A
                            Senior Cumulative Exchangeable Preferred Stock of
                            Chancellor Media Corporation of Los Angeles.
        4.24+            -- Form of Certificate of Designation for 12% Exchangeable
                            Preferred Stock of Chancellor Media Corporation of Los
                            Angeles.
        5.1+             -- Opinion of Latham & Watkins.
        8.1+             -- Form of Tax Matters Opinion of Latham & Watkins.
        8.2+             -- Form of Tax Matters Opinion of Weil, Gotshal & Manges
                            LLP.
       10.23(f)          -- Evergreen Media Corporation Stock Option Plan for
                            Non-employee Directors.
       10.24(n)          -- Employment Agreement dated November 28, 1995 by and
                            between Evergreen Media Corporation and Matthew E.
                            Devine.
       10.25(n)          -- Employment Agreement dated November 28, 1995 by and
                            between Evergreen Media Corporation and James de Castro.
       10.26(n)          -- Employment Agreement dated February 9, 1996 by and
                            between Evergreen Media Corporation and Kenneth J.
                            O'Keefe.
       10.27(o)          -- Employment Agreement dated April 15, 1996 by and between
                            Evergreen Media Corporation and Scott K. Ginsburg, as
                            amended.
       10.28(o)          -- 1995 Stock Option Plan for executive officers and key
                            employees of Evergreen Media Corporation.
       10.29(s)          -- Memorandum of Agreement, dated February 19, 1997, between
                            Evergreen Media Corporation and Scott K. Ginsburg, as
                            agreed and acknowledged by Chancellor Broadcasting
                            Company and Chancellor Radio Broadcasting Company.
       12.1**            -- Evergreen Media Corporation of Los Angeles Computation of
                            Ratio of Earnings to Combined Fixed Charges and Preferred
                            Stock Dividends.
       12.2**            -- Chancellor Radio Broadcasting Company Computation of
                            Ratio of Earnings to Combined Fixed Charges and Preferred
                            Stock Dividends.
       21.1**            -- Subsidiaries of Evergreen Media Corporation of Los
                            Angeles.
       23.1+             -- Consent of Latham & Watkins (included as part of their
                            opinion listed as Exhibit 5.1).
       23.2+             -- Consent of KPMG Peat Marwick LLP, independent
                            accountants.
       23.3+             -- Consent of KPMG Peat Marwick LLP, independent
                            accountants.
       23.4+             -- Consent of Price Waterhouse LLP, independent accountants.
       23.5+             -- Consent of Arthur Andersen LLP, independent accountants.

        EXHIBIT
          NO.                               DESCRIPTION OF EXHIBIT
        -------                             ----------------------
       23.6+             -- Consent of Coopers & Lybrand L.L.P., independent
                            accountants.
       23.7+             -- Consent of Coopers & Lybrand L.L.P., independent
                            accountants.
       23.8+             -- Consent of Price Waterhouse LLP, independent accountants.
       23.9+             -- Consent of Arthur Andersen LLP, independent accountants.
       23.10+            -- Consent of Latham & Watkins.
       23.11+            -- Consent of Weil, Gotshal & Manges LLP.
       25.1+             -- Statement of Eligibility on Form T-1 of U.S. Trust
                            Company of Texas, N.A. under the 12 1/4% Exchange
                            Indenture (see Exhibit 4.17).
       25.2+             -- Statement of Eligibility on Form T-1 of U.S. Trust
                            Company of Texas, N.A. under the 12% Exchange Indenture
                            (see Exhibit 4.18).
       99.1**            -- Independent Auditors' Report on Financial Statement
                            Schedule.
       99.1(a)**         -- Evergreen Media Corporation of Los Angeles Schedule
                            II -- Valuation and Qualifying Accounts for the years
                            ended December 31, 1994, 1995 and 1996.


     B. Financial Statements

        1. Consolidated Financial Statements of Evergreen Media Corporation of Los Angeles and Subsidiaries as of December 31, 1995 and 1996 and for the years ended December 31, 1994, 1995 and 1996.

        2. Consolidated Financial Statements of Chancellor Radio Broadcasting Company and Subsidiaries as of December 31, 1995 and 1996 and for the years ended December 31, 1994, 1995 and 1996.

        3. Combined Financial Statements of Riverside Broadcasting Co., Inc. and WAXQ Inc. as of December 31, 1995 and 1996 and March 31, 1997 and for the years ended December 31, 1994, 1995 and 1996 and the three months ended March 31, 1996 and 1997.

        4. Combined Financial Statements of WMZQ Inc. and Viacom Broadcasting East, Inc. as of December 31, 1995 and 1996 and March 31, 1997 and for the years ended December 31, 1994, 1995 and 1996 and the three months ended March 31, 1996 and 1997.

        5. Financial Statements of KKSF-FM/KDFC-FM and AM (A Division of the Brown Organization) as of December 31, 1995 and 1996 and for the years ended December 31, 1995 and 1996.

        6. Financial Statements of WDAS-AM/FM (Station owned and operated by Beasley FM Acquisition Corp.) as of December 31, 1996 and March 31, 1997 and for the year ended December 31, 1996 and the three months ended March 31, 1996 and 1997.

        7. Financial Statements of Century Chicago Broadcasting, L.P. as of December 31, 1996 and March 31, 1997 and for the year ended December 31, 1996 and the three months ended March 31, 1996 and 1997.

        8. Combined Financial Statements of WJLB/WMXD, DETROIT as of December 31, 1996 and March 31, 1997 and for the year ended December 31, 1996 and the three months ended March 31, 1996 and 1997.

        9. Combined Financial Statements of KYSR Inc. and KIBB Inc. as of December 31, 1995 and 1996 and March 31, 1997 and for the years ended December 31, 1994, 1995 and 1996 and the three months ended March 31, 1996 and 1997.

       10. Financial Statements of WLIT, Inc. as of December 31, 1995 and 1996 and March 31, 1997 and for the years ended December 31, 1994, 1995 and 1996 and the three months ended March 31, 1996 and 1997.

       11. Financial Statements of WDRQ, Inc. as of December 31, 1995 and 1996 and March 31, 1997 and for the years ended December 31, 1994, 1995 and 1996 and the three months ended March 31, 1996 and 1997.

       12. Consolidated Financial Statements of Trefoil Communications, Inc. and Subsidiaries as of December 31, 1994 and 1995 and for the years ended December 31, 1994 and 1995 and for the period ended February 13, 1996.

       13. Combined Financial Statements of Colfax Communications, Inc. Radio Group as of December 31, 1994, 1995 and 1996 and for the years ended December 31, 1994, 1995 and 1996.
---------------

 *  To be filed by amendment.


 ** Previously filed.


 +  Filed herewith.

(a) Incorporated by reference to the identically numbered exhibit to Evergreen's Registration Statement on Form S-1, as amended (Reg. No. 33-60036).

(f) Incorporated by reference to the identically numbered exhibit to Evergreen's Registration Statement on Form S-4, as amended (Reg. No. 33-89838).

(g) Incorporated by reference to Exhibit No. 4.8 to Evergreen's Registration Statement on Form S-4, as amended (Reg. No. 33-89838).

(h) Incorporated by reference to the identically numbered exhibit to Evergreen's Current Report on Form 8-K dated July 14, 1995.

(i) Incorporated by reference to the identically numbered exhibit to Evergreen's Current Report on Form 8-K dated January 17, 1996.

(j) Incorporated by reference to the identically numbered exhibit to Evergreen's Quarterly Report on Form 10-Q for the quarterly period ending September 30, 1995.

(k) Incorporated by reference to the identically numbered exhibit to Evergreen's Registration Statement on Form S-1, as amended (Reg. No. 33-69752).

(n) Incorporated by reference to the identically numbered exhibit to Evergreen's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

(o) Incorporated by reference to the identically numbered exhibit to Evergreen's Quarterly Report on Form 10-Q for the quarterly period ending March 31, 1996.

(p) Incorporated by reference to the identically numbered exhibit to Evergreen's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1996.

(q) Incorporated by reference to the identically numbered exhibit to Evergreen's Registration Statement on Form S-3, as amended (Reg. No. 333-12453).

(r) Incorporated by reference to the identically numbered exhibit to Evergreen's Current Report on Form 8-K dated February 16, 1997 and filed March 9, 1997.

(s) Incorporated by reference to the identically numbered exhibit to Evergreen's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

(t) Incorporated by reference to the identically numbered exhibit to Evergreen's Current Report on Form 8-K dated April 1, 1997 and filed May 9, 1997.


(y) Incorporated by reference to the identically numbered exhibit of Evergreen's Registration Statement on Form S-4, filed August 1, 1997.



(z) Incorporated by reference to the identically numbered exhibit to Evergreen's Current Report on Form 8-K dated July 7, 1997 and filed July 31, 1997.



(aa) Incorporated by reference to Exhibit 4.4 to the Current Report on Form 8-K of Chancellor Broadcasting Company and Chancellor Radio Broadcasting Company, as filed on February 29, 1996.

(bb) Incorporated by reference to Exhibit 4.5 to the Annual Report on Form 10-K of Chancellor Broadcasting Company, Chancellor Radio Broadcasting Company and Chancellor Broadcasting Licensee Company for the fiscal year ended December 31, 1995.



(cc) Incorporated by reference to Exhibit 4.6 to the Current Report on Form 8-K of Chancellor Broadcasting Company and Chancellor Radio Broadcasting Company, as filed on February 29, 1996.



(dd) Incorporated by reference to Exhibit 4.7 to the Current Report on Form 8-K of Chancellor Radio Broadcasting Company, as filed on February 6, 1997.



(ee) Incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of Chancellor Broadcasting Company and Chancellor Radio Broadcasting Company as filed on July 17, 1997.


     EMCLA hereby agrees to furnish supplementarily a copy of any omitted schedule or exhibit to the Commission upon request.

ITEM 22. UNDERTAKINGS.

     A. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expense incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's Annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's Annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     D. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     E. (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145, the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on August 5, 1997.


                                            EVERGREEN MEDIA CORPORATION
                                              OF LOS ANGELES

                                            By:    /s/ MATTHEW E. DEVINE
                                              ----------------------------------
                                                      Matthew E. Devine
                                                        Vice President

                               POWERS OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Matthew
E. Devine and Scott K. Ginsburg as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign any or all further amendment (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES AND EXCHANGE ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


                     SIGNATURES                                        TITLE                        DATE
                     ----------                                        -----                        ----

                /s/ SCOTT K. GINSBURG                  Chief Executive Officer, President      August 5, 1997
-----------------------------------------------------    and Director (Principal Executive
                  Scott K. Ginsburg                      Officer)

                /s/ MATTHEW E. DEVINE                  Vice President (Principal Financial     August 5, 1997
-----------------------------------------------------    Officer and Principal Accounting
                  Matthew E. Devine                      Officer)

                               INDEX TO EXHIBITS

        EXHIBIT
          NO.                               DESCRIPTION OF EXHIBIT
        -------                             ----------------------
        2.9(f)           -- Plan of Reorganization and Merger by and between
                            Evergreen Media Corporation and Broadcasting Partners,
                            Inc., dated as of January 31, 1995, as amended, including
                            the Form of Registration Rights Agreement among MLGA Fund
                            I, L.P., MLGA Fund II, L.P., MLGA/BPI Partners I, L.P.,
                            MLGAL Partners, Limited Partnership and Evergreen Media
                            Corporation (see table of contents for a list of omitted
                            schedules).
        2.9A(g)          -- Agreement dated as of January 31, 1995 among Evergreen
                            Media Corporation, Broadcasting Partners, Inc., the
                            holders of the shares of capital stock of Broadcasting
                            Partners, Inc. and Scott K. Ginsburg, holder of shares of
                            capital stock of Evergreen Media Corporation.
        2.10(f)          -- Plan and Agreement of Merger among Evergreen Media
                            Partners Corporation, Evergreen Media Corporation and
                            Broadcasting Partners, Inc., dated as of April 12, 1995.
        2.11(h)          -- Agreement and Plan of Merger by and among Pyramid
                            Communications, Inc., Evergreen Media Corporation and
                            Evergreen Media/Pyramid Corporation dated as of July 14,
                            1995 (see table of contents for list of omitted exhibits
                            and schedules).
        2.11A(i)         -- Amendment to Plan and Agreement of Merger by and among
                            Pyramid Communications, Inc., Evergreen Media Corporation
                            and Evergreen Media/Pyramid Corporation dated September
                            7, 1995.
        2.11B(i)         -- Amendment to Plan and Agreement of Merger by and among
                            Pyramid Communications, Inc., Evergreen Media Corporation
                            and Evergreen Media/Pyramid Corporation dated January 11,
                            1996.
        2.12(j)          -- Purchase Agreement between Fairbanks Communications, Inc.
                            and Evergreen Media Corporation dated October 12, 1995
                            (see table of contents for list of omitted exhibits and
                            schedules).
        2.13(n)          -- Option Agreement dated as of January 9, 1996 between
                            Chancellor Broadcasting Company and Evergreen Media
                            Corporation (including Form of Advertising Brokerage
                            Agreement and Form of Asset Purchase Agreement).
        2.14(o)          -- Asset Purchase Agreement dated April 4, 1996 between
                            American Radio Systems Corporation and Evergreen Media
                            Corporation of Buffalo (see table of contents for list of
                            omitted exhibits and schedules).
        2.15(o)          -- Asset Purchase Agreement dated April 11, 1996 between
                            Mercury Radio Communications, L.P. and Evergreen Media
                            Corporation of Los Angeles, Evergreen Media/Pyramid
                            Holdings Corporation, WHTT (AM) License Corp. and WHTT
                            (FM) License Corp. (see table of contents for list of
                            omitted exhibits and schedules).
        2.16(o)          -- Asset Purchase Agreement dated April 19, 1996 between
                            Crescent Communications L.P. and Evergreen Media
                            Corporation of Los Angeles (see table of contents for
                            list of omitted exhibits and schedules).
        2.17(p)          -- Asset Purchase Agreement dated June 13, 1996 between
                            Evergreen Media Corporation of Los Angeles and Greater
                            Washington Radio, Inc. (see table of contents for list of
                            omitted exhibits and schedules).

        EXHIBIT
          NO.                               DESCRIPTION OF EXHIBIT
        -------                             ----------------------
        2.18(p)          -- Asset Exchange Agreement dated June 13, 1996 among
                            Evergreen Media Corporation of Los Angeles, Evergreen
                            Media Corporation of the Bay State, WKLB License Corp.,
                            Greater Media Radio, Inc. and Greater Washington Radio,
                            Inc. (see table of contents for list of omitted exhibits
                            and schedules).
        2.19(p)          -- Purchase Agreement dated June 27, 1996 between WEDR,
                            Inc., Seller and Evergreen Media Corporation of Los
                            Angeles, Buyer. (See table of contents for list of
                            omitted schedules)
        2.20(p)          -- Time Brokerage Agreement dated July 10, 1996 by and
                            between Evergreen Media Corporation of Detroit, as
                            Licensee, and Kidstar Interactive Media Incorporated, as
                            Time Broker.
        2.21(p)          -- Asset Purchase Agreement dated July 15, 1996 by and among
                            Century Chicago Broadcasting L.P., an Illinois limited
                            partnership, ("Seller"), Century Broadcasting
                            Corporation, a Delaware Corporation ("Century"),
                            Evergreen Media Corporation of Los Angeles, a Delaware
                            Corporation ("Parent"), and Evergreen Media Corporation
                            of Chicago, a Delaware Corporation ("Buyer").
        2.22(p)          -- Asset Purchase Agreement dated August 12, 1996 by and
                            among Chancellor Broadcasting Company, Shamrock
                            Broadcasting, Inc. and Evergreen Media Corporation of the
                            Great Lakes.
        2.23(p)          -- Asset Purchase Agreement dated as of August 12, 1996
                            between Secret Communications Limited Partnership and
                            Evergreen Media Corporation of Los Angeles (WQRS-FM).
                            (See table of contents for list of omitted exhibits and
                            schedules)
        2.24(p)          -- Asset Purchase Agreement dated as of August 12, 1996
                            between Secret Communications Limited Partnership and
                            Evergreen Media Corporation of Los Angeles. (See table of
                            contents for list of omitted schedules)
        2.25(q)          -- Letter of intent dated August 27, 1996 between EZ
                            Communications, Inc. and Evergreen Media Corporation.
        2.26(q)          -- Asset Purchase Agreement dated September 19, 1996 between
                            Beasley-FM Acquisition Corp., WDAS License Limited
                            Partnership and Evergreen Media Corporation of Los
                            Angeles.
        2.27(q)          -- Asset Purchase Agreement dated September 19, 1996 between
                            The Brown Organization and Evergreen Media Corporation of
                            Los Angeles.
        2.28(r)          -- Stock Purchase Agreement by and between Viacom
                            International Inc. and Evergreen Media Corporation of Los
                            Angeles, dated February 16, 1997 (See table of contents
                            for omitted schedules and exhibits).
        2.29(r)          -- Agreement and Plan of Merger, by and among Evergreen
                            Media Corporation, Chancellor Broadcasting Company and
                            Chancellor Radio Broadcasting Company, dated as of
                            February 19, 1997.

        EXHIBIT
          NO.                                               DESCRIPTION OF EXHIBIT
------------------------  ------------------------------------------------------------------------------------------
        2.30(r)           -- Stockholders Agreement, by and among Chancellor Broadcasting Company, Evergreen Media
                             Corporation, Scott K. Ginsburg (individually and as custodian for certain shares held by his children), HM2/Chancellor, L.P., Hicks, Muse, Tate & First Equity Fund II, L.P.,
                             HM2/HMW, L.P., The Chancellor Business Trust, HM2/HMD Sacramento GP, L.P., Thomas O.
                             Hicks, as Trustee of the William Cree Hicks 1992 Irrevocable Trust, Thomas O. Hicks, as
                             Trustee of the Catherine Forgave Hicks 1993 Irrevocable Trust, Thomas O. Hicks, as
                             Trustee of the John Alexander Hicks 1984 Trust, Thomas O. Hicks, as Trustee of the Mack
                             Hardin Hicks 1984 Trust, Thomas O. Hicks, as Trustee of Robert Bradley Hicks 1984
                             Trust, Thomas O. Hicks, as Trustee of the Thomas O. Hicks, Jr. 1984 Trust, Thomas O.
                             Hicks and H. Rand Reynolds, as Trustees for the Muse Children's GS Trust, and Thomas O.
                             Hicks, dated as of February 19, 1997.
        2.31(r)           -- Joint Purchase Agreement, by and among Chancellor Radio Broadcasting Company,
                             Chancellor Broadcasting Company, Evergreen Media Corporation of Los Angeles, and
                             Evergreen Media Corporation, dated as of February 19, 1997.
        2.32(s)           -- Asset Exchange Agreement, by and among EZ Communications, Inc., Professional
                             Broadcasting Incorporated, EZ Philadelphia, Inc., Evergreen Media Corporation of Los
                             Angeles, Evergreen Media Corporation of Charlotte, Evergreen Media Corporation of the
                             East, Evergreen Media Corporation of Carolinaland, WBAV/ WBAV-FM/WPEG License Corp. and
                             WRFX License Corp., dated as of December 5, 1996 (See table of contents for list of omitted schedules).
        2.33(s)           -- Asset Purchase Agreement, by and among EZ Communications, Inc., Professional
                             Broadcasting Incorporated, EZ Charlotte, Inc., Evergreen Media Corporation of Los
                             Angeles, Evergreen Media Corporation of the East and Evergreen Media Corporation of
                             Carolinaland, dated as of December 5, 1996 (See table of contents for list of omitted schedules).
        2.34(t)           -- Asset Purchase Agreement by and between Pacific and Southern Company, Inc. and
                             Evergreen Media Corporation of Los Angeles (re: WGCI-AM and WGCI-FM), dated as of April
                             4, 1997 (see table of contents for list of omitted schedules and exhibits).
        2.35(t)           -- Asset Purchase Agreement by and between Pacific and Southern Company, Inc. and
                             Evergreen Media Corporation of Los Angeles (re: KKBQ-AM and KKBQ-FM), dated as of April
                             4, 1997 (see table of contents for list of omitted schedules and exhibits)
        2.36(t)           -- Asset Purchase Agreement by and between Pacific and Southern Company, Inc. and
                             Evergreen Media Corporation of Los Angeles (re: KHKS-FM), dated as of April 4, 1997
                             (see table of contents for list of omitted schedules and exhibits).
        2.41(y)           -- Amended and Restated Agreement and Plan of Merger among Chancellor Broadcasting
                             Company, Chancellor Radio Broadcasting Company, Evergreen Media Corporation, Evergreen
                             Mezzanine Holdings Corporation and Evergreen Media Corporation of Los Angeles, dated as of February 19, 1997, amended and restated as of July 31, 1997.
        3.3**             -- Certificate of Incorporation of Evergreen Media Corporation of Los Angeles.
        3.4**             -- Bylaws of Evergreen Media Corporation of Los Angeles.

        EXHIBIT
          NO.                               DESCRIPTION OF EXHIBIT
        -------                             ----------------------
        4.10(t)           -- Second Amended and Restated Loan Agreement dated as of April 25, 1997 among Evergreen
                             Media Corporation of Los Angeles, the financial institutions whose names appear as
                             Lenders on the signature pages thereof (the "Lenders"), Toronto Dominion Securities,
                             Inc., as Arranging Agent, The Bank of New York and Bankers Trust Company, as
                             Co-Syndication Agents, NationsBank of Texas, N.A. and Union Bank of California, as
                             Co-Documentation Agents, and Toronto Dominion (Texas), Inc., as Administrative Agent
                             for the Lenders, together with certain collateral documents attached thereto as exhibits, including Assignment of Partnership Interests, Assignment of Trust Interests,
                             Borrower's Pledge Agreement, Parent Company Guaranty, Stock Pledge Agreement,
                             Subsidiary.
        4.11(z)           -- First Amendment to Second Amended and Restated Loan Agreement, dated June 26, 1997, among Evergreen Media Corporation of Los Angeles, the Lenders, the Agents and the
                             Administrative Agent.
        4.15(aa)          -- Indenture, dated as of February 14, 1996, governing the 9 3/8% Senior Subordinated
                             Notes due 2004 of Chancellor Radio Broadcasting Company.
        4.16(bb)          -- First Supplemental Indenture, dated as of February 14, 1996, to the Indenture dated
                             February 14, 1996, governing the 9 3/8% Senior Subordinated Notes due 2004 of
                             Chancellor Radio Broadcasting Company.
        4.17(cc)          -- Indenture, dated as of February 26, 1996, governing the 12 1/4% Subordinated Exchange
                             Debentures due 2008 of Chancellor Radio Broadcasting Company.
        4.18(dd)          -- Indenture, dated as of January 23, 1997, governing the 12% Subordinated Exchange
                             Debentures due 2009 of Chancellor Radio Broadcasting Company.
        4.19(ee)          -- Indenture, dated as of June 24, 1997, governing the 8 3/4% Senior Subordinated Notes due 2004 of Chancellor Radio Broadcasting Company.
        4.21+             -- Specimen 12 1/4% Series A Senior Cumulative Exchangeable Preferred Stock certificate of
                             Chancellor Media Broadcasting Corporation of Los Angeles.
        4.22+             -- Specimen 12% Exchangeable Preferred Stock certificate of Chancellor Media Broadcasting
                             Corporation of Los Angeles.
        4.23+             -- Form of Certificate of Designation for 12 1/4% Series A Senior Cumulative Exchangeable
                             Preferred Stock of Chancellor Media Corporation of Los Angeles.
        4.24+             -- Form of Certificate of Designation for 12% Exchangeable Preferred Stock of Chancellor
                             Media Corporation of Los Angeles.
        5.1+              -- Opinion of Latham & Watkins.
        8.1+              -- Form of Tax Matters Opinion of Latham & Watkins.
        8.2+              -- Form of Tax Matters Opinion of Weil, Gotshal & Manges LLP.
       10.23(f)           -- Evergreen Media Corporation Stock Option Plan for Non-employee Directors.
       10.24(n)           -- Employment Agreement dated November 28, 1995 by and between Evergreen Media Corporation and Matthew E. Devine.
       10.25(n)           -- Employment Agreement dated November 28, 1995 by and between Evergreen Media Corporation and James de Castro.
       10.26(n)           -- Employment Agreement dated February 9, 1996 by and between Evergreen Media Corporation and Kenneth J. O'Keefe.
       10.27(o)           -- Employment Agreement dated April 15, 1996 by and between Evergreen Media Corporation and Scott K. Ginsburg, as amended.
       10.28(o)           -- 1995 Stock Option Plan for executive officers and key employees of Evergreen Media
                             Corporation.

        EXHIBIT
          NO.                                               DESCRIPTION OF EXHIBIT
------------------------  ------------------------------------------------------------------------------------------
       10.29(s)           -- Memorandum of Agreement, dated February 19, 1997, between Evergreen Media Corporation and Scott K. Ginsburg, as agreed and acknowledged by Chancellor Broadcasting Company and Chancellor Radio Broadcasting Company.
       12.1**             -- Evergreen Media Corporation of Los Angeles Computation of Ratio of Earnings to Combined
                             Fixed Charges and Preferred Stock Dividends.
       12.2**             -- Chancellor Radio Broadcasting Company Computation of Ratio of Earnings to Combined
                             Fixed Charges and Preferred Stock Dividends.
       21.1**             -- Subsidiaries of Evergreen Media Corporation of Los Angeles.
       23.1+              -- Consent of Latham & Watkins (included as part of their opinion listed as Exhibit 5.1).
       23.2+              -- Consent of KPMG Peat Marwick LLP, independent accountants.
       23.3+              -- Consent of KPMG Peat Marwick LLP, independent accountants.
       23.4+              -- Consent of Price Waterhouse LLP, independent accountants.
       23.5+              -- Consent of Arthur Andersen LLP, independent accountants.
       23.6+              -- Consent of Coopers & Lybrand L.L.P., independent accountants.
       23.7+              -- Consent of Coopers & Lybrand L.L.P., independent accountants.
       23.8+              -- Consent of Price Waterhouse LLP, independent accountants.
       23.9+              -- Consent of Arthur Andersen LLP, independent accountants.
       23.10+             -- Consent of Latham & Watkins.
       23.11+             -- Consent of Weil, Gotshal & Manges LLP.
       25.1+              -- Statement of Eligibility on Form T-1 of U.S. Trust Company of Texas, N.A. under the
                             12 1/4% Exchange Indenture (see Exhibit 4.17).
       25.2+              -- Statement of Eligibility on Form T-1 of U.S. Trust Company of Texas, N.A. under the 12%
                             Exchange Indenture (see Exhibit 4.18).
       99.1**             -- Independent Auditors' Report on Financial Statement Schedule
       99.1(a)**          -- Evergreen Media Corporation of Los Angeles Schedule II -- Valuation and Qualifying
                             Accounts for the years ended December 31, 1994, 1995 and 1996.


---------------

 *  To be filed by amendment.


**  Previously filed.


 +  Filed herewith.

(a) Incorporated by reference to the identically numbered exhibit to Evergreen's Registration Statement on Form S-1, as amended (Reg. No. 33-60036).

(f) Incorporated by reference to the identically numbered exhibit to Evergreen's Registration Statement on Form S-4, as amended (Reg. No. 33-89838).

(g) Incorporated by reference to Exhibit No. 4.8 to Evergreen's Registration Statement on Form S-4, as amended (Reg. No. 33-89838).

(h) Incorporated by reference to the identically numbered exhibit to Evergreen's Current Report on Form 8-K dated July 14, 1995.

(i) Incorporated by reference to the identically numbered exhibit to Evergreen's Current Report on Form 8-K dated January 17, 1996.

(j) Incorporated by reference to the identically numbered exhibit to Evergreen's Quarterly Report on Form 10-Q for the quarterly period ending September 30, 1995.

(k) Incorporated by reference to the identically numbered exhibit to Evergreen's Registration Statement on Form S-1, as amended (Reg. No. 33-69752).

(n) Incorporated by reference to the identically numbered exhibit to Evergreen's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

(o) Incorporated by reference to the identically numbered exhibit to Evergreen's Quarterly Report on Form 10-Q for the quarterly period ending March 31, 1996.

(p) Incorporated by reference to the identically numbered exhibit to Evergreen's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1996.

(q) Incorporated by reference to the identically numbered exhibit to Evergreen's Registration Statement on Form S-3, as amended (Reg. No. 333-12453).

(r) Incorporated by reference to the identically numbered exhibit to Evergreen's Current Report on Form 8-K dated February 16, 1997 and filed March 9, 1997.

(s) Incorporated by reference to the identically numbered exhibit to Evergreen's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

(t) Incorporated by reference to the identically numbered exhibit to Evergreen's Current Report on Form 8-K dated April 1, 1997 and filed May 9, 1997.


(y) Incorporated by reference to the identically numbered exhibit to Evergreen's Registration Statement on Form S-4, filed August 1, 1997.



(z) Incorporated by reference to the identically numbered exhibit to Evergreen's Current Report on Form 8-K dated July 7, 1997 and filed July 31, 1997.



(aa) Incorporated by reference to Exhibit 4.4 to the Current Report on Form 8-K of Chancellor Broadcasting Company and Chancellor Radio Broadcasting Company, as filed on February 29, 1996.



(bb) Incorporated by reference to Exhibit 4.5 to the Annual Report on Form 10-K of Chancellor Broadcasting Company, Chancellor Radio Broadcasting Company and Chancellor Broadcasting Licensee Company for the fiscal year ended December 31, 1995.



(cc) Incorporated by reference to Exhibit 4.6 to the Current Report on Form 8-K of Chancellor Broadcasting Company and Chancellor Radio Broadcasting Company, as filed on February 29, 1996.



(dd) Incorporated by reference to Exhibit 4.7 to the Current Report on Form 8-K of Chancellor Radio Broadcasting Company, as filed on February 6, 1997.



(ee) Incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of Chancellor Broadcasting Company as filed on July 17, 1997.